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Annex A TOC
Annex B TOC
Appendix I TOC

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-199445

JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Select Income REIT and the Stockholders of Cole Corporate Income Trust, Inc.:

        Select Income REIT, or SIR, Cole Corporate Income Trust, Inc., or CCIT, and SIR's wholly owned subsidiary, SC Merger Sub LLC, or SIR Merger Sub, have entered into an Agreement and Plan of Merger, dated as of August 30, 2014, or the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the Merger Agreement, CCIT will merge with and into SIR Merger Sub, with SIR Merger Sub surviving as a wholly owned subsidiary of SIR, or the Merger. The board of trustees of SIR and the board of directors of CCIT unanimously approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, which are described in this joint proxy statement/prospectus.

        This is an exciting and important event for both SIR and CCIT, and we are pleased to provide this document to you. This prospectus relates to the proposed issuance by SIR of its common shares of beneficial interest, par value $.01 per share, or SIR Common Shares, to CCIT stockholders pursuant to the Merger Agreement. It is also a proxy statement of SIR and CCIT for soliciting proxies for their respective special meetings of shareholders and stockholders. At the SIR special meeting, SIR shareholders will vote on, among other things, the proposal to approve the issuance of SIR Common Shares to CCIT stockholders pursuant to the Merger Agreement, or the SIR Share Issuance. At the CCIT special meeting, CCIT stockholders will vote on, among other things, the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. Under the rules of the New York Stock Exchange, or the NYSE, SIR is required to obtain shareholder approval for the SIR Share Issuance. Under the Maryland General Corporation Law, or the MGCL, CCIT is required to obtain stockholder approval for the Merger.

        On and subject to the terms and conditions of the Merger Agreement, including those relating to proration, at the effective time of the Merger, or the Effective Time, each share of common stock, $.01 par value per share, of CCIT, or CCIT Common Stock, other than shares held by any of CCIT's wholly owned subsidiaries, by SIR or by any of SIR's wholly owned subsidiaries, will be converted in the Merger into the right to receive either (i) $10.50 in cash, without interest, subject to proration and certain adjustments, or the Cash Consideration, or (ii) 0.360 of a SIR Common Share, subject to proration and certain adjustments, or the Share Consideration, and, together with the Cash Consideration, the Merger Consideration. The maximum aggregate number of shares of CCIT Common Stock that may be converted in the Merger into the right to receive the Cash Consideration is 60% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, or the Maximum Cash Conversion Number. The minimum aggregate number of shares of CCIT Common Stock that would be converted in the Merger into the right to receive the Cash Consideration is 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, or the Minimum Cash Conversion Number. Subject to the foregoing and the other terms and conditions of the Merger Agreement, CCIT stockholders may elect to receive either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. If a CCIT stockholder has not made an election, subject to the foregoing and the terms and conditions of the Merger Agreement, the shares of CCIT Common Stock held by such stockholder will be converted into the right to receive the Share Consideration. If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds the Maximum Cash Conversion Number or is less than the Minimum Cash Conversion Number, notwithstanding CCIT stockholder elections, the Cash Consideration and the Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration also may be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

        The SIR Common Shares currently trade on the NYSE under the ticker symbol "SIR." SIR will apply to have the new SIR Common Shares issued as Share Consideration in the Merger listed on the NYSE prior to the Effective Time, subject to official notice of issuance.

        The SIR special meeting will be held on January 27, 2015 at 11:00 a.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458. At the SIR special meeting, SIR shareholders will be asked to vote on, among other things, the SIR Share Issuance. The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at the SIR special meeting and (iii) resolved to recommend that SIR shareholders vote in favor of the approval of the SIR Share Issuance. The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

        The CCIT special meeting will be held on January 27, 2015 at 9:00 a.m., local time, at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016. At the CCIT special meeting, CCIT stockholders will be asked to vote on, among other things, the approval of the Merger and the other transactions contemplated by the Merger Agreement. The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement. The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

        This joint proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the Merger, followed by more detailed information about SIR, CCIT, the Merger, the Merger Agreement, the SIR Share Issuance and the other matters to be voted upon by SIR shareholders and CCIT stockholders as part of the special meetings. You should read this document and the documents incorporated by reference into this document carefully and in their entirety. In particular, you should consider the matters discussed under "Risk Factors" beginning on page 47 of this joint proxy statement/prospectus.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. Whether or not you expect to attend the SIR or CCIT special meeting in person, please submit a proxy to have your shares voted as promptly as possible by: (i) visiting the website and following the instructions listed on your proxy card, (ii) dialing the telephone number listed on your proxy card and listening for further directions or (iii) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the SIR special meeting or the CCIT special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank or other nominee, as appropriate. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the Merger, the Merger Agreement, the SIR Share Issuance, the other transactions contemplated by the Merger Agreement, the SIR special meeting and the CCIT special meeting.

        We look forward to the successful merger of SIR and CCIT.

Sincerely,

David M. Blackman President and Chief Operating Officer Select Income REIT	Mark G. Selman President and Chief Executive Officer Cole Corporate Income Trust, Inc.

        SIR is an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This document is dated December 23, 2014 and is first being mailed to SIR shareholders and CCIT stockholders on or about December 23, 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2015

        This is a notice that a special meeting of shareholders of Select Income REIT, or SIR, will be held on January 27, 2015, beginning at 11:00 a.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, unless postponed to a later date or dates. This special meeting will be held for the following purposes:

  1.
  to consider and vote on a proposal to approve the issuance of common shares of beneficial interest, $.01 par value per share, of SIR, or SIR Common Shares, to stockholders of Cole Corporate Income Trust, Inc., or CCIT, pursuant to the Agreement and Plan of Merger, dated as of August 30, 2014, as it may be amended from time to time, or the Merger Agreement, by and among SIR, SIR's wholly owned subsidiary, SC Merger Sub LLC, or SIR Merger Sub, and CCIT, or the SIR Share Issuance; and

  2.
  to consider and vote on a proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

        This joint proxy statement/prospectus describes the proposals listed above in more detail (a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice). Please refer to the attached document, including the Merger Agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the SIR special meeting. You should read the document carefully and in its entirety before voting. In particular, see "Risk Factors" beginning on page 47 of the joint proxy statement/prospectus accompanying this notice.

        The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the merger of CCIT with and into SIR Merger Sub pursuant to the Merger Agreement, with SIR Merger Sub surviving as a wholly owned subsidiary of SIR, or the Merger, and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at the SIR special meeting and (iii) resolved to recommend that SIR shareholders vote in favor of the approval of the SIR Share Issuance. The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

        We will not transact any other business at the SIR special meeting. The SIR board of trustees has fixed the close of business on December 12, 2014 as the record date for determination of SIR shareholders entitled to receive notice of, and to vote at, the SIR special meeting or any postponements or adjournments thereof. Only holders of record of SIR Common Shares at the close of business on the record date are entitled to receive notice of, and to vote at, the SIR special meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. SIR's acquisition of CCIT, pursuant to the merger of CCIT with and into SIR Merger Sub with SIR Merger Sub surviving as a wholly owned subsidiary of SIR, or the Merger, cannot be completed without the approval of the SIR Share Issuance by the affirmative vote, in person or by proxy, of a majority of the votes cast at the SIR special meeting in favor of the SIR Share Issuance by holders of SIR Common Shares entitled to vote on the proposal as of the record date for the SIR special meeting. Without such approval, the Merger will not be completed.

        Whether or not you expect to attend the SIR special meeting in person, please submit a proxy to have your shares voted as promptly as possible by: (i) visiting the website and following the instructions listed on your proxy card, (ii) dialing the telephone number listed on your proxy card and listening for further directions or (iii) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the SIR special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank or other nominee, as appropriate. You may revoke your proxy at any time before it is voted.

        If you have any questions concerning the SIR Share Issuance or the other transactions contemplated by the Merger Agreement or this joint proxy statement/prospectus, would like additional copies of any documents or need help voting your SIR Common Shares, please contact SIR's proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders Call Toll Free: (855) 292-8186
Banks and Brokers Call Collect: (203) 658-9400

By order of the Board of Trustees

Jennifer B. Clark Secretary

2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 27, 2015

        This is a notice that a special meeting of stockholders of Cole Corporate Income Trust, Inc., or CCIT, will be held on January 27, 2015, beginning at 9:00 a.m., local time, at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, unless postponed to a later date or dates. This special meeting will be held for the following purposes:

  1.
  to consider and vote on a proposal to approve the merger of CCIT with and into SC Merger Sub LLC, or SIR Merger Sub, with SIR Merger Sub surviving as a wholly owned subsidiary of Select Income REIT, or SIR, pursuant to the Agreement and Plan of Merger, dated as of August 30, 2014, as it may be amended from time to time, or the Merger Agreement, by and among SIR, SIR's wholly owned subsidiary, SIR Merger Sub, and CCIT, or the Merger, and the other transactions contemplated by the Merger Agreement; and

  2.
  to consider and vote on a proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

        This joint proxy statement/prospectus describes the proposals listed above in more detail (a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice). Please refer to the attached document, including the Merger Agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the CCIT special meeting. You should read the document carefully and in its entirety before voting. In particular, see "Risk Factors" beginning on page 47 of the joint proxy statement/prospectus accompanying this notice.

        The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement. The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

        We will not transact any other business at the CCIT special meeting. The CCIT board of directors has fixed the close of business on December 12, 2014 as the record date for determination of CCIT stockholders entitled to receive notice of, and to vote at, the CCIT special meeting or any postponements or adjournments thereof. Only holders of record of CCIT Common Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the CCIT special meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. SIR's acquisition of CCIT cannot be completed without the approval of the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote, in person or by proxy, of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on the proposal as of the record date for the CCIT special meeting. Without such approval, the Merger will not be completed.

        Whether or not you expect to attend the CCIT special meeting in person, please submit a proxy to have your shares voted as promptly as possible by: (i) visiting the website and following the instructions listed on your proxy card, (ii) dialing the telephone number listed on your proxy card and listening for further directions or (iii) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the CCIT special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank or other nominee, as appropriate. You may revoke your proxy at any time before it is voted.

        If you have any questions concerning the Merger or the other transactions contemplated by the Merger Agreement or this joint proxy statement/prospectus, would like additional copies of any documents or need help voting your shares of CCIT Common Stock, please contact CCIT's proxy solicitor:

Boston Financial Data Services, Inc.
P.O. Box 859232
Braintree, Massachusetts 02185-9919
Call Toll Free: (888) 409-4185

By order of the Board of Directors

Joshua E. Levit Secretary

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about SIR from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from SIR or SIR's proxy solicitor at the following addresses and telephone numbers:

 SELECT INCOME REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Investor Relations: (617) 796-8320

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Shareholders Call Toll Free: (855) 292-8186
Banks and Brokers Call Collect: (203) 658-9400

        SIR shareholders that have questions about the Merger or how to vote, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instruction form, may contact SIR or SIR's proxy solicitor at the addresses and telephone numbers above.

        CCIT stockholders that have questions about the Merger or how to vote, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instruction form, may contact CCIT or CCIT's proxy solicitor at the following addresses and telephone numbers:

COLE CORPORATE INCOME TRUST, INC.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
Client Services: (866) 907-2653

Boston Financial Data Services, Inc.
P.O. Box 859232
Braintree, Massachusetts 02185-9919
Call Toll Free: (888) 409-4185

To Vote Toll Free, SIR Shareholders May Call: (800) 690-6903
and CCIT Stockholders May Call: (800) 830-3542

        To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than January 20, 2015.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a Registration Statement on Form S-4 (Registration No. 333-199445) filed with the U.S. Securities and Exchange Commission, or SEC, by SIR, constitutes a prospectus of SIR under the Securities Act of 1933, as amended, or the Securities Act, with respect to the SIR Common Shares to be issued in the SIR Share Issuance. This joint proxy statement/prospectus also constitutes a joint proxy statement for SIR and CCIT under the Securities Exchange Act of 1934, as amended, or the Exchange Act. It also constitutes a notice of meeting with respect to the SIR and CCIT special meetings.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 23, 2014 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date or as of such other date specified herein. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

        We use certain defined terms throughout this joint proxy statement/prospectus that have the following meanings:

  •
  Cash Consideration refers to $10.50 in cash, without interest, subject to proration and certain adjustments pursuant to the Merger Agreement.

  •
  CCIT refers to Cole Corporate Income Trust, Inc., a Maryland corporation.

  •
  CCIT Common Stock refers to the shares of common stock, par value $.01 per share, of CCIT.

  •
  Commitment Letter refers to the Commitment Letter, dated as of August 30, 2014, as it may be amended from time to time, among SIR, Citigroup Global Markets Inc., or Citi, UBS AG, Stamford Branch and UBS Securities LLC, or UBS, together with the Joinder Agreement, dated as of September 9, 2014, which added Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC and Morgan Stanley Bank, N.A., as additional financial institutions providing the commitments thereunder, as amended by the Letter Agreement, dated as of December 18, 2014, pursuant to which, on and subject to the terms and conditions of the commitment letter, as amended, the financial institutions (or certain of their affiliates) thereunder have committed to provide SIR a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion.

  •
  Effective Time refers to the effective time of the Merger.

  •
  Healthcare Properties refers to the 23 healthcare properties which are owned by CCIT subsidiaries and are to be sold to SNH pursuant to the Healthcare Properties Purchase and Sale Agreement.

  •
  Healthcare Properties Purchase and Sale Agreement refers to the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of August 30, 2014, as it may be amended from time to time, by and between SIR Merger Sub and SNH.

  •
  Healthcare Properties Sale refers to the purchase by SNH immediately upon closing of the Merger of the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) pursuant to the Healthcare Properties Purchase and Sale Agreement.

  •
  Merger refers to the merger of CCIT with and into SIR Merger Sub pursuant to the Merger Agreement, with SIR Merger Sub surviving as a wholly owned subsidiary of SIR.

  •
  Merger Agreement refers to the Agreement and Plan of Merger, dated as of August 30, 2014, as it may be amended from time to time, by and among SIR, SIR Merger Sub and CCIT.

  •
  Merger Consideration refers to the Cash Consideration and the Share Consideration, collectively.

  •
  Maximum Cash Conversion Number refers to 60% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, which is the maximum aggregate number of shares of CCIT Common Stock that may be converted in the Merger into the right to receive the Cash Consideration under the Merger Agreement.

  •
  Minimum Cash Conversion Number refers to 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, which is the minimum aggregate number of shares of CCIT Common Stock that would be converted in the Merger into the right to receive the Cash Consideration under the Merger Agreement.

  •
  Net leased properties or properties being net leased means that the leases of the properties require the tenants thereunder to pay rent and also pay or reimburse SIR or CCIT, as applicable, for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element related expenditures. Most of the leases of SIR's and CCIT's properties are net leases.

  •
  Share Consideration refers to 0.360 of a SIR Common Share, subject to proration and certain adjustments pursuant to the Merger Agreement.

  •
  SIR refers to Select Income REIT, a Maryland real estate investment trust.

  •
  SIR Common Shares refers to the common shares of beneficial interest, par value $.01 per share, of SIR.

  •
  SIR Merger Sub or the surviving entity refers to SC Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of SIR.

  •
  SIR Share Issuance refers to the issuance of SIR Common Shares to CCIT stockholders pursuant to the Merger Agreement.

  •
  SNH refers to Senior Housing Properties Trust, a Maryland real estate investment trust.

  •
  Voting Agreements refers, collectively, to the Voting and Standstill Agreement, dated as of August 30, 2014, as it may be amended from time to time, by and among CCIT, Reit Management & Research LLC, Mr. Barry M. Portnoy, Mr. Adam D. Portnoy and American Realty Capital Properties, Inc., or the RMR Voting Agreement, and the Voting and Standstill Agreement, dated as of August 30, 2014, as it may be amended from time to time, by and among CCIT, Government Properties Income Trust and American Realty Capital Properties, Inc., or the GOV Voting Agreement.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding SIR has been provided by SIR and information contained in this joint proxy statement/prospectus regarding CCIT has been provided by CCIT.

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QUESTIONS AND ANSWERS

        The following are some questions that you may have regarding the proposals being considered at the SIR and CCIT special meetings and brief answers to those questions. You should read this joint proxy statement/prospectus carefully and in its entirety, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section may not provide all the information that might be important to you.

  Q:
  What is the proposed transaction?

  A:
  SIR and CCIT have entered into the Merger Agreement, pursuant to which CCIT will merge with and into SIR Merger Sub, with SIR Merger Sub surviving as a wholly owned subsidiary of SIR.

    At the Effective Time, each share of CCIT Common Stock will be converted into the right to receive either (i) $10.50 in cash, without interest, or (ii) 0.360 of a SIR Common Share, in each case subject to proration and certain adjustments. On and subject to the terms and conditions of the Merger Agreement, CCIT stockholders may elect to receive either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. If a CCIT stockholder has not made an election, on and subject to the terms and conditions of the Merger Agreement, the shares of CCIT Common Stock held by such stockholder will be converted into the right to receive the Share Consideration. If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds 60%, or is less than 40%, of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, notwithstanding CCIT stockholder elections, the Cash Consideration and the Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration also may be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

  Q:
  How will SIR fund the transaction, including the Cash Consideration?

  A:
  SIR intends to finance the Cash Consideration and the fees, expenses and costs incurred in connection with the Merger and the related transactions, and to repay or refinance certain of CCIT's borrowings, using a combination of the following resources:

  •
  SIR's available cash on hand;

  •
  borrowings under SIR's existing revolving credit facility;

  •
  borrowings under a new credit facility for a $1.0 billion senior unsecured bridge loan; and

  •
  proceeds from the Healthcare Properties Sale.

    SIR also plans to seek longer term financing of the transaction through the issuance of senior unsecured notes, either before the Merger closes or by refinancing some or all of the borrowings listed above after the Merger closes.

    Borrowings under SIR's existing revolving credit facility are subject to customary conditions and SIR's existing revolving credit facility contains various customary covenants, including financial maintenance covenants with respect to maximum leverage, minimum fixed charge coverage, maximum secured indebtedness, maximum unencumbered leverage, minimum unencumbered interest coverage ratio and minimum tangible net worth. Any failure to comply with these financial maintenance covenants would constitute a default under SIR's existing revolving credit facility and would prevent further borrowings thereunder.

    In addition to its existing revolving credit facility, SIR intends to enter into a new credit agreement for a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion. SIR has entered into the Commitment Letter with certain lenders pursuant to which, on and subject to the terms and conditions therein, those lenders have committed to provide the bridge loan facility, subject to customary conditions as set forth in the Commitment Letter. The terms and conditions of the bridge loan facility will be set forth in definitive documentation that will be based on the documentation relating to SIR's existing revolving credit facility or, subject to certain conditions contained in the Commitment Letter, any amendment or replacement thereof, consistent with the terms and conditions of the Commitment Letter. For more information regarding the Commitment Letter and the terms and conditions thereunder, see "Related Agreements — Commitment Letter" on page 210 of this joint proxy statement/prospectus.

    Additionally, upon completion of the Merger, SIR expects to receive approximately $509.0 million in net proceeds from SNH in connection with the Healthcare Properties Sale. For more information about the Healthcare Properties Sale, the conditions to the completion of the Healthcare Properties Sale and SIR's rights and obligations under the Healthcare Properties Purchase and Sale Agreement, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus.

    SIR's ability to finance the Merger, including the completion of the Healthcare Properties Sale, is not a condition to its obligation to complete the Merger.

  Q:
  Why is SIR proposing the Merger?

  A:
  The SIR board of trustees believes that the acquisition of the CCIT portfolio will benefit SIR by significantly increasing SIR's size and accelerating SIR's strategy of becoming a leading owner of high quality industrial and office properties. The SIR board of trustees believes that, after the acquisition of CCIT and the completion of the Healthcare Properties Sale, SIR will be the largest publicly traded real estate investment trust, or REIT, in the United States focused on domestic office and industrial net leased properties, as measured by square footage, and that SIR's larger size and enhanced financial metrics may better position it to obtain an investment grade rating, improved financing terms and a lower cost of debt and equity capital. The SIR board of trustees believes that the CCIT portfolio consists of high quality properties strategic to CCIT's tenants and is highlighted by several trophy assets. The SIR board of trustees also believes that, after the transactions, investment grade tenants will represent a meaningfully larger percentage of SIR's portfolio and its portfolio will have higher overall property occupancy, an extended average lease maturity, enhanced tenant diversification and decreased average portfolio age. Additionally, the SIR board of trustees believes that the acquisition will provide improved liquidity to SIR shareholders as a result of the combined company's larger equity capitalization, shareholder base and public float. To review the reasons of the SIR board of trustees for the Merger in greater detail, see "The Merger — Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Related Transactions" beginning on page 104 of this joint proxy statement/prospectus. Notwithstanding the foregoing, the Merger poses risks to SIR and SIR may not realize the expected benefits of the Merger. See "Risk Factors — Risks Related to the Merger" beginning on page 47 of this joint proxy statement/prospectus.

  Q:
  Why is CCIT proposing the Merger?

  A:
  The CCIT board of directors believes that, following the Merger, the combined company's real estate portfolio will be larger and more diversified by industry type, tenant composition and geography, will have a higher overall percentage of investment grade tenants, and will have a longer average lease term maturity. The CCIT board of directors also believes that SIR's larger size following the Merger will better position it to obtain an investment grade rating, which, if obtained, is expected to enhance SIR's access to lower cost debt financing in the public and private markets, thereby enabling SIR to fund its external growth strategy at a lower cost. In addition, the current SIR distribution rate is slightly higher than the current CCIT distribution rate and SIR has announced that it expects to increase the SIR annualized distribution rate following the completion of the Merger. CCIT stockholders will have the opportunity to elect to receive either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own, subject to proration and certain adjustments, which will enable CCIT stockholders who receive the Cash Consideration to receive immediate cash value for their shares of CCIT Common Stock, while those CCIT stockholders who receive the Share Consideration will have the opportunity to participate in potential future growth of the combined company, including any potential growth as a result of its increased size and enhanced portfolio metrics. In addition, the SIR Common Shares are, and the SIR Common Shares to be issued as Share Consideration in the Merger are expected to be, listed on the NYSE, which the CCIT board of directors believes provides CCIT stockholders with an opportunity for future liquidity. To review the reasons of the CCIT board of directors in greater detail, see "The Merger — Recommendation of the CCIT Board of Directors and its Reasons for the Merger and the Related Transactions" beginning on page 109 of this joint proxy statement/prospectus. Notwithstanding the foregoing, the Merger poses certain risks and CCIT stockholders may not realize the expected benefits of the Merger. See "Risk Factors — Risks Related to the Merger" beginning on page 47 of this joint proxy statement/prospectus.

  Q:
  Why am I receiving this joint proxy statement/prospectus?

  A:
  The SIR board of trustees and the CCIT board of directors are using this joint proxy statement/prospectus to solicit proxies of SIR shareholders in connection with the SIR Share Issuance and proxies of CCIT stockholders in connection with the Merger and the other transactions contemplated by the Merger Agreement. In addition, SIR is using this joint proxy statement/prospectus as a prospectus for CCIT stockholders because SIR is offering SIR Common Shares as Share Consideration in the Merger in accordance with the terms of the Merger Agreement.

    In order to complete the Merger, SIR shareholders must vote to approve the SIR Share Issuance and CCIT stockholders must vote to approve the Merger and the other transactions contemplated by the Merger Agreement.

    SIR and CCIT will hold separate special meetings of their respective shareholders and stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the Merger, the SIR Share Issuance, the SIR special meeting and the CCIT special meeting and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your SIR Common Shares and/or shares of CCIT Common Stock, as applicable, without attending the SIR or CCIT special meeting.

    Please complete, sign, date and return your proxy card as promptly as possible.

  Q:
  If a CCIT stockholder receives the Share Consideration, what will be the ongoing rate of return on his or her original investment?

  A:
  Each CCIT stockholder currently receives $0.65 of annual distributions per share, representing an annual rate of return of 6.5% on invested capital of $10.00 per share of CCIT Common Stock. Following the Merger, CCIT stockholders who receive the Share Consideration in the Merger pursuant to the terms of the Merger Agreement will be entitled to receive ongoing distributions paid by SIR to SIR shareholders. Based on SIR's current annualized distribution rate of $1.92 per share, following the Merger, each such CCIT stockholder will receive $0.69 in annual distributions on each 0.360 of a SIR Common Share received in exchange for each share of CCIT Common Stock he or she owns. On September 2, 2014, SIR announced that it expects to increase its annualized distribution rate to $2.00 per share (or $0.50 per share per quarter) following the completion of the Merger. Based on such expected increased annualized distribution rate, following the Merger, each CCIT stockholder will receive $0.18 quarterly (or $0.72 annually) in distributions on each 0.360 of a SIR Common Share received in exchange for each share of CCIT Common Stock he or she owns. This represents an annualized rate of return of 7.2% on invested capital of $10.00 per share of CCIT Common Stock.

	On Invested Capital of $10.00 Per Share
	Current	Post-Merger
Rate of Return on Invested Capital	6.5%	7.2%

    Distribution rates on SIR Common Shares are set and reset from time to time at the discretion of the SIR board of trustees. The SIR board of trustees considers many factors when setting SIR's distribution rates, including SIR's historical and projected income, SIR's historical and projected normalized funds from operations, or FFO, SIR's current and expected needs and availability for cash, the distribution rate required to maintain SIR's status as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and other matters deemed relevant by the SIR board of trustees. SIR can provide no assurance regarding the amount of future distributions. In fact, SIR's future distributions may be less than $0.50 per share per quarter and less than $2.00 per share per year.

  Q:
  If I am a CCIT stockholder, what are the procedures for making the election between the Share Consideration and the Cash Consideration? What if my shares of CCIT Common Stock are held in the name of a broker, bank or other nominee?

  A:
  Concurrently with the mailing of this joint proxy statement/prospectus, each CCIT stockholder is being mailed an election form which permits CCIT stockholders to make an election, subject to proration and certain adjustments in accordance with the Merger Agreement, between either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. The election form will also be mailed or otherwise made available to anyone who becomes a CCIT stockholder after December 12, 2014, but prior to the election deadline described below. The election form allows each CCIT stockholder to elect the number of shares of CCIT Common Stock in respect of which such CCIT stockholder desires to receive the Share Consideration and the number of shares of CCIT Common Stock in respect of which such CCIT stockholder desires to receive the Cash Consideration, subject to proration and certain adjustments in accordance with the Merger Agreement. In order to make a proper election, each CCIT stockholder must complete the election form and return it to the exchange agent at the address in the election form by the election deadline. If your shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, please follow the instructions on the election form furnished by such broker, bank or other nominee, as appropriate.

    Unless otherwise agreed by CCIT and SIR and publicly announced, the election deadline will be 5:00 p.m., New York time, on January 26, 2015 (the business day immediately prior to the scheduled date of the CCIT special meeting) and if the CCIT special meeting is adjourned or postponed, the election deadline will be extended to 5:00 p.m., New York time, on the business day immediately prior to the date to which the CCIT special meeting is adjourned or postponed.

    If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds 60%, or is less than 40%, of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, notwithstanding CCIT stockholder elections, the Cash Consideration and the Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. As a result, you may receive Cash Consideration or Share Consideration in amounts that are different from the amounts you elect to receive. For example, (i) if all CCIT stockholders elect to receive Cash Consideration for all of their shares of CCIT Common Stock, a CCIT stockholder who owns 100 shares of CCIT Common Stock prior to the Effective Time would receive, notwithstanding such stockholder's election, $630.00 in cash and 14 SIR Common Shares, plus cash for any fractional shares, or (ii) if all CCIT stockholders elect to receive Share Consideration for all of their shares of CCIT Common Stock, a CCIT stockholder who owns 100 shares of CCIT Common Stock prior to the Effective Time would receive, notwithstanding such stockholder's election, $420.00 in cash and 21 SIR Common Shares, plus cash for any fractional shares. For more information on proration and adjustment, see "The Merger Agreement — Consideration to be Received in the Merger — Proration of the Merger Consideration" beginning on page 185 of this joint proxy statement/prospectus.

  Q:
  What if I want to change my election to receive the Share Consideration or the Cash Consideration?

  A:
  If you are a CCIT stockholder and you make an election, you may change your election to receive either the Share Consideration or the Cash Consideration in the Merger by delivering a written notice to the exchange agent at the address in the election form prior to the election deadline, accompanied by a revised election form. If your shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, please contact such broker, bank or other nominee, as appropriate, prior to the election deadline to change your election.

  Q:
  What happens if I do not make a valid election in accordance with the election form?

  A:
  If you do not return a properly completed, signed and dated election form by the election deadline, your shares of CCIT Common Stock will be considered "non-electing shares" and, at the Effective Time, will be converted into the right to receive the Share Consideration, subject to adjustment in accordance with the procedures specified in the Merger Agreement if the aggregate number of shares of CCIT Common Stock that have elected to receive the Cash Consideration is less than 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time.

  Q:
  Who can I contact if I have questions about making an election?

  A:
  If you are a CCIT stockholder and have questions about making an election, you should contact the information agent, Morrow & Co., LLC, at 470 West Avenue, Stamford, Connecticut 06902 or by phone at (855) 289-3516. If your shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, you should contact such broker, bank or other nominee.

  Q:
  May I sell or transfer shares of CCIT Common Stock after making an election?

  A:
  Yes, but only if you properly withdraw your election or the Merger Agreement is terminated. By making an election, you are warranting that you will not sell your shares of CCIT Common Stock without first properly withdrawing your election. If you sell or transfer your shares of CCIT Common Stock after you have made an election that you have not properly withdrawn, your election will be automatically revoked. Anyone who purchases your shares of CCIT Common Stock prior to the election deadline may make his or her own election for such shares prior to the election deadline.

  Q:
  May I sell or transfer my SIR Common Shares or shares of CCIT Common Stock before the date of the SIR special meeting and the CCIT special meeting?

  A:
  Yes, but only holders of record of SIR Common Shares or shares of CCIT Common Stock as of December 12, 2014 are entitled to vote at the SIR special meeting and the CCIT special meeting, respectively. If you are a CCIT stockholder and you sell or transfer your shares of CCIT Common Stock after December 12, 2014, but before the date of the CCIT special meeting, you will retain your right to vote, but you will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, CCIT stockholders must hold their shares of CCIT Common Stock through completion of the Merger.

  Q:
  When and where is the SIR special meeting?

  A:
  The SIR special meeting will be held on January 27, 2015, beginning at 11:00 a.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, unless postponed to a later date or dates.

  Q:
  When and where is the CCIT special meeting?

  A:
  The CCIT special meeting will be held on January 27, 2015, beginning at 9:00 a.m., local time, at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, unless postponed to a later date or dates.

  Q:
  Who can vote at the SIR special meeting?

  A:
  All holders of SIR Common Shares of record as of the close of business on December 12, 2014, the record date for determining SIR shareholders entitled to notice of and to vote at the SIR special meeting, are entitled to receive notice of and to vote at the SIR special meeting. As of the record date, there were 59,959,750 SIR Common Shares issued and outstanding and entitled to vote at the SIR special meeting, held by approximately 83 holders of record. Each SIR Common Share is entitled to one vote on each proposal presented at the SIR special meeting.

  Q:
  Who can vote at the CCIT special meeting?

  A:
  All holders of CCIT Common Stock of record as of the close of business on December 12, 2014, the record date for determining CCIT stockholders entitled to notice of and to vote at the CCIT special meeting, are entitled to receive notice of and to vote at the CCIT special meeting. As of the record date, there were 197,605,729 shares of CCIT Common Stock issued and outstanding and entitled to vote at the CCIT special meeting, held by approximately 37,678 holders of record. Each share of CCIT Common Stock is entitled to one vote on each proposal presented at the CCIT special meeting.

  Q:
  What constitutes a quorum for purposes of the SIR special meeting?

  A:
  SIR's bylaws provide that the presence in person or by proxy of SIR shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum.

    Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

  Q:
  What constitutes a quorum for purposes of the CCIT special meeting?

  A:
  CCIT's bylaws provide that the presence in person or by proxy of CCIT stockholders entitled to cast at least 50% of all the votes entitled to be cast at the CCIT special meeting shall constitute a quorum.

    Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

  Q:
  What votes are required to approve the proposals at the SIR special meeting?

  A:
  SIR's proposal to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. SIR's proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. Pursuant to SIR's bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

    Concurrently with the execution and delivery of the Merger Agreement, CCIT and American Realty Capital Properties, Inc., a Maryland corporation and parent of the advisor of CCIT, or ARCP, entered into the GOV Voting Agreement with Government Properties Income Trust, or GOV, and the RMR Voting Agreement with Reit Management & Research LLC, SIR's manager, or RMR, and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares, as of December 12, 2014. Pursuant to the Voting Agreements, these shareholders have agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance. For more information about the Voting Agreements, see "Related Agreements — Voting Agreements" on page 211 of this joint proxy statement/prospectus.

  Q:
  What votes are required to approve the proposals at the CCIT special meeting?

  A:
  CCIT's proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on such proposal. CCIT's proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes cast on such proposal.

  Q:
  If my SIR Common Shares are held in "street name" by my broker or other nominee, will my broker or other nominee vote my SIR Common Shares for me? What happens if I do not vote for a proposal?

  A:
  Unless you instruct your broker or other nominee how to vote your SIR Common Shares held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction form. You may not vote SIR Common Shares held in street name by returning a proxy card directly to SIR or by voting in person at the SIR special meeting unless you hold and provide a "legal proxy," which you must obtain from your broker or other nominee.

    Broker non-votes, if any, will have no effect on the proposal to approve the SIR Share Issuance or the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. Abstentions will have the same effect as votes cast AGAINST the proposal to approve the SIR Share Issuance. However, abstentions will have no effect on the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

  Q:
  If my shares of CCIT Common Stock are held in the name of a broker or other nominee, will my broker or other nominee vote my shares of CCIT Common Stock for me? What happens if I do not vote for a proposal?

  A:
  Unless you instruct your broker or other nominee how to vote your shares of CCIT Common Stock held in the name of a broker or other nominee, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee, you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction form. You may not vote shares of CCIT Common Stock held in the name of a broker or other nominee by returning a proxy card directly to CCIT or by voting in person at the CCIT special meeting unless you hold and provide a "legal proxy," which you must obtain from your broker or other nominee.

    Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. However, abstentions and broker non-votes, if any, will have no effect on the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

  Q:
  When is the proposed transaction expected to close?

  A:
  The Merger Agreement provides that the closing of the Merger will take place on the second business day following the date on which the last of the conditions precedent to completion of the Merger (described under "The Merger Agreement — Conditions to Completion of the Merger") have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the completion of the Merger, but subject to the satisfaction or waiver of those conditions), but not before January 2, 2015. The Merger is expected to close in the first quarter of 2015. Either SIR or CCIT may terminate the Merger Agreement if the Merger is not completed by March 31, 2015, so long as its failure to perform the Merger Agreement has not resulted in the failure of the Merger to be completed by such date.

  Q:
  What are the anticipated material United States federal income tax consequences to me of the proposed Merger?

  A:
  The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the completion of the Merger is conditioned on the receipt by each of CCIT and SIR of an opinion from its counsel that, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. CCIT and SIR have each received an opinion from its respective counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, holders of CCIT Common Stock generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of solely SIR Common Shares in exchange for CCIT Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional SIR Common Shares. Holders of CCIT Common Stock generally will recognize gain or loss if they exchange all of their shares of CCIT Common Stock for cash in the Merger. Generally, holders of CCIT Common Stock will recognize gain, but not loss, if they exchange some of their shares of CCIT Common Stock for SIR Common Shares and other shares for cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. All holders of CCIT Common Stock should read the discussion under the heading "Material United States Federal Income Tax Considerations" beginning on page 158 of this joint proxy statement/prospectus and consult their tax advisors as to the United States federal income tax consequences of the Merger, as well as the effects of any other federal, state, local and non-U.S. tax laws.

  Q:
  Where will my SIR Common Shares be traded?

  A:
  The SIR Common Shares currently trade on the New York Stock Exchange, or the NYSE, under the symbol "SIR." SIR will apply to have the new SIR Common Shares issued as Share Consideration in the Merger listed on the NYSE prior to the Effective Time, subject to official notice of issuance.

  Q:
  Are CCIT stockholders entitled to appraisal rights?

  A:
  No. As permitted by the General Corporation Law of the State of Maryland, or the MGCL, CCIT's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the CCIT board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Because the CCIT board of directors has not made such a determination, CCIT stockholders are not entitled to exercise any appraisal rights. For more information, see "No Appraisal Rights" on page 213 of this joint proxy statement/prospectus.

  Q:
  How does the SIR board of trustees recommend that SIR shareholders vote?

  A:
  The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at the SIR special meeting and (iii) resolved to recommend that SIR shareholders vote in favor of the approval of the SIR Share Issuance.

    The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. For a more complete description of the recommendation of the SIR board of trustees, see "The Merger — Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Related Transactions" beginning on page 104 of this joint proxy statement/prospectus.

  Q:
  How does the CCIT board of directors recommend that CCIT stockholders vote?

  A:
  The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement.

    The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger

    Agreement. For a more complete description of the recommendation of the CCIT board of directors, see "The Merger — Recommendation of the CCIT Board of Directors and its Reasons for the Merger and the Related Transactions" beginning on page 109 of this joint proxy statement/prospectus.

  Q:
  Do any of SIR's trustees or executive officers have interests in the Merger and the related transactions that are different from those of SIR shareholders?

  A:
  SIR shareholders should be aware that certain of SIR's trustees and executive officers, and SIR's manager, RMR, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. The SIR board of trustees was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions, and in recommending that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance. For a description of these interests, see "The Merger — Interests of SIR's Trustees, Executive Officers and Manager in the Merger and Related Transactions" beginning on page 153 of this joint proxy statement/prospectus.

  Q:
  Do any of CCIT's directors or executive officers have interests in the Merger and the related transactions that are different from those of CCIT stockholders?

  A:
  CCIT stockholders should be aware that certain of CCIT's directors and executive officers and CCIT's advisor, Cole Corporate Income Advisors, LLC, a Delaware limited liability company, or CCI Advisors, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof. The CCIT board of directors was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions and in recommending that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. For a description of these interests, see "The Merger — Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and Related Transactions" beginning on page 154 of this joint proxy statement/prospectus.

  Q:
  How will SIR shareholders be affected by the Merger and the SIR Share Issuance?

  A:
  After the completion of the Merger and the SIR Share Issuance, each SIR shareholder will continue to own the SIR Common Shares that such shareholder held immediately prior to the Merger and the SIR Share Issuance. As a result of the Merger and the SIR Share Issuance, each SIR shareholder will own shares in a larger company with more assets. However, because SIR will be issuing new SIR Common Shares to CCIT stockholders as Share Consideration in the Merger, each SIR Common Share issued and outstanding immediately prior to the Merger will represent a smaller percentage of the aggregate number of SIR Common Shares issued and outstanding after the completion of the Merger and the SIR Share Issuance.

  Q:
  What do I need to do now?

  A:
  After you have read this joint proxy statement/prospectus carefully, please complete, sign and date your proxy card or voting instruction form and return it in the enclosed preaddressed postage paid envelope or, if available, vote by one of the other methods specified in your proxy card or voting instruction form as promptly as possible so that your SIR Common Shares or shares of CCIT Common Stock will be represented and voted at the SIR special meeting or the CCIT special meeting, as applicable.

    Please refer to your proxy card, which is included with this joint proxy statement/prospectus, or the voting instruction form forwarded by your broker or other nominee with this joint proxy statement/prospectus to see which voting options are available to you.

    The method by which you vote will in no way limit your right to vote at the SIR special meeting or the CCIT special meeting if you later decide to attend the meeting in person. However, if your SIR Common Shares or shares of CCIT Common Stock are held in the name of a broker or other nominee, you must obtain a "legal proxy," executed in your favor, from your broker or other nominee, to be able to vote in person at the SIR special meeting or the CCIT special meeting. Obtaining a legal proxy may take several days.

    CCIT stockholders should also have received, or will receive soon, an election form which permits them to make an election, subject to proration and certain adjustments in accordance with the Merger Agreement, between either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. CCIT stockholders should complete and return the election form in accordance with the instructions contained therein as promptly as possible and prior to the election deadline. If your shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, please follow the instructions on the election form furnished by such broker, bank or other nominee, as appropriate.

  Q:
  How will my proxy be voted?

  A:
  All SIR Common Shares entitled to vote and which are represented by properly completed proxies received prior to the SIR special meeting, which are not revoked, will be voted at the SIR special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your SIR Common Shares should be voted on a matter, the SIR Common Shares represented by your proxy card will be voted as the SIR board of trustees unanimously recommends and therefore FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. If you do not provide voting instructions to your broker or other nominee, your SIR Common Shares will NOT be voted at the SIR special meeting and will be considered broker non-votes.

    All shares of CCIT Common Stock entitled to vote and which are represented by properly completed proxies received prior to the CCIT special meeting, which are not revoked, will be voted at the CCIT special meeting as instructed on the proxies. If you properly submit a proxy card, but do not indicate how your shares of CCIT Common Stock should be voted on a matter, the shares of CCIT Common Stock represented by your proxy card will be voted as the CCIT board of directors unanimously recommends and therefore FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

  Q:
  Can I revoke my proxy or change my vote after I have delivered my proxy?

  A:
  Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the SIR special meeting or the CCIT special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

  •
  by sending a written notice to the Secretary of SIR or the Secretary of CCIT, as applicable, at the address set forth below, in time to be received before the SIR special meeting or the CCIT special meeting, as applicable, stating that you would like to revoke your proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before the SIR special meeting or the CCIT special meeting, as applicable, or by completing a later dated proxy over the Internet or by telephone, in which case your later dated proxy will be recorded and your earlier proxy revoked; or

    •
    by attending the SIR special meeting or the CCIT special meeting, as applicable, and voting in person. Simply attending the SIR special meeting or the CCIT special meeting without voting will not revoke your proxy or change your vote.

    If your SIR Common Shares or your shares of CCIT Common Stock are held in an account by a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

  Q:
  What should I do if I receive more than one set of voting materials for the SIR special meeting or the CCIT special meeting?

  A:
  You may receive more than one set of voting materials for the SIR special meeting or the CCIT special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your SIR Common Shares or shares of CCIT Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold SIR Common Shares or shares of CCIT Common Stock. If you are a holder of record and your SIR Common Shares or shares of CCIT Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive or, if available, please vote by telephone or over the Internet.

  Q:
  What happens if I am both a SIR shareholder and a CCIT stockholder?

  A:
  You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage paid envelope or, if available, complete a proxy by one of the other methods specified in your proxy card or voting instruction form for each company.

  Q:
  Who can answer my questions?

  A:
  If you have any questions about the Merger, the SIR Share Issuance, the other transactions contemplated by the Merger Agreement or how to vote, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instruction form, you should contact:

If you are a SIR shareholder:	If you are a CCIT stockholder:
SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 Investor Relations: (617) 796-8320	COLE CORPORATE INCOME TRUST, INC. 2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016 Client Services: (866) 907-2653
You can also contact the proxy solicitors hired by SIR and CCIT as follows:
(SIR shareholders only)	(CCIT stockholders only)
Morrow & Co., LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders Call Toll Free: (855) 292-8186 Banks and Brokers Call Collect: (203) 658-9400	Boston Financial Data Services, Inc. P.O. Box 859232 Braintree, Massachusetts 02185-9919 Call Toll Free: (888) 409-4185

To Vote Toll Free, SIR Shareholders May Call: (800) 690-6903
and CCIT Stockholders May Call: (800) 830-3542

SUMMARY

        The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, you should read this joint proxy statement/prospectus carefully and in its entirety, including the attached Annexes. You should read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about SIR that has been filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

The Companies

Select Income REIT

        SIR is a REIT organized under Maryland law that qualified and elected to be taxed as a REIT for United States federal income tax purposes beginning with the taxable year ended December 31, 2012. SIR primarily owns and invests in single tenant, net leased properties. SIR completed its initial public offering on March 12, 2012. At that time, SIR owned 30 properties (251 buildings, leasable lands and easements) with a total of approximately 21.4 million rentable square feet. SIR is managed by RMR and has no employees.

        As of September 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements), located in 21 states, that contain approximately 27.0 million rentable square feet and were approximately 96.1% leased (based on rentable square feet). For the nine months ended September 30, 2014, approximately 38.8% of SIR's total revenue was from 11 properties (229 buildings, leasable land parcels and easements) with 17.8 million rentable square feet that SIR owns on the island of Oahu, Hawaii. The remainder of SIR's total revenue for the period ended September 30, 2014 was from 39 properties (51 buildings) located throughout the mainland United States. As of September 30, 2014, SIR's properties were leased to 262 different tenants, with a weighted average remaining lease term (based on annualized rental revenue) of approximately 10.5 years.

        SIR's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8303. SIR maintains a website at www.sirreit.com where additional information regarding SIR can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this filing.

        SIR Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of SIR that was formed for the purpose of entering into the Merger Agreement and completing the Merger.

        Additional information about SIR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

Cole Corporate Income Trust, Inc.

        CCIT is a Maryland corporation formed on April 6, 2010 that qualified and elected to be taxed as a REIT for United States federal income tax purposes beginning with the taxable year ended December 31, 2011. CCIT acquires and operates a diversified portfolio of commercial real estate investments primarily consisting of single tenant, income producing necessity corporate office and industrial properties, which are leased to creditworthy tenants under long term net leases and strategically located throughout the United States. CCIT is managed by CCI Advisors and has no employees. CCIT is the sole general partner of, and owns, directly or indirectly, 100% of the partnership interests in, CCIT's operating partnership, Cole Corporate Income Operating Partnership, LP, or CCI OP, a Delaware limited partnership.

        As of September 30, 2014, CCIT owned, through separate wholly owned limited liability companies of CCIT and CCIT's operating partnership or a consolidated joint venture agreement, a portfolio of 87 properties comprising approximately 18.3 million rentable square feet of commercial space located in 30 states. As of September 30, 2014, 100% of the rentable square feet was leased, with a weighted average remaining lease term of 11.3 years and annualized gross rental revenue of $198.8 million. As of September 30, 2014, CCIT had outstanding debt of $1.0 billion. During the nine months ended September 30, 2014, CCIT acquired 10 commercial properties for an aggregate purchase price of $315.8 million. CCIT purchased these with net proceeds from the public offerings discussed below and available borrowings. CCIT allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. CCIT recorded revenue for the nine months ended September 30, 2014 of $10.6 million, and a net loss for the nine months ended September 30, 2014 of $2.9 million related to the 2014 acquisitions. In addition, CCIT recorded $7.5 million of acquisition related expenses for the nine months ended September 30, 2014.

        As of September 30, 2014, CCIT had issued approximately 198,400,000 shares of CCIT Common Stock in its initial public offering and subsequent offering pursuant to its distribution reinvestment plan for gross offering proceeds of $2.0 billion, before share redemptions of $5.8 million and offering costs, selling commissions and dealer manager fees of $194.4 million. As of September 30, 2014, CCIT owned 87 properties, including a property owned through a consolidated joint venture arrangement, comprising 18.3 million rentable square feet of income producing necessity corporate office and industrial properties located in 30 states. As of September 30, 2014, 100% of the rentable square feet was leased, with a weighted average remaining lease term of 11.3 years and annualized gross rental revenue of $198.8 million.

        CCIT's offices are located at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700. CCIT maintains a website at www.colecapital.com where additional information regarding CCIT can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this filing.

The Combined Company

        SIR and CCIT expect that the combined company will be the largest publicly traded REIT in the United States focused on domestic office and industrial net leased properties, as measured by square footage. Based on SIR and CCIT properties owned or subject to a binding purchase agreement as of September 30, 2014, the combined company is expected to own 114 properties (344 buildings, leasable land parcels and easements), located in 35 states containing 43.1 million rentable square feet. As of September 30, 2014, these properties were 97.5% leased (based on rentable square feet) to 308 different tenants, with investment grade tenants representing 38.4% of the properties' annualized rental revenues, and the average remaining lease term of these properties, weighted by annualized rental revenues, was 11.0 years.

The Merger and the Merger Agreement

        On and subject to the terms and conditions of the Merger Agreement, if the requisite shareholder approval, stockholder approval and other closing conditions are satisfied or waived, CCIT will merge with and into SIR Merger Sub, with SIR Merger Sub surviving as a wholly owned subsidiary of SIR. On and subject to the terms and conditions of the Merger Agreement, including those relating to proration, at the Effective Time, each share of CCIT Common Stock will be converted, at the election of the holder thereof, into the right to receive either (i) the Cash Consideration or (ii) the Share Consideration. On and subject to the terms and conditions of the Merger Agreement, CCIT stockholders may elect to receive either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. If a CCIT stockholder has not made an election, the shares of CCIT Common Stock held by such stockholder will be converted into the right to receive the Share Consideration, on and subject to the terms of the Merger Agreement. If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds the Maximum Cash Conversion Number or is less than the Minimum Cash Conversion Number, notwithstanding CCIT stockholder elections, the Cash Consideration and the Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration also may be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

        A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the Merger Agreement carefully and in its entirety because it is the principal document governing the Merger.

Election Procedures

        Concurrently with the mailing of this joint proxy statement/prospectus, each CCIT stockholder is being mailed an election form which permits CCIT stockholders to make an election, subject to proration and certain adjustments in accordance with the Merger Agreement, between either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. The election form will also be mailed or otherwise made available to anyone who becomes a CCIT stockholder after December 12, 2014, but prior to the election deadline described below. The election form allows each CCIT stockholder to elect the number of shares of CCIT Common Stock in respect of which such CCIT stockholder desires to receive the Share Consideration and the number of shares of CCIT Common Stock in respect of which such CCIT stockholder desires to receive the Cash Consideration, subject to proration and certain adjustments in accordance with the Merger Agreement. In order to make a proper election, each CCIT stockholder must complete the election form and return it to the exchange agent at the address in the election form by the election deadline. If your shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, please follow the instructions on the election form furnished by such broker, bank or other nominee, as appropriate.

        Unless otherwise agreed by CCIT and SIR and publicly announced, the election deadline will be 5:00 p.m., New York time, on January 26, 2015 (the business day immediately prior to the scheduled date of the CCIT special meeting) and if the CCIT special meeting is adjourned or postponed, the election deadline will be extended to 5:00 p.m., New York time, on the business day immediately prior to the date to which the CCIT special meeting is adjourned or postponed.

Related Agreements

        Concurrently with the execution and delivery of the Merger Agreement:

  •
  To finance a portion of the Cash Consideration and the fees, expenses and costs incurred in connection with the Merger and the related transactions, and to repay or refinance certain of CCIT's borrowings:

  o
  SIR entered into the Commitment Letter, pursuant to which, on the terms and conditions thereof, Citi (or certain of its affiliates), UBS AG, Stamford Branch, UBS, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC and Morgan Stanley Bank, N.A. have committed to provide SIR a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion; and

    o
    SIR Merger Sub and SNH entered into the Healthcare Properties Purchase and Sale Agreement, which provides for the purchase by SNH immediately upon closing of the Merger of the CCIT subsidiaries which own the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million).

  •
  CCIT and ARCP entered into the Voting Agreements, pursuant to which GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy have agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance, on and subject to the terms and conditions of such agreements. The Voting Agreements also contain standstill provisions pursuant to which ARCP has agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months.

  •
  CCI Advisors, Cole Realty Advisors, Inc., an Arizona corporation, or CR Advisors, CREI Advisors, LLC, an Arizona limited liability company, or CREI Advisors, and together with CCI Advisors and CR Advisors, the Cole Advisors, and CCIT entered into a Management Termination and Transition Agreement and Second Amendment to the Advisory Agreement by and between CCIT and CCI Advisors which, among other things, provides for the termination upon closing of the Merger of all management agreements previously entered into by any Cole Advisor, on the one hand, and CCIT and its subsidiaries, on the other hand, and the provision of certain transition services by CCI Advisors to SIR and SIR Merger Sub after the closing of the Merger. We refer to this agreement in this joint proxy statement/prospectus as the Termination and Transition Agreement.

        The description of each related agreement summarized above is subject to, and qualified in its entirety by, the full text of such agreement. A copy of each related agreement is attached as an Annex to this joint proxy statement/prospectus and is incorporated herein by reference.

Recommendation of the SIR Board of Trustees

        The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at the SIR special meeting and (iii) resolved to recommend that SIR shareholders vote in favor of the approval of the SIR Share Issuance.

        The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

Recommendation of the CCIT Board of Directors

        The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement.

        The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

Summary of Risk Factors Relating to the Merger

        You should consider carefully all the risk factors together with all of the other information in this joint proxy statement/prospectus before deciding how to vote. The risks relating to the Merger and the related transactions are described under the caption "Risk Factors — Risks Relating to the Merger" beginning on page 47 of this joint proxy statement/prospectus. The principal risks relating to the Merger include the following:

  •
  The exchange ratio in the Merger is fixed and will not be adjusted for changes in the market price of SIR Common Shares.

  •
  The Merger Consideration is subject to proration so that at least 40%, but not more than 60%, of the shares of CCIT Common Stock receive the Cash Consideration. Therefore, a CCIT stockholder cannot be certain of the form of Merger Consideration that will be received, regardless of any election such stockholder may make.

  •
  The Merger and the other transactions contemplated by the Merger Agreement are subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis, if at all. Failure to complete these transactions could have material and adverse effects on SIR and CCIT.

  •
  The Merger Agreement contains provisions that limit CCIT's ability to pursue alternatives to the Merger, could discourage a potential competing acquirer of CCIT from making a favorable alternative proposal and, in specified circumstances, could require SIR or CCIT to pay expenses of up to $20.0 million to the other party or CCIT to pay a termination fee of $75.0 million to SIR.

  •
  The pendency of the Merger could adversely affect the business and operations of SIR and CCIT.

  •
  Certain of SIR's trustees and executive officers and RMR and certain of CCIT's directors and executive officers and CCI Advisors, an indirect wholly owned subsidiary of ARCP, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders or CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof.

  •
  If SIR's committed debt financing is not available, or if the Healthcare Properties Sale does not close, SIR may be required to obtain alternative financing for the Merger on terms which are materially less favorable to SIR.

  •
  If SIR is unable to finance the Merger and related transactions with longer term senior debt timely and on favorable terms, SIR's anticipated costs of financing the Merger and related transactions could materially increase.

  •
  Because SIR will have a large number of shareholders after the closing of the Merger and CCIT Common Stock has not been listed on a national securities exchange prior to the Merger, there may be significant pent up demand to sell SIR Common Shares. Significant sales of SIR Common Shares, or the perception that such sales could occur, may cause the market price of SIR Common Shares to decline significantly following the closing of the Merger.

Shareholders and Stockholders Entitled to Vote; Votes Required

Select Income REIT

        SIR shareholders who own SIR Common Shares at the close of business on December 12, 2014, or the SIR Record Date, are entitled to notice of, and to vote at, the SIR special meeting. On the SIR Record Date, there were 59,959,750 SIR Common Shares issued and outstanding and entitled to vote at the SIR special meeting, held by approximately 83 holders of record. Each SIR Common Share is entitled to one vote on each proposal to be voted on at the SIR special meeting.

        At the SIR special meeting, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present at the SIR special meeting.

        SIR's proposal to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. The proposal to adjourn the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. Pursuant to SIR's bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

        See page 83 of this joint proxy statement/prospectus for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

        Concurrently with the execution and delivery of the Merger Agreement, CCIT and ARCP entered into the Voting Agreements with GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares, as of December 12, 2014. Pursuant to the terms of the Voting Agreements, GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy have agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance, on and subject to the terms and conditions of such agreements. The Voting Agreements also contain standstill provisions pursuant to which ARCP has agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months. For more information about these agreements, see "Related Agreements — Voting Agreements" on page 211 of this joint proxy statement/prospectus.

        Your vote is very important. Please complete, sign, date and return your proxy card as promptly as possible. If you properly submit your proxy card but do not indicate how your SIR Common Shares should be voted on a matter, the SIR Common Shares represented by your properly completed proxy will be voted as the SIR board of trustees unanimously recommends and therefore FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. If you do not provide voting instructions to your broker or other nominee, your SIR Common Shares will NOT be voted at the meeting and will be considered broker non-votes.

Cole Corporate Income Trust, Inc.

        CCIT stockholders who own shares of CCIT Common Stock at the close of business on December 12, 2014, or the CCIT Record Date, are entitled to notice of, and to vote at, the CCIT special meeting. On the CCIT Record Date, there were 197,605,729 shares of CCIT Common Stock issued and outstanding and entitled to vote at the CCIT special meeting, held by approximately 37,678 holders of record.

        At the CCIT special meeting, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present at the CCIT special meeting.

        CCIT's proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on such proposal. CCIT's proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes cast on such proposal.

        See page 89 of this joint proxy statement/prospectus for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

        Your vote is very important. Please complete, sign, date and return your proxy card as promptly as possible. If you properly submit a proxy card, but do not indicate how your shares of CCIT Common Stock should be voted on a matter, the shares of CCIT Common Stock represented by your properly completed proxy will be voted as the CCIT board of directors unanimously recommends and therefore FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement. If you do not provide voting instructions to your broker or other nominee, your shares of CCIT Common Stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinion of SIR's Financial Advisor Regarding the Merger

        On August 30, 2014, at a meeting of the SIR board of trustees held to consider the Merger and related transactions, including the Healthcare Properties Sale, UBS delivered to the SIR board of trustees an oral opinion, which opinion was confirmed by subsequent delivery of a written opinion, dated August 30, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Merger Consideration to be paid by SIR in the Merger was fair, from a financial point of view, to SIR.

        The full text of UBS' opinion regarding the Merger describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of SIR Common Shares should read UBS' opinion regarding the Merger carefully and in its entirety. UBS' opinion as to the Merger Consideration was provided for the benefit of the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Merger Consideration to be paid by SIR from a financial point of view in the Merger and does not address any other aspect of the Merger, or related transactions, including the Healthcare Properties Sale or any related transactions. The opinion does not address the relative merits of the Merger or any related transactions as compared to other business strategies or transactions that might be available with respect to SIR or SIR's underlying business decision to effect the Merger or any related transaction, including the Healthcare Properties Sale. The opinion does not constitute a recommendation to any holder of SIR Common Shares as to how to vote or act with respect to the SIR Share Issuance or any related transaction.

        For more information, see "The Merger — Opinion of SIR's Financial Advisor Regarding the Merger" beginning on page 114 of this joint proxy statement/prospectus.

Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale

        On August 30, 2014, at a meeting of the SIR board of trustees held to consider the Healthcare Properties Sale and related transactions, including the Merger, UBS delivered to the SIR board of trustees an oral opinion, which opinion was confirmed by subsequent delivery of a written opinion, dated August 30, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale was fair, from a financial point of view, to SIR Merger Sub.

        The full text of UBS' opinion regarding the Healthcare Properties Sale describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex H to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of SIR Common Shares should read UBS' opinion regarding the Healthcare Properties Sale carefully and in its entirety. UBS' opinion as to the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale was provided for the benefit of the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the purchase price to be received by SIR Merger Sub from a financial point of view and does not address any other aspect of the Healthcare Properties Sale, or related transactions, including the Merger or any related transactions. The opinion does not address the relative merits of the Healthcare Properties Sale or any related transactions as compared to other business strategies or transactions that might be available with respect to SIR or SIR's underlying business decision to effect the Healthcare Properties Sale or any related transaction, including the Merger. The opinion does not constitute a recommendation to any holder of SIR Common Shares as to how to vote or act with respect to the SIR Share Issuance or any related transaction.

        For more information, see "The Merger — Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale" beginning on page 122 of this joint proxy statement/prospectus.

Opinions of CCIT's Financial Advisors

Wells Fargo Securities, LLC

        In connection with the Merger, Wells Fargo Securities, LLC, or Wells Fargo Securities, rendered an oral opinion, confirmed by delivery of a written opinion dated August 30, 2014, to the CCIT board of directors as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCIT Common Stock. The full text of Wells Fargo Securities' written opinion is attached as Annex I to this joint proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the CCIT board of directors (in its capacity as such) for its information and use in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other terms, aspects or implications of the Merger or any related transactions. Wells Fargo Securities' opinion does not address the merits of the underlying decision by CCIT to enter into the Merger Agreement or the relative merits of the Merger or any related transactions compared with other business strategies or transactions available or that have been or might be considered by CCIT's management or board of directors or in which CCIT might engage. Wells Fargo Securities' opinion does not constitute a recommendation to the CCIT board of directors or any other person or entity in respect of the Merger or any related transactions, including as to how any CCIT stockholder should vote or act in connection with the Merger, any related transactions or any other matters.

Hentschel & Company, LLC

        In connection with the Merger, Hentschel & Company, LLC, or Hentschel & Company, which was engaged by the CCIT independent directors to act as their financial advisor in connection with their review of strategic alternatives for CCIT and consideration of potential strategic transactions, delivered to the CCIT board of directors an oral opinion, confirmed by delivery of a written opinion dated August 30, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the aggregate Merger Consideration to be received by holders of CCIT Common Stock (other than any wholly owned subsidiary of CCIT, SIR or any subsidiary of SIR, whose shares of CCIT Common Stock, which are referred to as excluded shares, would be cancelled) in the Merger was fair, from a financial point of view, to such holders. The full text of Hentschel & Company's written opinion is attached as Annex J to this joint proxy statement/prospectus The written opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hentschel & Company in connection with its opinion. Hentschel & Company's opinion was addressed to the CCIT board of directors (in its capacity as such) for its information and use in connection with its evaluation, from a financial point of view, of the Merger Consideration, and addressed only the fairness, from a financial point of view, to the holders of CCIT Common Stock (other than excluded shares), of the aggregate Merger Consideration to be received by such holders in the Merger, and Hentschel & Company did not express any view as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities of CCIT, creditors or other constituencies of CCIT or its subsidiaries or any other term of the Merger or the other matters contemplated by the Merger Agreement. Hentschel & Company was not asked to, nor did it, offer any opinion as to any other term or aspect of the Merger Agreement, any other agreement or instrument contemplated by or entered into in connection with the Merger, the form or structure of the Merger Agreement or the likely timeframe in which the Merger would be completed. Hentschel & Company's opinion does not address the underlying business decision of CCIT to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to CCIT. Hentschel & Company was not authorized to contact, and did not contact, any third parties to solicit indications of interest in a possible transaction involving all or a part of CCIT, and Hentschel & Company did not negotiate or hold discussions with any party concerning a possible transaction with CCIT.

Share Ownership of Trustees and Executive Officers of SIR

        GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR and GOV, collectively beneficially owned SIR Common Shares representing approximately 36.8% of the SIR Common Shares issued and outstanding as of December 12, 2014 and are parties to the Voting Agreements with CCIT pursuant to which they have agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance, on and subject to the terms and conditions of such agreements. At the close of business on December 12, 2014 (the SIR Record Date), excluding the 21,500,000 SIR Common Shares, or approximately 35.9% of the SIR Common Shares issued and outstanding as of such date, beneficially owned by GOV, SIR's trustees and executive officers and their affiliates held and were entitled to vote 629,275.054 SIR Common Shares, collectively representing approximately 1.0% of the SIR Common Shares issued and outstanding and entitled to vote on that date. SIR's trustees and executive officers have indicated that they expect to vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. For more information about the Voting Agreements, see "Related Agreements — Voting Agreements" on page 211 of this joint proxy statement/prospectus. See also "The SIR Special Meeting — Vote Required for Approval; Quorum" on page 83 of this joint proxy statement/prospectus.

Stock Ownership of Directors and Executive Officers of CCIT

        At the close of business on December 12, 2014 (the CCIT Record Date), CCIT's directors and executive officers and their affiliates held and were entitled to vote 99,099 shares of CCIT Common Stock, collectively representing less than 1.0% of the shares of CCIT Common Stock issued and outstanding and entitled to vote on that date. CCIT's directors and executive officers have indicated that they expect to vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement. See "The CCIT Special Meeting — Vote Required for Approval; Quorum" beginning on page 88 of this joint proxy statement/prospectus.

Interests of SIR's Trustees, Executive Officers and Manager in the Merger and Related Transactions

        SIR shareholders should be aware that certain of SIR's trustees and executive officers and SIR's manager, RMR, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. The SIR board of trustees was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions, and in recommending that SIR shareholders vote for the proposal to approve the SIR Share Issuance. These interests include those discussed below.

        Concurrently with the execution and delivery of the Merger Agreement, (i) SIR Merger Sub and SNH entered into the Healthcare Properties Purchase and Sale Agreement for the sale by SIR Merger Sub to SNH of the CCIT subsidiaries owning the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon closing of the Merger and (ii) CCIT and ARCP entered into the Voting Agreements with GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014. Pursuant to the Voting Agreements GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance and ARCP agreed to certain standstill provisions in which it agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months.

        RMR is the business and property manager of SIR, SNH and GOV and the personnel and various services that SIR, SNH and GOV require to operate their respective businesses are provided to them by RMR. Messrs. Barry M. Portnoy and Adam D. Portnoy are managing trustees of each of SIR, SNH and GOV and are also directors and/or officers of RMR and the beneficial owners of RMR. Mr. Jeffrey P. Somers is a trustee of SIR and a trustee of each of SNH and GOV. All of the executive officers of SIR, SNH and GOV are also employees of RMR, including Mr. David M. Blackman, SIR's President and Chief Operating Officer, who is also President and Chief Operating Officer of GOV. These individuals may hold equity in or positions with SIR, SNH, GOV and other companies to which RMR provides management services, in addition to the collective beneficial ownership by GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, of approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014.

        SIR and SNH each have a business management agreement and property management agreement with RMR. The completion of the Merger by SIR and the Healthcare Properties Sale by SNH are expected to increase the business management and property management fees to be paid to RMR by SIR and SNH under these agreements.

        For more information about these interests, see "The Merger — Interests of SIR's Trustees, Executive Officers and Manager in the Merger and Related Transactions" beginning on page 153 of this joint proxy statement/prospectus. For more information about the Healthcare Properties Purchase and Sale Agreement and Voting Agreements, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus.

Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and Related Transactions

        CCIT stockholders should be aware that certain of CCIT's directors and executive officers and CCIT's advisor, CCI Advisors, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof. The CCIT board of directors was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions and in recommending that CCIT stockholders vote for the approval of the Merger and the other transactions contemplated by the Merger Agreement. These interests include those discussed below.

        ARCP indirectly owns and/or controls CCIT's advisor, CCI Advisors, CCIT's property manager, CREI Advisors, and CCIT's sponsor, Cole Capital®. Pursuant to an advisory agreement with CCI Advisors dated January 18, 2011, as amended, or the CCIT Advisory Agreement, CCIT pays CCI Advisors certain advisory, acquisition and disposition fees for services rendered and reimburses CCI Advisors for certain expenses incurred. Mr. Mark G. Selman, a director and the Chief Executive Officer and President of CCIT, and Mr. Simon J. Misselbrook, the Chief Financial Officer and Treasurer of CCIT and CCI Advisors, are employees of ARCP. Such persons are compensated by ARCP, in part, for their services to CCIT but do not and did not receive any compensation directly from CCIT.

        Concurrently with the execution and delivery of the Merger Agreement, CCIT entered into the Termination and Transition Agreement with the Cole Advisors. Among other things, the Termination and Transition Agreement provides for the termination of the CCIT Advisory Agreement at the Effective Time; however, on or after the Effective Time, CCIT or SIR Merger Sub will pay CCI Advisors the subordinated performance fee and the disposition fee set forth under the terms of the CCIT Advisory Agreement for periods through and including the Effective Time not to exceed $14.35 million in the aggregate. For additional information on these fees and expense reimbursements provided under the Termination and Transition Agreement, see "Related Agreements — Termination and Transition Agreement" beginning on page 211 of this joint proxy statement/prospectus.

        In addition, under the terms of the Merger Agreement, for a period of six years after the Effective Time, subject to certain limitations, the surviving entity has agreed to indemnify each current and former executive officer and director of CCIT for costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and paid settlement amounts in connection with any claim, proceeding or investigation pertaining to (i) alleged actions or omissions in such person's capacity as a director or executive officer of CCIT or (ii) the Merger Agreement and any of the transactions contemplated thereby, and will pay in advance of the final disposition of any such claim, proceeding or investigation, the expenses (including attorneys' fees) of any such person. In addition, pursuant to the terms of the Merger Agreement, prior to the Effective Time, CCIT has agreed to obtain and pay the premium for a noncancelable extension of the coverage afforded by CCIT's existing directors' and officers' liability insurance policies, or the D&O Insurance, for any claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period prior to the Effective Time. These arrangements are described in detail in the "The Merger Agreement — Covenants and Agreements — Indemnification of Directors and Officers; Insurance" beginning on page 203 of this joint proxy statement/prospectus.

        CCIT maintains indemnification agreements with (i) each of its independent directors, Messrs. Marcus E. Bromley and Randy J. Pace, each dated August 27, 2014, (ii) Mr. Simon J. Misselbrook, CCIT's Chief Financial Officer and Treasurer, and Mr. Gavin B. Brandon, CCIT's Senior Vice President of Accounting, each dated November 24, 2014, and (iii) Mr. Mark G. Selman, a director and CCIT's Chief Executive Officer and President, dated December 17, 2014. CCIT also has indemnification agreements with its former directors and officers, including Messrs. Nicholas S. Schorsch, Brian S. Block and D. Kirk McAllaster, Jr. The indemnification agreements require CCIT to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified in the agreements.

        For more information about these interests, see "The Merger — Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and Related Transactions" beginning on page 154 of this joint proxy statement/prospectus.

Listing of SIR Common Shares

        Approval of the listing on the NYSE of the SIR Common Shares to be issued as Share Consideration in the Merger, subject to official notice of issuance, is a condition precedent to each party's obligation to complete the Merger. SIR has agreed to use its reasonable best efforts to cause such SIR Common Shares to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. If the Merger is completed, shares of CCIT Common Stock will cease to exist and be deregistered under the Exchange Act.

No Shareholder or Stockholder Appraisal Rights in the Merger

        SIR shareholders and CCIT stockholders are not entitled to exercise appraisal rights in connection with the SIR Share Issuance or the Merger. See "No Appraisal Rights" on page 213 of this joint proxy statement/prospectus.

Conditions to Completion of the Merger

        A number of conditions must be satisfied or waived, where legally permissible, before the Merger can be completed. These include, among others:

  •
  the approval by SIR shareholders of the SIR Share Issuance;

  •
  the approval by CCIT stockholders of the Merger and the other transactions contemplated by the Merger Agreement;

  •
  the absence of an injunction or law prohibiting the SIR Share Issuance, the Merger or any of the other transactions contemplated by the Merger Agreement;

  •
  the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the SIR Common Shares to be issued to CCIT stockholders pursuant to the Merger Agreement, subject to official notice of issuance;

  •
  the accuracy of the representations and warranties made by the parties in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in each case to certain materiality standards), and the receipt of officers' certificates from the other party certifying such accuracy;

  •
  the absence of any material adverse effect being experienced by any party and the receipt of officers' certificates from the other party certifying the same;

  •
  the receipt of a legal opinion from SIR's and CCIT's respective legal counsel regarding such party's qualification as a REIT;

  •
  the receipt by SIR and CCIT, respectively, of an opinion from such party's tax counsel that, although not free from doubt, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  the receipt of certain lender consents.

        Neither SIR nor CCIT can give any assurance as to when or if all of the conditions to the completion of the Merger will be satisfied or waived or that the Merger will occur.

Regulatory Approvals Required for the Merger

        Neither SIR nor CCIT is aware of any regulatory approvals that are expected to prevent the completion of the Merger.

No Solicitation; Change in Recommendation

        Under the Merger Agreement, CCIT has agreed not to, and to cause its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, a competing acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, an alternative acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to an alternative acquisition proposal. CCIT has also agreed to, and to cause its subsidiaries to, immediately cease any solicitation, encouragement, discussions or negotiations that may be ongoing with any third parties with respect to a competing acquisition proposal.

        However, prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders, CCIT may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making a confidential unsolicited bona fide written competing acquisition proposal. Under the Merger Agreement, CCIT is required to notify SIR promptly if it receives any competing acquisition proposal or inquiry or any request for non-public information in connection with a competing acquisition proposal.

        Before the approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders, the CCIT board of directors may withdraw its recommendation to approve the Merger in order to enter into an agreement that constitutes a superior proposal and only then if the CCIT board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors' duties under applicable Maryland law and only then if the CCIT board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such agreement constitutes a superior proposal.

        Regardless of whether the CCIT board of directors changes its recommendation, CCIT may be obligated to pay to SIR a termination fee in the amount of $75.0 million if CCIT breaches its obligations with respect to competing acquisition proposals. For more information regarding the termination fee, see "The Merger Agreement — Termination of the Merger Agreement — Termination

Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus.

        For more information regarding the limitations on CCIT and the CCIT board of directors to consider other proposals and change its recommendation, see "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198 of this joint proxy statement/prospectus.

Termination of the Merger Agreement

        SIR and CCIT may mutually agree to terminate the Merger Agreement before completing the Merger, even after the receipt of approval of SIR shareholders of the SIR Share Issuance or approval of CCIT stockholders of the Merger and the other transactions contemplated by the Merger Agreement.

        In addition, either SIR or CCIT (so long as it is not at fault) may terminate the Merger Agreement if:

  •
  the Merger is not completed by March 31, 2015;

  •
  there is a final, non-appealable order or injunction prohibiting the transactions contemplated by the Merger Agreement, including the Merger and the SIR Share Issuance;

  •
  CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement; or

  •
  SIR shareholders fail to approve the SIR Share Issuance.

        SIR may terminate the Merger Agreement:

  •
  if CCIT has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement that would, or would reasonably be expected to, result in a failure of SIR's conditions to the completion of the Merger and CCIT does not cure such breach within a specified period; provided that SIR is not in breach of any of its representations, warranties, covenants or agreements in the Merger Agreement; or

  •
  prior to the receipt of CCIT stockholder approval, in the event that (a) the CCIT board of directors has made an adverse recommendation change, (b) CCIT has breached its obligations with respect to competing acquisition proposals or (c) following the disclosure or announcement of any competing acquisition proposal, the CCIT board of directors has failed to reaffirm publicly its recommendation that CCIT stockholders vote for the Merger and the other transactions contemplated by the Merger Agreement or CCIT has failed to use its best efforts to solicit and obtain the approval of CCIT stockholders for the Merger and the other transactions contemplated by the Merger Agreement.

        CCIT may terminate the Merger Agreement:

  •
  if SIR has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement that would, or would reasonably be expected to, result in a failure of CCIT's conditions to the completion of the Merger and SIR does not cure such breach within a specified period; provided, that CCIT is not in breach of any of its representations, warranties, covenants or agreements in the Merger Agreement; or

  •
  prior to the receipt of CCIT stockholder approval, to enter into an alternative acquisition agreement that constitutes a superior proposal; provided, that CCIT concurrently pays the $75.0 million termination payment and CCIT is not in breach of its obligations with respect to competing acquisition proposals.

        For more information regarding the rights of SIR and CCIT to terminate the Merger Agreement, see "The Merger Agreement — Termination of the Merger Agreement" beginning on page 206 of this joint proxy statement/prospectus.

Termination Payment: Termination Fee and Expense Reimbursement

        Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, except that SIR will pay or reimburse CCIT for expenses of the exchange agent and certain expenses in connection with printing, filing and mailing this joint proxy statement/prospectus. However, each of CCIT and SIR may be obligated to reimburse the other party for expenses in an aggregate amount not to exceed $20.0 million if it fails to obtain shareholder or stockholder approval. Additionally, the Merger Agreement provides for the payment of a termination fee by CCIT in the amount of $75.0 million if the Merger Agreement is terminated under certain circumstances. Pursuant to the Healthcare Properties Purchase and Sale Agreement, if the Merger Agreement is terminated under specified circumstances, SIR may be obligated to reimburse SNH for its expenses in an aggregate amount not to exceed $2.5 million and, if CCIT is obligated to pay SIR the termination fee described above, SIR may be obligated to pay a pro rata share of the net amount of such fee to SNH after deducting SIR's and SNH's aggregate combined expenses.

        For more information regarding the termination fee and expense reimbursement, see "The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus. For more information regarding the Healthcare Properties Purchase and Sale Agreement, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus.

Estimated Transaction Fees

        As of the date of this joint proxy statement/prospectus, SIR has incurred or expects to incur aggregate fees, consisting primarily of legal, advisory and commercial banking fees, of approximately $22.9 million in connection with the Merger and the related transactions. SIR estimates that approximately $15 million of these transaction fees are contingent upon the completion of the Merger. SIR has also agreed to reimburse CCIT for expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because SIR shareholders fail to approve the SIR Share Issuance at a duly held meeting. If SIR terminates the Merger Agreement because CCIT stockholders do not approve the Merger and CCIT reimburses SIR's expenses as described above, SIR will reimburse SNH for its expenses up to $2.5 million (or, if SIR's and SNH's aggregate combined expenses are in excess of $20.0 million, SIR will reimburse SNH for such lesser pro rata share of SNH's expenses).

        As of the date of this joint proxy statement/prospectus, CCIT has incurred or expects to incur aggregate fees, consisting primarily of legal and advisory fees, of approximately $24.5 million in connection with the Merger and the related transactions. Up to approximately $20.7 million of these transaction fees are contingent upon the completion of the Merger. CCIT has also agreed to reimburse SIR for expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement at a duly held meeting.

Material United States Federal Income Tax Consequences of the Merger

        The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the completion of the Merger is conditioned on the receipt by each of CCIT and SIR of an opinion from its tax counsel that, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. CCIT and SIR have each received an opinion from its respective counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, holders of CCIT Common Stock generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of solely SIR Common Shares in exchange for CCIT Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional SIR Common Shares. Holders of CCIT Common Stock generally will recognize gain or loss if they exchange all of their shares of CCIT Common Stock for cash in the Merger. Generally, holders of CCIT Common Stock will recognize gain, but not loss, if they exchange some of their shares of CCIT Common Stock for SIR Common Shares and other shares for cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. In addition, assuming the Merger so qualifies, CCIT will not recognize any gain or loss as a result of the Merger. As CCIT's successor, SIR will inherit CCIT's tax attributes and would generally be liable for unpaid taxes, including penalties and interest (if any), of CCIT.

        With respect to the related Healthcare Properties Sale, any gains SIR recognizes from that transaction will qualify as income that satisfies the 75% and 95% gross income tests described in more detail in "Material United States Federal Income Tax Considerations — Material United States Federal Income Tax Considerations Related to SIR Common Shares — REIT Qualification Requirements — Income Tests" beginning on page 169 of this joint proxy statement/prospectus.

        For more information regarding the material United States federal income tax consequences of the Merger, see "Material United States Federal Income Tax Considerations — Material United States Federal Income Tax Consequences of the Merger" beginning on page 159 of this joint proxy statement/prospectus.

Accounting Treatment of the Merger

        In accordance with U.S. generally accepted accounting principles, or GAAP, SIR will account for the Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of SIR. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of SIR issued after the Merger would include CCIT assets acquired and retained by SIR in the Merger from the date the Merger is completed, but not for periods prior to the completion of the Merger.

Comparison of Rights of SIR Shareholders and CCIT Stockholders

        At the Effective Time, CCIT stockholders who receive the Share Consideration will become SIR shareholders and, accordingly, their rights will be governed by SIR's declaration of trust and bylaws. SIR's declaration of trust and bylaws contain provisions that are different from CCIT's charter and bylaws in various ways.

        For a summary of certain material differences between the rights of SIR shareholders and CCIT stockholders, see "Comparison of Rights of SIR Shareholders and CCIT Stockholders" beginning on page 214 of this joint proxy statement/prospectus.

Selected Historical Financial Information of SIR

        The following selected historical financial information for each of the years during the five year period ended December 31, 2013 and the selected balance sheet data as of December 31, 2013, 2012, 2011, 2010 and 2009 is unaudited and has been derived from SIR's audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on February 21, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information as of and for the nine months ended September 30, 2014 is unaudited and has been derived from SIR's unaudited condensed consolidated financial statements contained in SIR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which has been incorporated into this joint proxy statement/prospectus. Interim results for the nine months ended and as of September 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014 or of the combined company.

        You should read this selected historical financial information together with the financial statements filed with the SEC and incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of SIR.

	Nine months ended September 30,	Year ended December 31,
	2014	2013	2012	2011	2010	2009
Operating information:
Revenues:
Rental income	$142,051	$159,011	$105,559	$91,775	$80,933	$78,430
Tenant reimbursements and other income	24,234	29,312	17,231	16,847	15,042	14,027

Total revenues	166,285	188,323	122,790	108,622	95,975	92,457

Expenses:
Real estate taxes	16,580	20,271	15,370	14,709	13,817	13,140
Other operating expenses	13,666	16,111	8,426	8,237	7,689	7,675
Depreciation and amortization	30,442	31,091	14,860	11,205	8,160	8,218
Acquisition related costs	5,739	2,002	2,470	—	386	188
General and administrative	11,123	12,423	8,203	5,528	5,351	5,051

Total expenses	77,550	81,898	49,329	39,679	35,403	34,272

Operating income	88,735	106,425	73,461	68,943	60,572	58,185
Interest expense	(10,025)	(13,763)	(7,565)	—	—	—
Gain on early extinguishment of debt	243	—	—	—	—	—

Income before income tax expense and equity in earnings of an investee	78,953	92,662	65,896	68,943	60,572	58,185
Income tax (expense) benefit	(120)	96	(290)	—	—	—
Equity in earnings of an investee	59	334	269	—	—	—

Income before gain on sale of property	78,892	93,092	65,875	68,943	60,572	58,185
Gain on sale of property	116	—	—	—	—	—

Net income	$79,008	$93,092	$65,875	$68,943	$60,572	$58,185

Net income per common share	$1.44	$2.09	$2.43	N/A	N/A	N/A
Distributions declared per common share	1.42	1.76	0.91	N/A	N/A	N/A

	As of September 30,	As of December 31,
	2014	2013	2012	2011	2010	2009
Balance sheet information:
Total real estate investments (before depreciation)	$1,854,233	$1,646,457	$1,295,778	$907,336	$897,603	$833,889
Total assets (after depreciation)	$1,989,842	$1,801,859	$1,430,652	$954,532	$947,931	$874,488
Total debt	$433,952	$536,147	$472,778	$—	$—	$—

Selected Historical Financial Information of CCIT

        The following selected historical financial information for each of the years during the periods ended December 31, 2013, 2012 and 2011 and the selected balance sheet data as of December 31, 2013 and 2012 is unaudited and has been derived from CCIT's audited consolidated financial statements contained in its financial statements which are included as Annex I to this joint proxy statement/prospectus. The selected historical financial information for the period beginning April 6, 2010 (CCIT's inception) to December 31, 2010 and the selected balance sheet data as of December 31, 2011 and 2010 is unaudited and has been derived from CCIT's audited consolidated financial statements that have been filed with the SEC but are not included in Annex I to this joint proxy statement/prospectus. The selected historical financial information as of and for the nine months ended September 30, 2014 is unaudited and has been derived from CCIT's unaudited condensed consolidated financial statements, which are included as Appendix I to this joint proxy statement/prospectus. Interim results as of and for the nine months ended September 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014 or of the combined company.

        You should read this selected historical financial information together with the financial statements included in this document and their accompanying notes and management's discussion and analysis of operations and financial condition of CCIT contained herein.

	Nine months ended September 30,	Year ended December 31,			Period from April 6, 2010 (date of inception) to December 31,
	2014	2013	2012	2011	2010
Operating information:
Revenues:
Rental income	$143,833	$75,031	$5,792	$1,480	$—
Tenant reimbursements and other income	25,013	12,028	1,680	363	—

Total revenues	168,846	87,059	7,472	1,843	—

Expenses:
Real estate taxes	13,098	6,783	1,096	229	—
Other operating expenses	14,621	8,164	642	139	—
Depreciation and amortization	62,087	32,653	2,531	643	—
Acquisition and merger related costs	11,455	54,074	6,196	719	—
General and administrative	19,958	13,801	965	472	—

Total expenses	121,219	115,475	11,430	2,202	—

Operating income (loss)	47,627	(28,416)	(3,958)	(359)	—
Total interest expense	(20,729)	(12,488)	(1,343)	(784)	—

Net income (loss)	26,898	(40,904)	(5,301)	(1,143)	—
Net income (loss) attributable to noncontrolling interest	157	(17)	—	—	—

Net income (loss) attributable to CCIT	$26,741	$(40,887)	$(5,301)	$(1,143)	$—

Net income (loss) attributable to CCIT per common share	$0.14	$(0.45)	$(0.73)	$(2.54)	$—
Distributions declared per common share	$0.49	$0.64	$0.64	$0.64	$—

	As of September 30,	As of December 31,
	2014	2013	2012	2011	2010
Balance sheet information:
Total real estate investments (before depreciation)	$2,712,705	$2,382,449	$297,267	$34,488	$—
Total assets (after depreciation)	$2,696,730	$2,445,677	$311,292	$37,473	$200,000
Total debt	$1,012,616	$752,616	$162,453	$18,000	$—

Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

        On August 30, 2014, SIR, CCIT and SIR Merger Sub entered into the Merger Agreement. On and subject to the terms and conditions of the Merger Agreement, CCIT will merge with and into SIR Merger Sub with SIR Merger Sub surviving as a wholly owned subsidiary of SIR.

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 reflects SIR's financial position as if the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of September 30, 2014. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2013 and for the nine months ended September 30, 2014, reflect the results of SIR's operations as if the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of January 1, 2013. These unaudited pro forma condensed consolidated financial statements should be read in connection with (i) SIR's and CCIT's condensed consolidated unaudited financial statements, and related notes thereto, as of and for the three and nine months ended September 30, 2014, included in, or incorporated by reference into, this joint proxy statement/prospectus and in SIR's and CCIT's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on October 27, 2014 and November 14, 2014, respectively, (ii) SIR's and CCIT's audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2013, included or incorporated by reference into this joint proxy statement/prospectus and in SIR's and CCIT's Annual Reports on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014 and March 31, 2014, respectively, and (iii) SIR's unaudited pro forma consolidated statement of income for the year ended December 31, 2013 in SIR's Current Report on Form 8-K, as filed with the SEC on February 28, 2014 and incorporated by reference into this joint proxy statement/prospectus, or the SIR Historical Pro Forma.

        These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Upon completion of any long term financing, SIR's financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements have been included.

        The purchase price allocation of SIR's acquisitions described in the notes and reflected in these unaudited pro forma condensed consolidated financial statements are based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

        These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of SIR's expected financial position, or SIR's results of operations, for any future period. Differences could result from numerous factors, including future changes in SIR's portfolio of investments, changes in interest rates, changes in SIR's capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on SIR's existing leases or leases SIR may enter into during and after 2014, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial statements and such differences could be significant.

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2014

(amounts in thousands, except per share data)

	SIR Historical	CCIT Historical	CCIT Acquisition Adjustments (A)	Sale of Healthcare Properties (B)	Financing and Transaction Costs (C)	SIR Pro Forma
ASSETS
Real estate properties:
Land	$754,759	$305,996	$28,619	$(59,358)	$—	$1,030,016
Buildings and improvements	1,099,474	2,095,652	41,820	(392,958)	—	2,843,988

	1,854,233	2,401,648	70,439	(452,316)	—	3,874,004
Accumulated depreciation	(87,231)	(69,201)	69,201	—	—	(87,231)

	1,767,002	2,332,447	139,640	(452,316)	—	3,786,773
Acquired real estate leases, net	121,501	281,621	241,060	(90,375)	—	553,807
Cash and cash equivalents	14,710	29,057	(1,246,253)	509,000	737,253	43,767
Restricted cash	42	6,257	—	—	—	6,299
Rents receivable, net	65,116	33,004	(25,726)	—	—	72,394
Deferred leasing costs, net	6,134	—	—	—	—	6,134
Deferred financing costs, net	3,371	10,102	(10,102)	—	7,900	11,271
Other assets	11,966	4,242	(2,563)	—	—	13,645

Total assets	$1,989,842	$2,696,730	$(903,944)	$(33,691)	$745,153	$4,494,090

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$65,000	$715,000	$—	$—	$(213,447)	$566,553
Term loan	350,000	—	—	—	—	350,000
Bridge loan	—	—	—	—	1,000,000	1,000,000
Mortgage notes payable	18,952	297,616	(97)	(31,450)	—	285,021
Accounts payable and accrued expenses	25,440	17,583	(570)	—	—	42,453
Assumed real estate lease obligations, net	26,250	44,397	2,797	(2,241)	—	71,203
Distributions payable	—	10,568	—	—	—	10,568
Rents collected in advance	9,993	10,602	—	—	—	20,595
Security deposits	10,336	1,061	—	—	—	11,397
Due to related persons	1,772	532	—	—	—	2,304

Total liabilities	507,743	1,097,359	2,130	(33,691)	786,553	2,360,094

Commitments and contingencies
Redeemable common stock and noncontrolling interest	—	79,636	(75,695)	—	—	3,941

Shareholders' equity:
Common shares of beneficial interest, $.01 par value:
125,000 shares authorized, 59,950 shares issued and outstanding; 88,442 pro forma shares issued and outstanding	599	1,978	(1,693)	—	—	884
Additional paid in capital	1,440,792	1,696,276	(1,007,205)	—	—	2,129,863
Cumulative net income	223,352	—	—	—	(41,400)	181,952
Cumulative other comprehensive income (loss)	(17)	1,993	(1,993)	—	—	(17)
Cumulative common distributions	(182,627)	(180,512)	180,512	—	—	(182,627)

Total shareholders' equity	1,482,099	1,519,735	(830,379)	—	(41,400)	2,130,055

Total liabilities and shareholders' equity	$1,989,842	$2,696,730	$(903,944)	$(33,691)	$745,153	$4,494,090

See accompanying notes

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2013
(amounts in thousands, except per share data)

	SIR Historical Pro Forma	Naperville, Illinois Property (D)	SIR Adjusted Historical	CCIT Historical	Acquisition Pro Forma Adjustments (E)	Sale of Healthcare Properties (F)	Financing (G)	Other Pro Forma Adjustments		SIR Pro Forma
Revenues:
Rental income	$170,814	$16,766	$187,580	$75,031	$82,738	$(12,280)	$—	$131		$333,200
Tenant reimbursements and other income	31,600	—	31,600	12,028	12,112	(1,604)	—	—		54,136

Total revenues	202,414	16,766	219,180	87,059	94,850	(13,884)	—	131		387,336

Expenses:
Real estate taxes	21,416	—	21,416	6,783	6,721	(920)	—	—		34,000
Other operating expenses	17,571	406	17,977	8,164	6,345	(760)	—	4,414	(I)	36,140
Depreciation and amortization	36,855	4,366	41,221	32,653	—	—	—	49,029	(J)	122,903
Acquisition related costs	—	—	—	54,074	(54,074)	—	—	—		—
General and administrative	13,238	938	14,176	13,801	—	—	—	(1,767)	(K)	26,210

Total expenses	89,080	5,710	94,790	115,475	(41,008)	(1,680)	—	51,676		219,253

Operating income (loss)	113,334	11,056	124,390	(28,416)	135,858	(12,204)	—	(51,545)		168,083
Interest and other income	—	—	—	540	—	—	—	—		540
Interest expense	(14,041)	(2,813)	(16,854)	(13,028)	2,779	871	(21,800)	(12,460)	(L)	(60,492)

Income (loss) before income tax expense and equity in earnings of an investee	99,293	8,243	107,536	(40,904)	138,637	(11,333)	(21,800)	(64,005)		108,131
Income tax benefit	96	—	96	—	—	—	—	—		96
Equity in earnings of an investee	334	—	334	—	—	—	—	—		334

Net income (loss)	99,723	8,243	107,966	(40,904)	138,637	(11,333)	(21,800)	(64,005)		108,561
Net income (loss) allocated to noncontrolling interest	—	—	—	(17)	225	—	—	—		208

Net income (loss) attributed to SIR	$99,723	$8,243	$107,966	$(40,887)	$138,412	$(11,333)	$(21,800)	$(64,005)		$108,353

Weighted average common shares outstanding	49,800		49,800					28,486	(M)	78,286

Net income attributed to SIR per common share	$2.00		$2.17							$1.38

See accompanying notes

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Nine Months Ended September 30, 2014

(amounts in thousands, except per share data)

	SIR Historical	Naperville, Illinois Property (D)	SIR Adjusted Historical	CCIT Historical	Acquisition Pro Forma Adjustments (E)	Sale of Healthcare Properties (F)	Financing (G)	Other Pro Forma Adjustments		SIR Pro Forma
Revenues:
Rental income	$142,051	$4,141	$146,192	$143,833	$3,583	$(24,175)	$—	$84	(H)	$269,517
Tenant reimbursements and other income	24,234	—	24,234	25,013	838	(3,615)	—	—		46,470

Total revenues	166,285	4,141	170,426	168,846	4,421	(27,790)	—	84		315,987

Expenses:
Real estate taxes	16,580	—	16,580	13,098	41	(2,411)	—	—		27,308
Other operating expenses	13,666	100	13,766	14,621	810	(1,224)	—	2,055	(I)	30,028
Depreciation and amortization	30,442	1,078	31,520	62,087	—	—	—	(826)	(J)	92,781
Acquisition related costs	5,739	—	5,739	11,455	(11,455)	—	—	—		5,739
General and administrative	11,123	232	11,355	19,958	—	—	—	(10,932)	(K)	20,381

Total expenses	77,550	1,410	78,960	121,219	(10,604)	(3,635)	—	(9,703)		176,237

Operating income	88,735	2,731	91,466	47,627	15,025	(24,155)	—	9,787		139,750
Interest and other income	—	—	—	81	—	—	—	—		81
Interest expense	(10,025)	(672)	(10,697)	(20,810)	12,705	1,072	(16,350)	(9,364)	(L)	(43,444)
Gain on early extinguishment of debt	243	—	243	—	—	—	—	—		243

Income before income tax expense and equity in earnings of an investee	78,953	2,059	81,012	26,898	27,730	(23,083)	(16,350)	423		96,630
Income tax expense	(120)	—	(120)	—	—	—	—	—		(120)
Equity in earnings of an investee	59	—	59	—	—	—	—	—		59

Income before gain on sale of property	78,892	2,059	80,951	26,898	27,730	(23,083)	(16,350)	423		96,569
Gain on sale of property	116	—	116							116

Net income	79,008	2,059	81,067	26,898	27,730	(23,083)	(16,350)	423		96,685
Net income allocated to noncontrolling interest	—	—	—	157	—	—	—	—		157

Net income attributed to SIR	$79,008	$2,059	$81,067	$26,741	$27,730	$(23,083)	$(16,350)	$423		$96,528

Weighted average common shares outstanding	54,678		54,678					28,486	(M)	83,164

Net income attributed to SIR per common share	$1.44		$1.48							$1.16

See accompanying notes

(1)
Basis of Accounting:

        As of September 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements) with approximately 27.0 million rentable square feet. As of September 30, 2014, not including the Healthcare Properties, CCIT owned 64 properties (64 buildings) with approximately 16.1 million rentable square feet. The historical unaudited pro forma condensed consolidated financial statements include SIR's and CCIT's accounts and the accounts of their consolidated subsidiaries. All intercompany transactions and balances have been eliminated. Although unrelated to the Merger, pro forma adjustments for SIR's acquisition in April 2014 of one property located in Naperville, Illinois are presented in the unaudited pro forma condensed consolidated income statement because this acquisition by SIR was considered individually significant.

(2)
The Merger and Related Transactions:

        The adjustments to SIR Historical information in the unaudited pro forma condensed consolidated balance sheet, and to SIR Adjusted Historical information in the unaudited pro forma condensed consolidated income statements represent the effects of the Merger Agreement, including the related acquisition of CCIT's full property portfolio which includes 64 office and industrial net lease properties, or the 64 CCIT Properties, as well as the Healthcare Properties, for estimated total consideration of approximately $2.9 billion, including the assumption of approximately $297.7 million of mortgage principal (of which approximately $30.0 million will be assumed by SNH in the Healthcare Properties Sale) and excluding acquisition related costs.

        As part of the transaction, SIR entered into the Healthcare Properties Purchase and Sale Agreement to sell the Healthcare Properties for a purchase price of $539.0 million (approximately $509.0 million in net proceeds exclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon the completion of the Merger, which is currently expected to take place during the first quarter of 2015, resulting in an estimated net purchase price to SIR of approximately $2.4 billion, excluding closing costs.

        SIR expects to fund the net purchase price of CCIT by a combination of borrowing under its revolving credit facility and a new $1.0 billion senior unsecured bridge loan facility and the SIR Share Issuance. SIR also plans to seek longer term financing of the transaction through the issuance of senior unsecured notes, either before the acquisition closes or by refinancing some or all of these borrowings after the acquisition closes.

        The following summarizes the estimated total consideration, funding sources and estimated net purchase price after the completion of the Healthcare Properties Sale (in thousands):

Estimated total purchase price (excluding acquisition costs):
Estimated value of aggregate Share Consideration (see Note (A) for calculation)	$689,356
Estimated assumed working capital and noncontrolling interest	(554)
Assumed mortgage principal	297,743

Noncash portion of purchase price	986,545

Maximum aggregate Cash Consideration payable (see Note (A) for calculation)	1,246,253
Estimated CCIT debt expected to be repaid at closing	715,000

Cash portion of purchase price	1,961,253

Estimated gross purchase price	$2,947,798

Estimated funding sources (excluding acquisition costs):
Proceeds from Healthcare Properties Sale	$509,000
Borrowings under a new bridge loan facility	1,000,000
Borrowings under SIR's existing revolving credit facility	452,253

Estimated funding total	$1,961,253

Estimated net purchase price (excluding acquisition costs):
Estimated gross purchase price	$2,947,798
Proceeds from Healthcare Properties Sale	(509,000)
Healthcare Properties Sale mortgages assumed (1)	(30,000)

Estimated net purchase price	$2,408,798

(1)
Excludes mortgage premium of $1.5 million.

        The following summarizes the preliminary net purchase price allocation for the 64 CCIT Properties, as if the Merger and Healthcare Properties Sale had occurred on September 30, 2014 (in thousands):

Land	$275,257
Buildings and improvements	1,744,514
Acquired real estate leases	432,306
Cash	538,057
Restricted cash	6,257
Rents receivable	7,278
Other assets	1,679

Total assets	$3,005,348

Revolving credit facility	$715,000
Mortgage notes payable (1)	266,069
Accounts payable and accrued expenses	17,013
Assumed real estate lease obligations	44,953
Distributions payable	10,568
Rents collected in advance	10,602
Security deposits	1,061
Due to related persons	532
Noncontrolling interest	3,941

Net assets acquired	$1,935,609

Assumed working capital and other accounts	$(554)
Assumed principal balance of debt of $982,743, less cash received from Healthcare Properties Sale of $509,000	473,743

Purchase price (2)	$2,408,798

(1)
Principal balance of the related mortgage notes payable was $267.7 million.

(2)
The allocation of purchase price is based on preliminary estimates and may change significantly following the completion of (i) third party appraisals and (ii) SIR's analysis of acquired in place leases and building valuations. Purchase price excludes acquisition costs.

        In accordance with GAAP, SIR will account for the Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of SIR. Any excess of purchase price over the fair values will be recorded as goodwill. SIR estimated the purchase price allocations and the useful lives of the 64 CCIT Properties. In some circumstances, SIR engaged an independent real estate consulting firm to provide market information and evaluations which are relevant to purchase price allocations and determinations of useful lives; however, SIR is ultimately responsible for the purchase price allocations and determinations of useful lives. SIR allocated the purchase prices of the 64 CCIT Properties to land, building and improvements based on determinations of the fair values of these assets assuming the properties are vacant. SIR determined the fair value of each property using methods similar to those used by independent appraisers. Since all of the 64 CCIT Properties qualify as acquired businesses under Accounting Standards Codification 805 Business Combinations, SIR allocated a portion of the purchase price of the 64 CCIT Properties to above market and below market leases based on the present value (using an estimated interest rate which reflects the risks associated with acquired in place leases at the time each property is expected to be acquired) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. The terms of below market leases that include bargain renewal options, if any, are further adjusted if SIR determines the renewal to be probable. None of the leases at the 64 CCIT Properties include bargain renewal options. SIR allocated a portion of the purchase price to acquired in place leases and tenant relationships in an amount, if any, equal to the excess of (i) the purchase price paid for each property, after adjusting existing acquired in place leases to market rental rates, over (ii) the estimated fair value of the property, as if vacant. SIR allocated this aggregate value between acquired in place lease values and tenant relationships based on an evaluation of the specific characteristics of each tenant's lease. However, SIR has not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying unaudited pro forma condensed consolidated financial statements. In making these allocations, SIR considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by it. Consolidated financial statements of SIR issued after the Merger would include CCIT assets acquired and retained by SIR in the Merger from the date the Merger is completed, but not for periods prior to the completion of the Merger.

(3)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments:

(A)
The adjustments represent the effects of the Merger Agreement including the related acquisition of CCIT's full property portfolio which includes the 64 CCIT Properties, as well as the Healthcare Properties, for a total purchase price of approximately $2.9 billion, including the assumption of approximately $297.7 million of mortgage debt and excluding acquisition related costs.

    Estimates of fair value of acquired land, building and improvements, acquired real estate leases, assumed real estate lease obligations and working capital accounts have been incorporated into the pro forma balance sheet, including the following:

    (i)
    Rents receivable: Represents an adjustment of $25.7 million to eliminate CCIT's existing accumulated straight-line rent balance for tenant leases. The pro forma CCIT rents receivable balance of $7.3 million represents the fair value of current amounts receivable from tenants as of September 30, 2014.

    (ii)
    Deferred financing costs, net: Represents an adjustment of $10.1 million to eliminate CCIT's existing unamortized capitalized financing fees related to debt expected to be repaid at the Effective Time.

    (iii)
    Other assets: Represents adjustments to eliminate deferred gains recorded by CCIT related to interest rate swaps, based on estimated market values of the related derivative instruments as of November 14, 2014.

    (iv)
    Accounts payable and accrued expenses: Represents adjustments to eliminate deferred losses recorded by CCIT related to interest rate swaps, based on estimated market values of the related derivative instruments as of November 14, 2014.

    The adjustments to reduce mortgage notes payable reflect changes in market interest rates and the impact on the value of CCIT's fixed rate mortgages as of November 14, 2014.

    The adjustment to reduce CCIT's obligation to redeem redeemable CCIT Common Stock and noncontrolling interest reflects the exchange of shares of redeemable CCIT Common Stock for the Merger Consideration, and the allocation of a portion of the estimated purchase price to CCIT's noncontrolling interest. Noncontrolling interest represents an 11% ownership interest held by an unrelated joint venture partner in one of the 64 CCIT Properties.

    On and subject to the terms and conditions of the Merger Agreement, including those relating to proration, at the Effective Time, which is currently expected to take place during the first quarter of 2015, each share of CCIT Common Stock, other than shares held by any wholly owned subsidiary of CCIT or by SIR or any of SIR's wholly owned subsidiaries, will be converted into the right to receive either (i) the Cash Consideration or (ii) the Share Consideration, in each case, subject to proration and certain adjustments. If a CCIT stockholder has not made an election, on and subject to the terms and conditions of the Merger Agreement, the shares of the CCIT Common Stock held by such stockholder will be converted into the right to receive the Share Consideration. If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds the Maximum Cash Conversion Number or is less than the Minimum Cash Conversion Number, notwithstanding the CCIT stockholder elections, the Cash Consideration and Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration may also be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

    Pro forma adjustments assumes that the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Maximum Cash Conversion Number, which currently results in the highest amount of aggregate Merger Consideration. The following summarizes the calculation of estimated Merger Consideration (share numbers and dollar amounts in thousands, except per share dollar amounts):

Total shares of CCIT Common Stock at Effective Time	197,817.98
Maximum cash election percentage	60%

Subtotal (Maximum Cash Conversion Number)	118,690.79
Cash Consideration	$10.50

Maximum aggregate Cash Consideration payable	$1,246,253.27

Total shares of CCIT Common Stock at Effective Time	197,817.98
Share election percentage	40%

Subtotal	79,127.19
Times 0.360	0.360

SIR Common Shares issuable	28,485.79
Closing price of SIR Common Shares on November 14, 2014	$24.20

Estimated value of aggregate Share Consideration	$689,356.10

Maximum aggregate Cash Consideration payable	$1,246,253.27
Estimated value of aggregate Share Consideration	689,356.10

Estimated aggregate Merger Consideration payable	$1,935,609.37

    The value of the Share Consideration is currently based on the closing price of SIR Common Shares on November 14, 2014. A 10% change in the closing price of SIR Common Shares would change the estimated net purchase price by approximately $68.9 million, and net income attributable to SIR by approximately $0.02 per SIR Common Share. In addition, the estimated net purchase price would decrease by approximately $70.7 million assuming the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Minimum Cash Conversion Number.

  (B)
  The adjustments represent the sale of the Healthcare Properties Sale to SNH for approximately $539.0 million (including approximately $509.0 million in net proceeds exclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon closing of the Merger. The additional adjustment to mortgage notes payable represents premium on mortgages transferred to SNH with the Healthcare Properties.

  CCIT Historical information combined with adjustments presented in Notes (3)(A) and (3)(B) is equal to the preliminary net purchase price allocation presented in Note (2).

  (C)
  The adjustments represent SIR's new $1.0 billion senior unsecured bridge loan facility, less the aggregate adjustments to SIR's and CCIT's revolving credit facilities. Aggregate adjustments to the revolving credit facilities represent the portion of the net purchase price funded with borrowings of $501.6 million under SIR's $750.0 million revolving credit facility and repayments of CCIT's revolving credit facility of $715.0 million expected to be made at closing. SIR's credit facility had $60.0 million drawn and $690.0 million available for borrowings as of November 14, 2014.

    The adjustment to deferred financing costs reflects estimated transaction costs of $1.9 million directly related to the assumption of CCIT mortgage debt and $6.0 million related to SIR's new $1.0 billion senior unsecured bridge loan facility. The adjustment to reduce cumulative net income reflects estimated transaction costs directly related to the Merger. Estimated transaction costs totaling $41.4 million have been excluded from the unaudited pro forma condensed consolidated statements of income as they reflect nonrecurring charges.

(4)
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income Adjustments:

(D)
Rental income: Represents the terms of SIR's current lease for the Naperville, Illinois property, which SIR acquired on April 1, 2014 for a purchase price of $187.5 million, excluding acquisition related costs. This property was acquired and simultaneously leased back to the seller in a sale/leaseback transaction and was accounted for as an asset acquisition. For pro forma purposes, SIR has assumed that the lease with the prior owner was in place as of January 1, 2013.

    Other operating expenses: Adjusts other operating expenses related to this Naperville, Illinois property based on SIR's contractual obligations under its property management agreement with RMR.

    Depreciation and amortization: Adjusts depreciation and amortization expenses related to this Naperville, Illinois property. Real estate investments are depreciated on a straight-line basis over estimated useful lives ranging up to forty years.

    General and administrative expenses: Adjusts general and administrative expenses related to this Naperville, Illinois property. General and administrative expense adjustments are based on SIR's contractual obligation under its business management agreement with RMR.

    Interest expense: Adjusts interest expense related to this Naperville, Illinois property assuming the acquisition of this property had occurred on January 1, 2013 and was financed using borrowings under SIR's revolving credit facility. The interest rate used to calculate the pro forma interest expense adjustment is the weighted average interest rate for the nine months ended September 30, 2014 and year ended December 31, 2013, or 1.45% and 1.50%, respectively. A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual pro forma acquisitions related interest expense by approximately $0.2 million.

  (E)
  Rental income: Adjusts rental income for properties acquired by CCIT as of September 30, 2014 based on historical results as if those properties were acquired as of January 1, 2013,

    except for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties with no rental history were in place as of the later of (i) January 1, 2013 or (ii) the date construction was completed.

    Tenant reimbursements and other income: Adjusts tenant reimbursements and other income for properties acquired by CCIT as of September 30, 2014 based on historical results as if those properties were acquired as of January 1, 2013, except for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties with no rental history were in place as of (i) January 1, 2013 or (ii) the date construction was completed.

    Real estate taxes: Adjusts real estate taxes for properties acquired by CCIT since January 1, 2013 based on historical results.

    Other operating expenses: Adjusts other operating expenses for properties acquired by CCIT since January 1, 2013 based on historical results. See footnote (I) for related adjustment.

    Acquisition related costs: Adjustment eliminates historical acquisition related costs as if the properties acquired by CCIT after January 1, 2013 occurred as of January 1, 2013.

    Interest expense:

    For the twelve months ended December 31, 2013: Adjustment eliminates historical interest expense of $7.5 million related to CCIT's revolving credit facility and term loan. CCIT's revolving credit facility and term loan are expected to be repaid at the Effective Time. The elimination of $7.5 million of revolving credit facility and term loan interest is partially offset by the $4.7 million increase in interest on mortgages assumed with certain properties acquired subsequent to January 1, 2013 as if the acquisition of the related properties occurred on January 1, 2013.

    For the nine months ended September 30, 2014: Adjustment eliminates historical interest expense of $12.7 million related to CCIT's revolving credit facility and term loan. CCIT's revolving credit facility and term loan are expected to be repaid at the Effective Time.

    Noncontrolling interest: Adjusts noncontrolling interest based on historical results as if the property was acquired as of January 1, 2013. Noncontrolling interest represents an 11% ownership interest held by an unrelated joint venture partner in one of the 64 CCIT Properties acquired during 2013.

  (F)
  Represents the adjustment to revenues, certain operating expenses and mortgage interest related to the Healthcare Properties that are expected to be sold to SNH, as if those properties were sold to SNH as of January 1, 2013. These pro forma adjustments are based on historical results except, for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties were in place as of January 1, 2013.

  (G)
  Represents the effect on interest expense related to the bridge loan financing described in Note (C) as follows (dollars in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Principal amount of bridge loan	$1,000,000	$1,000,000
Interest rate (Libor + 140 basis points) (1)	1.55%	1.55%

Interest expense before amortization of deferred financing fees	$15,500	$15,500
Amortization of related deferred financing fees (2)	6,000	6,000

Annual interest expense	$21,500	$21,500
Percent of annual days adjusted	75.00%	100.00%

Pro forma interest expense	$16,125	$21,500

(1)
Interest rate is Libor as of November 14, 2014, plus a contractual spread based on investment grade ratings.

(2)
Excludes additional fees payable under the related loan agreement if the loan remains outstanding for at least ninety days as follows:

Days Outstanding	Basis Points	Additional Fees
At least 90 days but less than 180 days	25	$2,500
At least 180 days but less than 270 days	50	5,000
At least 270 days	75	7,500

Total	150	$15,000

  In addition, interest expense includes amortization of the $1.9 million of mortgage assumption fees totaling $0.3 million and $0.2 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, based on the weighted average remaining mortgage term of 6.33 years.

  A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual bridge loan interest expense by approximately $1.3 million.

  (H)
  Adjusts non-cash straight-line rent and non-cash amortization of above and below market leases related to the 64 CCIT Properties. Capitalized acquired above and below market lease values are amortized as a reduction or an increase, respectively, to rental income over the 11.4 year weighted average remaining lease term at September 30, 2014. The components of the rental income adjustment are as follows (in thousands):

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Non-cash, straight-line rent adjustments	$45	$90
Non-cash, net above and below market lease amortization	39	41

	$84	$131

  (I)
  Adjusts other operating expenses related to the 64 CCIT Properties based on SIR's contractual obligations under its property management agreement with RMR.

  (J)
  Adjustment eliminates historical depreciation and amortization expenses of $32.7 million and $62.1 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Adjustment also includes estimated depreciation and amortization expenses related to the 64 CCIT Properties of $81.7 million and $61.3 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Real estate investments are depreciated on a straight-line basis over estimated useful lives ranging up to forty years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market lease values, are amortized on a straight-line basis over the 11.4 year weighted average remaining lease term at September 30, 2014.

  (K)
  Adjustment eliminates historical general and administrative expenses related to the 64 CCIT Properties of $13.8 million and $20.0 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, and includes general and administrative expenses of $12.0 million and $9.0 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, based on SIR's contractual obligation under its business management agreement with RMR.

  (L)
  Adjusts interest expense as detailed below (in thousands, except percentages):

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Term Loan
Weighted average principal balance	$350,000	$350,000
Contractual increase in interest rate based on increase in projected leverage	0.55%	0.55%

Increase in annual interest expense	$1,925	$1,925
Percent of annual days adjusted	75.00%	100.00%

	$1,444	$1,925

Revolving Credit Facility
Weighted average principal balance	$156,000	$151,000
Contractual increase in interest rate based on increase in projected leverage	0.50%	0.50%

Increase in annual interest expense	$780	$755
Percent of annual days adjusted	75.00%	100.00%

	$585	$755

Acquisition Borrowings on Revolving Credit Facility
Estimated borrowings on the revolving credit facility	$501,553	$501,553
Interest rate (Libor + 180 basis points) (1)	1.95%	1.95%

Annual interest expense	$9,780	$9,780
Percent of annual days adjusted	75.00%	100.00%

	$7,335	$9,780

Total Adjustment	$9,364	$12,460

(1)
Interest rate is Libor as of November 14, 2014, plus a contractual spread based on estimated leverage immediately following the completion of the Merger.

A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual pro forma term loan and revolving credit facility interest expense by approximately $1.1 million.

  (M)
  Adjusts weighted average SIR Common Shares outstanding for shares issued as Share Consideration in the Merger, assuming that the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Maximum Cash Conversion Number, which results in the issuance of approximately 28,486,000 SIR Common Shares.

Unaudited Comparative Per Share Information

        The following tables set forth, for the nine months ended September 30, 2014 and for the fiscal year ended December 31, 2013, selected per share information for SIR Common Shares on a historical and pro forma combined basis and for CCIT Common Stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the Merger and the Healthcare Properties Sale. SIR will account for the Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. The SIR adjusted historical information for the nine months ended September 30, 2014 includes adjustments to reflect SIR's acquisition of one property in Naperville, Illinois in April 2014, which is unrelated to the Merger but included in the pro forma condensed consolidated financial information because the acquisition is considered individually significant. The SIR adjusted historical information for the twelve months ended December 31, 2013 is based on SIR's unaudited pro forma consolidated statement of income for the year ended December 31, 2013 in SIR's Current Report on Form 8-K, as filed with the SEC on February 28, 2014 and incorporated by reference into this joint proxy statement/prospectus, plus the Naperville, Illinois acquisition noted above. The data is derived from and should be read in conjunction with the SIR and CCIT audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of SIR and CCIT and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are incorporated by reference and included elsewhere in this joint proxy statement/prospectus, respectively.

        The pro forma consolidated CCIT equivalent information shows the effect of the Merger and the Healthcare Properties Sale from the perspective of an owner of shares of CCIT Common Stock.

        The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

        The pro forma income from continuing operations per share includes the combined income from continuing operations of SIR and CCIT on a pro forma basis as if the transactions were completed on January 1, 2013.

	SIR		CCIT
	Adjusted Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the nine months ended September 30, 2014
Income per share from continuing operations
Basic	$1.48	$1.16	$0.14	$0.42
Diluted	$1.48	$1.16	$0.14	$0.42
Distributions per SIR Common Share/per share of CCIT Common Stock	$1.42	$1.50	$0.49	$0.54
Book value per SIR Common Share/share of CCIT Common Stock	$24.72	$24.08	$7.68	$8.67

	SIR		CCIT
	Adjusted Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the year ended December 31, 2013
Income per share from continuing operations
Basic	$2.17	$1.38	$(0.45)	$0.50
Diluted	$2.17	$1.38	$(0.45)	$0.50
Distributions per SIR Common Share/per share of CCIT Common Stock	$1.76	$2.00	$0.65	$0.72
Book value per SIR Common Share/share of CCIT Common Stock	$24.06	$23.58	$8.23	$8.49

Comparative SIR and CCIT Market Price and Distribution Information

SIR's Market Price Data

        The SIR Common Shares are listed on the NYSE under the symbol "SIR." This table sets forth, for the periods indicated, the high and low sale prices per share of the SIR Common Shares, as reported on the NYSE composite transaction reports, and distributions declared per SIR Common Share.

	Price Per SIR Common Share
			Distribution Declared Per SIR Common Share
	High	Low
2013
First Quarter	$28.13	$24.58	$0.42
Second Quarter	$30.14	$26.01	$0.44
Third Quarter	$28.24	$23.79	$0.44
Fourth Quarter	$28.16	$24.77	$0.46

	Price Per SIR Common Share
			Distribution Declared Per SIR Common Share
	High	Low
2014
First Quarter	$30.52	$26.26	$0.46
Second Quarter	$31.47	$27.77	$0.48
Third Quarter	$30.20	$24.02	$0.48
Fourth Quarter through December 16, 2014	$24.60	$22.65	$0.48
Recent Closing Prices

        The following table sets forth the closing per share sales prices of SIR Common Shares as reported on the NYSE on August 29, 2014, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement by SIR and CCIT, and on December 16, 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus:

SIR Common Shares
August 29, 2014	$27.90
December 16, 2014	$23.98

        The market price of the SIR Common Shares will fluctuate between the date of this joint proxy statement/prospectus and the Effective Time.

        Following the transaction, the SIR Common Shares will continue to be listed on the NYSE. SIR has agreed to use its reasonable best efforts to cause the SIR Common Shares to be issued as Share Consideration in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

CCIT's Distribution Data

        CCIT elected to be taxed, and currently qualifies as, a REIT for United States federal income tax purposes. As a REIT, CCIT has made distributions each taxable year equal to at least 90% of its taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). One of CCIT's primary goals is to pay regular (monthly) distributions to its stockholders.

        There is no established public trading market for shares of CCIT Common Stock. The following table shows the distributions CCIT paid on a per share basis during the years ended December 31, 2013, 2012 and 2011:

Distributions Declared Per Share of CCIT Common Stock
2013
Fourth Quarter	$0.16
Third Quarter	$0.16
Second Quarter	$0.16
First Quarter	$0.16
2012
Fourth Quarter	$0.16
Third Quarter	$0.16
Second Quarter	$0.16
First Quarter	$0.16
2011
Fourth Quarter	$0.16
Third Quarter	$0.16
Second Quarter	$0.04
First Quarter	$—

        The CCIT board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for CCIT stockholders of record as of the close of business on each day of the period commencing on January 1, 2014 and ending on December 31, 2014.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding how to vote your SIR Common Shares or shares of CCIT Common Stock, as applicable. In addition, you should read and consider the risks associated with each of the businesses of SIR and CCIT because these risks will also affect the combined company following the completion of the Merger. Risks related to SIR's business can be found in SIR's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and risks related to CCIT's business can be found in CCIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, each on file with the SEC, and other reports filed by SIR and CCIT with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

Risks Relating to the Merger

The exchange ratio in the Merger is fixed and will not be adjusted for changes in the market price of SIR Common Shares.

        As provided in the Merger Agreement, at least 40% of the Merger Consideration is to be paid in Share Consideration, which is the right to receive 0.360 of a SIR Common Share for each share of CCIT Common Stock plus cash paid in lieu of fractional shares. The exchange ratio for the Share Consideration was fixed in the Merger Agreement and, while subject to adjustment in limited circumstances, such exchange ratio will not be adjusted for changes in the market price of SIR Common Shares.

        The market price of SIR Common Shares may change as a result of a variety of factors (many of which are beyond SIR's control), including the following:

  •
  market reaction to the announcement of the Merger, the SIR Share Issuance and the prospects of the combined company;

  •
  changes in the respective businesses, operations, assets, liabilities, financial position and prospects of SIR or CCIT or in market assessments thereof;

  •
  changes in the operating performance of SIR, CCIT or similar companies;

  •
  changes in market valuations of similar companies;

  •
  market assessments of the likelihood that the Merger will be completed;

  •
  changes in prevailing interest rates or other debt financing terms, including changes that make SIR's financing of the Merger more expensive than originally expected or render the CCIT acquisition dilutive to current SIR shareholders;

  •
  interest rates on debt investments available to investors, general market and economic conditions and other factors generally affecting the value of an investment in SIR Common Shares;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which SIR and CCIT operate;

  •
  dissident shareholder activity;

  •
  changes that affect the commercial real estate market generally;

  •
  changes in the U.S. or global economy or capital, financial or securities markets generally; and

  •
  other factors beyond the control of either SIR or CCIT, including those described or referred to elsewhere in this "Risk Factors" section.

        Changes in the market price of SIR Common Shares prior to the completion of the Merger will affect the market value of the Share Consideration. The market price of a SIR Common Share at the completion of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of SIR's special meeting and CCIT's special meeting. For example, based on the range of closing market prices of SIR Common Shares during the period from August 29, 2014, the last trading day before public announcement of the Merger, through December 16, 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio of 0.360 of a SIR Common Share represented a market value ranging from a low of $8.20 to a high of $10.04. Because the Merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market price of SIR Common Shares that CCIT stockholders receiving the Share Consideration will receive upon completion of the Merger. You should therefore consider that:

  •
  If the market price of SIR Common Shares declines between the date the Merger Agreement was signed or the date of the CCIT special meeting and the Effective Time, CCIT stockholders will receive shares that have a market price upon completion of the Merger that is less than the market price of such shares calculated pursuant to the exchange ratio on the date the Merger Agreement was signed or on the date of the CCIT special meeting, respectively.

  •
  If the market price of SIR Common Shares increases between the date the Merger Agreement was signed or the date of SIR's special meeting and the Effective Time, CCIT stockholders will receive shares that have a market price upon completion of the Merger that is greater than the market price of such shares calculated pursuant to the stock exchange ratio when the Merger Agreement was signed or the date of SIR's special meeting, respectively.

The Merger Consideration is subject to proration so that at least 40%, but not more than 60%, of the shares of CCIT Common Stock receive the Cash Consideration. Therefore, a CCIT stockholder cannot be certain of the form of Merger Consideration that will be received, regardless of any election such stockholder may make.

        The Merger Agreement limits the Cash Consideration payable by SIR to Cash Consideration for not more than 60% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time. If holders of more than 60% of the issued and outstanding shares of CCIT Common Stock make a valid cash election, a pro rata portion of the shares for which a valid cash election was made will be converted into the right to receive the Share Consideration so that cash elections do not exceed such 60% cash "cap." If such proration is required, holders of shares of CCIT Common Stock who elected to receive the Cash Consideration will receive a portion of their consideration in SIR Common Shares.

        The Merger Agreement also requires that SIR pay the Cash Consideration for no less than 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time. If holders of less than 40% of the issued and outstanding shares of CCIT Common Stock make a valid cash election, and the number of non-electing shares (which would receive the Cash Consideration in such circumstances) are insufficient to cover the shortfall, a pro rata portion of the shares for which a valid share election was made will be converted into the right to receive cash so that at least 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time receive the Cash Consideration. If such proration is required, holders of CCIT Common Stock who elected to receive the Share Consideration will receive a portion of their consideration in cash.

The Merger and the other transactions contemplated by the Merger Agreement are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete these transactions could have material and adverse effects on SIR and CCIT.

        The completion of the Merger and the other transactions contemplated by the Merger Agreement are subject to a number of conditions, including the approval by SIR shareholders of the SIR Share Issuance, the approval of the Merger by CCIT stockholders and the receipt of certain lender consents which make the completion, and the timing of the completion, of the Merger uncertain. See the section entitled "The Merger Agreement — Conditions to Completion of the Merger" beginning on page 192 of this joint proxy statement/prospectus for a more detailed discussion. Also, either SIR or CCIT may terminate the Merger Agreement if the Merger is not completed by March 31, 2015, except that this right to terminate the Merger Agreement will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principal cause of, or, resulted in, the failure of the Merger to be completed on or before such date.

        If the transactions contemplated by the Merger Agreement are not completed on a timely basis, or at all, SIR and CCIT may be adversely affected and subject to a number of risks, including the following:

  •
  SIR and CCIT will be required to pay their respective costs relating to the transactions contemplated by the Merger Agreement, such as legal, accounting, financial advisory and printing fees, whether or not such transactions are completed;

  •
  each of SIR and CCIT may be obligated to reimburse the other for expenses in an aggregate amount not to exceed $20.0 million if it fails to obtain shareholder or stockholder approval;

  •
  the time and resources committed by SIR's and CCIT's respective management to matters relating to the transactions contemplated by the Merger Agreement could otherwise have been devoted to pursuing other beneficial opportunities; and

  •
  the market price of SIR Common Shares could decline to the extent that the current market price reflects, and is positively affected by, a market assumption that the transactions contemplated by the Merger Agreement and the Healthcare Properties Purchase and Sale Agreement will be completed.

The Merger Agreement contains provisions that limit CCIT's ability to pursue alternatives to the Merger, could discourage a potential competing acquirer of CCIT from making a favorable alternative proposal and, in specified circumstances, could require SIR or CCIT to pay expenses of up to $20.0 million to the other party or CCIT to pay a termination fee of $75.0 million to SIR.

        The Merger Agreement contains certain provisions that restrict CCIT's ability to solicit, initiate or knowingly facilitate or encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or enter into any acquisition agreement with respect to, a competing acquisition proposal. Further, even if the CCIT board of directors withdraws or qualifies its recommendation with respect to approval of the Merger and the other transactions contemplated by the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, CCIT will still be required to submit the Merger and the other transactions contemplated by the Merger Agreement to a vote at the CCIT special meeting. In addition, SIR generally has an opportunity to offer to modify the terms of the transactions contemplated by the Merger Agreement in response to any competing acquisition proposal before the CCIT board of directors may withdraw or qualify its recommendation with respect to the Merger.

        Upon termination of the Merger Agreement following the failure of SIR shareholders to approve the SIR Share Issuance or CCIT stockholders to approve the Merger, SIR or CCIT, respectively, will be required to pay the expenses of the other in an aggregate amount of up to $20.0 million. CCIT will also be required to pay to SIR a termination fee of $75.0 million (less any expenses of SIR previously paid as described in the preceding sentence) in certain circumstances, including if SIR terminates the Merger Agreement because the CCIT board of directors changes its recommendation with respect to the Merger prior to the approval of the Merger by CCIT stockholders or CCIT breaches the non-solicitation provisions described above in any material respects or CCIT terminates the Merger Agreement to enter into a definitive agreement that constitutes a superior proposal. See the sections entitled "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198 of this joint proxy statement/prospectus, "The Merger Agreement — Termination of the Merger Agreement" beginning on page 206 of this joint proxy statement/prospectus and "The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus.

        These provisions could discourage a potential competing acquirer or merger partner that might have an interest in acquiring all or a significant portion of CCIT or its portfolio from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the transactions contemplated by the Merger Agreement. These provisions also might result in a potential competing acquirer or merger partner proposing to pay a lower price to holders of shares of CCIT Common Stock than it might otherwise have proposed to pay because of the added expense of the $75.0 million termination fee that may become payable to SIR.

        If the Merger Agreement is terminated and after the termination either SIR or CCIT determines to seek another business combination, SIR or CCIT, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions contemplated by the Merger Agreement.

The pendency of the Merger could adversely affect the business and operations of SIR and CCIT.

        In connection with the pending Merger, Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement, some tenants or vendors may delay or defer decisions related to their business dealings with SIR or CCIT, which could negatively impact the revenues, earnings, cash flows or expenses of SIR and CCIT, regardless of whether the Merger or Healthcare Properties Sale is completed. In addition, due to operating covenants in the Merger Agreement, each of SIR and CCIT may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to SIR or CCIT, respectively.

Certain of SIR's trustees and executive officers and SIR's manager have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof.

        Certain of SIR's trustees and executive officers and SIR's manager, RMR, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. The SIR board of trustees was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions, and in recommending that SIR shareholders vote for the proposal to approve the SIR Share Issuance. These interests include those discussed below.

        Concurrently with the execution and delivery of the Merger Agreement, (i) SIR Merger Sub and SNH entered into the Healthcare Properties Purchase and Sale Agreement for the sale by SIR Merger

Sub to SNH of the CCIT subsidiaries owning the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon closing of the Merger and (ii) CCIT and ARCP entered into the Voting Agreements with GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014. Pursuant to the Voting Agreements GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance and ARCP agreed to certain standstill provisions in which it agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months.

        RMR is the business and property manager of SIR, SNH and GOV and the personnel and various services that SIR, SNH and GOV require to operate their respective businesses are provided to them by RMR. Messrs. Barry M. Portnoy and Adam D. Portnoy are managing trustees of each of SIR, SNH and GOV and are also directors and/or officers of RMR and the beneficial owners of RMR. Mr. Jeffrey P. Somers is a trustee of SIR and a trustee of each of SNH and GOV. All of the executive officers of SIR, SNH and GOV are also employees of RMR, including Mr. David M. Blackman, SIR's President and Chief Operating Officer, who is also President and Chief Operating Officer of GOV. These individuals may hold equity in or positions with SIR, SNH, GOV and other companies to which RMR provides management services, in addition to the collective beneficial ownership by GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, of approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014.

        SIR and SNH each have a business management agreement and property management agreement with RMR. The completion of the Merger by SIR and the Healthcare Properties Sale by SNH are expected to increase the business management and property management fees to be paid to RMR by SIR and SNH under these agreements.

        For more information about these interests, see "The Merger — Interests of SIR's Trustees, Executive Officers and Manager in the Merger and Related Transactions" beginning on page 153 of this joint proxy statement/prospectus. For more information about the Healthcare Properties Purchase and Sale Agreement and Voting Agreements, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus.

Certain of CCIT's directors and executive officers and CCIT's advisor have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof.

        Certain of CCIT's directors and executive officers and CCIT's advisor, CCI Advisors, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof. The CCIT board of directors was aware of these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions and in recommending that CCIT stockholders vote for the approval of the Merger and the other transactions contemplated by the Merger Agreement. These interests include those discussed below.

        ARCP indirectly owns and/or controls CCIT's advisor, CCI Advisors, CCIT's property manager, CREI Advisors, and CCIT's sponsor, Cole Capital®. Pursuant to the CCIT Advisory Agreement, CCIT pays CCI Advisors certain advisory, acquisition and disposition fees for services rendered and reimburses CCI Advisors for certain expenses incurred. Mr. Mark G. Selman, a director and the Chief Executive Officer and President of CCIT, and Mr. Simon J. Misselbrook, the Chief Financial Officer and Treasurer of CCIT and CCI Advisors, are employees of ARCP. Such persons are compensated by

ARCP, in part, for their services to CCIT but do not and did not receive any compensation directly from CCIT.

        Concurrently with the execution and delivery of the Merger Agreement, CCIT entered into the Termination and Transition Agreement with the Cole Advisors. Among other things, the Termination and Transition Agreement provides for the termination of the CCIT Advisory Agreement at the Effective Time; however, on or after the Effective Time, CCIT or SIR Merger Sub will pay CCI Advisors the subordinated performance fee and the disposition fee set forth under the terms of the CCIT Advisory Agreement for periods through and including the Effective Time, not to exceed $14.35 million in the aggregate. For additional information on these fees and expense reimbursements provided under the Termination and Transition Agreement, see "Related Agreements — Termination and Transition Agreement" beginning on page 211 of this joint proxy statement/prospectus.

        Under the terms of the Merger Agreement, for a period of six years after the Effective Time, subject to certain limitations, the surviving entity has agreed to indemnify each current and former executive officer and director of CCIT, for costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and paid settlement amounts in connection with any claim, proceeding or investigation pertaining to (i) alleged actions or omissions, in such person's capacity as an executive officer or director of CCIT or (ii) the Merger Agreement and any of the transactions contemplated thereby, and will pay in advance of the final disposition of any such claim, proceeding or investigation, the expenses (including attorneys' fees) of any such person. In addition, pursuant to the terms of the Merger Agreement, prior to the Effective Time, CCIT has agreed to obtain and pay the premium for a non-cancelable extension of the coverage afforded by CCIT's existing D&O Insurance for any claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period prior to the Effective Time from one or more insurance carriers with the same or better credit rating as CCIT's current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under CCIT's existing policies and with liability limits that are no lower than the limits on CCIT's existing policies so long as the premium in the aggregate does not exceed 250% of the annual aggregate premium(s) under CCIT's existing policies. These arrangements are described in detail in the "The Merger Agreement — Covenants and Agreements — Indemnification of Directors and Officers; Insurance" beginning on page 203 of this joint proxy statement/prospectus.

        CCIT maintains indemnification agreements with (i) each of its independent directors, Messrs. Marcus E. Bromley and Randy J. Pace, each dated August 27, 2014, (ii) Mr. Simon J. Misselbrook, CCIT's Chief Financial Officer and Treasurer, and Mr. Gavin B. Brandon, CCIT's Senior Vice President of Accounting, each dated November 24, 2014, and (iii) Mr. Mark G. Selman, a director and CCIT's Chief Executive Officer and President, dated December 17, 2014. CCIT also has indemnification agreements with its former directors and officers, including Messrs. Nicholas S. Schorsch, Brian S. Block and D. Kirk McAllaster, Jr. The indemnification agreements require CCIT to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified in the agreements. In addition, the indemnification agreements require CCIT to advance reasonable expenses incurred by or on behalf of the indemnitee within ten days of the receipt by CCIT of a statement from the indemnitee requesting the advance. The indemnification agreement also requires that certain procedures be followed in order to determine whether the indemnified party is entitled to indemnification, including requiring that following a change of control of CCIT such determination must be made by independent counsel.

        For more information about these interests, see "The Merger — Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and Related Transactions" beginning on page 154 of this joint proxy statement/prospectus.

The interests of certain of SIR's trustees and executive officers and SIR's manager, and certain of CCIT's directors and executive officers and CCIT's advisor in the Merger and the other transactions related to the Merger may create the perception of conflicts of interest and lead to increased dissident shareholder activity, including litigation, related to the Merger Agreement and the transactions contemplated thereby, which could result in significant costs for SIR and CCIT and materially delay or prevent the completion of the Merger and related transactions.

        As noted above, RMR is the business and property manager for SIR, SNH and GOV, and the personnel and various services that SIR, SNH and GOV require to operate their respective businesses are provided to them by RMR. In addition to serving as managing trustees of SIR, SNH and GOV, Mr. Barry M. Portnoy is Chairman and a director of RMR and Mr. Adam D. Portnoy is President, Chief Executive Officer and a director of RMR. Mr. Jeffrey P. Somers is an independent trustee of each of SIR, SNH and GOV. All of the executive officers of SIR, SNH and GOV are also employees of RMR, including Mr. David M. Blackman, SIR's President and Chief Operating Officer, who is also President and Chief Operating Officer of GOV.

        ARCP indirectly owns and/or controls CCIT's advisor, CCI Advisors, CCIT's property manager, CREI Advisors, and CCIT's sponsor, Cole Capital®. Pursuant to the CCIT Advisory Agreement, CCIT pays CCI Advisors certain advisory, acquisition and disposition fees for services rendered and reimburses CCI Advisors for certain expenses incurred. Mr. Mark G. Selman, a director and the Chief Executive Officer and President of CCIT, and Mr. Simon J. Misselbrook, the Chief Financial Officer and Treasurer of CCIT and CCI Advisors, are employees of ARCP. Such persons are compensated by ARCP, in part, for their services to CCIT but do not and did not receive any compensation directly from CCIT.

        These interests of SIR's trustees, executive officers and manager, and CCIT's directors, executive officers and advisor, respectively, in the Merger, the Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement may increase the risk of litigation intended to enjoin or prevent the Merger, the Healthcare Properties Sale, the SIR Share Issuance and the transactions contemplated by the Merger Agreement and increase the risk of other dissident shareholder activity related thereto. In the past, and in particular following the announcement of a significant transaction, periods of volatility in the overall market or declines in the market price of a company's securities, shareholder litigation and dissident shareholder proposals, including director or trustee nominations by dissident shareholders, have often been instituted against companies alleging conflicts of interest in business dealings with affiliated or related persons and entities. The relationships described above may precipitate such activities by dissident shareholders and, if instituted against SIR, CCIT, SNH, GOV or their respective trustees, directors or executive officers, such activities could result in substantial costs, a material delay or prevention of the Merger and the related transactions and a diversion of SIR's and CCIT's management's attention, even if the shareholder action is without merit or unsuccessful.

If SIR's committed debt financing is not available, or if the Healthcare Properties Sale does not close, SIR may be required to obtain alternative financing for the Merger on terms which are materially less favorable to SIR.

        SIR intends to finance the Cash Consideration and the fees, expenses and costs incurred in connection with the Merger and the related transactions, and to repay or refinance certain of CCIT's borrowings, with its available cash on hand, funds from financings and proceeds from the Healthcare Properties Sale. In connection with the Merger, SIR entered into the Commitment Letter for a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion and the Healthcare Properties Purchase and Sale Agreement for the sale of the Healthcare Properties Sale for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million). SIR also has a $750.0 million unsecured revolving credit facility, of which

$60.0 million was drawn and $690.0 million was available for borrowings as of November 14, 2014, that is available for general business purposes, including acquisitions. Funds under the Commitment Letter, unsecured revolving credit facility and the Healthcare Properties Purchase and Sale Agreement are not guaranteed to be available to SIR as of the closing of the Merger. The obligations of lenders under the Commitment Letter and unsecured revolving credit facility and the obligations of SNH under the Healthcare Properties Purchase and Sale Agreement are subject to certain conditions precedent, which may or may not be satisfied as of the closing of the Merger. The availability of these funds to SIR is not a condition precedent to SIR's obligation to complete the Merger. In the event any of these funds are not available or are available in less than the full amount anticipated, SIR will be required to seek alternative financing, which may not be available on acceptable terms, in a timely manner or at all.

If SIR is unable to finance the Merger and related transactions with longer term senior debt timely and on favorable terms, SIR's anticipated costs of financing the Merger and related transactions could materially increase.

        SIR plans to seek longer term senior unsecured debt financing of the Cash Consideration, fees, expenses and costs incurred in connection with the Merger and the related transactions, and the repayment or refinancing of certain of CCIT's borrowings. If SIR does not obtain and maintain an investment grade rating for its senior debt, the terms of such financing may not be as favorable as anticipated. In addition, under the Commitment Letter, SIR is required to pay duration fees that increase in amount the longer the bridge loan remains outstanding. Such fees equal 0.25% of the outstanding principal amount of the bridge loan on the 90th day following the closing date of the Merger, 0.50% on the outstanding principal amount of the bridge loan on the 180th day following the closing date of the Merger and 0.75% on the outstanding principal amount of the bridge loan on the 270th day following the closing date of the Merger. If SIR is not able to obtain longer term debt financing of the Merger and related transactions timely and on favorable terms, SIR may be required to pay duration fees and seek alternative longer term financing, such as secured borrowing or a sale of equity securities, and SIR's available cash flow to fund working capital, capital expenditures, acquisitions and other business activities may be reduced. In such event, the alternative financing may be more expensive and the benefits expected to be received by SIR in the Merger and related transactions could be reduced or eliminated.

SIR's anticipated level of indebtedness will increase upon completion of the Merger and will increase the related risks SIR now faces.

        In connection with the Merger, SIR will incur significant additional indebtedness and may acquire certain properties of CCIT subject to mortgage indebtedness. As a result, SIR will be subject to increased risks associated with debt financing, including an increased risk that SIR's cash flow could be insufficient to meet required payments on its debt. As of September 30, 2014, SIR had indebtedness of approximately $507.7 million. Taking into account SIR's existing indebtedness, the incurrence of additional indebtedness in connection with the Merger and the expected acquisition of properties subject to indebtedness in the Merger, SIR's pro forma consolidated indebtedness as of September 30, 2014, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement, would be up to approximately $2.3 billion. SIR's increased indebtedness could have important consequences to holders of SIR Common Shares, including:

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  increasing SIR's vulnerability to general adverse economic and industry conditions;

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  limiting SIR's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements;

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  requiring the use of a substantial portion of SIR's cash flow from operations for the payment of principal and interest on SIR's indebtedness, thereby reducing SIR's ability to use SIR's cash flow to fund working capital, acquisitions, capital expenditures and general corporate operating requirements; and

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  limiting SIR's flexibility in planning for, or reacting to, changes in SIR's business and industry.

        If SIR defaults under a loan (including any default in covenants contained in SIR's existing revolving credit facility, term loan and the new bridge loan facility anticipated under the Commitment Letter), SIR may automatically be in default under any other loan that has cross-default provisions, and further borrowings under SIR's existing revolving credit facility or term loan will be prohibited and outstanding indebtedness under SIR's existing revolving credit facility, term loan or such other loans may be accelerated.

        SIR's variable rate indebtedness (including the new bridge loan facility anticipated under the Commitment Letter) subjects SIR to interest rate risk. When interest rates increase, so will SIR's interest costs, which could adversely affect SIR's cash flow, SIR's ability to pay principal and interest on its debt, SIR's cost of refinancing its debt when it becomes due and SIR's ability to make or sustain distributions to SIR shareholders. Additionally, if SIR chooses to hedge its interest rate risk, SIR cannot guarantee that the hedge will be effective or that the hedging counterparty will meet its obligations to SIR.

        The new bridge loan facility anticipated under the Commitment Letter has a 364-day term and the principal balance of such loan will not be reduced during the term of the loan, except in the case of voluntary or mandatory prepayments. At maturity SIR will be required to make a lump sum payment of the principal (less any amount of prepayments). SIR's ability to make this lump sum payment is uncertain and may depend upon SIR's ability to obtain additional financing.

Because SIR will have a large number of shareholders after the closing of the Merger and CCIT Common Stock has not been listed on a national securities exchange prior to the Merger, there may be significant pent up demand to sell SIR Common Shares. Significant sales of SIR Common Shares, or the perception that such sales could occur, may cause the market price of SIR Common Shares to decline significantly following the closing of the Merger.

        CCIT Common Stock has not been listed on any national securities exchange and the ability of CCIT stockholders to liquidate their investments has been limited. As a result, there may be significant pent up demand to sell SIR Common Shares acquired as Merger Consideration following the closing of the Merger. A large volume of sales of SIR Common Shares could decrease the prevailing market price of SIR Common Shares and could impair SIR's ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of SIR Common Shares are not sold, the perception of the possibility of these sales could depress the market price of SIR Common Shares and have a negative effect on SIR's ability to raise capital in the future.

The Merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact the parties' ability to complete the Merger.

        The Merger, which is expected to close during the first quarter of 2015, is subject to certain closing conditions, including, among others (i) the approval of the SIR Share Issuance by a majority of the votes cast by SIR shareholders at the SIR special meeting and the approval for listing on the NYSE of such shares, (ii) the approval of the Merger by the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote at the CCIT special meeting, (iii) the absence of any law or injunction prohibiting the Merger, the SIR Share Issuance or the other transactions contemplated by the Merger Agreement, (iv) the effectiveness of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, pursuant to which the SIR Common Shares to be issued as Share Consideration in the Merger will be registered under the Securities Act, (v) the accuracy of the other parties' representations and warranties and compliance with covenants, subject in each case to materiality standards, (vi) the absence of any material adverse effect with respect to either party, (vii) delivery of certain tax opinions and (viii) the receipt of certain lender consents.

        There can be no assurance these conditions will be satisfied or waived, if permitted. Therefore, there can be no assurance with respect to the timing of the closing of the Merger or that the Merger will be completed at all.

Any delay in completing the transactions contemplated by the Merger Agreement may reduce or eliminate the benefits expected to be achieved thereunder.

        The completion of the Merger and the other transactions contemplated by the Merger Agreement are subject to a number of closing conditions that are beyond SIR's and CCIT's control and that may prevent or delay completion of the Merger. SIR and CCIT cannot predict whether or when these other conditions will be satisfied. Furthermore, the requirements for obtaining the consents required under the Merger Agreement could delay the completion of the Merger for a significant period of time or prevent it from occurring. Such a delay could materially reduce the benefits expected to be received by SIR in the Merger. See "The Merger Agreement — Conditions to Completion of the Merger" beginning on page 192 of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the Merger and the other transactions contemplated by the Merger Agreement.

        The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the Merger and the transactions contemplated under the Merger Agreement been completed on the dates indicated. Further, the combined company's actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of CCIT as of the date of the completion of the transactions. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. For more information, see "Summary — Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 31 of this joint proxy statement/prospectus.

Risks Relating to the Combined Company after Completion of the Merger and the other Transactions Contemplated by the Merger Agreement

The transition of business and property management functions of CCIT from the Cole Advisors to RMR may create additional costs for SIR and any delays in the transition may reduce the benefits expected to be received by SIR in the Merger.

        The Merger involves the combination of two companies that currently operate as independent public companies with different business and property managers. Pursuant to the Termination and Transition Agreement, CCIT's management agreements with the Cole Advisors, including the CCIT Advisory Agreement, will terminate at the closing of the Merger. SIR and RMR will be required to devote significant management attention and resources to integrating the properties and operations of SIR and CCIT. Potential difficulties may arise from this integration process, including, among others, difficulties transitioning management of particular properties, difficulties or delays in transitioning financial or tax reporting functions with respect to some or all of CCIT's assets to be acquired by SIR or difficulties transitioning transfer agency or other shareholder services. While SIR has assumed that a certain level of transition and integration expense would be incurred and expects to receive limited transition services from the Cole Advisors, these and other transition and integration difficulties may create additional expenses for SIR and reduce or delay the benefits expected to be received by SIR in connection with the Merger.

        Additionally, SIR may rely on the Cole Advisors for additional transition services which may increase the cost to SIR under the Termination and Transition Agreement. Pursuant to that agreement, services provided beyond 250 hours in the aggregate or outside of the scope of services set forth in the agreement will be billed to SIR separately on terms to be agreed upon by the parties. SIR may require such additional transition services, either in quantity or in scope, which may increase the cost of transitioning management of CCIT to RMR.

The future financial results of SIR may suffer if SIR is unable to effectively manage its expanded portfolio and operations following the Merger.

        Following the Merger, SIR will have an expanded portfolio and operations and may continue to expand its operations through additional acquisitions and other strategic transactions. As a result, SIR will face competition for tenants in additional markets, may face new challenges in attracting and retaining such tenants and will likely compete with more investors for acquisition opportunities. The future success of SIR will depend, in part, upon its ability to attract and retain tenants in these new markets, manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations and costs, and maintain necessary internal controls. SIR cannot assure you that it will be able to maintain current rents and occupancy at the properties it acquires, that expansion or acquisition opportunities will be successful, or that SIR will realize any expected revenue enhancements or other benefits from such transactions.

CCIT does not have a substantial operating history, and its ability to achieve its investment objectives in the past may not be an accurate predictor of the performance of CCIT's properties as part of the combined company.

        CCIT was formed on April 6, 2010 and acquired the majority of its properties in the last twenty-four months. As a result, the past performance of CCIT and other REITs affiliated with CCIT's sponsor Cole Capital® may not be accurate predictors of the future results of the CCIT properties proposed to be acquired by SIR in the Merger. SIR shareholders should consider the prospects of the properties proposed to be acquired from CCIT in light of the risks, uncertainties and difficulties frequently encountered by companies like CCIT that do not have a substantial operating history, many of which may be beyond SIR's or CCIT's control.

SIR expects to incur significant costs in connection with the completion of the Merger, and factors beyond SIR's control could affect the total amount or timing of these costs.

        SIR expects to incur significant costs in connection with completing the Merger and integrating the portfolios of SIR and CCIT into a combined company. While SIR has assumed that a certain level of transaction and integration expenses will be incurred, there are factors beyond SIR's control that could affect the total amount or the timing of its integration expenses. Many of the expenses that may be incurred, by their nature, are difficult to estimate accurately at the present time.

SIR may incur adverse tax consequences if CCIT has failed or fails to qualify as a REIT for United States federal income tax purposes.

        If CCIT has failed or fails to qualify as a REIT for United States federal income tax purposes and the Merger is completed, SIR may inherit significant tax liabilities and could lose its REIT status. Even if SIR retains its REIT status, if CCIT loses its REIT status for a taxable year before the Merger or that includes the Merger, SIR will face serious tax consequences that could substantially reduce its cash available for distribution to its shareholders because:

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  SIR, as the successor by merger to CCIT, would generally inherit any corporate income tax liabilities of CCIT, including penalties and interest;

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  SIR would be subject to tax on the built-in gain on each asset of CCIT existing at the time of the Merger if SIR were to dispose of a CCIT asset (including as part of the Healthcare Properties Sale) during a specified period (generally ten years) following the Merger; and

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  SIR could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the United States Internal Revenue Service, or the IRS) to eliminate any earnings and profits accumulated by CCIT for taxable periods that it did not qualify as a REIT.

        As a result of these factors, CCIT's failure before the Merger to qualify as a REIT could impair SIR's ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of SIR Common Shares.

        Finally, if there is an adjustment to CCIT's real estate investment trust taxable income or dividends paid deductions, SIR could elect to use the deficiency dividend procedure in order to maintain CCIT's REIT status. That deficiency dividend procedure could require SIR to make significant distributions to its shareholders and to pay significant interest to the IRS.

The Merger may have adverse tax consequences.

        The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Sullivan & Worcester LLP, or Sullivan & Worcester, tax counsel to SIR, and Morris, Manning & Martin, LLP, or Morris Manning, counsel to CCIT, each render an opinion that, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Sullivan & Worcester and Morris Manning have each rendered an opinion to SIR and CCIT, respectively, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each holder of CCIT Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the cash and the fair market value of the SIR Common Shares received in the Merger and (ii) the CCIT stockholder's adjusted tax basis in its CCIT Common Stock, and some CCIT stockholders may not receive enough cash in the Merger in order to satisfy the resulting tax liability. See "Material United States Federal Income Tax Considerations — Material United States Federal Income Tax Consequences of the Merger" beginning on page 159 of this joint proxy statement/prospectus.

        Even if the Merger does qualify as a reorganization within the meaning of Section 368(a) of the Code, the Merger Agreement contains limits on the aggregate percentage of CCIT Common Stock that can be exchanged for SIR Common Shares. See the risk factor above titled "The Merger Consideration is subject to proration so that at least 40%, but not more than 60%, of the shares of CCIT Common Stock receive the Cash Consideration. Therefore, a CCIT stockholder cannot be certain of the form of Merger Consideration that will be received, regardless of any election such stockholder may make." on page 48 of this joint proxy statement/prospectus. As a result, it is possible that even holders of CCIT Common Stock who elect to receive only SIR Common Shares would have taxable income on account of receiving some cash in the Merger.

SIR's concentration of properties on the island of Oahu, Hawaii, which contributed approximately 43.4% of SIR's total revenues for the year ended December 31, 2013, will be diluted by the addition of the CCIT portfolio acquired by SIR in the Merger.

        Historically, SIR's portfolio has been significantly affected by the results from its properties located in Hawaii. For example, approximately 43.4% of SIR's total revenues for the year ended December 31, 2013 were received from SIR's properties located on the island of Oahu, Hawaii. Following the completion of the Merger, the impact from the Hawaii properties will likely be diluted. While the shift in the concentration of SIR's portfolio may reduce SIR's exposure to certain risks associated with Hawaii and its economy (including fluctuations in tourism demand and the occurrence of natural disasters such as tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes), the acquisition of CCIT's portfolio will increase SIR's exposure to new and different risks associated with mainland properties. Also, the risks and benefits associated with periodic rent resets for SIR's Hawaii properties pursuant to SIR's leases will be diluted by the acquisition of the properties of CCIT to be acquired by SIR in the Merger. As a result, the risk profile of the combined company's portfolio will be different from the historical risk profile of SIR's and CCIT's portfolios individually.

Many of the properties of the combined company may depend upon a single tenant for all or a majority of its rental income; therefore, SIR's financial condition, including its ability to make distributions to shareholders, may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

        Many of the properties in the CCIT portfolio to be acquired by SIR are occupied by only one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Such tenants face competition within their industries and other factors that could reduce their ability to make rent payments. For example, the CCIT portfolio contains several industrial properties, and a general reduction in U.S. manufacturing activity could reduce manufacturing tenants' abilities to pay rent. Lease payment defaults by such tenants could cause the combined company to reduce the amount of distributions paid to SIR shareholders. A default by a single or major tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease to such a tenant or such tenant's election not to extend a lease upon its expiration could have an adverse effect on the combined company's financial condition and its ability to pay distributions to SIR shareholders.

SIR shareholders and CCIT stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        SIR shareholders have the right to vote in the election of the SIR board of trustees and on certain other matters affecting SIR and CCIT stockholders have the right to vote in the election of the CCIT board of directors and on certain other matters affecting CCIT. As a result of the issuance of a significant number of new SIR Common Shares in the Merger, and assuming that holders of 60% of the outstanding shares of CCIT Common Stock receive the Cash Consideration in the Merger, it is expected that, immediately after the Merger is completed, pre-Merger SIR shareholders will own approximately 68% of the outstanding SIR Common Shares and pre-Merger CCIT stockholders will own approximately 32% of the outstanding SIR Common Shares. Accordingly, after the Merger, pre-Merger SIR shareholders will own a smaller proportion of the outstanding SIR Common Shares than the proportion of outstanding SIR Common Shares they owned before the Merger and, as a result, they will have less influence on the management and policies of the combined company than they now have on the management and policies of SIR. Also, after the Merger, pre-Merger CCIT stockholders will own a smaller proportion of the outstanding SIR Common Shares than the proportion of outstanding CCIT Common Stock they owned before the Merger and, as a result, pre-Merger CCIT stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CCIT.

The market price of SIR Common Shares may decline in the future as a result of the Merger and the other transactions contemplated by the Merger Agreement or for other reasons.

        The market price of SIR Common Shares may decline in the future as a result of the Merger and the other transactions contemplated by the Merger Agreement for a number of reasons, including SIR not achieving the perceived benefits of the Merger as rapidly as or to the extent anticipated by financial or industry analysts. Additionally, the market price of SIR Common Shares may be affected by perceived additional risks or uncertainties to SIR following the Merger that SIR may not currently be exposed to.

SIR cannot assure you that it will continue paying distributions at or above the annualized distribution rate currently paid by SIR.

        SIR's current annualized distribution rate is $1.92 per SIR Common Share. On September 2, 2014, SIR announced that it expects to increase its annualized distribution rate to $2.00 per share (or $0.50 per share per quarter) following the completion of the Merger. However, SIR may not be able to continue paying distributions at or above the current annualized distribution rate for various reasons, including that:

  •
  SIR's ability to pay distributions may be adversely affected if any of the risks described herein or in SIR's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated into this joint proxy statement/prospectus by reference, or other significant events, occur;

  •
  SIR's declaration and payment of distributions is subject to compliance with restrictions contained in SIR's revolving credit facility and term loan agreements and may be subject to restrictions in the agreements governing future debt SIR may incur, including the bridge loan agreement and the terms of any bonds issued to finance or refinance the Merger and related transactions;

  •
  SIR may desire to retain cash to obtain, maintain or improve its credit ratings; and

  •
  SIR has no obligation to pay distributions, and each distribution is made at the discretion of SIR's board of trustees and the payment of a distribution depends on various factors that the SIR board of trustees at the time deems relevant, including among other things, SIR's results of operations, financial condition, available debt and equity, expectation of future capital requirements and operating performance, tax law requirements for SIR to qualify for taxation as and remain a REIT under the Code and restrictions under Maryland law.

        For these reasons, among others, SIR may not increase its annualized distribution rate as anticipated, SIR's current distribution rate, or any increase thereof, may decline or SIR may cease making distributions.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions identify forward looking statements and any statements regarding the benefits of the Merger, or SIR's or CCIT's future financial condition, results of operations and business are also forward looking statements. Without limiting the generality of the preceding sentence, certain statements contained in this joint proxy statement/prospectus in the sections "The Merger — Background of the Merger and the Related Transactions" beginning on page 92, "— Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Related Transactions" beginning on page 104, "— Recommendation of the CCIT Board of Directors and its Reasons for the Merger and the Related Transactions" beginning on page 109, "— Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale" beginning on page 128 and "— Certain Prospective Financial Information of CCIT" beginning on page 151 of this joint proxy statement/prospectus constitute forward looking statements.

        These forward looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond SIR's and CCIT's control. These include the factors described above in "Risk Factors," as well as:

  •
  each company's success in implementing its business strategy and its ability to identify, underwrite, finance, complete and integrate diversifying acquisitions or investments;

  •
  the nature and extent of future competition;

  •
  increases in each company's cost of borrowing as a result of changes in interest rates and other factors;

  •
  each company's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

  •
  the ability and willingness of each company's tenants to renew their leases upon expiration of the leases and each company's ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default;

  •
  the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants;

  •
  the outcome of any legal proceedings that may be instituted against SIR, CCIT or others following announcement of the Merger, the Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement;

  •
  risks associated with the ability to complete the Merger, the Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement;

  •
  the risk that the anticipated benefits from the Merger may not be realized or may take longer to realize than expected, including due to the failure to obtain the required approvals of SIR shareholders and CCIT stockholders;

  •
  unexpected costs or unexpected liabilities that may arise from the Merger, the Healthcare Properties Sale or the other transactions contemplated by the Merger Agreement, whether or not completed;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; and

  •
  each company's ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

        The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in SIR's and CCIT's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward looking statements concerning SIR, CCIT, the Merger, the Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement or other matters attributable to SIR or CCIT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither SIR nor CCIT undertakes any obligation to update publicly any of these forward looking statements to reflect events or circumstances that may arise after the date of this joint proxy statement/prospectus.

        All forward looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward looking statements that SIR, CCIT or persons acting on their behalf may issue.

        Except as otherwise required by applicable law, SIR and CCIT disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section. See also "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

THE COMPANIES

Select Income REIT

        SIR is a REIT organized under Maryland law that qualified and elected to be taxed as a REIT for United States federal income tax purposes beginning with the taxable year ended December 31, 2012. SIR primarily owns and invests in single tenant, net leased properties. SIR completed its initial public offering on March 12, 2012. At that time, SIR owned 30 properties (251 buildings, leasable lands and easements) with a total of approximately 21.4 million rentable square feet. SIR is managed by RMR and has no employees.

        As of September 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements), located in 21 states, that contain approximately 27.0 million rentable square feet and were approximately 96.1% leased (based on rentable square feet). For the nine months ended September 30, 2014, approximately 38.8% of SIR's total revenue was from 11 properties (229 buildings, leasable land parcels and easements) with 17.8 million rentable square feet that SIR owns on the island of Oahu, Hawaii. The remainder of SIR's total revenue for the period ended September 30, 2014 was from 39 properties (51 buildings) located throughout the mainland United States. As of September 30, 2014, SIR's properties were leased to 262 different tenants, with a weighted average remaining lease term (based on annualized rental revenue) of approximately 10.5 years.

        SIR's principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8303. SIR maintains a website at www.sirreit.com where additional information regarding SIR can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this filing.

        SIR Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of SIR that was formed for the purpose of entering into the Merger Agreement and completing the Merger.

        Additional information about SIR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

Cole Corporate Income Trust, Inc.

Description of CCIT's Business

        CCIT is a Maryland corporation, formed on April 6, 2010 by Cole Real Estate Investments, Inc., or Cole. CCIT qualified and elected to be taxed as a REIT for United States federal income tax purposes beginning with the taxable year ended December 31, 2011. CCIT acquires and operates a diversified portfolio of commercial real estate investments primarily consisting of single tenant, income producing necessity corporate office and industrial properties, which are leased to creditworthy tenants under long term net leases and strategically located throughout the United States. CCIT is managed by CCI Advisors and has no employees.

        As of September 30, 2014, CCIT owned 87 properties, including a property owned through a consolidated joint venture arrangement, comprising 18.3 million rentable square feet of income producing necessity corporate office and industrial properties located in 30 states, which were 100% leased.

        CCIT is the sole general partner of, and owns, directly or indirectly, 100% of the partnership interests in CCI OP. CCIT is managed by CCI Advisors, an affiliate of Cole Capital®, the Company's sponsor.

        On February 10, 2011, pursuant to a Registration Statement filed on Form S-11 with the SEC under the Securities Act (Registration No. 333-166447), CCIT commenced its initial public offering, or the CCIT Offering, on a "best efforts" basis of up to a maximum of 250,000,000 shares of common stock at a price of $10.00 per share, and up to 50,000,000 additional shares pursuant to a distribution reinvestment plan, or the CCIT DRIP, under which CCIT's stockholders could elect to have distributions reinvested in additional shares at a price of $9.50 per share. CCIT terminated the CCIT Offering on November 21, 2013.

        In addition, CCIT registered 10,000,000 shares of common stock under the CCIT DRIP pursuant to a Registration Statement filed on Form S-3 (Registration No. 333-191400), or the CCIT DRIP Offering and, collectively with the CCIT Offering, the CCIT Offerings, which was filed with the SEC on September 26, 2013 and automatically became effective with the SEC upon filing. On August 20, 2014, the CCIT board of directors, including all of CCIT's independent directors, resolved to suspend the CCIT DRIP and CCIT's share redemption program. As of September 30, 2014, CCIT had issued approximately 198,400,000 shares of its common stock in the CCIT Offerings (including shares issued pursuant to the CCIT DRIP) for gross offering proceeds of $2.0 billion, before share redemptions of $5.8 million and offering costs, selling commissions and dealer manager fees of $194.4 million.

        CCIT's offices are located at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700. CCIT maintains a website at www.colecapital.com where additional information regarding CCIT can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this filing.

Sponsor and Manager of CCIT

        On February 7, 2014, ARCP acquired Cole pursuant to a transaction, or the Cole/ARCP merger, whereby Cole merged with and into Clark Acquisition, LLC, a wholly owned subsidiary of ARCP, with Clark Acquisition, LLC surviving as a wholly owned subsidiary of ARCP. ARCP is a self-managed publicly traded Maryland corporation listed on the NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. As a result of the Cole/ARCP merger, ARCP indirectly owns and/or controls CCI Advisors, CCIT's dealer manager, Cole Capital Corporation, CCIT's property manager, CREI Advisors, and CCIT's sponsor, Cole Capital®.

        On September 30, 2014, ARCP entered into a definitive agreement with RCS Capital Corporation, or RCAP, pursuant to which RCAP agreed to acquire CCIT's sponsor, Cole Capital®, or the RCAP Agreement. The contemplated acquisition would also include CCI Advisors and Cole Capital Corporation, CCIT's advisor and property manager, respectively.

        On October 29, 2014, ARCP, the indirect parent of CCIT's sponsor, CCIT's advisor, CCIT's dealer manager and CCIT's property manager, announced that, as a result of an independent investigation being conducted by ARCP's audit committee, certain of ARCP's financial statements should no longer be relied upon and that such independent investigation is ongoing. ARCP also reported on October 29, 2014 that, based on the preliminary findings of this investigation, ARCP had incorrectly included certain amounts related to its non-controlling interests in the calculation of adjusted funds from operations, or AFFO, for the quarter ended March 31, 2014, and that its audit committee believed that this error was identified but intentionally not corrected, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of ARCP's AFFO and an understatement of ARCP's net loss. At the request of ARCP's audit committee, on October 28, 2014, Mr. Brian S. Block resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer of ARCP, which resignation included Mr. Block's resignation as CCIT's Executive Vice President, Chief Financial Officer and Treasurer. Mr. Block had been appointed CCIT's Executive Vice President, Chief Financial Officer and Treasurer after the resignation of Mr. D. Kirk McAllaster, Jr. from those positions effective September 5, 2015. Mr. McAllaster had served in those positions from CCIT's formation in April 2010 until such resignation.

        On November 3, 2014, CCIT's sponsor, Cole Capital®, publicly announced that the Cole Capital REITs, including CCIT, are supported by a dedicated financial accounting and reporting team, and that

Cole Capital® maintains its own financial reporting practices with respect to the Cole Capital REITs, including CCIT. On November 11, 2014, the CCIT board of directors appointed Mr. Simon J. Misselbrook as Chief Financial Officer and Treasurer of CCIT. Mr. Misselbrook also serves as chief financial officer and treasurer — managed retail REITs, Cole Capital®, at ARCP.

        On November 3, 2014, RCAP notified ARCP of its purported termination of the RCAP Agreement. Following such notification, also on November 3, 2014, ARCP informed RCAP that RCAP's attempt to terminate the RCAP Agreement constituted a breach thereunder. On November 11, 2014, ARCP filed a complaint in the Court of Chancery of the State of Delaware against RCAP alleging that RCAP's attempt to terminate the RCAP Agreement constitutes a breach of such agreement and seeking, among things, specific performance of the RCAP Agreement or, in the alternative, money damages. On December 4, 2014, ARCP announced that it had entered into a settlement agreement with RCAP that resolved the dispute over RCAP's attempt to terminate the RCAP Agreement.

        On December 12, 2014, Mr. Nicholas S. Schorsch resigned from his positions as Chairman and a director of ARCP, as Chairman, President, Chief Executive Officer and a director of CCIT and as a director and/or officer of certain entities controlled by ARCP, including CCI Advisors. Mr. Schorsch had previously resigned as ARCP's Chief Executive Officer on October 1, 2014. Mr. Schorsch had served as the Chairman, President, Chief Executive Officer and a director of CCIT and as a director and officer of CCI Advisors since ARCP's acquisition of Cole on February 7, 2014. On December 15, 2014, Mr. David Kay resigned from his position as President, Chief Executive Officer and a director of ARCP and as a director and/or officer of certain entities controlled by ARCP, including CCI Advisors, and Ms. Lisa Beeson resigned from her position as President and Chief Operating Officer of ARCP and as an officer of certain entities controlled by ARCP, including CCI Advisors. Effective December 15, 2014, Mr. William G. Stanley, ARCP's lead independent director, became ARCP's Interim Chief Executive Officer and Interim Chairman. Mr. Stanley will lead ARCP until a permanent Chief Executive Officer of ARCP is named. Effective December 17, 2014, Mr. Mark G. Selman became a director and the Chief Executive Officer and President of CCIT.

Acquisition and Investment Policies

  Investment Objectives

        CCIT's objective is to invest primarily in single tenant, income producing necessity corporate office and industrial properties, which are leased to creditworthy tenants under long term net leases and strategically located throughout the United States. CCIT's primary investment objectives are:

  •
  to acquire necessity corporate properties, net leased under long term leases to creditworthy tenants, which provide current operating cash flow;

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  to provide reasonably stable, current income for stockholders through the payment of cash distributions; and

  •
  to provide the opportunity to participate in long term capital appreciation in the value of CCIT's investments.

  Types of Investments

        CCIT invests primarily in single tenant, income producing necessity corporate office and industrial properties, which are leased to creditworthy tenants under long term net leases and strategically located throughout the United States. CCIT considers necessity properties to be properties that are essential to the operation of the tenant's business, typically due to one or more factors such as difficulty of replacement or prohibitive cost to relocate. CCIT believes that necessity properties provide a relatively greater level of stability than other property types because they typically involve long term leases and experience relatively low tenant turnover. CCIT also believes that, as a result of recent and ongoing business developments, such as the role of the Internet in the distribution of products, globalization of importing and exporting products and consolidation of businesses requiring office buildings to accommodate a single tenant, there is, and CCIT expects there will continue to be, increasing demand by commercial tenants for necessity corporate properties.

        CCIT has invested in recently constructed, high quality industrial properties that are of necessity to a single principal tenant, subject to a long term net lease, and used for purposes such as warehousing, distribution, light manufacturing, research and development or industrial flex facilities. CCIT's portfolio also includes recently constructed, high quality, low-, mid- or high-rise office buildings that are of necessity to a principal tenant, subject to a long term net lease, and used for purposes such as a corporate, regional or product specific headquarters. CCIT also has invested in multi-tenant properties, anchored by one or more principal tenants who are creditworthy and subject to long term net leases.

        CCIT may invest in corporate development projects, designed to construct an income producing office or industrial property to serve one or more creditworthy tenants. CCIT's goal is to acquire a portfolio of properties that are diversified by way of location and industry, in order to minimize the potential adverse impact of economic slow-downs or downturns in local markets or a specific industry.

        There is no limitation on the number, size or type of properties that CCIT may acquire or on the percentage of net proceeds of the CCIT Offerings that may be invested in a single property. The number and mix of properties comprising CCIT's portfolio depends upon real estate market conditions and other circumstances existing at that time.

        CCIT incurs debt to acquire properties where its advisor determines that incurring such debt is in CCIT's best interests and in the best interest of CCIT stockholders. In addition, from time to time, CCIT has acquired some properties without financing and later incurred mortgage debt secured by one or more of such properties if favorable financing terms were available. CCIT uses the proceeds from these loans to acquire additional properties. See "— Borrowing Policies" below for a more detailed description of CCIT's borrowing intentions and limitations.

  Ownership Structure

        CCIT's investments in real estate generally take the form of holding fee title or a long term leasehold estate. CCIT has acquired such interests either directly through its operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by CCIT or its operating partnership. CCIT has acquired properties by acquiring the entity that holds the desired properties. CCIT also has acquired properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of CCIT's advisor. See the section captioned "— Joint Venture Investments" below.

  Joint Venture Investments

        CCIT has entered into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of its advisor, including other real estate programs sponsored by affiliates of its advisor, and other third parties for the acquisition, development or improvement of properties or the acquisition of other real estate related investments. CCIT may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties.

        CCIT's general policy is to invest in joint ventures only when it will have an option or contract to purchase, or a right of first refusal to purchase, the property held by the joint venture or the co-venturer's interest in the joint venture if the co-venturer elects to sell such interest. In the event that any joint venture with an affiliated entity holds interests in more than one asset, the interest in each such asset may be specially allocated between CCIT and the joint venture partner based upon the respective proportion of funds deemed invested by each co-venturer in each such asset.

  Other Possible Investments

        Although CCIT has invested primarily in real estate, its portfolio may also include other real estate related investments, such as mortgage, mezzanine, bridge and other loans and securities related to real estate assets, frequently, but not necessarily always, in the corporate sector, to the extent such assets do not cause CCIT to lose its REIT status or cause CCIT to be an investment company under the Investment Company Act of 1940, as amended. CCIT may also make investments in commercial mortgage backed securities, or CMBS, to the extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CCIT does not currently have any investments in the aforementioned assets.

        CCIT's criteria for investing in CMBS or mortgage loans are substantially the same as those involved in its investment in properties. CCIT does not intend to make loans to other persons (other than mortgage loans), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than direct or indirect interests in real estate.

Borrowing Policies

        CCIT's charter limits its aggregate borrowings to 75% of the cost of CCIT's gross assets (or 300% of net assets) (before deducting depreciation or other non-cash reserves) unless excess borrowing is approved by a majority of the independent directors and disclosed to CCIT stockholders in the next quarterly report along with the justification for such excess borrowing. Consistent with CCIT's advisor's approach toward the moderate use of leverage, the CCIT board of directors has adopted a policy to further limit CCIT's borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of its gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to CCIT stockholders in the next quarterly report along with a justification for such excess borrowing. CCIT's advisor has set a target leverage ratio of 40% to 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of CCIT's gross assets.

        CCIT's advisor has substantial discretion with respect to the financing CCIT obtains, subject to CCIT's borrowing policies, which have been approved by the CCIT board of directors. Lenders may have recourse to assets not securing the repayment of the indebtedness. CCIT's advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

        CCIT may not borrow money from any of its directors or from its advisor or its advisor's affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to CCIT than a comparable loan between unaffiliated parties.

Investment Limitations, in General

        CCIT's charter places additional limitations on CCIT with respect to the manner in which it may invest its funds or issue securities. Until CCIT's shares are listed on a national securities exchange, CCIT:

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  will not make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of CCIT's total assets;

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  will not make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

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  will not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

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  will not invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of CCIT's advisor, any director, CCIT's sponsor or any of its affiliates;

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  will not invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

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  will not invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with CCIT's ordinary business of investing in real estate assets and mortgages;

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  will not issue equity securities on a deferred payment basis or other similar arrangement;

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  will not issue debt securities in the absence of adequate cash flow to cover debt service;

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  will not issue equity securities that are assessable after CCIT has received the consideration for which its board of directors authorized their issuance;

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  will not issue equity securities redeemable solely at the option of the holder, which restriction has no effect on CCIT's share redemption program or the ability of CCIT's operating partnership to issue redeemable partnership interests;

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  will not issue options or warrants to CCIT's advisor, CCIT's directors, CCIT's sponsor or any of their respective affiliates except on the same terms as such options or warrants are sold to the general public and provided that such options or warrants do not exceed 10% of CCIT's outstanding shares on the date of grant;

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  will not make any investment that CCIT believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT unless and until the CCIT board of directors determines, in its sole discretion, that REIT qualification is not in CCIT's best interests; and

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  will continually review CCIT's investment activity to ensure that CCIT is not classified as an "investment company" under the Investment Company Act of 1940, as amended.

Disposition Policies

        The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether CCIT could apply the proceeds from the sale of the asset to make other investments, whether disposition of the asset would increase cash flow and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact CCIT's status as a REIT for United States federal income tax purposes. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, CCIT may be limited in realizing any appreciation. In connection with CCIT's sales of properties, CCIT may lend the purchaser all or a portion of the purchase price. In these instances, CCIT's taxable income may exceed the cash received in the sale.

Competition

        As CCIT purchases properties, it is in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirers or CCIT may have to locate another property that meets its investment criteria. Although its properties are currently 100% leased, the leasing of real estate is highly competitive in the current market, and CCIT may continue to experience competition for tenants from owners and managers of competing projects. As a result, CCIT may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or CCIT might not be able to timely lease the space, all of which may have an adverse impact on CCIT's results of operations. At the time CCIT elects to dispose of its properties, it may also be in competition with sellers of similar properties to locate suitable purchasers for its properties.

Concentration of Credit Risk

        As of September 30, 2014, CCIT had cash on deposit, including restricted cash, at seven financial institutions, in all of which CCIT had deposits in excess of federally insured levels, totaling $33.6 million; however, CCIT has not experienced any losses in such accounts. CCIT limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, CCIT believes it is not exposed to any significant credit risk on its cash deposits.

        As of September 30, 2014, no single tenant accounted for greater than 10% of CCIT's 2014 gross annualized rental revenues. CCIT had certain geographic concentrations in its property holdings. As of September 30, 2014, CCIT had properties located in two states with respective gross annualized rental revenues greater than 10% of CCIT's 2014 total gross annualized rental revenues: Texas (22%) and California (11%). In addition, CCIT had tenants in three industries with respective gross annualized rental revenues greater than 10% of CCIT's 2014 total gross annualized rental revenues: manufacturing (16%); healthcare (15%) and mining and natural resources (12%).

Employees

        CCIT has no employees and each of CCIT's executive officers is an employee of ARCP.

Litigation

        In the ordinary course of business, CCIT may become subject to litigation or claims. CCIT is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

        In connection with the ownership and operation of real estate, CCIT potentially may be liable for costs and damages related to environmental matters. In addition, CCIT may acquire certain properties that are subject to environmental remediation. CCIT carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third party bodily injury and property damage claims. CCIT is not aware of any environmental matters which it believes will have a material effect on its results of operations, financial condition or liquidity.

Available Information

        CCIT electronically files its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports with the SEC. CCIT has also filed registration statements, amendments to its registration statements, and/or supplements to its prospectus in connection with the CCIT Offerings with the SEC. Copies of CCIT's filings with the SEC may be obtained from the SEC's website, at www.sec.gov. Access to these filings is free of charge.

Property Portfolio Information

        Properties.    As of September 30, 2014, CCIT owned, through separate wholly owned limited liability companies of CCIT and CCIT's operating partnership or a consolidated joint venture agreement, a portfolio of 87 properties comprising approximately 18.3 million rentable square feet of commercial space located in 30 states. As of September 30, 2014, 100% of the rentable square feet was leased, with a weighted average remaining lease term of 11.3 years and annualized gross rental revenue of $198.8 million. As of September 30, 2014, CCIT had outstanding debt of $1.0 billion.

        During the nine months ended September 30, 2014, CCIT acquired 10 commercial properties for an aggregate purchase price of $315.8 million. CCIT purchased these with net proceeds from the public offerings described above and available borrowings. CCIT allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. CCIT recorded revenue for the nine months ended September 30, 2014 of $10.6 million, and a net loss for the nine months ended September 30, 2014 of $2.9 million related to the 2014 acquisitions. In addition, CCIT recorded $7.5 million of acquisition related expenses for the nine months ended September 30, 2014.

        Leases.    As of September 30, 2014, the portfolio contained 93 leases. The portfolio's tenants represent the following industries, including the number of leases within each industry: (i) healthcare (23), (ii) manufacturing (11), (iii) mining and natural resources (3), (iv) technology (5), (v) online retail (4), (vi) other professional services (9), (vii) financial services (2) and (viii) other (36). As of September 30, 2014, no single property's gross annualized rental revenues accounted for 10% or more of CCIT's total gross annualized rental revenue. In addition, no single property accounted for 10% or more of CCIT's total assets as of September 30, 2014. Although the specific terms of the leases of CCIT's properties vary, the general structure of the leases provides for initial terms of ten or more years, and provides the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event CCIT wishes to sell the property subject to that lease, CCIT must first offer the lessee the right to purchase the property on the same terms and conditions as any offer which CCIT intends to accept for the sale of the property. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all the property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance, while certain of the leases require CCIT to maintain the roof and structure of the building. Additionally, certain leases provide for increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant's sales volume.

The Combined Company

        SIR and CCIT expect that the combined company will be the largest publicly traded REIT in the United States focused on domestic office and industrial net leased properties, as measured by square footage. Based on SIR and CCIT properties owned or subject to a binding purchase agreement as of September 30, 2014, the combined company is expected to own 114 properties (344 buildings, leasable land parcels and easements), located in 35 states containing 43.1 million rentable square feet. As of September 30, 2014, these properties were 97.5% leased (based on rentable square feet) to 308 different tenants, with investment grade tenants representing 38.4% of the properties' annualized rental revenues, and the average remaining lease term of these properties, weighted by annualized rental revenues, was 11.0 years.

Property Portfolio Information

Combined Company

        The following tables show certain property portfolio characteristics of the diverse property portfolios of SIR, CCIT and, on a pro forma basis, the combined company all as of September 30, 2014. The property portfolio information in these tables is provided to illustrate the pro forma combined property portfolio of SIR and CCIT after completion of the Merger and the Healthcare Properties Sale.

        In these tables: (i) the SIR information represents information for the 50 properties (280 buildings, leasable land parcels and easements) owned by SIR at September 30, 2014; (ii) the CCIT information represents information for the 64 properties (64 buildings) owned by CCIT at September 30, 2014 and excludes the Healthcare Properties; and (iii) the combined company pro forma information combines such properties. For more information about the Healthcare Properties portfolio, see "The Companies — Property Portfolio Information — The Healthcare Properties" on page 78 of this joint proxy statement/prospectus.

  Overview

        The below table sets forth an overview of the SIR, CCIT and combined company portfolios, as of September 30, 2014.

	SIR	CCIT (1)	Combined Company (2)
Number of properties (buildings, leasable land parcels and easements)	50 (280 buildings, leasable land parcels and easements)	64 (64 buildings)	114 (344 buildings, leasable land parcels and easements)
Number of square feet of rentable space	27.0 million	16.1 million	43.1 million
Percent of rentable square feet leased	96.1%	100%	97.5%
Number of different tenants	262	47	308
Percent of tenants that are investment grade (based on annualized rental revenue)	29.0%	49.3%	38.4%
Number of states in which properties are located	21	30	35
Weighted average remaining lease term (in years, based on annualized rental revenue (3))	10.5	11.4	11.0

        As of September 30, 2014, there was no tenant whose annualized rental revenue on a straight-line basis represented greater than 10% of the total annualized rental revenue on a straight-line basis for the pro forma portfolio properties of the combined company.

  Industry Diversification

        The following table sets forth, as of September 30, 2014, certain information regarding the property portfolios classified according to the business of the respective tenants, expressed as a percentage of total annualized revenue.

Percentage of Annualized Rental Revenue (3)

Industry	SIR	CCIT (1)	Combined Company (2)
Manufacturing, Energy & Transportation	18.4%	23.7%	18.5%
Mining/Natural Resources	0.0%	14.6%	7.4%
Technology & Communications	27.0%	13.3%	22.5%
Retail & Food	10.3%	25.3%	15.1%
Real Estate & Financial	15.8%	10.2%	17.6%
Industrial	12.1%	1.6%	8.7%
Other	16.4%	11.3%	10.2%

Total	100.0%	100.0%	100.0%

  Tenant Creditworthiness

        The following table sets forth, as of September 30, 2014, certain information regarding the property portfolios classified according to the creditworthiness of the respective tenants, expressed as a percentage of total annualized revenue.

Percentage of Annualized Rental Revenue (3)

Credit Rating	SIR	CCIT (1)	Combined Company (2)
Investment Grade	29.0%	49.3%	38.4%
Non-Investment Grade	11.5%	22.2%	16.5%
Not Rated	59.5%	28.5%	45.1%

Total	100.0%	100.0%	100.0%

  Geographic Diversification

        The following tables set forth, as of September 30, 2014, certain state by state information regarding the property portfolios (square feet and dollars in thousands):

SIR

State	Number of Properties	Approximate Rentable Square Feet	Annualized Rental Revenue (3)	Percentage of Annualized Rental Revenue
Hawaii	11	17,793	$82,731	37.0%
California	6	639	17,450	7.8%
Texas	4	856	19,671	8.8%
Connecticut	3	331	2,897	1.3%
New York	3	187	3,332	1.5%
Virginia	3	956	22,662	10.1%
Alabama	2	1,819	14,013	6.3%
Illinois	2	919	18,444	8.2%
Iowa	2	489	2,202	1.0%
Massachusetts	2	496	5,881	2.6%
Utah	2	531	11,590	5.2%
Arizona	1	101	1,481	0.7%
Colorado	1	140	2,249	1.0%
Florida	1	37	218	0.1%
Kansas	1	144	3,093	1.4%
Kentucky	1	86	1,052	0.5%
Maryland	1	120	3,599	1.6%
Michigan	1	82	1,625	0.7%
New Jersey	1	167	2,158	1.0%
Ohio	1	645	3,479	1.5%
Pennsylvania	1	502	3,823	1.7%

Total	50	27,040	$223,650	100.0%

CCIT (1)

State	Number of Properties	Approximate Rentable Square Feet	Annualized Rental Revenue (3)	Percentage of Annualized Rental Revenue
Texas	9	2,548	$38,286	23.4%
California	7	609	15,731	9.6%
Ohio	5	867	4,348	2.7%
Colorado	5	897	7,150	4.4%
Illinois	4	535	8,272	5.1%
New Jersey	3	1,035	13,577	8.3%
South Carolina	3	2,021	8,149	5.0%
Iowa	2	649	4,815	2.9%
Louisiana	2	185	1,329	0.8%
Nebraska	2	397	4,849	3.0%
North Carolina	2	317	5,619	3.4%
Virginia	2	1,415	7,076	4.3%
Pennsylvania	1	441	5,555	3.4%
Washington	1	300	9,814	6.0%
Arizona	1	123	1,719	1.1%
Arkansas	1	64	421	0.3%
Idaho	1	33	370	0.2%
Florida	1	79	2,164	1.3%
Georgia	1	344	5,035	3.1%
Maryland	1	1,195	5,285	3.2%
Massachusetts	1	175	3,180	1.9%
Michigan	1	157	2,075	1.3%
Minnesota	1	22	183	0.1%
Missouri	1	16	172	0.1%
Utah	1	150	906	0.6%
Oklahoma	1	24	200	0.1%
New York	1	125	835	0.5%
Nevada	1	338	1,261	0.8%
North Dakota	1	24	310	0.2%
Tennessee	1	1,016	4,666	2.9%

Total	64	16,101	$163,352	100.0%

Combined Company (2)

State	Number of Properties	Approximate Rentable Square Feet	Annualized Rental Revenue (3)	Percentage of Annualized Rental Revenue
California	13	1,248	$35,518	8.5%
Texas	13	3,404	67,634	16.2%
Hawaii	11	17,793	82,731	19.9%
Colorado	6	1,037	11,953	2.9%
Illinois	6	1,454	29,893	7.2%
Ohio	6	1,512	8,405	2.0%
Virginia	5	2,371	30,584	7.3%
Iowa	4	1,138	7,083	1.7%
New Jersey	4	1,202	15,262	3.7%
New York	4	312	4,173	1.0%
Connecticut	3	331	2,897	0.7%
Massachusetts	3	671	9,166	2.2%
South Carolina	3	2,021	8,362	2.0%
Utah	3	681	12,760	3.1%
Alabama	2	1,819	14,013	3.4%
Arizona	2	224	4,045	1.0%
Florida	2	116	2,393	0.6%
Louisiana	2	185	1,332	0.3%
Maryland	2	1,315	8,940	2.1%
Michigan	2	239	3,809	0.9%
Nebraska	2	397	7,226	1.7%
North Carolina	2	317	6,084	1.5%
Pennsylvania	2	943	11,128	2.7%
Arkansas	1	64	421	0.1%
Georgia	1	344	5,166	1.2%
Idaho	1	33	370	0.1%
Kansas	1	144	3,093	0.7%
Kentucky	1	86	1,052	0.2%
Minnesota	1	22	183	0.0%
Missouri	1	16	185	0.0%
Nevada	1	338	1,291	0.3%
North Dakota	1	24	310	0.1%
Oklahoma	1	24	214	0.1%
Tennessee	1	1,016	4,871	1.2%
Washington	1	300	14,106	3.4%

Total	114	43,141	$416,653	100.0%

  Lease Expirations

        The following tables set forth, as of September 30, 2014, certain information regarding the property portfolios and the timing of the lease term expirations (square feet and dollars in thousands):

SIR

Year of Expiration	Number of Leases Expiring	Annualized Rental Revenue Expiring (3)	Percentage of Total Annualized Rental Revenue Expiring (3)	Rented Square Feet
October 1, 2014 through December 31, 2014	6	$381	0.2%	96
2015	25	5,964	2.7%	570
2016	24	8,810	3.9%	1,108
2017	13	6,149	2.7%	505
2018	14	14,922	6.7%	1,483
2019	17	7,429	3.3%	1,837
2020	5	4,286	1.9%	318
2021	7	7,521	3.4%	795
2022	65	24,271	10.9%	3,028
2023	10	23,221	10.4%	1,192
Thereafter	89	120,696	53.9%	15,049

Total	275	$223,650	100.0%	25,981

Weighted Average Remaining Lease Term (years):		10.5

CCIT (1)

Year of Expiration	Number of Leases Expiring	Annualized Rental Revenue Expiring (3)	Percentage of Total Annualized Rental Revenue Expiring (3)	Rented Square Feet
October 1, 2014 through December 31, 2014	—	$—	0.0%	—
2015	—	—	0.0%	—
2016	1	419	0.3%	17
2017	1	889	0.5%	40
2018	—	—	0.0%	—
2019	2	795	0.5%	104
2020	2	1,839	1.1%	454
2021	—	—	0.0%	—
2022	10	17,054	10.5%	1,059
2023	15	15,733	9.6%	1,700
Thereafter	38	126,623	77.5%	12,727

Total	69	$163,352	100.0%	16,101

Weighted Average Remaining Lease Term (years):		11.4

Combined Company (2)

Year of Expiration	Number of Leases Expiring	Annualized Rental Revenue Expiring (3)	Percentage of Total Annualized Rental Revenue Expiring (3)	Rented Square Feet
October 1, 2014 through December 31, 2014	6	$381	0.1%	96
2015	25	5,964	1.4%	570
2016	25	9,229	2.2%	1,125
2017	14	7,038	1.7%	545
2018	14	14,922	3.6%	1,483
2019	19	8,328	2.0%	1,941
2020	7	6,140	1.5%	772
2021	7	7,521	1.8%	795
2022	75	48,727	11.7%	4,087
2023	25	41,851	10.0%	2,892
Thereafter	127	266,552	64.0%	27,776

Total	344	$416,653	100.0%	42,082

Weighted Average Remaining Lease Term (years):		11.0

(1)
CCIT annualized rental revenue is calculated as the annualized contractual rents, as of September 30, 2014, from tenants pursuant to existing leases, including straight-line rent adjustments and excluding lease value amortization, and further adjusted for tenant concessions, including free rent and amounts reimbursed to tenants, if any.

(2)
Combined company amounts include pro forma adjustments made to CCIT annualized revenues, including recalculations of straight-line rent under GAAP over the remaining life of each lease beginning January 1, 2015, plus estimated recurring expense reimbursements.

(3)
Annualized rental revenue is calculated as the annualized contractual rents, as of September 30 2014, from tenants pursuant to existing leases, including straight-line rent adjustments and excluding lease value amortization, and further adjusted for tenant concessions, including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants pursuant to existing leases. Estimated recurring expense reimbursements from tenants represents annualized recurring monthly tenant billings established at the beginning of the current calendar year based on estimated current year annual reimbursable expenses.

(4)
In addition to major tenant lease expirations, amounts include scheduled lease expirations for all other tenants occupying the same building.

The Healthcare Properties

        The following table sets forth, as of September 30, 2014, certain information regarding the Healthcare Properties portfolio. This information is excluded from the CCIT and combined company properties portfolios set forth above (dollars in thousands).

Property Name	Tenant	Property Type	City	State	Square Footage	Year Built	Lease End Date	Remaining Lease Term (in years)	Credit Rating	Debt
Cole OF San Antonio TX LLC	MiniMed	Office	San Antonio	TX	145,025	2008	10/31/2020	6.1	AA-	$18,000
Cole OF Irving TX LLC	HCA	Office	Irving	TX	94,137	1999	1/31/2022	7.4	B+	$—
Cole HC Prairieville LA LLC	Fresenius	Office	Prairieville	LA	5,900	2001	12/31/2022	8.3	BB+	$—
Cole HC Jackson LA LLC	Fresenius	Office	Jackson	LA	6,083	2002	12/31/2022	8.3	BB+	$—
Cole HC Baton Rouge (Realtors)	Fresenius	Office	Baton Rouge	LA	7,350	2005	12/31/2022	8.3	BB+	$—
Cole HC Baton Rouge (North) LA	Fresenius	Office	Baton Rouge	LA	8,000	2000	12/31/2022	8.3	BB+	$—
Cole HC Plaquemine LA LLC	Fresenius	Office	Plaquemine	LA	5,882	2000	12/31/2022	8.3	BB+	$—
Cole HC Denham Springs LA LLC	Fresenius	Office	Denham Springs	LA	7,360	2007	12/31/2022	8.3	BB+	$—
Cole OF Bridgewater NJ LLC	Sanofi-Aventis	Office	Bridgewater	NJ	205,439	2011	7/31/2026	11.8	AA	$—
Cole OF Concord MA LLC	Harvard Vanguard	Office	Concord	MA	49,250	2013	6/30/2030	15.8	Not Rated	$—
Cole HC Rockwall TX LLC	TX Health Presb	Office	Rockwall	TX	16,605	2013	6/30/2023	8.8	Not Rated	$—
Cole HC Durham HC LLC	Duke Health System	Office	Durham	NC	126,225	2010	8/31/2024	9.9	AA	$—
Cole OF Phoenix Cotton AZ, LLC	Caremark LLC	Office	Phoenix	AZ	99,734	2000	12/31/2018	4.3	BBB+	$—
Cole OF Tempe AZ LLC	C.R.Bard	Office	Tempe	AZ	82,257	1981	3/31/2019	4.5	A	$—
Cole HC Victoria TX LLC	DaVita Dialysis	Office	Victoria	TX	6,849	2011	6/29/2026	11.8	Not Rated	$—
Cole OF Glenview (Patrior) IL	GN Store Nord	Office	Glenview	IL	48,911	2005	12/31/2023	9.3	Not Rated	$—
Cole OFC Maryland Hts MO	Magellan Health	Office	Maryland Heights	MO	232,521	2003	1/31/2025	10.4	BBB-	$—
Cole OFC Carlsbad CA, LP	SkinMedica	Office	Carlsbad	CA	81,712	1998	4/30/2027	12.6	A+	$12,000
Cole HC Harrisburg PA LLC	Holy Spirit Hospital	Office	Susquehanna Township	PA	30,408	2013	3/31/2028	13.5	BBB+	$—
Cole ID Clear Brook VA LLC	McKesson Corp	Industrial	Clear Brook	VA	450,163	2013	5/24/2023	8.7	BBB+	$—
Cole OFC Valencia CA LP	Advanced Bionics	Office	Valencia	CA	146,385	2008	10/31/2024	10.1	Not Rated	$—
Cole OFC Alpharetta GA, LLC	Lonza America	Office	Alpharetta	GA	93,963	2001	12/31/2025	11.1	Not Rated	$—
BTS Express Scripts, Inc.	Express Scripts	Office	St. Louis	MO	219,644	2014	5/31/2024	9.7	BBB+	$—

DESCRIPTION OF SIR COMMON SHARES

        The following is a summary of the material terms of the SIR Common Shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read SIR's declaration of trust, attached as Exhibit 3.1 to this joint proxy statement/prospectus, and bylaws, copies of which have been filed with the SEC, each of which are incorporated by reference into this description. This summary is qualified in its entirety by those documents. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

General

        SIR's declaration of trust authorizes SIR to issue up to an aggregate of 125,000,000 shares of beneficial interest, all of which are currently designated as common shares of beneficial interest, par value $.01 per share, or, as previously defined, the SIR Common Shares. As of December 12, 2014, there were 59,959,750 SIR Common Shares issued and outstanding. As of the date of this joint proxy statement/prospectus, no other class or series of shares of beneficial interest has been established.

SIR Common Shares

        Subject to the preferential rights of any other class or series of shares which may be issued and to the ownership restrictions described below, all of the SIR Common Shares are entitled:

  •
  to receive distributions on the SIR Common Shares if, as and when authorized by the SIR board of trustees and declared by SIR out of assets legally available for distribution; and

  •
  to share ratably in SIR's assets legally available for distribution to SIR shareholders in the event of SIR's liquidation, dissolution or winding up after payment of or adequate provision for all of SIR's known debts and liabilities.

        Subject to the provisions of SIR's declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding SIR Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of SIR Common Shares do not have cumulative voting rights in the election of trustees.

        Holders of SIR Common Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of SIR's securities.

Power to Reclassify SIR Common Shares, Increase Authorized Shares and Issue Additional Shares

        SIR's declaration of trust contains a provision permitting the SIR board of trustees, without any action by SIR's shareholders, to amend SIR's declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that SIR has authority to issue. SIR's declaration of trust further authorizes the SIR board of trustees to reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares of SIR or any new class or series of shares created by the SIR board of trustees. SIR believes that giving these powers to the SIR board of trustees provides SIR with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although the SIR board of trustees has no intention at the present time of doing so, it could authorize SIR to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Restrictions on Ownership and Transfers of Shares

        SIR's declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% of the number or value (whichever is more restrictive) of shares of any class or series of SIR's outstanding shares of beneficial interest, including the SIR Common Shares. The declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in SIR being closely held under Section 856(h) of the Code or would otherwise cause SIR to fail to qualify as a REIT.

        These restrictions do not apply to Equity Commonwealth (f/k/a CommonWealth REIT), or EQC, RMR or their affiliates (including GOV) so long as such ownership does not adversely affect SIR's qualification as a REIT under the Code. The SIR board of trustees, in its discretion, may exempt other persons from this ownership limitation, so long as the SIR board of trustees determines, among other things, that it is in SIR's best interest. The SIR board of trustees may not grant an exemption if the exemption would result in SIR's failing to qualify as a REIT. In determining whether to grant an exemption, the SIR board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of SIR's business, including without limitation, SIR's ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of SIR's existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of SIR by all regulatory or other governmental authorities who have jurisdiction over SIR; and

  •
  whether the person to whom the exemption would apply is attempting to change control of SIR or affect SIR's policies in a way which the SIR board of trustees, in its discretion, considers adverse to the best interests of SIR or SIR shareholders.

        In addition, the SIR board of trustees may require such rulings from the IRS, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

        If a person attempts a transfer of SIR's shares of beneficial interest in violation of the ownership limitations described above, then the SIR board of trustees may, among other things, deem that the number of shares which would cause the violation will be automatically transferred to a trust, or the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries designated by SIR. The prohibited owner will:

  •
  have no rights in the shares held by the Charitable Trust;

  •
  not benefit economically from ownership of any shares held by the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to dividends or other distributions;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

        Unless otherwise directed by the SIR board of trustees, within twenty days of receiving notice from SIR that shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the trustee of the Charitable Trust, or the Charitable Trustee, will sell such shares (together with the right to receive dividends or other distributions with respect to such shares) to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in SIR's declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the Charitable Trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

  •
  the prohibited owner will receive the lesser of:

  o
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (for example, a gift, devise or other similar transaction) the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee and SIR; and

  o
  the net sales proceeds received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust; and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the beneficiary of the Charitable Trust, less the costs, expenses and compensation of the Charitable Trust and SIR.

        If, prior to SIR's discovery that shares of beneficial interest have been transferred to the Charitable Trust, a prohibited owner sells those shares, then:

  •
  those shares will be deemed to have been sold on behalf of the Charitable Trust; and

  •
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the Charitable Trustee, the prohibited owner must promptly pay the excess to the Charitable Trustee upon demand.

        Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to SIR, or SIR's designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares, such as in the case of a devise, gift or other such transaction, the market price per such share on the day of the event causing the shares to become held by the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee, if any, and SIR; and

  •
  the market price per share on the date SIR, or SIR's designee, accept the offer, less the costs, expenses and compensation of the Charitable Trustee, if any, and SIR.

        SIR will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to SIR will be distributed similar to any other sale by a trustee of the Charitable Trust. The SIR board of trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under SIR's declaration of trust, except that the SIR board of trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by SIR or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under SIR's declaration of trust and is entitled to receive reasonable compensation for services provided.

        Costs, expenses and compensation payable to the Charitable Trustee may be funded from the Charitable Trust or by SIR. SIR will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee) from the Charitable Trust for any such amounts funded by SIR.

        In addition, costs and expenses incurred by SIR in the process of enforcing the ownership limitations set forth in SIR's declaration of trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by SIR, may be collected from the Charitable Trust.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. SIR's declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions described above.

        Every owner of 5% or more of any class or series of shares of SIR is required to give written notice to SIR within thirty days after the end of each taxable year, and also within three business days after a request from SIR, stating the name and address of the owner, the number of shares of each class and series of shares of SIR which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own SIR's shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide SIR upon demand with any additional information that SIR may request in order to determine its status as a REIT, to comply or determine its compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

        All certificates evidencing shares of SIR and any share statements for uncertificated shares of SIR may bear legends referring to the foregoing restrictions.

        These restrictions on ownership and transfer are intended to assist with REIT compliance under the Code and otherwise to promote SIR's orderly governance.

Transfer Agent and Registrar

        The transfer agent and registrar for the SIR Common Shares is Wells Fargo Bank, National Association.

Listing

        The SIR Common Shares are listed on the NYSE under the symbol "SIR." SIR will apply to have the new SIR Common Shares issued as Share Consideration in the Merger listed on the NYSE prior to the Effective Time, subject to official notice of issuance.

THE SIR SPECIAL MEETING

Date, Time, Place and Purpose of the SIR Special Meeting

        The SIR special meeting will be held on January 27, 2015, beginning at 11:00 a.m., local time, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458, unless postponed to a later date or dates. This purpose of the SIR special meeting is:

  1.
  to approve the SIR Share Issuance; and

  2.
  to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

Recommendation of the SIR Board of Trustees

        The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at the SIR special meeting and (iii) resolved to recommend that SIR shareholders vote in favor of the approval of the SIR Share Issuance. The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. For the reasons for this recommendation, see "The Merger — Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Related Transactions" beginning on page 104 of this joint proxy statement/prospectus.

Record Date; Who Can Vote at the SIR Special Meeting

        The SIR board of trustees has fixed the close of business on December 12, 2014 as the SIR Record Date. Only holders of record of SIR Common Shares at the close of business on the SIR Record Date are entitled to receive notice of, and to vote at, the SIR special meeting. As of the SIR Record Date, there were 59,959,750 SIR Common Shares issued and outstanding and entitled to vote at the SIR special meeting, held by approximately 83 holders of record.

        Each SIR Common Share is entitled to one vote on each proposal at the SIR special meeting.

Vote Required for Approval; Quorum

        SIR's proposal to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. SIR's proposal to adjourn the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal. Pursuant to SIR's bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

        SIR's bylaws provide that the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum.

Abstentions and Broker Non-Votes

        Abstentions and broker non-votes, if any, will be included in determining the presence of a quorum. Broker non-votes, if any, will have no effect on the proposal to approve the SIR Share Issuance or the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. Abstentions will have the same effect as votes cast AGAINST the proposal to approve the SIR Share Issuance. However, abstentions will have no effect on the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

Manner of Voting

        SIR shareholders may submit their votes for or against the proposals to be voted on at the SIR special meeting in person or by proxy. SIR shareholders can vote in advance in the following ways:

  •
  Internet.  SIR shareholders may vote over the Internet by going to the website listed on their proxy card or voting instruction form. Once at the website, they should follow the instructions to vote.

  •
  Telephone.  SIR shareholders may vote using the toll-free number listed on their proxy card or voting instruction form.

  •
  Mail.  SIR shareholders may vote by completing, signing, dating and returning their proxy card or voting instruction form in the preaddressed postage paid envelope provided.

        SIR shareholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

        The Internet and telephone voting procedures are designed to authenticate shareholders and to allow them to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, then you do not need to return a written proxy card or voting instruction form by mail.

        The method by which SIR shareholders vote will in no way limit their right to vote at the SIR special meeting if they later decide to attend the meeting and vote in person. If SIR Common Shares are held in the name of a broker or other nominee, SIR shareholders must obtain a "legal proxy," executed in their favor, from the broker or other nominee (which may take several days), to be able to vote in person at the SIR special meeting.

        All SIR Common Shares entitled to vote and represented by properly completed proxies which are received prior to the SIR special meeting, which are not revoked, will be voted at the SIR special meeting as instructed on the proxies. If SIR shareholders of record do not indicate how their SIR Common Shares should be voted on a proposal, the SIR Common Shares represented by their properly completed proxy will be voted as the SIR board of trustees unanimously recommends and therefore FOR the proposal to approve the SIR Share Issuance and FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance. If you do not provide voting instructions to your broker or other nominee, your SIR Common Shares will NOT be voted and will be considered broker non-votes.

Shares Held in "Street Name"

        If SIR shareholders hold SIR Common Shares in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee using the voting instruction form included with this joint proxy statement/prospectus.

        If SIR shareholders hold SIR Common Shares in an account of a broker or other nominee and attend the SIR special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such SIR Common Shares and authorizing them to vote.

        SIR Common Shares held by brokers and other nominees will NOT be voted unless such SIR shareholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

        SIR shareholders may revoke their proxy or change their vote at any time before their proxy is voted at the SIR special meeting. SIR shareholders of record can do this in any of the three following ways:

  •
  by sending a written notice to the Secretary of SIR at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 in time to be received before the SIR special meeting, stating that they would like to revoke their proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before the SIR special meeting, or by completing a later dated proxy over the Internet or by telephone, in which case the later dated proxy will be recorded and the earlier proxy revoked; or

  •
  by attending the SIR special meeting and voting in person. Simply attending the SIR special meeting without voting will not revoke a proxy or change a vote.

        If your SIR Common Shares are held in an account by a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Tabulation of the Votes

        SIR will appoint an Inspector of Election for the SIR special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        SIR will pay the cost of soliciting proxies.    Proxies may also be solicited, without additional compensation, by SIR's trustees and executive officers, and by RMR and its directors, officers and employees, by mail, telephone or other electronic means or in person. SIR has engaged Morrow & Co., LLC to assist it in the solicitation of proxies, for which SIR anticipates that it will pay to Morrow & Co., LLC an estimated fee of $15,000, plus reimbursement of expenses.

        In accordance with the regulations of the SEC and the NYSE, SIR also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of SIR Common Shares.

PROPOSALS SUBMITTED TO SIR SHAREHOLDERS

SIR Share Issuance Proposal

(Proposal 1 on the SIR Proxy Card)

        If the Merger is completed pursuant to the Merger Agreement, CCIT stockholders will receive per share of CCIT Common Stock, at the election of each such stockholder, either (i) the Cash Consideration or (ii) the Share Consideration, subject to adjustment and proration in accordance with the Merger Agreement.

        If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds the Maximum Cash Conversion Number or is less than the Minimum Cash Conversion Number, notwithstanding CCIT stockholder elections, the Cash Consideration and Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock that are converted into the right to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration may also be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

        Under the rules of the NYSE, on which the SIR Common Shares are listed, SIR is required to obtain shareholder approval prior to the SIR Share Issuance if the number of SIR Common Shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of SIR Common Shares issued and outstanding immediately prior to the SIR Share Issuance. SIR expects that the aggregate number of SIR Common Shares that SIR will issue in the Merger if the Merger is completed will exceed 20% of the SIR Common Shares issued and outstanding before such issuance, and for this reason, SIR must obtain the approval of SIR shareholders for the SIR Share Issuance.

        The approval of the SIR Share Issuance by SIR shareholders is a condition precedent to the completion of the Merger. In the event the SIR Share Issuance is not approved by SIR shareholders, the Merger cannot be completed and SIR will be obligated to reimburse CCIT for its expenses in an aggregate amount not to exceed $20.0 million. In the event the SIR Share Issuance is approved by SIR shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the SIR Share Issuance, SIR will not issue the SIR Common Shares.

        SIR is asking SIR shareholders to approve the SIR Share Issuance.

        SIR's proposal to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the SIR Board of Trustees

        The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the SIR Share Issuance.

SIR Adjournment Proposal

(Proposal 2 on the SIR Proxy Card)

        The SIR special meeting may be adjourned to another date, dates or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the proposal to approve the SIR Share Issuance. If, at the SIR special meeting, the number of SIR Common Shares present or represented and voting in favor of the proposal to approve the SIR Share Issuance is insufficient to approve such proposal, SIR intends to move to adjourn the SIR special meeting to a later date or dates in order to enable the SIR board of trustees to solicit additional proxies. In addition, under SIR's bylaws, prior to the SIR special meeting being held, the meeting may be postponed by the SIR board of trustees to a date not more than 120 days after the SIR Record Date and pursuant to SIR's bylaws, the chairperson of the SIR special meeting may adjourn the SIR special meeting to a later date or dates, for any reason deemed necessary by the chairperson, without SIR shareholder approval.

        SIR is asking SIR shareholders to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

        SIR's proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of the SIR Board of Trustees

        The SIR board of trustees unanimously recommends that SIR shareholders vote FOR the proposal to approve the adjournment of the SIR special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the SIR Share Issuance.

THE CCIT SPECIAL MEETING

Date, Time, Place and Purpose of the CCIT Special Meeting

        The CCIT special meeting will be held on January 27, 2015, beginning at 9:00 a.m., local time, at 2325 East Camelback Road, Phoenix, Arizona 85016, unless postponed to a later date or dates. The purpose of CCIT's special meeting is:

  1.
  to approve the Merger and the other transactions contemplated by the Merger Agreement; and

  2.
  to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

Recommendation of the CCIT Board of Directors

        The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement. The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement. For the reasons for this recommendation, see "The Merger — Recommendation of the CCIT Board of Directors and its Reasons for the Merger and the Related Transactions" beginning on page 109 of this joint proxy statement/prospectus.

Record Date; Who Can Vote at the CCIT Special Meeting

        The CCIT board of directors has fixed the close of business on December 12, 2014 as the CCIT Record Date. Only holders of record of shares of CCIT Common Stock at the close of business on the CCIT Record Date are entitled to notice of, and to vote at, the CCIT special meeting. As of the CCIT Record Date, there were 197,605,729 shares of CCIT Common Stock issued and outstanding and entitled to vote at the CCIT special meeting, held by approximately 37,678 holders of record.

        Each share of CCIT Common Stock is entitled to one vote on each proposal at the CCIT special meeting. Fractional shares will have corresponding fractional votes.

Vote Required for Approval; Quorum

        CCIT's proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on such proposal. CCIT's proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes cast on such proposal.

        CCIT's bylaws provide that the presence in person or by proxy of CCIT stockholders entitled to cast at least 50% of all the votes entitled to be cast at the CCIT special meeting shall constitute a quorum.

Abstentions and Broker Non-Votes

        Abstentions and broker non-votes, if any, will be included in determining the presence of a quorum, but will have the same effect as votes AGAINST the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. However, abstentions and broker non-votes, if any, will have no effect on the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

Manner of Voting

        CCIT stockholders may submit their votes for or against the proposals to be voted on at the CCIT special meeting in person or by proxy. CCIT stockholders can vote in advance in the following ways:

  •
  Internet.  CCIT stockholders may vote over the Internet by going to the website listed on their proxy card or voting instruction form. Once at the website, they should follow the instructions to vote.

  •
  Telephone.  CCIT stockholders may vote using the toll-free number listed on their proxy card or voting instruction form.

  •
  Mail.  CCIT stockholders may vote by completing, signing, dating and returning their proxy card or voting instruction form in the preaddressed postage paid envelope provided.

        CCIT stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

        The Internet and telephone voting procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, then you do not need to return a written proxy card or voting instruction form by mail.

        The method by which CCIT stockholders vote will in no way limit their right to vote at the CCIT special meeting if they later decide to attend the meeting and vote in person. If shares of CCIT Common Stock are held in the name of a broker or other nominee, CCIT stockholders must obtain a "legal proxy," executed in their favor, from the broker or other nominee (which may take several days), to be able to vote in person at the CCIT special meeting.

        All shares of CCIT Common Stock entitled to vote and represented by properly completed proxies which are received prior to CCIT's special meeting, which are not revoked, will be voted at the CCIT special meeting as instructed on the proxies. If CCIT stockholders of record do not indicate how their shares of CCIT Common Stock should be voted on a proposal, the shares of CCIT Common Stock represented by their properly completed proxy will be voted as the CCIT board of directors unanimously recommends and therefore FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement and FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

Shares held by a Broker or other Nominee

        If CCIT stockholders hold shares of CCIT Common Stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee using the voting instruction from included with this joint proxy statement/prospectus.

        If CCIT stockholders hold shares of CCIT Common Stock in an account of a broker or other nominee and attend the CCIT special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of CCIT Common Stock and authorizing them to vote.

        Shares of CCIT Common Stock held by brokers and other nominees will NOT be voted unless such CCIT stockholders instruct such brokers or other nominees how to vote. However, any broker non-votes will have the same effect as votes AGAINST the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.

Revocation of Proxies or Voting Instructions

        CCIT stockholders may revoke their proxy or change their vote at any time before their proxy is voted at the CCIT special meeting. CCIT stockholders of record can do this in any of the three following ways:

  •
  by sending a written notice to the Secretary of CCIT at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 in time to be received before the CCIT special meeting, stating that they would like to revoke their proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before the CCIT special meeting, or by completing a later dated proxy over the Internet or by telephone, in which case the later dated proxy will be recorded and the earlier proxy revoked; or

  •
  by attending the CCIT special meeting and voting in person. Simply attending the CCIT special meeting without voting will not revoke a proxy or change a vote.

        If your shares of CCIT Common Stock are held in an account by a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Tabulation of the Votes

        CCIT will appoint an Inspector of Election for the CCIT special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        CCIT will pay the cost of soliciting proxies. Proxies may also be solicited, without additional compensation, by CCIT's directors and executive officers by mail, telephone or other electronic means or in person. CCIT has retained Boston Financial Data Services, Inc. to assist it in the solicitation of proxies. CCIT anticipates that it will pay Boston Financial Data Services, Inc. an amount not expected to exceed $75,000, which includes the payment of certain fees and expenses for its services to solicit proxies.

        The solicitation of proxies from CCIT stockholders is made on behalf of the CCIT board of directors. CCIT will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to CCIT stockholders.

PROPOSALS SUBMITTED TO CCIT STOCKHOLDERS

Merger Proposal

(Proposal 1 on the CCIT Proxy Card)

        CCIT stockholders are asked to approve the Merger and the other transactions contemplated by the Merger Agreement. For a summary and detailed information regarding this proposal to approve the Merger and the other transactions contemplated by the Merger Agreement, see the information about the Merger Agreement and the Merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page 92, and "The Merger Agreement" beginning on page 184, of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger will not be completed.

        CCIT is asking CCIT stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement.

        CCIT's proposal to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on such proposal.

Recommendation of the CCIT Board of Directors

        The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.

CCIT Adjournment Proposal

(Proposal 2 on the CCIT Proxy Card)

        The CCIT special meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement. If, at the CCIT special meeting, the number of shares of CCIT Common Stock present or represented by proxy and voting in favor of the proposal to approve the Merger and the other transactions contemplated by the Merger Agreement is insufficient to approve such proposal, CCIT intends to move to adjourn the CCIT special meeting to a later date or dates in order to enable the CCIT board of directors to solicit additional proxies. In addition, as permitted by the MGCL, prior to the CCIT special meeting being held, the meeting may be postponed by the CCIT board of directors to a date not more than 120 days after the CCIT Record Date.

        CCIT is asking CCIT stockholders to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

        CCIT's proposal to approve the adjournment of the CCIT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of the CCIT Board of Directors

        The CCIT board of directors unanimously recommends that CCIT stockholders vote FOR the proposal to approve the adjournment of the CCIT special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger and the other transactions contemplated by the Merger Agreement.

THE MERGER

        The following is a description of the material aspects of the Merger. While SIR and CCIT believe that the following description covers the material terms of the Merger, the description may not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus carefully and in its entirety, including the Merger Agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the Merger.

General

        The SIR board of trustees and the CCIT board of directors have each unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In the Merger, CCIT will merge with and into SIR Merger Sub, with SIR Merger Sub surviving the Merger as a wholly owned subsidiary of SIR. CCIT stockholders will receive the Merger Consideration as described below under "The Merger Agreement — Consideration to be Received in the Merger" beginning on page 184 of this joint proxy statement/prospectus.

        SIR's and CCIT's diverse properties consist primarily of single tenant, net leased corporate office and industrial properties located throughout the United States. As of September 30, 2014, not including the 23 Healthcare Properties to be sold to SNH, CCIT owned 64 properties (64 buildings), including a property owned through a consolidated joint venture arrangement, comprising 15.5 million rentable square feet of income producing necessity corporate office and industrial properties located in 30 states. As of September 30, 2014, the rentable space at these properties was 100% leased, with a weighted average remaining lease term (based on annualized rental revenue) of 11.9 years.

        As of September 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements), located in 21 states, that contain approximately 27.0 million rentable square feet and were approximately 96.1% leased (based on rentable square feet). For the nine months ended September 30, 2014, approximately 38.8% of SIR's total revenue was from 11 properties (229 buildings, leasable land parcels and easements) with 17.8 million rentable square feet that SIR owns on the island of Oahu, Hawaii. The remainder of SIR's total revenue for the period ended September 30, 2014 was from 39 properties (51 buildings) located throughout the mainland United States. As of September 30, 2014, SIR's properties were leased to 262 different tenants, with a weighted average remaining lease term (based on annualized rental revenue) of approximately 10.5 years. SIR and CCIT expect the combined company to be the premiere single tenant, net lease office and industrial REIT.

        Additionally, the Healthcare Properties Purchase and Sale Agreement provides for the purchase by SNH immediately upon closing of the Merger of the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million).

Background of the Merger and the Related Transactions

        As part of their ongoing oversight, direction and management of SIR's business, the SIR board of trustees and management regularly review and discuss SIR's performance, business plan, strategic direction and future growth prospects. These discussions have periodically, in the ordinary course of business, included the evaluation and consideration of a variety of strategic opportunities and their potential benefits and risks.

        CCIT was formed in 2010 as a non-exchange traded, externally advised Maryland corporation, which elected to be taxed as a REIT under the Code, to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of single tenant, income producing necessity corporate office and industrial properties, which are leased to creditworthy tenants under long term leases and located strategically throughout the United States. Commencing on February 10, 2011 and

terminating on November 21, 2013, CCIT raised aggregate gross proceeds of approximately $1.9 billion in the CCIT Offering to finance its real estate investment activities.

        On July 16, 2013, CCIT publicly disclosed that the CCIT board of directors had determined to begin exploring potential strategies to provide CCIT stockholders with liquidity upon closing of the CCIT Offering. At a meeting of the CCIT board of directors held on November 7, 2013, at which representatives of management, Morris Manning, CCIT's outside legal counsel, and Ropes & Gray LLP, or Ropes & Gray, special counsel to CCIT's independent directors, were present, the CCIT board of directors discussed the process by which it might begin to consider potential strategic options. As part of this discussion, the CCIT board of directors decided to meet in the first quarter of 2014 to discuss the matter further. The CCIT Offering closed on November 21, 2013. At the CCIT board of directors' meeting held on January 8, 2014, at which representatives of management, Morris Manning and Ropes & Gray were present, and Mr. Schorsch and representatives of ARCP attended as invited guests, the CCIT board of directors observed that CCIT was well positioned to begin exploring potential strategic options.

        In connection with the completion of the Cole/ARCP merger on February 7, 2014, the CCIT board of directors appointed Mr. Schorsch as the Chairman, President and Chief Executive Officer of CCIT, effective as of such date.

        At a meeting of the CCIT board of directors held on February 27, 2014, at which representatives of management, Morris Manning and Ropes & Gray were present, CCIT's management advised the CCIT board of directors of its view that causing CCIT to continue to operate its portfolio and maintain its status as a non-traded REIT following completion of the CCIT Offering likely would not enhance stockholder value. In light of the foregoing, CCIT's management recommended that CCIT evaluate potential strategic options with a view toward increasing stockholder value. At that same meeting, representatives of a financial advisory firm discussed the financial advisory firm's qualifications and capabilities to provide capital markets and investment banking services in connection with CCIT's review of potential strategic alternatives. The CCIT board of directors then directed management to assemble a list of financial advisors that might assist the CCIT board of directors in exploring and assessing potential strategic options available to CCIT and CCIT's financial prospects if CCIT were to continue to operate its portfolio and maintain its status as a non-traded REIT. Representatives of Morris Manning advised the CCIT board of directors regarding its fiduciary obligations in connection with any process of evaluating potential strategic options.

        In furtherance of the foregoing, in early to mid-March 2014, representatives of CCIT held discussions with four investment banks with significant experience advising REITs, including Wells Fargo Securities, regarding each investment bank's qualifications and capabilities. The criteria for identifying investment banks to participate in the CCIT board of directors' process to select a financial advisor for CCIT included, among other things, the investment banks' institutional knowledge of the non-traded and traded REIT industries, their capacity to provide the functions of a full-service investment bank and the investment banking teams' past experience advising other companies in connection with similar transactions for similarly situated non-traded REITs. Based upon these criteria, three banks, including Wells Fargo Securities, were selected to meet with the CCIT board of directors on March 12, 2014 to review their qualifications in assisting CCIT. At the March 12, 2014 CCIT board meeting, attended by representatives of management, Morris Manning and Ropes & Gray, each investment banking team met with the CCIT board of directors. Each investment bank described its experience in the non-traded and traded REIT industry, its views on the current state of the financial markets, including the impact of the current state of the financial markets on the real estate industry, as well as its qualifications to serve as CCIT's financial advisor in connection with CCIT's evaluation of potential strategic options. The investment banking teams also discussed possible strategic alternatives available for consideration by the CCIT board of directors with the goal of enhancing CCIT's stockholder value and responded to inquiries of the CCIT board of directors regarding material relationships among the investment banks and affiliates of CCIT's management.

        After due and careful consideration, at a meeting of the CCIT board of directors held on March 14, 2014, at which representatives of Morris Manning and Ropes & Gray were present, the CCIT board of directors authorized CCIT's management to negotiate the engagement of Wells Fargo Securities to act as CCIT's financial advisor in connection with CCIT's strategic review process. The CCIT board of directors subsequently ratified and approved the engagement of Wells Fargo Securities by unanimous written consent on March 26, 2014.

        On March 31, 2014, CCIT publicly announced that it had engaged Wells Fargo Securities to assist CCIT in a review of potential strategic options for CCIT.

        Following Wells Fargo Securities' engagement, at the request of the CCIT board of directors, Wells Fargo Securities began to prepare an overview of potential strategic alternatives available to CCIT, including a merger or sale of the company, listing of CCIT Common Stock on a national securities exchange (with or without an associated public offering of additional shares or a tender offer for outstanding shares), internalizing management functions currently provided by CCI Advisors, or continuing to operate as is, without a near term liquidity event.

        At a meeting of the CCIT board of directors held on April 15, 2014, at which representatives of management, Wells Fargo Securities, Morris Manning and Ropes & Gray were present, Wells Fargo Securities discussed with the CCIT board of directors potential strategic options for CCIT, including a preliminary overview, based on CCIT management forecasts, of CCIT's potential financial prospects if CCIT were to continue to operate its portfolio and maintain its status as a non-traded REIT, seek to internalize its management function and list its shares on a national securities exchange, or seek to sell its real estate portfolio in one or more transactions, including a business combination. Wells Fargo Securities suggested that CCIT consider a targeted third party solicitation process to gauge the value that third parties might place on CCIT in a business combination scenario. After discussion, the CCIT board of directors determined to move forward with a targeted third party solicitation process. The CCIT board of directors viewed the other strategic options available to CCIT at the time as less likely to maximize stockholder value than a business combination, and believed that engaging in a targeted third party solicitation process would not preclude CCIT from pursuing other options if the CCIT board of directors later determined that another option would be in the best interests of CCIT stockholders. At the same meeting, the CCIT board of directors discussed whether certain companies with which Mr. Schorsch was affiliated were reasonably likely to be interested in evaluating a potential strategic transaction. Given the potential for conflicts of interest, Mr. Schorsch recused himself from the process.

        Following the April 15, 2014 meeting of the CCIT board of directors, the independent directors, with advice from Ropes & Gray, determined that appropriate information barriers and confidentiality arrangements should be established in order to address any potential, actual or perceived conflicts of interest. CCI Advisors worked with Morris Manning to establish appropriate information barriers and confidentiality protocols, as directed by the CCIT independent directors.

        Beginning in mid-April 2014, at the direction of the CCIT independent directors, Wells Fargo Securities contacted a total of nineteen third parties, including SIR, to ascertain their potential interest in engaging in a strategic transaction with CCIT. These third parties included eleven public REITs, seven private equity investors and a life insurance company, each of which was identified based on, among other things, its perceived ability to complete a transaction and other factors, including strategic imperative, liquidity, experience and track record. Thirteen of the nineteen third parties contacted, including SIR, executed confidentiality and standstill agreements with CCIT with respect to CCIT information to be shared with the third parties, and subsequently were provided with a confidential offering memorandum and access to CCIT's electronic data room containing certain non-public information concerning CCIT's assets, business and operations.

        Also beginning in mid-April 2014 and over the following weeks, Morris Manning prepared a bid form of merger agreement to facilitate negotiations during the targeted third party solicitation process, with input from representatives of CCIT's management, Ropes & Gray, Venable LLP, or Venable, Maryland counsel to CCIT, and Wells Fargo Securities.

        At a meeting of the SIR board of trustees held on May 2, 2014, the board of trustees discussed the possible acquisition of CCIT. Management of SIR indicated to the board of trustees that CCIT represented a high quality portfolio of properties that matched SIR's stated business strategy of acquiring high quality single tenant, net leased office and industrial properties. Management of SIR also indicated that it anticipated that ARCP or one of its affiliates would likely acquire CCIT. After discussion among the management and SIR board of trustees regarding CCIT, it was the consensus of the board of trustees that CCIT represented a highly attractive acquisition opportunity for SIR and that the management of SIR should continue pursuing a possible acquisition of CCIT, but only if the financial terms, financing and deal structure could be achieved on terms acceptable to the SIR board of trustees, including the disinterested trustees.

        During the course of CCIT's targeted third party solicitation process, Wells Fargo Securities provided updates and related information to the CCIT independent directors in meetings held on April 25, 2014, May 5, 2014, and May 12, 2014. At these meetings, representatives of management, Morris Manning and Ropes & Gray also were present. At a meeting held on May 12, 2014, a representative of Venable discussed with the CCIT independent directors the standard of conduct required of directors under Maryland law and CCIT's charter in connection with a potential merger or sale of CCIT, including a potential transaction in which a director was interested.

        Also on May 12, 2014, in accordance with the directives of the CCIT independent directors, Wells Fargo Securities provided representatives of SIR with CCIT's bid process letter, which set the deadline for the submission of initial indications of interest as May 20, 2014.

        On May 20, 2014, four of the thirteen parties that had executed confidentiality and standstill agreements with CCIT submitted non-binding indications of interest to acquire all of the outstanding shares of CCIT Common Stock, including SIR, as described below:

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  SIR proposed a $10.50 per share purchase price payable in cash (up to a maximum of 45% of the outstanding shares of CCIT Common Stock) or a number of SIR Common Shares based on an exchange ratio to reflect the then current market price for SIR Common Shares, with CCIT stockholders able to elect cash or share consideration, subject to proration.

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  A public REIT, which is referred to as Party A, proposed a $10.57 per share purchase price payable in a number of shares of Party A common stock based on an exchange ratio to reflect the then current market price for Party A common stock.

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  Another public REIT, which is referred to as Party B, proposed a $10.00 per share purchase price, consisting of $7.44 per share payable in a number shares of Party B common stock based on an exchange ratio to reflect the then current market price for Party B common stock and $2.56 per share payable in shares of a redeemable convertible preferred stock that would be freely tradable at closing.

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  A third public REIT, which is referred to as Party C, proposed a stock transaction at an exchange ratio based on an implied per share value for CCIT of $8.50, with Party C having the option to pay 10% of the consideration in cash at closing.

        None of the nine other parties that executed a confidentiality and standstill agreement with CCIT submitted a written indication of interest or other proposal.

        On May 22, 2014, the CCIT independent directors conducted separate meetings with Hentschel & Company and three other investment banking firms to discuss a potential role for a second financial advisor to assist the CCIT independent directors.

        In meetings of the CCIT independent directors held on May 22, 2014 and May 23, 2014, at which representatives of Wells Fargo Securities, Morris Manning, Ropes & Gray, and Venable were present, Wells Fargo Securities reviewed with the CCIT independent directors the indications of interest received by CCIT. Additionally, representatives of Wells Fargo Securities provided the CCIT independent directors with an update on their conversations with another third party that had executed a confidentiality and standstill agreement in connection with the process, which is referred to as Party D, but had not submitted a written indication of interest or other proposal. Representatives of Wells Fargo Securities indicated that Party D had described a possible strategic transaction between CCIT and Party D in general terms, whereby certain assets of Party D could be combined with CCIT's assets in connection with the listing of CCIT Common Stock on a national securities exchange.

        After due and careful consideration of each of the indications of interest received and Party D's conversations with Wells Fargo Securities, the CCIT independent directors determined that the proposals received from SIR, Party A and Party B warranted further discussion. The CCIT independent directors determined not to continue discussions with Party C because its indication of interest reflected an implied value for CCIT Common Stock significantly below CCIT's initial public offering price of $10.00 per share and the implied value of the indications of interest received from the other third parties. The CCIT independent directors determined that meetings with each of SIR, Party A, Party B and Party D would be beneficial to the process.

        Noting that all of the indications of interest contemplated at least a portion of the consideration in the form of securities of the acquirer, the CCIT independent directors also determined that it would be advantageous for CCIT to receive certain non-public information concerning the assets, business and operations of each of the third parties that submitted an indication of interest. Accordingly, between June 2, 2014 and June 5, 2014, CCIT negotiated customary reciprocal confidentiality and standstill agreements with SIR, Party A, Party B and Party D with respect to certain non-public information to be shared with CCIT by these third parties. CCIT and SIR entered into a reciprocal confidentiality and standstill agreement on June 4, 2014. In addition, on June 4, 2014, CCIT entered into a joinder to its confidentiality and standstill agreement with Party A, enabling Party A to share information with a potential capital source for Party A.

        At a meeting of the CCIT independent directors on June 3, 2014, at which representatives of Wells Fargo Securities, Morris Manning, Ropes & Gray, and Venable were present, representatives of Wells Fargo Securities confirmed that meetings had been scheduled with each of SIR, Party A, Party B and Party D. Also at the June 3, 2014 meeting, representatives of Morris Manning discussed with the CCIT independent directors the key terms of the bid form of merger agreement.

        On June 4, 2014, representatives of SIR asked UBS to assist SIR in evaluating SIR's possible acquisition of CCIT and join SIR management at a meeting the following day with the CCIT independent directors and CCIT's legal and financial advisors.

        On June 5, 2014, the CCIT independent directors engaged Hentschel & Company as an additional financial advisor to assist the CCIT independent directors with their review of strategic alternatives and consideration of potential strategic transactions and, if requested, to render a fairness opinion with respect to any proposed transaction.

        On June 5, 2014 and June 6, 2014, the CCIT independent directors held in-person meetings with each of SIR, Party A, Party B and Party D. The meetings also were attended by representatives of Wells Fargo Securities, Hentschel & Company, Morris Manning, and Ropes & Gray. At these meetings, representatives of each of SIR, Party A, Party B and Party D discussed their company's strategies for a combination with CCIT and potential synergies from a combination. The meeting with representatives of SIR occurred on June 5, 2014, and also included representatives of UBS, acting on behalf of SIR. At the meeting, SIR and representatives of UBS made a presentation to the CCIT independent directors regarding a potential acquisition of CCIT by SIR and the potential benefits of a combination with SIR.

        Following their meetings with SIR, Party A, Party B and Party D, the CCIT independent directors directed Wells Fargo Securities and Hentschel & Company to request certain business and financial information from each of SIR, Party A, Party B and Party D. Over the following two weeks, Wells Fargo Securities and Hentschel & Company, as applicable, provided the CCIT independent directors with frequent updates regarding the information provided, discussions with each company and CCIT's financial prospects as a standalone non-traded REIT based on CCIT management projections.

        On June 12, 2014, at the direction of the CCIT independent directors, Wells Fargo Securities provided SIR, Party A and Party B with CCIT's second-round bid process letter and a bid form of merger agreement. This process letter specified that the deadline for receipt of final proposals for a potential transaction, including a markup of the bid draft merger agreement, was June 23, 2014. The CCIT independent directors determined not to send a process letter and bid form of merger agreement to Party D at that time because discussions with Party D indicated that Party D was not, at that time, prepared to develop a structure for a proposed transaction with CCIT.

        On June 13, 2014, representatives of SIR informed representatives of Wells Fargo Securities that SIR would not submit a final proposal for a potential transaction by the June 23, 2014 deadline.

        On June 17, 2014, representatives of Hentschel & Company provided to the CCIT independent directors an overview of its preliminary independent business plan valuation report on CCIT. On the same day, representatives of Wells Fargo Securities provided the CCIT independent directors with an update on the status of their conversations with SIR, Party A and Party B, including that SIR had indicated that it would not submit a final proposal by the deadline and that Party A had indicated that its potential capital source had declined to participate in the process.

        On June 18, 2014, at the direction of the CCIT independent directors, a representative of Wells Fargo informed a representative of SIR that CCIT was proceeding with the June 23, 2014 deadline for submitting final proposals.

        On June 19, 2014, Party A informed Wells Fargo Securities that Party A was withdrawing from the process. Also on June 19, 2014, a representative of Mr. Schorsch informed representatives of Wells Fargo Securities that none of the companies with which Mr. Schorsch was affiliated continued to have any interest in pursuing a transaction with CCIT.

        At a meeting of the CCIT independent directors held on June 19, 2014, with representatives of Morris Manning, Ropes & Gray and Venable present, the CCIT independent directors evaluated the potential counterparties to a transaction with CCIT and determined that it was no longer appropriate for Mr. Schorsch to recuse himself from the CCIT board of directors' review and evaluation of potential strategic alternatives.

        On June 23, 2014, Party B submitted a written, non-binding proposal for a transaction with CCIT and a markup of the bid draft merger agreement. Party B proposed an all-stock transaction with an implied per share value of $10.05 based on the closing price of Party B common stock on June 23, 2014. The proposal noted that Party B did not envision any lockups for, or other trading restrictions upon, former CCIT stockholders following any transaction. The proposal also contemplated designating two CCIT directors to the Party B board of directors and a 20,000,000 share buyback program for aftermarket trading support. Party B also indicated that it would be willing to evaluate an increase in its distribution rate in connection with the transaction and to discuss a fixed exchange ratio with a collar to provide downside protection for CCIT stockholders in the event of a pre-closing decline in the market price of Party B's shares.

        SIR did not submit a bid to acquire CCIT on June 23, 2014, but representatives of SIR engaged in discussions with Wells Fargo Securities regarding the process on that date. During these June 23, 2014 discussions, and in accordance with the directives of the CCIT board of directors, representatives of Wells Fargo Securities informed SIR that ARCP had indicated that it was not seeking to acquire CCIT and that CCIT likely would view favorably a proposal for an acquisition of CCIT by SIR in which CCIT stockholders could elect to receive either $11.00 in cash for each outstanding share of CCIT Common Stock (up to an amount in excess of 50% of the outstanding shares of CCIT Common Stock) or a number of SIR Common Shares based on a mutually agreed upon exchange ratio for SIR Common Shares.

        On June 24, 2014, representatives of SIR and UBS advised representatives of Wells Fargo Securities that SIR was withdrawing from the CCIT bidding process.

        At a meeting of the CCIT board of directors held on June 25, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, and Ropes & Gray were present, Wells Fargo Securities reviewed with the CCIT board of directors Party B's proposal, certain business and financial information received from Party B, Party B's historical five-year stock performance and an overview of the combined company based on Party B's proposed transaction terms. During the discussion, it was noted that the implied per share value of $10.05 exceeded the price per share paid by investors in the CCIT Offering, but was less than the per share value offered in the May 20, 2014 proposals of both Party A and SIR. Representatives of Wells Fargo Securities also updated the CCIT board of directors on their conversations with representatives of SIR and UBS in which the representatives of SIR and UBS informed Wells Fargo Securities that SIR did not intend to pursue further discussions with CCIT regarding a potential transaction.

        At the direction of the CCIT board of directors, representatives of Wells Fargo Securities engaged in further discussions with representatives of Party B and Party B's financial advisor to explore possible improvements in the proposed terms of Party B's proposal, including an increased valuation for CCIT Common Stock and the addition of a cash component to the consideration. Also at the direction of the CCIT board of directors, Wells Fargo Securities maintained contact with other potential strategic partners and, together with CCIT's management, evaluated potential property dispositions with a view toward enhancing stockholder value.

        On July 9, 2014, after learning that all of the SIR Common Shares previously owned by EQC, representing approximately 36.8% of the then outstanding SIR Common Shares, had been sold to GOV and RMR, and, in accordance with the directives of the CCIT board of directors, a representative of Wells Fargo Securities contacted the management of SIR to encourage SIR to resume discussions regarding a potential transaction with CCIT. After this invitation, the management of SIR reevaluated the potential acquisition of CCIT, including the potential benefits of such an acquisition and whether financial terms, financing and deal structure could be achieved on terms acceptable to SIR, and worked with UBS and Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, to consider the possible terms for a transaction and the related financing.

        On July 18, 2014, representatives of SIR and UBS informed representatives of Wells Fargo Securities that SIR may be interested in pursuing an acquisition of CCIT, subject to agreement as to financial terms, diligence, financing, a sale of CCIT's Healthcare Properties to SNH and approval of the transaction by the SIR board of trustees, including the disinterested trustees.

        At a meeting of the CCIT board of directors held on July 22, 2014, at which representatives of CCIT's management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray, and Venable were present, representatives of Wells Fargo Securities updated the CCIT board of directors regarding their communications with Party B, SIR and six other third parties, including Party D, which initially participated at the commencement of the process, as follows:

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  Party B orally proposed to increase its stock exchange ratio to imply a total per share value for CCIT of $10.10, based on the closing price of Party B's common stock on July 18, 2014, and indicated that it would be willing to fund up to $200.0 million, or 10% of the purchase price, in cash. Party B also indicated its willingness to discuss additional price protection for CCIT's stockholders, and reiterated its earlier proposal to designate two CCIT directors to the combined company board.

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  SIR orally proposed a transaction in which CCIT stockholders could elect to receive either cash consideration of $10.50 per share (subject to the cash consideration being no more than 60% of the total consideration) or share consideration valued at a 0.3448 exchange ratio, which implied a total per share value for CCIT Common Stock of $10.33 based on the closing price of the SIR Common Shares on July 18, 2014 and assuming 60% of the total consideration is paid in cash.

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  One of the other six potential strategic partners orally indicated an interest in CCIT's industrial assets only, and the five remaining potential strategic partners, including Party D, declined to engage in further discussions.

        Between July 24, 2014 and July 27, 2014, at the direction of the CCIT board of directors, representatives of Wells Fargo Securities worked with representatives of UBS to better understand SIR's proposal and to explore possible enhancements to the proposal. In addition, CCIT management discussed SIR's proposal with SIR management and sought improvements to its terms, including increasing the exchange ratio, potential board representation for CCIT and an increase in SIR's annualized distribution rate upon closing of the transaction.

        On July 27, 2014, SIR management proposed to increase the exchange ratio for the share consideration to 0.360 and agreed to discuss with the SIR board of trustees an increase in SIR's annualized distribution rate to $2.00 per share upon closing of the transaction.

        In accordance with the directives of the CCIT board of directors, Wells Fargo Securities also communicated with Party B and its financial advisor in an effort to ascertain whether Party B would be willing to enhance its proposal. Party B responded that it was unwilling to increase the exchange ratio, but indicated its interest in assuming CCIT's external asset management function in the event that CCIT's board of directors determined to forego a transaction in favor of continuing to operate on a standalone basis without a near term liquidity event.

        At a meeting of the CCIT board of directors held on July 28, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray and Venable were present, representatives of CCIT's management reported the results of discussions with SIR management held between July 24, 2014 and July 27, 2014. Wells Fargo Securities updated the CCIT board of directors regarding SIR's revised proposal, discussions with representatives of UBS concerning such proposal, certain business and financial information received from SIR, the price performance of SIR Common Shares since March 2012 and an overview of the combined company based on SIR's proposed transaction terms. Also at the meeting, at the request of the CCIT board of directors, a representative of Morris Manning provided a summary of SIR's management structure and corporate governance.

        In a follow-up meeting of the CCIT board of directors held on July 29, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray and Venable were present, Wells Fargo Securities provided a comparative summary of SIR's and Party B's proposals, and an overview of the historical stock performance of other REITs managed by RMR. Also discussed were (i) the implied capitalization rates represented by the proposals, (ii) the fact that the implied value of SIR's proposal exceeded the implied value of the Party B's proposal, (iii) the larger cash component of SIR's proposal, which provided a measure of protection for CCIT stockholders in the event of a decline in the trading price of SIR Common Shares and offered more opportunity for CCIT stockholders to choose either cash or shares consideration and (iv) the anticipated increase in SIR's annualized distribution rate to $2.00 per share upon closing of the transaction, which represented a significant increase over the annualized distribution rate CCIT currently pays its stockholders. It was noted that the anticipated distribution rate associated with the transaction proposed by Party B represented a reduction to the annualized distribution rate currently paid by CCIT.

        The CCIT board of directors met again on July 31, 2014, with representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray, and Venable present. At the meeting, a representative of Venable discussed with the CCIT board of directors the standard of conduct required of directors under Maryland law and CCIT's charter in connection with a potential merger or sale of CCIT, and CCIT management provided a summary of its analysis of the proposals received from SIR and Party B. After considerable discussion, including a discussion of the desirability for a voting agreement with GOV and RMR in light of the significant number of outstanding SIR Common Shares collectively held by GOV and RMR, the CCIT board of directors determined to proceed with negotiating a definitive agreement with SIR.

        On each of July 31, 2014 and August 1, 2014, representatives of the management of CCIT and SIR again engaged in discussions regarding the proposed terms for an acquisition of CCIT by SIR. During those discussions, CCIT indicated that its board of directors considered it an essential element in its ability to proceed with a merger transaction with SIR for GOV and RMR to agree to vote the SIR Common Shares owned by them in favor of the issuance of SIR Common Shares to CCIT stockholders in the transaction. CCIT also explored a possible increase in the maximum amount of cash consideration available to CCIT stockholders, while maintaining a tax free transaction for its stockholders electing to receive SIR Common Shares, as well as a possible increase in the maximum amount of share consideration available to CCIT stockholders in the transaction.

        On August 1, 2014, SIR management proposed to advance discussions on the basis that GOV and RMR enter into voting agreements with CCIT and SIR pay no more than 60% of the total merger consideration in SIR Common Shares. Also on August 1, 2014, SIR management instructed representatives of Skadden to commence commenting on the bid draft merger agreement previously provided to SIR, and CCIT provided representatives of Skadden and Sullivan & Worcester, tax counsel to SIR, with access to its electronic dataroom.

        At a meeting of the CCIT board of directors held on August 4, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning and Ropes & Gray were present, CCIT's management and advisors provided the CCIT board of directors with an update on the status of the transaction terms then under negotiation. After extensive discussion, the CCIT board of directors determined to continue to pursue a merger transaction with SIR.

        On August 8, 2014, SIR and representatives of Skadden provided CCIT and Morris Manning with initial comments on the bid draft merger agreement previously provided to SIR. On August 11, 2014, representatives of Skadden, CCIT and Morris Manning discussed the Skadden draft merger agreement and provisions in the draft that CCIT and Morris Manning thought would impact certainty of transaction completion. On August 14, 2014, representatives of Morris Manning provided Skadden with a revised draft merger agreement. On August 15, 2014, representatives of Morris Manning provided Skadden with a draft of the CCIT disclosure letter to the merger agreement, and representatives of Skadden provided Morris Manning with an initial draft of the form of voting and standstill agreement that SIR would ask GOV and RMR to enter into.

        On August 16, 2014, representatives of Skadden, CCIT, Wells Fargo Securities, Hentschel & Company, and Morris Manning were given access to SIR's electronic dataroom. On August 19, 2014, representatives of Skadden provided Morris Manning with a draft of a termination and transition agreement. On August 21, 2014, representatives of Skadden provided Morris Manning with a draft of SIR's disclosure letter to the merger agreement.

        During the period from August 18, 2014 through August 30, 2014, representatives of SIR and Skadden exchanged drafts and mark-ups of the draft merger agreement and related agreements and documents with representatives of CCIT and Morris Manning, and engaged in lengthy negotiations relating thereto. Also, during that period, representatives of SIR and Skadden exchanged drafts and mark-ups of the draft Healthcare Properties purchase and sale agreement and related documents with representatives of SNH and Sullivan & Worcester, and engaged in lengthy negotiations relating thereto. Also during such period, GOV and representatives of its counsel exchanged drafts and mark-ups of the draft GOV voting and standstill agreement with representatives of CCIT and Morris Manning, and engaged in lengthy negotiations relating thereto.

        At a meeting of the CCIT board of directors held on August 19, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray and Venable were present, Wells Fargo Securities and Hentschel & Company separately reviewed with the CCIT board of directors certain financial information, which previously had been circulated to the CCIT directors, relating to the proposed transaction with SIR, including a summary of selected transaction terms, a financial overview of each of CCIT and SIR, SIR's historical stock market performance, a summary of the financial information provided by SIR, and an overview of CCIT's targeted third party solicitation process. At the same meeting, representatives of management summarized the results of its due diligence review of SIR, including SIR's property level cash flows, acquisition underwriting and processes, estimated net asset value, or NAV, and operations.

        At a meeting of the SIR board of trustees held on August 20, 2014, at which representatives of management, Skadden and UBS were present, the SIR board of trustees discussed with management and SIR's advisors the potential strategic transaction with CCIT and the related proposed sale of the Healthcare Properties to SNH, including the status of negotiations and proposed terms for the transactions, possible sources of financing and the rationale for the potential transactions. The SIR board of trustees also reviewed and discussed information regarding CCIT's properties and leases, such as portfolio breakdown, industry and geographic diversity, net operating income distribution, tenant diversity, credit quality and composition, lease maturity and rent escalations, and possible combined company financial metrics and portfolio composition. At the meeting, the SIR board of trustees also reviewed and approved the engagement of UBS as financial advisor to SIR in connection with the acquisition of CCIT and the compensation to be paid by SIR to UBS for such services. The SIR board of trustees also reviewed the various relationships and differing interests among SIR, SNH, GOV, RMR and their respective trustees and officers that would need to be considered by the SIR and other boards of trustees in the proposed transactions and related agreements, and the process for considering, approving and recommending the proposed CCIT transaction and the proposed sale of the Healthcare Properties to SNH.

        At a meeting of the disinterested trustees of SIR held on August 22, 2014, the disinterested trustees of SIR discussed with representatives of SIR's management and Skadden SIR's proposed acquisition of CCIT and the proposed sale of the Healthcare Properties to SNH and the financial advice that the SIR board of trustees would receive regarding the proposed sale of the Healthcare Properties to SNH. At a meeting of the disinterested trustees of SIR held on August 25, 2014, the disinterested trustees of SIR had further discussions with representatives of SIR's management and Skadden regarding these matters during which the disinterested trustees determined to expand the engagement of UBS to specifically include financial advice and analysis on the proposed sale of the Healthcare Properties to SNH and the purchase price to be received by SIR in such sale and approved the compensation to be paid by SIR to UBS for such additional services.

        At a meeting of the CCIT board of directors held on August 24, 2014, at which representatives of management, Wells Fargo Securities, Hentschel & Company, Morris Manning, Ropes & Gray, and

Venable were present, the CCIT board of directors received an update on the proposed transaction and Morris Manning discussed key provisions of the draft merger agreement and related agreements. The CCIT board of directors also received an update on the status of SIR's proposed sale of the Healthcare Properties to SNH.

        At a meeting of the SIR board of trustees held on August 29, 2014, at which representatives of SIR's management, Skadden, Saul Ewing LLP, or Saul Ewing, special Maryland counsel to SIR, and UBS were present, the SIR board of trustees received an update on the potential transaction with CCIT from SIR's management and advisors, an overview of the terms of the draft merger agreement, draft Healthcare Properties purchase and sale agreement and draft commitment papers for a bridge loan facility. To facilitate these discussions, copies of the draft merger agreement and draft Healthcare Properties purchase and sale agreement, along with summaries of key terms of the draft merger agreement and the draft Healthcare Properties purchase and sale agreement and related agreements were circulated to the SIR board of trustees in advance of the meeting. The SIR board of trustees also reviewed information regarding the Healthcare Properties, such as portfolio breakdown, geographic diversity, tenant diversity, credit quality and composition and lease maturity. Also at this meeting, the SIR board of trustees discussed with representatives of management and SIR's advisors the proposed sale of the Healthcare Properties to SNH. The disinterested trustees of SIR considered that CCIT required a significant portion of the merger consideration be paid in cash and that the proposed concurrent sale of the Healthcare Properties by SIR to SNH would generate available cash for payment of the merger consideration while also enabling SIR to maintain a more favorable credit profile for credit rating purposes. The disinterested trustees of SIR also discussed alternative sources of funding. At this meeting, the SIR board of trustees again reviewed the various relationships and differing interests among SIR, SNH, GOV, RMR and their respective trustees and officers that would need to be considered by the SIR board of trustees in the proposed transactions and related agreements, and a representative of Saul Ewing reviewed with the board of trustees of SIR the standard of conduct required of trustees under Maryland law in connection with the proposed transactions and considering such relationships and interests of certain of SIR's trustees, officers and manager in the proposed transactions.

        On the morning of August 30, 2014, the SIR board of trustees held a meeting to further consider the potential transactions, at which representatives of management and Skadden were present. At the meeting, the SIR board of trustees received an update on discussions between counsel to SIR and counsel to SNH regarding the proposed terms of the draft Healthcare Properties purchase and sale agreement and discussed the proposed sale of the Healthcare Properties to SNH. The SIR board of trustees meeting continued with SIR's disinterested trustees meeting separately to consider the proposed sale of the Healthcare Properties to SNH, SIR's strategy for negotiations with SNH and the price for the sale of the Healthcare Properties to SNH. Following such meeting, the SIR board of trustees meeting was adjourned until later in the day.

        Following the adjournment of the SIR board of trustees meeting, the disinterested trustees of SIR and representatives of Skadden met with the disinterested trustees of SNH and representatives of Sullivan & Worcester to negotiate the remaining open issues in the draft Healthcare Properties purchase and sale agreement, including the purchase price for the proposed sale of the Healthcare Properties to SNH and the allocation of certain risks and expenses. These negotiations resulted in an agreement between the disinterested trustees of SIR and the disinterested trustees of SNH that the purchase price for the sale of the Healthcare Properties to SNH would be $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million), reflecting the same GAAP capitalization rate as the rate at which SIR would be acquiring CCIT's properties generally in the proposed merger.

        After the meeting of the disinterested trustees of SIR with the disinterested trustees of SNH, the meeting of the SIR board of trustees was reconvened. The SIR board of trustees received a report from the disinterested trustees of SIR on their negotiations with the disinterested trustees of SNH along with changes to the draft Healthcare Properties purchase and sale agreement from the version previously presented to the SIR board of trustees, including the recommended purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) and the allocation of certain costs and expenses, which they had agreed upon with the disinterested trustees of SNH. The SIR board of trustees also received an update on the changes to the draft merger agreement since the last draft reviewed by the board of trustees and reviewed the terms of the draft voting agreements with representatives of Skadden. The SIR board of trustees also discussed increasing the annualized distribution rate with respect to SIR Common Shares to $2.00 per share following the closing of the proposed merger.

        Also at this reconvened meeting, the SIR board of trustees received financial analyses from representatives of UBS on the proposed Merger Consideration to be paid by SIR in the Merger and the purchase price to be received by SIR in the sale of the Healthcare Properties to SNH, and UBS delivered to the SIR board of trustees oral opinions, which were subsequently confirmed by the delivery of written opinions dated August 30, 2014, to the effect that, as of August 30, 2014, and based on and subject to various assumptions, matters considered and limitations described in each such opinion, (i) the Merger Consideration to be paid by SIR in the Merger is fair, from a financial point of view, to SIR and (ii) the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale is fair, from a financial point of view, to SIR Merger Sub. See "Opinion of SIR's Financial Advisor Regarding the Merger" beginning on page 114, and "Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale" beginning on page 122, of this joint proxy statement/prospectus.

        After further discussion and deliberation, the disinterested trustees of SIR, followed by the full SIR board of trustees, unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at a special meeting of SIR shareholders (and approved an increase in SIR's authorized shares of beneficial interest in connection therewith), and (iii) resolved to recommend that the holders of SIR Common Shares vote in favor of the approval of the SIR Share Issuance and to include such recommendation in this joint proxy statement/prospectus. The disinterested trustees of SIR also unanimously authorized the execution and delivery of the Healthcare Properties Purchase and Sale Agreement and approved, adopted and declared advisable the Healthcare Properties Purchase and Sale Agreement, the Healthcare Properties Sale and the other transactions contemplated by the Healthcare Properties Purchase and Sale Agreement. The SIR board of trustees also affirmed an intention to increase the annualized distribution rate with respect to SIR Common Shares to $2.00 per share following the closing of the Merger.

        Also on August 30, 2014, the CCIT board of directors held a meeting to consider the proposed merger with SIR. At the meeting, CCIT's management provided the board of directors an update on the negotiation of the proposed merger agreement and the draft voting agreements with GOV and RMR. Representatives of Morris Manning reviewed the material terms of the proposed merger agreement and addressed and discussed the results of its due diligence review of SIR. To facilitate such discussions, a copy of the draft merger agreement and a summary of the key terms of the merger agreement were circulated to the CCIT board of directors in advance of the meeting. Also at this meeting, Wells Fargo Securities and Hentschel & Company each separately reviewed with the CCIT board of directors its financial analysis of the Merger Consideration. Wells Fargo Securities delivered to the CCIT board of directors an oral opinion, confirmed by delivery of a written opinion dated August 30, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCIT Common Stock was fair, from a financial point of view, to such holders. Hentschel & Company also delivered to the CCIT board of directors an oral opinion, confirmed by delivery of a written opinion dated August 30, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the aggregate Merger Consideration to be received by holders of CCIT Common Stock (other than excluded shares) in the Merger was fair, from a financial point of view, to such holders. Following discussions and deliberations by the CCIT board of directors, the CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at a special meeting of CCIT stockholders and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement and to include such recommendation in this joint proxy statement/prospectus.

        During the afternoon and evening of August 30, 2014, representatives of SIR and CCIT, together with their respective legal advisors, finalized the Merger Agreement and related agreements and documents and representatives of SIR and SNH, together with their respective legal advisors, finalized the Healthcare Properties Purchase and Sale Agreement. On the evening of August 30, 2014, CCIT and SIR executed and delivered the Merger Agreement and certain ancillary documents, the parties to the Voting Agreements each executed and delivered their respective Voting Agreement and SIR Merger Sub, SIR and SNH executed and delivered the Healthcare Properties Purchase and Sale Agreement.

        On the morning of September 2, 2014, before the opening of the NYSE, CCIT issued a press release announcing the proposed Merger, and SIR issued a press release announcing the proposed Merger, the Healthcare Properties Sale and related transactions.

Recommendation of the SIR Board of Trustees and its Reasons for the Merger and the Related Transactions

        The SIR board of trustees unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the SIR Share Issuance be submitted for consideration at a special meeting of SIR shareholders and (iii) resolved to recommend that the holders of SIR Common Shares vote in favor of approval of the SIR Share Issuance. The decision of the SIR board of trustees to enter into the Merger Agreement was the result of careful consideration by the SIR board of trustees of numerous factors, including the following material factors:

  •
  Meaningfully Increases Portfolio Scale, Quality and Diversification.  The acquisition of the CCIT portfolio will significantly increase SIR's size and will accelerate SIR's strategy of becoming a leading owner of high quality industrial and office net leased properties. The acquisition of CCIT will increase the size and scale of SIR's portfolio, more than doubling SIR's number of properties to 114 properties (344 buildings, leasable land parcels and easements) and increasing total rentable square footage from 27.0 million square feet to 43.1 million square feet, based on properties owned or subject to a binding purchase agreement as of June 30, 2014 (excluding the Healthcare Properties). In addition, the acquisition of the CCIT portfolio will expand SIR's presence from 21 to 35 states, and diversify SIR's tenant base across multiple industries. SIR is expected to become the largest publicly traded REIT in the United States focused on domestic office and industrial net leased properties, as measured by square footage, as a result of the Merger.

  •
  Enhanced Tenant Credit Profile.  The acquisition of the CCIT portfolio will enhance SIR's investment grade tenant base, with post-acquisition SIR holding a high quality net leased portfolio. Based on annualized rents under leases of properties owned or subject to a binding purchase agreement, as of June 30, 2014, approximately 37.4% of the annualized rents of the combined portfolios of SIR and CCIT (excluding the Healthcare Properties) were derived from investment grade tenants.

  •
  Increased Lease Term and Improved Occupancy.  The acquisition of the CCIT portfolio is expected to improve the overall property occupancy of SIR's portfolio and extend its weighted average lease maturity. Based on leases of properties owned or subject to a binding purchase agreement, as of June 30, 2014, occupancy of the combined portfolios of SIR and CCIT (excluding the Healthcare Properties) was 98% with a weighted average lease maturity of 11.1 years, as compared to 96% and 10.6 years for SIR on a standalone basis.

  •
  Enhanced Diversification.   The combined company is expected to have enhanced tenant diversification, which is expected to augment the strength and stability of SIR's portfolio. Based on leases of properties owned or subject to a binding purchase agreement, as of June 30, 2014, the top five tenants comprised 18% of the annualized rent of the combined portfolios of SIR and CCIT (excluding the Healthcare Properties), a decrease of 10% from 28% of the annualized rent for SIR on a standalone basis.

  •
  Decrease in Average Age of the Portfolio.  After the acquisition of the CCIT portfolio, SIR is expected to have a significantly younger portfolio than SIR's publicly traded net leased peers. Based on properties owned or subject to a binding purchase agreement, as of June 30, 2014, the average age of the combined portfolios of SIR and CCIT (excluding the Healthcare Properties) was 10.7 years, as compared to an average age of 14.8 years for SIR on a standalone basis.

  •
  High Quality Portfolio with Attractive Growth.  The CCIT portfolio consists of high quality properties strategic to their tenants and is highlighted by several trophy assets. In addition, along with a significant number of investment grade tenants and longer average lease terms, generally CCIT's properties have contractual rent growth.

  •
  Enhanced Strength and Stability of the Combined Portfolio.  After the combination, SIR is expected to benefit from potentially greater stability due to its increased size and scale and well-diversified net leased portfolio, increased weighted average occupancy and percentage of high credit quality tenants and longer remaining lease terms.

  •
  Enhanced Financial Strength and Flexibility.  As a result of its larger size and scale and enhanced metrics, it is expected that, after the acquisition of the CCIT portfolio, SIR's larger size and enhanced financial metrics may better position it to obtain an investment grade rating, improved financing terms and a lower cost of debt and equity capital.

  •
  Increased Shareholder Liquidity.  The acquisition is expected to provide improved liquidity to SIR shareholders as a result of the combined company's larger equity capitalization, shareholder base and public float.

  •
  Increased Funds from Operation.  Based on certain financial assumptions, the Merger is expected to be modestly accretive to SIR's normalized FFO per share, and the combined company's shareholders are expected to benefit from a stable, secure and increased distribution rate following the Merger.

  •
  Continuity of SIR Shareholders.  Assuming that the holders of 60% of the outstanding shares of CCIT Common Stock elect to receive the Cash Consideration, current SIR shareholders would continue to own approximately 68.0% of the combined company immediately following completion of the Merger.

  •
  Opinions of Financial Advisor.  The SIR board of trustees considered the following opinions:

  o
  the opinion of UBS, dated August 30, 2014, to the SIR board of trustees as to the fairness, from a financial point of view and as of the date of such opinion, to SIR of the Merger Consideration to be paid by SIR in the Merger, which opinion was based on and subject to the assumptions made, qualifications made, procedures followed, matters considered and limitations on the review undertaken more fully described in the section entitled "The

      Merger — Opinion of SIR's Financial Advisor Regarding the Merger" beginning on page 114 of this joint proxy statement/prospectus; and

    o
    the opinion of UBS, dated August 30, 2014, to the SIR board of trustees as to the fairness, from a financial point of view and as of the date of such opinion, to SIR Merger Sub of the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale, which opinion was based on and subject to the assumptions made, qualifications made, procedures followed, matters considered and limitations on the review undertaken more fully described in the section entitled "The Merger — Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale" beginning on page 122 of this joint proxy statement/prospectus.

  •
  Familiarity with Businesses.   The SIR board of trustees' understanding of the information concerning SIR's and CCIT's respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including SIR management's due diligence review of CCIT and its assets, liabilities, earnings, financial condition, business and prospects confirmed its positive view of CCIT's business and supported the SIR board of trustees' determination that the combined company would have a strong foundation for future performance.

  •
  High Likelihood of Completion.  The parties have the ability to complete the Merger in a timely manner (including the likelihood of receiving the SIR shareholder and CCIT stockholder approvals necessary to complete the transaction in a timely manner) given the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement.

  •
  SIR's Ability to Finance the Transaction.  SIR expects to have the ability to finance the transaction, including through a combination of borrowings under SIR's existing revolving credit facility and the new bridge loan facility, proceeds from the Healthcare Properties Sale and potentially the offer and sale of longer term bonds to replace, or in lieu of, the bridge loan facility.

  •
  The Terms and Conditions of the Merger Agreement.  The SIR board of trustees considered the terms and conditions of the Merger Agreement, including:

  o
  the cash and share election provisions described above, including the fixed exchange ratio for the Share Consideration;

  o
  the limited number and nature of the conditions to CCIT's obligation to close the Merger;

  o
  the fact that the SIR Share Issuance is subject to the approval of SIR shareholders and that GOV, RMR and RMR's principals have agreed to vote in favor of such share issuance;

  o
  CCIT's limited ability to solicit, initiate, or knowingly facilitate or encourage competing acquisition proposals and the limited ability of the CCIT board of directors to change its recommendation to CCIT stockholders (for more information regarding the limitations on CCIT and the CCIT board of directors to consider other proposals or change its recommendation, see "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198 of this joint proxy statement/prospectus); and

  o
  the fact that the Merger Agreement provides for the payment of a termination fee by CCIT in the amount of $75.0 million in certain circumstances and the reimbursement of SIR's expenses by CCIT in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement (for more information, see "The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus).

        The SIR board of trustees also identified and considered the following potentially negative factors in its deliberations:

  •
  although SIR has entered into the Commitment Letter for a bridge loan facility and the Healthcare Properties Purchase and Sale Agreement, which have limited conditions to closing, to fund a portion of the transaction, the closing of the Merger is not conditioned on obtaining financing and SIR is required to use its reasonable best efforts to obtain alternate funding if necessary to complete the Merger;

  •
  longer term debt financing of the acquisition is subject to interest rate and other market risk, general adverse economic and industry conditions, and if the combined company does not obtain an investment grade rating, the longer term debt financing will be more expensive than expected and the acquisition may be dilutive to current SIR shareholders;

  •
  the benefits expected to result from the transaction might not be fully realized or not realized at all;

  •
  the Merger Consideration implies a relative valuation of CCIT and SIR with CCIT's properties at a materially lower capitalization rate than SIR's properties;

  •
  the Healthcare Properties Sale will give rise to a taxable capital gain to be distributed to shareholders of the combined company after completion of the Merger or on which taxes must be paid by the combined company;

  •
  the potential negative effect on the market price of SIR Common Shares if, following the Merger, there is, or if the market perceives that there will be, a significant increase in the volume of sales of SIR Common Shares as a result of former CCIT stockholders, who currently have limited liquidity, selling their shares;

  •
  the possible disruption to and limitations on SIR's or CCIT's business that may result from the announcement of the Merger, the Healthcare Properties Sale and the other transactions contemplated by the Merger Agreement;

  •
  the terms of the Merger Agreement regarding the restrictions on the operation of SIR's business during the period between the signing of the Merger Agreement and the completion of the Merger;

  •
  SIR's obligation to reimburse CCIT's expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because SIR shareholders fail to approve the SIR Share Issuance (for more information, see "The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus);

  •
  the possibility that the Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  o
  the condition that SIR shareholders approve the SIR Share Issuance;

  o
  the condition that CCIT stockholders approve the Merger; and

  o
  other conditions which are outside of SIR's control;

  •
  if the Merger is not completed, the resulting public announcement of termination of the Merger Agreement could have an adverse effect on:

  o
  the market price of SIR Common Shares;

    o
    SIR's operating results, particularly in light of the costs incurred in connection with the transactions; and

    o
    SIR's ability to attract and close other investment opportunities;

  •
  the substantial costs to be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the costs of integrating the businesses of SIR and CCIT and the transaction expenses arising from the Merger, the Healthcare Properties Sale, the financing and the other transactions relating to the Merger Agreement;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger, the Healthcare Properties Sale, the financing and the other transactions relating to the Merger Agreement; and

  •
  the risks described in the section entitled "Risk Factors" beginning on page 47 of this joint proxy statement/prospectus.

        In addition, the SIR board of trustees considered that certain of SIR's trustees and executive officers and SIR's manager, RMR, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. In considering the recommendation of the SIR board of trustees with respect to the SIR Share Issuance, you should be aware of these interests. For more information on these interests, see "Interests of SIR's Trustees, Executive Officers and Manager in the Merger and the Related Transactions" beginning on page 153 of this joint proxy statement/prospectus.

        Although the foregoing discussion sets forth the material factors considered by the SIR board of trustees in reaching its recommendation, it may not include all of the factors considered by the SIR board of trustees, and each trustee may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the SIR board of trustees did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The SIR board of trustees realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the SIR board of trustees concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendation was made after consideration of all of the factors as a whole. As of the date of this joint proxy statement/prospectus, in the view of SIR, there have been no material changes in the operations or performance of SIR or in the financial projections for SIR prepared by SIR's management and provided to SIR's and CCIT's financial advisors since the delivery of their respective opinions on August 30, 2014, and SIR does not anticipate any such changes to occur prior to the SIR special meeting. However, SIR cannot provide any assurance that any such changes will not occur prior to or after the SIR special meeting or prior to the completion of the Merger.

        THE SIR BOARD OF TRUSTEES HAS UNANIMOUSLY (i) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (ii) DIRECTED THAT THE SIR SHARE ISSUANCE BE SUBMITTED FOR CONSIDERATION AT THE SIR SPECIAL MEETING AND (iii) RESOLVED TO RECOMMEND THAT SIR SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE SIR SHARE ISSUANCE. THE SIR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SIR SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SIR SHARE ISSUANCE AND FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SIR SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE SIR SHARE ISSUANCE.

        The explanation of the reasoning of the SIR board of trustees and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61 of this joint proxy statement/prospectus.

Recommendation of the CCIT Board of Directors and its Reasons for the Merger and the Related Transactions

        The CCIT board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at the CCIT special meeting and (iii) resolved to recommend that CCIT stockholders vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement. The decision of the CCIT board of directors to enter into the Merger Agreement was the result of careful consideration by the CCIT board of directors of numerous factors, including the following material factors:

  •
  Attractive Valuation.  Based on the closing price of $27.90 per SIR Common Share on August 29, 2014, the last trading day before the announcement of the proposed Merger, the exchange ratio of 0.360 of a SIR Common Share for each outstanding share of CCIT Common Stock had an implied value of $10.23 to $10.32 per share of CCIT Common Stock, based on a cash election range of 40% to 60%, respectively, of the total Merger Consideration, which value exceeds the $10.00 per share price paid by CCIT stockholders in the CCIT Offering.

  •
  Cash/Share Election.  CCIT stockholders will have the opportunity to elect the Cash Consideration or the Share Consideration for each share of CCIT Common Stock held, which will enable CCIT stockholders who elect the Cash Consideration to receive immediate cash value, while those CCIT stockholders who wish to continue to participate in the combined company will have the chance to do so, subject to proration and certain adjustments as set forth in the Merger Agreement.

  •
  Opportunity for Liquidity.  CCIT stockholders who receive SIR Common Shares in the Merger will own liquid shares that are listed on the NYSE and not subject to any lockups.

  •
  Share Consideration Not Currently Taxable.  The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and is, therefore, not expected to be taxable to CCIT stockholders to the extent they receive solely Share Consideration in the Merger.

  •
  Meaningfully Increases Portfolio Scale, Quality and Diversification.  Following the Merger, SIR's real estate portfolio will be significantly larger and more diversified by industry type, tenant composition and geography, will have a higher overall percentage of investment grade tenants and will have a longer average lease term maturity, all of which are expected to enhance the value prospects of CCIT stockholders who receive SIR Common Shares in the Merger.

  •
  Increased Financial Strength and Flexibility.  It is expected that SIR's larger size will better position SIR to obtain an investment-grade rating, which, if obtained, is expected to enhance SIR's access to lower cost debt financing in the public and private markets, thereby enabling SIR to fund its external growth strategy at a lower cost.

  •
  Opportunity for Growth.  CCIT stockholders will have the opportunity to participate in potential future growth of SIR, including any potential growth as a result of its increased size and enhanced portfolio metrics.

  •
  Participation in Upside.  Because the Share Consideration is based on a fixed exchange ratio, CCIT stockholders who elect to receive the Share Consideration, or otherwise receive SIR

    Common Shares in the Merger, will benefit from any increase in the trading price of SIR Common Shares before the closing of the Merger.

  •
  Meaningful Downside Protection.  Because the holders of up to 60% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time are able to elect to receive the Cash Consideration at a fixed $10.50 per share, without interest, value of CCIT Common Stock, CCIT stockholders will not bear the full effect of any decrease in the trading price of the SIR Common Shares between the announcement of the proposed Merger and the closing of the Merger.

  •
  Familiarity with Businesses.  The CCIT board of directors' understanding of the information concerning CCIT's and SIR's respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including the report of CCIT's management on the results of CCIT's due diligence review of SIR and its assets, liabilities, earnings and financial condition supported its determination that the combined company would have a strong foundation for future performance.

  •
  Robust Process.  Based on its review of potential strategic alternatives available to CCIT and consideration of the proposals submitted during the third party solicitation process with respect to a possible business combination transaction, the CCIT board of directors believed that the Merger was more favorable to CCIT stockholders than the other potential strategic alternatives that were available to CCIT.

  •
  Understanding of Market.  In light of discussions that CCIT had with other potential counterparties between April and July 2014, and the CCIT board of directors' understanding of the capability and likelihood of other potential counterparties to emerge, coupled with the fact that CCIT's assets are primarily subject to long term net leases that are expected to generate relatively stable income through the remainder of the lease terms, the CCIT board of directors did not believe that it was likely that another party would make or accept an offer to engage in a transaction with CCIT that would be more favorable to CCIT stockholders than the Merger and, should another party make an offer for CCIT that is more favorable to CCIT stockholders than the Merger, CCIT would be able to accept such offer, subject to compliance with the applicable provisions of the Merger Agreement and payment of a $75.0 million termination fee (for more information, see "The Merger — Background of the Merger and Related Transactions" beginning on page 92, and "The Merger Agreement — Termination of the Merger Agreement — Termination by CCIT" on page 207, of this joint proxy statement/prospectus).

  •
  Enhanced Distribution Yield.  The current SIR distribution rate is slightly higher than the current CCIT distribution rate, with the opportunity for those CCIT stockholders who receive Share Consideration to participate in the anticipated increase in the SIR distribution rate upon closing of the Merger.

  •
  High Likelihood of Completion.  The commitment of both parties to complete the Merger pursuant to their respective obligations under the terms of the Merger Agreement and the likelihood that the SIR shareholder approval needed to complete the Merger will be obtained in a timely manner, which is supported in part by the Voting Agreements entered into with GOV and RMR and its principals, which together as of August 30, 2014, owned approximately 36.8% of the issued and outstanding SIR Common Shares and which have agreed to vote in favor of the SIR Share Issuance, mean that the parties have the ability to complete the Merger in a timely manner.

  •
  SIR's Ability to Finance the Transaction.  SIR has the ability to finance the Cash Consideration and other transaction related costs and expenses, including through a combination of cash on hand, borrowings under SIR's existing revolving credit facility and the new bridge loan facility, proceeds from the Healthcare Properties Sale and the offer and sale of longer term bonds to replace, or in lieu of, the bridge facility.

  •
  The Terms and Conditions of the Merger Agreement.  The CCIT board of directors considered the terms and conditions of the Merger Agreement, including:

  o
  the cash and stock election provisions described above;

  o
  the agreement of SIR that SIR's obligation to close the Merger is not conditioned upon SIR's ability to finance the Cash Consideration and other transaction related costs and expenses or completion of the Healthcare Properties Sale;

  o
  the provisions permitting CCIT to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a competing transaction, provided that CCIT notifies SIR of such proposal and the identity of such third party or parties (for more information, see "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198 of this joint proxy statement/prospectus); and

  o
  the provisions permitting the CCIT board of directors to, under certain circumstances, withhold, withdraw, modify or qualify its recommendation with respect to the Merger and terminate the Merger Agreement and enter into a definitive agreement that constitutes a superior proposal if the CCIT board of directors receives an unsolicited bona fide written proposal to engage in a business combination transaction that, in the good faith determination of the CCIT board of directors, after consultation with outside legal counsel and financial advisors, constitutes a transaction that, if completed, would be more favorable to CCIT stockholders than the Merger and the CCIT board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors' duties under applicable law, and, subject to the requirement to pay a $75.0 million termination fee (for more information, see "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198, and "The Merger Agreement — Termination of the Merger Agreement — Termination by CCIT" on page 207, of this joint proxy statement/prospectus).

  •
  Opinions of Financial Advisors.  The CCIT board of directors considered the following opinions:

  o
  the opinion of Wells Fargo Securities, dated August 30, 2014, to the CCIT board of directors, as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCIT Common Stock, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken; and

  o
  the opinion of Hentschel & Company, dated August 30, 2014, to the CCIT board of directors as to the fairness, from a financial point of view and as of such date, of the aggregate Merger Consideration to be received by holders of CCIT Common Stock (other than excluded shares) in the Merger.

    These opinions are further described herein under the caption "The Merger — Opinions of CCIT's Financial Advisors" beginning on page 131 of this joint proxy statement/prospectus.

        The CCIT board of directors also considered the following potentially negative factors in its deliberations:

  •
  the risk that, because the Share Consideration is based on a fixed exchange ratio, CCIT stockholders will be adversely affected by any decrease in the trading price of the SIR Common Shares between the announcement of the transaction and the completion of the Merger; and the fact that CCIT is not permitted to terminate the Merger Agreement solely because of changes in the trading price of SIR Common Shares;

  •
  the risk that SIR's financial profile could change between the date of the Merger Agreement and completion of the Merger (including as a result of actions taken in accordance with the Merger Agreement), which could impact the value of the SIR Common Shares CCIT stockholders could receive as consideration;

  •
  the risk that the market perception of SIR's external management structure could have a negative effect on the trading price of the SIR Common Shares following the Merger;

  •
  the terms of the Merger Agreement regarding the restrictions on the operation of CCIT's business during the period between the date of the Merger Agreement and completion of the Merger;

  •
  the termination fee of $75.0 million payable to SIR if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, CCIT (for more information, see "The Merger Agreement — Termination of the Merger Agreement — Termination by CCIT" on page 207 of this joint proxy statement/prospectus);

  •
  the terms of the Merger Agreement that limit the ability of CCIT to solicit, initiate or knowingly facilitate or encourage competing acquisition proposals and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (for more information, see "The Merger Agreement — Covenants and Agreements — No Solicitation; Change in Recommendation" beginning on page 198 of this joint proxy statement/prospectus);

  •
  the possibility that the Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  o
  the condition that CCIT stockholders approve the Merger and the other transactions contemplated by the Merger Agreement;

  o
  the condition that SIR shareholders approve the SIR Share Issuance;

  o
  the condition that CCIT obtain the lender consents required to be obtained pursuant to the Merger Agreement; and

  o
  other conditions which are outside of CCIT's control;

  •
  the terms of the Merger Agreement requiring CCIT to reimburse SIR's expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by CCIT or SIR because CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement (for more information, see "The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Termination Fee and Expense Reimbursement" beginning on page 207 of this joint proxy statement/prospectus);

  •
  failure to complete the Merger could negatively affect liquidity alternatives available to CCIT and the values at which any alternative transaction might be available, CCIT's operating results, particularly in light of the costs incurred in connection with the transactions contemplated by the Merger Agreement, and CCIT's ability to continue to attract and retain tenants;

  •
  the substantial costs and expenses to be incurred in connection with the transactions contemplated by the Merger Agreement;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to complete the Merger;

  •
  the possible effects of the announcement or completion of the Merger, including any lawsuit, action or proceeding initiated in respect of the Merger;

  •
  the risks posed by the additional indebtedness that SIR will incur in order to complete the Merger;

  •
  the risk that CCIT (or, following the Merger, SIR) may not realize all of the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the Merger within the expected timeframe or at all;

  •
  the absence of appraisal rights for CCIT stockholders under the MGCL; and

  •
  the risks described in the section entitled "Risk Factors" beginning on page 47 of this joint proxy statement/prospectus.

        In addition, the CCIT board of directors considered that certain of CCIT's directors and executive officers and CCIT's manager, CCI Advisors, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof. In considering the recommendation of the CCIT board of directors with respect to the Merger and the other transactions contemplated by the Merger Agreement, you should be aware of these interests. For more information on these interests, see "Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and the Related Transactions" beginning on page 154 of this joint proxy statement/prospectus.

        Although the foregoing discussion sets forth the material factors considered by the CCIT board of directors in reaching its recommendation, it may not include all of the factors considered by the CCIT board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the CCIT board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The CCIT board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the CCIT board of directors concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendation was made after consideration of all of the factors as a whole. As of the date of this joint proxy statement/prospectus, in the view of CCIT, there have been no material changes in the operations or performance of CCIT or in the financial projections for CCIT prepared by CCIT's management and provided to SIR's and CCIT's financial advisors since the delivery of their respective opinions on August 30, 2014 and CCIT does not anticipate such changes to occur prior to the CCIT special meeting. However, CCIT cannot provide any assurance that any such changes will not occur prior to or after the CCIT special meeting or prior to the completion of the Merger.

        THE CCIT BOARD OF DIRECTORS UNANIMOUSLY (i) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (ii) DIRECTED THAT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT BE SUBMITTED FOR CONSIDERATION AT THE CCIT SPECIAL MEETING AND (iii) RESOLVED TO RECOMMEND THAT CCIT STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE CCIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CCIT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE CCIT SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

        This explanation of CCIT's reasons for the Merger and the other information presented in this section are forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61 of this joint proxy statement/prospectus.

Opinion of SIR's Financial Advisor Regarding the Merger

        On August 30, 2014, at a meeting of the SIR board of trustees held to consider the Merger and related transactions, including the Healthcare Properties Sale, UBS delivered to the SIR board of trustees an oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 30, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Merger Consideration to be paid by SIR in the Merger was fair, from a financial point of view, to SIR.

        The full text of UBS' opinion to the SIR board of trustees regarding the Merger Consideration describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of SIR Common Shares should read UBS' opinion regarding the Merger carefully and in its entirety. UBS' opinion as to the Merger Consideration was provided for the benefit of the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Merger Consideration to be paid by SIR from a financial point of view in the Merger and does not address any other aspect of the Merger, or related transactions, including the Healthcare Properties Sale or any related transactions. The opinion does not address the relative merits of the Merger or any related transactions as compared to other business strategies or transactions that might be available with respect to SIR or SIR's underlying business decision to effect the Merger or any related transaction, including the Healthcare Properties Sale. The opinion does not constitute a recommendation to any holder of SIR Common Shares as to how to vote or act with respect to the SIR Share Issuance or any related transaction. The following summary of UBS' opinion regarding the Merger Consideration is qualified in its entirety by reference to the full text of UBS' opinion.

        In arriving at its opinion, UBS, among other things:

  •
  reviewed certain publicly available business and financial information relating to CCIT and SIR;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of CCIT that were provided to UBS by the management of SIR, and were not publicly available, including financial forecasts and estimates prepared by the management of SIR that the SIR board of trustees directed UBS to utilize for purposes of its analysis;

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of SIR and CCIT that were provided to UBS by the management of SIR and the management of CCIT that were not publicly available, including financial forecasts and estimates prepared by the managements of SIR and CCIT that the SIR board of trustees directed UBS to utilize for purposes of its analysis;

  •
  reviewed certain estimates of cost savings prepared by the management of SIR that were provided to UBS by the management of SIR and not publicly available that the SIR board of trustees directed UBS to utilize for purposes of its analysis;

  •
  conducted discussions with the management of CCIT concerning the business and financial prospects of CCIT and conducted discussions with the management of SIR concerning the business and financial prospects of CCIT and SIR;

  •
  reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

  •
  compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

  •
  reviewed current and historical market prices of SIR Common Shares;

  •
  considered certain pro forma effects of the Merger on SIR's financial statements, including certain pro forma effects of the Healthcare Properties Sale on SIR's financial statements;

  •
  reviewed the Merger Agreement and the Healthcare Properties Purchase and Sale Agreement; and

  •
  conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

        In connection with its review, with the consent of the SIR board of trustees, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the SIR board of trustees, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SIR or CCIT, including the Healthcare Properties, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, cost savings and pro forma effects referred to above, UBS assumed, at the direction of the SIR board of trustees, that such forecasts, estimates, cost savings and pro forma effects had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the SIR management as to the future financial performance of SIR and CCIT and such cost savings and pro forma effects. In addition, UBS assumed, with the approval of the SIR board of trustees, that such financial forecasts and estimates, including cost savings, will be achieved at the times and in the amounts projected. UBS assumed, with the consent of the SIR board of trustees, that the Merger will qualify for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

        In addition, at the direction of the SIR board of trustees, UBS was not asked to, and it did not, offer any opinion in such opinion letter as to the terms of the Merger Agreement, other than the Merger Consideration, to the extent expressly specified in UBS' opinion, or any related documents or the form of the Merger or any related transaction, including the Healthcare Properties Sale. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, trustees, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. UBS expressed no opinion as to what the value of SIR Common Shares will be when issued pursuant to the Merger or the prices at which SIR Common Shares will trade at any time. In rendering its opinion, UBS assumed, with the consent of the SIR board of trustees, that (i) the parties to the Merger Agreement would comply with all material terms of the Merger Agreement, (ii) the Merger will be completed in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition of the Merger Agreement and (iii) the Healthcare Properties Sale will be completed (A) as contemplated by the Healthcare Properties Purchase and Sale Agreement and (B) without any tax liability to be incurred by SIR in connection with the Healthcare Properties Sale. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Merger will be obtained without any material adverse effect on SIR, CCIT or the Merger. Except as described above, SIR imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS' opinion was approved by an authorized committee of UBS.

        In connection with rendering its opinion to the SIR board of trustees, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to SIR, CCIT or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summaries below must each be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinions. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinions, but rather arrived at its ultimate opinions based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of SIR and CCIT provided by SIR in or underlying UBS' analyses are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of SIR and CCIT. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

        The Merger Consideration was determined through negotiation between SIR and CCIT and the decision by SIR to enter into the Merger Agreement was solely that of the SIR board of trustees. UBS' opinion and financial analyses were only one of many factors considered by the SIR board of trustees in its evaluation of the Merger and related transactions, including the Healthcare Properties Sale, and should not be viewed as determinative of the views of the SIR board of trustees or management with respect to the Merger or the Merger Consideration.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with the SIR board of trustees on August 30, 2014 in connection with its opinion relating to the proposed Merger. The financial analyses summarized below include information presented in tabular format. In order for UBS' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS' financial analyses.

        For purposes of the analyses described below, the term "Per Share Consideration," unless otherwise noted, refers to the $10.32 implied per share value of the Merger Consideration based on (i) the Cash Consideration, (ii) the implied per share value of the Share Consideration, utilizing the closing price of SIR Common Shares on August 29, 2014 and (iii) assuming that holders of 60% of the outstanding shares of CCIT Common Stock receive the Cash Consideration.

        For purposes of its analyses with respect to both the Merger and the Healthcare Properties Sale, UBS reviewed a number of financial and operating metrics, including:

  •
  Enterprise Value, defined as equity value (calculated as the value of a company's outstanding equity securities based on the company's closing stock price as of a specified date), plus debt at book value (including pro rata amounts of any debt of unconsolidated entities), less cash and cash equivalents, referred to as "net debt", plus preferred stock at liquidation value and minority interests at book value;

  •
  Adjusted Enterprise Value, defined as Enterprise Value, as adjusted for construction in progress, estimated value of investment management business, if applicable, tangible assets and liabilities and mark to market adjustments in debt; and

  •
  EBITDA, defined as earnings before interest, taxes, depreciation and amortization.

        Unless the context indicates otherwise, (i) with respect to the Merger, (A) financial data for "CCIT-As Adjusted" reflects the Healthcare Properties Sale and the Potential Net Synergies (as defined below), and (B) the implied equity value of CCIT-As Adjusted was based on the Per Share Consideration, and (ii) with respect to the Healthcare Properties Sale, equity value and corresponding Enterprise Value, for the Healthcare Properties, were based on the purchase price to be received by SIR Merger Sub. As used herein, "Potential Net Synergies", when used in connection with CCIT-As Adjusted, or the Healthcare Properties Sale, refers to (1) elimination of standalone general and administrative expenses, except for certain taxes, (2) the business management fee payable by SIR of 0.5% of the implied transaction value, which was, in the case of the Merger, the Enterprise Value of CCIT-As Adjusted (with the equity value equal to the aggregate Merger Consideration) plus the non-financing related transaction fees, and, in the case of the Healthcare Properties Sale, the purchase price to be received by SIR Merger Sub and (3) certain net property management fees payable by SIR that cannot be passed through to tenants, all as projected by the management of SIR.

  Selected Public Companies Analysis

        UBS compared selected financial and stock market data of SIR and CCIT with corresponding data of the following seven publicly traded net lease REITs with equity market capitalizations in excess of $1 billion, referred to as the Net Lease Peer Companies, which REITs UBS considered to have operations similar to those of SIR and CCIT, including operations that, in the judgment of UBS, primarily involved the ownership of net leased real estate:

  •
  American Realty Capital Properties, Inc.(1)

  •
  Realty Income Corporation

  •
  W.P. Carey Inc.

  •
  Spirit Realty Capital, Inc.

  •
  National Retail Properties, Inc.

  •
  Lexington Realty Trust

  •
  Chambers Street Properties

  (1)
  Estimated Capitalization Rates (as defined below) not available.

        UBS reviewed among other things, the (i) estimated cash net operating income, or NOI, for the next twelve month period for which financial information has not been made publicly available, referred to as NTM, of each selected company (based on selected Wall Street research estimates, referred to as Wall Street Research), SIR (based on both Wall Street Research, referred to as SIR per Street, and estimates of management of SIR, referred to as SIR per Management), and CCIT-As Adjusted, in each case as a percentage of such company's Adjusted Enterprise Value, based on closing stock prices on August 29, 2014; each such percentage referred to as the company's Estimated Cash Capitalization Rate, and (ii) estimated NTM GAAP NOI of each selected company, SIR and CCIT-As Adjusted, in each case as a percentage of such company's Adjusted Enterprise Value, with NTM GAAP NOI calculated as estimated NTM cash NOI, adjusted for straight-line rent revenues and amortization of above market and below market leases, such adjustment referred to as the Estimated GAAP Adjustment, and based on closing stock prices on August 29, 2014; each such percentage referred to as the company's Estimated GAAP Capitalization Rate and together with the Estimated GAAP Capitalization Rate, the company's Estimated Capitalization Rates. UBS also reviewed (i) Enterprise Values of the selected companies, SIR and CCIT-As Adjusted as multiples of estimated EBITDA for calendar years 2014 and 2015 and (ii) equity values per share of each selected company and SIR and equity value of CCIT-As Adjusted as multiples of (x) estimated calendar year 2015 FFO, referred to as FFO per share for the selected companies and SIR, and 2015 FFO for CCIT-As Adjusted and

(y) estimated calendar year 2015 adjusted FFO, referred to as AFFO per share, for the selected companies and SIR and 2015 AFFO for CCIT-As Adjusted. UBS then compared the multiples derived for the selected companies with corresponding multiples implied for (i) estimated financial data for SIR based both on SIR per Street and SIR per Management and (ii) CCIT-As Adjusted. Financial data for the selected companies, including calculations of FFO and AFFO, were based on publicly available Wall Street Research, public filings and other publicly available information, and, accordingly, may not have been calculated on the same bases as those used by SIR. For more information, see "The Merger — Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale" beginning on page 128 of this joint proxy statement/prospectus. Estimated financial data for CCIT were based on internal estimates of SIR's management, as adjusted as described above. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for SIR and CCIT-As Adjusted:

	Estimated Cash Capitalization Rate	Estimated GAAP Capitalization Rate	EV/EBITDA
					2015E Price/FFO per share	2015E Price/AFFO per share
			2014E	2015E
High	7.8%	8.6%	18.3x	16.7x	17.2x	17.0x
Mean	6.6%	6.8%	16.6x	15.3x	13.8x	13.9x
Median	6.6%	6.5%	16.6x	15.0x	13.6x	13.4x
Low	5.7%	5.8%	13.2x	13.0x	9.8x	11.4x
SIR per Street	8.4%	9.3%	12.3x	11.2x	10.1x	11.3x
SIR per Management	8.4%	8.9%	12.0x	11.1x	10.1x	11.2x
CCIT-As Adjusted	5.8%	6.4%	16.8x	16.8x	13.1x	15.0x

  Selected Precedent Transactions Analysis

        UBS compared selected financial data of CCIT-As Adjusted with corresponding publicly available financial data and with stock market data relating to the following seven selected transactions. These seven transactions constituted whole-company transactions identified by UBS that were announced during the past two years that involved publicly traded REITs with operations UBS considered to be similar to those of CCIT, including operations that, in the judgment of UBS, primarily involved the ownership of net leased properties:

Announcement Date	Acquirer	Target
10/23/2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
7/25/2013	W.P. Carey, Inc.	Corporate Property Associates 16 — Global Incorporated
7/2/2013	American Realty Capital Properties, Inc.	American Realty Capital Trust IV, Inc.
5/28/2013	American Realty Capital Properties, Inc.	CapLease, Inc. (1)
1/22/2013	Spirit Realty Capital, Inc.	Cole Credit Property Trust II, Inc.
12/17/2012	American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.
9/6/2012	Realty Income Corporation	American Realty Capital Trust, Inc.

(1)
CY+1 FFO and CY+1 AFFO referred to below were reviewed as multiples of purchase price per share/CY+1 FFO per share and purchase price per share/CY+1 AFFO per share.

        UBS reviewed, among other things, Estimated Capitalization Rates for the target companies. Estimated Cash Capitalization Rates were based on information made publicly available to investors, including investor presentations and investor conference call transcripts, as well as certain Wall Street Research. Estimated GAAP Capitalization Rates were based on Estimated Cash Capitalization Rates, subject to the Estimated GAAP Adjustment. In addition, UBS reviewed equity values of the target companies as multiples of estimated FFO and AFFO for the next calendar year, referred to as CY+1 FFO, and CY+1 AFFO, respectively, which for the transactions announced (i) prior to June 30 of a given year represented the FFO (or AFFO, as applicable) for such calendar year, and (ii) following June 30 of a given year, represented FFO (or AFFO, as applicable) for the calendar year following the year in which the transaction was announced. UBS then compared the Estimated

Capitalization Rates and the multiples derived for the selected transactions with corresponding Estimated Capitalization Rates and multiples implied for CCIT-As Adjusted, calculated as described above. Financial data for the selected transactions, including calculations of FFO and AFFO, were based on publicly available information at or around the time of announcement of the relevant transaction and included information made publicly available to investors, including merger proxies for the applicable transaction, investor presentations and investor conference call transcripts, as well as Wall Street Research, and, accordingly, may not have been calculated on the same bases as those used by SIR. For more information, see "The Merger — Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale" beginning on page 128 of this joint proxy statement/prospectus. Estimated financial data for CCIT were based on internal estimates of SIR's management, as adjusted as described above. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for CCIT-As Adjusted:

			Equity Value/
	Estimated Cash Capitalization Rate	Estimated GAAP Capitalization Rate	CY+1 FFO	CY+1 AFFO
High	7.7%	7.1%	16.8x	15.9x
Mean	6.4%	6.5%	15.1x	14.7x
Median	6.3%	6.6%	15.3x	14.8x
Low	5.9%	6.0%	14.0x	13.7x
CCIT-As Adjusted	5.8%	6.4%	13.1x	15.0x

  Discounted Cash Flow Analysis — CCIT Standalone, including Potential Net Synergies

        UBS performed an unlevered discounted cash flow analysis of CCIT on a standalone basis, using financial forecasts and estimates relating to CCIT prepared by the management of SIR. UBS calculated a range of implied present values (as of December 31, 2014) of the standalone unlevered free cash flow of CCIT, including the Potential Net Synergies, but excluding the Healthcare Properties, that CCIT was forecasted to generate from January 1, 2015 through December 31, 2017 and of terminal values for CCIT based on CCIT's estimated calendar year 2018 cash NOI. UBS calculated standalone unlevered free cash flow for CCIT as GAAP NOI, less (i) general and administrative expenses, including management fees, (ii) recurring capital expenditures, (iii) straight line rent revenues, (iv) amortization of above-market and below-market leases, and (v) franchise, state and local taxes. Implied terminal values were derived by applying to CCIT's estimated calendar year 2018 cash NOI a range of cash capitalization rates of 6.00% to 6.50%. UBS selected the range of cash capitalization rates based on its professional judgment and expertise. Potential Net Synergies were grown in perpetuity at rates ranging from 1.75% to 2.25%. Present values of cash flows (including Potential Net Synergies) and terminal values were calculated using discount rates ranging from 7.00% to 8.00%, based on an estimated range of CCIT's weighted average cost of capital, referred to as WACC. UBS also added to these present value amounts the estimated proceeds of $539.0 million from the Healthcare Properties Sale (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million). This discounted cash flow analysis, after adjusting for CCIT's projected net debt as of December 31, 2014, resulted in a range of implied present values of approximately $9.60 to $10.87 per outstanding share of CCIT Common Stock, as compared to the implied Per Share Consideration of $10.32.

  Discounted Cash Flow Analysis — SIR Standalone

        UBS performed an unlevered discounted cash flow analysis of SIR on a standalone basis using financial forecasts and estimates relating to SIR prepared by management of SIR. UBS calculated a range of implied present values (as of December 31, 2014) of the standalone unlevered free cash flows that SIR was forecasted to generate from January 1, 2015 through December 31, 2017 and of terminal values for SIR based on SIR's calendar year 2018 estimated adjusted EBITDA. UBS calculated standalone unlevered free cash flow for SIR as GAAP NOI, less (i) general and administrative expenses, including management fees (other than non-cash general and administrative expenses), (ii) equity in earnings of Affiliated Insurance Company and acquisitions costs, (iii) recurring capital expenditures, (iv) straight line rent revenues, (v) amortization of above-market and below-market leases and (vi) franchise, state and local taxes. Adjusted EBITDA was based on EBITDA plus certain non-cash general and administrative expenses, equity in the earnings of Affiliated Insurance Company and acquisition costs. Implied terminal values were derived by applying to SIR's calendar year 2018 estimated adjusted EBITDA a range of terminal value multiples of 11.0x to 14.0x. UBS selected the range of terminal value multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 8.5% to 9.5%, based on an estimated range of SIR's WACC. This discounted cash flow analysis, after adjusting for SIR's projected net debt as of December 31, 2014, resulted in a range of implied present values of approximately $22.53 to $32.62 per outstanding SIR Common Share, as compared to the closing price of SIR Common Shares on August 29, 2014 of $27.90.

  Relative DCF Exchange Ratio

        UBS then compared the results of the range of implied present values of CCIT Common Stock per share resulting from the discounted cash flow analysis of CCIT on a standalone basis, including Potential Net Synergies and the estimated proceeds from the Healthcare Properties Sale, but excluding the Healthcare Properties, to the range of implied present values of SIR Common Shares resulting from the discounted cash flow analysis of SIR on a standalone basis. For purposes of this analysis, UBS noted that the Share Consideration of 0.360 fell within the range of implied exchange ratios which UBS calculated to be 0.29 to 0.48.

Pro Forma Accretion/Dilution Analysis

        UBS reviewed the potential pro forma effect of the Merger and related transactions, including the Healthcare Properties Sale, on SIR's calendar year 2015 estimated normalized FFO per share and AFFO per share. Estimated financial data for the pro forma financial effects on SIR were based on financial forecasts and estimates provided by the management of SIR, including financial forecasts and estimates relating to CCIT. Normalized FFO per share and AFFO per share were based on FFO per share and AFFO per share adjusted for projected acquisition related costs, estimated RMR business management incentive fees payable by SIR and gain on early extinguishment of debt. UBS calculated the accretion/dilution to normalized FFO per share and normalized AFFO per share assuming that holders of 60% of the outstanding shares of CCIT Common Stock receive the Cash Consideration and assuming a weighted average interest rate on the debt to be incurred in connection with the Merger of 3.8%. This analysis indicated that the Merger and related transactions, after giving effect to the Healthcare Properties Sale, could be $0.02 accretive to normalized FFO per share and $0.08 dilutive to normalized AFFO per share. In addition, UBS conducted a sensitivity analysis of the potential accretion/dilution to normalized FFO per share and normalized AFFO per share based on two variables: (i) the weighted average interest rate on the debt to be incurred in connection with the Merger, which was assumed to range between 3.6% and 4.0%, and (ii) the results of the cash and share elections in which the holders of a minimum of 40% of the outstanding shares of CCIT Common Stock would, and the holders of a maximum of 60% of the outstanding shares of CCIT Common Stock could, receive the Cash Consideration. This analysis indicated that:

  •
  For 2015 Estimated Normalized FFO per share, the Merger could be (i) $0.05/share accretive to $0.02/share dilutive, if the holders of 60% of the outstanding shares of CCIT Common Stock receive the Cash Consideration and the holders of the remaining 40% receive the Share Consideration, depending upon the weighted average interest rate described above, and (ii) $0.19/share dilutive to $0.24/share dilutive, if the holders of 40% of the outstanding shares of CCIT Common Stock receive the Cash Consideration and the holders of the remaining 60% receive the Share Consideration, depending upon the weighted average interest rate described above; and

  •
  For 2015 Estimated Normalized AFFO per share, the Merger could be (i) $0.04/share dilutive to $0.11/share dilutive, if the holders of 60% of the outstanding shares of CCIT Common Stock receive the Cash Consideration and the holders of the remaining 40% receive the Share Consideration, depending upon the weighted average interest rate described above, and (ii) $0.24/share dilutive to $0.28/share dilutive, if the holders of 40% of the outstanding shares of CCIT Common Stock receive the Cash Consideration and the holders of the remaining 60% receive the Share Consideration, depending upon the weighted average interest rate described above.

        Actual results may vary from projected results and the variations may be material.

Other Information

        UBS also noted for the SIR board of trustees certain additional factors that were not relied upon in rendering its opinion, but were provided for informational purposes, including the following:

  SIR Historical Share Price Review

        UBS compared the historical price performance of SIR Common Shares (i) over the last twelve month period prior to and including August 29, 2014 and (ii) from the closing of SIR's initial public offering on March 7, 2012 to prior to and including August 29, 2014, in each case, with corresponding data of the closing price of the common shares of the Net Lease Peer Companies. This comparison revealed that during the last twelve month period, the closing price of SIR Common Shares increased 14.8%, as compared to an increase in the weighted average closing price of the common shares of the Net Lease Peer Companies of 7.1%. In addition, since the closing of SIR's initial public offering on March 7, 2014, the closing price of SIR Common Shares has increased 28.5%, as compared to an increase in the weighted average closing price of the common shares of the Net Lease Peer Companies of 28.3%.

  Pro Forma Payout Ratio

        UBS also reviewed the pro forma payout ratios for 2015 estimated Normalized FFO per share, referred to as the 2015 Estimated Normalized FFO Payout Ratio, and 2015 estimated Normalized AFFO per share, referred to as the 2015 Estimated Normalized AFFO Payout Ratio, assuming an annualized distribution rate of $2.00. Applying the weighted average interest rate range on the debt and the range of potential cash and share elections in which the holders of a minimum of 40% of the outstanding shares of CCIT Common Stock would, and the holders of a maximum of 60% of the outstanding shares of CCIT Common Stock could, receive the Cash Consideration, as described above, the 2015 Estimated Normalized FFO Payout Ratio could be between 71.0% to 78.9% and 2015 Estimated Normalized AFFO Payout Ratio could be between 81.4% to 90.0%.

Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale

        On August 30, 2014, at a meeting of the SIR board of trustees held to consider the Healthcare Properties Sale and related transactions, including the Merger, UBS delivered to the SIR board of trustees an oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 30, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale was fair, from a financial point of view, to SIR Merger Sub.

        The full text of UBS' opinion to the SIR board of trustees regarding the purchase price to be received by SIR Merger Sub describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex H to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of SIR Common Shares should read UBS' opinion regarding the Healthcare Properties Sale carefully and in its entirety. UBS' opinion as to the purchase price to be received by SIR Merger Sub in the Healthcare Properties Sale was provided for the benefit of the SIR board of trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the purchase price to be received by SIR Merger Sub from a financial point of view and does not address any other aspect of the Healthcare Properties Sale, or related transactions, including the Merger or any related transactions. The opinion does not address the relative merits of the Healthcare Properties Sale or any related transactions as compared to other business strategies or transactions that might be available with respect to SIR or SIR's underlying business decision to effect the Healthcare Properties Sale or any related transaction, including the Merger. The opinion does not constitute a recommendation to any holder of SIR Common Shares as to how to vote or act with respect to the SIR Share Issuance or any related transaction. The following summary of UBS' opinion regarding the purchase price is qualified in its entirety by reference to the full text of UBS' opinion.

        In arriving at its opinion, UBS, among other things:

  •
  reviewed certain internal financial information and other data relating to the business and financial prospects of the Healthcare Properties that were provided to UBS by the management of SIR, and were not publicly available, including financial forecasts and estimates prepared by the management of SIR that the SIR board of trustees directed UBS to utilize for purposes of its analysis;

  •
  conducted discussions with the management of CCIT concerning the business and financial prospects of the Healthcare Properties and conducted discussions with the management of SIR concerning the business and financial prospects of the Healthcare Properties;

  •
  reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

  •
  compared the financial terms of the Healthcare Properties Sale with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

  •
  reviewed the Merger Agreement and the Healthcare Properties Purchase and Sale Agreement; and

  •
  conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

        In connection with its review, with the consent of the SIR board of trustees, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the SIR board of trustees, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SIR, the CCIT subsidiaries which own the

Healthcare Properties or CCIT, including the Healthcare Properties, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the SIR board of trustees, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SIR as to the future financial performance of the Healthcare Properties, including that the CCIT subsidiaries which own the Healthcare Properties own no material assets other than the Healthcare Properties. In addition, UBS assumed, with the approval of the SIR board of trustees, that such financial forecasts and estimates will be achieved at the times and in the amounts projected and that any amounts held in escrow pursuant to the Healthcare Properties Purchase and Sale Agreement will be released to SIR Merger Sub. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

        In addition, at the direction of the SIR board of trustees, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the purchase price to be received by SIR Merger Sub to the extent expressly specified in UBS' opinion, of the Healthcare Properties Purchase and Sale Agreement, the Merger Agreement, or any related documents, or the form of the Healthcare Properties Sale, or any related transactions, including the Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, trustees, directors or employees of any parties to the Healthcare Properties Sale, or any class of such persons, relative to the purchase price to be received by SIR Merger Sub. UBS expressed no opinion as to what the value of SIR Common Shares will be when issued pursuant to the Merger or the prices at which SIR Common Shares will trade at any time. In rendering its opinion, UBS assumed, with the consent of the SIR board of trustees, that (i) the parties to the Healthcare Properties Purchase and Sale Agreement would comply with all material terms thereof, (ii) the Healthcare Properties Sale will be completed (A) in accordance with the terms of the Healthcare Properties Purchase and Sale Agreement without any adverse waiver or amendment of any material term or condition thereof and (B) without any tax liability to be incurred by SIR in connection with the Healthcare Properties Sale and (iii) the Merger is completed as contemplated by the Merger Agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Healthcare Properties Sale will be obtained without any material adverse effect on SIR, the Healthcare Properties or the Healthcare Properties Sale. Except as described above, SIR imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS' opinion was approved by an authorized committee of UBS.

        In connection with rendering its opinion to the SIR board of trustees, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to SIR, the Healthcare Properties or the Healthcare Properties Sale. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of the Healthcare Properties provided by SIR in or underlying UBS' analyses are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of SIR. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

        The purchase price to be received by SIR Merger Sub was determined through negotiation between SIR and SNH and the decision by SIR and SIR Merger Sub to enter into the Healthcare Properties Sale was solely that of the SIR board of trustees and SIR Merger Sub's board of directors. UBS' opinion and financial analyses were only one of many factors considered by the SIR board of trustees in its evaluation of the Healthcare Properties Sale and should not be viewed as determinative of the views of the SIR board of trustees or management with respect to the Healthcare Properties Sale or the purchase price to be received by SIR Merger Sub.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with the SIR board of trustees on August 30, 2014 in connection with its opinion relating to the proposed Healthcare Properties Sale. The financial analyses summarized below include information presented in tabular format. In order for UBS' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS' financial analyses.

  Selected Public Companies Analysis

        UBS compared selected financial data relating to the Healthcare Properties, as well as the purchase price to be received by SIR Merger Sub with corresponding financial data as well as stock market data of the following eleven publicly traded REITs with equity market capitalizations in excess of $1 billion, which REITs UBS considered to have operations similar to those of the Healthcare Properties, including operations that, in the judgment of UBS, primarily involved the ownership of net leased, medical office or lab space real estate:

  Net Lease REITs

  •
  American Realty Capital Properties, Inc. (1)

  •
  Realty Income Corporation

  •
  W.P. Carey Inc.

  •
  Spirit Realty Capital, Inc.

  •
  National Retail Properties, Inc.

  •
  Lexington Realty Trust

  •
  Chambers Street Properties

  Medical Office Building Focused REITs

  •
  Healthcare Trust of America

  •
  Healthcare Realty Trust

  Lab Space Focused REITs

  •
  BioMed Realty Trust, Inc.

  •
  Alexandria Real Estate Equities, Inc.

        UBS reviewed among other things, the (i) Estimated Cash Capitalization Rate of each selected company as well as for the Healthcare Properties, and (ii) Estimated GAAP Capitalization Rate of each selected company, to the extent publicly available, as well as for the Healthcare Properties, and, in each case for the selected companies, Estimated Capitalization Rates, Enterprise Values and equity values were based on closing stock prices on August 29, 2014. The Estimated GAAP Capitalization Rate was calculated using the Estimated GAAP Adjustment described above in the description of the opinion regarding the Merger.

        UBS also reviewed (i) Enterprise Values of the selected companies and the Healthcare Properties as multiples of, to the extent publicly available, estimated EBITDA for calendar years 2014 and 2015 and (ii) equity values per share of the selected companies and equity value of the Healthcare Properties as multiples of (x) estimated calendar year 2015 FFO per share and 2015 FFO, respectively, and (y) estimated calendar year 2015 AFFO per share and 2015 AFFO, respectively. UBS then compared the multiples derived for the selected companies with corresponding multiples implied for the Healthcare Properties. Financial data for the selected companies, including calculations of FFO and AFFO, were based on publicly available Wall Street Research, public filings and other publicly available information, and, accordingly, may not have been calculated on the same bases as those used by SIR. For more information, see "The Merger — Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale" beginning on page 128 of this joint proxy statement/prospectus. Estimated financial data for the Healthcare Properties were based on internal estimates of SIR's management, including Potential Net Synergies. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for the Healthcare Properties:

	Estimated Cash Capitalization Rate	Estimated GAAP Capitalization Rate	EV/EBITDA
					2015E Price/FFO per share	2015E Price/AFFO per share
			2014E	2015E
High	7.8%	8.6%	21.0x	18.6x	17.2x	17.6x
Mean	6.4%	6.6%	17.4x	16.0x	14.4x	15.2x
Median	6.4%	6.6%	17.8x	16.3x	15.3x	16.7x
Low	5.7%	5.8%	13.2x	13.0x	9.8x	11.4x
The Healthcare Properties	5.8%	6.4%	17.0x	17.0x	16.8x	18.9x

  Selected Precedent Transactions Analysis

        UBS reviewed publicly available information relating to the following twelve selected transactions. These twelve transactions constituted the transactions identified by UBS that were announced during the past two years that involved publicly traded REITs, targets over $250 million and operations UBS considered to be similar to those of the Healthcare Properties, including operations that, in the judgment of UBS, primarily involved the ownership of net leased properties, medical office buildings or

(1)
Estimated Capitalization Rates not available.

lab spaces, and with respect to real estate portfolio transactions, medical office buildings or lab spaces for which data regarding capitalization rates were available:

Announcement Date	Acquirer	Target
8/5/2014	NorthStar Realty Finance Corp.	Griffin-American Healthcare REIT II, Inc.
6/2/2014	Ventas Inc.	American Realty Capital Healthcare Trust
2/11/2014	Senior Housing Properties Trust	Vertex Pharmaceuticals, Inc. lab space portfolio (1)(2)
10/23/2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
10/3/2013	Harrison Street Real Estate Capital	Washington Real Estate Investment Trust medical office building portfolio (1)(2)
7/25/2013	W.P. Carey, Inc.	Corporate Property Associates 16 — Global Incorporated
7/2/2013	American Realty Capital Properties, Inc.	American Realty Capital Trust IV, Inc.
5/28/2013	American Realty Capital Properties, Inc.	CapLease, Inc. (3)
3/26/2013	BioMed Realty Trust, Inc.	Wexford Science & Technology, LLC (2)
1/22/2013	Spirit Realty Capital, Inc.	Cole Credit Property Trust II, Inc.
12/17/2012	American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.
9/6/2012	Realty Income Corporation	American Realty Capital Trust, Inc.

(1)
Estimated Cash Capitalization Rates not available.

(2)
Equity Values as multiples of CY+1 FFO and CY+1 AFFO not available.

(3)
CY+1 FFO and CY+1 AFFO referred to below were reviewed as multiples of purchase price per share/CY+1 FFO per share and purchase price per share/CY+1 AFFO per share.

        UBS reviewed, among other things, Estimated Capitalization Rates for the target companies. Estimated Capitalization Rates were based on information made publicly available to investors, including investor presentations and investor conference call transcripts, as well as certain Wall Street Research. Estimated GAAP Capitalization Rates were based on Estimated Cash Capitalization Rates, subject to the Estimated GAAP Adjustment. In addition, UBS reviewed equity values of the target companies as multiples of CY+1 FFO and CY+1 AFFO, respectively, which for the transactions announced (i) prior to June 30 of a given year represented the FFO (or AFFO, as applicable) for such calendar year, and (ii) following June 30 of a given year, represented FFO (or AFFO, as applicable) for the calendar year following the year in which the transaction was announced. UBS then compared the Estimated Capitalization Rates and multiples derived for the selected transactions with corresponding Estimated Capitalization Rates and multiples implied for the Healthcare Properties, all as calculated and adjusted as described above. Financial data for the selected transactions, including calculations of FFO and AFFO, were based on publicly available information at or around the time of announcement of the relevant transaction and included, in certain instances, information made publicly available to investors, including merger proxies for the applicable transaction, investor presentations and investor conference call transcripts, as well as Wall Street Research, and, accordingly, may not have been calculated on the same bases as those used by SIR. For more information, see "The Merger — Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale" beginning on page 128 of this joint proxy statement/prospectus. Estimated financial data for the Healthcare Properties were based on internal estimates of SIR's management. This analysis indicated

the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Healthcare Properties:

			Equity Value/
	Estimated Cash Capitalization Rate	Estimated GAAP Capitalization Rate	CY+1 FFO	CY+1 AFFO
High	7.7%	7.3%	21.1x	16.4x
Mean	6.4%	6.6%	15.6x	14.9x
Median	6.4%	6.6%	15.3x	15.0x
Low	5.9%	6.0%	13.6x	13.7x
The Healthcare Properties	5.8%	6.4%	16.8x	18.9x

  Discounted Cash Flow Analysis

        UBS performed an unlevered discounted cash flow analysis of the Healthcare Properties on a standalone basis, using financial forecasts and estimates relating to the Healthcare Properties prepared by the management of SIR. UBS calculated a range of implied present values (as of December 31, 2014) of the standalone unlevered free cash flow of the Healthcare Properties, including Potential Net Synergies, that the Healthcare Properties were forecasted to generate from January 1, 2015 through December 31, 2017 and of terminal values for the Healthcare Properties based on the Healthcare Properties' estimated calendar year 2018 cash NOI. UBS calculated standalone unlevered free cash flow for the Healthcare Properties on the same bases as described above for the calculation of unlevered free cash flow for CCIT on a standalone basis. Implied terminal values were derived by applying to the Healthcare Properties' estimated calendar year 2018 cash NOI a range of cash capitalization rates of 6.00% to 6.50%. UBS selected the range of cash capitalization rates based on its professional judgment and expertise. Potential Net Synergies were grown in perpetuity at rates ranging from 1.75% to 2.25%. Present values of cash flows (including Potential Net Synergies) and terminal values were calculated using discount rates ranging from 7.00% to 8.00%, based on an estimated range of the WACC for each of CCIT as a whole, as well as the Healthcare Properties. This discounted cash flow analysis resulted in a range of implied present values of approximately $492.2 million to $542.6 million for the Healthcare Properties, as compared to the purchase price to be received by SIR Merger Sub of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million).

Miscellaneous

        Under the terms of UBS' engagement, SIR agreed to pay UBS for its financial advisory services in connection with the Merger and the Healthcare Properties Sale aggregate fees which may result in payments as high as $10.0 million, $2.875 million of which was payable in connection with UBS' opinions and up to $7.125 million of which will be paid upon completion of the Merger. In addition, SIR agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS is also providing financing to SIR in connection with the Merger and will receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to SIR, certain other entities managed (or formerly managed) by RMR, including Hospitality Properties Trust, or HPT, SNH, GOV, Five Star Quality Care, Inc., or FVE, TravelCenters of America LLC, or TA, and EQC, and ARCP, an affiliate of the advisor of CCIT, and certain of ARCP's affiliates unrelated to the proposed Merger or the Healthcare Properties Sale, for which UBS has received compensation, including having acted as (i) (A) co-lead manager in the initial public offering of SIR Common Shares in March 2012, (B) co-lead manager in an $193 million follow-on offering of SIR Common Shares in December 2012, (C) joint-book runner in a $341 million follow-on offering for SIR Common Shares in June 2013 and (D) joint-book runner in a $300 million follow-on offering for SIR Common Shares in May 2014, (ii) (A) co-lead manager in a $411 million follow-on offering of HPT common shares in March 2013, (B) a joint book runner in a $300 million senior notes offering for HPT in May 2013, (C) co-lead manager in a $274 million follow-on offering of HPT common shares in November 2013, (D) joint book runner in a $350 million senior notes offering for HPT in March 2014 and (E) joint book runner in a $350 million senior notes offering for HPT in September 2014, (iii) (A) joint book runner in a $301 million follow-on offering of SNH common shares in July 2012, (B) joint book runner in a $350 million senior notes offering for SNH in July 2012, (C) co-lead manager in a $238 million follow-on offering of SNH common shares in January 2013 and (D) joint lead manager in a $650 million senior notes offering for SNH in April 2014, (iv) (A) co-lead manager in a $200 million follow-on offering of GOV common shares in October 2012, (B) co-lead manager in a $250 million follow-on offering of GOV common shares in March 2013, (C) co-lead manager in a $365 million follow-on offering of GOV common shares and (D) joint book runner in a $350 million senior notes offering for GOV in August 2014, (v) (A) joint book runner in a $110 million senior notes offering of TA common stock in January 2013 and (B) joint book runner in a $60 million follow-on offering of TA common shares in December 2013, (vii) (A) joint book runner in a $175 million senior notes offering for EQC in July 2012 and (B) joint book runner in a $655 million follow on offering of EQC common shares in February 2013, (viii) financial advisor to Cole Credit Property Trust II, Inc. in connection with its merger with Spirit Realty Capital in January 2013 and (ix) financial advisor to American Realty Capital Trust III, Inc. in connection with its merger with ARCP in December 2012. Such compensation received in the past two years by UBS and its affiliates from (a) SIR and other companies to which, according to public filings, RMR provided management services amounted to approximately $22.6 million, (b) CCIT and other companies which, according to public filings, are externally managed by Cole Capital® amounted to approximately $12.2 million and (c), American Realty Capital Trust III, Inc., when it was acquired by ARCP, amounted to $6.1 million. In addition, UBS or an affiliate has been and continues to be a participant in a credit facility for each of SIR, EQC, HPT, SNH, GOV, FVE and TA for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of SIR, HPT, SNH, GOV, FVE, TA and ARCP, and, accordingly, may at any time hold a long or short position in such securities. As of the date of UBS' opinions, UBS owned approximately 3.7% of the issued and outstanding common shares of ARCP. SIR selected UBS as its financial advisor in connection with the Merger and the Healthcare Properties Sale because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Prospective Financial Information of SIR Regarding the Merger and the Healthcare Properties Sale

        SIR does not as a matter of course make public long term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, SIR is including below (i) certain unaudited prospective financial information of SIR that were prepared by management of SIR and made available to the SIR board of trustees and CCIT in connection with the evaluation of the Merger and (ii) certain unaudited prospective financial information of the Healthcare Properties that were prepared by management of SIR and made available to the SIR board of trustees in connection with the evaluation of the Healthcare Properties Sale. This information also was provided to SIR's financial advisors and, in the case of the unaudited prospective financial information of SIR, CCIT's financial advisors. The inclusion of this information should not be regarded as an indication that any of SIR, CCIT, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

        SIR does not own the Healthcare Properties. The Healthcare Properties are a combination of the accounts of 23 properties owned by CCIT. Management of SIR has prepared the unaudited prospective financial information of the Healthcare Properties based solely on its review of documents and information made available to SIR by CCIT and other publicly available information. The unaudited prospective financial information of the Healthcare Properties does not necessarily reflect what the results of operations, financial position and cash flows would be if the Healthcare Properties are operated as a standalone company during the forecast period, and, accordingly, this projected information should not be relied upon as an indicator of SIR's future performance.

        You should review the SEC filings of SIR and CCIT for a description of risk factors with respect to the business of SIR and CCIT, respectively. See "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61, and "Where You Can Find More Information; Incorporation by Reference" beginning on page 227, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in SIR's or CCIT's historical GAAP financial statements.

        Neither the independent registered public accounting firm of SIR or CCIT nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of SIR contained in SIR's Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of SIR, and the report of the independent registered public accounting firm of CCIT contained in Appendix I of this joint proxy statement/prospectus with respect to CCIT's financial statements for the year ended December 31, 2013 relates to the historical financial information of CCIT as a whole. Neither report extends to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information do not take into account any circumstances or events occurring after the date on which it was prepared. The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2015 through December 31, 2018 for SIR on a standalone basis, including potential projected acquisitions. It does not give effect to the Merger.

SIR Standalone Prospective Financial Information

($ in millions)	2015E	2016E	2017E	2018E
Net Operating Income	$200.9	$222.3	$241.4	$261.4
Normalized Funds From Operations	$171.5	$185.5	$197.4	$209.9

        The following table presents selected unaudited prospective financial data on a twelve month run rate basis as of December 31, 2015 through December 31, 2018 for the Healthcare Properties on a standalone basis.

Healthcare Properties Standalone Prospective Financial Information

($ in millions)	2015E	2016E	2017E	2018E
Net Operating Income	$34.4	$34.4	$34.4	$34.4
Normalized Funds From Operations	$30.3	$30.3	$30.2	$30.1

        For purposes of the unaudited prospective financial information presented herein, (i) NOI is income from rental of real estate properties less property expenses, (ii) normalized FFO, or Normalized FFO, which is a non-GAAP measure, is FFO, as defined by The National Association of Real Estate Investment Trusts, or NAREIT, plus estimated business management incentive fees and projected acquisition related costs. CCIT and other REITs and real estate companies may calculate Normalized FFO differently than SIR does.

        SIR considers Normalized FFO to be an appropriate measure of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. SIR believes that Normalized FFO provides useful supplemental information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, Normalized FFO may facilitate a comparison of its operating performance between periods and with other REITs. Normalized FFO is among the factors considered by the SIR board of trustees when determining the amount of distributions to SIR's shareholders. Normalized FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, operating income or cash flow from operating activities determined in accordance with GAAP.

        In preparing the foregoing unaudited prospective financial information, SIR made a number of assumptions and estimates regarding, among other things, interest rates, corporate financing activities, including SIR's ability to finance its operations and investments and refinance certain of its outstanding indebtedness and the terms of any such financing or refinancing and leverage ratios, the amount and timing of investments by SIR and the yield to be achieved on such investments, the amount and timing of capital expenditures, distribution rates, occupancy and customer retention levels, changes in rent, the amount of income taxes paid and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 47, and "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61, of this joint proxy statement/prospectus, as well as the risks described in the periodic reports of SIR filed with the SEC, all of which are difficult to predict and many of which are beyond the control of SIR and/or CCIT and will be beyond the control of the combined company. Accordingly, the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by SIR, CCIT or any other person to any SIR shareholder, CCIT stockholder or other person regarding the ultimate performance of SIR or the Healthcare Properties compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. You should review the description of SIR's reported results of operations and financial condition and capital resources during 2014, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SIR's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

        SIR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Opinions of CCIT's Financial Advisors

Wells Fargo Securities, LLC

        CCIT retained Wells Fargo Securities to act as CCIT's financial advisor in connection with the Merger. As part of Wells Fargo Securities' engagement, the CCIT board of directors requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCIT Common Stock. On August 30, 2014, at a meeting of the CCIT board of directors held to evaluate the Merger, Wells Fargo Securities rendered to the CCIT board of directors an oral opinion, confirmed by delivery of a written opinion dated August 30, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCIT Common Stock was fair, from a financial point of view, to such holders.

        The full text of Wells Fargo Securities' written opinion, dated August 30, 2014, to the CCIT board of directors is attached as Annex I to this joint proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the CCIT board of directors (in its capacity as such) for its information and use in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other terms, aspects or implications of the Merger or any related transactions. Wells Fargo Securities' opinion does not address the merits of the underlying decision by CCIT to enter into the Merger Agreement or the relative merits of the Merger or any related transactions compared with other business strategies or transactions available or that have been or might be considered by CCIT's management or board of directors or in which CCIT might engage. Wells Fargo Securities' opinion does not constitute a recommendation to the CCIT board of directors or any other person or entity in respect of the Merger or any related transactions, including as to how any CCIT stockholder should vote or act in connection with the Merger, any related transactions or any other matters.

        The terms of the Merger and related transactions were determined through negotiations between CCIT and SIR, rather than by any financial advisor, and the decision to enter into the Merger Agreement was solely that of the CCIT board of directors. Wells Fargo Securities did not recommend any specific form of consideration to the CCIT board of directors or that any specific form of consideration constituted the only appropriate consideration for the Merger. The opinion was only one of many factors considered by the CCIT board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the CCIT board of directors, management or any other party with respect to the Merger or the Merger Consideration.

        In arriving at its opinion, Wells Fargo Securities, among other things:

  •
  reviewed a draft, dated August 29, 2014, of the Merger Agreement, including the financial terms thereof;

  •
  reviewed certain publicly available business, financial and other information regarding CCIT and SIR, including information set forth in their respective annual reports to stockholders and shareholders, respectively, and Annual Reports on Form 10-K for the fiscal years ended December 31, 2011, 2012 and 2013, and Quarterly Reports on Form 10-Q for the periods ended March 30, 2014 and June 30, 2014;

  •
  reviewed certain other business and financial information regarding CCIT and SIR furnished to Wells Fargo Securities by and discussed with the managements of CCIT and SIR, including financial forecasts and estimates relating to CCIT prepared by the management of CCIT and financial forecasts and estimates relating to SIR prepared by the management of SIR;

  •
  discussed with the managements of CCIT and SIR the operations and prospects of CCIT and SIR, including the historical financial performance and trends in the results of operations of CCIT and SIR;

  •
  discussed with the managements of CCIT and SIR the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of CCIT and SIR to result from the Merger;

  •
  participated in discussions and negotiations among representatives of CCIT, SIR and their respective advisors regarding the proposed Merger;

  •
  reviewed reported prices and trading activity for SIR Common Shares;

  •
  analyzed the estimated NAV of each of CCIT's and SIR's real estate portfolios and other assets based upon certain financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by the managements of CCIT and SIR;

  •
  compared certain financial data of CCIT and SIR with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating CCIT and SIR;

  •
  compared the proposed financial terms of the Merger with financial terms of certain business combinations and other transactions that Wells Fargo Securities deemed relevant in evaluating the Merger;

  •
  analyzed the estimated present value of the future distributions per share of CCIT and SIR based upon certain financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by the managements of CCIT and SIR; and

  •
  considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Wells Fargo Securities deemed relevant.

        In connection with Wells Fargo Securities' review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and did not assume any responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of CCIT and SIR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to CCIT and SIR utilized in Wells Fargo Securities' analyses, Wells Fargo Securities was advised by the respective managements of CCIT and SIR and, at the direction of the CCIT board of directors, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions as to the future financial performance of CCIT and SIR, as the case may be, the potential pro forma financial effects of the Merger and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities' analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there had been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of CCIT or SIR since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. Wells Fargo Securities relied, at the direction of the CCIT board of directors, upon the assessments of the managements of CCIT and SIR as to (i) the potential impact on CCIT and SIR of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, (ii) the ability to integrate the businesses of CCIT and SIR and (iii) matters relating to the proposed Healthcare Properties Sale, including the expected net proceeds from such sale. Wells Fargo Securities assumed, with the consent of the CCIT board of directors, that there would not be any developments with respect to any of the foregoing that would in any respect be meaningful to Wells Fargo Securities' analyses or opinion.

        In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of CCIT, SIR or any other entity, and Wells Fargo Securities did not make and was not provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of CCIT, SIR or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value of CCIT, SIR or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

        In rendering its opinion, Wells Fargo Securities assumed, at the direction of the CCIT board of directors, that the final form of the Merger Agreement, when signed by the parties thereto, would not differ from the draft Merger Agreement reviewed by Wells Fargo Securities in any respect meaningful to Wells Fargo Securities' analyses or opinion, that the Merger and related transactions would be completed in accordance with the terms described in the Merger Agreement and related documents and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger and related transactions, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on CCIT, SIR or the Merger. Wells Fargo Securities also assumed, at the direction of the CCIT board of directors, that the Merger would qualify for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Wells Fargo Securities was advised that each of CCIT and SIR has operated in conformity with the requirements for qualification as REIT for United States federal income tax purposes since its formation as a REIT and further assumed, at the direction of the CCIT board of directors, that the Merger and related transactions would not adversely affect such status or operations and that special distributions, if any, made by CCIT or SIR in order to maintain such status or otherwise would not result in an adjustment to the Merger Consideration that would in any respect be meaningful to its analyses or opinion.

        Wells Fargo Securities did not express any opinion as to what the value of SIR Common Shares actually would be when issued pursuant to the Merger or the prices at which SIR Common Shares or CCIT Common Stock would trade at any time. Wells Fargo Securities' opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date thereof. Wells Fargo Securities noted for the CCIT board of directors that the credit, financial and stock markets have experienced significant volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on CCIT, SIR or the Merger or related transactions. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Wells Fargo Securities' attention after the date of its opinion.

        Wells Fargo Securities' opinion only addressed the fairness, from a financial point of view and as of the date thereof, to holders of CCIT Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement to the extent expressly specified in its opinion, and did not address any other terms, aspects or implications of the Merger or related transactions, including, without limitation, the form or structure of the Merger Consideration or the Merger, the terms or other aspects of the Healthcare Properties Sale or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger, the related transactions or otherwise. In addition, Wells Fargo Securities' opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger or related transactions, or class of such persons, relative to the Merger Consideration or otherwise. Wells Fargo Securities' opinion did not address the merits of the underlying decision by CCIT to enter into the Merger Agreement or the relative merits of the Merger or related transactions compared with other business strategies or transactions available or that have been or might be considered by CCIT management or the CCIT board of directors or in which CCIT might engage. Wells Fargo Securities also did not express any view or opinion with respect to, and with the CCIT board of directors' consent relied upon the assessments of representatives of CCIT regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that CCIT obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to CCIT Common Stock or SIR Common Shares but rather made its determinations as to the fairness, from a financial point of view, of the Merger Consideration on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

        In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company or transaction is identical to CCIT, SIR or the Merger and an evaluation of Wells Fargo Securities' analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions reviewed.

        In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CCIT, SIR or any other parties to the Merger. None of CCIT, SIR, Wells Fargo Securities or any other person assumes responsibility if future results are different from those described whether or not any such difference is material. Any estimates contained in these analyses and the ranges of values resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

        The following is a summary of the material financial analyses provided on August 30, 2014 to the CCIT board of directors by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of Wells Fargo Securities' analyses described below, the term "implied per share Merger Consideration" refers to the blended per share amount payable to holders of CCIT Common Stock in the Merger as of August 29, 2014 of $10.23 to $10.32 per share, which amount was derived from the implied per share value of the Share Consideration (which, based on the 0.360x exchange ratio and closing price of SIR Common Shares on August 29, 2014 of $27.90 per share, implied a per share amount of $10.04), and the cash portion of the Merger Consideration of $10.50 per share, as adjusted by the Minimum Cash Conversion Number and the Maximum Cash Conversion Number.

  CCIT Financial Analyses

        Net Asset Value Analysis.    Wells Fargo Securities performed a NAV analysis of CCIT as of June 30, 2014 based on CCIT's balance sheet as of that date pro forma for the purchase by CCIT of its remaining planned calendar year 2014 acquisition pipeline properties with available funds from CCIT's existing credit facility. Wells Fargo Securities calculated the estimated NAV of CCIT's income producing properties on an asset-by-asset basis by applying to the annualized 2014 estimated cash NOI of such properties a selected range of capitalization rates ranging from 6.1% to 5.7% depending on, among other factors, property type, remaining lease term and tenant credit quality. The NAV analysis also took into account, based on CCIT's public filings and other information and data provided by CCIT management, (i) the total estimated value of CCIT's cash, cash equivalents and other assets, and (ii) the total estimated amount of CCIT's liabilities, including mortgage debt, unsecured term loan, unsecured line of credit and other liabilities and debt marked-to-market. An implied per share equity value reference range for CCIT was then calculated based on CCIT's implied aggregate NAV derived from such analysis divided by the total number of shares of CCIT Common Stock outstanding as of August 30, 2014 as estimated by CCIT management. This analysis indicated the following approximate implied per share equity value reference range for CCIT, as compared to the implied per share Merger Consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$9.46 — $10.48	$10.23 — $10.32

        Selected Publicly Traded Companies Analysis.    Wells Fargo Securities reviewed and compared financial and operating data relating to CCIT and the following ten selected REITs that Wells Fargo Securities in its professional judgment deemed generally relevant for comparative purposes as publicly traded REITs with equity market capitalizations (as of August 29, 2014) in excess of $1.0 billion that own office, industrial or diversified net lease properties, taking into consideration average lease terms, tenancy and other portfolio characteristics of such properties, referred to as the CCIT REITs:

  •
  American Realty Capital Properties, Inc.

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  Realty Income Corporation

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  W. P. Carey Inc.

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  Spirit Realty Capital, Inc.

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  National Retail Properties, Inc.

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  Lexington Realty Trust

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  EPR Properties

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  Chambers Street Properties

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  SIR

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  STAG Industrial, Inc.

        Wells Fargo Securities reviewed fully diluted equity values (including operating partnership units), based on closing stock prices on August 29, 2014, as multiples of calendar year 2014 and calendar year 2015 estimated FFO, referred to as FFO per share, and estimated FFO as adjusted for certain items, including primarily straight-line rent revenues, above market and below market lease amortization, non-cash employee compensation and recurring capital expenditures, referred to as AFFO per share. The overall low to high calendar year 2014 estimated FFO per share and AFFO per share multiples observed for the CCIT REITs were 10.0x to 18.3x (with a mean of 14.4x and a median of 14.3x) and 11.2x to 18.0x (with a mean of 14.4x and a median of 14.4x), respectively, and the overall low to high calendar year 2015 estimated FFO per share and AFFO per share multiples observed for the CCIT REITs were 9.8x to 17.2x (with a mean of 13.4x and a median of 13.2x) and 11.3x to 17.1x (with a mean of 13.7x and a median of 13.3x), respectively. Wells Fargo Securities then applied selected ranges of calendar year 2014 estimated FFO per share and AFFO per share multiples of 13.5x to 15.5x and 13.5x to 15.5x, respectively, and selected ranges of calendar year 2015 estimated FFO per share and AFFO per share multiples of 12.5x to 14.5x and 12.5x to 14.5x, respectively, derived from the CCIT REITs to corresponding data of CCIT. Estimated financial data of the CCIT REITs were based on publicly available research analysts' consensus estimates, public filings and other publicly available information. Estimated financial data of CCIT was based on internal forecasts and estimates of CCIT management. This analysis indicated the following approximate implied per share equity value reference ranges for CCIT, as compared to the implied per share Merger Consideration:

Implied Per Share Equity Value Reference Range Based on:
Implied Per Share Merger Consideration
CY2014E FFO/AFFO	CY2015E FFO/AFFO
$8.24 — $10.93	$8.49 — $11.00	$10.23 — $10.32

        Selected Precedent Transactions Analysis.    Wells Fargo Securities reviewed publicly available financial information relating to the following eight selected transactions that Wells Fargo Securities in its professional judgment deemed generally relevant for comparative purposes as transactions that involved full company acquisition or sale transactions of pure-play net lease REITs that were public filers, referred to as the selected transactions:

Announcement Date	Acquirer	Target
10/23/2013	• American Realty Capital Properties, Inc.	• Cole Real Estate Investments, Inc.
7/25/2013	• W.P. Carey Inc.	• Corporate Property Associates 16 — Global Inc.
7/2/2013	• American Realty Capital Properties, Inc.	• American Realty Capital Trust IV, Inc.
5/28/2013	• American Realty Capital Properties, Inc.	• CapLease Inc.
1/22/2013	• Spirit Realty Capital, Inc.	• Cole Credit Property Trust II, Inc.
12/17/2012	• American Realty Capital Trust III, Inc.	• American Realty Capital Properties, Inc.
9/6/2012	• Realty Income Corp.	• American Realty Capital Trust, Inc.
2/21/2012	• WP Carey & Co. LLC	• Corporate Property Associates 15 Inc.

        Wells Fargo Securities reviewed transaction values, based on the consideration payable in the selected transactions, as a multiple of the target company's historical normalized FFO and AFFO per share as of the date of public announcement of the transaction. The overall low to high FFO and AFFO per share multiples observed for the selected transactions were 13.9x to 17.1x (with a mean of 15.6x and a median of 15.4x) and 13.1x to 18.5x (with a mean of 14.5x and a median of 13.2x), respectively. Wells Fargo Securities then applied selected ranges of historical normalized FFO per share and AFFO per share multiples derived from the selected transactions of 14.5x to 16.0x and 13.5x to 15.0x, respectively, to CCIT's calendar year 2014 estimated recurring FFO per share and AFFO per share. Financial data of the selected transactions were based on public filings, press releases and other publicly available information and financial data of CCIT were based on internal forecasts and estimates of CCIT management. This analysis indicated the following approximate implied per share equity value reference range for CCIT, as compared to the implied per share Merger Consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$8.24 — $11.28	$10.23 — $10.32

        Dividend Discount Analysis.    Wells Fargo Securities performed a dividend discount analysis of CCIT to calculate a range of implied present values of the distributable cash flows that CCIT was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2016 utilizing internal estimates of CCIT management. Wells Fargo Securities derived implied terminal values by applying to CCIT's estimated forward-year FFO for the fiscal year ending December 31, 2017 a range of terminal FFO multiples of 12.5x to 14.5x. Present values (as of June 30, 2014) of distributable cash flows and terminal values were then calculated by Wells Fargo Securities using a discount rate range of 9.5% to 10.5%. This analysis indicated the following approximate implied per share equity value reference range for CCIT, as compared to the implied per share Merger Consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$8.55 — $9.90	$10.23 — $10.32

SIR Financial Analyses

        Net Asset Value Analysis.    Wells Fargo Securities performed a NAV analysis of SIR as of June 30, 2014 based on SIR's balance sheet as of that date. Wells Fargo Securities calculated the estimated NAV of SIR's income producing properties on an asset-by-asset basis by applying to the annualized 2014 estimated cash NOI of such properties selected range of capitalization rates ranging from 6.9% to 6.6% depending on, among other factors, account property type, remaining lease term and tenant credit quality. The NAV analysis also took into account, based on SIR's public filings and other information and data provided by SIR management, (i) the total estimated value of SIR's cash, cash equivalents and other assets, and (ii) the total estimated amount of SIR's liabilities, including mortgage debt, unsecured credit facility, term loans and other liabilities and debt marked-to-market. An implied per share equity value reference range for SIR was then calculated based on SIR's implied aggregate NAV derived from such analysis divided by the total number of SIR Common Shares outstanding as of July 23, 2014 as disclosed in SIR's public filings. This analysis indicated the following approximate implied per share equity value reference range for SIR, as compared to the per share closing price of SIR Common Shares on August 18, 2014:

Implied Per Share Equity Value Reference Range	SIR Per Share Closing Price on August 29, 2014
$34.01 — $35.79	$27.90

        Selected Publicly Traded Companies Analysis.    Wells Fargo Securities reviewed and compared financial and operating data relating to SIR and the following eight selected REITs that Wells Fargo

Securities deemed generally relevant for comparative purposes as publicly traded REITs with equity market capitalizations (as of August 29, 2014) in excess of $1.0 billion that own office, industrial or diversified net lease properties, including one RMR managed office REIT, taking into consideration average lease terms, tenancy and other portfolio characteristics of such properties, referred to as the SIR REITs:

  •
  American Realty Capital Properties, Inc.

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  W. P. Carey Inc.

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  Spirit Realty Capital, Inc.

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  Lexington Realty Trust

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  EPR Properties

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  Chambers Street Properties

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  Government Properties Income Trust

  •
  STAG Industrial, Inc.

        Wells Fargo Securities reviewed equity values (including operating partnership units), based on closing stock prices on August 29, 2014, as multiples of calendar year 2014 and calendar year 2015 estimated FFO per share and AFFO per share. The overall low to high calendar year 2014 estimated FFO per share and AFFO per share multiples observed for the SIR REITs were 10.0x to 18.3x (with a mean of 13.6x and a median of 14.2x) and 12.2x to 16.2x (with a mean of 13.8x and a median of 13.8x), respectively, and the overall low to high calendar year 2015 estimated FFO per share and AFFO per share multiples observed for the SIR REITs were 9.8x to 16.4x (with a mean of 12.6x and a median of 12.6x) and 11.5x to 14.7x (with a mean of 13.1x and a median of 12.9x), respectively. Wells Fargo Securities then applied selected ranges of calendar year 2014 estimated FFO per share and AFFO per share multiples of 10.5x to 12.5x and 12.0x to 14.0x, respectively, and selected ranges of calendar year 2015 estimated FFO per share and AFFO per share multiples of 10.0x to 12.0x and 12.0x to 14.0x, respectively, derived from the SIR REITs to corresponding data of SIR. Estimated financial data of the SIR REITs were based on publicly available research analysts' consensus estimates, public filings and other publicly available information. Estimated financial data of SIR was based on internal forecasts and estimates of SIR management. This analysis indicated the following approximate implied per share equity value reference ranges for SIR, as compared to the per share closing price of SIR Common Shares on August 29, 2014:

Implied Per Share Equity Value Reference Range Based on
		SIR Per Share Closing Price on August 29, 2014
CY2014E FFO/AFFO	CY2015E FFO/AFFO
$29.33 — $34.99	$27.69 — $35.29	$27.90

        Dividend Discount Analysis.    Wells Fargo Securities performed a dividend discount analysis of SIR to calculate a range of implied present values of the distributable cash flows that SIR was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2016 utilizing internal estimates of SIR management. Wells Fargo Securities derived implied terminal values by applying to SIR's estimated forward-year FFO for the fiscal year ending December 31, 2017 a range of terminal FFO multiples of 10.0x to 12.0x. Present values (as of June 30, 2014) of distributable cash flows and terminal values were then calculated by Wells Fargo Securities using a discount rate range of 9.25% to 10.25%. This analysis indicated the following approximate implied per share equity value reference range for SIR, as compared to the per share closing price of SIR Common Shares on August 29, 2014:

Implied Per Share Equity Value Reference Range	SIR Per Share Closing Price on August 29, 2014
$26.56 — $31.64	$27.90

Other Information

        Wells Fargo Securities observed certain additional information that was not considered part of Wells Fargo Securities' financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

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  publicly available Wall Street Research analyst reports relating to SIR, which indicated share price targets for SIR Common Shares ranging from $27.00 per share to $29.00 per share;

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  historical trading prices of SIR Common Shares, which indicated a volume weighted average price for SIR Common Shares over the five-day, ten-day, twenty-day and thirty-day periods ended August 29, 2014 of $28.13 per share, $28.16 per share, $28.09 per share and $28.24 per share, respectively; and

  •
  the potential pro forma financial impact of the Merger, based on internal forecasts and estimates of the managements of SIR and CCIT, on SIR's calendar year 2015 estimated FFO per share and AFFO per share after giving effect to the Healthcare Properties Sale and the proposed financing for the Merger, which indicated that the Merger could be dilutive to SIR's calendar year 2015 estimated FFO per share and AFFO per share. Actual results achieved by the combined company may vary from forecasted results and the variations may be material.

General

        Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. CCIT selected Wells Fargo Securities to act as its financial advisor because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with CCIT and its business. The issuance of Wells Fargo Securities' opinion was approved by an authorized committee of Wells Fargo Securities.

        CCIT has agreed to pay Wells Fargo Securities for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $7.3 million, a portion of which was payable upon delivery of its opinion and approximately $6.3 million of which is contingent upon completion of the Merger. CCIT also has agreed to reimburse certain of Wells Fargo Securities' expenses, including fees and disbursements of Wells Fargo Securities' counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the United States federal securities laws, that may arise out of Wells Fargo Securities' engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing, and in the future may provide banking and other financial services to CCIT, SIR and their respective affiliates, for which Wells Fargo Securities and its affiliates have received and expect to receive fees, including having acted or currently acting as a (i) lender under, and as syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, certain credit facilities of CCIT, SIR and certain of their respective affiliates and (ii) managing underwriter and bookrunner in connection with certain equity and/or debt offerings of certain affiliates of CCIT and of SIR and certain of its affiliates. During the two-year period prior to the date of Wells Fargo Securities' opinion, Wells Fargo Securities and its affiliates received for such services aggregate fees of approximately $26 million from CCIT, ARCP and certain companies which, according to public filings, are externally managed by Cole Capital® and approximately $18 million from SIR and certain companies to which, according to public filings, RMR provided management services. An affiliate of Wells Fargo Securities also serves as transfer agent and registrar for the SIR Common Shares. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of CCIT, SIR and their respective affiliates for Wells Fargo Securities' and its affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Hentschel & Company, LLC

        Hentschel & Company was engaged by the independent directors of CCIT to act as their financial advisor in connection with their review of strategic alternatives for CCIT and consideration of potential strategic transactions and, if requested, to render a fairness opinion with respect to any proposed transaction. On August 30, 2014, at a meeting of the CCIT board of directors to consider the Merger, and at the request of the independent directors, Hentschel & Company rendered to the CCIT board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 30, 2014, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the aggregate Merger Consideration to be received by holders of CCIT Common Stock (other than any wholly owned subsidiary of CCIT, SIR or any subsidiary of SIR, whose shares of CCIT Common Stock, which are referred to as excluded shares, would be cancelled) in the Merger was fair, from a financial point of view, to such holders. For purposes of its opinion, Hentschel & Company defined aggregate Merger Consideration to mean the aggregate amount of Cash Consideration and Share Consideration to be received by the holders of CCIT Common Stock (other than the excluded shares) in the Merger, pursuant to the terms of the Merger Agreement and subject to the procedures and limitations therein, as to which procedures and limitations Hentschel & Company expressed no opinion.

        The full text of Hentschel & Company's written opinion, dated August 30, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hentschel & Company in connection with its opinion, is attached as Annex J to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the opinion carefully. Hentschel & Company provided its opinion for the information and assistance of the CCIT board of directors in connection with its consideration of the Merger. The opinion was approved by Hentschel & Company's Fairness Committee. The summary of Hentschel & Company's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        For purposes of its opinion, Hentschel & Company:

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  reviewed documentation provided by the management of CCIT and its external manager, including historical audited financial statements and certain internal financial statements and other operating data concerning CCIT prepared by CCIT's management, and certain other information and documents concerning CCIT provided by or on behalf of CCIT;

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  reviewed documentation provided by the management of SIR and its manager, including certain financial and other operating data concerning SIR prepared by SIR's management, and certain other information and documents concerning SIR provided by or on behalf of SIR;

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  reviewed certain publicly available financial statements and other business and financial information of CCIT and SIR, including research analyst reports;

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  analyzed certain financial forecasts prepared by CCIT's management, which forecasts CCIT's management represented to Hentschel & Company were consistent with the best judgments of CCIT's management as to the future financial performance of CCIT and were the best currently available forecasts with respect to CCIT's future financial performance;

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  analyzed certain financial forecasts prepared by SIR's management;

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  discussed CCIT's past and current operations, capitalization and financial condition and prospects with CCIT's management;

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  reviewed the reported prices and trading activity for SIR Common Shares;

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  compared the financial performance of CCIT and SIR with that of certain other publicly traded companies that Hentschel & Company considered to be generally relevant;

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  reviewed the financial terms, to the extent publicly available, of certain transactions that Hentschel & Company considered to be relevant;

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  reviewed a draft merger agreement dated August 29, 2014 and certain related documents; and

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  performed such other analyses, studies and investigations, and considered such other factors, as Hentschel & Company deemed appropriate.

        In arriving at its opinion, Hentschel & Company assumed and relied upon, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with Hentschel & Company (including information that was available from generally recognized public sources) for the purposes of its opinion. With respect to the financial projections provided to Hentschel & Company by CCIT's management and SIR's management, Hentschel & Company assumed, with the consent of the independent directors and the CCIT board of directors as a whole, that such forecasts had been reasonably prepared and were consistent with the best then-available estimates and judgments of CCIT's management and SIR's management as to the future financial performance of CCIT and SIR, respectively. Hentschel & Company assumed no responsibility for and expressed no view as to such forecasts or any other forward looking information, or the assumptions on which they were based, and Hentschel & Company relied upon the assurances of CCIT's management that they are unaware of any facts that would make the information provided to or reviewed by Hentschel & Company incomplete or misleading. In rendering its opinion, Hentschel & Company expressed no view as to the reasonableness of such forward looking information or any estimate, judgment or assumption on which it was based. Hentschel & Company did not perform any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CCIT, SIR or their subsidiaries, nor was it furnished with any such valuations or appraisals. In particular, Hentschel & Company did not express any opinion as to the value of any asset or liability of CCIT, SIR or any of their respective subsidiaries, whether at current market prices as of the date of the opinion or in the future. Hentschel & Company did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of CCIT or SIR. In arriving at its opinion, Hentschel & Company did not take into account any litigation that was pending or may be brought against CCIT, SIR or any of their respective affiliates or representatives. In addition, Hentschel & Company did not evaluate the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

        For purposes of rendering its opinion, Hentschel & Company assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of CCIT, SIR or any of their subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the CCIT, SIR or any of their subsidiaries, had been made available to Hentschel & Company.

        Hentschel & Company also assumed, with the consent of the CCIT board of directors, that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Hentschel & Company, that the representations and warranties of each party set forth in the Merger Agreement were true and correct, that each party to the Merger Agreement would perform all of the covenants and agreements required to be performed by it thereunder, that all conditions to the Merger set forth in the Merger Agreement would be timely satisfied and not modified or waived, that there would be no adjustment to the Cash Consideration or the Share Consideration pursuant to the terms of the Merger Agreement, and that the Merger would be completed in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to Hentschel & Company's analyses. Hentschel & Company also assumed, with the consent of the CCIT board of directors, that any governmental, regulatory or third party consents, approvals or agreements necessary for the completion of the Merger would be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to Hentschel & Company's analyses, have an adverse effect on CCIT or SIR or the contemplated benefits of the Merger. In addition, Hentschel & Company is not a legal, accounting, regulatory or tax expert, and with the consent of the CCIT board of directors, Hentschel & Company relied, without independent verification, on the assessment of CCIT and its advisors with respect to such matters. Hentschel & Company's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Hentschel & Company, as of the date of its opinion. It should be understood that, although subsequent developments may affect Hentschel & Company's opinion and the assumptions used in preparing it, Hentschel & Company does not have any obligation to update, revise or reaffirm its opinion. Hentschel & Company did not express any view or opinion as to the price at which any share of SIR Common Shares or any other securities may trade at any time, including subsequent to the date of its opinion.

        Hentschel & Company's opinion addressed only the fairness, from a financial point of view, to the holders of CCIT Common Stock (other than the excluded shares), of the aggregate Merger Consideration to be received by CCIT stockholders in the Merger, and Hentschel & Company did not express any view as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities of CCIT, creditors or other constituencies of CCIT or its subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. Hentschel & Company was not asked to, nor did it, offer any opinion as to any other term or aspect of the Merger Agreement, any other agreement or instrument contemplated by or entered into in connection with the Merger, the form or structure of the Merger Agreement or the likely timeframe in which the Merger would be completed. In addition, Hentschel & Company expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the aggregate Merger Consideration to be received by holders of CCIT Common Stock in the Merger or with respect to the fairness of any such compensation. Hentschel & Company did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does Hentschel & Company address any legal, tax, regulatory or accounting matters, as to which Hentschel & Company understood CCIT had received such advice as CCIT deemed necessary from qualified professionals, and which advice Hentschel & Company relied upon in rendering its opinion. Furthermore, Hentschel & Company expressed no view or opinion as to the financing of the Merger or the terms or conditions upon which it might be obtained. Hentschel & Company's opinion did not address the underlying business decision of CCIT to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to CCIT. Hentschel & Company was not authorized to contact, and did not contact, any third parties to solicit indications of interest in a possible transaction involving all or a part of CCIT, and Hentschel & Company did not negotiate or hold discussions with any party concerning a possible transaction with CCIT.

  Summary of Hentschel & Company's Financial Analyses

        The following is a summary of the material financial analyses presented by Hentschel & Company to the CCIT board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Hentschel & Company, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Hentschel & Company. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Hentschel & Company, the tables must be read together with the full text of each summary and are not alone a complete description of Hentschel & Company's financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Hentschel & Company's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 30, 2014, and is not necessarily indicative of current market conditions.

        For purposes of the financial analyses summarized below, the term implied consideration value refers to a range of $10.23 to $10.32 per share based on the Cash Consideration of $10.50 per share, without interest, for those CCIT stockholders that elect to receive Cash Consideration, an exchange ratio of 0.3600 of a SIR Common Share for each share of CCIT Common Stock for those CCIT stockholders that elect to receive Share Consideration, a price per share of SIR Common Shares of $27.90, the closing price of SIR Common Shares on August 29, 2014, and a mix of aggregate Merger Consideration ranging from 40% in cash and 60% in stock to 60% in cash and 40% in stock.

  CCIT Valuation Analysis

        Hentschel & Company analyzed the value of CCIT on a per share basis based on comparable company analyses, precedent transactions analyses, a NAV analysis and a leveraged discounted cash flow analysis.

  Comparable Company Analysis

        Hentschel & Company performed comparable company analyses in analyzing the value of CCIT in connection with the preparation and delivery of its opinion. Hentschel & Company reviewed and compared publicly available information for certain publicly traded companies in the net lease REIT industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Hentschel & Company determined to be relevant to its analysis and reasonably comparable to CCIT in one or more respects. Although none of the following companies is identical or directly comparable to CCIT, Hentschel & Company chose the following selected comparable companies for its analysis because such companies had publicly traded equity securities and were deemed to be relevant for such analysis because, among other things, such companies were in the net lease REIT industry, had assets comprised primarily of office and industrial assets and had enterprise values in excess of $1.0 billion:

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  W.P. Carey Inc.

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  Lexington Realty Trust

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  Chambers Street Properties

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  Select Income REIT (pre-announcement)

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  Gramercy Property Trust Inc.

        Hentschel & Company considered and excluded one public company that met the above criteria, STAG Industrial, Inc., STAG. Hentschel & Company believed that STAG was not sufficiently comparable to CCIT because STAG's business strategy of acquiring industrial assets with short-term leases in lower quality markets was significantly different than CCIT's business strategy. Additionally, Hentschel & Company considered Monmouth Real Estate Investment Corporation, or Monmouth, as a possible comparable company even though Monmouth did not meet the above size criteria but excluded Monmouth because of its focus on industrial assets and its lack of any office assets in its portfolio.

        For each of the selected comparable companies, Hentschel & Company calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the selected comparable companies, Wall Street Research and SNL Financial. For the purposes of its analyses, Hentschel & Company reviewed a number of financial metrics, including multiples of the closing trading prices as of August 29, 2014 to the estimated per-share FFO, which is referred to below as P/FFO, per-share AFFO, which is referred to below as P/AFFO, for the next twelve months ended June 30, 2015, which is referred to below as NTM, and the capitalization rates implied by the selected comparable companies' closing trading prices, referred to below as implied cap rates, on August 29, 2014, based on the estimated NTM same-store NOI.

        Based on these analyses, Hentschel & Company observed ranges of P/FFO multiples, P/AFFO multiples and implied cap rates for the selected comparable companies as follows:

	Low	Median	Mean	Maximum
P/FFO (NTM)	10.0x	11.3x	12.9x	17.2x
P/AFFO (NTM)	11.4x	12.5x	13.2x	15.4x
Implied Cap Rate (NTM)	6.8%	7.4%	7.4%	8.6%

        Hentschel & Company's comparison of the selected comparable companies to CCIT and its analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected comparable companies and CCIT.

        Hentschel & Company selected reference ranges of price as a multiple of estimated NTM FFO per share of 11.5x to 13.5x and price as a multiple of estimated NTM AFFO per share of 12.0x to 14.0x and applied these multiples to NTM FFO and NTM AFFO projections for CCIT contained in forecasts prepared by CCIT's management and provided to Hentschel & Company. Hentschel & Company also selected a reference range of implied cap rates of 7.00% to 6.50%, and applied these implied cap rates to CCIT's projected NTM same-store NOI, also contained in the forecasts prepared by CCIT's management.

        This analysis resulted in the following implied per share equity value reference ranges for CCIT, as compared to the implied consideration value of $10.23 - $10.32 per share:

Valuation Approach	Selected Reference Range	Implied Per Share Equity Value Reference Range for CCIT	Implied Consideration Value
P/FFO (NTM)	11.5x — 13.5x	$8.48 — $9.95	$10.23 — $10.32
P/AFFO (NTM)	12.0x — 14.0x	$7.80 — $9.11	$10.23 — $10.32
Implied Cap Rate (NTM)	7.00% — 6.50%	$7.92 — $8.89	$10.23 — $10.32

  Precedent Transactions Analysis

        Hentschel & Company performed analyses of precedent transactions in analyzing the value of CCIT in connection with the preparation and delivery of its opinion. Hentschel & Company reviewed and compared publicly available information regarding the following selected transactions involving target companies in the net lease REIT industry, that had assets comprised primarily of office and industrial assets, that had enterprise values in excess of $500.0 million, and that were acquired by publicly traded companies after 2010, following the financial crisis:

Date of Announcement	Acquirer	Target
8/28/14	Brookfield Property Partners	Capital Automotive
10/23/13	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
7/25/13	W.P. Carey, Inc.	Corporate Property Associates 16, Inc.
7/2/13	American Realty Capital Properties, Inc.	American Realty Capital Trust IV, Inc.
5/28/13	American Realty Capital Properties, Inc.	CapLease, Inc.
1/22/13	Cole Credit Property Trust II, Inc.	Spirit Realty Capital, Inc.
12/17/12	American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.
9/6/12	Realty Income Corporation	American Realty Capital Trust, Inc.
2/21/12	W.P. Carey, Inc.	Corporate Property Associates 15, Inc.

        Hentschel & Company did not exclude any transactions that met the above criteria.

        For each of the selected transactions, except Brookfield Property Partners' acquisition of Capital Automotive, for which transaction metrics were not available at the time of Hentschel & Company's opinion, Hentschel & Company reviewed transaction values, based on the consideration payable in the selected transactions, as a multiple of the target company's forward annual FFO per share and forward annual AFFO per share, based on management projections contained in the SEC filings made in connection with the selected transactions and a Wall Street Research report, when management projections were not disclosed for a particular transaction. Based on these analyses, Hentschel & Company observed forward P/FFO multiples and forward P/AFFO multiples in the selected transactions as follows:

	Low	Median	Mean	Maximum
P/FFO	12.9x	14.8x	14.8x	17.0x
P/AFFO	13.1x	14.6x	14.6x	15.8x

        Hentschel & Company's comparison of the target selected transactions to CCIT and its analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the target companies in the selected transactions and CCIT.

        Hentschel & Company selected reference ranges of price as a multiple of forward FFO per share of 13.0x to 15.5x and price as a multiple of forward AFFO per share of 13.5x to 15.5x and applied these multiples to CCIT's projected NTM FFO and AFFO contained in forecasts prepared by CCIT's management.

        This analysis resulted in the following implied per share equity value reference ranges for CCIT, as compared to the implied consideration value of $10.23 - $10.32 per share:

Valuation Approach	Selected Reference Range	Implied Per Share Equity Value Reference Range for CCIT	Implied Consideration Value
P/FFO	13.0x — 15.5x	$9.58 — $11.43	$10.23 — $10.32
P/AFFO	13.5x — 15.5x	$8.78 — $10.08	$10.23 — $10.32

  Net Asset Value Analysis

        Hentschel & Company performed a NAV analysis in analyzing the value of CCIT in connection with the preparation and delivery of its opinion. Hentschel & Company obtained capitalization rate estimates from Wall Street Research reports, SEC filings and other publicly available sources for the selected comparable companies in the net lease REIT industry described above.

        For each of the selected comparable companies, Hentschel & Company calculated the arithmetic mean NAV capitalization rate, which is referred to as the NAV cap rate, based on information obtained from the Wall Street Research reports, SEC filings and other publicly available information sources. Based on these analyses, Hentschel & Company observed mean NAV cap rates ranging from 6.9% to 8.1%, with a median of 7.1%:

        Hentschel & Company's comparison of the selected comparable companies and their mean NAV cap rates with CCIT and its analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected comparable companies and CCIT.

        Hentschel & Company selected a reference range of NAV cap rates of 6.75% to 6.25%, and applied these NAV cap rates to CCIT's projected NTM same-store NOI contained in the forecasts prepared by CCIT's management to obtain estimates of the value of CCIT's real estate. Hentschel & Company then adjusted such estimated values for assets and liabilities, and divided by the number of outstanding shares of CCIT Common Stock. This analysis resulted in the following implied per share equity value reference range for CCIT, as compared to the implied consideration value of $10.23 - $10.32 per share:

Implied Per Share Equity Value Reference Range for CCIT	Implied Consideration Value
$8.38 — $9.43	$10.23 — $10.32
  Discounted Cash Flow Analysis

        Hentschel & Company performed a levered discounted cash flow or DCF analysis (also known as a dividend discount analysis) in analyzing the value of CCIT in connection with the preparation and delivery of its opinion. A levered DCF analysis estimates the present value of a company's per share equity value as the sum of the discounted present value of a company's estimated future dividends and other distributions paid per share over a period of several years and the net present value of an estimate of the company's equity value at the end of the period, also known as terminal value.

        Hentschel & Company's leveraged DCF analysis was based upon the forecasts prepared by CCIT's management and provided to Hentschel & Company covering the period from June 30, 2014 through December 31, 2018. In its levered DCF analysis, Hentschel & Company discounted to present value CCIT's projected cash distributions per share for such period and estimated the terminal values for CCIT's equity as of December 31, 2017. The projected cash distributions per share prepared by CCIT's management were based upon CCIT management's projections of aggregate funds available for distribution and, for purposes of projecting cash distributions per share, CCIT management's projections assumed that CCIT's stockholders reinvested 50% of CCIT's dividends in CCIT through its dividend reinvestment plan and that CCIT redeemed 0.5% of its outstanding shares each year. Hentschel & Company derived terminal per-share values for CCIT's real estate by dividing CCIT's projected per-share cash NOI from CCIT's real estate for the twelve months ended December 31, 2018 projected by CCIT's management by a range of selected capitalization rates, or cap rates. Hentschel & Company then adjusted the resulting estimated terminal per-share real estate values by adding non-real estate assets and subtracting debt and other liabilities to obtain estimated terminal per-share values for

CCIT's equity. Hentschel & Company then discounted such estimated terminal per-share equity values to present value and added the resulting present values to the estimated present per-share values of CCIT's projected cash distributions for the period from June 30, 2014 through December 31, 2017 to obtain estimates of CCIT's per-share equity value.

        For purposes of its analysis, Hentschel & Company selected a reference range of discount rates, reflecting estimates of CCIT's cost of equity, between 8.75% and 9.75%, and a reference range of terminal cap rates between 7.25% and 6.75%. In estimating CCIT's cost of equity, Hentschel & Company applied the Capital Asset Pricing Model, or CAPM, and in so doing considered current market data, historical rates of return for the selected comparable companies, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to the selected comparable companies. In particular, Hentschel & Company utilized a three-year unlevered asset beta of 0.62, a target debt to equity ratio of 67%, a risk-free interest rate of 2.35% and an equity risk premium of 6.7%. In selecting cap rates to apply to CCIT's 2018 NOI, Hentschel & Company considered, among other things, the NAV cap rates of the selected comparable companies which Hentschel & Company, in its judgment, adjusted for CCIT's projected operating and financial characteristics as of December 31, 2017 as projected by CCIT's management, including estimated weighted average remaining lease term and other portfolio metrics.

        Based on the methodologies, discount rate and cap rate assumptions set forth above, the levered DCF analysis resulted in the following implied per share equity value reference range for CCIT, as compared to the implied consideration value of $10.23 — $10.32 per share:

Implied per Share Equity Value Reference Range for CCIT	Implied Consideration Value
$8.29 — $9.31	$10.23 — $10.32

  SIR Valuation Analysis

        Hentschel & Company analyzed the value of SIR on a per share basis based on comparable company analyses, a leveraged DCF analysis, a NAV analysis and an analysis of the trading range of SIR's publicly traded common stock, all as compared to the closing price of SIR Common Shares on August 29, 2014, the date prior to date of Hentschel & Company's opinion, of $27.90 per share.

  Comparable Company Analysis

        Hentschel & Company performed comparable company analyses in analyzing the value of SIR in connection with the preparation and delivery of its opinion. Hentschel & Company reviewed and compared publicly available information for certain publicly traded companies in the net lease REIT industry (other than SIR), which, in the exercise of its professional judgment and based on its knowledge of the industry, Hentschel & Company determined to be relevant to its analysis and reasonably comparable to SIR in one or more respects. Although none of the following companies is identical or directly comparable to SIR, Hentschel & Company chose the following selected comparable companies for its analysis because such companies had publicly traded equity securities and were deemed to be relevant for such analysis because, among other things, such companies were in the net lease REIT industry, had assets comprised primarily of office and industrial assets and had enterprise values in excess of $1.0 billion:

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  W.P. Carey Inc.

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  Lexington Realty Trust

  •
  Chambers Street Properties

  •
  Gramercy Property Trust Inc.

        Hentschel & Company considered and excluded one public company that met the above criteria, STAG. Hentschel & Company believed that STAG was not sufficiently comparable to SIR because STAG's business strategy of acquiring industrial assets with short-term leases in lower quality markets was significantly different than SIR's business strategy. Additionally, Hentschel & Company considered Monmouth as a possible comparable company even though Monmouth did not meet the above size criteria but excluded Monmouth because of its focus on industrial assets and its lack of any office assets in its portfolio.

        For each of the selected comparable companies, Hentschel & Company calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the selected comparable companies, Wall Street Research reports and SNL Financial. For the purposes of its analyses, Hentschel & Company reviewed a number of financial metrics regarding the selected comparable companies, including NTM P/FFO and P/AFFO multiples and implied cap rates, each as of August 29, 2014.

        Based on these analyses, Hentschel & Company observed ranges for P/FFO multiples, P/AFFO multiples and implied cap rates of the selected comparable companies as follows:

	Low	Median	Mean	Maximum
P/FFO (NTM)	10.0x	13.5x	13.6x	17.2x
P/AFFO (NTM)	12.2x	13.5x	13.7x	15.4x
Implied Cap Rate (NTM)	6.8%	7.1%	7.2%	7.6%

        Hentschel & Company's comparison of selected comparable companies to SIR and its analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected comparable companies and SIR.

        Hentschel & Company selected reference ranges of price as a multiple of estimated NTM FFO per share of 10.0x to 12.0x and price as a multiple of estimated NTM AFFO per share of 10.5x to 12.5x and applied these multiples to SIR's projected FFO and AFFO projections for the twelve months ended June 30, 2015 contained in forecasts prepared by SIR's management. Hentschel & Company also selected a reference range of implied cap rates of 8.00% to 7.50%, and applied these implied cap rates to SIR's projected NTM NOI.

        This analysis resulted in the following implied per share equity value reference ranges for SIR, as compared to the closing trading price of SIR Common Shares on August 29, 2014 of $27.90 per share:

Valuation Approach	Selected Reference Range	Implied Per Share Equity Value Reference Range for SIR	SIR Per-Share Price
P/FFO (NTM)	10.0x — 12.0x	$27.68 — $33.21	$27.90
P/AFFO (NTM)	10.5x — 12.5x	$25.91 — $30.85	$27.90
Implied cap rate (NTM)	8.00% — 7.50%	$29.47 — $31.88	$27.90

  Discounted Cash Flow Analysis

        Hentschel & Company performed a levered DCF analysis in analyzing the value of SIR in connection with the preparation and delivery of its opinion. Hentschel & Company's leveraged DCF analysis was based upon the forecasts prepared by SIR's management for the period from June 30, 2014 through December 31, 2018. In its levered DCF analysis, Hentschel & Company discounted to present value SIR's projected cash distributions per share during that period and estimated the terminal values for SIR's equity as of December 31, 2017. The projected cash distributions per share prepared by SIR's management were based upon SIR management's projections of aggregate funds available for distribution and, for purposes of projecting cash distributions per share, SIR management's projections assumed that SIR sold and issued $125.0 million of new shares in each of 2015-2018 at a price based upon an NTM FFO multiple of 11.0x and an issuance cost of 4.25%. Hentschel derived terminal per-share values for SIR's real estate by dividing SIR's projected per-share cash NOI from SIR's real estate for the twelve months ended December 31, 2018 projected by SIR's management by a range of selected capitalization rates, or cap rates. Hentschel & Company then adjusted the resulting estimated terminal per-share real estate values by adding non-real estate assets and subtracting debt and other liabilities to obtain estimated terminal per-share values for SIR's equity. Hentschel & Company then discounted such estimated terminal per-share equity values to present value and added the resulting present values to the estimated present per-share values of SIR's projected cash distributions for the period from June 30, 2014 through December 31, 2017 to obtain estimates of SIR's per-share equity value.

        For purposes of its analysis, Hentschel & Company selected a reference range of discount rates, reflecting estimates of SIR's cost of equity, between 8.75% and 9.75%, and a reference range of terminal cap rates between 7.25% and 6.75%. In estimating SIR's cost of equity, Hentschel & Company applied CAPM and in so doing considered current market data, historical rates of return for the selected comparable companies, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to the selected comparable companies. In particular, Hentschel & Company utilized a three-year unlevered asset beta of 0.62, a target debt to equity ratio of 67%, a risk-free interest rate of 2.35% and an equity risk premium of 6.7%. In selecting cap rates to apply to SIR's 2018 NOI, Hentschel & Company considered, among other things, the NAV cap rates of the selected SIR comparable companies which Hentschel & Company, in its judgment, adjusted for SIR's projected operating and financial characteristics as of December 31, 2017 as projected by SIR's management, including estimated weighted average remaining lease term and other portfolio metrics.

        Based on the methodologies and discount rate and cap rate assumptions set forth above, the levered discounted cash flow analysis resulted in the following implied per share equity value reference range for SIR, as compared to the closing trading price of SIR Common Shares on August 29, 2014 of $27.90 per share:

Implied per Share Equity Value Reference Range for SIR	SIR Per-Share Price
$29.60 — $33.01	$27.90

  Net Asset Value Analysis

        Hentschel & Company reviewed and analyzed Wall Street Research analyst estimates of SIR's NAV. In performing its analysis of the Wall Street Research analyst estimates, Hentschel & Company reviewed Wall Street Research analyst estimates of SIR's NAV, which, in certain cases, included an adjustment for SIR's external management, that were in a range of $28.28 per share to $33.18 per share, as compared to the closing price of SIR Common Shares on August 29, 2014 of $27.90 per share.

  SIR Public Share Price Analysis

        Hentschel & Company performed an analysis of the public trading range of SIR Common Shares for the fifty-two weeks prior to the date of its opinion. Hentschel & Company observed that in the fifty-two weeks prior to the date of its opinion, SIR Common Shares traded at a low of $23.79 per share and a high of $31.47 per share, as compared to the closing price of SIR Common Shares on August 28, 2014 of $27.90 per share.

General

        In connection with the review of the Merger by the CCIT board of directors, Hentschel & Company performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Hentschel & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Hentschel & Company believes that selecting portions of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Hentschel & Company's analysis and opinion. In addition, Hentschel & Company may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Hentschel & Company's view of the actual value of CCIT or SIR. In performing its analyses, Hentschel & Company made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of CCIT and SIR. Any estimates contained in Hentschel & Company's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. No company used in the above analyses as a comparison is directly comparable to CCIT or SIR, and no transaction used in the above analyses as a comparison is directly comparable to the Merger.

        Hentschel & Company prepared the financial analyses described above solely for purposes of providing its opinion to the CCIT board of directors that, as of August 30, 2014 and based upon and subject to the limitations and assumptions set forth therein, the aggregate Merger Consideration to be received by holders of CCIT Common Stock (other than excluded shares) in the Merger was fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Hentschel & Company's analyses were based in part upon financial forecasts prepared by CCIT's management and SIR's management, which were and are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Hentschel & Company's analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of CCIT, SIR, Hentschel & Company or any other person assumes responsibility if future results are materially different from those forecasted by CCIT's management or SIR's management.

        Hentschel & Company was not asked to, and did not, recommend the Merger Consideration provided for in the Merger, which Merger Consideration was determined through negotiations between CCIT and SIR and was approved by the CCIT board of directors.

        Hentschel & Company's opinion and its presentation to the CCIT board of directors were one of many factors taken into consideration by the CCIT board of directors in its evaluation of the proposed Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the CCIT board of directors with respect to the Merger Consideration or whether the CCIT board of directors would have been willing to recommend other Merger Consideration.

        Hentschel & Company acted as financial advisor to the independent directors in connection with the Merger and received aggregate fees of $1.2 million in connection with the Merger, of which $0.7 million was payable at the time of Hentschel & Company's engagement and $0.5 million of which was payable upon the rendering of its opinion. None of the fees payable to Hentschel & Company were or are contingent upon the completion of the Merger. In addition, CCIT agreed to reimburse certain of Hentschel & Company's expenses and to indemnify Hentschel & Company for liabilities relating to or arising out of its engagement. Hentschel & Company did not act as a financial advisor to any party with regard to the Merger other than the independent directors of CCIT.

        Other than as related to the Merger, Hentschel & Company had no other recent financial advisory or other commercial or investment banking relationships of a material nature with CCIT, CCI Advisors, SIR or RMR. Hentschel & Company and its affiliates may in the future provide financial advice and services to affiliates of SIR for which Hentschel & Company and its affiliates would expect to receive compensation.

Certain Prospective Financial Information of CCIT

        CCIT does not as a matter of course make public long term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CCIT is including certain unaudited prospective financial information that was made available to the CCIT board of directors and SIR in connection with the evaluation of the Merger. This information was also provided to CCIT's and SIR's respective financial advisors. The inclusion of this information should not be regarded as an indication that any of CCIT, SIR, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You should review the risks and uncertainties described under the headings "Risk Factors" beginning on page 47, and "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61, of this joint proxy statement/prospectus, as well as the risks described in the periodic reports filed by CCIT with the SEC. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in CCIT's historical GAAP financial statements. Neither CCIT's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of CCIT's independent registered public accounting firm contained in this joint proxy statement/prospectus relates to CCIT's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2015 through 2018 for CCIT on a standalone basis.

	2015E	2016E	2017E	2018E
	($ in millions)
Net Operating Income	$217.2	$223.5	$228.7	$232.4
Funds From Operations	$152.6	$154.9	$156.0	$157.6
Adjusted Funds From Operations	$137.1	$143.2	$147.9	$154.2

        For purposes of the unaudited prospective financial information presented herein, NOI is calculated as rental revenues, less property expenses. FFO is a non-GAAP financial performance measure defined by NAREIT and is calculated as net income available to common stockholders, plus (i) depreciation and amortization of real estate assets, (ii) impairments of depreciable real estate assets and (iii) impairments of in substance real estate investments in investees that are driven by measureable decreases in the fair value of the depreciable real estate held by the unconsolidated joint ventures. FFO also excludes gains or losses on sales depreciable real estate and extraordinary items. AFFO is calculated as FFO plus amortization of loan cost, minus (i) non-cash revenue, (ii) tenant improvement costs and (iii) leasing commissions.

        SIR and CCIT calculate certain non-GAAP financial metrics including NOI, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures may not be directly comparable to one another. Additionally, CCIT has historically reported modified FFO, or MFFO, as a non-GAAP supplemental financial performance measure. MFFO differs from AFFO and is defined by CCIT as FFO, excluding merger and acquisition related costs.

        In preparing the foregoing unaudited projected financial information, CCIT made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual distribution levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings "Risk Factors" beginning on page 47, and "Cautionary Statement Concerning Forward Looking Statements" beginning on page 61, of this joint proxy statement/prospectus, as well as the risks described in the periodic reports filed by CCIT with the SEC, all of which are difficult to predict and many of which are beyond the control of CCIT and/or SIR and will be beyond the control of the surviving company. Accordingly, projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by CCIT's advisor that the advisor believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the Merger. CCIT stockholders and SIR shareholders are urged to review the description of CCIT's reported and anticipated results of operations and financial condition and capital resources during 2014, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in CCIT's historical consolidated financial statements and the notes thereto, each appearing in Appendix I to this joint proxy statement/prospectus.

        You should not place undue reliance on the unaudited prospective financial information set forth above. No representation is made by CCIT, SIR or any other person to any CCIT stockholder or any SIR shareholder regarding the ultimate performance of CCIT compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

        CCIT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of SIR's Trustees, Executive Officers and Manager in the Merger and Related Transactions

        SIR shareholders should be aware that certain of SIR's trustees and executive officers and SIR's manager, RMR, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of SIR shareholders generally, which may create potential conflicts of interest or the appearance thereof. The SIR board of trustees was aware of and considered these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions, and in recommending that SIR shareholders vote for the proposal to approve the SIR Share Issuance. These interests include those discussed below.

        Concurrently with the execution and delivery of the Merger Agreement, (i) SIR Merger Sub and SNH entered into the Healthcare Properties Purchase and Sale Agreement for the sale by SIR Merger Sub to SNH of the CCIT subsidiaries owning the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon closing of the Merger and (ii) CCIT and ARCP entered into the Voting Agreements with GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014. Pursuant to the Voting Agreements GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance and ARCP agreed to certain standstill provisions in which it agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months.

        RMR is the business and property manager of SIR, SNH and GOV and the personnel and various services that SIR, SNH and GOV require to operate their respective businesses are provided to them by RMR. Messrs. Barry M. Portnoy and Adam D. Portnoy are managing trustees of each of SIR, SNH and GOV and are also directors and/or officers of RMR and the beneficial owners of RMR. Mr. Jeffrey P. Somers is a trustee of SIR and a trustee of each of SNH and GOV. All of the executive officers of SIR, SNH and GOV are also employees of RMR, including Mr. David M. Blackman, SIR's President and Chief Operating Officer, who is also President and Chief Operating Officer of GOV. These individuals may hold equity in or positions with SIR, SNH, GOV and other companies to which RMR provides management services, in addition to the collective beneficial ownership by GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, of approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014.

        SIR has two management agreements with RMR for the provision of management and administrative services to SIR: (i) a business management agreement, which relates to SIR's business generally, and (ii) a property management agreement, which relates to SIR's property level operations. The annual amount of the base business management fee to be paid to RMR by SIR under its business management agreement with RMR for each applicable period is equal to the lesser of:

  •
  the sum of (a) 0.5% of the average historical cost of the SIR's real estate assets acquired from a REIT to which RMR provided business management or property management services, or the Transferred Assets, immediately prior to the contribution, sale or other transfer of such property to SIR, plus (b) 0.7% of the average historical cost of SIR's real estate investments excluding the

    Transferred Assets up to $250.0 million, plus (c) 0.5% of the average historical cost of SIR's real estate investments excluding the Transferred Assets exceeding $250.0 million; and

  •
  the sum of (a) 0.7% of the average closing price per SIR Common Share on the NYSE, during such period, multiplied by the average number of SIR Common Shares issued and outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of SIR's preferred shares issued and outstanding during such period, plus the daily weighted average of the aggregate principal amount of SIR's consolidated indebtedness during such period, or, together, the Average Market Capitalization, up to $250.0 million, plus (b) 0.5% of the Average Market Capitalization exceeding $250.0 million.

        The completion of the Merger by SIR will increase (i) the aggregate historical cost of SIR's real estate investments because of the addition of new properties, (ii) the number of SIR Common Shares issued and outstanding and (iii) the amount of SIR's consolidated indebtedness. Therefore, the completion of the Merger is expected to increase the base business management fee to be paid to RMR by SIR under its business management agreement.

        Additionally, SIR's property management agreement with RMR provides for property management fees equal to 3.0% of gross collected rents and construction supervision fees equal to 5.0% of construction costs. Following the completion of the Merger, the fees paid to RMR by SIR under its property management agreement will increase to reflect RMR's management of a larger portfolio of properties that includes properties acquired in the Merger and the rents collected and construction costs related to those properties.

        RMR also receives a base business management fee and property management fees similar to those described above under its management agreements with SNH. The completion of the Healthcare Properties Sale may similarly increase the base business management fees and property management fees to be paid by SNH to RMR.

        The Merger Agreement and Healthcare Properties Purchase and Sale Agreement were approved by the disinterested trustees of SIR. While SIR is not a party to the Voting Agreements, the Voting Agreements were approved by the disinterested trustees of SIR in connection with the ownership restrictions under SIR's declaration of trust and exclusion from the "interested stockholder provisions" of the Maryland Business Combination Act. For more information about the Healthcare Properties Sale, the conditions to the completion of the Healthcare Properties Sale and SIR's rights and obligations under that agreement, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus. For more information about the Voting Agreements, see "Related Agreements — Voting Agreements" on page 211 of this joint proxy statement/prospectus.

Interests of CCIT's Directors, Executive Officers and Advisor in the Merger and Related Transactions

        CCIT stockholders should be aware that certain of CCIT's directors and executive officers and CCIT's advisor, CCI Advisors, an indirect wholly owned subsidiary of ARCP, have interests in the Merger and the other transactions related to the Merger that are different from, or in addition to, the interests of CCIT stockholders generally, which may create potential conflicts of interest or the appearance thereof. The CCIT board of directors was aware of and considered these interests, among other matters, in approving the Merger Agreement, the Merger and the related transactions and in recommending that CCIT stockholders vote for the approval of the Merger and the other transactions contemplated by the Merger Agreement. These interests include those discussed below.

Affiliations with CCI Advisors and Affiliates

        ARCP indirectly owns and/or controls CCIT's advisor, CCI Advisors, CCIT's property manager, CREI Advisors, and CCIT's sponsor, Cole Capital®. Pursuant to the CCIT Advisory Agreement, CCIT pays CCI Advisors certain advisory, acquisition and disposition fees for services rendered and reimburses CCI Advisors for certain expenses incurred. Mr. Mark G. Selman, a director and the Chief Executive Officer and President of CCIT, and Mr. Simon J. Misselbrook, the Chief Financial Officer and Treasurer of CCIT and CCI Advisors, are employees of ARCP. Such persons are compensated by ARCP, in part, for their services to CCIT but do not and did not receive any compensation directly from CCIT.

        Concurrently with the execution and delivery of the Merger Agreement, CCIT entered into the Termination and Transition Agreement with the Cole Advisors. Among other things, the Termination and Transition Agreement provides for the termination of the CCIT Advisory Agreement at the Effective Time; however, on or after the Effective Time, CCIT or SIR Merger Sub will pay CCI Advisors the subordinated performance fee and the disposition fee set forth under the terms of the CCIT Advisory Agreement for periods through and including the Effective Time, not to exceed $14.35 million in the aggregate. For additional information on these fees and expense reimbursements provided under the Termination and Transition Agreement, see "Related Agreements — Termination and Transition Agreement" beginning on page 211 of this joint proxy statement/prospectus.

Indemnification and Insurance

        Under the terms of the Merger Agreement, for a period of six years after the Effective Time, subject to certain limitations, the surviving entity has agreed to indemnify each current and former executive officer and director of CCIT for costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and paid settlement amounts in connection with any claim, proceeding or investigation pertaining to (i) alleged actions or omissions, in such person's capacity as an executive officer or director of CCIT or (ii) the Merger Agreement and any of the transactions contemplated thereby, and will pay in advance of the final disposition of any such claim, proceeding or investigation, the expenses (including attorneys' fees) of any such person. In addition, pursuant to the terms of the Merger Agreement, prior to the Effective Time, CCIT has agreed to obtain and pay the premium for a non-cancelable extension of the coverage afforded by CCIT's existing D&O Insurance for any claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period prior to the Effective Time from one or more insurance carriers with the same or better credit rating as CCIT's current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under CCIT's existing policies and with liability limits that are no lower than the limits on CCIT's existing policies so long as the premium in the aggregate does not exceed 250% of the annual aggregate premium(s) under CCIT's existing policies. These arrangements are described in detail in the "The Merger Agreement — Covenants and Agreements — Indemnification of Directors and Officers; Insurance" beginning on page 203 of this joint proxy statement/prospectus.

        CCIT maintains indemnification agreements with (i) each of its independent directors, Messrs. Marcus E. Bromley and Randy J. Pace, each dated August 27, 2014, (ii) Mr. Simon J. Misselbrook, CCIT's Chief Financial Officer and Treasurer, and Mr. Gavin B. Brandon, CCIT's Senior Vice President of Accounting, each dated November 24, 2014, and (iii) Mr. Mark G. Selman, a director and CCIT's Chief Executive Officer and President, dated December 17, 2014. CCIT also has indemnification agreements with its former directors and officers, including Messrs. Nicholas S. Schorsch, Brian S. Block and D. Kirk McAllaster, Jr. The indemnification agreements require CCIT to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified in the agreements. In addition, the indemnification agreements require CCIT to advance reasonable expenses incurred by or on behalf of the indemnitee within ten days of the receipt by CCIT of a statement from the indemnitee requesting the advance. The indemnification agreement also requires that certain procedures be followed in order to determine whether the indemnified party is entitled to indemnification, including requiring that following a change of control of CCIT such determination must be made by independent counsel.

Security Ownership of CCIT's Directors and Executive Officers and Current Beneficial Owners

        The following table sets forth information as of December 12, 2014 regarding the beneficial ownership of CCIT's common stock by each person known by CCIT to be the beneficial owner of more than 5% of the issued and outstanding shares of CCIT Common Stock, each of CCIT's directors and executive officers, and all of CCIT's directors and executive officers as a group. The percentage of beneficial ownership is calculated based on approximately 197,605,729 shares of CCIT Common Stock issued and outstanding as of December 12, 2014. None of the shares in the following table has been pledged as security.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Class (2)
Mark G. Selman (3)	—	*
Marcus E. Bromley (4)	64,700	*
Randy J. Pace	23,786	*
Simon J. Misselbrook (5)	10,613	*
Brian S. Block (6)	—	—
D. Kirk McAllaster, Jr. (7)	—	—
Nicholas S. Schorsch (8)	—	—
All officers and directors as a group (seven persons) (3)	99,099	*

*
Less than 1.0%.

(1)
The address of each beneficial owner listed is c/o Cole Corporate Income Trust, Inc., 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within sixty days following December 12, 2014. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
Mr. Selman was appointed Chief Executive Officer and President of CCIT effective December 17, 2014.

(4)
Includes 1,566 shares held by an irrevocable trust for which Mr. Bromley serves as the trustee, as to which he disclaims beneficial ownership.

(5)
Mr. Misselbrook was appointed Chief Financial Officer and Treasurer of CCIT effective November 11, 2014.

(6)
Mr. Block served as Executive Vice President, Chief Financial Officer and Treasurer of CCIT from September 5, 2014 until October 28, 2014.

(7)
Mr. McAllaster served as Executive Vice President, Chief Financial Officer and Treasurer of CCIT from CCIT's formation in April 2010 until September 5, 2014.

(8)
Mr. Schorsch served as Chairman, Chief Executive Officer and President of CCIT from February 7, 2014 until December 12, 2014.

Regulatory Approvals Required for the Merger

        Neither SIR nor CCIT is aware of any regulatory approvals that are expected to prevent the completion of the Merger.

Accounting Treatment of the Merger

        In accordance with GAAP, SIR will account for the Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of SIR. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of SIR issued after the Merger would include CCIT assets acquired and retained by SIR in the Merger from the date the Merger is completed, but not for periods prior to the completion of the Merger.

Listing of SIR Common Shares

        SIR will use its reasonable best efforts to cause the SIR Common Shares to be issued as Share Consideration in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Approval of the listing on the NYSE of the SIR Common Shares to be issued pursuant to the SIR Share Issuance, subject to official notice of issuance, is a condition precedent to each party's obligation to complete the Merger.

Deregistration of CCIT Common Stock

        If the Merger is completed, CCIT Common Stock will cease to exist and will be deregistered under the Exchange Act, and CCIT will no longer file periodic reports with the SEC.

Restrictions on Sales of SIR Common Shares Received in the Merger

        SIR Common Shares issued pursuant to the SIR Share Issuance will not be subject to any restrictions on transfer arising under the Securities Act, except for SIR Common Shares issued to any CCIT stockholder who may be deemed to be an "affiliate" of SIR after the completion of the Merger. This joint proxy statement/prospectus does not cover resales of SIR Common Shares received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the Merger to holders of CCIT Common Stock and the material United States federal income tax considerations associated with the ownership and disposition of SIR Common Shares, including the qualification and taxation of SIR as a REIT under the Code. The sections of the Code that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. No ruling has been received from the IRS with respect to any matter described in this summary, and there can be no assurance that the IRS or a court will agree with all of the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to the Merger or SIR's acquisitions, operations, restructurings or other matters, which, if successful, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax considerations, and does not discuss any estate, gift, state, local or foreign tax considerations. For all these reasons, holders of CCIT Common Stock are urged to consult with their own tax advisors about the federal income tax and other tax consequences of the Merger and of the ownership and disposition of SIR Common Shares.

        The summary does not describe all of the particular tax considerations that might be relevant to holders of CCIT Common Stock or SIR Common Shares that are subject to special treatment under United States federal income tax law, including, for example:

  •
  a bank, insurance company or other financial institution;

  •
  a regulated investment company or REIT;

  •
  a subchapter S corporation;

  •
  a broker, dealer or trader in securities or foreign currency;

  •
  a person who marks-to-market CCIT Common Stock or SIR Common Shares;

  •
  a person who has a functional currency other than the United States dollar;

  •
  a person who acquires CCIT Common Stock or SIR Common Shares in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who acquires or owns CCIT Common Stock or SIR Common Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

  •
  a United States expatriate; or

  •
  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

        For purposes of this summary, a "U.S. shareholder" is a beneficial owner of CCIT Common Stock or SIR Common Shares, as applicable, who is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of shares who is not a U.S. shareholder. If any entity treated as a partnership for federal income tax purposes is a beneficial owner of CCIT Common Stock or SIR Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes that is a beneficial owner of CCIT Common Stock or SIR Common Shares, and the partners in such partnership (as determined for United States federal income tax purposes), are urged to consult their own tax advisors regarding the consequences of such ownership.

        THE UNITED STATES FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, TO HOLDING AND DISPOSING SIR COMMON SHARES, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF CCIT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP OF SIR COMMON SHARES AND SIR'S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material United States Federal Income Tax Consequences of the Merger

        The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Sullivan & Worcester, tax counsel to SIR, and Morris Manning, counsel to CCIT, each render an opinion that, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Sullivan & Worcester and Morris Manning have each rendered an opinion to SIR and CCIT, respectively, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinions are subject to customary exceptions, assumptions and qualifications, and are based on representations made by SIR and CCIT regarding factual matters, and on covenants undertaken by SIR and CCIT. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and will not be binding on the IRS or the courts; there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger. This discussion assumes, unless indicated otherwise, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Material United States Federal Income Tax Consequences of the Merger to Holders of CCIT Common Stock

        The United States federal income tax consequences of the Merger to a holder of CCIT Common Stock generally will depend on whether the stockholder exchanges its CCIT Common Stock for the

Cash Consideration, the Share Consideration or a combination of the Cash Consideration and the Share Consideration. Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the Merger to a holder of CCIT Common Stock will be as follows:

  •
  A stockholder who receives solely the Cash Consideration pursuant to the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of CCIT Common Stock surrendered.

  •
  A stockholder who receives solely the Share Consideration pursuant to the Merger generally will not recognize any gain or loss except in respect of any cash received instead of fractional SIR Common Shares (as discussed below).

  •
  A stockholder who receives a combination of the Cash Consideration and the Share Consideration pursuant to the Merger generally will recognize (i) gain (but not loss) in an amount equal to the lesser of (A) the amount of gain realized (i.e., the excess of the sum of the amount of cash received by the stockholder (excluding cash received instead of fractional SIR Common Shares) plus the fair market value of the SIR Common Shares received pursuant to the Merger over the stockholder's adjusted tax basis in its shares of CCIT Common Stock surrendered (excluding basis that would have been attributable to fractional SIR Common Shares instead of which cash was received)) and (B) the amount of cash received pursuant to the Merger (excluding any cash received instead of fractional SIR Common Shares) and (ii) gain or loss in respect of any cash received instead of fractional SIR Common Shares (as discussed below).

        If a stockholder acquired different blocks of CCIT Common Stock at different times or different prices, any gain or loss as described above must be determined separately for each block of CCIT Common Stock. In addition, applicable final and proposed Treasury regulations may permit a stockholder receiving a combination of the Cash Consideration and the Share Consideration pursuant to the Merger to designate particular shares of CCIT Common Stock as exchanged for the Cash Consideration and particular shares of CCIT Common Stock as exchanged for the Share Consideration. CCIT stockholders are urged to consult their tax advisors regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which cash and SIR Common Shares received in the Merger should be allocated among such stockholder's shares of CCIT Common Stock surrendered therefor.

        If, contrary to the belief of SIR and CCIT and contrary to the opinions of their respective tax counsel, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a holder of CCIT Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the cash and the fair market value of the SIR Common Shares received in the Merger and (ii) the stockholder's adjusted tax basis in its CCIT Common Stock surrendered therefor. In respect of a non-U.S. stockholder of CCIT Common Stock, some or all of the gain could be deemed effectively connected with a trade or business in the United States.

        Character of Gain or Loss.    Gain or loss recognized in connection with the Merger will generally constitute capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period with respect to the CCIT Common Stock surrendered exceeds one year at the Effective Time. Generally, long-term capital gain of noncorporate taxpayers, including individuals, is taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, for example if a holder of CCIT Common Stock actually or constructively owns SIR Common Shares other than SIR Common Shares received pursuant to the Merger or if only a small percentage of the stockholder's CCIT Common Stock is exchanged for cash, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the stockholder's ratable share of CCIT's accumulated earnings and profits as calculated for United States federal income tax purposes. Because the possibility of dividend treatment depends upon each stockholder's particular circumstances, including the application of constructive ownership rules, stockholders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

        Holding Period and Basis in SIR Common Shares.    A holder of CCIT Common Stock generally will have an aggregate tax basis in the SIR Common Shares it receives (including fractional shares deemed received and redeemed as described below) in the Merger equal to the stockholder's aggregate tax basis in its CCIT Common Stock surrendered pursuant to the Merger, increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above but excluding any gain or loss resulting from the deemed redemption of fractional shares described below), if any, recognized by the stockholder in the exchange and reduced by the amount of any cash received by the stockholder pursuant to the Merger (excluding any cash received instead of a fractional share of SIR Common Shares). The holding period of the SIR Common Shares received by a U.S. stockholder in connection with the Merger will include the holding period of the CCIT Common Stock surrendered in connection with the Merger.

        If a stockholder acquired any of its shares of CCIT Common Stock at different prices and/or at different times, Treasury regulations provide guidance on how such stockholder may allocate its tax basis to SIR Common Shares received in the Merger and the holding period of such SIR Common Shares. In addition, applicable final and proposed Treasury regulations may permit a stockholder receiving a combination of the Cash Consideration and the Share Consideration pursuant to the Merger to designate particular shares of CCIT Common Stock as exchanged for the Cash Consideration and particular shares of CCIT Common Stock as exchanged for the Share Consideration. Holders of multiple blocks of CCIT Common Stock and stockholders receiving both the Cash Consideration and the Share Consideration are urged to consult their tax advisors regarding the bases and holding periods of particular SIR Common Shares received in the Merger under applicable Treasury regulations.

        If, contrary to the belief of SIR and CCIT and contrary to the opinions of their respective tax counsel, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a holder of CCIT Common Stock that receives the Share Consideration will have an aggregate tax basis in the SIR Common Shares it receives in the Merger equal to fair market value of the SIR Common Shares and a holding period that begins on the effective date of the Merger.

        Cash Received Instead of Fractional Shares.    A stockholder who receives cash instead of fractional SIR Common Shares generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the stockholder's aggregate adjusted tax basis of the shares of CCIT Common Stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of CCIT Common Stock exceeds one year at the Effective Time.

        Additional Medicare Tax.    U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including taxable Merger Consideration), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds. U.S. stockholders should consult their tax advisors with respect to the applicability of this tax.

        Non-U.S. Stockholders.    In general, a non-U.S. stockholder will be subject to regular United States federal income tax in the same manner as a U.S. stockholder with respect to the exchange in the Merger if such non-U.S. stockholder's investment in its CCIT Common Stock is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that the non-U.S. stockholder maintains in the United States). In addition, a corporate non-U.S. stockholder that receives income that is or is deemed to be effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, which is payable in addition to regular United States federal corporate income tax.

        A non-U.S. stockholder whose investment in CCIT Common Stock is not effectively connected with the conduct of a trade or business in the United States generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Cash Consideration that is treated as dividend income as described under "— Character of Gain or Loss" above will generally be subject to United States federal income tax (and possibly also withholding) at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty.

        Information Reporting, Backup Withholding and Foreign Account Withholding.    Holders of CCIT Common Stock may under specified circumstances be subject to information reporting, backup withholding with respect to any cash received pursuant to the Merger, and foreign account withholding with respect to any Merger Consideration taxable as a dividend.

        Backup withholding will not apply to a holder of CCIT Common Stock that either (i) furnishes on an IRS Form W-9 or substantially similar form a correct taxpayer identification number and certifies that it either is not subject to backup withholding or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption or (ii) establishes on an applicable IRS Form W-8 or substantially similar form that it is a non-U.S. person. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the stockholder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

        Foreign account withholding will not apply to a holder of CCIT Common Stock that holds its CCIT Common Stock either (i) other than through a non-United States intermediary or (ii) through a non-United States intermediary that complies with specified information reporting, certification and other requirements. Non-U.S. stockholders and stockholders who hold CCIT Common Stock through a non-United States intermediary are encouraged to consult with their tax advisor regarding foreign account tax compliance.

Material United States Federal Income Tax Consequences of the Merger to CCIT and SIR

        Generally.    CCIT will not recognize any gain or loss as a result of the Merger. However, if, contrary to the belief of SIR and CCIT and contrary to the opinions of their respective tax counsel, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then CCIT would recognize gain or loss as if it sold all of its assets for the Merger Consideration plus the amount of its liabilities. Nevertheless, so long as CCIT qualifies as a REIT at the time of the Merger and through the close of its taxable year that includes the Merger, CCIT generally would not incur a United States federal income tax liability to the extent it makes appropriate distributions (including a deemed distribution of the Merger Consideration) to holders of CCIT Common Stock in an amount at least equal to the net income or gain on the deemed sale of its assets to SIR.

        Tax Liabilities and Attributes Inherited from CCIT.    As the successor by merger to CCIT, SIR would generally be liable for unpaid taxes, including penalties and interest (if any), of CCIT. In addition to SIR inheriting CCIT's tax liabilities, if CCIT has failed or fails to qualify as a REIT for federal income tax purposes and the Merger is completed, SIR could lose its REIT status should CCIT's disqualifying activities continue after the Merger. Even if SIR retains its REIT status, if CCIT loses its REIT status for a taxable year before the Merger or that includes the Merger and no relief is available, SIR would face the following tax consequences:

  •
  SIR, as the successor by merger to CCIT, would generally inherit any corporate income tax liabilities of CCIT, including penalties and interest;

  •
  SIR would be subject to tax on the built-in gain on each asset of CCIT existing at the time of the Merger if SIR were to dispose of a CCIT asset (including as part of the Healthcare Properties Sale) during a specified period (generally ten years) following the Merger; and

  •
  SIR could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate any earnings and profits accumulated by CCIT for taxable periods that it did not qualify as a REIT.

        Finally, if there is an adjustment to CCIT's real estate investment trust taxable income or dividends paid deductions, SIR could elect to use the deficiency dividend procedure in respect of preserving its predecessor CCIT's REIT status. That deficiency dividend procedure could require SIR to make significant distributions to its shareholders and to pay significant interest to the IRS.

Material United States Federal Income Tax Considerations Related to SIR Common Shares

Taxation of SIR as a REIT

        SIR has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2012. SIR's REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years. Although no assurance can be given, SIR believes that it has been organized and has operated, and will continue to be organized and will continue to operate, in a manner that qualified and will continue to qualify it to be taxed under the Code as a REIT.

        As a REIT, SIR generally is not subject to federal income tax on its net income distributed as dividends to its shareholders. Distributions to SIR's shareholders generally are included in their income as dividends to the extent of SIR's current or accumulated earnings and profits. SIR's dividends are not generally entitled to the preferential tax rates on qualified dividend income, but a portion of its dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below. No portion of any of SIR's dividends is eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient shareholder's basis in its SIR shares, and will reduce this basis. SIR's current or accumulated earnings and profits are generally allocated first to distributions made on its preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on its common shares.

        For all these purposes, SIR's distributions include cash distributions, any in kind distributions of property that it might make and deemed or constructive distributions resulting from capital market activities, as described below. In accordance with the distribution rules applicable to REITs described below, SIR may make a distribution in excess of its regular distributions to its shareholders on account of the sale of the Healthcare Properties to SNH and the gain recognized on that sale. If the special distribution is made in a combination of cash and SIR Common Shares, shareholders receiving SIR Common Shares will be treated for federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the shareholder elected to receive, and actually did receive, all cash. A shareholder that receives any SIR Common Shares pursuant to the special distribution will generally have a tax basis in such shares equal to the amount such shareholder is treated as having received in the special distribution minus the amount of cash actually received, and the holding period in such shares will begin on the day following the payment of the special distribution.

        SIR's tax counsel, Sullivan & Worcester, has provided to it an opinion that it has been organized and has qualified as a REIT under the Code for its 2012 through 2013 taxable years, and that its current investments and current and anticipated plan of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinions of SIR's counsel are conditioned upon the assumption that SIR's leases, its declaration of trust and all other legal documents to which it is or has been a party have been and will be complied with by all parties to those documents, and upon representations made by SIR as to certain factual matters relating to its organization and operations and its expected manner of operation. If this assumption or a representation is inaccurate or incomplete, the opinions of SIR's counsel may be adversely affected and may not be relied upon. The opinions of SIR's counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given by Sullivan & Worcester or SIR that SIR will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester as to SIR's qualification or taxation as a REIT will be expressed as of the date issued. SIR's counsel has no obligation to advise SIR or SIR's shareholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of SIR's counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by SIR's counsel.

        SIR's continued qualification and taxation as a REIT will depend upon its compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. While SIR believes that it will satisfy these tests, SIR's counsel does not review compliance with these tests on a continuing basis. If SIR fails to qualify as a REIT in any year, it will be subject to federal income taxation as if it were a corporation taxed under subchapter C of the Code, or a C corporation, and SIR's shareholders will be taxed like shareholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and shareholder levels. In this event, SIR could be subject to significant tax liabilities and the amount of cash available for distribution to SIR's shareholders could be reduced or eliminated.

        If SIR qualifies as a REIT and meets the tests described below, it generally will not pay federal income tax on amounts it distributes to its shareholders. However, even if SIR qualifies as a REIT, it may be subject to federal tax in the following circumstances:

  •
  SIR will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," determined by including its undistributed net capital gains, if any.

  •
  If SIR's alternative minimum taxable income exceeds its taxable income, SIR may be subject to the corporate alternative minimum tax on its items of tax preference.

  •
  If SIR has net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on this income at the highest regular corporate rate, currently 35%.

  •
  If SIR has net income from prohibited transactions — that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor — it will be subject to tax on this income at a 100% rate.

  •
  If SIR fails to satisfy the REIT asset tests described below, due to reasonable cause and not due to willful neglect, but nonetheless maintains its qualification as a REIT because of specified cure provisions, it will be subject to a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail the test.

  •
  If SIR fails to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect, but nonetheless maintains its qualification as a REIT because of specified cure provisions, it will be subject to tax at a 100% rate on the greater of the amount by which it fails the 75% or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect its profitability.

  •
  If SIR fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, it may retain its REIT qualification but will be subject to a penalty of $50,000 for each failure.

  •
  If SIR fails to distribute for any calendar year at least the sum of 85% of its REIT ordinary income for that year, 95% of its REIT capital gain net income for that year and any undistributed taxable income from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

  •
  If SIR acquires an asset from a corporation in a transaction in which its basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if SIR subsequently recognizes gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then SIR will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain SIR recognizes in the disposition.

  •
  If SIR acquires a corporation in a transaction where it succeeds to its tax attributes, to preserve its status as a REIT, SIR must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of the taxable year in which the acquisition occurs. However, if SIR fails to do so, relief provisions would allow SIR to maintain its status as a REIT provided it distributes any subsequently discovered C corporation earnings and profits and pays an interest charge in respect of the period of delayed distribution.

  •
  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A domestic taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its taxable REIT subsidiaries are determined to be priced excessively in favor of the REIT rather than on an arms' length basis.

  •
  If and to the extent SIR invests in properties in foreign jurisdictions, its income from those properties will generally be subject to tax in those jurisdictions. If SIR continues to operate as it does, then SIR will distribute all of its taxable income to its shareholders such that SIR will generally not pay federal income tax. As a result, SIR cannot recover the cost of foreign income taxes imposed on its foreign investments by claiming foreign tax credits against its federal income tax liability. Also, as a REIT, SIR cannot pass through to its shareholders any foreign tax credits.

  •
  If it is determined that CCIT failed to satisfy one or more of the REIT tests described below, the IRS might allow SIR, as CCIT's successor, the same opportunity for relief as though it were the remediating REIT. In such case, CCIT would be deemed to have retained its status as a

    REIT and the relevant penalties or sanctions for remediation would fall upon SIR in a manner comparable to the above.

        If SIR fails to qualify as a REIT or elects not to qualify as a REIT, then it will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to SIR's shareholders will not be deductible by SIR, nor will distributions be required under the Code. Also, to the extent of SIR's current and accumulated earnings and profits, all distributions to its shareholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates discussed below in "— Taxation of U.S. Shareholders" and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate shareholders. Finally, SIR will generally be disqualified from qualification as a REIT for the four taxable years following the taxable year in which the termination is effective. SIR's failure to qualify as a REIT for even one year could result in reduction or elimination of distributions to its shareholders, or in it incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes. The Code provides relief provisions under which SIR might avoid automatically ceasing to be a REIT for failure to meet specified REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

        General Requirements.    Section 856(a) of the Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

  (4)
  that is not a financial institution or an insurance company subject to special provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

  (7)
  that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

        Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need to have been met during SIR's first taxable year as a REIT. SIR believes that it has met conditions (1) through (7) during each of the requisite periods ending on or before the close of its most recently completed taxable year, and that it will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

        By reason of condition (6), SIR will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for its first taxable year as a REIT) more than 50% in value of its outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), SIR's declaration of trust restricts transfers of its shares that would otherwise result in concentrated ownership positions. In addition, if SIR complies with applicable Treasury regulations to ascertain the ownership of its outstanding shares and does not know, or by exercising reasonable diligence would not have known, that it failed condition (6), then SIR will be treated as having met condition (6). SIR's failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, SIR has complied and will continue to comply with these regulations, including requesting annually from record holders of significant percentages of its shares information regarding the ownership of its shares. Under SIR's declaration of trust, SIR shareholders are required to respond to these requests for information. A shareholder who fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of SIR shares and other information.

        For purposes of condition (6), the term "individuals" is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below in "—Taxation of Tax-Exempt Shareholders," if a REIT is a "pension-held REIT," each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT's shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

        The Code provides that SIR will not automatically fail to be a REIT if it does not meet conditions (1) through (6), provided SIR can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances SIR would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

        Wholly Owned Subsidiaries and Investments Through Partnerships.    Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. SIR believes that each of its direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of SIR's direct and indirect wholly owned subsidiaries are treated as SIR's.

        Following the Merger, SIR will be invested in real estate through one or more entities that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. Accordingly, SIR's proportionate share of the assets, liabilities and items of income of each partnership in which SIR becomes a partner will be treated as SIR's for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, SIR must take into account as a partner its share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

        Taxable REIT Subsidiaries.    SIR is permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the Code, provided that no more than 25% of the total value of its assets, at the close of each quarter, is comprised of its investments in the stock or securities of its taxable REIT subsidiaries or other nonqualified assets. Among other requirements, a taxable REIT subsidiary of SIR's must:

  (1)
  be a corporation (other than a REIT) for federal income tax purposes in which SIR directly or indirectly own shares;

  (2)
  join with SIR in making a taxable REIT subsidiary election;

  (3)
  not directly or indirectly operate or manage a lodging facility or a health care facility; and

  (4)
  not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

        In addition, any corporation (other than a REIT) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, SIR believes that it and each of its taxable REIT subsidiaries have complied with, and will continue to comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which the subsidiary's taxable REIT subsidiary election is reported as being in effect, and SIR believes that the same will be true for any taxable REIT subsidiary that it later forms or acquires.

        SIR's ownership of stock and securities in taxable REIT subsidiaries is exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for SIR's tenants without disqualifying the rents and services fees SIR receives from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from SIR, their assets, liabilities and items of income, deduction and credit generally are not imputed to SIR for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries may generally undertake third party management and development activities and activities not related to real estate.

        Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a third party tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, and if the REIT has not adequately compensated the taxable REIT subsidiary for services provided to or on behalf of the third party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the taxable REIT subsidiary. A safe harbor exception to this excise tax applies if the taxable REIT subsidiary has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. There can be no assurance that arrangements involving SIR's taxable REIT subsidiaries will not result in the imposition of one or more of these deduction limitations or excise taxes, but SIR does not believe that it or its taxable REIT subsidiaries are or will be subject to these impositions.

        Subsidiary REITs.    Following the Merger, SIR will be invested in real estate through a subsidiary that is intended to be a REIT for federal income tax purposes, HPC Highway 249 REIT, LLC, or HPC REIT, and in addition SIR may in the future invest in one or more other entities that are intended to be REITs for federal income tax purposes. Any subsidiary REIT will generally be subject to the various REIT qualification requirements and other limitations described in this summary that are applicable to SIR. CCIT believes that HPC REIT is and has been organized and operated, and SIR believes that HPC REIT will continue to operate, in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. If a subsidiary REIT were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described above, and (ii) SIR's ownership of shares in the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to SIR's ownership in corporations other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, all as described under "— Asset Tests" below. If a subsidiary REIT were to fail to qualify as a REIT, it is possible that SIR would not meet the 5% asset test, the 10% vote test or the 10% value test with respect to its interest in the subsidiary REIT, in which event SIR would fail to qualify as a REIT unless SIR could avail itself of applicable relief provisions. SIR intends to make "protective" taxable REIT subsidiary elections with respect to its subsidiary REITs and may implement other protective arrangements intended to avoid a cascading REIT failure if any of its subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such "protective" elections and other arrangements will be effective to avoid the resulting adverse consequences to SIR.

        Income Tests.    There are two gross income requirements for qualification as a REIT under the Code:

  •
  At least 75% of SIR's gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that SIR enters into to manage interest rate or price changes or currency fluctuations with respect to borrowings SIR incurs to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that SIR enters into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code) and (e) income from the repurchase or discharge of indebtedness) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property or dividends and gain from shares in other REITs. When SIR receives new capital in exchange for its shares or in a public offering of five year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of SIR's receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of SIR's gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that SIR enters into to manage interest rate or price changes or currency fluctuations with respect to borrowings SIR incurs to acquire or carry real estate assets;

    (c) any income arising from "clearly identified" hedging transactions that SIR enters into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code) and (e) income from the repurchase or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest or gains from the sale or disposition of stock, securities or real property.

        For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although SIR will use its best efforts to ensure that the income generated by its investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

        In order to qualify as "rents from real property" under Section 856 of the Code, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While SIR intends not to lease property to any party if rents from that property would not qualify as "rents from real property," application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond SIR's control. For example, a third party's ownership directly or by attribution of 10% or more by value of SIR's shares, as well as an ownership position in the stock of one of SIR's tenants which, when added to SIR's own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as "rents from real property." SIR's declaration of trust disallows transfers or purported acquisitions, directly or by attribution, of SIR shares to the extent necessary to maintain SIR's REIT status under the Code. Nevertheless, there can be no assurance that these provisions in SIR's declaration of trust will be effective to prevent SIR's REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that SIR will be able to monitor and enforce these restrictions, nor will SIR's shareholders necessarily be aware of ownership of SIR shares attributed to them under the Code's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant where the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, SIR generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom it derives no income or through one of its taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income," or UBTI, under Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as "rents from real property" so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

        SIR believes that all or substantially all of its rents have qualified and will qualify as "rents from real property" for purposes of Section 856 of the Code.

        In order to qualify as mortgage interest on real property for purposes of the 75% asset test, interest must derive from a mortgage loan secured by real property with a fair market value at the time the loan is made (reduced by any senior liens on the property) at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property (as so reduced by senior liens), the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property (as so reduced by senior liens) to the total amount of the mortgage loan.

        Absent the "foreclosure property" rules of Section 856(e) of the Code, a REIT's receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, the active, nonrental gross income from a property would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return. Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

        Other than sales of foreclosure property, any gain SIR realizes on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect SIR's ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. There can be no assurance as to whether or not the IRS might successfully assert that one or more of SIR's dispositions would be subject to the 100% penalty tax. Sections 857(b)(6)(C) and (E) of the Code provide a safe harbor pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbor is not always achievable in practice.

        SIR believes that any gain it recognizes upon future dispositions of assets, including the planned sale of the Healthcare Properties to SNH, will qualify as income that satisfies the 75% and 95% gross income tests and will not be subject to the 100% penalty tax, because SIR's (and its predecessor CCIT's) general intent has been and is to:

  •
  own its assets for investment with a view to long-term income production and capital appreciation;

  •
  engage in the business of developing, owning, leasing and managing its existing properties and acquiring, developing, owning, leasing and managing new properties; and

  •
  make occasional dispositions of its assets consistent with its long-term investment objectives.

        If SIR fails to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, SIR may nevertheless qualify as a REIT for that year if it satisfies the following requirements:

  •
  the failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after identification of the failure, SIR files a schedule describing each item of its gross income included in the 75% or the 95% gross income tests for that taxable year.

        It is impossible to state whether in all circumstances SIR would be entitled to the benefit of this relief provision for the 75% or the 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which SIR failed the 75% gross income test or the amount by which it failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect SIR's profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        Based on the discussion above, SIR believes that it has satisfied, and will continue to satisfy, the 75% and the 95% gross income tests on a continuing basis beginning with its first taxable year as a REIT.

        Asset Tests.    At the close of each quarter of each taxable year, SIR must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of the value of SIR's total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one year period commencing with receipt of the offering proceeds).

  •
  Not more than 25% of the value of SIR's total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that SIR owns may not exceed 5% of the value of SIR's total assets. In addition, SIR may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below. SIR's stock and securities in a taxable REIT subsidiary are exempted from these 5% and 10% asset tests.

  •
  No more than 25% of the value of SIR's total assets may be represented by stock or securities of taxable REIT subsidiaries.

        The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its status as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

        In addition, if SIR fails the 5% value test or the 10% vote or value tests at the close of any quarter and does not cure such failure within thirty days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within six months after the last day of the quarter in which SIR identifies the failure, it either disposes of the assets causing the failure or otherwise satisfies the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of SIR's assets at the end of the relevant quarter or (b) $10,000,000. If SIR's failure is not de minimis, or if any of the other REIT asset tests have been violated, SIR may nevertheless qualify as a REIT if (a) it provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) SIR pays a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed, currently 35%, on the net income generated by the assets causing the failure during the period of the failure and (d) within six months after the last day of the quarter in which SIR identifies the failure, it either disposes of the assets causing the failure or otherwise satisfies all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay "rents from real property," (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity and (e) any security issued by another REIT. SIR has maintained and will continue to maintain records of the value of its assets to document its compliance with the above asset tests and intends to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above.

        Based on the discussion above, SIR believes that it has satisfied, and will continue to satisfy, the above REIT asset tests on a continuing basis beginning with its first taxable year as a REIT.

        Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the Code, SIR is required to make annual distributions other than capital gain dividends to its shareholders in an amount at least equal to the excess of:

  (1)
  the sum of 90% of its "real estate investment trust taxable income" and 90% of its net income after tax, if any, from property received in foreclosure, over

  (2)
  the amount by which its noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of its "real estate investment trust taxable income."

        For these purposes, SIR's "real estate investment trust taxable income" is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and SIR's net capital gain and will generally be reduced by specified corporate level taxes that SIR pays (e.g., taxes on built-in gains or taxes on foreclosure property income).

        The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before SIR timely files its federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of SIR's beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among SIR's classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect SIR's ability to meet the distribution requirements. Taking into account SIR's distribution policies, including the dividend reinvestment plan it has adopted, SIR does not believe that it has made or will make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that SIR does not distribute all of its net capital gain and all of its real estate investment trust taxable income, as adjusted, it will be subject to federal income tax (at regular corporate rates) on undistributed amounts.

        In addition, SIR will be subject to a 4% nondeductible excise tax to the extent it fails within a calendar year to make required distributions to its shareholders of 85% of its ordinary income and 95% of its capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of SIR's taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. SIR will be treated as having sufficient earnings and profits to treat as a dividend any distribution by it up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

        If SIR does not have enough cash or other liquid assets to meet the distribution requirements, SIR may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain its REIT status. There can be no assurance that financing would be available for these purposes on favorable terms, if at all.

        SIR may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in SIR's deduction for dividends paid for the earlier year, but an interest charge would be imposed upon it for the delay in distribution.

        In addition to the other distribution requirements above, to preserve its status as a REIT, SIR is required to timely distribute all C corporation earnings and profits that it inherits from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

        SIR's initial tax bases in its assets will generally be its acquisition cost. SIR will generally depreciate its depreciable real property on a straight-line basis over forty years and its personal property over the applicable shorter periods. These depreciation schedules may vary for properties that SIR acquires through tax-free or carryover basis acquisitions, for example SIR's initial portfolio acquired from EQC, as discussed below, or the properties SIR acquires in the Merger.

        The initial tax bases and depreciation schedules for the assets SIR held immediately after its initial public offering in March 2012 depend upon whether the deemed exchange that resulted from its separation from EQC upon its initial public offering was an exchange governed by Section 351 or instead Section 1001 of the Code. SIR's tax counsel, Sullivan & Worcester, provided to SIR an opinion that the deemed exchange should be treated as an exchange governed by Section 351 of the Code, and SIR has performed and will perform its tax reporting accordingly. This opinion was conditioned upon the assumption that the transaction agreement governing SIR's separation had been and will be complied with by all parties thereto, upon the accuracy and completeness of the factual matters described in SIR's Registration Statement on Form S-11 filed in connection with its initial public offering and upon representations made by SIR and EQC as to specified factual matters. Therefore, SIR carried over EQC's tax basis and depreciation schedule in each of the assets that it received from

EQC, adjusted by the gain recognized by EQC in the deemed exchange. This conclusion regarding the applicability of Section 351 of the Code is dependent upon favorable determinations with regard to each of the following issues: (a) Section 351(e) of the Code did not apply to the deemed exchange, or else it would have disqualified the deemed exchange from Section 351 treatment altogether; and (b) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, did not apply to recharacterize SIR's cash payment to EQC in the separation in a manner that rendered the deemed exchange a Section 1001 transaction under the Code. There can be no assurance that the IRS or a court would reach the same conclusion.

        If, contrary to SIR's belief and the opinion of SIR's counsel, the deemed exchange was taxable to EQC because Section 1001 of the Code applied instead of Section 351 of the Code, then SIR would be treated as though it acquired its initial assets from EQC in a fully taxable acquisition, thereby acquiring tax bases in these assets that would be depreciable over longer depreciable lives. In that event, SIR estimates that its aggregate depreciation deductions for its initial taxable year and many taxable years thereafter would be lower. If the IRS were to successfully challenge the reported depreciation methods and the associated tax reporting, then, including for purposes of qualifying for taxation as a REIT, SIR could be required to amend its tax reports, including those sent to its shareholders, or could be required to pay deficiency dividends, including the associated interest charge, as discussed above.

        SIR is entitled to depreciation deductions from its facilities only if it is treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and SIR believes this to be the case.

Taxation of U.S. Shareholders

        For noncorporate U.S. shareholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. shareholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because SIR is not generally subject to federal income tax on the portion of SIR's real estate investment trust taxable income distributed to its shareholders, dividends on SIR's shares generally are not eligible for such preferential tax rates. As a result, SIR's ordinary dividends continue to be taxed at the higher federal income tax rates applicable to ordinary income. To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

  (1)
  long-term capital gains, if any, recognized on the disposition of SIR shares;

  (2)
  distributions by SIR designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

  (3)
  dividends by SIR attributable to dividend income, if any, received by SIR from C corporations such as taxable REIT subsidiaries;

  (4)
  dividends by SIR attributable to earnings and profits that SIR inherits from C corporations; and

  (5)
  dividends by SIR to the extent attributable to income upon which SIR has paid federal corporate income tax (such as sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

        As long as SIR qualifies as a REIT for United States federal income tax purposes, a distribution to its U.S. shareholders that SIR does not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of SIR's current or accumulated earnings and profits. Distributions made out of SIR's current or accumulated earnings and profits that it properly designates as capital gain dividends generally will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed SIR's actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

        In addition, SIR may elect to retain net capital gain income and treat it as constructively distributed. In that case:

  (1)
  SIR will be taxed at regular corporate capital gains tax rates on retained amounts;

  (2)
  each U.S. shareholder will be taxed on its designated proportionate share of SIR's retained net capital gains as though that amount were distributed and designated a capital gain dividend;

  (3)
  each U.S. shareholder will receive a credit or refund for its designated proportionate share of the tax that SIR pays;

  (4)
  each U.S. shareholder will increase its adjusted basis in its SIR shares by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. shareholder's proportionate share of the tax that SIR pays; and

  (5)
  both SIR and its corporate shareholders will make commensurate adjustments in SIR's respective earnings and profits for federal income tax purposes.

        If SIR elects to retain its net capital gains in this fashion, SIR will notify its U.S. shareholders of the relevant tax information within sixty days after the close of the affected taxable year.

        If for any taxable year SIR designates capital gain dividends for U.S. shareholders, then a portion of the capital gain dividends SIR designates will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all outstanding classes of SIR shares. SIR will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of SIR's shares.

        Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed a U.S. shareholder's adjusted basis in its SIR shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates. No U.S. shareholder may include on its federal income tax return any of SIR's net operating losses or any of SIR's capital losses.

        If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to SIR's shareholders with respect to any accelerated depreciation or other tax preference items that SIR claims.

        A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in its SIR shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in its SIR shares exceeds one year. In addition, any loss upon a sale or exchange of SIR shares held for six months or less will generally be treated as a long-term capital loss to the extent of SIR's long-term capital gain dividends paid on such shares during the holding period.

        U.S. shareholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which is calculated by including dividends on and gains from the sale or other disposition of SIR shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

        If a U.S. shareholder recognizes a loss upon a disposition of its SIR shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury regulations are written quite broadly, and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of SIR shares resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of SIR shares held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of SIR shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

        Noncorporate U.S. shareholders who borrow funds to finance their acquisition of SIR shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from SIR and, if an appropriate election is made by the shareholder, capital gain dividend distributions and qualified dividends received from SIR; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Shareholders

        The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of these rules. Tax-exempt shareholders are urged to consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to their investment in SIR shares.

        Subject to the pension-held REIT rules discussed below, SIR's distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the shareholder has not financed its acquisition of SIR shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with SIR's present intent, SIR does not hold a residual interest in a real estate mortgage investment conduit.

        Tax-exempt pension trusts that own more than 10% by value of a "pension-held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI. This percentage is equal to the ratio of:

  (1)
  the pension-held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

  (2)
  the pension-held REIT's gross income from all sources, less direct expenses related to that income,

  except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

  •
  the REIT is "predominantly held" by tax-exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement, discussed above in "— REIT Qualification Requirements," if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

        A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions contained in SIR's declaration of trust, SIR believes that it is not and will not become a pension-held REIT. However, because SIR's shares are publicly traded, SIR cannot completely control whether or not it is or will become a pension-held REIT.

        Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

        The rules governing the United States federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. Non-U.S. shareholders are urged to consult with their own tax advisors to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to their investment in SIR shares.

        In general, a non-U.S. shareholder will be subject to regular United States federal income tax in the same manner as a U.S. shareholder with respect to its investment in SIR shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in SIR shares is not effectively connected with the conduct of a trade or business in the United States.

        A distribution by SIR to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. In case of any in kind distributions of property, SIR or the applicable withholding agent will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because SIR cannot determine its current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that SIR makes and does not designate as a capital gain dividend. Notwithstanding this withholding on distributions in excess of SIR's current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in its SIR shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in its SIR shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of SIR's current and accumulated earnings and profits.

        From time to time, some of SIR's distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, as well as dividends attributable to SIR's sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (a) these dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" (such as the NYSE), both as defined by applicable Treasury regulations, and (b) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution of the applicable capital gain and United States real property interest dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to SIR's sales of United States real property interests as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. shareholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless, as discussed below, reduced by an applicable treaty. Although there can be no assurance in this regard, SIR believes that its common shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, there can be no assurance that SIR's shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which SIR qualifies as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, in respect of these amounts. The applicable withholding agent will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if SIR designates prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's United States federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

        A special "wash sale" rule may apply to a non-U.S. shareholder who owns any class of SIR shares if (a) the non-U.S. shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (b) that class of SIR shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" (such as the NYSE). Although there can be no assurance in this regard, SIR believes that its common shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, there can be no assurance that SIR's shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. It is thus anticipated that this wash sale rule will apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either SIR's common shares or any class of SIR's preferred shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of SIR shares if it (a) disposes of an interest in SIR shares during the thirty days preceding the ex-dividend date of a distribution by SIR that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (b) acquires or enters into a contract to acquire a substantially identical interest in SIR's shares, either actually or constructively through a related party, during the sixty-one day period beginning thirty days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

        If for any taxable year SIR designates capital gain dividends for its shareholders, then a portion of the capital gain dividends SIR designates will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all outstanding classes of SIR's shares.

        Tax treaties may reduce the withholding obligations on SIR's distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. shareholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's United States federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, SIR's distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any constructive distributions or in kind distributions of property, the applicable withholding agent may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

        Non-U.S. shareholders should generally be able to treat amounts SIR designates as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by SIR. In addition, a non-U.S. shareholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by SIR on such retained but constructively distributed capital gains. A non-U.S. shareholder may file for a refund from the IRS for the amount that the non-U.S. shareholder's proportionate share of tax paid by SIR exceeds its federal income tax liability on the constructively distributed capital gains.

        If SIR's shares are not "United States real property interests" within the meaning of Section 897 of the Code, then a non-U.S. shareholder's gain on sale of these shares generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. SIR's shares will not constitute a United States real property interest if it is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons. SIR believes that it has been and will remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on a sale of its SIR shares will not be subject to United States federal income taxation. However, because SIR's shares are publicly traded, there can be no assurance that SIR has been or will remain a domestically controlled REIT. If SIR is not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of its SIR shares will not be subject to United States federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the shares held by others may be redeemed, a non-U.S. shareholder's percentage interest in a class of SIR's shares may increase even if it acquires no additional shares in that class. If the gain on the sale of its SIR shares were subject to United States federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the Code. A purchaser of SIR's shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if SIR is a domestically controlled REIT. Otherwise, a purchaser of SIR shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

        Information reporting, backup withholding and foreign account withholding may apply to distributions or proceeds paid to SIR's shareholders under the circumstances discussed below. If a shareholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the shareholder would otherwise receive or own, and the shareholder may bear brokerage or other costs for this withholding procedure.

        The backup withholding rate is currently 28%. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the shareholder's federal income tax liability. A U.S. shareholder may be subject to backup withholding when it receives distributions on SIR Common Shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of SIR Common Shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

  •
  provides the U.S. shareholder's correct taxpayer identification number; and

  •
  certifies that the U.S. shareholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

        If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. shareholder. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on SIR Common Shares paid to the U.S. shareholder during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

        Distributions on SIR Common Shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on SIR Common Shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on SIR Common Shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies to the applicable withholding agent its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of SIR Common Shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of SIR Common Shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

        Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding will generally apply to payments of dividends made after June 30, 2014, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of SIR Common Shares) made after December 31, 2016. Non-U.S. shareholders and shareholders who hold SIR Common Shares through a non-United States intermediary are encouraged to consult with their tax advisor regarding foreign account tax compliance.

Other Tax Considerations

        SIR's tax treatment or that of its shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on SIR and its shareholders. Revisions to tax laws and interpretations of these laws could adversely affect SIR's ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in SIR Common Shares. SIR and its shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which SIR or its shareholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

THE MERGER AGREEMENT

        This section of this joint proxy statement/prospectus describes the material provisions of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a SIR shareholder or CCIT stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the Merger Agreement that may be important to you. You should read the full text of the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about SIR or CCIT. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of SIR and CCIT filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of SIR and CCIT file with the SEC and the other information in this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 227 of this joint proxy statement/prospectus.

Form, Effective Time and Completion of the Merger

        The Merger Agreement provides for the merger of CCIT with and into SIR Merger Sub, on and subject to the terms and conditions of the Merger Agreement. SIR Merger Sub will be the surviving entity in the Merger and, following completion of the Merger, will continue to exist as a subsidiary of SIR. The Merger will become effective upon the later of the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland or at a later date and time agreed to by SIR and CCIT and specified in the articles of merger.

        The Merger Agreement provides that the completion of the Merger will take place on the second business day following the date on which the last of the conditions to completion of the Merger (described under "The Merger Agreement — Conditions to Completion of the Merger") have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the completion of the Merger, but subject to the satisfaction or waiver of those conditions), but not before January 2, 2015.

Consideration to be Received in the Merger

Merger Consideration

        If the Merger is completed, each issued and outstanding share of CCIT Common Stock (other than shares of CCIT Common Stock owned by any wholly owned subsidiary of CCIT, SIR or any subsidiary of SIR, which will be cancelled) will be cancelled and converted into the right to receive per share either (i) $10.50 in cash, without interest, or (ii) 0.360 SIR Common Shares, each as subject to adjustment and proration in accordance with the Merger Agreement. On and subject to the terms and conditions of the Merger Agreement, CCIT stockholders may elect to receive either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. In lieu of any fractional shares, CCIT stockholders will receive cash, without interest, in an amount equal to the product of (i) such fractional part of a SIR Common Share, multiplied by (ii) the per share closing price of SIR Common Shares on the NYSE on the last full trading day prior to the closing of the Merger, as reported by Bloomberg L.P. Assuming approximately 197,817,978 shares of CCIT Common Stock are issued and outstanding at the Effective Time:

  •
  the minimum aggregate Cash Consideration payable by SIR in the Merger is approximately $830.8 million and the maximum aggregate Share Consideration payable by SIR in the Merger is approximately 42,728,683 SIR Common Shares; and

  •
  the maximum aggregate Cash Consideration payable by SIR in the Merger is approximately $1.2 billion and the minimum aggregate Share Consideration payable by SIR in the Merger is approximately 28,485,789 SIR Common Shares.

Proration of the Merger Consideration

  Cash Elections Exceed the Maximum

        The maximum number of shares of CCIT Common Stock that may be converted in the Merger into the right to receive Cash Consideration is 60% of the number of shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time (rounded down to the nearest whole share).

        If the aggregate number of shares of CCIT Common Stock for which elections to receive payment in Cash Consideration have been effectively made and not revoked, or the cash election shares, exceeds 60% of the number of shares of CCIT Common Stock issued and outstanding as of immediately prior to the Effective Time, then, notwithstanding CCIT stockholder elections, the right of CCIT stockholders so electing to receive Cash Consideration will be prorated as follows:

  •
  Cash Consideration in respect of a number of such stockholder's cash election shares equal to the product obtained by multiplying (A) the number of such stockholder's cash election shares by (B) a fraction, the numerator of which is the maximum number of shares of CCIT Common Stock that may be converted into the right to receive Cash Consideration (i.e., 60% of the number of shares of CCIT Common Stock issued and outstanding as of immediately prior to the Effective Time) and the denominator of which is the aggregate number of all cash election shares held by all CCIT stockholders, and

  •
  Share Consideration for the remaining number of such stockholder's cash election shares.

        As a result of such proration, CCIT stockholders may receive Cash Consideration or Share Consideration in amounts that are different from the amounts they elect to receive. For example, should all CCIT stockholders elect to receive Cash Consideration for all of their shares of CCIT Common Stock, a CCIT stockholder who owns 100 shares of CCIT Common Stock prior to the Effective Time would receive, notwithstanding such stockholder's election, $630.00 in cash and 14 SIR Common Shares, plus cash for any fractional shares, which in this case would equal 0.4 of a SIR Common Share multiplied by the closing share price per SIR Common Share on the NYSE for the last full trading day ending immediately prior to the Effective Time.

  Cash Elections Are Less Than the Minimum

        The minimum number of shares of CCIT Common Stock that would be converted in the Merger into the right to receive Cash Consideration is 40% of the number of shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time (rounded up to the nearest whole share).

        If the aggregate number of cash election shares is less than 40% of the number of shares of CCIT Common Stock issued and outstanding as of immediately prior to the Effective Time, the amount of such difference we refer to as the minimum cash election shortfall, then, notwithstanding CCIT stockholder elections, the right of CCIT stockholders electing to receive Share Consideration or who have not made any election will be prorated as follows:

  •
  If the aggregate number of shares of CCIT Common Stock in respect of which no election has been made, or the non-electing shares, is equal to the minimum cash election shortfall, all the non-electing shares will be converted into the right to receive the Cash Consideration.

  •
  If the aggregate number of non-electing shares is less than minimum cash election shortfall, the amount by which such number is less than the minimum cash election shortfall we refer to as the additional cash election shortfall:

  o
  All non-electing shares will be converted into the right to receive the Cash Consideration; and

  o
  All shares of CCIT Common Stock in respect of which an election to receive Share Consideration has been effectively made and not revoked, or share election shares, held by a holder will be converted into the right to receive the Cash Consideration in respect of that number of share election shares held by such holder equal to the product obtained by multiplying (x) the number of share election shares held by such holder by (y) a fraction, the numerator of which is the additional cash election shortfall and the denominator of which is the total number of share election shares, with the remaining number of shares being converted into the right to receive the Share Consideration.

  •
  If the aggregate number of non-electing shares exceeds the minimum cash election shortfall, all non-electing shares will be converted into the right to receive the Cash Consideration in respect of that number of such shares held by a holder equal to the product obtained by multiplying (x) the number of non-electing shares held by such holder by (y) a fraction, the numerator of which is minimum cash election shortfall and the denominator of which is the aggregate number of all non-electing shares, with the remaining number of shares being converted into the right to receive the Share Consideration.

        As a result of such proration, CCIT stockholders may receive Cash Consideration or Share Consideration in amounts that are different from the amounts they elect to receive. For example, should all CCIT stockholders elect to receive Share Consideration for all of their shares of CCIT Common Stock, a CCIT stockholder who owns 100 shares of CCIT Common Stock prior to the Effective Time would receive, notwithstanding such stockholder's election, $420.00 in cash and 21 SIR Common Shares, plus cash for any fractional shares, which in this case would equal 0.6 of a SIR Common Share multiplied by the closing share price per SIR Common Share on the NYSE for the last full trading day ending immediately prior to the Effective Time.

Funding of the Transaction, including the Cash Consideration

        SIR intends to finance the Cash Consideration and the fees, expenses and costs incurred in connection with the Merger and the related transactions, and to repay or refinance certain of CCIT's existing borrowings, using a combination of the following resources:

  •
  SIR's available cash on hand;

  •
  borrowings under SIR's existing revolving credit facility;

  •
  borrowings under a new credit facility for a $1.0 billion senior unsecured bridge loan; and

  •
  proceeds from the Healthcare Properties Sale.

        SIR also plans to seek longer term financing of the Merger through the issuance of senior unsecured notes, either before the Merger closes or by refinancing some or all of the borrowings listed above after the Merger closes.

        Borrowings under SIR's existing revolving credit facility are subject to customary conditions, including (i) the bring-down of SIR's representations and warranties, (ii) no default or event of default existing (or would exist immediately after giving effect to such borrowing) as of the date of the making of such borrowing and (iii) the administrative agent receiving a timely notice of borrowing from SIR. SIR's existing revolving credit facility contains various customary covenants, including financial maintenance covenants with respect to maximum leverage, minimum fixed charge coverage, maximum secured indebtedness, maximum unencumbered leverage, minimum unencumbered interest coverage ratio and minimum tangible net worth. Any failure to comply with these financial maintenance covenants would constitute a default under SIR's existing revolving credit facility, and would prevent further borrowings thereunder. Based on its financial results as of September 30, 2014, and after giving pro forma effect to the Merger and the Healthcare Properties Sale, SIR believes that it will be in compliance with these financial maintenance covenants following the completion of the Merger and the Healthcare Properties Sale.

        SIR's exercise of the "accordion" feature under the existing revolving credit facility to increase the lender commitments thereunder is subject to customary conditions, including, (i) the bring-down of SIR's representations and warranties, (ii) no default or event of default existing on the effective date of such increase and (iii) the administrative agent receiving: (A) certified copies of all corporate and other necessary action taken by SIR to authorize such increase, (B) certified copies of all corporate and other necessary action taken by each guarantor to authorize the guaranty of such increase, (C) an opinion of SIR's counsel and (D) new revolving notes executed by SIR.

        In addition to its existing revolving credit facility, SIR intends to enter into a new credit agreement for a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion. Therefore, concurrently with the execution and delivery of the Merger Agreement, SIR entered into the Commitment Letter. The commitment to provide the bridge loan facility is subject to customary conditions as set forth in the Commitment Letter, limited to: (a) the negotiation, execution and delivery by SIR and the guarantors (if any) of customary definitive documentation, based on documentation relating to SIR's existing revolving credit facility or, subject to certain conditions contained in the Commitment Letter, any amendment and replacement thereof, consistent with the terms and conditions of the Commitment Letter; (b) the payment in full of all fees, expenses and other amounts due and payable by SIR under the Commitment Letter; (c) the administrative agent receiving customary closing documentation including, legal opinions, resolutions, copies of organizational documents and other customary certificates; (d) the completion of the Merger in accordance with the Merger Agreement (without amendment, modification or waiver thereof); (e) there having been no material adverse effect (pursuant to the terms of and as defined in the Merger Agreement); (f) the administrative agent receiving all requested documentation and other information under applicable "know your customer" and anti-money laundering rules and regulations with respect to SIR; (g) SIR shall have delivered certain financial statements for CCIT and (h) the accuracy of certain representations and warranties in the definitive credit documentation and the Merger Agreement. For more information regarding the Commitment Letter and the terms and conditions thereunder, see "Related Agreements — Commitment Letter" on page 210 of this joint proxy statement/prospectus.

        Additionally, upon the completion of the Merger, SIR expects to receive approximately $509.0 million in net proceeds from SNH in connection with the Healthcare Properties Sale. For more information about the Healthcare Properties Sale, the conditions to the completion of the Healthcare Properties Sale and SIR's rights and obligations under the Healthcare Properties Purchase and Sale Agreement, see "Related Agreements — Healthcare Properties Purchase and Sale Agreement" beginning on page 210 of this joint proxy statement/prospectus.

        SIR's ability to finance the Merger, including the completion of the Healthcare Properties Sale, is not a condition to its obligation to complete the Merger.

Conversion of Shares; Surrendering CCIT Shares

        The conversion of CCIT Common Stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. In accordance with the Merger Agreement, SIR will appoint an exchange agent to handle the payment and delivery of the Merger Consideration and the cash payments to be delivered in lieu of fractional shares. Upon proper surrender of a share of CCIT Common Stock for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, the holder of such share will be entitled to receive the Merger Consideration in respect of such share of CCIT Common Stock.

Elections as to Form of Consideration; Election Form

        Concurrently with the mailing of this joint proxy statement/prospectus, each CCIT stockholder is being mailed an election form, which permits CCIT stockholders to make an election, subject to proration and certain adjustments in accordance with the Merger Agreement, between either the Cash Consideration or the Share Consideration for each share of CCIT Common Stock they own. The election form will also be mailed or otherwise made available to anyone who becomes a CCIT stockholder after December 12, 2014, but prior to the election deadline described below.

        Unless otherwise agreed by CCIT and SIR and publicly announced, the election deadline will be 5:00 p.m., New York time, on January 26, 2015 (the business day immediately prior to the scheduled date of the CCIT special meeting) and if the CCIT special meeting is adjourned or postponed, the election deadline will be extended to 5:00 p.m., New York time, on the business day immediately prior to the date to which the CCIT special meeting is adjourned or postponed.

        CCIT stockholders who wish to elect the type of Merger Consideration they receive in the Merger should carefully review and follow the instructions in the election form. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. If a CCIT stockholder does not make a valid election for cash or stock, the Merger Consideration paid to such stockholder will be in the form of SIR Common Shares, subject to adjustment as described above.

        To make a valid election, each CCIT stockholder must submit a properly completed election form actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election form. If a CCIT stockholder's shares of CCIT Common Stock are held in the name of a broker, bank or other nominee, such CCIT stockholder must follow the instructions on the election form furnished by such broker, bank or other nominee, as appropriate. The election form must be accompanied by any additional documents specified in the election form. Generally, an election may be revoked or changed by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form or the withdrawal prior to the election deadline of the documents previously provided to the exchange agent. Additionally, after a valid election is made with respect to any shares of CCIT Common Stock, any subsequent transfer of such shares will automatically revoke the election made with respect to those shares. CCIT stockholders will not be entitled to make, revoke or change any election following the election deadline.

Withholding

        All payments under the Merger Agreement are subject to applicable withholding requirements.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement (and certain will be made again as of the closing date) and do not survive the Effective Time. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, information each of SIR and CCIT filed with the SEC prior to the effective date of the Merger Agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of CCIT

        CCIT made representations and warranties in the Merger Agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, qualification to conduct business and subsidiaries;

  •
  organizational documents and exemptions from ownership limits contained therein;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the Merger Agreement, and unanimous board approval of the Merger, Merger Agreement and the other transactions contemplated thereby;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, CCIT's material agreements and leases;

  •
  SEC filings, financial statements and internal accounting controls;

  •
  absence of certain changes since January 1, 2014 and material adverse effect;

  •
  absence of certain undisclosed liabilities;

  •
  litigation;

  •
  employee benefit plans and other employment related matters;

  •
  tax matters, including qualification as a REIT;

  •
  material agreements;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  environmental matters;

  •
  intellectual property;

  •
  permits and compliance with law;

  •
  real property and leases;

  •
  disclosure documents to be filed with the SEC in connection with the Merger and this joint proxy statement/prospectus;

  •
  receipt of the opinion of Wells Fargo Securities;

  •
  insurance;

  •
  transactions with related parties;

  •
  agreements, arrangements and understandings with the Cole Advisors;

  •
  mortgage-backed securities;

  •
  mortgage loans;

  •
  broker's, finder's and investment banker's fees;

  •
  exemption of the Merger from anti-takeover statutes; and

  •
  stockholder vote required in connection with the Merger.

Representations and Warranties of SIR and SIR Merger Sub

        SIR and SIR Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, qualification to conduct business and subsidiaries;

  •
  organizational documents and exemptions from ownership limits contained therein;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the Merger Agreement, and unanimous board approval of the SIR Share Issuance, Merger, Merger Agreement and the other transactions contemplated thereby;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, SIR's material agreements and leases;

  •
  SEC filings, financial statements and internal accounting controls;

  •
  absence of certain changes since January 1, 2014 and material adverse effect;

  •
  absence of certain undisclosed liabilities;

  •
  litigation;

  •
  employee benefit plans and other employment related matters;

  •
  tax matters, including qualification as a REIT;

  •
  material agreements;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  environmental matters;

  •
  intellectual property;

  •
  permits and compliance with law;

  •
  real property and leases;

  •
  disclosure documents to be filed with the SEC in connection with the Merger and this joint proxy statement/prospectus;

  •
  receipt of the opinion of UBS;

  •
  insurance;

  •
  transactions with related parties;

  •
  mortgage-backed securities;

  •
  mortgage loans;

  •
  broker's, finder's and investment banker's fees;

  •
  exemption of the Merger from anti-takeover statutes;

  •
  shareholder vote required in connection with the SIR Share Issuance;

  •
  financing and the Healthcare Properties Sale; and

  •
  ownership and activities of SIR Merger Sub.

Definition of "Material Adverse Effect"

        Many of the representations of CCIT, SIR and SIR Merger Sub are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect). For the purposes of the Merger Agreement, "material adverse effect" means any event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) that, individually or in the aggregate, (i) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of CCIT and its subsidiaries, taken as a whole, or SIR and its subsidiaries, taken as a whole, as the case may be or (ii) will, or would reasonably be expected to, prevent or materially impair or delay the ability of CCIT, SIR or SIR Merger Sub, as the case may be, to complete the Merger before March 31, 2015. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

  •
  any failure of CCIT or SIR, as applicable, to meet any projections or forecasts or any decrease in the NAV of CCIT Common Stock or the market price of SIR Common Shares, as applicable (except any event, circumstance, change, state of fact, development or effect giving rise to or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

  •
  the negotiation, execution or announcement of the Merger Agreement, or the completion or anticipation of the Merger or other transactions contemplated by the Merger Agreement (other than for the purposes of consents and approvals referenced in SIR's and CCIT's respective representations and warranties and the closing conditions related thereto);

  •
  with respect to SIR only, the negotiation, execution or announcement of, agreements for, or the completion or anticipation of, the Healthcare Properties Sale or the financing required to complete the transactions contemplated by the Merger Agreement; or

  •
  the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Merger Agreement; or

  •
  any of the changes listed below, to the extent that such changes do not disproportionately affect CCIT and its subsidiaries, taken as a whole, or SIR and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated companies operating in the industries in which CCIT and its subsidiaries or SIR and its subsidiaries operate, as applicable:

  o
  any changes in the general conditions that affect the commercial real estate industry;

  o
  any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

  o
  any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental authority after the date the Merger Agreement was executed;

  o
  the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

  o
  earthquakes, hurricanes, floods or other natural disasters;

  o
  any damage or destruction of any CCIT property or material SIR property, as applicable, that is substantially covered by insurance and does not give rise to the right of any tenant to terminate its lease of such property or any significant portion thereof; or

  •
  changes in GAAP or the interpretation thereof.

Additionally, the Merger Agreement provides that for the purposes of the condition to closing that, as of the closing date, no event, change, effect or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect with respect to SIR since August 30, 2014, such determination shall be based on the combined businesses of SIR and CCIT, on a consolidated basis, following the closing, and without regard to the exception in the third bullet point above (providing for the exception of effects arising from the Healthcare Properties Sale or the financing required to complete the transactions contemplated by the Merger Agreement from the determination of a material adverse effect).

Conditions to Completion of the Merger

Mutual Closing Conditions

        The obligation of each of CCIT, SIR and SIR Merger Sub to complete the Merger is subject to the satisfaction or waiver, at or prior to the closing of the Merger, of the following conditions:

  •
  approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders;

  •
  approval of the SIR Share Issuance by SIR shareholders;

  •
  the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise restricting, preventing or prohibiting the completion of the Merger, the SIR Share Issuance or any of the transactions contemplated by the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective and no stop order suspending the effectiveness of such Registration Statement on Form S-4 will have been issued; and

  •
  the SIR Common Shares to be issued as Share Consideration in the Merger will have been approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of SIR

        The obligation of SIR and SIR Merger Sub to complete the Merger is subject to the satisfaction or waiver, at or prior to the closing date, of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the Merger Agreement and as of the closing date (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by CCIT regarding CCIT's organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the Merger Agreement, the absence of a material adverse effect, applicability of the Investment Company Act of 1940, the opinion from Wells Fargo Securities, certain brokers' fees and expenses, applicability of takeover statutes and the required stockholder vote to approve the Merger;

  •
  the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the closing date of representations and warranties by CCIT regarding its authorized, issued and outstanding shares of capital stock;

  •
  the accuracy of all other representations and warranties made in the Merger Agreement by CCIT (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCIT;

  •
  CCIT must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Effective Time;

  •
  no event, change, effect or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect with respect to CCIT since August 30, 2014;

  •
  CCIT must have delivered to SIR and SIR Merger Sub an officer's certificate, dated as of the closing date and signed by CCIT's chief executive officer and chief financial officer, certifying that the closing conditions described in the five preceding bullets have been satisfied;

  •
  receipt by CCIT, and delivery by CCIT to SIR, of an opinion dated as of the closing date from Morris Manning regarding CCIT's qualification and taxation as a REIT under the Code, on which SIR is entitled to rely;

  •
  receipt by SIR of an opinion dated as of the closing date from Sullivan & Worcester regarding the Merger's qualification as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  CCIT must have obtained lender consents with respect to at least ninety percent (90%) of the total principal balance of indebtedness (excluding indebtedness related to the Healthcare Properties) listed as requiring consent for SIR to assume in CCIT's disclosure letter.

Additional Closing Conditions for the Benefit of CCIT

        The obligation of CCIT to complete the Merger is subject to the satisfaction or waiver, at or prior to the closing date, of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the Merger Agreement and as of the closing date (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the Merger Agreement by SIR and SIR Merger Sub regarding their organization and subsidiaries, certain aspects of their capital structure, corporate authority relative to the Merger Agreement, the absence of a material adverse effect, applicability of the Investment Company Act of 1940, the opinion from UBS, certain brokers' fees and expenses, applicability of takeover statutes and the required shareholder vote to approve the SIR Share Issuance;

  •
  the accuracy of all other representations and warranties made in the Merger Agreement by SIR and SIR Merger Sub (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SIR;

  •
  SIR and SIR Merger Sub must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by them at or prior to the Effective Time;

  •
  no event, change, effect or development has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect with respect to SIR since August 30, 2014;

  •
  SIR must have delivered to CCIT an officer's certificate, dated as of the closing date and signed by SIR's president and chief financial officer on behalf of SIR and SIR Merger Sub, certifying that the closing conditions described in the four preceding bullets have been satisfied; and

  •
  receipt by SIR, and delivery by SIR to CCIT, of an opinion dated as of the closing date from Sullivan & Worcester, on which CCIT is entitled to rely, regarding (i) SIR's qualification and taxation as a REIT under the Code and (ii) SIR's ability to continue to meet the requirements for qualification and taxation as a REIT under the Code after the closing of the Merger; and

  •
  receipt by CCIT of an opinion dated as of the closing date from Morris Manning regarding the Merger's qualification as a "reorganization" within the meaning of Section 368(a) of the Code.

Covenants and Agreements

Conduct of Business of CCIT Pending the Merger

        CCIT has agreed to certain restrictions on itself and its subsidiaries until the earlier of the Effective Time or the valid termination of the Merger Agreement. In general, except with SIR's prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise set forth in CCIT's disclosure letter, expressly required or permitted by the Merger Agreement or required by law, CCIT has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice. CCIT has also agreed to use its commercially reasonable efforts to obtain the legal opinions of Morris Manning that are conditions to the obligations of SIR and CCIT, respectively, to complete the Merger and to deliver certain officer's certificates in connection with such opinions and the opinion of Sullivan & Worcester. Without limiting the foregoing, CCIT has also agreed that, except with SIR's prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise set forth in CCIT's disclosure letter, expressly required or permitted by the Merger Agreement or required by law, it will not, and it will not cause or permit any of its subsidiaries to:

  •
  amend or propose to amend its organizational documents or waive the stock ownership limit in its charter;

  •
  split, combine, reclassify or subdivide any shares of capital stock of CCIT or any of its subsidiaries;

  •
  with limited exceptions, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of or other ownership interests in CCIT or any of its subsidiaries other than (i) daily distributions, payable monthly in accordance with past practice for the period up to the closing date of the Merger at a rate not to exceed an annual rate of $0.65 per share of CCIT Common Stock and (ii) with SIR's consent, (which shall not be unreasonably withheld or delayed) any applicable special distribution necessary to maintain CCIT's REIT status solely on account of increases in rental income with respect to CCIT's properties in the ordinary course of business (including prepaid rent payments);

  •
  redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests of CCIT or any of its subsidiaries, except with respect to CCIT's share redemption program, if applicable;

  •
  with limited exceptions, issue, sell, pledge, dispose, encumber or grant any shares of CCIT's or any of its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of CCIT's or any of its subsidiary's capital stock or other equity interests;

  •
  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1.0 million in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except from any of its existing wholly owned subsidiaries or joint venture partners or the pending acquisitions set forth in CCIT's disclosure letter;

  •
  sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice and pursuant to CCIT's existing revolving credit facility or to joint venture partners pursuant to existing purchase rights;

  •
  incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, except for (i) indebtedness incurred under CCIT's existing revolving credit facility in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $10.0 million for working capital purposes and such additional amounts as may be necessary to complete acquisitions already under contract or subject to letters of intent, and (ii) to refinance existing loans at maturity;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, except by CCIT or a wholly owned subsidiary to CCIT or a wholly owned subsidiary and loans or advances with respect to CCIT's leases and ground leases;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material agreement, except any termination or renewal that occurs automatically under existing material contracts, the entry into modifications or amendments of any mortgage or related agreement required by the Merger Agreement or the transactions contemplated by the Merger Agreement, and as may be reasonably necessary to comply with the Merger Agreement;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any CCIT leases;

  •
  waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of CCIT or any of its subsidiaries before the same comes due in accordance with its terms;

  •
  settle or compromise, or offer or propose to settle, (i) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against CCIT or any of its subsidiaries involving an amount paid in settlement in excess of $500,000 individually or $1.0 million in the aggregate or which would include any non-monetary relief, and (ii) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of CCIT Common Stock, except with respect to legal actions pertaining to disputes relating to the Merger Agreement;

  •
  (i) hire or terminate any officer or director of CCIT or any of its subsidiaries or promote or appoint any person to a position of officer or director of CCIT or any of its subsidiaries or (ii) enter into, or adopt or become liable with respect to any employment, bonus, severance or retirement contract or other benefit plan or compensation or employee benefits arrangement;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2013, or make any change with respect to accounting policies other than in the ordinary course of business consistent with past practice, unless required by GAAP or the SEC;

  •
  enter into any new line of business;

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  knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (i) CCIT or HPC REIT to fail to qualify as a REIT or (ii) any subsidiary of CCIT (other than HPC REIT) (A) to cease to be treated as any of (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (B) that is not treated as a taxable REIT subsidiary as of the date of the Merger Agreement to be so treated;

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  unless required by law or necessary to preserve CCIT's or certain of its subsidiaries' REIT status, make or rescind any material election related to taxes, file any amendment to any material tax return, or settle or compromise any material federal, state, local or foreign tax liability, or waive or extend the statute of limitations in respect of such material taxes;

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  authorize, adopt or propose any plan of merger, liquidation, consolidation or bankruptcy reorganization, except by a CCIT subsidiary in connection with a currently pending acquisition in a manner that would not reasonably be expected to be materially adverse to CCIT or prevent or impair CCIT's ability to complete the Merger;

  •
  amend or modify the compensation terms or other obligations of CCIT contained in the engagement letters with CCIT's advisors in a manner materially adverse to CCIT, any CCIT subsidiary or SIR, or engage any other financial advisors in connection with the transactions contemplated by the Merger Agreement;

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  make any payment, distribution or transfer of assets to any of CCIT's business of property managers except as expressly contemplated by the Merger Agreement or the Termination and Transition Agreement;

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  take, or omit to take, any action if such action or omission would reasonably be expected to result in any of the general conditions or SIR's conditions to complete the Merger not to be satisfied; or

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  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of Business of SIR and SIR Merger Sub Pending the Merger

        SIR and SIR Merger Sub have agreed to certain restrictions on themselves and SIR's subsidiaries until the earlier of the Effective Time or the valid termination of the Merger Agreement. In general, except with CCIT's prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise set forth in SIR's disclosure letter, expressly required or permitted by the Merger Agreement or required by law, each of SIR and SIR Merger Sub has agreed that it will, and will cause each of its subsidiaries to use its commercially reasonable efforts to obtain the legal opinions of Sullivan & Worcester that are conditions to the obligations of CCIT, SIR and SIR Merger Sub, as applicable, to complete the Merger and to deliver certain officer's certificates in connection with such opinions and the opinion of Morris Manning. Without limiting the foregoing, each of SIR and SIR Merger Sub has also agreed that, except with CCIT's prior written approval (not to be unreasonably withheld, delayed or conditioned), or as otherwise set forth in SIR's disclosure letter, expressly required or permitted by the Merger Agreement or required by law, it will not, and it will not cause or permit any of its subsidiaries to:

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  amend or propose to amend its organizational documents in a manner that would adversely affect the completion of the Merger or adversely affect the holders of CCIT Common Stock, whose shares may be converted into SIR Common Shares, in a manner different than holders of SIR Common Shares prior to the completion of the Merger;

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  split, combine, reclassify or subdivide any shares of beneficial interest of SIR;

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  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of or other ownership interests in SIR or any of its subsidiaries, other than the declaration and payment of dividends and distributions for the period up to the Effective Time at a rate not to exceed an annual rate of $1.92 per SIR Common Share and other limited exceptions;

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  redeem, repurchase or otherwise acquire any of its shares of beneficial interest except in accordance with the share ownership and transfer restrictions under SIR's declaration of trust;

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  issue or sell any SIR Common Shares, or any options, warrants, convertible securities or other rights of any kind to acquire any SIR Common Shares, except for (i) issuances to RMR pursuant to SIR's business management agreement, (ii) issuances pursuant to SIR's equity compensation plan in the ordinary course of business consistent with past practice and (iii) any other issuances or sales of SIR Common Shares for any purpose not to exceed 8,000,000 SIR Common Shares;

  •
  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $10.0 million in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (i) as required by any of SIR's leases, (ii) from any of SIR's existing wholly owned subsidiaries or (iii) acquisitions that, after giving effect to such acquisition and all related costs, leave SIR with not less than $500.0 million in undrawn commitments under SIR's existing revolving credit facility;

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  incur, create or assume any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, except for (i) indebtedness incurred under SIR's existing revolving credit facility, as such facility may be increased, (ii) to refinance at maturity any indebtedness of SIR or its subsidiaries, (iii) indebtedness incurred by SIR or its subsidiaries in accordance with acquisitions permitted by the bullet point immediately above, (iv) indebtedness in connection with the Merger, (v) indebtedness incurred or assumed pursuant to obligations under SIR's leases or (vi) loans or advances between SIR and direct or indirect wholly owned subsidiaries;

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  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2013, or make any change with respect to accounting policies other than in the ordinary course of business consistent with past practice, unless required by GAAP or the SEC;

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  knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (i) SIR to fail to qualify as a REIT or (ii) any subsidiary of SIR (A) to cease to be treated as any of (x) a partnership or disregarded entity for United States federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (B) that is not treated as a taxable REIT subsidiary as of the date of the Merger Agreement to be so treated;

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  unless required by law or necessary to preserve SIR's REIT status, make or rescind any material election related to taxes, file any amendment to any material tax return, or settle or compromise any material federal, state, local or foreign tax liability, or waive or extend the statute of limitations in respect of such material taxes;

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  authorize, adopt or propose any plan of merger, liquidation, consolidation or bankruptcy reorganization, except as would not reasonably be expected to be materially adverse to SIR or prevent or impair SIR's ability to complete the Merger;

  •
  enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of SIR and SIR's subsidiaries to complete the Merger;

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  amend or modify the compensation terms or other obligations of SIR contained in the business management agreement with RMR in a manner financially adverse to SIR, any of SIR's subsidiaries or CCIT;

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  take, or omit to take, any action if such action or omission would reasonably be expected to result in any of the general conditions or CCIT's conditions to complete the Merger not to be satisfied; or

  •
  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation; Change in Recommendation

        CCIT has agreed, and has agreed to cause its subsidiaries and their officers and directors, managers or the equivalent and any of their other representatives, to immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to an alternative acquisition proposal (as defined below) or any inquiry or proposal that may be reasonably expected to lead to an alternative acquisition proposal, request that any such person or entity and its representatives promptly return or destroy all confidential information concerning SIR, CCIT or any of their respective subsidiaries and immediately terminate all physical and electronic data room access granted to any such person or entity or their representatives.

        Additionally, CCIT has agreed, and has agreed to cause its subsidiaries and their officers and directors, managers or the equivalent and any of their other representatives, not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any alternative acquisition proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person or entity information in connection with or for the purpose of encouraging or facilitating, an alternative acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to an alternative acquisition proposal.

        For the purposes of the Merger Agreement, "alternative acquisition proposal" means any inquiry, proposal or offer from any person or entity (other than SIR and its subsidiaries) or "group," within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of 15% or more of the consolidated assets (including equity interests in subsidiaries) of CCIT (based on the fair market value thereof, as determined in good faith by the CCIT board of directors, as applicable, after consultation with CCIT's outside financial advisors and independent accountants), as applicable, or assets comprising 15% or more of the revenues or earnings on a consolidated basis of CCIT (ii) acquisition of 15% or more of the issued and outstanding equity securities of CCIT or any class of equity securities of CCIT, (iii) tender offer or exchange offer that, if completed, would result in any person or entity beneficially owning 15% or more of any class of equity securities of CCIT, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCIT or any of its subsidiaries, (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of CCIT involved is 15% or more (in each case, other than the transactions contemplated by the Merger Agreement) or (vi) any of the foregoing types of transactions, regardless of whether they meet the stated 15% threshold, if they involve, directly or indirectly any Healthcare Properties.

        Notwithstanding the foregoing restrictions, the Merger Agreement provides that, upon the unsolicited request of a third party, CCIT may grant a limited waiver of a standstill or confidentiality agreement provision for the sole purpose of allowing a third party to make a confidential unsolicited bona fide written alternative acquisition proposal to the CCIT board of directors (directly or through CCIT's outside legal counsel or outside financial advisors) if, contemporaneously with granting such limited waiver, CCIT notifies SIR of the CCIT board of directors' determination (such notice to be made orally and confirmed in writing) and of the identity of the person or entity party to or bound by the applicable standstill or confidentiality agreement. Furthermore, (i) if at any time on or after the date of the execution and delivery of the Merger Agreement and prior to obtaining CCIT's stockholder approval for the Merger, CCIT or any of its representatives receives an unsolicited written alternative acquisition proposal from any person or entity that the CCIT board of directors determines in good faith, after consultation with CCIT's outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a superior proposal (as defined below), which alternative acquisition proposal was made in circumstances not otherwise involving a breach of the Merger Agreement and (ii) the CCIT board of directors has determined in good faith, after consultation with CCIT's outside legal counsel, that a failure to take action with respect to such alternative acquisition proposal would be inconsistent with their directors' duties under applicable Maryland law, CCIT may or cause its respective representatives to, in response to such alternative acquisition proposal, (A) contact such person or entity to clarify the terms and conditions thereof, (B) furnish, pursuant a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to SIR than the confidentiality agreement entered into between CCIT and SIR, information (including non-public information) with respect to CCIT to the person or entity who has made such alternative acquisition proposal, provided that CCIT shall prior to or concurrently with the time such information is provided to such person or entity provide to SIR any non-public information concerning CCIT or any of its subsidiaries that is provided to any person or entity given such access which was not previously provided to SIR and (C) engage in or otherwise participate in discussions or negotiations with the person or entity making such alternative acquisition proposal regarding such alternative acquisition proposal.

        Within twenty-four hours of the receipt of any alternative acquisition proposal or request for non-public information in connection therewith, as applicable, CCIT is required to (i) advise SIR in writing of the receipt of such alternative acquisition proposal and any request for confidential information in connection with such alternative acquisition proposal, the material terms of such alternative acquisition proposal or request for confidential information and the identity of the person or entity making such alternative acquisition proposal or request for confidential information and (ii) keep SIR promptly advised of all material developments (including all changes to the material terms of any alternative acquisition proposal), discussions or negotiations regarding any alternative acquisition proposal and the status of such alternative acquisition proposal. CCIT and its subsidiaries are prohibited under the Merger Agreement from entering into any confidentiality agreement that would prohibit them from providing this information to SIR.

        Except as provided below, the CCIT board of directors may not (i) fail to recommend to its stockholders that they approve the Merger or fail to include a proposal to approve the Merger in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, their recommendation that CCIT stockholders approve the Merger, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the CCIT board of directors pursuant to Rule 14d-9(f) of the Exchange Act, (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to CCIT stockholders an alternative acquisition proposal or (v) authorize, cause or permit CCIT or any of its subsidiaries to enter into any alternative acquisition agreement with respect to an alternative acquisition proposal (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to SIR than the confidentiality agreement entered into between CCIT and SIR). In this joint proxy statement/prospectus, we refer to (i) through (iv) above as an "adverse recommendation change." Notwithstanding the foregoing, prior to the time CCIT stockholders approve the Merger, the CCIT board of directors may make an adverse recommendation change and/or terminate the Merger Agreement to enter into a definitive alternative acquisition agreement that constitutes a superior proposal (as defined below), if, and only if, (A) a written alternative acquisition proposal that was not solicited in violation of CCIT's obligations above is made to CCIT by a third party and such alternative acquisition proposal is not withdrawn, and (B) prior to taking such action, the CCIT board of directors has determined in good faith (y) after consultation with the CCIT's outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland law and (z) after consultation with CCIT's outside legal counsel and outside financial advisors, that such alternative acquisition proposal constitutes a superior proposal; provided, however, that in connection with any such alternative acquisition proposal (1) CCIT has given SIR at least five business days' prior written notice of its intention to take such action (which notice shall include a copy of any documentation related to such alternative acquisition proposal), (2) SIR and CCIT have negotiated in good faith, to the extent the other party wishes to negotiate, during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such superior proposal to no longer constitute a superior proposal, (3) following the end of such notice period, the CCIT board of directors shall have considered in good faith any revisions to the Merger Agreement proposed in writing by SIR and shall have determined that, after consultation with CCIT's outside financial advisors and outside legal counsel, the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such superior proposal, CCIT shall, in each case, have delivered to SIR an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three business days. Unless the Merger Agreement has been terminated, the CCIT board of directors is required to submit the proposal to approve the Merger and the Merger Agreement to CCIT's stockholders even if the CCIT board of directors shall have effected an adverse recommendation change, and the CCIT board of directors may not submit to the vote of their stockholders any alternative acquisition proposal other than the transactions contemplated by the Merger Agreement. The CCIT board of directors may only affect an adverse recommendation change in accordance with the provisions summarized in this paragraph.

        For the purposes of the Merger Agreement, "superior proposal" means a bona fide written alternative acquisition proposal (except that, for purposes of this definition, the references in the definition of "alternative acquisition proposal" to "15%" are replaced by "100%") made by a person, entity or "group," within the meaning of Section 13(d) of the Exchange Act, on terms that the CCIT board of directors determines in good faith, after consultation with CCIT's outside financial advisors and outside legal counsel, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal that the CCIT board of directors deems relevant, including the identity of the person or entity making such proposal, any termination fees, expense reimbursement provisions and conditions to completion, as well as any changes to the terms of the Merger Agreement proposed by SIR in response to such proposal or otherwise, (i) would, if completed, result in a transaction that is more favorable to CCIT and its stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated under the Merger Agreement, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained and (iii) is reasonably likely to receive all required approvals from any governmental authority on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

        The Merger Agreement does not prohibit the CCIT board of directors from: (i) taking and disclosing to CCIT stockholders, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law or (ii) making any "stop, look and listen" communication to CCIT stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the CCIT board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland law. However, any such disclosure (other than those made pursuant to clause (ii) above) that is not an express rejection of any applicable alternative acquisition proposal or an express reaffirmation of the CCIT board of directors' recommendation that CCIT stockholders vote to approve the Merger is deemed an adverse recommendation change under the Merger Agreement.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Approvals

        SIR and CCIT agreed to prepare and cause to be filed with the SEC this joint proxy statement/prospectus and SIR agreed to prepare and file a Registration Statement on Form S-4, or Form S-4, with respect to the Merger and the SIR Share Issuance, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. SIR and CCIT also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (iii) to keep the Form S-4 effective for so long as necessary to complete the Merger unless the Merger Agreement is terminated.

        SIR and CCIT each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their shareholders and stockholders, respectively, entitled to vote at their respective shareholder and stockholder meetings and to hold such meetings as soon as practicable after the Form S-4 is declared effective. SIR further agreed to include in this joint proxy statement/prospectus the recommendation of the SIR board of trustees that SIR shareholders approve the SIR Share Issuance and to use its reasonable best efforts to obtain such approval. CCIT also agreed to include in this joint proxy statement/prospectus the recommendation of the CCIT board of directors that CCIT stockholders approve the Merger and the other transactions contemplated by the Merger Agreement and to use its reasonable best efforts to obtain such approval.

Access to Information; Confidentiality

        The Merger Agreement requires CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, to provide, with limited exceptions, to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request. However, CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, are not required to disclose to the other any information relating to the consideration, negotiation or performance of the Merger Agreement and related agreements or any information the disclosure of which would violate applicable law or any legal duty of the disclosing party.

        CCIT, SIR and SIR Merger Sub have further agreed to use their respective reasonable best efforts to minimize disruption to the businesses of the other parties that may result for requests for access, data and information, and each of them and their respective representatives will not use such access, data and information for purposes other than the completion of the Merger, the other transactions contemplated by the Merger Agreements and the Healthcare Properties Sale (including for any competitive purpose).

        CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, have agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements. However, SIR is permitted to disclose such information to its lenders and SNH, and, subject to certain limitations, SIR's lenders and SNH are permitted to use such information in connection with the transactions contemplated under the Merger Agreement and the Healthcare Properties Sale, including as part of their respective due diligence investigations.

Efforts to Complete Transactions; Consents and Approvals

        Each of CCIT, SIR and SIR Merger Sub has agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to complete and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including the taking of all actions reasonably necessary to cause the closing conditions to be satisfied, the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the Merger and the other transactions contemplated by the Merger Agreement, making all necessary registrations and filings, executing and delivering all additional instruments necessary to complete the Merger and the transactions contemplated by the Merger Agreement, and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement.

        Each of CCIT, SIR and SIR Merger Sub has agreed to provide any necessary notices to third parties and to use their commercially reasonable efforts to obtain any third party consents that are necessary, proper or advisable to complete the Merger, the other transactions contemplated by the Merger Agreement or the Healthcare Properties Sale. CCIT, SIR and SIR Merger Sub will cooperate in the preparation of government filings and submissions, and will inform each other of government inquiries, consult with each other before making submissions or filings and supply each other with all documentation pertaining to these submissions and filings. To the extent reasonably practicable, CCIT, SIR and SIR Merger Sub must give each other the opportunity to review, and consult with each other regarding, documents to be filed with government authorities in connection with the Merger Agreement and neither party may attend a meeting with government officials pertaining to the transactions contemplated by the Merger Agreement without giving the other party notice and an opportunity to participate in such a meeting.

Notification of Certain Matters; Transaction Litigation

        CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, have agreed to provide reasonably prompt notice to the other of any notice received from any governmental authority in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

        CCIT, on the one hand, and SIR and SIR Merger Sub on the other hand, have agreed to provide prompt notice to the other if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by March 31, 2015, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement or, if, to its knowledge, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.

        CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, have agreed to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party.

        CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, have agreed to provide prompt notice to the other of any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or to such party's knowledge threatened against, relating to or involving such party or any of its subsidiaries in connection with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation, including arbitration proceedings, and not to agree to a settlement of any such litigation or arbitration without the other's consent (not to be unreasonably withheld, conditioned or delayed).

Public Announcements

        SIR, SIR Merger Sub and CCIT have agreed, to the extent reasonable under the circumstances and subject to certain exceptions, that they and their respective affiliates will consult with, and receive consent (not to be unreasonably withheld) from, each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

Indemnification of Directors and Officers; Insurance

        SIR Merger Sub, as the surviving entity, has agreed to honor the obligations of CCIT with respect to indemnification, advancement of expenses and exculpation and related matters under CCIT's governing documents and any indemnification agreements in effect as of the date of the Merger Agreement. Additionally, for a period of six years after the Effective Time, pursuant to the terms of the Merger Agreement and subject to certain limitations, the surviving entity has agreed to indemnify, defend and hold harmless each officer, director or agent of CCIT covered by indemnifications provisions in CCIT's governing documents or by a separate indemnification agreement for actions or omissions pertaining to such person's capacity as an officer, director or agent of CCIT, the Merger Agreement or the transactions contemplated by the Merger Agreement. For a period of six years, the organizational documents of the surviving entity shall also contain provisions no less favorable with respect to the indemnification of such individuals than the indemnification provisions set forth in CCIT's governing documents as of the date of the Merger Agreement.

        Prior to the Effective Time, CCIT has agreed to obtain and pay for a non-cancelable extension of the coverage afforded by CCIT's existing directors' and officers' liability insurance policies covering at least six years after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as CCIT's current insurance carrier and with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under CCIT's existing policies, with limits of liability that are no lower than the limits of CCIT's existing policies, as long as the annual premium does not exceed 250% of the annual aggregate premium(s) under CCIT's existing policies.

        The Merger Agreement also provides that, in the event the surviving entity merges into any other entity and does not continue its corporate existence, liquidates, dissolves or winds-up or transfers or conveys all or substantially all of its assets, then SIR (or the successor and assigns of SIR or the surviving entity) shall assume the indemnification obligations set forth above.

Financing and Financing Cooperation; Healthcare Properties Sale

        The Merger Agreement requires SIR and SIR Merger Sub, unless they have sufficient cash from other sources to pay the Cash Consideration and otherwise complete the Merger and the other transactions contemplated by the Merger Agreement, to use their commercially reasonable efforts to (i) take all actions necessary, proper or advisable to obtain the full amount of the financing (or such portion as SIR deems necessary to satisfy its obligations under the Merger Agreement) on the terms and conditions of the Commitment Letter, (ii) maintain in effect and enforce their rights under the Commitment Letter in accordance with the terms and subject to the conditions thereof, (iii) negotiate and enter into definitive agreements with respect to the financing contemplated by the Commitment Letter on the terms and conditions contained therein and (iv) satisfy (or obtain the waiver of) all conditions within SIR's and SIR Merger Sub's control to funding contained in the Commitment Letter and complete the financing contemplated thereunder at or prior to the closing. SIR and SIR Merger Sub have agreed to inform CCIT on a reasonably current basis of the status of efforts to obtain the financing described above, including giving CCIT prompt notice upon SIR or SIR Merger Sub becoming aware of material breaches or defaults by any party to the Commitment Letter, any termination of the financing contemplated by the Commitment Letter and/or the implementation of any flex provisions in order to effect all or any portion of such financing, if such flex provisions would be reasonably expected to prevent or materially delay the closing. For more information regarding the Commitment Letter and the terms and conditions thereunder, see "Related Agreements — Commitment Letter" on page 210 of this joint proxy statement/prospectus.

        SIR and SIR Merger Sub are also prohibited from permitting any amendment, modification or waiver to the Commitment Letter that (i) would reduce the aggregate amount of financing thereunder such that SIR or SIR Merger Sub would be unable to pay the Cash Consideration, cash in lieu of any fractional SIR Common Shares or any other amounts required to be paid by SIR or SIR Merger Sub in connection with the transactions contemplated by the Merger Agreement or (ii) imposes new conditions or otherwise modifies the terms and conditions of the financing in a manner that would reasonably be expected to materially delay or prevent the closing, make the timely funding of the financing less likely to occur or relieve any of the financing sources of any of their funding commitments under the Commitment Letter. Notwithstanding the foregoing, SIR may substitute other financing or other financing sources provided that such substitution would not (and would not expand or modify the terms of the Commitment Letter in a manner that would) be reasonably expected to materially delay or prevent the closing or make the timely funding of the financing less likely to occur.

        Under the Merger Agreement, if the Commitment Letter is terminated or modified in a manner so as to materially delay or prevent the closing, or if any portion of the financing contemplated thereunder becomes unavailable (other than as a result of obtaining substitute financing as permitted in the Merger Agreement) and such portion is necessary for SIR to satisfy its obligations under the Merger Agreement, SIR must use it commercially reasonable efforts to promptly obtain alternative financing from alternative sources on terms and in an amount such that the aggregate funds (together with other financial resources of SIR and SIR Merger Sub, any remaining portion of the financing contemplated under the Commitment Letter and any proceeds from the Healthcare Properties Sale) will be sufficient to complete the transactions contemplated under the Merger Agreement, including the payment of the Cash Consideration and the refinancing of CCIT's credit agreement and other indebtedness as required under the Merger Agreement. SIR's ability to finance the Merger, including the completion of the Healthcare Properties Sale, is not a condition to its obligation to complete the Merger.

        CCIT has agreed to use its reasonable best efforts to provide all cooperation reasonably requested by SIR and SIR's lenders in connection with the financing, including (i) furnishing, and periodically updating, certain financial statements and other financial information of CCIT and its subsidiaries, (ii) using commercially reasonable efforts to provide information relevant to, or reasonably requested by SIR and its lenders for, offering materials and other customary marketing materials to complete a successful syndication or offering and participating in due diligence sessions and informational meetings with SIR, its lenders and their respective representatives, (iii) causing CCIT's independent auditors to cooperate with such financing, including by providing customary "comfort letters," customary due diligence assistance and customary consents to the inclusion of audit reports relevant marketing materials and government filings, (iv) causing CCIT's legal counsel to provide customary assistance with the due diligence activities of SIR and its lenders, including providing customary legal opinions on the closing date in connection with the financing, (v) ensuring that the financing benefits from the existing lending relationships of CCIT and its subsidiaries, (vi) assisting SIR in the preparation of any definitive financing documents and related certifications, opinions and resolutions with respect to the financing as may reasonably be requested by SIR, (vii) delivery to SIR and its lenders of certain documentation required by bank regulatory authorities, (viii) taking all corporate actions reasonably requested by SIR or its lenders to facilitate the completion of the financing and cooperating with SIR and SIR Merger Sub to satisfy the conditions precedent in the financing set forth in the Commitment Letter, (ix) taking all actions reasonably requested by SIR and its lenders in connection with the refinancing of CCIT's credit agreement and other indebtedness as required under the Merger Agreement and (x) using commercially reasonable efforts to assist SIR in procuring a public corporate credit rating and a public corporate family rating in respect of the facilities contemplated by the Commitment Letter and any debt securities offered in connection therewith. CCIT has also agreed to use its reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of its existing credit agreement and the repayment in full of all obligations thereunder and release of any liens and guarantees in connection therewith, including delivery to SIR at least five business days prior to the closing date customary payoff letters with respect to CCIT's existing credit agreement in substantially final form and in form and substance reasonably acceptable to SIR.

        CCIT has further agreed to use its reasonable best efforts to provide all cooperation reasonably requested by SIR in connection with the Healthcare Properties Sale, including (i) taking all actions and providing information related to the Healthcare Properties that is reasonably available to it to assist SNH in the preparation of any financing documents and related certifications opinions, and resolutions with respect to the Healthcare Properties Sale as may reasonably be requested by SIR and (ii) taking all corporate actions reasonably requested by SIR or SIR Merger Sub to facilitate the completion of the Healthcare Properties Sale and cooperating with SIR and SIR Merger Sub to satisfy the conditions precedent in the financing set forth in the Healthcare Properties Purchase and Sale Agreement.

Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants related to:

  •
  CCIT taking all action necessary to terminate its distribution reinvestment plan and share redemption program effective immediately prior to the Effective Time;

  •
  each of SIR and CCIT using its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  SIR taking all reasonable action necessary to cause SIR Merger Sub and the surviving entity to perform their respective obligations under the Merger Agreement and to complete the Merger on the terms of the Merger Agreement;

  •
  each of CCIT and SIR, as applicable taking all steps to ensure that any disposition of CCIT Common Stock and any acquisition of SIR Common Shares in connection with the Merger and the other transactions contemplated by the Merger Agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

  •
  at or as soon as reasonably practicable after the closing, the surviving entity using its commercially reasonable efforts to change the name of each CCIT subsidiary to remove the word "Cole" from such subsidiary's name; and

  •
  at or as soon as reasonably practicable after the closing, CCIT, on the one hand, and SIR and SIR Merger Sub, on the other hand, cooperating in good faith with one another to replace the Cole Advisors (or its applicable affiliate) as the non-member manager and/or springing member of certain of CCIT's subsidiaries.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of SIR and CCIT.

Termination by Either SIR or CCIT

        The Merger Agreement may also be terminated prior to the Effective Time by either SIR or CCIT if:

  •
  the Merger has not been completed on or before March 31, 2015; provided, that this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principle cause of, or, resulted in, the failure of the Merger to be completed on or before such date;

  •
  a governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order or other action has become final and non-appealable;

  •
  CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement at a duly held meeting (provided that this termination right will not be available to CCIT if the failure to obtain such CCIT stockholder approval was primarily due to CCIT's failure to perform any of its obligations under the Merger Agreement); or

  •
  SIR shareholders fail to approve the SIR Share Issuance at a duly held meeting (provided that this termination right will not be available to SIR if the failure to obtain such SIR shareholder approval was primarily due to SIR's failure to perform any of its obligations under the Merger Agreement).

        For the purposes of the termination rights described above, the failure of SIR to perform its obligations includes the failure of SIR Merger Sub to do so.

Termination by SIR

        The Merger Agreement may also be terminated prior to the Effective Time by SIR if:

  •
  CCIT has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement that would, or would reasonably be expected to, result in a failure of SIR's condition to completion of the Merger related to the accuracy of CCIT's representations and warranties or CCIT's material performance of or compliance with its obligations under the Merger Agreement and such breach cannot be cured by CCIT on or before March 31, 2015 or, if curable, is not cured by CCIT within twenty days after receiving written notice of such breach from SIR (provided that this termination right will not be available to SIR if SIR or SIR Merger Sub is then in breach of the Merger Agreement and such breach would result in the failure of CCIT's condition to completion of the Merger related to the accuracy of SIR's and SIR Merger Sub's representations and warranties or SIR's and SIR

    Merger Sub's material performance of or compliance with their obligations under the Merger Agreement); or

  •
  at any time prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders, (i) the CCIT board of directors has made an adverse recommendation change, (ii) following the disclosure or announcement of an alternative acquisition proposal with respect to CCIT, other than a tender offer or exchange offer described in (iii) below, the CCIT board of directors fails to reaffirm publicly its recommendation that CCIT stockholders approve the Merger and the other transactions contemplated by the Merger Agreement within five business days after SIR requests such reaffirmation in writing, (iii) a tender offer or exchange offer is commenced that would, if completed, constitute an alternative acquisition proposal and the CCIT board of directors fails to recommend against acceptance of such tender or exchange offer by CCIT stockholders within ten business days of the commencement of such tender offer or exchange offer (or of any change in the terms of such tender offer or exchange offer), (iv) the CCIT board of directors publicly announces its intention to take any of the actions in (i) through (iii) above or (v) CCIT has breached in any material respect any of its obligations under the Merger Agreement regarding solicitation of alternative acquisition proposals, to recommend through the CCIT board of directors that stockholders vote for the Merger or to use its reasonable best efforts to solicit and obtain the approval of CCIT stockholders for the Merger.

Termination by CCIT

        The Merger Agreement may be terminated prior to the Effective Time by CCIT:

  •
  if SIR or SIR Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement that would, or would reasonably be expected to, result in a failure of CCIT's condition to completion of the Merger related to the accuracy of SIR's and SIR Merger Sub's representations and warranties or SIR's and SIR Merger Sub's material performance of or compliance with their obligations under the Merger Agreement and such breach cannot be cured by SIR or SIR Merger Sub by March 31, 2015 or, if curable, is not cured by SIR or SIR Merger Sub within twenty days after receiving written notice of such breach from CCIT (provided that this termination right will not be available to CCIT if CCIT is then in breach of the Merger Agreement and such breach would result in the failure of SIR's condition to completion of the Merger related to the accuracy of CCIT's representations and warranties or CCIT's material performance of or compliance with its obligations under the Merger Agreement); and

  •
  at any time prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders in order to enter into an alternative acquisition agreement that constitutes a superior proposal that was not the result of a breach by CCIT of its obligations under the Merger Agreement, provided CCIT has complied with its obligations to give SIR an opportunity to make the other proposal and CCIT pays the termination payment described under "Termination Payment: Termination Fee and Expense Reimbursement" below prior to or concurrently with such termination.

Termination Payment: Termination Fee and Expense Reimbursement

        CCIT has agreed to reimburse SIR for expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because CCIT stockholders fail to approve the Merger and the other transactions contemplated by the Merger Agreement at a duly held meeting.

        SIR has agreed to reimburse CCIT for expenses in an aggregate amount not to exceed $20.0 million if the Merger Agreement is terminated by either CCIT or SIR because SIR shareholders fail to approve the SIR Share Issuance at a duly held meeting.

        CCIT has agreed to pay SIR a termination fee in the amount of $75.0 million (less the amount, if any, of expenses paid by CCIT to SIR) if the Merger Agreement is terminated by:

  •
  either CCIT or SIR because the Merger is not completed by March 31, 2015 and the SIR shareholder approval has been obtained, but CCIT stockholder approval has not been obtained prior to this termination, or by SIR because CCIT breached or failed to perform any of its representations, warranties, covenants or other agreements (which breach cannot be cured by March 31, 2015 or, if curable, is not cured by CCIT within twenty days of receipt by CCIT from SIR of written notice of such breach or failure), and, in each case, after August 30, 2014, an alternative acquisition proposal for 50% or more of the issued and outstanding CCIT Common Stock or CCIT's assets has been made to CCIT or any person has publicly announced an intention to make such a proposal, and such proposal or intention has not been withdrawn prior to such termination, and CCIT completes or executes a definitive agreement (which is later completed) regarding an alternative acquisition proposal for 50% or more of the issued and outstanding CCIT Common Stock or CCIT's assets within twelve months of this termination;

  •
  either CCIT or SIR because CCIT stockholders do not approve the Merger and related transactions and, after August 30, 2014, an alternative acquisition proposal for 50% or more of the issued and outstanding CCIT Common Stock or CCIT's assets has been made to CCIT or any person has publicly announced an intention to make such a proposal, and such proposal or intention has not been withdrawn prior to such termination, and CCIT completes or executes a definitive agreement (which is later completed) regarding an alternative acquisition proposal for 50% or more of the issued and outstanding CCIT Common Stock or CCIT's assets within twelve months of this termination; or

  •
  CCIT at any time prior to receiving CCIT stockholder approval for the Merger in order to enter into an alternative acquisition agreement that constitutes a superior proposal; or

  •
  SIR at any time prior to the approval of the Merger and the other transactions contemplated by the Merger Agreement by CCIT stockholders, (i) if the CCIT board of directors has made an adverse recommendation change, (ii) following the disclosure or announcement of an alternative acquisition proposal with respect to CCIT, other than a tender or exchange offer described in (iii) below, if the CCIT board of directors fails to reaffirm publicly its recommendation that CCIT stockholders approve the Merger and the other transactions contemplated by the Merger Agreement within five business days after SIR requests such reaffirmation in writing, (iii) if a tender offer or exchange offer is commenced that would, if completed, constitute an alternative acquisition proposal and the CCIT board of directors fails to recommend against acceptance of such tender or exchange offer by CCIT stockholders within ten business days of the commencement of such tender offer or exchange offer, (iv) the CCIT board of directors publicly announces its intention to take any of the actions in (i) through (iii) above or (v) CCIT has breached in any material respect any of its obligations under the Merger Agreement regarding solicitation of alternative acquisition proposals, to recommend through the CCIT board of directors that stockholders vote for the Merger or to use its reasonable best efforts to solicit and obtain the approval of CCIT stockholders for the Merger.

Miscellaneous Provisions

Amendment and Modification; Extension and Waiver

        The parties to the Merger Agreement may amend the Merger Agreement by mutual written agreement, provided that, after approval of the Merger and the other transactions contemplated by the

Merger Agreement by CCIT's stockholders or the approval of the SIR Share Issuance by SIR shareholders, no amendment may be made which by law or in accordance with the rules of any stock exchange requires further approval by CCIT's stockholders or SIR's shareholders, without the approval of such stockholders. Furthermore, no amendment may be made which would adversely affect the rights of SIR's lenders as set forth in certain provisions of the Merger Agreement.

        Prior to the Effective Time, CCIT, SIR or SIR Merger Sub may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party's compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.

Payment of Expenses

        Other than as described above under "— Termination Payment: Termination Fee and Expense Reimbursement," the Merger Agreement provides that (i) SIR shall pay or reimburse CCIT for all expenses incurred (other than fees of attorneys, accountants and advisors) in connection with printing and filing the Form S-4 and printing, filing and mailing this joint proxy statement/prospectus, (ii) SIR shall be responsible for the fees and expenses of the exchange agent and (iii) all other fees and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expenses.

Specific Performance

        The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity. However, CCIT and its subsidiaries have agreed that none of SIR's lenders have any liability to CCIT under the Merger Agreement and, accordingly, that CCIT and its subsidiaries have no rights or claims against such lenders in connection with the financing contemplated under the Commitment Letter.

Governing Law

        The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

RELATED AGREEMENTS

Commitment Letter

        Concurrently with the execution and delivery of the Merger Agreement, and to finance a portion of the Cash Consideration, the repayment of certain of CCIT's indebtedness and certain fees and expenses in connection with the Merger and related transactions, SIR entered into the Commitment Letter, as later amended, pursuant to which, on the terms, and subject to the conditions, of the Commitment Letter, Citi (or certain of its affiliates), UBS AG, Stamford Branch, UBS, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC and Morgan Stanley Bank, N.A. have committed to provide SIR a 364-day senior unsecured bridge loan facility in an aggregate principal amount of $1.0 billion. The commitment to provide the bridge loan facility is subject to customary conditions as set forth in the Commitment Letter, limited to: (a) the negotiation, execution and delivery by SIR and the guarantors (if any) of customary definitive documentation, based on documentation relating to SIR's existing revolving credit facility or, subject to certain conditions contained in the Commitment Letter, any amendment and replacement thereof, consistent with the terms and conditions of the Commitment Letter; (b) the payment in full of all fees, expenses and other amounts due and payable by SIR under the Commitment Letter; (c) the administrative agent receiving customary closing documentation including, legal opinions, resolutions, copies of organizational documents and other customary certificates; (d) the completion of the Merger in accordance with the Merger Agreement (without amendment, modification or waiver thereof); (e) there having been no material adverse effect (pursuant to the terms of and as defined in the Merger Agreement); (f) the administrative agent receiving all requested documentation and other information under applicable "know your customer" and anti-money laundering rules and regulations with respect to SIR; (g) SIR shall have delivered certain financial statements for CCIT and (h) the accuracy of certain representations and warranties in the definitive credit documentation and the Merger Agreement. The preceding summary of the Commitment Letter is subject to, and qualified in its entirety by, the full text of the Commitment Letter attached hereto as Annex C. SIR also plans to seek longer term financing of the transaction through the issue of senior unsecured notes, either before the Merger closes or by refinancing some or all of the borrowings described in the Commitment Letter after the Merger closes.

Healthcare Properties Purchase and Sale Agreement

        Concurrently with the execution and delivery of the Merger Agreement, SIR Merger Sub and SNH entered in the Healthcare Properties Purchase and Sale Agreement, which provides for the acquisition immediately upon closing of the Merger of the CCIT subsidiaries owning the Healthcare Properties for a purchase price of $539.0 million (inclusive of the assumption by SNH of certain secured debt of approximately $30.0 million). The Healthcare Properties are comprised of 23 Class A medical office buildings, which classification includes properties leased to medical providers, medical related businesses, clinics and biotech laboratory tenants. The sale of the Healthcare Properties is expected to close substantially concurrently with the closing of the Merger such that immediately upon completion of the Merger, SIR will cause the CCIT subsidiaries owning the Healthcare Properties to be transferred to SNH.

        The completion of the Healthcare Properties Sale is subject to various conditions, including the completion of the Merger and the repayment of CCIT's existing credit facility and the absence of any law, order or injunction prohibiting the completion of the Healthcare Properties Sale. SIR Merger Sub's representations, warranties and covenants under the Healthcare Properties Purchase and Sale Agreement with respect to the Healthcare Properties are based upon CCIT's representations, warranties and covenants under the Merger Agreement with respect to such properties and the CCIT subsidiaries owning such properties. Under the Healthcare Properties Purchase and Sale Agreement, SNH bears the risk of condemnation or casualty of the Healthcare Properties prior to closing and is entitled to receive any awards or insurance proceeds related thereto. SIR Merger Sub is liable for its breach of representations and warranties in an amount up to 5% of the purchase price. SNH has no right to terminate the Healthcare Properties Purchase and Sale Agreement without SIR Merger Sub's consent unless SIR and CCIT materially amend the Merger Agreement or waive any closing conditions therein, in each case, in a manner that is materially adverse to the interests of SNH. The parties have the right to specific performance to enforce the terms of the Healthcare Properties Purchase and Sale Agreement. SNH is responsible to SIR Merger Sub for any damages arising from its failure to perform its obligations under the Healthcare Properties Purchase and Sale Agreement. SIR joined as a party to the Healthcare Properties Purchase and Sale Agreement for the purpose of agreeing with SNH that (i) in the event that SIR terminates the Merger Agreement because CCIT stockholders do not approve the Merger and CCIT reimburses SIR's expenses as described above, SIR will reimburse SNH for their expenses up to $2.5 million (or if SIR's and SNH's aggregate combined expenses are in excess of $20.0 million, SIR will reimburse SNH for such lesser pro rata share of their expenses) and (ii) in the event that the Merger Agreement is terminated under circumstances where CCIT is required to pay SIR a termination fee, SIR will pay SNH a pro rata share of the net amount of such termination fee (after deduction of SIR's and SNH's aggregate combined expenses). The preceding summary of the Healthcare Properties Purchase and Sale Agreement is subject to, and qualified in its entirety by, the full text of the agreement attached hereto as Annex B.

Voting Agreements

        Concurrently with the execution and delivery of the Merger Agreement, CCIT and ARCP entered into the Voting Agreements with GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy, principals of RMR and managing trustees of SIR. These shareholders collectively beneficially owned 22,079,775.054 SIR Common Shares, or approximately 36.8% of the issued and outstanding SIR Common Shares as of December 12, 2014. Pursuant to the Voting Agreements, GOV, RMR and Messrs. Barry M. Portnoy and Adam D. Portnoy agreed to vote all SIR Common Shares beneficially owned by them in favor of the SIR Share Issuance. The Voting Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. The Voting Agreements also contain standstill provisions regarding SIR, SNH and GOV pursuant to which ARCP has agreed, among other things, not to make unsolicited proposals to acquire SIR, SNH or GOV for a period of thirty-six months. SIR is not a party to the Voting Agreements. The preceding summary of the Voting Agreements is subject to, and qualified in its entirety by, the full text of the GOV Voting Agreement and the RMR Voting Agreement attached hereto as Annex D and Annex E, respectively.

Termination and Transition Agreement

        Concurrently with the execution and delivery of the Merger Agreement, the Cole Advisors and CCIT entered into the Termination and Transition Agreement which, among other things, provides for the termination upon the Effective Time of all management agreements previously entered into by any Cole Advisor, on the one hand, and CCIT and its subsidiaries, on the other hand.

        CCI Advisors has agreed to provide certain transition services to SIR and the surviving entity, upon request by SIR, for the period following the Effective Time and ending upon the later of (i) the 90th day after the Effective Time and (ii) the 45th day after the end of SIR's fiscal quarter in which the Effective Time occurs. These transition services are to include assistance with financial reporting, transfer agency services and tax reporting. Notwithstanding the timeframe for transition services provided above, CCI Advisors has agreed that its transition services with respect to certain tax reporting matters will end on October 15, 2015. The parties to the Termination and Transition Agreement have agreed that any transition services requested beyond 250 hours in the aggregate, or that are requested outside the scope of services provided for in the agreement, will be billed out on terms agreed upon by the parties.

        Following the Effective Time and subject to certain limitations, the Cole Advisors have agreed to use their commercially reasonable efforts to assist and cooperate with SIR and the surviving entity regarding pending and future third party litigation related to CCIT or any of its subsidiaries and certain other complaints, investigations audits (including tenant audits) and other similar activities pertaining to CCIT or any of its subsidiaries related to the period prior to the Effective Time. This assistance and cooperation is subject to certain limitations designed to protect privileged information from disclosure. SIR and the surviving entity have also agreed to indemnify the Cole Advisors and their affiliates and associates against any losses or damages arising out of their provision of such assistance, which indemnification is subject to certain conditions.

        The Termination and Transition Agreement also stipulates that all fees to be paid to, and all expense reimbursement of, the Cole Advisors by CCIT, SIR and/or SIR Merger Sub shall be calculated in accordance with the CCIT Advisory Agreement and that the Subordinated Performance Fee and Disposition Fee, if any, payable under the CCIT Advisory Agreement for periods through and including the Effective Time and taking into account the transactions contemplated by the Merger Agreement shall not exceed $14.35 million in the aggregate. The preceding summary of the Termination and Transition Agreement is subject to, and qualified in its entirety by, the full text of the agreement attached hereto as Annex F.

 NO APPRAISAL RIGHTS

        As permitted by the MGCL, CCIT's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the CCIT board of directors, upon the affirmative vote of a majority of the board, determines that such rights apply. Because the CCIT board of directors has not made such a determination, CCIT stockholders are not entitled to exercise any appraisal rights.

        Under Maryland law, SIR shareholders are not entitled to appraisal rights in connection with the SIR Share Issuance.

COMPARISON OF RIGHTS OF SIR SHAREHOLDERS AND CCIT STOCKHOLDERS

General

        The rights of SIR shareholders are governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or the Maryland REIT Law, SIR's declaration of trust and bylaws and certain provisions of the MGCL that are incorporated in the Maryland REIT Law and by SIR's declaration of trust and the rights of CCIT stockholders are governed by the MGCL and CCIT's charter and bylaws. As a result of the Merger, CCIT stockholders who receive the Share Consideration will become SIR shareholders and, accordingly, the Maryland REIT Law and SIR's declaration of trust and bylaws will govern their rights. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of CCIT stockholders and the rights of SIR shareholders under the governing documents of SIR and CCIT and the above-described laws which govern SIR and CCIT.

Certain Differences Between the Rights of SIR Shareholders and CCIT Stockholders

        The following chart is only a summary of certain material differences between the rights of SIR shareholders and CCIT stockholders and does not purport to be a complete description of all of the differences. You should consult the Maryland REIT Law, the MGCL and the respective declaration of trust, charter and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of SIR and CCIT for a more complete understanding of these differences.

SIR	CCIT
Authorized Shares
Pre-Merger and Post-Merger:	Pre-Merger:
125,000,000 common shares of beneficial interest, par value $.01 per share, of which 59,959,750 were issued and outstanding as of December 12, 2014.	490,000,000 shares of common stock, par value $.01 per share, of which 197,605,729 were issued and outstanding as of December 12, 2014.
10,000,000 shares of preferred stock, par value $.01, of which none were issued and outstanding as of December 12, 2014.

SIR	CCIT
Voting Rights
Pre-Merger and Post-Merger:	Pre-Merger:

For all extraordinary transactions (merger, consolidation, sale of all or substantially all assets or dissolution) and certain amendments to the declaration of trust (other than amendments to the declaration of trust that do not require shareholder approval, such as an increase in the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest, changing the name of SIR and an amendment to qualify as a REIT under the Code), if the matter is approved by at least 60% of the trustees then in office, including 60% of the independent trustees, the affirmative vote of a majority of all the votes entitled to be cast on the matter is required for approval. If the matter is not approved by at least 60% of the trustees then in office, including 60% of the independent trustees, the affirmative vote of at least 75% of all votes entitled to be cast on the matter is required for approval. If at any time Maryland law permits its effectiveness, the affirmative vote of a majority of the votes cast on the matter is sufficient for approval by shareholders of extraordinary transactions other than amendments to the declaration of trust that do not require shareholder approval.
The affirmative vote of the holders of a majority of the issued and outstanding shares of CCIT Common Stock entitled to vote on the matter is required for approval of extraordinary transactions (merger, consolidation, conversion, statutory share exchange, sale of all or substantially all assets or dissolution) and certain amendments to the charter (other than amendments to the charter that do not require stockholder approval, such as an increase or decrease in the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock of CCIT and changing the name of CCIT).
Number and Term of Trustees/Directors
Pre-Merger and Post-Merger:	Pre-Merger:
Currently there are five members of the SIR board of trustees.	Currently there are three members of the CCIT board of directors.

The number of trustees may be changed from time to time by a majority of the entire board of trustees. A majority of the trustees must be independent trustees in accordance with the applicable listing standards of the NYSE.	The number of directors may be changed from time to time by a majority of the entire board of directors. A majority of the directors must be independent directors (as defined in the charter of CCIT).

The trustees of SIR are divided into three classes. At each annual meeting of shareholders, the successors of the class of trustees whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors are duly elected and qualified.	The directors of CCIT are elected annually for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.

SIR	CCIT
Removal of Trustees/Directors
Pre-Merger and Post-Merger:	Pre-Merger:

A trustee may be removed at any time (i) solely with cause, at a meeting of the shareholders properly called for that purpose, by the affirmative vote of the holders of not less than 75% of the shares then outstanding and entitled to vote in the election of such trustee or (ii) with or without cause by the affirmative vote of not less than 75% of the remaining trustees.
Any CCIT director, or the entire CCIT board of directors, may be removed from office at any time, by the affirmative vote of CCIT stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, subject to the rights of holders of any preferred stock to elect or remove directors.
Filling Vacancies on the Board
Pre-Merger and Post-Merger:	Pre-Merger:

Vacancies on the SIR board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy shall hold office for the remainder of the full term of the class of trustees in which the vacancy occurred.
Vacancies on the CCIT board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office (even if less than a quorum), except as may be provided by the CCIT board of directors in setting the terms of any class or series of preferred stock. Each director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred. Only independent directors can nominate replacements for vacancies among the independent directors' positions.
Limits on Ownership and Transfer of Shares
Pre-Merger and Post-Merger:	Pre-Merger:

Except with regard to EQC, RMR and its affiliates (including GOV) and any other persons exempted by the SIR board of trustees, no person shall beneficially or constructively own shares of SIR in excess of 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of SIR's outstanding shares of beneficial interest, including SIR Common Shares issued and outstanding at any time. See "Description of SIR Common Shares — Restrictions on Ownership and Transfer of Shares" beginning on page 80 of this joint proxy statement/prospectus.
Except with regard to persons exempted by the CCIT board of directors, no person shall beneficially or constructively own shares of CCIT Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of CCIT's issued and outstanding shares of CCIT Common Stock. Additionally, except with regard to persons exempted by the CCIT board of directors, no person shall beneficially or constructively own shares of CCIT capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of CCIT capital stock.
Amendments to Bylaws
Pre-Merger and Post-Merger:	Pre-Merger:
The SIR bylaws provide that the SIR board of trustees has the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make new bylaws.	The CCIT bylaws provide that the CCIT board of directors has the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make new bylaws.

SIR	CCIT
State Takeover Defense Statutes
Pre-Merger and Post-Merger:	Pre-Merger:

Under certain provisions of the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the REIT's outstanding voting shares, or an affiliate or associate of the REIT who beneficially owned 10% or more of the voting power of the REIT's then outstanding shares at any time within the preceding two years, in each case referred to as an "interested shareholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the REIT and (ii) 2/3 of the votes entitled to be cast by holders of voting shares of the REIT other than shares held by the interested shareholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. At the time of GOV's acquisition of SIR Common Shares, the SIR board of trustees adopted a resolution exempting GOV and its affiliates (as defined in the MGCL), including, without limitation, RMR, from being "interested stockholders" under the above mentioned provisions. As permitted by the MGCL, the SIR board of trustees has also adopted a resolution that any business combination between SIR and any other person is exempted from the provisions of the MGCL described above, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the
Under certain provisions of the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation's then outstanding stock at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) 2/3 of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the MGCL, the CCIT board of directors has adopted a resolution exempting from the provisions of the MGCL described above (a) any business combination between CCIT and CCI Advisors or any affiliate of CCI Advisors, (b) the Merger and (c) any business combination between CCIT and any person who becomes an "interested stockholder" of CCIT as a result of the Merger or the Merger Agreement; provided, however, that the exemptions listed in subsections (b) and (c) hereof will not apply in the event the Merger Agreement is terminated.

SIR	CCIT
interested shareholder. In connection with the approval of the Merger Agreement and related transactions, the SIR board of trustees also adopted a resolution, subject to CCIT's compliance with the terms of the Voting Agreements, exempting CCIT from being an "interested shareholder" under the above mentioned provisions for the sole and limited purposes of completing the transactions contemplated by the Merger Agreement and voting the SIR Common Shares beneficially owned by GOV and RMR as set forth in the Voting Agreements.

Under certain provisions of the MGCL, a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees may elect to be subject, by provision in its declaration of trust or bylaws or by resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a trustee, (iii) a requirement that the number of trustees be fixed only by vote of the trustees, (iv) that any and all vacancies on the board of trustees may be filled only by the remaining trustees, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of the class of trustees in which the vacancy occurred and (v) a majority requirement for the calling of a special meeting of shareholders.
Under certain provisions of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five following provisions: (i) a classified board, (ii) a 2/3 vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a special meeting of stockholders.

Through provisions in its declaration of trust and bylaws, SIR (i) has a classified board, (ii) requires vacancies on the board to be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and provides that any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred, (iii) allows the number of trustees to be fixed only by a vote of the trustees, provided that the number is not less than three and (iv) allows special meetings of shareholders to only be called by a majority of the trustees then in office.
CCIT's charter provides that, pursuant to the MGCL, except as may be provided by the CCIT board of directors in setting the terms of any class or series of preferred stock, vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the charter and bylaws unrelated to the foregoing provisions of the MGCL, CCIT allows the number of directors to be fixed only by vote of the directors.

SIR	CCIT
Tender Offers
Pre-Merger and Post-Merger:	Pre-Merger:
No similar provision.
CCIT's charter provides that any tender offer made by a stockholder, including any "mini-tender" offer, must comply with Regulation 14D of the Exchange Act. The offering stockholder must provide CCIT with notice of the tender offer at least ten business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, CCIT has the right to redeem that stockholder's shares and any shares acquired in such tender offer. In addition, the non-complying stockholder shall be responsible for all of CCIT's expenses in connection with that stockholder's noncompliance.
Corporate Opportunities
Pre-Merger and Post-Merger:	Pre-Merger:

Any trustee, officer, employee or agent of SIR may, in his or her personal capacity, have business interests and engage in business activities similar or in addition to those relating to SIR, and is not obligated to present to SIR any investment opportunity that comes to him or her in any capacity other than as a trustee, officer, employee or agent of SIR.
Any director, officer, employee or agent of CCIT may, in his or her personal capacity, have business interests and engage in business activities similar or in addition to or in competition with, those of CCIT. However, CCIT's charter and bylaws do not contain similar provisions or waive or renounce any interest in or expectancy with respect to corporate opportunities.
Binding Arbitration Provision
Pre-Merger and Post-Merger:	Pre-Merger:

Any disputes, claims or controversies, excluding any dispute, claim or controversy arising under the Federal securities laws and the rules and regulations of the SEC, brought by a shareholder of SIR must be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration will take place in Boston, Massachusetts unless otherwise agreed upon by the parties.	No similar provision.

SIR	CCIT
Exculpation and Indemnification of Directors and Officers
Pre-Merger and Post-Merger:	Pre-Merger:

SIR's declaration of trust contains a provision which eliminates directors' and officers' liability for money damages to SIR or shareholders to the maximum extent permitted by applicable Maryland law. SIR's declaration of trust also grants SIR the power, and SIR's bylaws require SIR, to the maximum extent permitted by applicable Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a former trustee or officer of SIR or (ii) any individual who, while a trustee of officer of SIR and at the request of SIR, serves or has served as a trustee, director, officer, or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or incur by reason of his or her service in that capacity.
CCIT's charter contains a provision that eliminates directors' and officers' liability for money damages as permitted by Maryland law, provided that certain additional conditions as described below are met. In addition, CCIT's charter generally requires it to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, a director, an officer, its advisor or any affiliate of its advisor against any and all losses or liabilities reasonably incurred by such director, officer, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on its behalf in such capacity.

However, under CCIT's charter, CCIT may not indemnify its directors, its advisor or any affiliate of its advisor for any liability or loss suffered by them nor may CCIT provide that its directors, its advisor or any affiliate of its advisor be held harmless for any loss or liability suffered by CCIT, unless all of the following conditions are met: (i) the person seeking indemnification determined, in good faith, that the course of conduct which caused the loss or liability was in CCIT's best interests; (ii) the person seeking indemnification was acting on CCIT's behalf or performing services for CCIT; (iii) such liability or loss was not the result of (A) negligence or misconduct by the non-independent directors, CCIT's advisor or its affiliates or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of CCIT's net assets and not from stockholders. In addition, the directors, CCIT's advisor or its affiliates and any persons acting as a broker-dealer may not be indemnified by CCIT for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular

SIR	CCIT
indemnitee and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which CCIT's securities were offered or sold as to indemnification for violations of securities laws.

CCIT's charter further provides that the advancement of funds to the directors, CCIT's advisor or the advisor's affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on CCIT's behalf; (ii) the person seeking indemnification provides CCIT with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, (iii) the legal action is initiated by a third party who is not a stockholder, or if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iv) the person seeking indemnification agrees in writing to repay the advanced funds to CCIT, together with the applicable legal rate of interest thereon, in cases in which such person is found not to be entitled to indemnification.
Special Meetings of Shareholders/Stockholders
Pre-Merger and Post-Merger:	Pre-Merger:
SIR's bylaws provide that special meetings of shareholders may be called only by a majority of the trustees then in office.
CCIT's charter and bylaws provide that special meetings of stockholders may be called by the chief executive officer, the president or the chairman of the board of CCIT or by a majority of the directors or a majority of the independent directors and must be called by CCIT's secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast at such meeting on such matter.

SIR	CCIT
Advance Notice of Trustee/Director Nominations and Other Business
Pre-Merger and Post-Merger:	Pre-Merger:

SIR's bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to SIR's board of trustees and the proposal of other business to be considered by shareholders may be properly brought before the meeting only (i) pursuant to SIR's notice of the meeting or otherwise by or at the direction of SIR's board of trustees or (ii) by a shareholder who (A) has continuously held a certificate or certificates for shares representing at least $2,000 in market value, or 1%, of SIR's voting shares for at least one year, (B) is a shareholder of record both at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting, (C) is entitled to make nominations or to propose other business and to vote at the meeting on such election or proposal for other business and (D) has complied with the advance notice procedures in SIR's bylaws. With respect to special meetings of shareholders, only the business specified in SIR's notice of the meeting may be brought before the meeting. Nominations of individuals for election to SIR's board of trustees at a special meeting may be made only (i) pursuant to SIR's notice of the meeting, (ii) by or at the direction of SIR's board of trustees or (iii) provided that SIR's board of trustees has determined that trustees will be elected at the meeting, by a shareholder who (A) has continuously held a certificate or certificates for shares representing at least $2,000 in market value, or 1%, of SIR's voting shares for at least one year, (B) is a shareholder of record both at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting, (C) is entitled to make nominations or to propose other business and to vote at the meeting on such election or proposal for other business and (D) has complied with the advance notice procedures in SIR's bylaws.
CCIT's bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to CCIT's board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to CCIT's notice of the meeting, (ii) by or at the direction of CCIT's board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations or proposals of business and at the time of such annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in CCIT's notice of the meeting may be brought before the meeting. Nominations of individuals for election to CCIT's board of directors at a special meeting may be made only (i) pursuant to CCIT's notice of the meeting, (ii) by or at the direction of CCIT's board of directors or (iii) provided that CCIT's board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving advance notice of such nominations and at the time of such special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

SIR	CCIT
Inspection Rights
Pre-Merger and Post-Merger:	Pre-Merger:

Under the Maryland REIT Law, one or more persons who together are and for at least six months have been shareholders of record of at least 5% of the outstanding shares of any class of SIR shares may, on written request, inspect and copy SIR's share ledger or, if SIR does not maintain the original or a duplicate share ledger at its principal office, present to any officer or resident agent of SIR a written request for a list of its shareholders.
CCIT's charter provides that any stockholder of CCIT is entitled, upon request and within ten days of CCIT's receipt of the request, to receive a copy of CCIT's stockholder list setting forth each stockholder's name, address and telephone number and the number of shares owned by each stockholder. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. However, CCIT has the right to require that a requesting stockholder represent to CCIT in writing that the list will not be used for a commercial purpose unrelated to the stockholder's interest in CCIT.
Conflict of Interest Transactions
Pre-Merger and Post-Merger:	Pre-Merger:

SIR's declaration of trust provides that a transaction between SIR and a trustee, its manager or any other entity in which a trustee is a director or trustee or has a material financial interest is not void or voidable if (i) the conflict of interest is disclosed or known to SIR's board of trustees or a committee thereof and SIR's board of trustees or such committee approves or ratifies the transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or if there are no disinterested trustees, then the approval by a majority of the entire board of trustees and by a majority of the independent trustees, (ii) the conflict of interest is disclosed or known to the shareholders entitled to vote and the transaction is approved or ratified by the disinterested holders of a majority of the votes entitled to be cast on the transaction or (iii) the transaction is fair and reasonable to SIR.
CCIT's charter generally requires that transactions between CCIT and its sponsor, its advisor, any of its directors or any affiliate thereof be approved by a majority of directors (including a majority of independent directors) not otherwise interested in the transaction as fair and reasonable and on terms and conditions no less favorable to CCIT than those available from unaffiliated third parties. However, CCIT's charter prohibits CCIT from making loans to its sponsor, its advisor, any of its directors or any affiliate thereof except for certain mortgage loans in which an appraisal is received from an independent appraiser and loans to wholly owned subsidiaries.

Copies of the declaration of trust and bylaws of SIR and the charter and bylaws of CCIT are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information; Incorporation By Reference" on page 227 of this joint proxy statement/prospectus.

SHAREHOLDER AND STOCKHOLDER PROPOSALS

SIR 2015 Annual Meeting of Shareholders and Shareholder Proposals

        SIR expects to hold a 2015 Annual Meeting of Shareholders. A proposal for action to be presented by any shareholder at the SIR's 2015 Annual Meeting of Shareholders will be acted upon only:

  •
  if the proposal is made pursuant to Rule 14a-8 under the Exchange Act, the proposal was received at SIR's principal executive offices on or before December 8, 2014; provided, that, if the 2015 annual meeting is held on a date that is more than thirty days before or after May 2, 2015, such proposal must be submitted within a reasonable time before SIR begins to print its proxy materials; or

  •
  if the proposal is not made pursuant to Rule 14a-8 under the Exchange Act, the proposal is made in accordance with the procedures and requirements set forth in SIR's bylaws and advance written notice was received at SIR's principal executive offices not later than 5:00 p.m. Eastern Time on December 8, 2014 and not earlier than November 8, 2014; provided, that, if the 2015 annual meeting of shareholders is held on a date that is more than thirty days earlier or later than May 2, 2015, then a shareholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the 10th day following the earlier of the day on which (i) notice of the date of the 2015 annual meeting of shareholders is mailed or otherwise made available or (ii) public announcement of the date of the 2015 annual meeting of shareholders is first made by SIR.

Proposals should be sent to SIR's Secretary at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

CCIT 2015 Annual Meeting of Stockholders and Stockholder Proposals

        If the Merger is completed on the expected timetable, CCIT does not intend to hold a 2015 annual meeting of its stockholders. However, if the Merger is not completed, or if CCIT is otherwise required to do so under applicable law, CCIT will hold a 2015 annual meeting of stockholders, and a proposal for action to be presented by any stockholder at such meeting of stockholders will be acted upon only:

  •
  if the proposal is made pursuant to Rule 14a-8 under the Exchange Act, the proposal was received at CCIT's office by December 9, 2014; provided, that, if the 2015 annual meeting is held on a date that is more than thirty days before or after May 27, 2015, such proposal must be submitted within a reasonable time before CCIT begins to print its proxy materials; or

  •
  if the proposal is not made pursuant to Rule 14a-8 under the Exchange Act, the proposal is made in accordance with the procedures and requirements set forth in CCIT's bylaws and advance written notice was received at CCIT's principal executive offices not later than December 9, 2014 and not earlier than November 9, 2014; provided, that, if the 2015 annual meeting of stockholders is held on a date that is more than thirty days earlier or later than May 27, 2015, then a stockholder's notice must be so delivered not earlier than the 150th day prior to the date of the 2015 annual meeting and not later than 5:00 p.m. Mountain Time on the later of (i) the 120th day prior to the date of the 2015 annual meeting, as originally held, or (ii) the 10th day following the day on which public announcement of the date of the 2015 meeting is first made by CCIT.

Proposals should be sent to CCIT's Secretary at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016.

 LEGAL MATTERS

        Certain matters of Maryland law, including the validity of the SIR Common Shares to be issued pursuant to the SIR Share Issuance, will be passed upon for SIR by Saul Ewing LLP. Certain United States federal income tax consequences relating to the Merger will be passed upon for SIR by Sullivan & Worcester LLP and for CCIT by Morris, Manning & Martin, LLP. Saul Ewing LLP also represents RMR, SIR's manager, GOV, SNH and certain of their affiliates on various matters. Sullivan & Worcester LLP also represents RMR, GOV and certain of their affiliates on various matters.

 EXPERTS

        The consolidated financial statements of Select Income REIT appearing in Select Income REIT's Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), incorporated by reference into the Joint Proxy Statement/Prospectus of Select Income REIT, which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Cole Corporate Income Trust, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and the related financial statement schedule, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        SIR and CCIT file reports and other information with the SEC. SIR shareholders and CCIT stockholders may read and copy these reports, statements or other information filed by SIR and CCIT at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including SIR and CCIT, who file electronically with the SEC. The address of that site is www.sec.gov.

        SIR has filed this Registration Statement on Form S-4 to register with the SEC the SIR Common Shares to be issued pursuant to the SIR Share Issuance. This joint proxy statement/prospectus forms a part of that Registration Statement and constitutes a prospectus of SIR, in addition to being a proxy statement of SIR for its special meeting and of CCIT for its special meeting. This Registration Statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about SIR and CCIT. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information SIR shareholders and CCIT stockholders can find in this registration statement or the exhibits to this registration statement.

        The SEC allows SIR to "incorporate by reference" information into this joint proxy statement/prospectus. This means that SIR can disclose important information to SIR shareholders and CCIT stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that SIR has previously filed with the SEC prior to the filing of this registration statement. They contain important information about SIR and its financial condition.

SIR SEC Filings (File No. 001-35442)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2013
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014 Quarter ended June 30, 2014 Quarter ended September 30, 2014
Current Reports on Form 8-K or 8-K/A
February 28, 2014 (two filings on this date), April 1, 2014, April 7, 2014 (Items 1.01, 2.01 and the related exhibits in 9.01 only), May 8, 2014, May 12, 2014, May 15, 2014, June 13, 2014, September 2, 2014 (Items 1.01, 5.03, 8.01 and the related exhibits in 9.01 only) and September 15, 2014.
Definitive Proxy Statement on Schedule 14A	April 7, 2014
Description of SIR Common Shares included in its Registration Statement on Form 8-A, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.	February 27, 2012

        In addition, SIR incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part and between the date of this joint proxy statement/prospectus and the dates of SIR's special shareholder meeting and CCIT's special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

        SIR also incorporates by reference the Merger Agreement attached to this joint proxy statement/prospectus as Annex A, the Healthcare Properties Purchase and Sale Agreement attached to this joint proxy statement/prospectus as Annex B, the Commitment Letter attached to this joint proxy statement/prospectus as Annex C, the GOV Voting Agreement attached to this joint proxy statement/prospectus as Annex D, the RMR Voting Agreement attached to this joint proxy statement/prospectus as Annex E, the Termination and Transition Agreement attached to this joint proxy statement/prospectus as Annex F, the Opinion of SIR's Financial Advisor Regarding the Merger attached to this joint proxy statement/prospectus as Annex G, the Opinion of SIR's Financial Advisor Regarding the Healthcare Properties Sale attached to this joint proxy statement/prospectus as Annex H and the Opinions of CCIT's Financial Advisors attached to this joint proxy statement/prospectus as Annexes I and J.

        SIR has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to SIR and SIR Merger Sub, and CCIT has supplied all information contained in this joint proxy statement/prospectus relating to CCIT.

        Documents incorporated by reference are available to SIR shareholders and CCIT stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. SIR shareholders and CCIT stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 Investor Relations: (617) 796-8320	COLE CORPORATE INCOME TRUST, INC. 2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016 Client Services: (866) 907-2653

        In order for SIR shareholders and CCIT stockholders to receive timely delivery of the requested documents in advance of SIR's special shareholder meeting and CCIT's special stockholder meeting, SIR or CCIT, as applicable, should receive such request by no later than January 20, 2015.

        If you have any questions about the Merger, the SIR Share Issuance, the other transactions contemplated by the Merger Agreement or how to vote, or you need additional copies of this joint proxy statement/prospectus or any other documents, the enclosed proxy card or voting instruction form, you can also contact the proxy solicitors hired by SIR and CCIT, at the following addresses and telephone numbers:

SIR shareholders only:	CCIT stockholders only:
Morrow & Co., LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders Call Toll Free: (855) 292-8186 Banks and Brokers Call Collect: (203) 658-9400	Boston Financial Data Services, Inc. P.O. Box 859232 Braintree, Massachusetts 02185-9919 Call Toll Free: (888) 409-4185

To Vote Toll Free, SIR Shareholders May Call: (800) 690-6903

and CCIT Stockholders May Call: (800) 830-3542

        SIR shareholders and CCIT stockholders also may obtain these documents at the SEC's website, www.sec.gov, and may obtain certain of these documents at SIR's website, www.sirreit.com, by selecting "Investors," and then selecting "Financial Information" and then selecting "SEC Filings" and at CCIT's website, www.colecapital.com/sec-filings and selecting "Cole Corporate Income Trust, Inc." Information not filed with the SEC, but contained on SIR's and CCIT's websites, is expressly not incorporated by reference into this joint proxy statement/prospectus.

        SIR and CCIT are not incorporating the contents of the websites of the SEC, SIR, CCIT or any other person into this joint proxy statement/prospectus. SIR and CCIT are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of SIR shareholders and CCIT stockholders.

        SIR and CCIT have not authorized anyone to give any information or make any representation about the Merger, the SIR Share Issuance, the other transactions contemplated by the Merger Agreement or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SELECT INCOME REIT,

SC MERGER SUB LLC

and

COLE CORPORATE INCOME TRUST, INC.

dated as of

AUGUST 30, 2014

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of AUGUST 30, 2014, is by and among SELECT INCOME REIT, a Maryland real estate investment trust ("Parent"), SC MERGER SUB, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and COLE CORPORATE INCOME TRUST, INC., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (the "Company"). All capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties".

RECITALS

        WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA"), with each share of Company Common Stock issued and outstanding immediately prior to the Effective Time being converted into the right to receive the Merger Consideration;

        WHEREAS, the Company Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) duly and validly authorized the execution and delivery of this Agreement, (c) directed that the Merger and such other transactions be submitted for consideration at the Company Stockholder Meeting and (d) resolved to recommend that the Company's stockholders vote in favor of the approval of the Merger and such other transactions (the "Company Board Recommendation") and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, the Parent Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (b) duly and validly authorized the execution and delivery of this Agreement and (c) resolved to recommend that holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to the Company's willingness to enter into this Agreement, certain shareholders of Parent are each entering into voting agreements with the Company, pursuant to which such shareholders have agreed on the terms and conditions set forth therein, to vote the Parent Common Shares held by them in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement (together, the "Parent Voting Agreements");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions.     For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable to Parent and the other Parent Entities, on the one hand, and the Company and the other Company Entities, on the other hand, than those contained in the Parent Confidentiality Agreement (with respect to Parent and the other Parent Entities) and the Company Confidentiality Agreement (with respect to the Company or the other Company Entities); provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain comparable standstill provisions if Parent or the Company, as applicable, (a) waives the standstill provisions in the Parent Confidentiality Agreement or the Company Confidentiality Agreement, as applicable, in favor of the other parties thereto or (b) similarly modifies the standstill provisions in the Parent Confidentiality Agreement or the Company Confidentiality Agreement applicable to the other parties thereto.

        "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Associate" of a specified Person means (a) any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or subsidiaries.

        "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.

        "Business Day" means any day other than (a) a Saturday or a Sunday or (b) a day on which the SEC or the banking institutions in the city of New York, New York are authorized or required by Law to be closed.

        "Code" means the U. S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

        "Company Advisor" means Cole Corporate Income Advisors, LLC, a Delaware limited liability company.

        "Company Advisor Group" means the Company Advisor, any Affiliate of the Company or the Company Advisor or any Associate of any of the foregoing.

        "Company Board" means the board of directors of the Company.

        "Company Bylaws" means the bylaws of the Company, as amended.

        "Company Charter" means the charter of the Company, as amended, in effect on the date hereof.

        "Company Common Stock" means the common stock, $0.01 par value per share, of the Company.

        "Company Confidentiality Agreement" means the Confidentiality Agreement, dated April 26, 2014, between Parent and the Company, concerning the disclosure of certain information regarding the Company, as amended, modified or supplemented from time to time.

        "Company DRIP" means any distribution reinvestment plan of the Company, including the distribution reinvestment plan of the Company described in the Company's prospectus dated September 26, 2013.

        "Company Entities" means the Company and the Company Subsidiaries.

        "Company Equity Interests" means the issued or unissued capital stock, shares of beneficial interest, partnership interests, limited liability company member interests or similar interests (whether or not having voting rights) of the Company or any Company Subsidiary.

        "Company Expense Amount" means the Expenses of the Company in an aggregate amount not to exceed $20,000,000.

        "Company Governing Documents" means the Company Charter and the Company Bylaws.

        "Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other Transactions, other than for purposes of Section 4.5 and Section 8.2(a) to the extent related to Section 4.5, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and the Company Subsidiaries operate.

        "Company Operating Partnership" means Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership.

        "Company Significant Subsidiary" means any Company Subsidiary that is material or constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Company Share Redemption Program" means any redemption program of the Company relating to any class of equity security, including the share redemption program described in the Company's prospectus dated May 1, 2013, as supplemented.

        "Company Stockholder Approval" means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger and the other Transactions.

        "Company Stockholder Meeting" means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

        "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (a) or clause (c) of this definition of "Company Subsidiary" is a general partner, manager, managing member or the equivalent or (c) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Environmental Law" means any applicable federal, state or local governmental law, rule, regulation or ordinance, or common law, relating to protection or preservation of the environment, natural resources (including flora and fauna) and human health, including but not limited to, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 etseq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act as amended (15 U.S.C. Sections 2601 etseq.), and the Clean Water Act, as amended (33 U.S.C. Sections 1251 et seq.).

        "Environmental Permit" means any permit, license, authorization or approval issued by a Governmental Entity and required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, as applied to a Party, any Person that is or has been in the five year period ending with the Closing Date treated as a single employer with such Party or any Subsidiary of such Party under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Ratio" means 0.360 Parent Common Shares, as adjusted in accordance with Section 3.1(d), Section 6.1(a)(iii) and Section 6.2(a)(iii).

        "Existing Credit Agreement" means that certain Credit Agreement, dated as of October 25, 2013, by and among the Company Operating Partnership, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, Regions Bank and U.S. Bank National Association, as Co-Documentation Agents and the other lenders party thereto.

        "Expenses" of a Party means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Subsidiaries) incurred by the Party or any of its Subsidiaries, or on its behalf, in connection with or related to (a) the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, (b) the preparation, printing and filing of the Form S-4, (c) the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, (d) the solicitation of shareholder and stockholder approvals, (e) engaging the services of the Exchange Agent, (f) obtaining third-party consents, (g) making other filings with the SEC, (h) the Healthcare Properties Sale, (i) the Financing or (j) the closing of the Merger and the other Transactions.

        "Financing Sources" means the Persons that at any time commit to provide or otherwise enter into agreements in connection with the Financing, Alternate Financing or other financings in connection with the Transactions, and any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates and Representatives involved in the Financing, Alternate Financing or other alternative financing in connection with the Transactions and their successors and assigns, in each case, other than Parent or any of its Affiliates.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Entity" means any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self- regulatory organization.

        "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is regulated, classified, listed or defined under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

        "Healthcare Properties" means those Company Properties set forth on Exhibit E hereto.

        "Healthcare Properties Sale" means the sale of the Healthcare Properties by the Surviving Entity to SNH contemplated to occur pursuant to the terms of that certain purchase and sale agreement, dated as of the date hereof, by and between Merger Sub and SNH, a true, correct, complete and executed copy of which has been made available to the Company.

        "HPC REIT" means HPC Highway 249 REIT, LLC.

        "Indebtedness" means with respect to any Person, without duplication, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions and (g) any guarantee (other than customary non-recourse carve-out or "badboy" guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

        "Intellectual Property" means all U.S. or foreign intellectual property, including: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (f) domain name registrations.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IRS" means the United States Internal Revenue Service or any successor agency.

        "Joint Proxy Statement" means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

        "Knowledge" and "Known" will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) with respect to Parent or Merger Sub, those individuals listed on Section 1.1 of the Parent Disclosure Letter, or (b) with respect to the Company, those individuals listed on Section 1.1 of the Company Disclosure Letter.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Outside Date" means March 31, 2015.

        "Parent Board" means the board of trustees of Parent.

        "Parent Bylaws" means the bylaws of Parent, as amended.

        "Parent Charter" means the declaration of trust of Parent, as amended and supplemented, in effect on the date hereof.

        "Parent Common Shares" means the common shares of beneficial interest, $0.01 par value per share, of Parent.

        "Parent Confidentiality Agreement" means the letter agreement, dated June 4, 2014, between Parent and the Company, concerning the disclosure of certain information regarding Parent, as amended, modified or supplemented from time to time.

        "Parent Entities" means Parent and the Parent Subsidiaries, including Merger Sub.

        "Parent Equity Interests" means the issued or unissued shares of beneficial interest, capital stock, partnership interests, limited liability company member interests or similar interests (whether or not having voting rights) of Parent or any Parent Significant Subsidiary.

        "Parent Expense Amount" means the Expenses of Parent in an aggregate amount not to exceed $20,000,000.

        "Parent Financial Advisor" means UBS Securities LLC.

        "Parent Governing Documents" means the Parent Charter and the Parent Bylaws.

        "Parent Manager" means Reit Management & Research LLC, a Delaware limited liability company.

        "Parent Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Parent Parties to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) of this definition, "Parent Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur, in each case, to the extent arising out of or resulting from (i) any failure, in and of itself, of Parent to meet any internal or external projections or forecasts or any decrease, in and of itself, in the market price of the Parent Common Shares (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any change in the general conditions that affects the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other Transactions, other than for purposes of Section 5.5 and Section 8.3(a) to the extent related to Section 5.5, (vii) the negotiation, execution or announcement of, agreements for, or the consummation or anticipation of, the Financing or the Healthcare Properties Sale, (viii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (ix) earthquakes, hurricanes, floods or other natural disasters, (x) any damage or destruction of any material Parent Property that is (A) substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such material Parent Property or any significant portion thereof or (xi) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (ix), (x) and (xi) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which Parent and the Parent Subsidiaries operate; provided, however, that for purposes of Section 8.3(c), below, a Parent Material Adverse Effect shall be determined based on the combined business of Parent and the Company, on a consolidated basis, following the Closing; provided, further that for purposes of Section 8.3(c), subsection (vii) of the proviso of the exceptions to the definition of Parent Material Adverse Effect shall be ignored.

        "Parent Parties" means Parent and Merger Sub, collectively.

        "Parent Shareholder Approval" means the affirmative vote of a majority of votes cast by the holders of the outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in the Merger as contemplated by this Agreement.

        "Parent Shareholder Meeting" means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

        "Parent Significant Subsidiary" means any Parent Subsidiary that is material or constitutes a "significant subsidiary" of Parent within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Parent Subsidiary" means any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Parent, directly or indirectly, owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (a) or clause (c) of this definition of "Parent Subsidiary" is a general partner, manager, managing member or the equivalent, or (c) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

        "Parent Termination Payment" means $75,000,000 less the amount, if any, of the Parent Expense Amount previously paid by the Company to Parent.

        "Per Share Cash Amount" means $10.50 in cash without interest, as adjusted in accordance with Section 3.1(d) and Section 6.1(a)(iii).

        "Person" means a natural person, partnership, corporation, real estate investment trust, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Representatives" means, when used with respect to any Person, such Person's directors, trustees, officers, employees, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and other representatives.

        "Required Information" means (a) the Company Financial Statements, (b) all other financial statements regarding the Company and the Company Subsidiaries that are (i) reasonably requested by Parent (including on behalf of the Financing Sources), (ii) within the Company's control and (iii) customarily prepared by the Company or the Company Subsidiaries or for the Company in the ordinary course of business, (c) all other financial statements, pro forma financial information, financial data, projections, audit reports and other information regarding the business of the Company and the Company Subsidiaries as may be required under the Commitment Letter or would be customarily included or incorporated in any Offering Materials used to syndicate credit facilities or offer securities of the type to be included in the Financing, or as otherwise reasonably required by Parent in connection with the Financing or as otherwise necessary in order for Parent to receive customary "comfort" letters (including "negative assurances" and pro forma financial statement comfort) on the financial statements, information and data relating to the Company and the Company Subsidiaries included or incorporated into any Offering Materials for the Financing from the Company's and the Company Subsidiaries' independent accountants in connection with any offering(s) of securities included in the Financing, in form and substance customary for securities offerings of such type and which such accountants are prepared to issue upon completion of customary procedures, and (d) all financial statements necessary to update the Company Financial Statements or such other financial statements (and which updating financial statements shall be prepared on a basis consistent with the financial statements they are updating, including compliance with GAAP and the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as applicable) so that at no time will the Company Financial Statements or such other financial statements be "stale" under the rules of Regulation S-X as they would be applied to the Offering Materials as if the Offering Materials were a registration statement filed by Parent.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the United States Securities and Exchange Commission (including the staff thereof).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SNH" means Senior Housing Properties Trust, a Maryland real estate investment trust.

        "Special Distribution" means any distribution (above and beyond that permitted by, as applicable, Section 6.1(a)(iii) or Section 6.2(a)(iii), in each case without regard to the proviso therein for Special Distributions) to the extent reasonably necessary for an entity taxable as a REIT to maintain its status as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        "Subsidiary" means any Company Subsidiary or Parent Subsidiary, as applicable.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information or filing required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Transactions" means the transactions contemplated by this Agreement, but not including the Healthcare Properties Sale.

        Section 1.2    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Acquisition Agreement"	Section 6.3(d)
"Additional Shortfall"	Section 3.2(b)(iii)
"Adverse Recommendation Change"	Section 6.3(d)
"Agreement"	Preamble
"Alternate Financing"	Section 7.10(c)
"Articles of Merger"	Section 2.3
"Book-Entry Share"	Section 3.1(b)
"Cash Consideration"	Section 3.1(a)(ii)(A)

"Cash Election"	Section 3.1(a)(ii)(A)
"Cash Election Number"	Section 3.2(b)(ii)
"Cash Election Shares"	Section 3.1(a)(ii)(A)
"Certificate"	Section 3.1(b)
"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Commitment Letter"	Section 5.28(a)
"Company"	Preamble
"Company Advisor Related Agreement"	Section 4.23
"Company Agreements"	Section 4.13(a)
"Company Board Recommendation"	Recitals
"Company Disclosure Letter"	Article IV
"Company Financial Advisor"	Section 4.20
"Company Financial Statements"	Section 4.6
"Company Leases"	Section 4.18(e)
"Company Material Contract"	Section 4.13(b)
"Company Pending Acquisitions"	Section 6.1(a)(vi)
"Company Permits"	Section 4.17(b)
"Company Permitted Liens"	Section 4.18(b)
"Company Preferred Stock"	Section 4.2(a)
"Company Property(ies)"	Section 4.18(a)
"Company SEC Documents"	Section 4.6
"Company Subsidiary Partnership"	Section 4.12(g)
"Company Tax Protection Agreements"	Section 4.12(g)
"Company Tax Representation Letter"	Section 6.1(b)
"Company Third Party"	Section 4.18(h)
"Company Title Insurance Policy(ies)"	Section 4.18(j)
"Company Voting Debt"	Section 4.2(a)
"Competing Proposal"	Section 6.3(g)
"Covered Persons"	Section 7.5(a)
"D&O Insurance"	Section 7.5(d)
"Effective Time"	Section 2.3
"Election"	Section 3.3(a)
"Election Deadline"	Section 3.3(d)
"Exchange Agent"	Section 3.3(d)
"Exchange Agent Agreement"	Section 3.3(d)
"Exchange Fund"	Section 3.4
"Financing"	Section 5.28(a)
"Form of Election"	Section 3.3(b)
"Holder"	Section 3.3
"Indemnification Agreements"	Section 7.5(a)
"Interim Period"	Section 6.1(a)
"Legal Proceeding"	Section 4.10
"Mailing Date"	Section 3.3(c)
"Master Leases"	Section 4.18(e)
"Maximum Cash Conversion Number"	Section 3.2(a)(i)
"Merger"	Recitals
"Merger Consideration"	Section 3.1(a)(ii)
"Merger Sub"	Preamble
"MGCL"	Recitals
"Minimum Cash Conversion Number"	Section 3.2(a)(ii)

"Minimum Cash Conversion Number Shortfall"	Section 3.2(b)(iii)
"MLLCA"	Recitals
"Moody's"	Section 7.10(d)
"Necessary Financing"	Section 7.10(a)
"New Commitment Letter"	Section 7.10(c)
"Non-Electing Shares"	Section 3.1(a)(ii)(C)
"Offering Materials"	Section 7.10(d)
"Parent"	Preamble
"Parent Agreements"	Section 5.13(a)
"Parent Disclosure Letter"	Article V
"Parent Financial Statements"	Section 5.6
"Parent Leases"	Section 5.18(e)
"Parent Material Contract"	Section 5.13(b)
"Parent Permits"	Section 5.17(b)
"Parent Permitted Liens"	Section 5.18(b)
"Parent Property(ies)"	Section 5.18(a)
"Parent SEC Documents"	Section 5.6
"Parent Subsidiary Partnership"	Section 5.12(g)
"Parent Tax Protection Agreements"	Section 5.12(g)
"Parent Tax Representation Letter"	Section 6.2(b)
"Parent Third Party"	Section 5.18(h)
"Parent Title Insurance Policy(ies)"	Section 5.18(j)
"Parent Voting Agreements"	Recitals
"Parent Voting Debt"	Section 5.2(a)
"Party(ies)"	Preamble
"Payoff Letters"	Section 7.10(e)
"Qualified REIT Subsidiary"	Section 4.1(c)
"Qualifying Income"	Section 9.3(d)(i)
"Redacted Fee Letter"	Section 5.28(a)
"Refinancing"	Section 7.10(e)
"REIT"	Section 4.12(b)
"S&P"	Section 7.10(d)
"SDAT"	Section 2.3
"Seller Parties"	Section 10.12(d)
"Share Consideration"	Section 3.1(a)(ii)(B)
"Share Election"	Section 3.1(a)(ii)(B)
"Share Election Shares"	Section 3.1(a)(ii)(B)
"Superior Proposal"	Section 6.3(g)
"Surviving Entity"	Section 2.1
"Takeover Statutes"	Section 4.27
"Taxable REIT Subsidiary"	Section 4.1(c)
"Termination Agreement"	Section 4.23
"Termination Payee"	Section 9.3(d)(i)
"Termination Payor"	Section 9.3(d)(i)
"Transfer Taxes"	Section 10.4

        Section 1.3    Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, 23rd Floor, Boston, MA 02116, on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided however, that, unless otherwise agreed to in writing by the Parties, the Closing shall not occur prior to January 2, 2015. The date on which the Closing actually takes place is referred to as the "Closing Date."

        Section 2.3    Effective Time.     On the Closing Date, the Company, Parent and Merger Sub shall cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the MLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and the MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the "Effective Time").

        Section 2.4    Governing Documents.     At the Effective Time, the articles of organization and the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the articles of organization and the limited liability company operating agreement of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company operating agreement.

        Section 2.5    Directors and Officers of the Surviving Entity.     The directors of Merger Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Entity as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be and become the officers of the Surviving Entity as of the Effective Time.

        Section 2.6    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is further intended that this Agreement constitute a "binding contract" for "fixed consideration" pursuant to Treasury Regulations Section 1.368-1(e)(2) and that the continuity of interest requirement under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code be measured in accordance with such regulation by valuing the Merger Consideration based on the closing price of the Parent Common Shares on the last full trading day ending immediately prior to the date of this Agreement.

        Section 2.7    Subsequent Actions.     If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and directors of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE III

TREATMENT OF SECURITIES

        Section 3.1    Effect of the Merger.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

            (i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

           (ii)  Subject to Section 3.1(d) and Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 3.3, into the right to receive the following consideration, as modified pursuant to Section 3.2 (collectively, the "Merger Consideration"), in each case without interest:

            (A)  for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a "Cash Election" and such shares collectively, the "Cash Election Shares"), the right to receive in cash from Parent an amount (the "Cash Consideration") equal to the Per Share Cash Amount;

            (B)  for each share of Company Common Stock with respect to which an election to receive Parent Common Shares has been effectively made and not revoked or deemed revoked pursuant to this Article III (a "Share Election" and such shares collectively, the "Share Election Shares"), the right to receive from Parent a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio (the "Share Consideration"); and

            (C)  for each share of Company Common Stock other than Cash Election Shares and Share Election Shares (collectively, the "Non-Electing Shares"), the right to receive from Parent the Share Consideration.

        (b)   All shares of Company Common Stock, when so converted pursuant to Section 3.1(a)(ii) (as modified by Section 3.2), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share registered in the transfer books of the Company (a "Book-Entry Share") that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.13, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a)(ii) (as modified by Section 3.2) together with the amounts, if any, payable pursuant to Section 3.7.

        (c)   All membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the only issued and outstanding membership interests in the Surviving Entity.

        (d)   Without limiting the other provisions of this Agreement and subject to Section 6.1(a)(ii) and Section 6.1(a)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the shares of Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(a)(ii) and Section 6.2(a)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Shares, or make a distribution in Parent Common Shares (including any dividend or other distribution of securities convertible into Parent Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect any such change.

        Section 3.2    Proration Modifications.

        (a)   Notwithstanding any other provision contained in this Agreement:

            (i)  the maximum aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration pursuant to this Article III shall be equal to the product (rounded down to the nearest whole share) of (A) sixty percent (60%) multiplied by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Maximum Cash Conversion Number");

           (ii)  the minimum aggregate number of shares of Company Common Stock that will be converted into the right to receive the Cash Consideration pursuant to this Article III shall be equal to the product (rounded up to the nearest whole share) of (A) forty percent (40%) multiplied by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Minimum Cash Conversion Number"); and

          (iii)  if the Cash Elections and Share Elections would result in the payment by Parent of Cash Consideration in respect of a number of shares of Company Common Stock greater than the

  Maximum Cash Conversion Number or less than the Minimum Cash Conversion Number, the Cash Consideration and Share Consideration shall be allocated among former holders of Company Common Stock as set forth in Section 3.2(b).

        (b)   Within two (2) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock of rights to receive the Cash Consideration and the Share Consideration as follows:

            (i)  If the Cash Election Number is less than or equal to the Maximum Cash Conversion Number and greater than or equal to the Minimum Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and Share Election Shares shall be converted into the right to receive the Share Consideration, in each case in accordance with Section 3.1(a)(ii).

           (ii)  If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Maximum Cash Conversion Number, then (A) all Share Election Shares and all Non-Electing Shares shall be converted into the right to receive the Share Consideration in accordance with Section 3.1(a)(ii)(B) and Section 3.1(a)(ii)(C), respectively and (B) Cash Election Shares held by a holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Maximum Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Share Consideration.

          (iii)  If the Cash Election Number is less than the Minimum Cash Conversion Number (the amount of such difference, the "Minimum Cash Conversion Number Shortfall"), then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration in accordance with Section 3.1(a)(ii)(A), (B)(1) if the aggregate number of all Non-Electing Shares is less than or equal to the Minimum Cash Conversion Number Shortfall, all Non-Electing Shares shall be converted into the right to receive the Cash Consideration or (2) if the aggregate number of all Non-Electing Shares is more than the Minimum Cash Conversion Number Shortfall, the Non-Electing Shares held by a holder shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Electing Shares held by such holder by (y) a fraction, the numerator of which is Minimum Cash Conversion Number Shortfall and the denominator of which is the aggregate number of all Non-Electing Shares, with the remaining number of such holder's Non-Electing Shares being converted into the right to receive the Share Consideration and (C)(1) if the Cash Election Number plus the aggregate number of all Non-Electing Shares is less than the Minimum Cash Conversion Number (the amount of such difference, the "Additional Shortfall"), Share Election Shares held by a holder will be converted into the right to receive the Cash Consideration in respect of that number of Share Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Share Election Shares held by such holder by (y) a fraction, the numerator of which is the Additional Shortfall and the denominator of which is the Share Election Number, with the remaining number of such holder's Share Election Shares being converted into the right to receive the Share Consideration, and (2) if there is no Additional Shortfall, all Share Election Shares shall be converted into the right to receive the Share Consideration in accordance with Section 3.1(a)(ii)(B).

        Section 3.3    Election Procedures.     Each holder of record of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (a "Holder") shall have the right,

subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

        (a)   Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (an "Election") (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Share Election and (ii) the number of other shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election; provided, that, for the avoidance of doubt, a Holder may not make both a Share Election and a Cash Election with respect to the same share of Company Common Stock owned by such Holder.

        (b)   Prior to effectiveness of the Form S-4, Parent shall prepare and file as an exhibit thereto a form reasonably acceptable to the Company (the "Form of Election"), which shall be mailed by the Company to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

        (c)   The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to record holders of shares of Company Common Stock as of the record date for the Company Stockholder Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline (the "Mailing Date"). Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of Company Common Stock during the period following the record date for the Company Stockholder Meeting and prior to the Election Deadline.

        (d)   Prior to the Mailing Date, Parent shall appoint an exchange agent, which shall be an agent reasonably acceptable to the Company (the "Exchange Agent"), for the purpose of receiving Elections and transferring Book-Entry Shares and exchanging shares of Company Common Stock represented by Certificates for Merger Consideration, pursuant to an exchange agent agreement reasonably acceptable to Parent and the Company entered into prior to the Mailing Date (the "Exchange Agent Agreement"). Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed, with such Form of Election either electing to transfer Book-Entry Shares or accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Certificates covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the Business Day immediately prior to the Company Stockholder Meeting.

        (e)   Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article IX. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

        (f)    Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of Parent Common Shares into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional Parent Common Shares.

        Section 3.4    Deposit of Merger Consideration.     At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (a) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Share Consideration and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.13) (collectively, the "Exchange Fund") and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent's obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

        Section 3.5    Delivery of Merger Consideration.     As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration, in such form as the Company and Parent may reasonably agree. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent it is Share Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company

Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or transfer of Book-Entry Shares.

        Section 3.6    Share Transfer Books.     At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

        Section 3.7    Dividends with Respect to Parent Common Shares.     No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Parent Common Shares issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificates (or affidavit of loss in lieu thereof) or transfer of Book-Entry Shares there shall be paid to the record holder of the Parent Common Shares, if any, issued in exchange therefor, without interest, (a) all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender or transfer payable with respect to such Parent Common Shares.

        Section 3.8    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Shares) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

        Section 3.9    No Liability.     None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 3.10    Withholding Rights.     Each Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this

Agreement such amounts or property (or portions thereof) as such Parent Party, the Company, the Surviving Entity or the Exchange Agent determines it is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. In the case of any noncash payment or distribution, the applicable withholding party may collect the amount required to be withheld by reducing to cash for remittance to the appropriate Governmental Entity a sufficient portion of the property that the recipient would otherwise receive or own if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, and the recipient Party will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by a Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable.

        Section 3.11    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

        Section 3.12    Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

        Section 3.13    Fractional Shares.     No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or with respect to transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive (aggregating for this purpose all the Parent Common Shares such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a Parent Common Share, multiplied by (b) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as set forth in (a) the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2 and (b) the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that any disclosure set forth in the Company Disclosure

Letter shall only qualify or modify the Section(s) or subsection(s) of this Article IV it expressly references and any other Section or subsection of this Article IV to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), the Company represents and warrants to Parent and Merger Sub as set forth in this Article IV.

        Section 4.1    Organization and Qualification; Subsidiaries.

        (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.1(a) of the Company Disclosure Letter, the Company has delivered to or made available to Parent and Merger Sub, prior to the execution of this Agreement, true, correct and complete copies of (i) the Company Governing Documents, as in effect on the date hereof and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Company Common Stock, the Company Board and all committees of the Company Board, in each case since January 1, 2011 through August 30, 2014. The Company is in compliance with the terms of the Company Governing Documents.

        (b)   Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary and the name of the holder of each such interest, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be duly organized, validly existing and in good standing or to have such power and authority as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.1(b) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of (i) the constituent organizational or governing documents of each Company Subsidiary, as in effect on the date of this Agreement, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of any Company Equity Interests of such Company Subsidiary and the board of directors (or other governing body or Person(s) performing similar functions) of such Company Subsidiary and all committees thereof, in each case since January 1, 2011 through August 30, 2014. Each Company Significant Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each other Company Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Section 4.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Company Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary").

        (d)   Except as set forth in Section 4.1(d) of the Company Disclosure Letter, the Company has not exempted any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 490,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). At the close of business on August 30, 2014, (A) 197,817,958.29 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Preferred Stock were issued or outstanding. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Company Voting Debt") of the Company or any Company Subsidiary issued and outstanding. There are no (1) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to any Company Equity Interests, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any Company Equity Interests or Company Voting Debt of the Company or any Company Subsidiary or securities convertible into or exchangeable for such interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (2) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Interests, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary, other than repurchases to be made under the Company Share Redemption Program currently in effect as reflected on Section 4.2(a) of the Company Disclosure Letter.

        (b)   There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Common Stock or any Company Equity Interest. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests.

        (c)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Company Equity Interests in any Company Subsidiary. Except for the securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, neither the Company nor any Company Subsidiary, directly or indirectly, owns any securities or other ownership interests in any Person.

        (d)   The partners of the Company Operating Partnership, and the number of partnership units held by each such partner in the Company Operating Partnership, are as follows: the Company, as general partner, holds 99.99% of the partnership units and CRI CCIT, LLC, a wholly owned Company Subsidiary, as limited partner, holds 0.01% of the partnership units.

        Section 4.3    Authorization; Validity of Agreement; Company Action.     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations hereunder and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the MGCL, the MLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any of its "affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of Parent.

        Section 4.4    Board Approval.     The Company Board, at a duly called and held meeting, has unanimously (a) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (b) directed that the Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (c) resolved to recommend that the holders of shares of Company Common Stock vote in favor of the approval of the Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 6.3.

        Section 4.5    Consents and Approvals; No Violations.     Except as set forth in Section 4.5 of the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the performance of or compliance with this Agreement, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming receipt of the Company Stockholder Approval, conflict with, result in any breach of or violate any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with any applicable requirements of the Exchange Act and the Securities Act, (ii) any filings as may be required under the MGCL or the MLLCA in connection with the Merger, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of, or any loss of any benefit or increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any of the terms, conditions or provisions of any Company Agreement, Company Lease or Master Lease or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in respect of clauses (b), (c) or (d) where (x) such failures to obtain such permits, authorizations, consents or approvals, (y) such failures to make such filings or (z) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.6    Company SEC Documents and Financial Statements.     The Company has timely filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). No Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (collectively, the "Company Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or Regulation S-X under the Exchange Act, which such adjustments are not, in the aggregate, material to the Company), and comply or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations of the SEC thereunder and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders' equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount)). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company or to be filed by the Company with the SEC, and the Company has not entered into any transactions (and no transactions are probable), except for the Transactions, that, individually or in the aggregate, would require the Company to file pro forma financial statements with the SEC. Except as required by GAAP and disclosed in the Company SEC Documents, since January 1, 2011, the Company has not made or adopted any material change in its accounting methods, practices or policies. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the

subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

        Section 4.7    Internal Controls; Sarbanes-Oxley Act.     Since January 1, 2011, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management's most recently completed evaluation of the Company's internal control over financial reporting, (a) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information and (b) the Company does not have any Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2011, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. For the purposes of this Section 4.7, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

        Section 4.8    Absence of Certain Changes.

        (a)   Except as contemplated by this Agreement, as set forth in Section 4.8(a) of the Company Disclosure Letter, or as set forth in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.9    No Undisclosed Liabilities.     Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement and (d) those liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or other Company SEC Documents.

        Section 4.10    Litigation.     With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 4.15, as of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a "Legal Proceeding"), pending against (or to the Company's Knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any of their respective assets, rights or properties, or any executive officer or director of the Company (in their capacity as such) nor, to the Knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any Company Subsidiary or any of their respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither the Company nor any of the Company Subsidiaries has, or has ever had, any employees.

        (b)   Neither the Company, nor any of the Company Subsidiaries nor any ERISA Affiliate of the Company (i) have, or are required to have, any Benefit Plans, (ii) have ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.12    Taxes.

        (a)   The Company and each Company Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. The Company and each Company Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by the Company and/or each Company Subsidiary with respect to the taxable years ending on or after December 31, 2011 have been provided to Parent prior to the date hereof.

        (b)   Each of the Company and HPC REIT: (i) for each of its taxable years commencing with, in the case of the Company its taxable year ended December 31, 2011, and in the case of HPC REIT its taxable year ended December 31, 2007, and through and including its taxable year ending December 31, 2013 (and, if the Closing Date occurs after December 31, 2014, through and including its taxable year ending December 31, 2014) has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a "REIT") and has satisfied all requirements to qualify, and has so qualified, as a REIT for such years; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification or taxation as a REIT or a challenge by the IRS or any other Governmental Entity to its status as a REIT under the Code and (iii) intends, between the date hereof and the Effective Time, to continue to operate in such a manner as to qualify for taxation as a REIT under the Code in the case of the Company for its taxable year that will end with the Merger and in the case of HPC REIT for its entire taxable year that includes the Closing Date. No challenge to the Company's or HPC REIT's status as a REIT is pending or, to the Company's Knowledge, has been threatened.

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Other than HPC REIT, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly any interest (other than solely through one or more Taxable REIT Subsidiaries) that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. Other than HPC REIT, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a corporation for U.S. federal income tax purposes, either (i) qualifies as a Qualified REIT Subsidiary, (ii) has timely jointly elected with the Company or with HPC REIT, as applicable, to be treated as a Taxable REIT Subsidiary under Section 856(l) of the Code effective as of the later of the date such Company Subsidiary or other entity was formed or the date such Company Subsidiary or other entity was acquired (directly or indirectly) by the Company or HPC REIT, as applicable, or (iii) is an automatic Taxable REIT Subsidiary under Section 856(l)(2) of the Code.

        (e)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) and 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7) as applied to either the Company or HPC REIT, nor has any of them disposed of any such asset during its current taxable year.

        (f)    The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Company Tax Protection Agreements (as defined herein) in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company, HPC REIT, or any other Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that the Transactions will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, "Company Tax Protection Agreements" means any agreement to which the Company, HPC REIT, or any other Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, "Company Subsidiary Partnership" means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.

        (h)   There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither the Company nor any Company Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (k)   Neither the Company nor any of the Company Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution intended to qualify in whole or in part under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

        (l)    As of December 31 of each taxable year of the Company from and since the Company's taxable year ended December 31, 2011, and as of the date hereof, neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries of the Company and Taxable REIT Subsidiaries of HPC REIT) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code. As of December 31 of each taxable year of HPC REIT from and since HPC REIT's taxable year ended December 31, 2007, and as of the date hereof, neither HPC REIT nor any subsidiary of HPC REIT (other than Taxable REIT Subsidiaries of HPC REIT) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since the Company's date of formation, the Company has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. The Company has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary. Since HPC REIT's date of formation, HPC REIT has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. HPC REIT has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon HPC REIT.

        (n)   The Company is a "domestically controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code and a "domestically controlled REIT" within the meaning of Section 1.897-1(c)(2)(i) of the Treasury Regulations.

        (o)   No material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP). Neither the Company nor any Company Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (p)   Neither the Company nor any Company Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

        (q)   Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (r)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (s)   To the Company's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.13    Contracts.

        (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.13(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound (the "Company Agreements") which, to the Company's Knowledge and as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the Exchange Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K of the Exchange Act;

          (iii)  obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within sixty (60) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any Master Lease;

          (iv)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or Parent Subsidiaries, or which restricts the conduct of any business conducted by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, except for any Company Lease or any Master Lease;

           (v)  obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than the Company Charter, the Company Bylaws, the articles or certificates of incorporation, bylaws, operating agreements (or comparable organizational or governing documents) of any Company Subsidiary;

          (vi)  constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

         (vii)  would prohibit or materially delay the consummation of the Merger or the other Transactions;

        (viii)  (A) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or Master Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Company Property or obligates the Company or any Company Subsidiary to acquire, sell or enter into any lease for any real property or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any Master Lease affecting any Company Property;

          (ix)  constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

           (x)  relates to a joint venture, partnership, strategic alliance or similar arrangement or relates to or involves a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person;

          (xi)  contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions;

         (xii)  is with a Governmental Entity, except for any Company Lease or any Master Lease; or

        (xiii)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties).

        (b)   Each Company Agreement of the type described above in Section 4.13(a), whether or not set forth in Section 4.13(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents prior to the date hereof, is referred to herein as a "Company Material Contract." Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has performed all obligations required to be performed by it under the Company Material Contracts and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract, (ii) neither the Company nor any Company Subsidiary, nor, to the Company's Knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

        (c)   The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Company Material Contracts.

        Section 4.14    Investment Company Act.     Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 4.15    Environmental Matters.

        (a)   Except (i) as set forth in Section 4.15 of the Company Disclosure Letter or (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

            (i)  The Company and each Company Subsidiary are in compliance with all Environmental Laws.

           (ii)  The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  Neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice, demand, letter or written claim by any Person alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any

  Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company, threatened by any Person against the Company and any Company Subsidiary under any Environmental Law.

          (iv)  Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

           (v)  Neither the Company nor any Company Subsidiary has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  Neither the Company nor any Company Subsidiary has caused, and to the Knowledge of the Company, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

         (vii)  There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances that, to the Knowledge of the Company, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   The Company has made available to Parent information regarding all material compliance and litigation matters pertaining to the business and properties of the Company and the Company Subsidiaries arising under Environmental Laws, Environmental Permits and Hazardous Substances that are Known to the Company.

        (c)   Section 4.10 and Section 4.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 4.16    Intellectual Property.

        (a)   Except as, individually or in the aggregate, have had or, would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 4.16 of the Company Disclosure Letter, neither the Company nor the Company Subsidiaries: (i) owns any registered trademarks, service marks, domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, domain names, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company or the Company Subsidiaries of any trademarks, service marks, domain names, or patents, or (other than agreements for readily available software or data) copyrights. To the Knowledge of the Company, no Intellectual Property used by the Company or any Company Subsidiary infringes, misappropriates or otherwise violates, and the conduct of the business of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate, or is alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries own free and clear of all Liens or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted.

        (b)   This Section 4.16 contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property matters.

        Section 4.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) Company and each of the Company Subsidiaries has complied and is in compliance with all (A) Laws applicable to the Company and the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound and (B) Company Permits, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except in the case of each of (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.17(a), (i) the provisions of Section 4.17(a)(i)(A) and Section 4.17(a)(ii) shall not apply to Laws addressed in Section 4.11, Section 4.12 and Section 4.15 and (ii) the provisions of Section 4.17(a)(i)(B) shall not apply to the Company Permits addressed in Section 4.15 and Section 4.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.15 and Section 4.18, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entity, except for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or notice, nor does the Company have any Knowledge, indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.18    Properties.

        (a)   Section 4.18(a) of the Company Disclosure Letter sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all right title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Section 4.18(a) of the Company Disclosure Letter sets forth a list of the common name and location of each real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase by the Company or such Company

Subsidiary or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement.

        (b)   The Company or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, "Company Permitted Liens" means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business and disclosed to Parent prior to the date hereof, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.18(l) of the Company Disclosure Letter, (iv) any Company Leases or Master Leases or air rights affecting any Company Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other Liens that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

        (c)   Neither the Company nor any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Section 4.18(e)(i) of the Company Disclosure Letter sets forth (x) each lease or sublease that was in effect as of August 30, 2014 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Company Leases") and (y) the current rent annualized and security deposit amounts currently held for each Company Lease. Section 4.18(e)(ii) of the Company Disclosure Letter sets forth (x) each lease that was in effect as of August 30, 2014 and to which the Company or the Company Subsidiaries are parties as lessees or sublessees, with respect to each of the applicable Company Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Master Leases") and (y) the current rent annualized and security deposit amounts currently held for each Master Lease.

        (f)    True, correct and complete copies of all Company Leases and Master Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as set forth on Section 4.18(f) of the Company Disclosure Letter, (i) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in material breach or violation of, or default under, any Company Lease or Master Lease, (ii) to the Knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a default under, any Company Lease or Master Lease by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time), (iii) other than immaterial monetary defaults, no tenant under a Company Lease is in monetary default under such Company Lease and (iv) each Company Lease and Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement and (ii) except as pursuant to any Company Lease or Master Lease or Company Permitted Liens, to the Knowledge of the Company, no party other than the Company or a Company Subsidiary, has any right to use or occupy any Company Property or any portion thereof.

        (h)   Except for Company Permitted Liens, Company Leases and Master Leases provided to Parent prior to the date hereof or as otherwise set forth in Section 4.18(h) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a "Company Third Party") and (iii) to the Knowledge of the Company, the transactions contemplated herein will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Company Property.

        (i)    Except as set forth in Section 4.18(i) of the Company Disclosure Letter or pursuant to a Company Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

        (j)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a "Company Title Insurance Policy" and, collectively, the "Company Title Insurance

Policies"). A copy of each Company Title Insurance Policy in the possession of the Company has, upon request, been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (k)   The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company's or any of the Company Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.18(k) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days' notice.

        (l)    Section 4.18(l) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and the number of Company Properties currently managed by each such party.

        (m)  Except as set forth in Section 4.18(m) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligations with respect to uncompleted tenant improvements, capital improvements or capital expenditures to be made by the Company or such Company Subsidiary under any Company Lease.

        Section 4.19    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 4.19 or this Agreement, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        Section 4.20    Opinion of Financial Advisor.     The Company Board has received the oral opinion of Wells Fargo Securities, LLC (the "Company Financial Advisor"), to be confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

        Section 4.21    Insurance.     The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All appropriate insurers under the policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Company or any Company Subsidiary, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

        Section 4.22    Related Party Transactions.     Except as (i) set forth in Section 4.22 of the Company Disclosure Letter or (ii) described in the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof, since January 1, 2012, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, that would be required to be described under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.23    Company Advisor.     Section 4.23(a) of the Company Disclosure Letter lists each agreement, arrangement or understanding between or among the Company or any Company Subsidiary, on the one hand, and any member(s) of the Company Advisor Group, on the one hand (each, a "Company Advisor Related Agreement"). Prior to the date hereof, the Company has provided Parent with a true, correct and complete copy of each Company Advisor Related Agreement. Each Company Advisor Related Agreement shall be terminated effective as of the Effective Time pursuant to and in accordance with the Management Termination and Transition Agreement and Second Amendment to the Advisory Agreement by and between the Company and the Company Advisory by and among the Company, the Company Advisor and the other Company Advisor Group Persons parties thereto dated the date hereof (the "Termination Agreement").

        Section 4.24    Mortgage Backed Securities.     Except as set forth in Section 4.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.

        Section 4.25    Mortgage Loans.     Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is the holder of any mortgage loans.

        Section 4.26    Brokers; Expenses.     Except as set forth in Section 4.26 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor and the Persons listed in Section 4.26 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.26 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and the Company Financial Advisor or such Person, as applicable, true, correct and complete copies of which have been provided to Parent prior to the date hereof), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Company or any Company Subsidiary.

        Section 4.27    Takeover Statutes.     The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger and the other Transactions.

        Section 4.28    Vote Required.     The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Merger and the other Transactions.

        Section 4.29    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes, and neither Parent nor Merger Sub has relied on, any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or any Company Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Company Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf.

ARTICLE V

REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in (a) the publicly available Parent SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2 and (b) the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being agreed that any disclosure set forth in the Parent Disclosure Letter shall only qualify or modify the Section(s) or subsection(s) of this Article V it expressly references and any other Section or subsection of this Article V to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), the Parent Parties represent and warrant to the Company as set forth in this Article V.

        Section 5.1    Organization and Qualification; Subsidiaries.

        (a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true, correct and complete copies of the Parent Governing Documents, as in effect on the date hereof. Parent is in compliance with the terms of the Parent Governing Documents.

        (b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite limited liability company power and authority to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (c)   Section 5.1(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Parent Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and (iv) the classification for U. S. federal income tax purposes of each Parent Subsidiary. Parent has made available to the Company correct and complete copies of the constituent organizational or governing documents of each Parent Subsidiary, as in effect on the date of this Agreement. Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Significant Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each other Parent Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   Section 5.1(d) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

        (e)   Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, Parent has not exempted any "Person" from the "Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the Parent Charter, which exemption or Excepted Holder Limit is currently in effect.

        Section 5.2    Capitalization.

        (a)   As of the date hereof, the authorized shares of beneficial interest of Parent consist of 125,000,000 Parent Common Shares. At the close of business on August 30, 2014, 59,894,868 Parent Common Shares were issued and outstanding. All of the outstanding Parent Common Shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any Parent Subsidiary issued and outstanding. As of the date hereof, there are no (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any rights plan, relating to any Parent Equity Interests, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any Parent Equity Interests or Parent Voting Debt of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Equity Interests in Parent or any Parent Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any Parent Subsidiary.

        (b)   All of the Merger Sub membership interests are owned by, and have always been owned by, Parent. All of the Merger Sub membership interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub membership interests may vote.

        (c)   There are no voting trusts or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Shares or other Parent Equity Interest. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of beneficial interest or other Parent Equity Interests, as applicable.

        (d)   Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding Parent Equity Interests of each of the Parent Significant Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than Parent Permitted Liens), and all of such Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Parent Equity Interests in any Parent Subsidiary.

        Section 5.3    Authorization; Validity of Agreement; Parent and Merger Sub Action.     Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance and compliance by each of Parent and Merger Sub with each of their obligations hereunder, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary trust and limited liability company action, and no other corporate or limited liability company action on the part of Parent or Merger Sub, pursuant to the MGCL, the MLLCA or otherwise, is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, and the consummation by each of the Transactions, subject, with respect to the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and with respect to the Merger and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by them, is a legal, valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any of its "affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of the Company.

        Section 5.4    Board Approval.     The Parent Board, at a duly called and held meeting, has unanimously (a) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (b) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (c) resolved to recommend that the holders of Parent Common Shares vote in favor of approval of the issuance of Parent Common Shares contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

        Section 5.5    Consents and Approvals; No Violations.     Except as set forth in Section 5.5 of the Parent Disclosure Letter, none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance of or compliance with this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transaction or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) assuming receipt of the Parent Shareholder Approval, conflict with, result in any breach of or violate any provision of Parent Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with any applicable requirements of the Exchange Act and the Securities Act, (ii) any filings as may be required under the MGCL or the MLLCA in connection with the Merger, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement or the Merger or (v) such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of any Parent Party under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of a Parent Party or any other Parent Subsidiary pursuant to, any of the terms, conditions or provisions of any Parent Agreement or Parent Lease or (d) violate any order, writ, injunction, decree or Law applicable to Parent, Merger Sub or any of their respective properties or assets; except in respect of clauses (b), (c) or (d) where (x) such failures to obtain such permits, authorizations, consents or approvals, (y) such failures to make such filings or (z) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.6    Parent SEC Documents and Financial Statements.     Parent has timely filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents, as have been amended since the time of their filing, collectively, the "Parent SEC Documents"). No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (including, in each case, any notes or schedules thereto) (collectively, the "Parent Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or and Regulation S-X under the Exchange Act, which such adjustments are not, in the aggregate, material to Parent), and comply or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations of the SEC thereunder, and (iii) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated shareholders' equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount)). No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP and disclosed in the Parent SEC Documents, since January 1, 2011, Parent has not made or adopted any material change in its accounting methods, practices or policies. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents is, to the Knowledge of Parent, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

        Section 5.7    Internal Controls; Sarbanes-Oxley Act.     Since January 1, 2012, Parent has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent's disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent management's most recently completed evaluation of Parent's internal control over financial reporting, (a) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent's ability to record, process, summarize and report financial information and (b) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since January 1, 2011, to the Knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any Parent Subsidiary has engaged in improper accounting practices. For the purposes of this Section 5.7, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

        Section 5.8    Absence of Certain Changes.

        (a)   Except as contemplated by this Agreement, as set forth in Section 5.8(a) of the Parent Disclosure Letter, or as set forth in the Parent SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, Parent and Merger Sub have conducted, in all material respects, their business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.9    No Undisclosed Liabilities.     Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement or with respect to the Healthcare Properties Sale and (d) those liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries or in the notes thereto. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in the Parent Financial Statements or other Parent SEC Documents.

        Section 5.10    Litigation.     With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 5.15, as of the date hereof, there is no Legal Proceeding pending against (or to Parent's Knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary or any of their respective assets, rights or properties, or any executive officer or director of Parent (in their capacity as such) nor, to the Knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent, any Parent Subsidiary, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, any Parent Subsidiary or any of their respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither Parent nor any of the Parent Subsidiaries has, or has ever had, any employees.

        (b)   Neither Parent nor any of the Parent Subsidiaries, nor any ERISA Affiliate of Parent, (i) have, or are required to have, any Benefit Plans, (ii) have ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.12    Taxes.

        (a)   Parent and each Parent Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. Parent and each Parent Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by Parent and/or each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2012, have been provided to the Company prior to the date hereof.

        (b)   Parent: (i) for each of its taxable years commencing with Parent's taxable year ended December 31, 2012, and through and including its taxable year ending December 31, 2013 (and, if the Closing Date occurs after December 31, 2014, through and including its taxable year ending December 31, 2014) has been subject to taxation as a REIT and has satisfied all requirements to qualify, and has so qualified, as a REIT for such years; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification or taxation as a REIT or a challenge by the IRS or any other Governmental Entity to its status as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code through and after the Effective Time. No challenge to Parent's status as a REIT is pending or, to Parent's Knowledge, has been threatened.

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of Parent or the Parent Subsidiaries. Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a corporation for U.S. federal income tax purposes, either (i) qualifies as a Qualified REIT Subsidiary, (ii) has timely jointly elected with Parent to be treated as a Taxable REIT Subsidiary under Section 856(l) of the Code effective as of the later of the date such Parent Subsidiary or other entity was formed or the date such Parent Subsidiary or other entity was acquired (directly or indirectly) by Parent or (iii) is an automatic Taxable REIT Subsidiary under Section 856(l)(2) of the Code.

        (e)   Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) and 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

        (f)    Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Parent Tax Protection Agreements (as defined herein) in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that the Transactions will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, "Parent Tax Protection Agreements" means any agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, "Parent Subsidiary Partnership" means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

        (h)   There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither Parent nor any Parent Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (k)   Neither Parent nor any of the Parent Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution intended to qualify in whole or in part under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

        (l)    As of December 31 of each taxable year of Parent from and since Parent's taxable year ended December 31, 2012, and as of the date hereof, neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) had, or has, any current or accumulated earnings and profits attributable to Parent or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since Parent's formation, Parent has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid.

Parent has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

        (n)   No material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP). Neither Parent nor any Parent Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (o)   Neither Parent nor any Parent Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

        (p)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (q)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (r)   To Parent's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.13    Contracts.

        (a)   Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 5.13(a) of the Parent Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound (the "Parent Agreements") which, to Parent's Knowledge and as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the Exchange Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K of the Exchange Act;

          (iii)  would prohibit or materially delay the consummation of the Merger, the other Transactions, the Financing or the Healthcare Properties Sale;

          (iv)  constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $10,000,000 or

           (v)  (A) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease) with a fair market value in excess of $10,000,000 or (B) involves any pending or contemplated merger, consolidation or similar business combination transaction.

        (b)   Each Parent Agreement of the type described above in Section 5.13(a), whether or not set forth in Section 5.13(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents prior to the date hereof, is referred to herein as a "Parent Material Contract." Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) Parent and each Parent Subsidiary has performed all obligations required to be performed by it under the Parent Material Contracts and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract, (ii) neither Parent nor any Parent Subsidiary, nor, to Parent's Knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of Parent Subsidiaries has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.

        (c)   Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Parent Material Contracts.

        Section 5.14    Investment Company Act.     Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 5.15    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

            (i)  Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

           (ii)  Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  Neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notice, demand, letter or written claim by any Person alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of Parent, threatened by any Person against Parent and any Parent Subsidiary under any Environmental Law.

          (iv)  Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order with any Person or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other legal proceeding is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

           (v)  Neither Parent nor any Parent Subsidiary has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

         (vii)  There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances that, to the Knowledge of Parent, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   Parent has made available to the Company information regarding all material compliance and litigation matters arising under Environmental Laws and Environmental Permits that are Known to Parent.

        (c)   Section 5.10 and Section 5.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 5.16    Intellectual Property.

        (a)   Except as, individually or in the aggregate, have had or, would not reasonably be expected to have, a Parent Material Adverse Effect or as set forth in Section 5.16 of the Parent Disclosure Letter, neither Parent nor the Parent Subsidiaries: (i) owns any registered trademarks, service marks, domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, domain names, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or the Parent Subsidiaries of any trademarks, service marks, domain names, or patents, or (other than agreements for readily available software or data) copyrights. To the Knowledge of Parent, no Intellectual Property used by Parent or any Parent Subsidiary infringes, misappropriates or otherwise violates, and the conduct of the business of Parent and any of the Parent Subsidiaries does not infringe, misappropriate or otherwise violate, or is alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party. To the Knowledge of Parent, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Parent or any of the Parent Subsidiaries. Parent and the Parent Subsidiaries own free and clear of all Liens or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted.

        (b)   This Section 5.16 contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to Intellectual Property matters.

        Section 5.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) Parent and each of the Parent Subsidiaries has complied and is in compliance with all (A) Laws applicable to Parent and the Parent Subsidiaries or by which any property or asset of Parent or any Parent Subsidiary is bound and (B) Parent Permits, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent's Knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except in the case of each of (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.17(a), (i) the provisions of Section 5.17(a)(i)(A) and Section 5.17(a)(ii) shall not apply to Laws addressed in Section 5.11, Section 5.12, Section 5.15, and Section 5.18 and (ii) the provisions of Section 5.17(a)(i)(B) shall not apply to the Company Permits addressed in Section 5.15 and Section 5.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.15 and Section 5.18, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written claim or notice, nor does Parent have any Knowledge, indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.18    Properties.

        (a)   Section 5.18(a) of the Parent Disclosure Letter sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all right title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Parent Property" and collectively referred to herein as the "Parent Properties"). As of the date of this Agreement, there are no contracts for purchase of real property by Parent or a Parent Subsidiary or under which Parent or a Parent Subsidiary is required to lease or sublease real property as lessee or sublessee after the date of this Agreement.

        (b)   Parent or a Parent Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Permitted Liens" means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business and disclosed to the Company prior to the date hereof, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.18(l) of the Parent Disclosure

Letter, (iv) any Parent Leases or ground leases or air rights affecting any Parent Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Parent Title Insurance Policies made available by or on behalf of Parent or any Parent Subsidiary to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP) and (viii) any other Liens that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

        (c)   Neither Parent nor any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Section 5.18(e) of the Parent Disclosure Letter sets forth (x) each material lease or sublease that was in effect as of August 30, 2014 and to which Parent or the Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Parent Leases") and (y) the current rent annualized and security deposit amounts currently held for each Parent Lease.

        (f)    Except as set forth on Section 5.18(f) of the Parent Disclosure Letter or as individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease, (ii) to the Knowledge of Parent, no event has occurred which would result in a breach or violation of, or a default under, any Parent Lease by Parent or any Parent Subsidiary, or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time), (iii) no tenant under a Parent Lease is in monetary default under such Parent Lease and (iv) each Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement and (ii) except as pursuant to any Parent Lease or any Parent Permitted Liens, to the Knowledge of Parent, no party other than Parent or a Parent Subsidiary, has any right to use or occupy any Parent Property or any portion thereof.

        (h)   Except for Parent Permitted Liens and Parent Leases provided to the Company prior to the date hereof or as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a "Parent Third Party") and (iii) to the Knowledge of Parent, the transactions contemplated herein will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Parent Property.

        (i)    Except as set forth in Section 5.18(i) of the Parent Disclosure Letter or pursuant to a Parent Lease, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

        (j)    Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a "Parent Title Insurance Policy" and, collectively, the "Parent Title Insurance Policies"). A copy of each Parent Title Insurance Policy in the possession of Parent has, upon request, been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (k)   Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent's or any of the Parent Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.19    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 5.19 or this Agreement, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to Parent by or on behalf of the Company.

        Section 5.20    Opinion of Financial Advisor.     The Parent Board has received the oral opinion of UBS Securities LLC to be confirmed in writing, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

        Section 5.21    Insurance.     Parent and the Parent Subsidiaries are either self-insured or have policies of insurance covering Parent, the Parent Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any Parent Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.22    Related Party Transactions.     Except (a) for the Healthcare Properties Sale and the Parent Voting Agreements, (b) as set forth in Section 5.22 of the Parent Disclosure Letter or (c) as described in the publicly available Parent SEC Documents filed with or furnished to the SEC since January 1, 2012 and prior to the date hereof, since January 1, 2012 and through the date hereof, there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any other Person, on the other hand, that would be required to be described under Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.23    Mortgage Backed Securities.     Neither Parent nor any Parent Subsidiary is the owner of or issuer of market mortgage backed securities.

        Section 5.24    Mortgage Loans.     Neither Parent nor any Parent Subsidiary is the holder of any mortgage loans.

        Section 5.25    Brokers; Expenses.     No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor and the Persons listed on Section 5.25 of the Parent Disclosure Letter, whose fees and expenses shall be paid by Parent), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.26    Takeover Statutes.     The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of Parent Common Shares with respect to the Merger and the other Transactions.

        Section 5.27    Vote Required.     The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of Parent necessary to approve the issuance of the Parent Common Shares in the Merger as contemplated by this Agreement, the Merger and the other Transactions contemplated by this Agreement.

        Section 5.28    Financing.

        (a)   Parent has delivered to the Company (i) true, correct and complete copies of the executed commitment letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc. and UBS Securities LLC (the "Commitment Letter"), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent the amounts set forth therein (such debt financing (and including, if applicable, any debt securities issued in lieu of any of any such debt financing), the "Financing") and (ii) true and correct (subject to the redactions noted therein) copies of the executed fee letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc. and UBS Securities LLC (the "Redacted Fee Letter") related to the Financing. As of the date hereof, neither the Commitment Letter nor the Redacted Fee Letter has been amended or modified and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.

        (b)   As of the date hereof, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties to the Commitment Letter in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). There are no conditions precedent or other contingencies that would, or would reasonably be expected to, reduce the full amount of the Financing contemplated by the Commitment Letter or the funding of the full amount of the Financing contemplated by the Commitment Letter or materially delay or prevent the funding of all or any portion of the Financing contemplated by the Commitment Letter, other than as set forth in, or expressly contemplated by, the Commitment Letter and the Redacted Fee Letter. As of the date hereof, neither Parent nor any of the Parent Subsidiaries has entered into any side letters or other agreements imposing conditions or other contingencies to the funding of the full amount of the proceeds of the Financing contemplated by the Commitment Letter, other than those set forth in (or expressly contemplated by) the Commitment Letter and Redacted Fee Letter. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the terms of the Commitment Letter and Redacted Fee Letter to be paid on or before the date of this Agreement.

        (c)   As of the date hereof, none of Parent or Merger Sub, or to the Knowledge of Parent, any Financing Source counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letter. To Parent's Knowledge and assuming the Company and the Company Subsidiaries have performed their respective obligations under this Agreement, as of the date hereof, no event has occurred or circumstances exist that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent or Merger Sub, or to the Knowledge of Parent, any Financing Source counterparty thereto, under the Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent set forth in the Commitment Letter or (iii) otherwise result in any portion of the Financing contemplated by the Commitment Letter being unavailable; provided, however, that neither Parent nor Merger Sub is making any representation or warranty regarding the effect of any inaccuracy in the representations and warranties of the Company set forth herein. As of the date hereof, none of Parent or Merger Sub has received any notice or other communication from any party to the Commitment Letter with respect to or is otherwise aware of (A) any breach or default on the part of Parent or Merger Sub or any other party to the Commitment Letter or (B) any intention of such party to terminate the Commitment Letter, to not provide all or any portion of the Financing or to require any additional reserves not contemplated by the Commitment Letter and the Redacted Fee Letter or for expenses to be paid by Parent or any of its Affiliates on prior to or as a condition to the consummation of the Financing at Closing other than as provided in the Commitment Letter and the Redacted Fee Letter.

        (d)   Parent expressly acknowledges and agrees that the receipt of all or any portion of the Financing is not a condition to its and/or Merger Sub's obligations to effect the Closing. Assuming the accuracy of the representations and warranties of the Company in this Agreement as of the Closing Date and the performance by the Company and the Company Subsidiaries of their obligations hereunder, the amount of funds to be provided pursuant to the Commitment Letter, if funded in accordance with the terms therein, together with the proceeds of the Healthcare Properties Sale, if funded in accordance with the terms of the agreement for such sale, and other financial resources of Parent and Merger Sub available on or prior to the time of Closing, including cash on hand and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient to consummate the Merger, the Transactions and to pay (i) the Cash Consideration, (ii) any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13 and (iii) all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, and any other related fees and expenses.

        Section 5.29    Ownership of Merger Sub; No Prior Activities.

        (a)   Merger Sub was formed solely for the purpose of engaging in the Transactions. All of the equity interests of Merger Sub are owned, directly or indirectly, by Parent.

        (b)   Except for the obligations or liabilities incurred in connection with its organization and the Transactions, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 5.30    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article V, the Company acknowledges that neither Parent nor any other Person acting on its behalf makes, and Company has not relied on, any other express or any implied representations or warranties in this Agreement with respect to (i) Parent, Merger Sub or any other Parent Subsidiary, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on their behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business by the Company Pending the Closing.

        (a)   The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (A) shall and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) agrees that during the Interim Period the Company shall not, and shall not permit any Company Subsidiary to:

            (i)  amend or propose to amend the Company Governing Documents, or the articles of incorporation, bylaws or equivalent organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise) or waive the stock ownership limit under the Company Governing Documents or exempt any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or establish or increase an "Excepted Holder Limit," as such terms are defined in the Company Charter;

           (ii)  split, combine, subdivide, consolidate or reclassify any shares of capital stock of the Company or any Company Subsidiary;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to any shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, other than for (A) the authorization by the Company of daily dividends, payable monthly in accordance with past practice for the period up to the Closing Date (including any prorated amount from the date of the payment of the last such dividend through the Closing Date) at a rate not to exceed an annual rate of $0.65 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary and (C) dividends or other distributions by HPC REIT (x) to Cole OFC Houston TX, LLC and (y) with respect to the preferred members of HPC REIT, in strict accordance with the requirements of its organizational documents, as in effect on the date hereof, to make distributions to its preferred members; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.1(a)(iii), the Company shall, with Parent's consent (which consent shall not be unreasonably withheld or delayed), make any applicable Special Distribution, it being understood that, except for a Special Distribution paid solely on account of increases in rental income with respect to the Company Properties in the ordinary course of business (including prepaid rent payments), Parent may condition its consent on an equitable adjustment to the Merger Consideration equal to (x) a reduction of the Per Share Cash Amount (but in no case below zero) by the per share amount of the Special Distribution and (y) a reduction of the Exchange Ratio in an amount equal to (1) the per share amount of the Special Distribution divided by (2) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the date of this Agreement;

          (iv)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any Company Subsidiary or Company

  Equity Interests, except with respect to the repurchase or redemption of shares of Company Common Stock in accordance with the Company Share Redemption Program as set forth on Section 6.1(a)(iv) of the Company Disclosure Letter;

           (v)  except for issuances by a wholly owned, directly or indirectly, Company Subsidiary to the Company or another existing wholly owned Company Subsidiary, or as otherwise contemplated in Section 6.1(a)(v) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any Company Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Equity Interests;

          (vi)  except as required by any of the Company Leases set forth in Section 6.1(a)(vi) of the Company Disclosure Letter, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options as described on Section 6.1(a)(vi) of the Company Disclosure Letter or (B) the pending acquisitions set forth on Section 6.1(a)(vi) of the Company Disclosure Letter (the "Company Pending Acquisitions");

         (vii)  sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) as set forth on Section 6.1(a)(vii) of the Company Disclosure Letter, (B) for pledges and encumbrances on property and assets (x) in the ordinary course of business consistent with past practices and that would not be material to such property and assets and (y) pursuant to the Company's existing revolving credit facility or (C) sales to joint venture partners pursuant to existing purchase rights or options as described on Section 6.1(a)(vii) of the Company Disclosure Letter;

        (viii)  incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company or any of the Company Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness in a principal amount of not more than $10,000,000 in the aggregate that is incurred under the Company's existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice or such additional amounts to fund any Company Pending Acquisitions or (B) to refinance at maturity any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof or the terms of such Indebtedness do not otherwise materially adversely affect the Company, any Company Subsidiary or Parent;

          (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary or (B) (1) loans or advances required to be made under any of the Company Leases or Master Leases or (2) the loans or advances (including those to non-Affiliate tenants) set forth on Section 6.1(a)(ix) of the Company Disclosure Letter;

           (x)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement;

          (xi)  except as set forth on Section 6.1(a)(xi) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease) or any Master Lease;

         (xii)  waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before it is due in accordance with its terms;

        (xiii)  settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries involving an amount paid in settlement in excess of, $500,000 individually or $1,000,000 in the aggregate or which would include any non-monetary relief, and (B) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Company Common Stock, other than in accordance with Section 7.3;

        (xiv)  (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any natural person to a position of officer or director of the Company or any Company Subsidiary, or (B) enter into, or adopt or become liable with respect to (or agree to any of the foregoing) any employment, bonus, severance or retirement contract or other Benefit Plan or other compensation or employee benefits arrangement;

         (xv)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

        (xvi)  enter into any new line of business;

       (xvii)  subject to Section 6.1(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company or HPC REIT to fail to qualify as a REIT or (B) any Company Subsidiary (other than HPC REIT) (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

      (xviii)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return, or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the Company or HPC REIT as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action;

        (xix)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any Company Pending Acquisition permitted pursuant to Section 6.1(a)(vi) in a manner that would not reasonably be expected (A) to be materially adverse to the Company or (B) to prevent or impair the ability of the Company to consummate the Merger;

         (xx)  amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 4.26 of the Company Disclosure Letter, in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;

        (xxi)  make any payment, distribution or transfer of assets to any member of the Company Advisor Group except in such amount and as expressly contemplated by this Agreement, the Termination Agreement or Section 4.23 of the Company Disclosure Letter;

       (xxii)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 and Section 8.2 to not be satisfied; or

      (xxiii)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(a)(iii), Section 6.1(a)(xvii) and Section 6.1(a)(xviii), nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for each of the Company or HPC REIT to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Sullivan & Worcester LLP and Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP and Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(f) and Section 8.3(f) respectively, on the Closing Date (a "Company Tax Representation Letter") and (iii) deliver to Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(e) on the Closing Date.

        Section 6.2    Conduct of Business by Parent and Merger Sub Pending the Closing.

        (a)   The Parent Parties agree that during the Interim Period, except (i) as set forth in Section 6.2 of the Parent Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement or in the Commitment Letter or in connection with the Financing (including any Alternate Financing or other alternative financing) or the Healthcare Properties Sale, (iii) as may be required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), each of the Parent Parties (A) shall and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) agrees that during the Interim Period the Parent Parties shall not, and shall not permit any Parent Subsidiary to:

            (i)  amend or propose to amend the Parent Governing Documents, or the articles of incorporation, bylaws or equivalent organizational documents of any Parent Subsidiary (including by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Merger or adversely affect the holders of Company Common Stock whose shares may be converted into Parent Common Shares at the Effective Time in a manner different than holders of Parent Common Shares prior to the Effective Time;

           (ii)  split, combine, subdivide, consolidate or reclassify any shares of beneficial interest of Parent;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest or equity securities of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary or otherwise make any payments to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $1.92 per Parent Common Share (including any prorated amount from the date of the payment of the last such dividend or distribution through the Closing Date), (B) the declaration and payment of dividends or other distributions to Parent or a direct or indirect wholly owned Parent Subsidiary by any direct or indirect wholly owned Parent Subsidiary or (C) dividends or other distributions by any Parent Subsidiary that is not wholly-owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.2(a)(iii), Parent may, with the Company's consent (which consent shall not be unreasonably withheld or delayed), make any applicable Special Distribution, it being understood that, except for a Special Distribution paid solely on account of increases in rental income with respect to the Parent Properties in the ordinary course of business (including prepaid rent payments), the Company may condition its consent on an equitable adjustment to the Merger Consideration equal to no change in the Per Share Cash Amount and an increase of the Exchange Ratio in an amount equal to (x) the per share amount of the Special Distribution multiplied by the Exchange Ratio (as in effect immediately prior to the adjustment), divided by (y) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the date of this Agreement;

          (iv)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Parent Common Shares, except in accordance with Article VII of the Parent Charter;

           (v)  issue or sell any Parent Common Shares or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares, except for (A) issuances of Parent Common Shares to Parent Manager pursuant to Parent's business management agreement, (B) issuances of Parent Common Shares pursuant to Parent's 2012 Equity Compensation Plan in the ordinary course of business consistent with past practice and (C) other issuances or sales of Parent Common Shares (or securities convertible into or exercisable or exchangeable for Parent Common Shares) provided that the aggregate number of Parent Common Shares issued and sold in reliance upon this Section 6.2(a)(v)(C) is not more than 8,000,000;

          (vi)  except as required by any of the Parent Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $10,000,000, in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or (B) acquisitions of real property (and any corporation, partnership, limited liability company, other business organization owning solely real property) if, after giving effect to such acquisition and all related financing, costs and expenses, Parent has not less than $500,000,000 of undrawn commitments under its revolving credit facility, as such facility may be increased by Parent after the date hereof;

         (vii)  incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent's revolving credit facility (as such facility may be increased by Parent after the date hereof), (B) to refinance at maturity any Indebtedness of Parent or the Parent Subsidiaries, (C) Indebtedness incurred or assumed by Parent or a Parent Subsidiary in connection with an acquisition made in accordance with Section 6.1(a)(vi), (D) Indebtedness incurred or assumed to finance the Merger and the Transactions, (E) Indebtedness incurred pursuant to obligations under any Parent Leases or (F) loans or advances by Parent or a direct or indirect wholly owned Parent Subsidiary to a direct or indirect wholly owned Parent Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in Parent's reasonable judgment at the time of such incurrence, materially adversely affect Parent or any Parent Subsidiary.

        (viii)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

          (ix)  subject to Section 6.2(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

           (x)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of Parent as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

          (xi)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected (A) to be materially adverse to Parent or (B) to prevent or impair the ability of Parent to consummate the Merger;

         (xii)  enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Merger and other Transactions;

        (xiii)  amend or modify the compensation terms or any other obligations of Parent contained in the business management agreement with Parent Manager in a manner financially materially adverse to Parent, any Parent Subsidiary or the Company;

        (xiv)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.3 to not be satisfied; or

         (xv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(a)(iii), Section 6.2(a)(ix) and Section 6.2(a)(x), nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Sullivan & Worcester LLP and Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP and Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(f) and Section 8.3(f), respectively, on the Closing Date (a "Parent Tax Representation Letter"), and (iii) deliver to Sullivan & Worcester LLP an officer's certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP to render the opinion described in Section 8.3(e) on the Closing Date.

        Section 6.3    No Solicitation; Change in Recommendation.

        (a)   Except as expressly permitted by this Section 6.3, during the Interim Period, the Company shall and shall cause each of the Company Subsidiaries and their respective Representatives (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent, the Company or any of their respective Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal. Notwithstanding the foregoing in this Section 6.3(a), upon the unsolicited request of a third party, the Company may grant a limited waiver of a standstill or confidentiality agreement provision for the sole purpose of allowing a third party to make a confidential unsolicited bona fide written Competing Proposal to the Company Board (directly or through the Company's outside legal counsel or outside financial advisors) if, contemporaneously with granting such limited waiver, the Company notifies Parent of the Company Board's determination (such notice to be made orally and confirmed in writing) and of the identity of the Person party to or bound by the applicable standstill or confidentiality agreement. It is agreed that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company.

        (b)   Notwithstanding anything to the contrary contained in this Section 6.3(b), (i) if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the Company Board determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement and (ii) the Company Board has determined in good faith, after consultation with the Company's outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with their directors' duties under applicable Maryland Law, the Company may or cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with Section 6.3(c), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that the Company shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 6.3(b) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3(b) by the Company.

        (c)   The Company shall promptly, and in any event no later than 24-hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise Parent in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep Parent promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a Company Subsidiary from providing any information required to be provided to Parent in accordance with this Section 6.3 within the time periods contemplated hereby.

        (d)   Except as expressly permitted by this Section 6.3(d), the Company Board shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an "Acquisition Agreement"). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board, may make (but in each case, subject to compliance with this Section 6.3(d) and Sections 6.3(a)-(c)), an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 6.3 is made to the Company by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the Company Board has determined in good faith (y) after consultation with the Company's outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland Law and (z) after consultation with the Company's outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) the Company has given Parent at least five (5) Business Days' prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) Parent and the Company have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent and shall have determined that, after consultation with the Company's outside financial advisors and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days. Unless this Agreement has been terminated in accordance with Section 9.1, the Company Board shall submit this Agreement to its stockholders even if the Company Board shall have effected an Adverse Recommendation Change, and the Company Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

        (e)   Except to the extent provided in Section 6.3(c) or Section 6.3(d), nothing in this Section 6.3 shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 6.3(e)) permitted under this Section 6.3(e) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed an Adverse Recommendation Change and; provided, further, that the Company Board shall not, except as expressly permitted by Section 6.3(d), effect an Adverse Recommendation Change.

        (f)    As used in this Agreement, "Competing Proposal" means any inquiry, proposal or offer from any Person (other than Parent and the Parent Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of fifteen percent (15%) or more of the consolidated assets (including equity interests in Subsidiaries) of the Company (based on the fair market value thereof, as determined in good faith by the Company Board, as applicable, after consultation with the Company's outside financial advisors and independent accountants), as applicable, or assets comprising fifteen percent (15%) or more of the revenues or earnings on a consolidated basis of the Company (ii) acquisition of fifteen percent (15%) or more of the outstanding equity securities of the Company or any class of equity securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of the Company involved is fifteen percent (15%) or more (in each case, other than the Transactions) or (vi) any of the foregoing types of transactions, regardless of whether they meet the stated fifteen percent (15%) threshold, if they involve, directly or indirectly any Healthcare Properties.

        (g)   As used in this Agreement, "Superior Proposal" means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of "Competing Proposal" to "fifteen percent (15%)" shall be replaced by "one hundred percent (100%)") made by a Person or "group", within the meaning of Section 13(d) of the Exchange Act, on terms that the Company Board determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal that the Company Board deems relevant, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the Parent Parties in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the Company and its stockholders (solely in their capacity as such) from a financial point of view than the Transactions, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained and (iii) is reasonably likely to receive all required approvals from any Governmental Entity on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

        Section 6.4    Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals.

        (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, and (ii) Parent shall prepare (with the Company's reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the

Form S-4 and the Joint Proxy Statement and shall provide to their and each other's counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

        (b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 6.4(b) shall limit the obligations of any Party under Section 6.4(a). For purposes of Section 4.8 and this Section 6.4, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

        (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The

Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.3(d). Notwithstanding the foregoing provisions of this Section 6.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the Outside Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Competing Proposal (whether or not a Superior Proposal).

        (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval. Notwithstanding the foregoing provisions of this Section 6.4(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the Outside Date.

        (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Access; Confidentiality.

        (a)   During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall, and the Company and Parent shall cause each of the other Parent Entities and the other Company Entities, respectively, to, afford to the other Parties and to their respective Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their and their respective Subsidiaries' respective properties, offices, books, contracts, commitments, personnel and records and to its and its respective Subsidiaries' officers, accountants, manager's employees, counsel and other Representatives, and, during such period, each Party shall reasonably promptly make available to the other Party, subject, in the case of competitively sensitive information, to any "clean-room" arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor the Parent Parties shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to the consideration, negotiation and performance of this Agreement and related agreements, (B) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or statutory duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Parties will use its reasonable best efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder. Notwithstanding any other provision of this Agreement, each Party agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 7.1 for any competitive or other purpose unrelated to the consummation of the Merger, the other Transactions, the Financing or the Healthcare Properties Sale. Prior to the Effective Time, neither Party shall, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with third parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of the other Party and its Subsidiaries without the prior written consent of the other Party (provided that, for the avoidance of doubt, nothing in this Section 7.1 shall be deemed to restrict any Party and their respective Representatives and Affiliates from contacting such parties in pursuing its own business in the ordinary course).

        (b)   Unless and until the Closing occurs, each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

        (c)   Notwithstanding the foregoing in this Section 7.1, Parent and its Affiliates and Representatives may disclose to the Financing Sources, SNH and their Representatives, and Parent and its Affiliates and Representatives and the Financing Sources, SNH and their Representatives may use, any such information regarding the Company and the Company Subsidiaries and their business, this Agreement, the Transactions and the Healthcare Properties Sale and documents related thereto, and the Company shall, and shall cause each of the other Company Entities to, afford the Financing Sources, SNH and their Representatives access to the Company's and the Company Subsidiaries' properties, offices, books, contracts, commitments, personnel and records and officers, accountants, manager's employees, counsel and other Representatives as described in Section 7.1(a), in each case, in connection with the Financing, any Alternate Financing or other alternative financing in connection with the Transactions or the Healthcare Properties Sale, including as part of the due diligence investigation by (i) the Financing Sources and their Representatives, for preparation of Offering Materials, and during syndication or marketing of the Financing, Alternate Financing or other alternative financing in connection with the Transactions or (ii) SNH and its lenders and Representatives; provided, however, in each case, that the Financing Sources or SNH, as applicable, shall first have entered into customary confidentiality undertakings with respect to such information (which may, in the case of the Financing Sources, include through a notice and deemed undertaking in a form customarily used in Offering Materials).

        Section 7.2    Consents and Approvals.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Parent Parties shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

        (b)   In connection with and without limiting the foregoing, each of the Parent Parties and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to any Person, and each of the Parent Parties and the Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any consents from any Person not covered by Section 7.2(a) that are necessary, proper or advisable to consummate the Merger, the other Transactions or the Healthcare Properties Sale. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor the Parent Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, except as set forth in Section 8.2(g), obtaining any approval or consent from any Person pursuant to this Section 7.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

        (c)   In connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger or the other Transactions, none of the Parties or any of their Subsidiaries, or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

        Section 7.3    Notification of Certain Matters; Transaction Litigation.

        (a)   Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

        (b)   The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Parties to provide such prompt notice under this Section 7.3(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

        (c)   Each of the Parties agree to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities or the other Parent Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        (d)   The Company shall give prompt notice to Parent of and keep Parent reasonably informed on a current basis with respect to, and the Parent Parties shall give prompt notice to the Company of and keep the Company reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to such Party's knowledge, threatened against, relating to or involving such Party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other Transactions. The Company shall give the Parent Parties the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.4    Publicity.     The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without, to the extent reasonable under the circumstances, consulting the other Party and providing such Party with an opportunity to review and comment upon such press release or other announcement; provided, however, that a Party shall not be required to provide any such review or comment to another Party (i) in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change or (ii) in connection with the Financing or the Healthcare Properties Sale.

        Section 7.5    Directors' and Officers' Insurance and Indemnification.

        (a)   From and after the Effective Time, the Surviving Entity shall honor and comply with, to the fullest extent permissible under applicable Law, the obligations of the Company with respect to indemnification, advancement of expenses and exculpation and related matters, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the "Indemnification Agreements") to individuals who at or prior to the Effective Time were officers, directors or agents of the Company or a Company Subsidiary and covered by such Company Governing Documents or Indemnification Agreements (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including, but not limited to, in connection with the approval of this Agreement and the Transactions.

        (b)   Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person's capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (i) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person's prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) the Surviving Entity shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

        (c)   For a period of six (6) years after the Effective Time, the articles of organization and limited liability company operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

        (d)   Prior to the Effective Time, the Company shall, in consultation with Parent, obtain and fully pay the premium for the non-cancelable extension of the coverage afforded by the Company's existing directors' and officers' liability insurance policies (the "D&O Insurance"), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company's existing policies (true, correct and complete copies of which have been provided to Parent prior to the date hereof) and with limits of liability that are no lower than the limits on the Company's existing policies as long as the premium in the aggregate does not exceed two hundred fifty percent (250%) of the annual aggregate premium(s) under the Company's existing policies.

        (e)   In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

        (f)    The Covered Persons (and their successors and heirs) are intended third-party beneficiaries of this Section 7.5 and from and after the Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person's consent.

        Section 7.6    Takeover Statutes.     The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

        Section 7.7    Obligations of Merger Sub.     Parent shall take all reasonable action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 7.8    Rule 16b-3.     Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.8.

        Section 7.9    Certain Tax Matters.     Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither the Parent Parties nor the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 7.10    Financing and Financing Cooperation.

        (a)   Unless, and to the extent, Parent and Merger Sub have sufficient cash from other sources sufficient to consummate the Merger, the Transactions and to pay the Cash Consideration, any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13, all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and any other related fees and expenses, and for the Refinancing (the "Necessary Financing") (including pursuant to any Alternate Financing or other alternative financing), each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the full amount of the Financing (or such portion of the Financing as Parent determines to be necessary, together with cash from other sources (including pursuant to any Alternate Financing or other alternative financing), to satisfy its obligations under Section 5.28(d) and for the Refinancing), on the terms and conditions described in the Commitment Letter (as it may be amended in accordance with the provisions below), after giving effect to the market flex terms in the Redacted Fee Letter, and shall not (without the written consent of the Company) permit any amendment or modification to be made to (other than to amend the Commitment Letter to add lenders, co-agents, lead arrangers or similar entities who have not executed the Commitment Letter as of the date hereof or to reassign titles), or any waiver of any provision or remedy under, the Commitment Letter or the Redacted Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (taking into account any Alternate Financing or other alternative financing and any cash from other sources) such that Parent or Merger Sub would be unable to pay (A) the Cash Consideration, (B) any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13 and (C) all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, the funding of the Financing on the Closing Date and any other related fees and expenses) or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, other than a waiver of any closing conditions by the lead arrangers, lenders or agents or (C) relieve any Financing Source of any of its funding commitments under the Commitment Letter without replacement thereof as provided below; provided that Parent shall have the right to substitute other financing for all or any portion of the Financing from the same and/or alternative financing sources and to replace any Financing Sources with any other financing sources and in connection therewith relieve any such replaced Financing Source of all or a portion of its funding commitments under the Commitment Letter; provided, further, that such substitution shall only be permitted if (1) the terms thereof would not be reasonably expected to materially delay or prevent the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur and (2) the conditions to the Financing set forth in the Commitment Letter would not be expanded or modified in a manner that would reasonably be expected to materially delay or prevent the Closing. Any reference in this Agreement to (I) "Financing" shall include the financing contemplated by the Commitment Letter as amended or modified in compliance with this Section 7.10(a) and (II) "Commitment Letter," and "Redacted Fee Letter" shall include such documents as amended or modified in compliance with this Section 7.10(a).

        (b)   Unless, and to the extent, Parent and Merger Sub have sufficient cash from other sources available to satisfy their obligations under Section 5.28(d) and for the Refinancing (including pursuant to any Alternate Financing or other alternative financing), each of Parent and Merger Sub shall use its commercially reasonable efforts to (i) maintain in effect, and enforce its rights under, the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter, including the market flex provisions in the Redacted Fee Letter and (iii) satisfy (or obtain the waiver of) all conditions within Parent and Merger Sub's control to funding contained in the Commitment Letter and consummate the Financing at or prior to the Closing. Parent and Merger Sub shall inform the Company on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice after becoming aware of (A) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Commitment Letter or any definitive agreement related thereto, (B) any termination of the Financing contemplated by the Commitment Letter and/or (C) the implementation of any of the flex provisions in order to effect all or any portion of the Financing, if such flex provisions would be reasonably expected to prevent or materially delay the Closing.

        (c)   If, notwithstanding the use of commercially reasonable efforts by Parent to satisfy its obligations under Section 7.10(a) and Section 7.10(b), the Commitment Letter shall expire or be terminated or modified in a manner materially adverse to Parent so as to materially delay or prevent the Closing, for any reason and in whole or in part, prior to the Closing (including as a result of a breach or repudiation), or if any portion of the Financing becomes unavailable (and such portion is necessary for Parent to obtain the Necessary Financing on the terms and conditions contemplated in the Commitment Letter (other than as a result of obtaining substitute debt financing in accordance with Section 7.10(a)) or unless, and to the extent, Parent has sufficient cash from other sources available to satisfy the Necessary Financing (including pursuant to any Alternate Financing or other alternative financing), Parent shall use its commercially reasonable efforts to arrange promptly to obtain alternative financing from alternative sources on terms (including, without limitation, as it relates to economic provisions and the payment of fees, compensation and expenses and any flex provisions contained therein) and in an amount such that the aggregate funds together with other financial resources of Parent and Merger Sub, including any remaining portion of the Financing and any alternative financing, any proceeds from the Healthcare Properties Sale and any other cash on hand and marketable securities of Parent and Merger Sub that would be available to Parent and Merger Sub at the Closing will be sufficient for Parent and Merger Sub to obtain the Necessary Financing (the "Alternate Financing") and to obtain a new financing commitment letter with respect to such Alternate Financing (the "New Commitment Letter"), which shall replace the existing Commitment Letter to the extent such Alternate Financing replaces the Financing. Parent shall promptly notify the Company of such expiration, termination or unavailability referred to in the first sentence of this Section 7.10(c) and the reason therefor, and shall provide a true, correct and complete copy of such New Commitment Letter to the Company (which may include redactions as specified therein). In the event any New Commitment Letter is obtained, (i) any reference in this Agreement to the "Financing" shall mean the financing contemplated by the Commitment Letter as such reference is modified pursuant to clause (ii) below (and include, if applicable, any debt securities issued in lieu of any such financing), (ii) any reference in this Agreement to the "Commitment Letter" shall be deemed to include the Commitment Letter to the extent that it is not superseded by a New Commitment Letter at the time in question and, to the extent so superseded, the New Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to "Redacted Fee Letter" shall be deemed to include any fee or other letter relating to the Commitment Letter that is not superseded by a New Commitment Letter at the time in question and the New Commitment Letter to the extent then in effect.

        (d)   The Company agrees to, and to cause the Company Subsidiaries to, and to use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent and the Financing Sources in connection with the Financing, including: (i) furnishing to Parent and the Financing Sources as promptly as practicable the Required Information and periodically updating the Required Information so that it is complete and correct in all material respects and does not include an untrue statement of a material fact or omit to state a fact necessary to make the statements, in the light of the circumstances under which they were made, not misleading; (ii) using commercially reasonable efforts to provide information relevant to, or reasonably requested by Parent and the Financing Sources for, the preparation of private and public customary confidential information memoranda for the bank facilities, private placement memoranda, registration statements, prospectuses and supplements thereto, and offering documents for a customary securities offering (collectively, the "Offering Materials") and roadshows and other customary marketing materials to be used in connection with the Financing reasonably deemed necessary by the lead arrangers or book runners of the Financing to complete a successful syndication or offering pursuant to the terms of the Commitment Letter or otherwise in connection with the Financing, including customary authorization letters that confirm that the public version of the bank confidential information memorandum does not include any material non-public information with respect to the Company and the Company Subsidiaries, and participating (including participation by senior management, Representatives and advisors of the Company and the Company Subsidiaries) in due diligence sessions and informational meetings with Parent, the Financing Sources (including potential lenders) and their respective Representatives related to the Financing; (iii) causing the Company's and the Company Subsidiaries' (as applicable) independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary "comfort letters" (including customary "negative assurances" and pro forma financial statement comfort) and customary assistance with the due diligence activities of Parent and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings, and causing the Company's and the Company Subsidiaries' legal counsel to provide customary assistance with the due diligence activities of Parent and the Financing Sources, including providing customary legal opinions on the Closing Date in connection with the Financing; (iv) ensuring that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries; (v) taking all actions and providing information related to the Company that is reasonably available to it to assist Parent in the preparation of any credit agreement, indentures, underwriting agreements, purchase agreements, registration rights agreements, currency or interest hedging arrangements, other definitive financing documents (including joinders thereto), officer's certificates, legal opinions, Lien searches, resolutions, customary closing documents, or other certificates or documents with respect to the Financing as may be reasonably requested by Parent; (vi) delivery to Parent and the Financing Sources as promptly as reasonably practicable of all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the USA Patriot Act; (vii) facilitating the consummation of the Financing to the extent within the control of the Company and the Company Subsidiaries, and taking all corporate actions reasonably requested by Parent or Merger Sub to permit the consummation of the Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent in the Financing set forth in the Commitment Letter or as otherwise reasonably requested by Parent or Merger Sub; (viii) taking all actions as may be required or reasonably requested by Parent or the Financing Sources in connection with the Refinancing, including delivery to Parent and the Financing Sources of the Payoff Letters and (ix) using commercially reasonable efforts to assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the facilities contemplated by the Commitment Letter and any debt securities offered in connection therewith from Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's"), respectively, and public ratings for any of the facilities and any debt securities issued in connection with the Financing from each of S&P and Moody's. The Company hereby consents to the use of all of its and the Company Subsidiaries' logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources, and that Parent, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, until the Closing Date, none of the Company, any of the Company Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 7.10(d) to (A) pay any commitment or other fee in connection with any proposed Financing, (B) enter into any definitive agreement, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, related to any proposed Financing that will be effective at any time before the Closing Date, to the extent not specifically provided in this Section 7.10(d) or Section 7.10(e), (C) unless promptly reimbursed by Parent upon written request of the Company, incur any other out of pocket expenses (other than immaterial incidental expenses) in connection with the Financing, (D) except as expressly provided in this Agreement, take any corporate actions prior to the Closing to permit or facilitate the consummation of the Financing or (E) take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company and the Company Subsidiaries. Parent shall (1) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any Company Subsidiary in connection with providing the assistance contemplated by this Section 7.10(d) and (2) indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing and any information used in connection therewith (other than information provided in writing by the Company or any Company Subsidiary) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at Parent's request pursuant to this Section 7.10(d), except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company's any Company Subsidiary's or their respective Representatives' fraud, gross negligence or willful misconduct.

        (e)   The Company shall use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Existing Credit Agreement, repayment in full of all obligations in respect of Indebtedness under the Existing Credit Agreement and release of any Liens and guarantees in connection therewith on the Closing Date (the "Refinancing"). In furtherance and not in limitation of the foregoing, the Company shall use reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing Date customary payoff letters with respect to the Existing Credit Agreement (the "Payoff Letters" and each, a "Payoff Letter"), in substantially final form and in form and substance reasonably acceptable to Parent from all financial institutions and other Persons to which such Indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company Entities securing such Indebtedness and any other obligations secured thereby, shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the Closing be released and terminated.

        (f)    The Company agrees to, and to cause the Company Subsidiaries to, use its and their reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Healthcare Properties Sale, including without limitation (i) taking all actions and providing information related to the Healthcare Properties that is reasonably available to it to assist SNH in the preparation of any financing documents, officer's certificates, legal opinions, Lien searches, resolutions, customary closing documents or other certificates or documents with respect to the Healthcare Properties Sale as may be reasonably requested by Parent; (ii) facilitating the consummation of the Healthcare Properties Sale to the extent within the control of the Company and the Company Subsidiaries, and taking all corporate actions reasonably requested by

Parent or Merger Sub to permit the consummation of the Healthcare Properties Sale, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to such sale set forth in the agreement for the Healthcare Properties Sale or as otherwise reasonably requested by Parent or Merger Sub. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent, SNH and their respective Affiliates may share customary projections with respect to the Healthcare Properties with SNH and its lenders and Representatives. Parent shall (A) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any Company Subsidiary in connection with providing the assistance contemplated by this Section 7.10(f) and (B) indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the foregoing and any information used in connection therewith (other than information provided in writing by the Company or any Company Subsidiary) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at Parent's request pursuant to this Section 7.10(f), except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company's, any Company Subsidiary's or their respective Representatives' fraud, gross negligence or willful misconduct.

        Section 7.11    Termination of Company DRIP and Company Share Redemption Program.

        (a)   The Company shall (i) take such actions as may be required to terminate the Company DRIP effective immediately prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are purchased or issued pursuant to the Company DRIP during the Interim Period and (iii) ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

        (b)   The Company shall (i) take such actions as may be required to terminate the Company Share Redemption Program effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are repurchased by Company pursuant to the Company Share Redemption Program during the Interim Period, except as expressly permitted by this Agreement and (iii) ensure that no redemption or other rights under the Company Share Redemption Program enable the holder of such rights to cause Parent or any Parent Subsidiary to redeem Parent Common Shares issued in connection with the Merger as a result of such redemption or other rights at or after the Effective Time.

        Section 7.12    Name Changes.     At or as soon as reasonably practicable after the Closing, the Surviving Entity shall use commercially reasonable efforts to change the name of each Company Subsidiary to remove the word "Cole" from such Company Subsidiary's name.

        Section 7.13    Non-Member Manager Removal.     At or as soon as reasonably practicable after the Closing, the Parties agree to cooperate in good faith to replace the Company Advisor or its applicable Affiliate as the non-member manager and springing member of the Company Subsidiaries, each as listed on Section 7.13 of the Company Disclosure Letter, effective as of the Effective Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 8.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived (in writing) in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

        (a)    Stockholder Approvals.    Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Shareholder Approval.

        (b)    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger.

        (c)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

        (d)    New York Stock Exchange Listing.    The Parent Common Shares to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger and to consummate the other Transactions also are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (except for the first two sentences of Section 4.2(a)), Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.8(b) (Material Adverse Effect), Section 4.14 (Investment Company Act), Section 4.20 (Opinion of Financial Advisor), Section 4.26 (Brokers; Expenses), Section 4.27 (Takeover Statutes) and Section 4.28 (Vote Required) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), (ii) the representations and warranties set forth in the first two sentences of Section 4.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article IV), individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (d)    Delivery of Certificate.    Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

        (e)    Tax Opinion.    The Company shall have received and delivered to Parent a tax opinion of Morris, Manning & Martin, LLP, counsel to the Company, on which Parent shall be entitled to rely, dated as of the Closing Date and in the form of Exhibit C attached hereto, to the effect that commencing with the Company's taxable year ended December 31, 2011, (i) the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company's actual method of operation has enabled the Company to meet the requirements for qualification and taxation as a REIT under the Code (A) for each of its taxable years commencing with its taxable year ended December 31, 2011 and through its most recently completed taxable year and (B) from the end of its most recently completed taxable year through the Effective Time. Such opinion shall be subject to customary exceptions, assumptions, and qualifications and based on representations contained in the Company Tax Representation Letter, it being understood that Parent shall have the right to reasonably comment on these assumptions and representations and include therein facts and information obtained by Parent during its due diligence.

        (f)    Section 368 Opinion.    Parent shall have received the written opinion of its counsel, Sullivan & Worcester LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Worcester LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

        (g)    Consents.    All consents described in Section 8.2(g) of the Company Disclosure Letter shall have been obtained on terms reasonably satisfactory to Parent.

        Section 8.3    Conditions to Obligations of the Company.     The obligations of the Company to effect the Merger and to consummate the other Transactions also are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Parent Parties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.3 (Authorization; Validity of Agreement; Parent and Merger Sub Action), Section 5.8(b) (Material Adverse Effect), Section 5.14 (Investment Company Act), Section 5.20 (Opinion of Financial Advisor), Section 5.25 (Brokers and Expenses), Section 5.26 (Takeover Statutes) and Section 5.27 (Vote Required) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (ii) each of the other representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in Article V) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in Article V), individually or in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

        (c)    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (d)    Delivery of Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

        (e)    Tax Opinion.    Parent shall have received and delivered to the Company a tax opinion of Sullivan & Worcester LLP, special counsel to Parent, on which the Company shall be entitled to rely, dated as of the Closing Date and in the form of Exhibit D attached hereto, to the effect that commencing with Parent's taxable year ended December 31, 2012, (i) Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (ii) Parent's actual method of operation has enabled Parent to meet the requirements for qualification and taxation as a REIT under the Code (A) for each of its taxable years commencing with its taxable year ended December 31, 2012 and through its most recently completed taxable year and (B) from the end of its most recently completed taxable year through the Effective Time and (iii) Parent's proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code after the Effective Time. Such opinion shall be subject to customary exceptions, assumptions, and qualifications and based on representations contained in the Parent Tax Representation Letter, it being understood that the Company shall have the right to reasonably comment on these assumptions and representations and include therein facts and information obtained by the Company during its due diligence.

        (f)    Section 368 Opinion.    The Company shall have received the written opinion of its counsel, Morris, Manning & Martin, LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morris, Manning & Martin, LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

 ARTICLE IX

TERMINATION

        Section 9.1    Termination.     This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval (except as otherwise expressly noted), as follows:

        (a)   by mutual written agreement of each of Parent and the Company; or

        (b)   by either Parent or the Company, if:

            (i)  the Effective Time shall not have occurred on or before the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

           (ii)  any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree or ruling or other action shall have become final and non-appealable; or

          (iii)  the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company's failure to perform any of its obligations under this Agreement; or

          (iv)  the Parent Shareholder Approval shall not have been obtained at a duly held Parent Shareholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Shares in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Shareholder Approval was primarily due to any Parent Party's failure to perform any of its obligations under this Agreement; or

        (c)   by the Company:

            (i)  if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.2(a) or Section 8.2(b) could not then be satisfied; or

           (ii)  at any time prior to the receipt of the Company Stockholder Approval in order to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 6.3(d) that was not the result of a breach by the Company of Section 6.3; provided that the Company, prior to or concurrently with such termination, pays the Parent Termination Payment in accordance with Section 9.3.

        (d)   by Parent:

            (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if any Parent Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.3(a) or Section 8.3(b) could not then be satisfied; or

           (ii)  prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board shall have made an Adverse Recommendation Change, (B) following the disclosure or announcement of a Competing Proposal with respect to the Company (other than a tender offer or exchange offer described in clause (C) below), the Company Board shall have failed to reaffirm publicly the Company Board Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (C) a tender offer or exchange offer is commenced that would, if consummated, constitute a Competing Proposal with respect to the Company and the Company Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), (D) the Company Board publicly announces an intention to take any of the foregoing actions in clauses (A)-(C), or (E) the Company shall have breached its obligations under Section 6.3 or its obligations pursuant to the third sentence of Section 6.4(c), in each case in any material respect.

        Section 9.2    Effect of Termination.     In the event that this Agreement is terminated and the Merger and the other Transactions are abandoned pursuant to Section 9.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the other Company Entities, the other Parent Entities or any of the Company's or Parent's respective Representatives), and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages resulting from or arising out of any fraud or a willful breach and (b) the Company Confidentiality Agreement, the Parent Confidentiality Agreement, this Section 9.2, Section 9.3, Article X and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

        Section 9.3    Termination Payments.

        (a)   If, but only if, this Agreement is terminated:

            (i)  by either the Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(d)(i) and (A) in the case of a termination pursuant to Section 9.1(b)(i), the Parent Shareholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case, (1) after the date of this Agreement, a Competing Proposal shall have been made to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal with respect to the Company (and such Competing Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination) and (2) the Company, within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent, the Parent Termination Payment by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to "fifteen percent (15%)" in the definition of Competing Proposal shall be deemed to be references to "fifty percent (50%)"; or

           (ii)  by either the Company or Parent pursuant to Section 9.1(b)(iii), and (A) after the date of this Agreement, a Competing Proposal shall have been made to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal with respect to the Company (and such Competing Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (B) the Company, within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to "fifteen percent (15%)" in the definition of Competing Proposal shall be deemed to be references to "fifty percent (50%)"; or

          (iii)  by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment, by wire transfer of same day funds to an account designated by Parent, prior to or concurrently with such termination; or

          (iv)  by Parent pursuant to Section 9.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; or

           (v)  by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, (A) concurrently with such termination (in the case of termination by the Company) or (B) within two (2) Business Days of such termination (in the case of termination by Parent); or

          (vi)  by Parent or the Company pursuant to Section 9.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount, by wire transfer of same day funds to an account designated by the Company, (A) concurrently with such termination (in the case of termination by Parent) or (B) within two (2) Business Days of such termination (in the case of termination by the Company.

        (b)   Notwithstanding anything to the contrary set forth in Section 9.3(a), the Parties agree that:

            (i)  under no circumstances shall the Company be required to pay the Parent Termination Payment or the Parent Expense Amount, or Parent be required to pay the Company Expense Amount, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the Party entitled to payment;

           (ii)  under no circumstances shall the Company be required to pay the Parent Termination Payment on more than one occasion;

          (iii)  under no circumstances shall the Company be required to pay the Parent Expense Amount on more than one occasion; and

          (iv)  under no circumstances shall Parent be required to pay the Company Expense Amount on more than one occasion.

        (c)   Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the Parent Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without this agreement, the Parties would not enter into this Agreement. If the Company or Parent fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such other Party shall pay the prevailing Party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        (d)

            (i)  If the Company (the "Termination Payor") is required to pay Parent (the "Termination Payee") the Parent Termination Payment such payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with Section 9.3(d)(ii). The amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (A) the Parent Termination Payment payable to the Termination Payee, and (B) the sum of (1) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee's independent accountants, plus (2) in the event the Termination Payee receives either (x) a letter from the Termination Payee's counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Termination Payee's outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Parent Termination Payment less the amount payable under clause (1) above.

           (ii)  To secure the Termination Payor's obligation to pay the Parent Termination Payment, the Termination Payor shall deposit into escrow an amount in cash equal to the Parent Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Parent Termination Payment pursuant to this Section 9.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 9.3 by wire transfer. The escrow agreement shall provide that the Parent Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee's counsel indicating that (1) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Parent Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (2) the Termination Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Parent Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 9.3(d) at the reasonable request of the Termination Payee in order to (y) maximize the portion of the Parent Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (z) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.3(d). Any amount of the Parent Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d).

ARTICLE X

MISCELLANEOUS

        Section 10.1    Amendment and Modification; Extension and Waiver.

        (a)   Subject to compliance with applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by mutual written agreement of the Parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or shareholders of Parent without such further approval of such stockholders or shareholders; provided, further, that no amendment shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in this Section 10.1(a), Section 10.7(b), Section 10.9(c), Section 10.10 and Section 10.12(d).

        (b)   At any time prior to the Effective Time, subject to applicable Law, any Party may (i) extend the time for the performance of any obligation or other act of any other Party, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) subject to the proviso of Section 10.1(a), waive compliance with any agreement or condition contained herein. Except as required by applicable Law, no waiver of this Agreement shall require approval of the stockholders of the Company or the shareholders of Parent. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 10.2    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

        Section 10.3    Expenses.     Except as otherwise provided in this Agreement, (a) Parent shall pay or shall reimburse the Company for all Expenses incurred by the Company (other than fees of attorneys, accountants and advisors) in connection with printing and filing the Form S-4 and printing, filing and mailing the Joint Proxy Statement and all SEC filing fees incurred in connection with the Joint Proxy Statement, (b) Parent shall be responsible for the fees and expenses of the Exchange Agent and (c) all other Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. For the avoidance of doubt, Expenses paid or reimbursed by a Party in accordance with this Section 10.3 shall be Expenses of that Party for purposes of Article IX.

        Section 10.4    Transfer Taxes.     Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

        Section 10.5    Notices.     Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

if to Parent or Merger Sub, to:
Select Income REIT Two Newton Place 255 Washington Street Suite 300 Newton, Massachusetts 02458-1634
Attention:	David M. Blackman
Facsimile:	(617) 796-8267
E-mail:	dblackman@sirreit.com

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116
Attention:	Margaret R. Cohen
Facsimile:	(617) 305-4859
E-mail:	margaret.cohen@skadden.com
and
if to the Company, to:
American Realty Capital Properties, Inc. 405 Park Avenue 15th Floor New York, NY 10022
Attention:	Richard A. Silfen
Facsimile:	(215) 887-2585
E-mail:	rsilfen@arcpreit.com
with copies to:
Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, Georgia 30326
Attention:	Lauren B. Prevost, Esq.
Facsimile:	(404) 365-9532
E-mail:	lprevost@mmmlaw.com

        Section 10.6    Counterparts.     This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

        Section 10.7    Entire Agreement; Third-Party Beneficiaries.

        (a)   This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and the instruments referred to herein), the Company Confidentiality Agreement, the Parent Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

        (b)   Except as provided in Section 7.5, neither this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and the instruments referred to herein), nor the Company Confidentiality Agreement and the Parent Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the provisions of Section 10.1(a), this Section 10.7(b), Section 10.9(c), Section 10.10 and Section 10.12(d), are for the benefit of and may be enforced by the Financing Sources.

        (c)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.1 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.8    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions, taken as a whole, are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 10.9    Governing Law; Jurisdiction.

        (a)   This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

        (b)   All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

        (c)   Notwithstanding anything in preceding clause (b) to the contrary, and without limiting anything set forth in Section 10.12(d), each of the Parties agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), including any dispute arising out of or relating in any way to the Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of Section 10.10 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 10.9(c).

        Section 10.10    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

        Section 10.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 10.12    Enforcement; Remedies.

        (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        (b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.12, including the limitations set forth in Section 10.12(c), it is agreed that prior to the termination of this Agreement pursuant to Article IX, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

        (c)   The Parties' right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.12. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.12.

        (d)   Notwithstanding anything to the contrary contained herein, the Company agrees, on its own behalf and on behalf of the Company Subsidiaries and its and their Affiliates, (i) that none of the Arranger or any of the Lenders (as each such term is defined in the Commitment Letter) nor any other lenders, agents, arrangers or other debt financing sources under the Commitment Letter or any other Financing Sources or any of their respective Affiliates, successors or assigns shall have any liability or obligation to the Company Entities or any of their respective Affiliates and Subsidiaries (collectively, the "Seller Parties"), (ii) none of the Seller Parties shall have any rights or claims against the Arranger or any Lender (as each such term is defined in the Commitment Letter) or any other Financing Sources or any of their respective Affiliates in their respective capacities as arrangers, agents, lenders, underwriters or purchasers in connection with the debt financing contemplated by the Commitment Letter or any other Financing, (iii) none of the Seller Parties shall bring, join, support or cooperate with (or assist in bringing or supporting) any claim, action, suit or dispute against the Arranger, the Lenders (as each such term is defined in the Commitment Letter) or any other lenders, agents, arrangers or other Financing Sources, in each case, relating to this Agreement or any of the transactions contemplated herein (including the Commitment Letter) and (iv) the Arranger and the Lenders (as each such term is defined in the Commitment Letter) and other Financing Sources shall be third-party beneficiaries of the restrictions on the remedies of the Cole Corporate Income Trust, Inc. Entities set forth in Section 10.7(b).

        Section 10.13    Non-liability of Trustees of Parent.     The Parent Charter, as filed with SDAT, provides (a) that no current or former trustee or officer of Parent shall be liable to Parent or to any shareholder for money damages and (b) that no shareholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of Parent by reason of his or her being a shareholder of Parent. All Persons dealing with Parent in any way shall look only to the assets of Parent for the payment of any sum or the performance of any obligation.

        Section 10.14    Non-liability of Directors of the Company.     The Company Charter, as filed with SDAT, provides (a) that no director or officer of the Company shall be liable to the Company or to any stockholder for money damages and (b) that no stockholder shall be personally liable in tort, contract or otherwise, in connection with the assets or the affairs of the Company by reason of his or her being a stockholder of the Company. All Persons dealing with the Company in any way shall look only to the assets of the Company for the payment of any sum or the performance of any obligation.

        Section 10.15    Tax Advice.     Neither Parent, Merger Sub or their respective advisors, on the one hand, nor the Company or their respective advisors, on the other hand, make any representations or warranties to the other regarding the Tax treatment of the Merger or any other Transaction, except as explicitly stated in this Agreement; and each of the Parties acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Title:	President and Chief Operating Officer
SC MERGER SUB LLC
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Title:	President
COLE CORPORATE INCOME TRUST, INC.,
By:	/s/ D. KIRK MCALLASTER, JR.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

 Annex B

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

by and between

SC MERGER SUB LLC,

as Seller,

and

SENIOR HOUSING PROPERTIES TRUST,

as Purchaser

August 30, 2014

 PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS is made as of August 30, 2014, by and between SC MERGER SUB LLC, a Maryland limited liability company ("Seller"), and SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust ("Purchaser").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Seller, Select Income REIT, a Maryland real estate investment trust ("Parent"), and Cole Corporate Income Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, on the terms and subject to the conditions set forth therein, the merger of the Company with and into Seller (which is a wholly owned subsidiary of Parent), with Seller being the surviving entity;

        WHEREAS, the Company (directly and indirectly) owns all of the partnership interests in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("Cole"), which partnership interests are comprised of a 99.9% general partnership interest owned directly by the Company and a 0.1% limited partnership interest owned by CRI CCIT, LLC, a Delaware limited liability company ("CRI"), which is a wholly owned subsidiary of the Company, and, upon the consummation of the transactions contemplated by the Merger Agreement, Cole and CRI will be wholly and directly owned by Seller;

        WHEREAS, Cole directly owns one hundred percent (100%) of the limited liability company membership interests and the limited and general partnership interests, as applicable (in each case, the "Interests") in each of the entities listed on Schedule 6.1(b) (each, a "Property Owner" and collectively, the "Property Owners"); and

        WHEREAS, upon the closing of the Merger Agreement, Seller wishes to transfer and sell to Purchaser, and Purchaser desires to purchase, the Interests, subject to and upon the terms and conditions hereinafter set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

  SECTION 1.    DEFINITIONS; INTERPRETATION.

        Section 1.1    Defined Terms.    Capitalized terms used in this Agreement shall have the meanings set forth below:

        "AAA" has the meaning set forth in Section 12.16(a).

        "Affiliate" has the meaning set forth in the Merger Agreement; provided neither Parent nor Seller nor any of their respective subsidiaries shall be considered an Affiliate of Purchaser or any of its subsidiaries.

        "Agreement" means this Purchase and Sale Agreement, together with any exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

        "Anticipated Closing Date" has the meaning set forth in Section 2.2(a).

        "Award" has the meaning set forth in Section 12.16(e).

        "Benefit Plan" has the meaning set forth in the Merger Agreement.

        "Business Day" has the meaning set forth in the Merger Agreement.

        "Closing" has the meaning set forth in Section 2.3.

        "Closing Costs" has the meaning set forth in Section 9.2.

        "Closing Date" has the meaning set forth in Section 2.3.

        "Closing Statement" has the meaning set forth in Section 4.1(c).

        "Code" has the meaning set forth in the Merger Agreement.

        "Cole" has the meaning set forth in the recitals hereto.

        "Company" has the meaning set forth in the recitals hereto.

        "Company Advisor" has the meaning set forth in the Merger Agreement.

        "Company Advisor Group" has the meaning set forth in the Merger Agreement.

        "Company Advisor Related Agreement" has the meaning set forth in the Merger Agreement.

        "Company Financial Statements" has the meaning set forth in the Merger Agreement.

        "Company Material Adverse Effect" has the meaning set forth in the Merger Agreement.

        "Company Permitted Liens" has the meaning set forth in the Merger Agreement.

        "Company SEC Documents" has the meaning set forth in the Merger Agreement.

        "Company Subsidiary" has the meaning set forth in the Merger Agreement.

        "Contract" has the meaning set forth in Section 6.13(a).

        "CRI" has the meaning set forth in the recitals hereto.

        "Disputes" has the meaning set forth in Section 12.16(a).

        "Effective Time" has the meaning set forth in the Merger Agreement.

        "Environmental Law" has the meaning set forth in the Merger Agreement.

        "Environmental Permit" has the meaning set forth in the Merger Agreement.

        "Enterprise Value" means the sum of (i) the aggregate value of the Merger Consideration plus (ii) the principal amount of all Indebtedness of the Company, in each case as measured as of the date hereof and based on the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and Purchaser) for the last full trading day ending immediately prior to the date hereof.

        "Equity Interests" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person's capital stock, registered capital, partnership interests, membership interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests.

        "ERISA Affiliate" has the meaning set forth in the Merger Agreement.

        "Escrow Agent" means the Exchange Agent, or another escrow agent reasonably acceptable to Purchaser and Seller.

        "Escrow Funds" shall have the meaning set forth in Section 2.2(b).

        "Exchange Agent" has the meaning set forth in the Merger Agreement.

        "Existing Credit Agreement" has the meaning set forth in the Merger Agreement.

        "Expenses" has the meaning set forth in the Merger Agreement.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Entity" has the meaning set forth in the Merger Agreement.

        "Hazardous Substances" has the meaning set forth in the Merger Agreement.

        "Indebtedness" has the meaning set forth in the Merger Agreement.

        "Intangible Property" means all of that certain intangible property, owned, used or held for use solely by any Property Owner in connection with any Property.

        "Interests" has the meaning set forth in the recitals hereto.

        "Interest Assignments" has the meaning set forth in Section 4.1(b).

        "IRS" has the meaning set forth in the Merger Agreement.

        "Knowledge" with respect to the Company, has the meaning set forth in the Merger Agreement.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Leases" has the meaning set forth in Section 6.18(e).

        "Legal Proceeding" has the meaning set forth in Section 6.10.

        "Lien" has the meaning set forth in the Merger Agreement.

        "Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) is, or would reasonably be expected to be, material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Property Owners taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect to the extent arising out of or resulting from (i) any changes in the general conditions that affect the commercial real estate REIT industry, (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iii) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (iv) the taking of any action expressly required by or the failure to take any action expressly prohibited by, this Agreement, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) any damage or destruction of any Property that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Property or any significant portion thereof, and (vii) changes in Law or GAAP or the interpretation thereof, which in the case of each of clauses (i), (ii), (iii), (v) and (vi) do not disproportionately affect the Property Owners, taken as a whole, relative to other companies operating in the industries in which the Property Owners operate.

        "Material Contract" has the meaning set forth in Section 6.13(b).

        "Merger" has the meaning set forth in the Merger Agreement.

        "Merger Agreement" has the meaning set forth in the recitals hereto.

        "Merger Consideration" has the meaning set forth in the Merger Agreement.

        "Parent" has the meaning set forth in the recitals hereto.

        "Parent Common Shares" has the meaning set forth in the Merger Agreement.

        "Parent's Expenses" means the Expenses of Parent, but not including any Purchaser's Expenses which Parent may be obligated to reimburse pursuant to Section 11.2.

        "Parent Termination Payment" has the meaning set forth in the Merger Agreement, but without any reduction thereto for the Parent Expense Amount previously paid by the Company to Parent.

        "Party(ies)" means a party or the parties to this Agreement.

        "Payoff Letters" has the meaning set forth in the Merger Agreement.

        "Permits" has the meaning set forth in Section 6.17(b).

        "Person" has the meaning set forth in the Merger Agreement.

        "Personal Property" means all of that certain tangible personal property, owned, used or held for use by any Property Owner, and situated at the applicable Property (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers).

        "Property(ies)" has the meaning set forth in Section 6.18(a).

        "Property Owner" has the meaning set forth in the recitals hereto.

        "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement, together with any permitted successors and assigns.

        "Purchase Price" means Five Hundred Thirty-Nine Million Dollars ($539,000,000).

        "Purchaser's Expenses" has the meaning set forth in Section 11.2.

        "Purchaser's Knowledge" means the actual knowledge of any executive officer of Purchaser.

        "Representatives" has the meaning set forth in the Merger Agreement.

        "Rules" has the meaning set forth in Section 12.16(a).

        "SEC" has the meaning set forth in the Merger Agreement.

        "Seller" has the meaning set forth in the introductory paragraph of this Agreement, together with any permitted successors and assigns.

        "Seller's Knowledge" or any other similar knowledge qualification in this Agreement with respect to Seller, shall mean the Knowledge (as that term is defined in the Merger Agreement) of Parent.

        "Seller's Maximum Liability" has the meaning set forth in Section 12.4(b).

        "Survival Period" has the meaning set forth in Section 12.4(a).

        "Tax" or "Taxes" has the meaning set forth in the Merger Agreement.

        "Tax Return" has the meaning set forth in the Merger Agreement.

        "Termination Agreement" has the meaning set forth in the Merger Agreement.

        "Title Insurance Policy" has the meaning set forth in Section 6.18(j).

        "Transactions" has the meaning set forth in the Merger Agreement.

        "Voting Debt" has the meaning set forth in Section 6.2(a).

        Section 1.2    Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, as applicable, of or to this Agreement unless otherwise indicated. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Any term defined by reference to the Merger Agreement shall have the meaning given therefor in the Merger Agreement as in effect as of the date of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

  SECTION 2.    SALE AND ASSIGNMENT; CLOSING.

        Section 2.1    Sale and Assignment.    In consideration of the payment of the Purchase Price by Purchaser to Seller and for other good and valuable consideration and subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to, and agrees to cause the applicable Company Subsidiary to, sell, assign, transfer and convey to Purchaser, and Purchaser hereby agrees to accept all of the right, title and interest in and to the Interests, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws).

        Section 2.2    Escrow Agent.

        (a)   Seller shall notify Purchaser of the anticipated Closing Date (an "Anticipated Closing Date"), and at least two (2) Business Days prior to such Anticipated Closing Date, Purchaser shall cause the Purchase Price to be deposited with Escrow Agent to be applied in accordance with the terms of this Agreement. Escrow Agent shall invest any funds deposited by Purchaser with Escrow Agent as reasonably directed by Purchaser and any interest earned thereon (after the payment of any Taxes imposed thereon) shall be for the benefit of Purchaser. If the Closing has not occurred within two (2) Business Days following such Anticipated Closing Date, upon Purchaser's request, Escrow Agent shall return any funds deposited by Purchaser with Escrow Agent to Purchaser; provided, however, that, so long as this Agreement has not been terminated pursuant to the terms hereof, Seller shall have the right to continue to notify Purchaser of an Anticipated Closing Date, and the provisions of this Section 2.2(a) shall continue to apply.

        (b)   The Purchase Price and any other funds deposited with Escrow Agent in connection with this Agreement (collectively, the "Escrow Funds") shall be held by Escrow Agent in trust and disposed of only in accordance with the following provisions:

            (i)  Prior to Escrow Agent's receipt of any funds hereunder, Escrow Agent shall execute and deliver to Seller and Purchaser a counterpart to this Agreement, which shall evidence Escrow Agent's agreement to hold, administer and disburse the Escrow Funds pursuant to and in accordance with the terms this Agreement.

           (ii)  At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both, Escrow Agent shall (x) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (y) withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds or until any disputes, claims or controversies related to the disbursement of such Escrow Funds are finally resolved pursuant to the terms of Section 12.16, in which case such Escrow Funds shall be disbursed in accordance with such final resolution. Purchaser and Seller hereby agree to send to the other, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

          (iii)  In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (x) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (y) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

        (c)   Notwithstanding the provisions of Section 2.2(b), in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent, to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

        Section 2.3    Purchase Price.

        (a)   Subject to Section 2.2(b), at Closing, Escrow Agent shall cause the Purchase Price to be paid to Seller by delivery of the same to an account or accounts to be designated by Seller.

        (b)   The Purchase Price shall be subject to adjustment (i) by a credit equal to the then-outstanding balance of any Indebtedness set forth on Schedule 6.13(a)(vi) that is not paid off by Seller at or prior to Closing and (ii) as provided in Section 9.

        Section 2.4    Closing.    The purchase and sale of the Interests shall be consummated at a closing (the "Closing"), on the same day as, and immediately upon, the Effective Time (the "Closing Date").

  SECTION 3.    DILIGENCE; CERTAIN OTHER AGREEMENTS.

        Section 3.1    Diligence.    Purchaser acknowledges that Purchaser has had the opportunity to investigate and inspect all matters that Purchaser considers to be material or necessary with respect to the Interests, the Property Owners and the Properties.

        Section 3.2    Access; Confidentiality.

        (a)   Prior to the Closing, Seller shall make available to Purchaser all information to which Seller has access (financial or otherwise) concerning the Property Owners and the Properties as Purchaser may reasonably request.

        (b)   Unless and until the Closing occurs, Purchaser will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information it receives in connection with the transactions contemplated hereby, in confidence to the extent required by and in accordance with, and will otherwise comply with the confidentiality provisions set forth in the Merger Agreement.

        Section 3.3    Consents and Approvals.

        (a)   The Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Section 4 and Section 5 to be satisfied, (ii) the obtaining of any necessary waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the transactions contemplated hereby and (iii) the execution and delivery of any additional instruments necessary to consummate transactions contemplated hereby.

        Section 3.4    Notification of Certain Matters; Litigation.

        (a)   Seller confirms that it has provided Purchaser with a complete and correct copy of the Merger Agreement (with all exhibits and schedules thereto) as in effect as of the date hereof. Purchaser acknowledges and agrees that it has reviewed the Merger Agreement and is familiar with its terms and provisions.

        (b)   Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the conditions of Closing would be incapable of being satisfied upon the Closing Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement (including, without limitation, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Parties to provide such prompt notice under this Section 3.4(b) shall not constitute a breach of covenant for purposes of Section 4.4 or Section 5.5.

        (c)   Seller agrees to give prompt written notice to Purchaser upon becoming aware of (i) the occurrence or impending occurrence of any event or circumstance which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Material Adverse Effect or (ii) any event, fact or circumstance which would allow Parent to terminate the Merger Agreement.

        (d)   Purchaser agrees to give prompt written notice to Seller upon becoming aware of any event, fact or circumstances which Purchaser reasonably believes could allow Purchaser to terminate this Agreement or elect not to consummate the transactions contemplated hereby.

        (e)   Seller shall give prompt notice to Purchaser and keep Purchaser reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to Seller's Knowledge, threatened against, relating to or involving any Property Owner.

  SECTION 4.    CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

        The obligation of Purchaser to acquire the Interests shall be subject to the satisfaction of the following conditions precedent at or prior to the Closing, any and all of which may be waived (to the extent permitted by applicable Law) in writing in whole or in part by Purchaser:

        Section 4.1    Delivery of Documents.    Seller shall have delivered or caused to be delivered to Purchaser the following documents:

        (a)   any and all certificates or other documentation evidencing the Interests in the possession of, or reasonably available to, Seller;

        (b)   an assignment with respect to the Interests in each of the Property Owners in the form attached hereto as Exhibit A (collectively, the "Interest Assignments"), duly executed by the applicable

Company Subsidiary and any other required instruments of transfer duly executed by the applicable Property Owners;

        (c)   a closing statement showing the Purchase Price, apportionments and fees, Closing Costs and any other costs and expenses paid in connection with the Closing (the "Closing Statement"), duly executed by Seller;

        (d)   proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, proof of each applicable Company Subsidiary's authority and authorization to enter into the Interest Assignment(s) and the transactions contemplated thereby and proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller and the applicable Company Subsidiary as may be reasonably required by Purchaser;

        (e)   a certificate, in form and substance as required under Section 1445 of the Code and the Treasury Regulations thereunder, stating that Seller is not a foreign Person; and

        (f)    such other documents, notices and instruments (including, without limitation, tax affidavits and filings, to the extent required) as may be reasonably requested by Purchaser or otherwise required in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated hereby.

        Section 4.2    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the any of the transactions contemplated hereby which prohibits or makes illegal the consummation of any of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of any of the transactions contemplated hereby.

        Section 4.3    Representations and Warranties.    (a) The representations and warranties of Seller set forth in Section 6.1(a), Section 6.2, Section 6.3, Section 6.8(b) and Section 6.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (b) each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Section 6) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failure of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Section 6), individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.4    Performance of Obligations of Seller.    Seller shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

        Section 4.5    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect that would reasonably be expected to be, material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Property Owners taken as a whole.

        Section 4.6    [Reserved].

        Section 4.7    Merger.    The Merger shall have become effective pursuant to Section 2.3 of the Merger Agreement.

        Section 4.8    Existing Credit Agreement Payoff.    Parent shall have paid, or caused to have been paid, all amounts owed under the Existing Credit Agreement as provided for in the Payoff Letters.

  SECTION 5.    CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

        The obligation of Seller to cause the applicable Company Subsidiary to sell and transfer the Interests to Purchaser shall be subject to the satisfaction of the following conditions precedent at or prior to the Closing, any and all of which may be waived (to the extent permitted by applicable Law) in writing in whole or in part by Seller:

        Section 5.1    Delivery of Documents.    Purchaser shall have delivered to Seller the following documents:

        (a)   the Interest Assignments, duly executed by Purchaser;

        (b)   the Closing Statement, duly executed by Purchaser;

        (c)   proof of Purchaser's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Purchaser to act for and bind Purchaser as may be reasonably required by Seller; and

        (d)   such other documents, notices and instruments (including, without limitation, tax affidavits and notices, to the extent required) as may be reasonably requested by Seller or otherwise required in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated hereby.

        Section 5.2    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the any of the transactions contemplated hereby which prohibits or makes illegal the consummation of any of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of any of the transactions contemplated hereby.

        Section 5.3    Purchase Price.    Purchaser shall have delivered to Seller the Purchase Price payable hereunder, together with any Closing Costs to be paid by Purchaser under Section 9.2.

        Section 5.4    Representations and Warranties.    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects except where any failure of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or materially adverse effect), individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

        Section 5.5    Performance of Obligations of Purchaser.    Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

        Section 5.6    [Reserved].

        Section 5.7    Merger.    The Merger shall have become effective pursuant to Section 2.3 of the Merger Agreement.

  SECTION 6.    REPRESENTATIONS AND WARRANTIES OF SELLER.

        Except as set forth in (a) the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 6.2 and (b) the applicable schedule attached hereto (it being agreed that any disclosure set forth in any schedule attached hereto shall only qualify or modify the Section(s) or subsection(s) of this Section 6 it expressly references and any other Section or subsection of this Section 6 to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), Seller represents and warrants to Purchaser as set forth in this Section 6.

        Section 6.1    Organization and Qualification; Subsidiaries.

        (a)   Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite limited liability company power and authority to own, lease and operate its properties and assets to conduct its business as now being conducted.

        (b)   Schedule 6.1(b) sets forth, as of the date hereof, a true, correct and complete list of the Property Owners, together with (i) the jurisdiction of organization or formation, as the case may be, of each Property Owner, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Property Owner, and (iii) the classification for U.S. federal income tax purposes of each Property Owner. Each Property Owner is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or formation and has the requisite limited liability company or limited partnership power and authority to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be duly organized, validly existing and in good standing or to have such power and authority as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Property Owner is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Seller has made available to Purchaser correct and complete copies of (x) the constituent organizational or governing documents of each Property Owner, as in effect on the date of this Agreement, and (y) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the member(s) or partners, as applicable, and board of directors (or other governing body or Person(s) performing similar functions) of each such Property Owner and all committees thereof, in each case since January 1, 2011 through August 30, 2014. Each Property Owner is in material compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.2    Capitalization.

        (a)   Except for the Interests described on Schedule 6.1(b), no Property Owner has any issued and outstanding Equity Interests. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of any Property Owner issued and outstanding. There are no (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind obligating any

Property Owner to issue, transfer or sell or cause to be issued, transferred or sold any Equity Interests in or Voting Debt of, any Property Owner or obligating any Property Owner to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of any Property Owner to repurchase, redeem or otherwise acquire any Equity Interests in any Property Owner, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Property Owner.

        (b)   There are no voting trusts or other agreements to which any Property Owner is a party with respect to the voting of any of the Interests. No Property Owner has granted any pre-emptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of the Interests.

        (c)   As of the date hereof, the Company owns, and as of the Effective Time, Seller will own, directly or indirectly, all of the Interests of each Property Owner, in each case, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and those identified on Schedule 6.2(c)), and all of such Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which any Property Owner is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Interests in any Property Owner. Except for investments in marketable securities and cash equivalents, no Property Owner, directly or indirectly, owns any securities or other ownership interest in any Person.

        Section 6.3    Authorization; Validity of Agreement; Action.     Seller has full limited liability company power and authority to execute and deliver this Agreement and, subject to the closing of the Merger, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance and compliance by Seller with each of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and no other limited liability company action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement, and, subject to the closing of the Merger, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). On the Closing Date, Seller will have, and will have caused each applicable Company Subsidiary to have, taken such action as is necessary to authorize the execution and delivery by such Company Subsidiary of the Interest Assignments, and the consummation by it of the transactions contemplated hereby and by the Interest Assignments. On the Closing Date, each Interest Assignment will have been duly executed and delivered by the applicable Company Subsidiary and, assuming due and valid authorization, execution and delivery thereof by Purchaser, will be a legal, valid and binding obligation of such Company Subsidiary enforceable against such Company Subsidiary in accordance with its terms, except that the enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 6.4    [Reserved].

        Section 6.5    Consents and Approvals; No Violations.     Except as set forth in Schedule 6.5, none of the execution and delivery of this Agreement by Seller, the performance of or compliance with this Agreement by each of Seller and the applicable Company Subsidiary, the consummation by Seller and the applicable Company Subsidiary of the transactions contemplated hereby will (a) conflict with, result in any breach of or violate any provision of Seller's or any such Company Subsidiary's articles of organization or limited liability company operating agreement, limited partnership agreement or the comparable organizational or governing documents of any Property Owner, (b) require any filing by Seller or any such Company Subsidiary, or any Property Owner with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of any Property Owner under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Property Owner pursuant to, any of the terms, conditions or provisions of any Contract or Lease, or (d) violate any order, writ, injunction, decree or Law applicable to Seller, or any such Company Subsidiary or any Property Owner, or any of their respective properties or assets; except in respect of clauses (b), (c) or (d) where (i) such failures to obtain such permits, authorizations, consents or approvals, (ii) such failures to make such filings or (iii) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 6.6    [Reserved].

        Section 6.7    [Reserved].

        Section 6.8    Absence of Certain Changes; Conduct of the Business.

        (a)   Except as contemplated by this Agreement, as set forth in Schedule 6.8(a), or as set forth in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, each of the Property Owners has conducted, in all material respects, its business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been (i) any Company Material Adverse Effect or (ii) any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Between the date of this Agreement and the Closing, each Property Owner will have conducted its business only in the ordinary course of business consistent with past practice and will not have taken any action not permitted by the Merger Agreement or by Section 8.1, except where the failure to so conduct its business or the taking of such prohibited action will not have and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.9    No Undisclosed Liabilities.     Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement and (d) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Property Owners do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto. No Property Owner is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Property Owners in the Company Financial Statements or other Company SEC Documents.

        Section 6.10    Litigation.     With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 6.15, as of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a "Legal Proceeding"), pending against (or to the Company's Knowledge, threatened against or naming as a party thereto), any Property Owner or any of its respective assets, rights or properties, or any executive officer or director of any Property Owner (in their capacity as such) nor, to the Company's Knowledge, is there any investigation of a Governmental Entity pending or threatened against any Property Owner, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Property Owner or any of its respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 6.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   No Property Owner has, or has ever had, any employees.

        (b)   No Property Owner or ERISA Affiliate of a Property Owner (i) has, or is required to have, any Benefit Plans, (ii) has ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 6.12    Taxes.

        (a)   Each Property Owner has duly and timely filed (or has had duly and timely filed on each of its behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. Each Property Owner has duly and timely paid in full (or there has been duly and timely paid in full on its behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by or on behalf of each Property Owner with respect to the taxable years ending on or after December 31, 2011 have been made available to Purchaser prior to the date hereof.

        (b)   [Reserved].

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of any Property Owner. Cole has not received a written notice or announcement of any such audits, examinations or proceedings.

        (d)   For United States federal income tax purposes, each Property Owner has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, and not as a corporation or an association taxable as a corporation.

        (e)   [Reserved].

        (f)    Each Property Owner and, to the extent relating to Properties, Seller, has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   [Reserved].

        (h)   There are no Liens for Taxes upon any property or assets of any Property Owner except for Company Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Property Owner, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date no Property Owner shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    [Reserved].

        (k)   [Reserved].

        (l)    [Reserved].

        (m)  [Reserved].

        (n)   [Reserved].

        (o)   No material deficiency for Taxes of any Property Owner has been claimed, proposed or assessed in writing or, to the Company's Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP). No Property Owner (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law).

        (p)   [Reserved].

        (q)   No Property Owner has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (r)   [Reserved].

        (s)   [Reserved].

        Section 6.13    Contracts.

        (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Schedule 6.13(a) sets forth a list of each note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which any Property Owner is a party or by which any of its properties or assets are bound (the "Contracts") which, to the Company's Knowledge and as of the date hereof:

            (i)  [Reserved];

           (ii)  [Reserved];

          (iii)  obligates any Property Owner to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within sixty (60) days without material penalty to such Property Owner, except for any Lease;

          (iv)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to any Property Owner, or which restricts the conduct of any business conducted by any Property Owner or any geographic area in which any Property Owner may conduct business, except for any Lease;

           (v)  obligates any Property Owner to indemnify any past or present directors, officers, trustees, employees and agents of the Company, any Company Subsidiary or any Property Owner pursuant to which any Property Owner is the indemnitor, other than the articles of organization or certificates of incorporation, bylaws, operating agreements (or comparable organizational or governing documents) of any Property Owner;

          (vi)  constitutes an Indebtedness obligation of any Property Owner with a principal amount as of the date hereof greater than $1,000,000;

         (vii)  would prohibit or materially delay the consummation of the Merger, the other Transactions or the transactions contemplated hereby;

        (viii)  (A) requires any Property Owner to dispose of or acquire assets or properties (other than in connection with the expiration of a Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Property or obligates any Property Owner to acquire, sell or enter into any lease for any real property or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Lease;

          (ix)  constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

           (x)  relates to a joint venture, partnership, strategic alliance or similar arrangement or relates to or involves a sharing of revenues, profits, losses, costs, or liabilities by any Property Owner with any other Person;

          (xi)  [Reserved];

         (xii)  contains restrictions on the ability of any Property Owner to pay dividends or other distributions;

        (xiii)  is with a Governmental Entity, except for any Lease; or

        (xiv)  constitutes a loan to any Person by any Property Owner (other than advances made pursuant to and expressly disclosed in the Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Lease with respect to the development, construction, or equipping of the Properties or the funding of improvements to the Properties).

        (b)   Each Contract of the type described above in Section 6.13(a), whether or not set forth in Schedule 6.13(a) is referred to herein as a "Material Contract." Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is legal, valid and binding on each Property Owner that is a party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Property Owner has performed all obligations required to be performed by it under the

Material Contracts and, to the Company's Knowledge, each other party thereto has performed all obligations required to be performed by it under such Material Contract, (ii) no Property Owner, nor, to the Company's Knowledge, any other party thereto, is in breach or violation of, or default under, any Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Material Contract. No Property Owner has received notice of any violation or default under any Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Property Owner has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract.

        (c)   Purchaser has had made available to it for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Material Contracts.

        Section 6.14    Investment Company Act.     No Property Owner is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 6.15    Environmental Matters.

        (a)   Except (i) as set forth in Schedule 6.15(a) or (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

            (i)  Each Property Owner is in compliance with all Environmental Laws.

           (ii)  Each Property Owner has all Environmental Permits necessary to conduct its current operations and is in compliance with its respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  No Property Owner has received any written, or to the Company's Knowledge, oral notice, demand, letter or written claim by any Person alleging that any such Property Owner is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against any Property Owner which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Company's Knowledge, threatened by any Person against any Property Owner under any Environmental Law.

          (iv)  No Property Owner has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other Legal Proceeding is pending or, to the Company's Knowledge, threatened against any Property Owner under any Environmental Law.

           (v)  No Property Owner has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  No Property Owner has caused, and to the Company's Knowledge, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by any Property Owner under any Environmental Law.

         (vii)  There is no site to which any Property Owner has transported or arranged for the transport of Hazardous Substances that, to the Company's Knowledge, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   Seller has made available to Purchaser information regarding all material compliance and litigation matters pertaining to the business and Properties of any Property Owner arising under

Environmental Laws, Environmental Permits and Hazardous Substances that are Known to the Company.

        (c)   Section 6.10 and Section 6.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 6.16    [Reserved].

        Section 6.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) each Property Owner has complied and is in compliance with all (A) Laws applicable to such Property Owner or by which any property or asset of any Property Owner is bound and (B) Permits, and (ii) no notice, charge or assertion has been received by Seller or any Property Owner or, to the Company's Knowledge, threatened against any Property Owner alleging any non-compliance with any such Laws by any Property Owner, except for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 6.17(a), (i) the provisions of Section 6.17(a)(i)(A) and Section 6.17(a)(ii) shall not apply to Laws addressed in Section 6.11, Section 6.12, and Section 6.15 and (ii) the provisions of Section 6.17(a)(i)(B) shall not apply to the Permits addressed in Section 6.15 and Section 6.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 6.15 and Section 6.18, which are addressed solely in those Sections, each Property Owner is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for each Property Owner to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Permits"), and all such Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity, except for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Property Owner has received any written claim or notice, nor does Seller have any Knowledge, indicating that any Property Owner is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance with the terms of any such Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.18    Properties.

        (a)   Schedule 6.18(a) sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by any Property Owner as of the date of this Agreement (all such real property interests, together with all right, title and interest of any Property Owner in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Property" and collectively referred to herein as the "Properties"). Schedule 6.18(a) sets forth a list of the common name and location of each parcel of real property which, as of the date of this Agreement, is under contract by any Property Owner for purchase by such Property Owner or which is required under a binding contract to be leased or subleased by any Property Owner as lessee or sublessee after the date of this Agreement.

        (b)   The applicable Property Owner owns good and marketable fee simple title or leasehold title (as applicable) to each of the Properties, in each case, free and clear of Liens, except for Company Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   No Property Owner has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and neither Seller nor any Property Owner has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Schedule 6.18(e)(i) sets forth (i) each lease that was in effect on August 30, 2014 and to which any Property Owner are parties as lessors or sublessors, with respect to each of the applicable Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Leases") and (ii) the current rent annualized and security deposit amounts currently held for each Lease. Schedule 6.18(e)(ii) sets forth (x) each lease that was in effect on August 30, 2014 and to which any Property Owner are parties as lessees or sublessees, with respect to each of the applicable Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Master Leases") and (y) the current rent annualized and security deposit amounts currently held for each Master Lease.

        (f)    True, correct and complete copies of all Leases and Master Leases, in each case in effect as of the date hereof, have been made available to Purchaser. Except as set forth on Schedule 6.18(f), (i) to the Company's Knowledge, no Property Owner is and no other party is in breach or violation of, or default under, any Lease or Master Lease, (ii) to the Company's Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Lease or Master Lease by any Property Owner, or, to the Company's Knowledge, any other party thereto (in each case, with or without notice or lapse of time), (iii) no tenant under a Lease is in monetary default under such Lease, and (iv) each Lease and Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the applicable Property Owner and, to the Company's Knowledge, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Lease for which the purchase has not closed prior to the date of this Agreement, and (ii) except as pursuant to any Lease or Company Permitted Liens, to the Company's Knowledge, no party other than the applicable Property Owner, has any right to use or occupy any Property or any portion thereof.

        (h)   Except for Company Permitted Liens, Leases and Master Leases provided to Purchaser prior to the date hereof or as otherwise set forth in Schedule 6.18(h), (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Property or any portion thereof that is owned by any Property Owner, which, in each case, is in favor of any party other than the applicable Property Owner, and (iii) to the Company's Knowledge, the transactions contemplated hereby will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Property.

        (i)    Except as set forth in Schedule 6.18(i) or pursuant to a Lease, no Property Owner is a party to any agreement pursuant to which such Property Owner manages or manages the development of any real property for any party other than the applicable Property Owner.

        (j)    Each Property Owner, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Property (each, a "Title Insurance Policy"). A copy of each Title Insurance Policy in the possession of the Company has, upon request, been made available to Purchaser. No written claim has been made against any Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (k)   Each Property Owner has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all applicable Personal Property owned, used or held for use by it as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. No Property Owner's ownership of or leasehold interest in any such Personal Property is subject to any Liens, except for Company Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 6.18(k) sets forth all leased Personal Property of any Property Owner with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days' notice.

        (l)    Schedule 6.18(l) lists the parties currently providing third-party property management services to the Properties and the number of Properties currently managed by each such party.

        (m)  Except as set forth in Schedule 6.18(m), no Property Owner has any obligations with respect to uncompleted tenant improvements, capital improvements or capital expenditures to be made by such Property Owner under any Lease.

        Section 6.19    [Reserved].

        Section 6.20    [Reserved].

        Section 6.21    Insurance.     The Property Owners are either self-insured or are covered by policies of insurance covering such Property Owners or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Seller believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Property Owner under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All appropriate insurers under the policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to Seller, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

        Section 6.22    Related Party Transactions.     Except as set forth in Schedule 6.22 or in the publicly available Company SEC Documents filed or furnished with the SEC on or after January 1, 2012 and prior to the date hereof, there are no, and since January 1, 2012 there have been no, transactions, agreements, arrangements or understandings between any Property Owner, on the one hand, and any Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, on the other hand.

        Section 6.23    Company Advisor Agreement.     Except as set forth in Schedule 6.23, no Property Owner is a party to any Company Advisor Related Agreement and each Company Advisor Related Agreement shall be terminated effective as of the Closing Date.

        Section 6.24    Mortgage Backed Securities.     Except as set forth in Schedule 6.24, no Property Owner is the owner of or issuer of market mortgage backed securities.

        Section 6.25    Mortgage Loans.     Except as set forth in Schedule 6.25, no Property Owner is the holder of any mortgage loans.

        Section 6.26    [Reserved].

        Section 6.27    [Reserved].

        Section 6.28    [Reserved].

        Section 6.29    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Section 6, Purchaser acknowledges that neither Seller nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (a) Seller, any Company Subsidiary or any Property Owners, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Seller, any Company Subsidiary or any Property Owners or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Seller or any Person acting on its behalf to Purchaser, any Affiliate of Purchaser or any Person acting on behalf of any of them.

  SECTION 7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants to Seller as set forth in this Section 7.

        Section 7.1    Organization and Qualification.     Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power and authority to conduct its business as now being conducted.

        Section 7.2    Authorization; Validity of Agreement; Company Action.     Purchaser has all requisite trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance and compliance by Purchaser with each of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and no other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Seller, is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 7.3    Consents and Approvals; No Violations.     None of the execution and delivery of this Agreement by Purchaser, the performance of or compliance with this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with, result in any breach of or violate any provision of the Purchaser's declaration of trust or bylaws, (b) require any filing by Purchaser with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of Purchaser under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any of the terms, conditions or provisions of any indenture, mortgage, deed of trust, note, evidence of Indebtedness or any other agreement or instrument by which Purchaser is bound, or (d) violate any order, writ, injunction, decree or Law applicable to Purchaser or any of its properties or assets.

        Section 7.4    Litigation.     As of the date hereof, there is no Legal Proceeding pending against (or to Purchaser's Knowledge, threatened against or naming as a party thereto), Purchaser or any of its assets, rights or properties, or any executive officer or trustee of Purchaser, nor, to Purchaser's Knowledge, is there any investigation of a Governmental Entity pending or threatened against Purchaser, in each case, that could reasonably be expected to prevent Purchaser from consummating the transactions contemplated hereby. Neither Purchaser nor any of its respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity, in each case, that could reasonably be expected to prevent Purchaser from consummating the transactions contemplated hereby.

        Section 7.5    Financing.     Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, and, at the Closing, will have sufficient cash to enable it to make payments to Seller of the Purchase Price and any other payments required at Closing in connection with the transactions contemplated by this Agreement.

        Section 7.6    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Section 7, Seller acknowledges that neither Purchaser nor any Person acting on its behalf makes any other express or any implied representations or warranties in this Agreement with respect to (a) Purchaser any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Purchaser or (b) the accuracy or completeness of any documentation, or other information provided by Purchaser or any Person acting on its behalf to Seller, any Affiliate of Seller or any Person acting on behalf of any of them.

  SECTION 8.    COVENANTS OF SELLER.

        Section 8.1    Conduct of Business Pending the Closing.     Seller agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated, except (i) as set forth in Schedule 8.1, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not consent to (x) any Property Owner conducting its business other than in all material respects in the ordinary course of business consistent with past practice or (y) any Property Owner taking any action to:

        (a)   amend or propose to amend its articles of organization or certificate of formation, limited liability company operating agreement or equivalent organizational documents;

        (b)   split, combine, subdivide, consolidate or reclassify any Equity Interests;

        (c)   declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to any Equity Interests or otherwise make any payment to its equityholders in their capacity as such, other than for the declaration and payment of dividends or other distributions to the Company;

        (d)   [Reserved];

        (e)   issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any Equity Interest in any Property Owner, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests in any Property Owner;

        (f)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, Personal Property (other than Personal Property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions, of or from a Property Owner or (B) the pending acquisitions set forth on Schedule 8.1(f);

        (g)   sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets of any Property Owner, except (i) as set forth on Schedule 8.1(g) or (ii) pledges and encumbrances on property and assets (x) in the ordinary course of business consistent with past practices and that would not be material to such property and assets and (y) pursuant to the Company's existing revolving credit facility;

        (h)   incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except to refinance at maturity any existing Indebtedness of such Property Owner to the extent that the aggregate principal amount of such Indebtedness is not materially increased as a result thereof or the terms of such Indebtedness do not otherwise materially adversely affect such Property Owner;

        (i)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than loans or advances (i) required to be made under any of the Leases or (ii) the loans or advances set forth on Schedule 8.1(i);

        (j)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract), other than (i) any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice of renewal) by such Property Owner, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which any Property Owner is a party as required or necessitated by this Agreement or the transactions contemplated hereby, provided, that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise materially adversely affect such Property Owner or (iii) as may be reasonably necessary to comply with the terms of this Agreement;

        (k)   except as set forth on Schedule 8.1(k), enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Lease;

        (l)    waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability before it is due in accordance with its terms;

        (m)  settle or compromise, or offer or propose to settle, any legal action, suit, investigation, arbitration or proceeding, involving an amount paid in settlement in excess of $500,000 individually or $1,000,000 in the aggregate or which would include any non-monetary relief;

        (n)   (i) hire any natural person as an employee or terminate any officer or director or promote or appoint any Person to a position of officer or director or (ii) enter into, or adopt or become liable with respect to (or agree to any of the foregoing) any employment, bonus, severance or retirement contract or other Benefit Plan or other compensation or employee benefits arrangement;

        (o)   fail to maintain its financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) (to the extent the same are required to be so maintained) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

        (p)   enter into any new line of business;

        (q)   [Reserved];

        (r)   (i) make or rescind any material election relating to Taxes, (ii) file an amendment to any material Tax Return, or (iii) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes, unless and solely to the extent an action described in clause (i), (ii) or (iii) is required by Law;

        (s)   authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization;

        (t)    [Reserved];

        (u)   [Reserved];

        (v)   [Reserved]; or

        (w)  authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 8.2    [Reserved].

        Section 8.3    Certain Assets and Liabilities.     Immediately prior to the Closing, Cole will acquire and assume, pursuant to one or more assignment agreements reasonably acceptable to Purchaser, all assets and liabilities of the Property Owners, whether now existing or hereafter arising, which are not related to the acquisition, ownership, leasing and operation of the Properties, if any, and Cole will pay and perform all such liabilities when due in accordance with their terms.

        Section 8.4    Amendment or Waiver; Seller's Rights and Remedies under the Merger Agreement.     Seller will not consent to any amendment to the Merger Agreement or waive any of Parent's rights or the Company's obligations under, or waive any condition to the consummation of the Merger, if any such amendment or waiver would be materially adverse to the interests of Purchaser. Additionally, upon Purchaser's request to Seller, Seller shall use its commercially reasonably efforts to enforce any rights and remedies (including the exercise of any right to terminate) that Seller may have under the

Merger Agreement as a result of the Company's breach of the Merger Agreement as it relates to the Property Owners or Properties.

        Section 8.5    Existing Credit Agreement Liens.     Seller shall, as promptly as practicable following the Closing, cause any Lien on any Property or any of the Interests pursuant to the Existing Credit Agreement to be discharged.

        Section 8.6    Transition Services.     At the request of Purchaser, Seller shall use commercially reasonable efforts to facilitate the provision of financial reporting and tax reporting transition services by the Company Advisor or the appropriate member of the Company Advisor Group (as required pursuant to the Termination Agreement) to Purchaser with respect to the Property Owners and the Properties.

  SECTION 9.    POST-CLOSING ADJUSTMENTS.

        Section 9.1    Adjustments.     On or before the date that is 180 days after the Closing Date, Purchaser and Seller shall cause to be calculated for each Property Owner adjustments for tenant rents, ad valorem taxes and insurance premiums (consistent with standard real estate transactions) based on the Parties' respective periods of ownership, and Purchaser or Seller, as the case may be and after taking into account any tenant lease obligations therefor, shall make payment of any additional amounts in accordance therewith to such Party entitled thereto.

        Section 9.2    Closing Costs.     Each Party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys', advisor's and broker's fees, charges and disbursements), except the following costs (the "Closing Costs"), which shall be allocated between the Parties as follows:

        (a)   All documentary transfer, stamp, sales and other Taxes related to the transfer or deemed transfer of any Property (if any) shall be paid one-half (1/2) by Seller and one-half (1/2) by Purchaser;

        (b)   All costs and fees charged by Escrow Agent for the rendering of its services hereunder shall be paid by Seller;

        (c)   The cost of any new title policies or endorsements to any existing title policies with respect to the Properties shall be paid by Purchaser;

        (d)   Any and all fees or other amounts due and payable under any loan documents to which any Property Owner is a party to obtain any consent of the lender required to permit transactions contemplated hereby (including, without limitation, any prepayment premiums and assumption fees) shall be paid by Purchaser; and

        (e)   Any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Liens (other than the Company Permitted Liens) and the termination of any Company Advisor Related Agreements in accordance with the terms hereof shall be paid by Seller.

        Section 9.3    Cooperation; Record Retention(a) .     Purchaser, the Property Owners and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request, at such other party's expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Property Owners and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to any Property Owner relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Property Owners or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, Purchaser, the Property Owners and Seller, as the case may be, shall allow the other party to take possession of such books and records.

  SECTION 10.    DAMAGE TO OR CONDEMNATION OF PROPERTY.

        Section 10.1    Casualty.     If, prior to the Closing, any Property is materially destroyed or damaged by fire or other casualty, (a) Purchaser shall have no right to terminate this Agreement and there shall be no abatement to the Purchase Price and (b) Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds, if any, under Seller's insurance policies covering the Property with respect to such damage or destruction and there shall be no other adjustment to the Purchase Price.

        Section 10.2    Condemnation.     If, prior to the Closing, any part of any Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), (a) Purchaser shall have no right to terminate this Agreement and there shall be no adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and (b) Seller shall assign to Purchaser at the Closing all of Seller's right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Property or portion thereof.

        Section 10.3    Survival.     The Parties' obligations, if any, under this Section 10 shall survive the Closing.

  SECTION 11.    TERMINATION

        Section 11.1    Termination.     This Agreement shall terminate and shall have no further force or effect on the earliest to occur of (i) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof, (ii) the termination of this Agreement by mutual written consent of each of Seller and Purchaser, or (iii) at the election of Purchaser, if any material amendment to, or waiver of Parent's rights or the Company's obligations under, or any waiver of any condition to the consummation of the Merger Agreement that, in any case under this clause (iii), is materially adverse to the interests of Purchaser and is effected without Purchaser's consent.

        Section 11.2    Termination of Merger Agreement.

        (a)   If the Merger Agreement is terminated by Parent under Section 9.1(b)(iii) of the Merger Agreement, Parent shall reimburse Purchaser for all reasonable out-of-pocket expenses (including reasonable attorneys', accountants' and consultants' fees and disbursements) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby ("Purchaser's Expenses"), up to an aggregate amount of $2,500,000, provided that, if the sum of Parent's Expenses and Purchaser's Expenses exceeds $20,000,000, Parent's obligation to reimburse Purchaser under this Section 11.2 shall not exceed an amount determined by multiplying Purchaser's Expenses by a fraction, the numerator of which is (i) Purchaser's Expenses and the denominator is (ii) the sum of Parent's Expenses plus Purchaser's Expenses.

        (b)   If as a result of the termination of the Merger Agreement, Parent receives the Parent Termination Payment, Parent shall (i) reimburse Purchaser for all Purchaser's Expenses to the extent not previously reimbursed by Parent and (ii) pay Purchaser an amount determined by (1) subtracting Parent's Expenses and Purchaser's Expenses from the Parent Termination Payment and (2) multiplying such difference by a fraction, the numerator of which is the Purchase Price and denominator of which is the Enterprise Value.

  SECTION 12.    MISCELLANEOUS.

        Section 12.1    Remedies and Enforcement.

        (a)   If this Agreement is terminated and the transactions contemplated hereby failed to close (i) as a result of the default or breach of Seller hereunder, Seller shall reimburse Purchaser for Purchaser's Expenses; or (ii) as a result of the default or breach of Purchaser hereunder, Purchaser shall reimburse Seller for (x) Parent's Expenses and (y) any fees and other amounts payable by Parent to the Company as a result of Parent's inability to consummate the Merger or the other Transactions as a result of Purchaser's breach of its obligations under this Agreement. Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve any Party of any liability or damages resulting from or arising out of any fraud or willful breach.

        (b)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        (c)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 12.1, including the limitations set forth in Section 12.1(d), it is agreed that prior to the termination of this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

        (d)   The Parties' right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 12.1. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 12.1.

        Section 12.2    Brokers.     Each of the Parties represents to the other Party that, except as disclosed on Schedule 12.2, it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. Each Party shall indemnify and hold harmless the other Party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys' fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party. The provisions of this Section 12.2 shall survive the Closing.

        Section 12.3    Consents.     If Purchaser or any Property Owner shall incur or suffer any loss, liability or expense, including default interest, reasonable attorneys' fees, charges and disbursements arising out of any default or acceleration of any amounts due under any Indebtedness set forth on Schedule 6.13(a)(vi) as a result of failure to obtain the consents of the lenders thereunder, Seller shall pay or reimburse Purchaser or the Property Owner, as the case may be, for one-half of all such amounts in excess of (a) the amount by which the Purchase Price was reduced under Section 2.3(b) and

(b) the amount of any assumption fee that would have otherwise been payable had consent of the lenders been obtained.

        Section 12.4    Survival of Representations and Warranties; Limitation on Liabilities.

        (a)   Although certain representations and warranties made by Seller in this Agreement are qualified by Company Material Adverse Effect, Seller agrees that for all purposes of this Section 12.4, such representations and warranties will be deemed to have been made on the date of this Agreement and as of the Closing Date as though the phrase "Material Adverse Effect" were substituted for the phrase "Company Material Adverse Effect" each time the phrase "Company Material Adverse Effect" appears, including, without limitation, for the purpose of determining whether there was breach of such representations and warranties and Purchaser's right to recover for any loss, cost or damage resulting therefrom.

        (b)   The representations and warranties in this Agreement or in any schedule hereto shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, provided that (i) the representations and warranties in Section 6.2 shall survive for a period of six (6) years and (ii) the representations and warranties in Section 6.12 shall survive for the full period of all applicable statutes of limitation plus sixty (60) days (each, a "Survival Period").

        (c)   Seller shall be liable to Purchaser for any breach of Seller's representations and warranties set forth in Section 6 provided that Purchaser timely notifies Seller of such breach on or before the end of the applicable Survival Period, and further provided that in no event shall Seller's liability for breach of representations and warranties hereunder exceed in the aggregate an amount equal to five percent (5%) of the Purchase Price ("Seller's Maximum Liability"), and no claim shall be made by Purchaser, and Seller shall not be liable for any such claim, unless and until Purchaser's claims are for an aggregate amount in excess of five-tenths percent (0.5%) of the Purchase Price, in which event Seller's liability respecting any such claim(s) shall be for the entire amount thereof, subject to Seller's Maximum Liability.

        (d)   If a representation or warranty was not true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), Purchaser shall have the right to recover any loss, cost or damage resulting therefrom during the Survival Period from Seller (subject to Seller's Maximum Liability and the other provisions of Section 12.4(c)) and neither the occurrence of the Closing nor Purchaser's knowledge of such inaccuracy, shall limit or constitute a waiver of such right (except that all representations and warranties of Seller set forth herein shall be deemed modified by information or documentation posted by or on behalf of the Company to the virtual data room managed by R.R. Donnelley & Sons Company, as such virtual data room existed as of one (1) Business Day prior to the date hereof, and made accessible to Purchaser, or as otherwise provided in writing to Purchaser prior to the date hereof.)

        (e)   The Parties acknowledge that the representations and warranties related to the Interests, the Property Owners and the Properties made by Seller herein at the signing of this Agreement are based upon the representations and warranties made by the Company in the Merger Agreement and Seller's Knowledge.

        (f)    This Section 12.4 shall not limit any covenant or agreement of the Parties that by its terms contemplated performance after the Closing.

        Section 12.5    Publicity.     The Parties agree that, except as otherwise required by Law or the rules of any national securities exchange upon which the applicable Party's shares are listed for trading or to the extent Purchaser determines, in consultation with legal counsel, that such disclosure is required or appropriate in any prospectus, report or other filing made by Purchaser with the SEC or any stock exchange or in any press release, earnings release or supplemental data related thereto or disclosure by Purchaser to Purchaser's underwriters, prospective underwriters, placement agents and prospective placement agents which are advised of its confidentiality, and except for the exercise of any remedy hereunder, no Party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 12.6    Notices.     (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

        (b)   All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

        (c)   All such notices shall be addressed,

  if to Seller, to:

    Select Income REIT
    Two Newton Place
    255 Washington Street, Suite 300
    Newton, Massachusetts 02458-1632
    Attn: David M. Blackman
    Telecopier No. (617) 928-1305

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 South Grand Avenue, 34th Floor
    Los Angeles, California 90071
    Attn: Meryl K. Chae, Esq.
    Telecopier No. (213) 621-5035

  and to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    500 Boylston Street, 23rd Floor
    Boston, Massachusetts 02116
    Attn: Margaret Cohen, Esq.
    Telecopier No. (617) 305-4859

  if to Purchaser, to:

    Senior Housing Properties Trust
    Two Newton Place
    255 Washington Street, Suite 300
    Newton, Massachusetts 02458-1632
    Attn: David J. Hegarty
    Telecopier No. (617) 928-1305

  with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attn: Nancy S. Grodberg, Esq.
    Telecopier No. (617) 338-2880

  and to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attn: Richard Teller
    Telecopier No. (617) 338-2880

        (d)   By notice given as herein provided, the notice parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other notice parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

        Section 12.7    Waivers, Etc.     Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such Party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the Party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

        Section 12.8    Assignment; Successors and Assigns.     This Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any Party without the written consent of the other, except that Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by Purchaser, Purchaser named herein shall remain liable for the obligations of the "Purchaser" hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Persons.

        Section 12.9    Severability.     If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

        Section 12.10    Counterparts, Complete Agreement, Etc.     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the Parties relating to the subject matter hereof.

        Section 12.11    Performance on Business Days.     In the event the date on which performance or payment of any obligation of a Party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

        Section 12.12    [Reserved].

        Section 12.13    Time of Essence.     Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

        Section 12.14    Governing Law.     The Laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between the Parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. Subject to Section 12.16, the Parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the State of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

        Section 12.15    WAIVER OF JURY TRIAL.     BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

        Section 12.16    Arbitration.

        (a)   Any disputes, claims or controversies between Seller and Purchaser (i) arising out of or relating to this Agreement (including, without limitation, pursuant to Section 12.1 or Section 12.4) or (ii) brought by or on behalf of any member or shareholder of Seller or Purchaser (which, for purposes of this Section 12.16, shall mean any member or shareholder of record or any beneficial owner of membership interests or shares of Seller or Purchaser, or any former member or shareholder of record or beneficial owner of membership interests or shares of Seller or Purchaser), either on his, her or its own behalf, on behalf of Seller or Purchaser or on behalf of any series or class of membership interests or shares of Seller or Purchaser or members or shareholders of Seller or Purchaser against Seller or Purchaser or any trustee, director, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of Seller or Purchaser, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, the declaration of trust, partnership agreement, liability company agreement or analogous governing instruments, as applicable, of Purchaser or Seller, or the bylaws of

Purchaser (all of which are referred to as "Disputes"), or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as those Rules may be modified in this Section 12.16. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of Seller or Purchaser and class actions by a member or shareholder against those individuals or entities and Seller or Purchaser. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

        (b)   There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the AAA. The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

        (c)   The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties thereto.

        (d)   There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

        (e)   In rendering an award or decision (the "Award"), the arbitrators shall be required to follow the Laws of the State of Maryland. Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

        (f)    Except as agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys' fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys' fees) or, in a derivative case or class action, award any portion of Seller's or Purchaser's Award to the claimant or the claimant's attorneys. Except as agreed by the parties thereto, each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

        (g)   An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral Award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

        (h)   Any monetary Award shall be made and payable in U.S. dollars free of any Tax, deduction or offset. Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

        (i)    This Section 12.16 is intended to benefit and be enforceable by the shareholders, trustees, directors, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of any Party and the Parties and shall be binding on the members and shareholders of any Party and the Parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

        Section 12.17    Recording.     This Agreement may not be recorded without the prior written consent of the Parties.

        Section 12.18    Non-liability of Trustees of Purchaser.     The Amended and Restated Declaration of Trust establishing Senior Housing Properties Trust, dated September 20, 1999, as amended and supplemented, as filed with the State Department Of Assessments and Taxation of Maryland, provides that no trustee, officer, shareholder, employee or agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing Properties Trust. All Persons dealing with Senior Housing Properties Trust in any way shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

        Section 12.19    Waiver and Further Assurances.     Purchaser hereby acknowledges that it is a sophisticated purchaser of real property and that it is aware of all disclosures Seller is or may be required to provide to Purchaser in connection with the transactions contemplated hereby pursuant to any Law, rule or regulation (including those of Maryland and those of the state in which any Property is located). Purchaser hereby acknowledges that, prior to the execution of this Agreement, Purchaser has had access to all information necessary to acquire the Property Owners and Purchaser acknowledges that Seller has fully and completely fulfilled any and all disclosure obligations with respect thereto. Except as expressly required hereby, Purchaser hereby fully and completely discharges Seller from any further disclosure obligations whatsoever relating to any Property Owner or Property. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to establish, confirm or otherwise evidence Seller's satisfaction of any disclosure obligations or to otherwise consummate the transactions contemplated hereby.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:
SC MERGER SUB LLC
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Its:	President
PURCHASER:
SENIOR HOUSING PROPERTIES TRUST
By:	/s/ DAVID J. HEGARTY
Name:	David J. Hegarty
Its:	President and Chief Operating Officer

SELECT INCOME REIT in consideration of the obligations of Seller and Purchaser under the within Agreement, joins to evidence its agreement to be bound by the terms of Section 11.2
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Its:	President and Chief Operating Officer

ACKNOWLEDGED AND AGREED TO BY:
ESCROW AGENT:
[ESCROW AGENT]
By:
Name:
Its:

 Annex C

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, CT 06901
UBS SECURITIES LLC 677 Washington Boulevard Stamford, CT 06901

As of August 30, 2014

SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-2076
Attention:	John C. Popeo Chief Financial Officer

Select Income REIT
$1,000,000,000 Senior Unsecured Bridge Loan
COMMITMENT LETTER

Ladies and Gentlemen:

        Select Income REIT (the "Company" or "you") has advised each of Citigroup Global Markets Inc. ("CGMI"), on behalf of Citi (as defined below), and UBS AG, Stamford Branch ("UBS Bank"; and individually and collectively with UBS Securities LLC ("UBS Securities"), as the context may require, "UBS") (each, and together with any additional Lender which may become a Commitment Party after the date hereof pursuant to a joinder to this Commitment Letter, a "Commitment Party", and collectively, the "Commitment Parties," "we" or "us") that, in connection with the Acquisition described below, the Company intends to obtain a $1,000,000,000 senior unsecured bridge loan (the "Facility"). In connection with the foregoing, (a) CGMI on behalf of Citi is pleased to advise you of its commitment to provide 50% of the entire principal amount of the Facility (such commitment amount being $500,000,000), and (b) UBS Bank is pleased to advise you of its commitment to provide 50% of the entire principal amount of the Facility (such commitment amount being $500,000,000), in each case subject only to the conditions set forth in Section 1(c) of this Commitment Letter (this commitment letter, collectively with Annex I hereto, and as amended or otherwise modified from time to time, this "Commitment Letter") and the section entitled "Conditions Precedent to Funding" contained in Annex I attached hereto. The commitments of Citi and UBS Bank hereunder are several and not joint. Citi and UBS Bank are referred to herein as the "Initial Lenders" and each an "Initial Lender".

        Further, each of CGMI and UBS Securities (each, in such capacity, an "Arranger" and collectively, in such capacities, the "Arrangers") is pleased to inform the Company of its agreement to act as a joint lead arranger and joint book running manager for the Facility, subject only to the conditions set forth in Section 1(c) of this Commitment Letter and the section entitled "Conditions Precedent to Funding" contained in Annex I attached hereto. In addition, (i) CGMI is pleased to inform the Company of Citi's agreement to act as sole administrative agent, and (ii) UBS is pleased to inform the Company of UBS Bank's agreement to act as sole syndication agent for the Facility, in each case subject to the terms and conditions of this Commitment Letter. For purposes of this Commitment Letter, "Citi" shall mean CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as Citi may determine to be appropriate to provide the services contemplated herein.

        The Company has informed us that the Company intends to acquire (the "Acquisition") 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"). The Acquisition of the Target will be effected pursuant to a merger of the Target with and into a wholly-owned subsidiary of the Company, with such subsidiary being the surviving entity. In addition to financing the Acquisition as described in the preceding sentence, the proceeds of the Facility will be used to pay costs and expenses incurred in connection with the Acquisition, the Facility and related transactions. Capitalized terms not defined herein shall have the meanings given thereto in Annex I.

        Section 1.    Engagement; Matters Related to Engagement; Conditions Precedent.     (a) The Company hereby engages the Arrangers, on an exclusive basis, to act as joint lead arrangers and joint book running managers in connection with the Facility. The parties agree that Citi will act as the sole administrative agent and UBS Bank will act as sole syndication agent with respect to the Facility. Citi shall have "left" placement in any and all marketing materials or other documentation used in connection with the Facility (and shall hold the leading role and responsibilities conventionally associated with such "left" placement), and UBS shall be immediately to the right of Citi in any and all marketing materials or other documentation used in connection with the Facility.

        (b)   The Company acknowledges that the Arrangers have been engaged, in their capacities as such, solely to provide the services set forth in this Commitment Letter. In rendering such services, the Arrangers shall act as independent contractors, and any obligations of the Arrangers arising out of their engagement hereunder shall be owed solely to the Company.

        (c)   The obligations of each Arranger and its affiliates and each Commitment Party and its affiliates hereunder are several and not joint and are subject solely to satisfaction of the following conditions: (i) the negotiation, execution and delivery by the Borrower and the Guarantors of customary definitive documentation with respect to the Facility, based on documentation relating to the Existing Credit Facility, consistent with the terms and conditions of this Commitment Letter, with such changes as are described in Annex I and otherwise satisfactory to each Arranger and its counsel and each Commitment Party and its counsel, as applicable (as amended or otherwise modified from time to time, the "Operative Documents"); (ii) the payment in full of all fees, expenses and other amounts due and payable by the Borrower on or prior to the Closing Date (which fees and expenses shall have been invoiced at least two business days prior to being due and payable) under this Commitment Letter (which amounts may be offset against the proceeds of the Facility); (iii) the execution and delivery by the Borrower of this Commitment Letter; and (iv) the satisfaction of the other conditions precedent to the initial funding of the Facility contained in the section entitled "Conditions Precedent to Funding" in Annex I.

        Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties which shall be a condition to availability and funding of the Facility on the Closing Date shall be (A) such of the representations made by the Target or its affiliates in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the "Acquisition Agreement Representations") and (B) the Specified Representations (as defined below) and (ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Section 1(c) of this Commitment Letter and the conditions contained in the section entitled "Conditions Precedent to Funding" in Annex I are satisfied (it being acknowledged that delivery of guaranties to be provided by the Target and any subsidiary of the Target that is required to become a Guarantor shall be effected on the Closing Date substantially simultaneously with the consummation of the Acquisition). For purposes hereof, "Specified Representations" means the representations and warranties made by the Company and each Guarantor in the Operative Documents as to corporate status, corporate power and authority to enter into the

Operative Documents; the due authorization, execution, delivery and enforceability of the Operative Documents; the Operative Documents not conflicting with charter documents of the Company and each Guarantor or law; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis (in the manner consistent with Exhibit B attached to Annex I hereto); Federal Reserve margin regulations; use of proceeds of the Facility not violating anti-money laundering, anti-terrorism and anti-bribery laws, the Patriot Act or OFAC; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions".

        Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Facility on the Closing Date are subject solely to the conditions precedent set forth in Section 1(c) and the conditions precedent contained in the section entitled "Conditions Precedent to Funding" in Annex I. The parties hereto agree to use good faith efforts to negotiate and finalize the Operative Documents reasonably in advance of the anticipated Closing Date.

        Section 2.    Commitment Termination.     This Commitment Letter and the commitments hereunder will terminate on the earlier to occur of (a) March 31, 2015, and (b) the date the Operative Documents become effective (in which case the commitments shall survive under the Operative Documents) (such earlier date, the "Termination Date"). The Initial Lenders' commitments hereunder shall be superseded by the commitments in respect of the Facility set forth in the Operative Documents.

        Section 3.    Syndication.     Each Arranger reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Facility to one or more financial institutions and institutional lenders that will become parties to the Operative Documents as Lenders, provided that each such financial institution or institutional lender to whom any portion of the Facility is syndicated on or before the execution of the Operative Documents shall be reasonably satisfactory to you (it being understood that after the execution of the Operative Documents the provisions of the Operative Documents shall govern your rights to approve such financial institutions and institutional lenders; provided that in the absence of a default or an event of default under the Operative Documents, this Commitment Letter or the Fee Letter, your consent (not to be unreasonably withheld or delayed) will be required in the case of any assignment of all or a portion of the Facility or any commitments in respect thereof to any person or entity other than a Lender, an affiliate of a Lender or an Approved Fund (as defined in the Existing Credit Facility)); provided further that notwithstanding anything to the contrary contained in this Commitment Letter in no event may all or any portion of the Facility be syndicated or later assigned to Deutsche Bank AG or any of its affiliates. The Company understands (i) that each Arranger intends to commence such syndication efforts promptly and (ii) each Arranger may elect to appoint one or more agents to assist it in such syndication efforts. Each Arranger agrees that any such agent will be reasonably satisfactory to you.

        The Arrangers will cooperate with each other and collectively manage all aspects of the syndication of the Facility in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (subject to the Company's consent rights provided herein), the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders (which shall not exceed the amounts agreed to by the Company herein and in the Fee Letter).

        The commitments of the Commitment Parties hereunder shall be reduced, on a ratable basis, dollar-for-dollar as and when commitments for the Facility are received from Lenders approved by the Arrangers and, to the extent expressly provided herein, by the Borrower; provided that, notwithstanding any other provision in this Commitment Letter, with respect to any assignment to any Lender, no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender including its commitments in respect thereof, until after the Closing Date has occurred; provided further that the Commitment Parties shall be relieved of such obligations to the extent of the commitment of any Lender that executes a joinder to this Commitment Letter and becomes a Commitment Party hereunder (provided that such joinder is also executed by the Borrower).

        Until the earliest of (x) the termination of the syndication of the Facility as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined below) and (z) 90 days after the Closing Date (such period, the "Syndication Period"), the Company shall assist the Arrangers in forming a syndicate reasonably acceptable to the Arrangers and the Company. The Company's assistance in forming such syndicate shall include but not be limited to: (a) making senior management, representatives and advisors of the Company available (and using commercially reasonable efforts to cause senior management, representatives and advisors of the Target to be made available) to participate in a reasonable number of informational meetings with potential Lenders at times and places to be mutually agreed; (b) using commercially reasonable efforts to ensure that the syndication effort benefits from the Company's existing lending relationships; (c) assisting (including using commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a customary confidential information memorandum for the Facility and other customary marketing materials to be used in connection with the syndication of the Facility; (d) providing the Arrangers with customary projections of the Company and its subsidiaries, including updated projections of the Company and its subsidiaries, from time to time reasonably requested by the Arrangers during the Syndication Period; and (e) promptly providing the Arrangers with customary and reasonably available information about the Company and its subsidiaries and their businesses (and the Company will use its commercially reasonable efforts to obtain such information from the Target and its subsidiaries (to the extent relating to the Target and such subsidiaries)) to the extent reasonably requested by the Arrangers and reasonably deemed necessary by them to successfully complete the syndication of the Facility. Without limiting your obligations to assist with the syndication efforts as set forth herein, the Commitment Parties agree that the commitments of the Commitment Parties to fund the Facility on the Closing Date are not conditioned upon the Company's compliance with the foregoing or the commencement, conduct or completion of the syndication of the Facility or the completion of a Successful Syndication and in no event shall the successful syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date. "Successful Syndication" as used herein shall mean the Arrangers and their affiliates holding commitments or loans in the aggregate representing not more than $500,000,000 of the aggregate commitments or loans in respect of or under the Facility.

        The Company acknowledges that (i) the Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the "Company Materials") on a confidential basis to potential Lenders by posting the Company Materials on IntraLinks®, Debtdomain®, the Internet or another similar electronic system (the "Platform") and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you) (each, a "Public Lender"). The Company agrees that (A) at the request of the Arrangers, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you, your affiliates or any securities of any thereof for purposes of United States federal and state securities laws; (B) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked "PUBLIC" which, at a minimum, will mean that the word "PUBLIC" will appear prominently on the first page thereof; (C) by marking Company Materials "PUBLIC," the Company will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you, your affiliates or any securities of any thereof for purposes of United States federal and state securities laws; (D) all Company Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Lender," and (E) the Arrangers will be entitled to treat any Company Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Lender."

        It is understood that in connection with your assistance described above, you will provide customary authorization letters (in the case of a public-side version of the Company Materials, containing a customary representation as to the absence of material non-public information therefrom) authorizing the distribution of the Company Materials to prospective Lenders.

        To ensure an orderly and effective syndication of the Facility, the Company agrees that, during the Syndication Period, the Company will not and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof) other than the Facility, without the prior written consent of the Arrangers; provided, however, that the foregoing shall not limit the Company's or any subsidiary's ability to issue common equity, preferred equity, public or 144/Regulation S debt securities, non-recourse property level secured debt or other mortgage financing, any revolving credit indebtedness incurred under the Existing Credit Facility (as defined in Annex I) (including, provided that there has been a Successful Syndication, pursuant to any increase in commitments thereunder) or in the ordinary course of business, any capitalized leases or purchase money financings, any equity or debt securities or other debt issued to finance the Acquisition or any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition.

        The Company agrees that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Arrangers (such consent not to be unreasonably withheld). The Company further agrees that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided in this Commitment Letter and the Fee Letter.

        Section 4.    Fees.     The Company will pay (or cause to be paid) the non-refundable fees (when due and payable) set forth in (a) Annex I and (b) without duplication, the separate letter agreement dated as of the date hereof executed and delivered by the Company and the Arrangers, as the same may be amended from time to time (as amended or otherwise modified from time to time, the "Fee Letter") in accordance with the terms thereof. The Company agrees that the Commitment Parties shall be granted the benefit of "most favored nation" treatment with respect to any beneficial terms whether economic or otherwise) granted to any Lender or any affiliate of any Lender to induce such Lender to extend its commitment to the Facility (exclusive of any such grant that would violate Section 106 of the Bank Holding Company Act Amendments of 1970, 12 U.S.C. 1972). Such "most favored nation" treatment shall not, however, require the Arrangers, the Commitment Parties or their respective affiliates to accept any term or condition that is less favorable to them than those presently existing. Upon its execution and delivery, the terms of the Fee Letter shall become an integral part of each Arranger's and each Commitment Party's obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and Annex I shall be nonrefundable when paid except as expressly set forth therein.

        Section 5.    Indemnification.     You agree to indemnify and hold harmless each Arranger, each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, partners, employees, agents, advisors and representatives (each, an "Indemnified Person", and collectively, the "Indemnified Persons") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facility, or any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Company or any of its subsidiaries or affiliates to any of the Indemnified Person or any other person or entity in connection with the Facility or any commitment in respect thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, willful misconduct or bad faith breach of a material provision of this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by the Company, the Target, any of your or their affiliates, any of your or their respective security holders or creditors, an Indemnified Person or any other person or entity, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The reimbursement and indemnity obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of any Arranger and any Commitment Party and the partners, directors, agents, employees, and controlling persons or entities (if any), as the case may be, of any Arranger or any Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Arranger, each Commitment Party, any such affiliate and any such person or entity.

        If any action, litigation, proceeding or investigation is commenced as to which any of the Indemnified Persons proposes to demand indemnification, they shall notify the Company with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Company shall not relieve the Company from its obligations hereunder. The Indemnified Persons shall have the right to retain counsel of their choice (which counsel shall be reasonably acceptable to the Company and limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity), and the Company shall jointly and severally pay the reasonable and documented fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. Without the prior written consent of the applicable Indemnified Person, the Company shall not settle or compromise any claim with respect to such Indemnified Person under this section, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the applicable Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim.

        None of the Company or any of your affiliates or any Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) arising out of, related to or in connection with the transactions contemplated hereby for special, indirect, consequential or punitive damages, provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. It is further agreed that in connection with the transactions contemplated hereby each

Arranger and each Commitment Party shall have liability only to you and shall have no third party liability to any other person or entity.

        The Company acknowledges that information and documents relating to the Facility may be transmitted through the Platform. No Indemnified Person will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons or entities of information or other materials sent through the Platform that are intercepted by such persons or entities, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, willful misconduct or bad faith breach of a material provision of this Commitment Letter.

        Section 6.    Costs and Expenses.     You shall pay or reimburse each Arranger and each Commitment Party on demand for all reasonable and documented out-of-pocket costs and expenses incurred by such Arranger and its affiliates or such Commitment Party and its affiliates, as applicable (whether incurred before or after the date hereof), in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including, without limitation, the reasonable and documented fees and disbursements of counsel (limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction), regardless of whether any of the transactions contemplated hereby are consummated. The Company further agrees to pay all reasonable and documented out-of-pocket costs and expenses of each Arranger and its affiliates and each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of counsel (limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity)) incurred in connection with the enforcement of any of its rights or remedies hereunder.

        Section 7.    Confidentiality.     (a) By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person or entity. Notwithstanding the foregoing, (i) the Company may disclose this Commitment Letter and the Fee Letter (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Arrangers) to the Target and its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential basis in connection with the Acquisition and the other transactions contemplated hereby, (ii) the Company may disclose this Commitment Letter and the Fee Letter to its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential basis in connection with the transactions contemplated hereby, (iii) the Company may disclose this Commitment Letter as may be required by law, or compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority, (iv) the Company may disclose this Commitment Letter to rating agencies, on a confidential basis, (v) following the Company's acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Arrangers as provided below, the Company may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (vi) the Company may make such other public disclosures of any of the terms and conditions hereof as the Company is required by law to make, including but not limited to any filings with the Securities and Exchange Commission and any other applicable regulatory authorities and stock exchanges; (vii) the Company may disclose this Commitment Letter (but not the Fee Letter) in any offering memoranda relating to any issuance and sale by the Company of unsecured notes (the "Notes") in a public offering or in a Rule 144A or other private placement, (viii) the Company may disclose the fees as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition and the other transactions contemplated thereby to the extent customary or required in any public release or filing relating to the Acquisition and the other transactions contemplated thereby, and (ix) with our prior written consent.

        (b)   We will treat as confidential all confidential information provided to us by or on behalf of you hereunder, provided that nothing herein shall prevent us from disclosing any such information (i) as may be required by law, or compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (iii) to our officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors and service providers on a confidential basis, and (iv) to actual or potential assignees or participants in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, provided that our confidentiality obligations under this sentence shall terminate on the earlier of (x) the Closing Date and (y) one year following the date of this Commitment Letter, provided that for the avoidance of doubt, the confidentiality undertakings set forth in this paragraph shall automatically terminate and be superseded by the provisions of the Operative Documents upon the effectiveness thereof. We further advise you that we will not make available to you confidential information that we may have obtained or may obtain from any other customer.

        (c)   Notwithstanding any other provision in this agreement or any other document, the parties hereby agree that each party (and each employee, representative, or other agent of each party) may disclose to any and all persons and entities, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such United States tax treatment and United States tax structure.

        Section 8.    Representations and Warranties of the Company.     You represent and warrant (which representation and warranty shall be deemed to be to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) that (a) all information, other than Projections (as defined below) and information of a general economic or industry nature, that has been or will hereafter be made available to the Arrangers, the Commitment Parties, any Lender or any potential Lender by or on behalf of the Company, or any of your representatives in connection with the transactions contemplated hereby (the "Information"), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (taking into account the consummation of the transactions contemplated hereby), if any, that have been or will be prepared by or on behalf of the Company, or any of your representatives and made available to the Arrangers, the Commitment Parties, any Lender or any potential Lender (the "Projections") have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available to the Arrangers or the Commitment Parties. If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company will promptly supplement the Information and or Projections so that such representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

        In issuing this Commitment Letter and in arranging the Facility, including the syndication of the Facility, the Arrangers and the Commitment Parties will be entitled to use, and to rely on the accuracy of, the Information furnished to them by or on behalf of the Company, its affiliates and any of your respective representatives without responsibility for independent verification thereof.

        Section 9.    No Third Party Reliance, Not a Fiduciary, Etc.     The agreements of each Arranger and each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for your benefit and the benefit of such Arranger, Commitment Party, or Lender, as applicable, and may not be relied upon or enforced by any other person or entity. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without each Arranger's and each Commitment Party's prior written consent.

        You hereby acknowledge that each Arranger and each Commitment Party is acting pursuant to a contractual relationship on an arm's length basis, and the parties hereto do not intend that any Arranger or any Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person or entity, in each case in connection with the transactions contemplated hereby. Each Arranger and each Commitment Party hereby expressly disclaims any fiduciary relationship to you in connection with the transactions contemplated hereby and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that no Arranger or Commitment Party has advised or is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

        You understand that each Arranger and its affiliates and each Commitment Party and its affiliates (in each case, collectively, a "Group") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) and that no Group is required to restrict its activities as a result of this Commitment Letter except to the extent required by applicable law. Members of each Group and businesses within such Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.

        You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or their respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.

        You acknowledge that the Company has retained UBS as a financial advisor (in such capacity, the "Financial Advisor") in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor by the Company and, on the other hand, UBS and UBS affiliates' relationships with you as described and referred to herein.

        Section 10.    Assignments.     The Company may not assign or delegate any of its rights or obligations under this Commitment Letter without each Arranger's prior written consent, and any attempted assignment without such consent shall be void ab initio.

        Section 11.    Amendments.     This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

        Section 12.    Governing Law, Etc.     THIS COMMITMENT LETTER, AND ALL RIGHTS, REMEDIES, OBLIGATIONS, CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT TO TERMINATE (OR DECLINE TO PERFORM) YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, FOR THE PURPOSES OF THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission (including PDF's) shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The reimbursement (if applicable), indemnification, sharing of information, jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions (except as expressly set forth in Section 7(b)) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether any Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder, provided that your obligations under this Commitment Letter (but not the Fee Letter, and other than your obligations with respect to (a) assistance to be provided in connection with the syndication of such commitments during the Syndication Period and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.

        Section 13.    Taxes; Payments.     All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

        To the fullest extent permitted by law, the Company will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company's obligation to make, or the right of any Arranger or any Commitment Party to receive, such payments.

        Section 14.    WAIVER OF JURY TRIAL, ETC.     EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LITIGATION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        The Company hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Commitment Letter or the transactions contemplated hereby, against the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each party hereto irrevocably and unconditionally submits to the jurisdiction of such courts, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or Federal court specified in the preceding paragraph, and (ii) the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court.

        A final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons to bring any action, litigation or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby against the Company or its property in the courts of any jurisdiction.

        Section 15.    Time of Essence.     Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment Letter.

        Section 16.    Patriot Act Compliance.     Each of Citi and UBS hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), each Arranger, each Commitment Party and the Lenders are required to obtain, verify and record information that identifies the Company and each affiliate thereof that is a party to the Operative Documents, which information includes the name, address, tax identification number and other information regarding the Company and such affiliates that will allow each Arranger, each Commitment Party or such Lender to identify the Company and each such affiliate in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Arrangers, the Commitment Parties and the Lenders.

        Section 17.    Power, Authority and Binding Effect.     Each of the parties hereto represents and warrants to each of the other parties hereto that (a) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (b) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

[Balance of Page Intentionally Left Blank.]

        Please indicate the acceptance by the Company of the provisions hereof by signing a copy of this Commitment Letter and returning it to David Bouton, Managing Director, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 or via electronic transmission to david.bouton@citi.com, at or before 5:00 p.m. (New York City time) on September 1, 2014, the time at which the obligations of the Commitment Parties set forth above (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by electronic transmission, please arrange for executed originals to follow to counsel to CGMI.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ DAVID BOUTON
Name:	David Bouton
Title:	Managing Director
UBS AG, STAMFORD BRANCH
By:	/s/ LUKE BARTOLONE
Name:	Luke Bartolone
Title:	Director
By:	/s/ MICHAEL LAWTON
Name:	Michael Lawton
Title:	Leveraged Capital Markets Executive Director
UBS SECURITIES LLC
By:	/s/ LUKE BARTOLONE
Name:	Luke Bartolone
Title:	Director
By:	/s/ MICHAEL LAWTON
Name:	Michael Lawton
Title:	Leveraged Capital Markets Executive Director

ACCEPTED AND AGREED on August 30, 2014:
SELECT INCOME REIT
By:	/s/ JOHN C. POPEO
Name:	John C. Popeo
Title:	Treasurer

ANNEX I

SUMMARY OF TERMS

[see attached pages.]

 Annex I

Summary of Terms and Conditions

SELECT INCOME REIT

$1,000,000,000 Senior Unsecured Bridge Loan

As of August 30, 2014

BORROWER:	Select Income REIT (the "Borrower").
GUARANTORS:	Consistent with the Existing Credit Facility (defined below).
EXISTING CREDIT FACILITY:
The existing $750 million revolving credit facility extended pursuant to that certain Credit Agreement dated as of March 12, 2012 by and among the Borrower, the financial institutions party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent, and the other agents and arrangers party thereto, as amended through the date of the Commitment Letter (as defined below) (the "Existing Credit Facility"). Capitalized terms used and not defined herein are used as defined in the Existing Credit Facility.
JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	The Joint Lead Arrangers and Bookrunners will be Citigroup Global Markets Inc. ("CGMI") and UBS Securities LLC (the "Arrangers").
ADMINISTRATIVE AGENT:	An affiliate of CGMI will act as the administrative agent (the "Administrative Agent").
SYNDICATION AGENT:	UBS Securities LLC (the "Syndication Agent").
LENDERS:	Syndicate of Lenders acceptable to the Arrangers and Borrower (collectively, the "Lenders").
FACILITY:	$1,000,000,000 (the "Facility Amount") senior unsecured bridge loan (the "Bridge Loan").
AVAILABILITY:	The Facility Amount will be disbursed in a single drawing on the Closing Date.
PURPOSE:
To consummate the acquisition (the "Acquisition") by the Borrower of 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"), and for the payment of costs and expenses incurred in connection with the Acquisition, the Bridge Loan and related transactions.
AMORTIZATION:
Interest only during the term of the Bridge Loan (except as provided in the Mandatory Prepayments section below). The outstanding principal balance of the Bridge Loan will be due in full on the Maturity Date.
MATURITY:	The Bridge Loan shall mature 364 days after the Closing Date (the "Maturity Date").
OPTIONAL PREPAYMENT:
The Borrower may prepay the Bridge Loan, in whole or in part, at any time without fees, premiums or penalty, subject to customary reimbursement of the Lenders' pro rata breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period.

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MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	An amount equal to the following amounts shall be applied to prepay the Bridge Loan, without fees, premiums or penalty (other than customary breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period) (and, prior to the Closing Date, the commitments pursuant to the Commitment Letter relating to the Bridge Loan to which the Arrangers and the Borrower are parties (the "Commitment Letter") or the definitive loan documentation for the Bridge Loan, as applicable, shall be permanently and automatically reduced by an amount equal to): 100% of the Net Cash Proceeds of all (i) Capital Raising Transactions, (ii) Material Asset Sales (as defined below) and (iii) cash equity contributions to the Borrower, in each case on or after the date of the Commitment Letter.

A "Capital Raising Transaction" shall be public or 144A common equity, preferred equity (including preferred equity convertible into common stock), or debt securities (including debt securities convertible into common stock) or other unsecured debt for borrowed money issued or guaranteed by the Borrower; provided, however, that "Capital Raising Transaction" shall not include (i) intercompany debt among the Borrower and/or its subsidiaries; (ii) borrowings under the Existing Credit Facility (including, provided that there has been a Successful Syndication, pursuant to any increase in commitments thereunder); (iii) any equity or debt securities (with the exception of any notes issued by the Borrower with the express intention of the Borrower to replace all or a portion of the Facility) or other unsecured debt issued to finance the Acquisition; and (iv) any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition. Other customary carveouts to be agreed by the parties.

A "Material Asset Sale" (i) shall mean any non-ordinary course asset sale by the Borrower or any of its subsidiaries generating Net Cash Proceeds in excess of $5,000,000 in any transaction and (ii) shall in any event exclude the Healthcare Properties Sale (as defined in the Acquisition Agreement).

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"Net Cash Proceeds" shall mean (a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such asset sale, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any Operative Document or instrument with respect to a lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person or entity (other than the Borrower or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale, and (5) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof.

Upon each repayment or prepayment of the Bridge Loan, the aggregate Bridge Loan commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by the amount of such repayment or prepayment. Amounts repaid may not be reborrowed. Once terminated, a Bridge Loan commitment may not be reinstated.
INTEREST RATE:	Pricing (the "Applicable Margin") will be determined in accordance with the applicable pricing grid as set forth in the attached Exhibit A.

If the Borrower has not obtained an Investment Grade Rating on the Closing Date, the Applicable Margin will be based on the leverage-based pricing grid as set forth on Exhibit A until the Borrower makes a Pricing Grid Election.

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If the Borrower obtains a minimum of two senior unsecured investment grade ratings from S&P, Moody's or Fitch (an "Investment Grade Rating"), then upon written notice to the Administrative Agent, the Borrower may irrevocably elect (a "Pricing Grid Election") that at all times after such election the Applicable Margin with respect to the Bridge Loan be based on the Borrower's Credit Ratings as set forth in the ratings-based pricing grid as set forth on Exhibit A. If the Borrower obtains ratings from Moody's, S&P and Fitch that are not equivalent, the Applicable Margin shall be determined by the lower of the highest two ratings. If the Borrower obtains ratings from only Moody's and S&P, the Applicable Margin shall be determined by the higher of the two ratings. If the Borrower obtains ratings from only one of S&P or Moody's plus Fitch, the Applicable Margin shall be determined by the S&P or Moody's rating. If the Borrower shall cease to have a Credit Rating from S&P or Moody's, the Applicable Margin shall be determined based on Level 5 of such table.

"LIBOR" means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

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"Interest Period" means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a notice of borrowing, notice of continuation or notice of conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a business day shall end on the immediately following business day (or, if such immediately following business day falls in the next calendar month, on the immediately preceding business day).

"Base Rate" means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

"LIBOR Market Index Rate" means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 11:00 a.m. Eastern Standard time for such day (or if such day is not a business day, the immediately preceding business day). The LIBOR Market Index Rate shall be determined on a daily basis.
Interest will be payable monthly, computed on the actual days elapsed in a 360 day year.

Bridge Loan documentation will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law, and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any failure to borrow a LIBOR loan, or any repayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. While an event of default exists, the interest rate on all outstanding obligations will be equal to the Base Rate plus the Applicable Margin plus 2.0%. The loan documentation will contain customary provisions addressing the Foreign Account Tax Compliance Act.
CERTAIN FEES:	As set forth in Exhibit A.
FINANCIAL COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
OTHER COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
REPORTING REQUIREMENTS:	Same as, and limited to those contained in, the Existing Credit Facility.
INDEMNIFICATION:	Same as Existing Credit Facility.

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CONDITIONS PRECEDENT TO FUNDING:	Limited to those conditions set forth in Section 1(c) of the Commitment Letter, plus the conditions set forth below (the date upon which all such conditions precedent to funding shall be satisfied and the funding of the Bridge Loan occurs, the "Closing Date"):
1.
The Administrative Agent shall have received (a) customary legal opinions as reasonably required by the Administrative Agent, (b) evidence of authorization and organizational documents with respect to the Borrower and the Guarantors consisting of (i) applicable certificates or articles of incorporation, formation, organization, limited partnership or other comparable organizational instrument of the Borrower and each Guarantor certified by the secretary of state, (ii) incumbency certificate for the Borrower and each Guarantor, (iii) copies of applicable organizational documents of the Borrower and each Guarantor certified by an officer of the Borrower or such Guarantor, as applicable and (iv) customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower and each Guarantor), (d) customary insurance certificates or other evidence of insurance coverage and (e) a customary borrowing notice.
2.
The substantially concurrent consummation of the Acquisition on or prior to the Closing Date in accordance in all material respects with that certain Agreement and Plan of Merger, dated as of August 30, 2014 (such agreement, including all exhibits and schedules thereto, the "Acquisition Agreement"), by and among Select Income REIT, a wholly owned subsidiary of Select Income REIT that is a Maryland limited liability company and Cole Corporate Income Trust, Inc. (the "Acquisition Company"), without amendment, modification or waiver thereof or any consent thereunder (including any change in the definition of Company Material Adverse Effect or the lender protective provisions or in the purchase price (excluding any adjustments provided for in the Acquisition Agreement but including, without limitation, any material increase in the purchase price in relation to a Superior Proposal (as defined in the Acquisition Agreement) pursuant to Section 6.3 of the Acquisition Agreement) which is materially adverse to the Lenders (unless consented to by the Arrangers).

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3.	(a) Except as set forth in (i) the publicly available Company SEC Documents (as defined in the Acquisition Agreement) filed with or furnished to the Securities Exchange Commission, as have been amended since the time of their filing with the Securities Exchange Commission on or after January 1, 2012 and prior to the date of the Acquisition Agreement (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to the following is reasonably apparent on its face; and (ii) the disclosure letter delivered by the Target to the Borrower immediately prior to the execution of the Acquisition Agreement (it being agreed that any disclosure set forth in such disclosure letter shall only qualify or modify the following to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies the following): from January 1, 2014 through the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement) or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) since the date of the Acquisition Agreement through the closing of the Acquisition, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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"Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Acquisition Company and the Company Subsidiaries (as defined in the Acquisition Agreement), taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Acquisition Company to consummate the Acquisition before the Outside Date (as defined in the Acquisition Agreement); provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Acquisition Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (as defined in the Acquisition Agreement) (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law (as defined in the Acquisition Agreement) of or by any Governmental Entity (as defined in the Acquisition Agreement) after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of the Acquisition Agreement, or the consummation or anticipation of the Acquisition or the other Transactions (as defined in the Acquisition Agreement), other than for purposes of Section 4.5 and Section 8.2(a) of the Acquisition Agreement to the extent related to Section 4.5 of the Acquisition Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Acquisition Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property (as defined in the Acquisition Agreement) that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof, or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Acquisition Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Acquisition Company and the Company Subsidiaries operate.

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	4.	To the extent reasonably requested at least 10 business days prior to the Closing Date, the Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information with respect to the Borrower and the Guarantors that the Administrative Agent or the Arrangers reasonably determine is required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
5.
The Arrangers shall have received (a) audited financial statements for the Target for the fiscal year most recently ended at least 90 days before the Closing Date (without any qualified opinion thereon) and (b) to the extent available, unaudited financial statements for the Target for each completed fiscal quarter since the date of such audited financial statements ending at least 45 days before the Closing Date, which shall be prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles.
	6.	The Specified Representations shall be true and correct in all material respects as of the Closing Date.
7.
The Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date except to the extent that the Borrower would not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
REPRESENTATIONS AND WARRANTIES:	Subject in all respects to the Certain Funds Provisions, same as, and limited to those contained in, the Existing Credit Facility.
EVENTS OF DEFAULT:	Same as, and limited to those contained in, the Existing Credit Facility.
ASSIGNMENTS/ PARTICIPATIONS:
Same as Existing Credit Facility; provided that, notwithstanding any other provision in the Operative Documents, with respect to any assignment to any Lender, no Commitment Party (as defined in the Commitment Letter) shall be relieved, released or novated from its obligations under the Commitment Letter (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender, including its commitments in respect thereof, until after the Closing Date has occurred.
WAIVERS AND AMENDMENTS:	Same as Existing Credit Facility.
EXPENSES:
The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Bridge Loan, including, without limitation, the reasonable and documented legal fees of Shearman & Sterling LLP, counsel to the Administrative Agent and the Arrangers, regardless of whether or not the Bridge Loan is closed. The Borrower will also pay the reasonable and documented expenses of each Lender in connection with the "workout" or enforcement of any loan documentation for the Bridge Loan.
GOVERNING LAW:	New York.

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OTHER:	Subject in all respects to the Certain Funds Provisions, the definitive documentation for the Bridge Loan shall include customary representations regarding anti-corruption laws, and, consistent with the Existing Credit Facility, waivers by each party to its right to trial by jury and submission by each party to State of New York jurisdiction.

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 EXHIBIT A

PRICING GRID

Leverage-based Pricing Grid:

TOTAL INDEBTEDNESS TO TOTAL ASSET VALUE	< 35%	> 35% BUT < 45%	> 45% BUT < 50%	> 50% BUT < 55%	> 55% BUT < 60%
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN *	155.0	175.0	185.0	210.0	230.0

Investment Grade-based Pricing Grid:

RATINGS: S&P AND MOODY'S	THE GREATER OF A- AND A3	THE GREATER OF BBB+ AND BAA1	THE GREATER OF BBB AND BAA2	THE GREATER OF BBB- AND BAA3	BELOW BOTH BBB- AND BAA3
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN *	112.5	122.5	140.0	175.0	215.0

*
In basis points per annum

        All margins and fees change as of the first day of the month following the rating classification changes.

FUNDING FEE:	35 bps due to the Lenders on their respective commitment amounts funded at the closing of the Bridge Loan, due and payable on the Closing Date (if the Closing Date occurs).
DURATION FEE:
The Borrower will pay to the Lenders pro rata based on each Lender's outstanding principal amount of the Bridge Loan at the applicable time, (a) 25 bps on the outstanding principal amount of the Bridge Loan on the 90th day following the Closing Date, (b) 50 bps on the outstanding principal amount of the Bridge Loan on the 180th day following the Closing Date, and (3) 75 bps on the outstanding principal amount of the Bridge Loan on the 270th day following the Closing Date.
TICKING FEE:
The Borrower will pay to the Administrative Agent, for the account of the applicable Lenders, a ticking fee, which shall accrue from January 2, 2015 to the date such ticking fee is paid, in an amount equal to 0.20% per annum of the average daily aggregate amount of unused commitments of the Lenders that have any such unused commitments in respect of the Facility, earned on the date of the acceptance by the Company of the Commitment Letter, and due and payable on the earlier to occur of (i) the Closing Date, and (ii) March 31, 2015.

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 EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

                    , 20

        This Solvency Certificate is being executed and delivered pursuant to Section      of that certain      (1) (the "Loan Agreement"); the terms defined therein being used herein as therein defined.

        I,            , the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

        I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

(1)
Describe the Credit Agreement

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        IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:

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CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, CT 06901
UBS SECURITIES LLC 677 Washington Boulevard Stamford, CT 06901

As of September 9, 2014
SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-2076 Attention: John C. Popeo Chief Financial Officer	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022 Attention: E. Joseph Hess Managing Director
BANK OF AMERICA, N.A. Corporate Debt Products—Real Estate IL4-135-06-11 135 S. LaSalle Street Chicago, Illinois 60603 Attention: Cheryl Sneor Vice President	MORGAN STANLEY BANK, N.A. One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111 Attention: Steve Delany
ROYAL BANK OF CANADA 3 World Financial Center 200 Vesey Street, 12th Floor New York, NY 10281 Attention: Sheena Lee Associate

Select Income REIT
$1,000,000,000 Senior Unsecured Bridge Loan Commitment Letter
JOINDER AGREEMENT

Ladies and Gentlemen:

        Reference is made to the Senior Unsecured Bridge Loan Commitment Letter dated as of August 30, 2014 (together with the exhibits and annexes attached thereto and as amended and otherwise modified from time to time, the "Commitment Letter") between Citigroup Global Markets Inc. ("CGMI") on behalf of Citi (as defined below), and UBS AG, Stamford Branch ("UBS Bank"; and individually and collectively with UBS Securities LLC ("UBS Securities"), as the context may require, "UBS", and, together with CGMI, each in its capacity as a Commitment Party, the "Initial Commitment Parties") and Select Income REIT (the "Borrower"). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This Joinder Agreement to Senior Unsecured Bridge Loan Commitment Letter (this "Joinder Agreement") sets forth the understanding and agreement of the parties hereto regarding the joinder of each party identified on the signature pages hereof as an "Additional Commitment Party" (collectively, the "Additional Commitment Parties" and, together with the Initial Commitment Parties, the "Commitment Parties") to the Commitment Letter.

        For the purposes of this Joinder Agreement and the Commitment Letter, "Citi" shall mean CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein and such affiliates shall be entitled to the benefits afforded to Citi hereunder.

        Each Additional Commitment Party (a) commits, on a several but not joint basis, on the terms and conditions set forth herein and in the Commitment Letter, to provide a portion of the Facility in the principal amount specified on its signature page hereto (such amount its "Maximum Commitment Amount") and (b) shall become a party to the Commitment Letter and shall be deemed a "Commitment Party" thereunder and its commitment hereunder shall be deemed a "commitment" thereunder with the same force and effect as if originally named therein as a Commitment Party and having all the benefits, rights, remedies and protective provisions afforded to a Commitment Party thereunder and having all the same duties and obligations of a Commitment Party thereunder and owed all the duties and obligations of the Borrower to the Commitment Parties thereunder. The commitment of each Commitment Party to provide a portion of the Facility under this Joinder Agreement or the Commitment Letter is referred to herein as its "Commitment" and collectively as the "Commitments". Each Additional Commitment Party's commitments and agreements hereunder are subject solely to the conditions precedent set forth in Section 1(c) of the Commitment Letter and the conditions precedent contained in the section entitled "Conditions Precedent to Funding" in Annex I of the Commitment Letter (subject in all respects to the Certain Funds Provision).

        On or promptly following the date hereof, in connection with the primary syndication of the Facility by the Arrangers, the Arrangers shall allocate (the "Commitment Allocation") the Commitments among the Commitment Parties; provided, however, that pursuant to the Commitment Allocation (i) the Commitment allocated to any Additional Commitment Party shall not exceed its Maximum Commitment Amount, (ii) any reduction of the Additional Commitment Parties' Commitments below their respective Maximum Commitment Amounts shall be in accordance with the terms of the Commitment Letter and (iii) the aggregate Commitments of all the Commitment Parties shall not be less than $1,000,000,000 (unless reduced pursuant to the Commitment Letter) or exceed $1,000,000,000. On the date of the Commitment Allocation the Arrangers shall notify the Additional Commitment Parties and the Borrower of the Commitment Allocation in the form of Schedule I hereto (the "Commitment Schedule"), whereupon the Commitments of the Initial Commitment Parties under the Commitment Letter (as in effect immediately prior to the execution hereof) shall, in accordance with the Commitment Letter, be reduced, on a ratable basis, dollar-for-dollar, by the aggregate amount of the Commitments of the Additional Commitment Parties pursuant to the Commitment Allocation, such that the Commitment of each Commitment Party shall be as set forth in the Commitment Schedule and such Commitment Schedule shall be deemed incorporated into this Joinder Agreement.

        As consideration for the Commitments of each Additional Commitment Party, the Borrower agrees to pay (without duplication) the fees as set forth in Annex I of the Commitment Letter, which shall be the only fees payable to the Additional Commitment Parties in connection with the Facility.

        Each Additional Commitment Party agrees that the syndication of the Facility shall be managed by the Arrangers on the terms set forth in the Commitment Letter. Each Additional Commitment Party acknowledges and agrees that it shall not engage, nor shall it authorize any person on its behalf to engage, in any secondary selling or any solicitation of offers to purchase loans or commitments with respect to the Facility until such time as the Arrangers declare the primary syndication of the Facility to be complete. Furthermore, each Additional Commitment Party represents that its Commitment represents a commitment from such Additional Commitment Party only, and does not in any way include a commitment or other arrangement from any other unaffiliated institution. Each Arranger acknowledges the completion of a Successful Syndication upon the execution and delivery of this Joinder Agreement by all of the parties hereto.

        Each party hereto agrees that each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, to the extent set forth therein; provided, however, that this paragraph shall not apply to, and the Additional Commitment Parties shall not have any rights or benefits with respect to, (a) roles or titles assigned to the Arrangers pursuant to the Commitment Letter, (b) the provisions of the Commitment Letter applicable to the Arrangers and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter.

        This Joinder Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void); provided, however, that a Commitment Party may (i) assign its Commitment only in a syndication as permitted by and pursuant to the Commitment Letter and (ii) each Additional Commitment Party shall have its commitments reduced on the same basis as Citi and UBS as set forth in Section 3 of the Commitment Letter and the section entitled "Mandatory Prepayments and Commitment Reductions" in Annex I to the Commitment Letter. This Joinder Agreement is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons).

        Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof and thereof. Notwithstanding any provision hereof or of the Commitment Letter, it is agreed and understood that all obligations of each of the Commitment Parties, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

        Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon either Arranger or any of its affiliates, or any of its officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Borrower and its consolidated subsidiaries and the Target and such other documents as it has deemed appropriate, made its own credit analysis and decision to provide a Commitment and enter into this Joinder Agreement.

        This Joinder Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Joinder Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile transmission or by ".pdf" or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

        Each party hereto agrees that this Joinder Agreement and its contents are subject to the indemnification, jurisdiction, service of process, governing law, waiver of jury trial and confidentiality provisions of the Commitment Letter.

        All Commitments of the Additional Commitment Parties shall continue until the Termination Date. The Commitments of the Additional Commitment Parties hereunder shall be superseded by the commitments in respect of the Facility set forth in the Operative Documents.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

[Balance of Page Intentionally Left Blank.]

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By	/s/ DAVID BOUTON
	Name:	David Bouton
	Title:	Managing Director
UBS AG, STAMFORD BRANCH
By	/s/ KEVIN T. PLUFF
	Name:	Kevin T. Pluff
	Title:	Managing Director Leveraged Capital Markets
By	/s/ JOHN STROLL
	Name:	John Stroll
	Title:	Director
UBS SECURITIES LLC
By	/s/ KEVIN T. PLUFF
	Name:	Kevin T. Pluff
	Title:	Managing Director Leveraged Capital Markets
By	/s/ JOHN STROLL
	Name:	John Stroll
	Title:	Director

[Signatures Continued on Next Page.]

[Signature Page to Joinder Agreement]

BANK OF AMERICA, N.A., as an Additional Commitment Party
By	/s/ CHERYL SNEOR
	Name:	Cheryl Sneor
	Title:	Vice President
Maximum Commitment Amount: $166,666,666.67

[Signatures Continued on Next Page.]

[Signature Page to Joinder Agreement]

ROYAL BANK OF CANADA, as an Additional Commitment Party
By	/s/ JOSHUA FREEDMAN
	Name:	Joshua Freedman
	Title:	Authorized Signatory
Maximum Commitment Amount: $166,666,666.67

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[Signature Page to Joinder Agreement]

JEFFERIES FINANCE LLC, as an Additional Commitment Party
By	/s/ J. PAUL MCDONNELL
	Name:	J. Paul McDonnell
	Title:	Managing Director
Maximum Commitment Amount: $166,666,666.67

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[Signature Page to Joinder Agreement]

MORGAN STANLEY BANK, N.A., as an Additional Commitment Party
By	/s/ SUBHALAKSHMI GHOSH-KOHLI
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Authorized Signatory
Maximum Commitment Amount: $166,666,666.67

[Signatures Continued on Next Page.]
[Signature Page to Joinder Agreement]

ACCEPTED AND AGREED on September 9, 2014:
SELECT INCOME REIT
By	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	President and Chief Operating Officer

[Signature Page to Joinder Agreement]

 Schedule I
to Joinder Agreement to Commitment Letter

Commitments

Commitment Party	Commitment
Citi	$166,666,666.68
UBS	$166,666,666.68
Bank of America, N.A.	$166,666,666.66
Royal Bank of Canada	$166,666,666.66
Jefferies Finance LLC	$166,666,666.66
Morgan Stanley Bank, N.A.	$166,666,666.66

Total:	$1,000,000,000.00

LETTER AMENDMENT

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, CT 06901
JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	UBS SECURITIES LLC 677 Washington Boulevard Stamford, CT 06901
BANK OF AMERICA, N.A. Corporate Debt Products—Real Estate IL4-135-06-11 135 S. LaSalle Street Chicago, Illinois 60603	MORGAN STANLEY BANK, N.A. One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111
ROYAL BANK OF CANADA 3 World Financial Center 200 Vesey Street, 12th Floor New York, NY 10281

Dated as of December 18, 2014
SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-2076 Attention: John C. Popeo Chief Financial Officer

Re: Select Income REIT $1,000,000,000 Senior Unsecured Bridge Loan

Ladies and Gentlemen:

        Reference is made to that certain (a) Commitment Letter, dated as of August 30, 2014 (as amended to date, the "Commitment Letter") between Citigroup Global Markets Inc. ("CGMI") on behalf of Citi, and UBS AG, Stamford Branch ("UBS Bank"; and individually and collectively with UBS Securities LLC ("UBS Securities"), as the context may require, "UBS", and, together with CGMI, each in its capacity as a Commitment Party, the "Initial Commitment Parties") and Select Income REIT (the "Borrower"), and (b) Joinder Agreement to Senior Unsecured Bridge Loan Commitment Letter, dated as of September 9, 2014 (the "Joinder") among the Borrower, the Initial Commitment Parties, Bank of America, N.A. ("BofA"), Royal Bank of Canada ("RBC"), Jefferies Finance LLC ("Jefferies") and Morgan Stanley Bank, N.A. ("MS", together with BofA, RBC and Jefferies, the "Additional Commitment Parties" and, together with the Initial Commitment Parties, the "Commitment Parties"). Capitalized terms not otherwise defined in this letter amendment (this "Amendment") shall have their respective meanings set forth in the Commitment Letter.

        It is hereby agreed by you and us as follows:

        1.     Amendments.

    (a)
    Section 1(c)(i) of the Commitment Letter is hereby amended by adding the phrase "(if any)" immediately after the term "Guarantors".

    (b)
    Clause (ii) of the first sentence of the penultimate paragraph of Section 1 of the Commitment Letter and the last sentence of the penultimate paragraph of Section 1 of the Commitment Letter are hereby amended and restated in their entirety as follows:

      "(ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Section 1(c) of this Commitment Letter and the conditions contained in the section entitled "Conditions Precedent to Funding" in Annex I are satisfied (it being acknowledged that delivery of guaranties (if any) to be provided by the Target and any subsidiary of the Target that is required to become a Guarantor shall be effected on the Closing Date substantially simultaneously with the consummation of the Acquisition). For purposes hereof, "Specified Representations" means the representations and warranties made by the Company and each Guarantor (if any) in the Operative Documents as to corporate status, corporate power and authority to enter into the Operative Documents; the due authorization, execution, delivery and enforceability of the Operative Documents; the Operative Documents not conflicting with charter documents of the Company and each Guarantor (if any) or law; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis (in the manner consistent with Exhibit B attached to Annex I hereto); Federal Reserve margin regulations; use of proceeds of the Facility not violating anti-money laundering, anti-terrorism and anti-bribery laws, the Patriot Act or OFAC; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions"."

    (c)
    Annex I in the Commitment Letter is hereby deleted and replaced with Annex I attached hereto.

        2.     Effectiveness of Amendment. This Amendment shall become effective as of the date first above written when, and only when, CGMI shall have received counterparts of this Amendment executed by the Borrower and the Commitment Parties.

        3.     Costs and Expenses. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment (including, without limitation, reasonable and documented fees and disbursements of a single counsel to the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction).

        4.     Certain Definitions. Following the effectiveness of this Amendment, each reference in the Commitment Letter to "this Commitment Letter", "hereunder", "hereof" or words of like import referring to the Commitment Letter, and each reference in the Joinder to "the Commitment Letter", "thereunder", "thereof" or words of like import referring to the Commitment Letter, shall mean and be a reference to the Commitment Letter, as amended by this Amendment.

        5.     Ratification. The Commitment Letter (as amended by this Amendment) shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except to the extent expressly provided herein, operate as a waiver of any right, power or remedy of any Commitment Party under the Commitment Letter, nor constitute a waiver of any provision of the Commitment Letter.

        6.     Execution Instructions. If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a counterpart of this Amendment to Malcolm K. Montgomery of Shearman & Sterling LLP by facsimile (646.848.7587) or via electronic transmission to MMontgomery@Shearman.com, with seven duplicate originals by overnight courier.

        7.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or email shall be effective as delivery of a manually executed counterpart of this Amendment.

        8.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Balance of page intentionally left blank]

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By	/s/ DAVID BOUTON Name: David Bouton Title: Managing Director

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UBS AG, STAMFORD BRANCH
By	/s/ JOHN STROLL Name: John Stroll Title: Director
By	/s/ WARREN JERVEY Name: Warren Jervey Title: Executive Director and Counsel Region Americas Legal
UBS SECURITIES LLC
By	/s/ JOHN STROLL Name: John Stroll Title: Director
By	/s/ WARREN JERVEY Name: Warren Jervey Title: Executive Director and Counsel Region Americas Legal

[Signatures Continued on Next Page.]

BANK OF AMERICA, N.A.
By	/s/ CHERYL SNEOR Name: Cheryl Sneor Title: Vice President

[Signatures Continued on Next Page.]

ROYAL BANK OF CANADA
By	/s/ JOSHUA FREEDMAN Name: Joshua Freedman Title: Authorized Signatory

[Signatures Continued on Next Page.]

JEFFERIES FINANCE LLC
By	/s/ J. PAUL MCDONNELL Name: J. Paul McDonnell Title: Managing Director

[Signatures Continued on Next Page.]

MORGAN STANLEY BANK, N.A.
By	/s/ SUBHALAKSHMI GHOSH-KOHLI Name: Subhalakshmi Ghosh-Kohli Title: Authorized Signatory

[Signatures Continued on Next Page.]

ACCEPTED AND AGREED
on December 18, 2014:

SELECT INCOME REIT

By	/s/ DAVID M. BLACKMAN Name: David M. Blackman Title: President and Chief Operating Officer

 Annex I

Summary of Terms and Conditions

SELECT INCOME REIT

$1,000,000,000 Senior Unsecured Bridge Loan

BORROWER:	Select Income REIT (the "Borrower").
GUARANTORS:	Consistent with the Existing Credit Facility (defined below).
EXISTING CREDIT FACILITY:
The existing $750 million revolving credit facility extended pursuant to that certain Credit Agreement dated as of March 12, 2012 by and among the Borrower, the financial institutions party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent, and the other agents and arrangers party thereto, as the same may be amended, amended and restated, restated, modified or replaced with the approval in writing of the lenders thereunder as required pursuant thereto, provided that such approving lenders include, among others, persons or entities that constitute Commitment Parties holding at least a majority of aggregate commitments under the Commitment Letter (as defined below) as of December 18, 2014 (the "Existing Credit Facility"). Capitalized terms used and not defined herein are used as defined in the Existing Credit Facility.
JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	The Joint Lead Arrangers and Bookrunners will be Citigroup Global Markets Inc. ("CGMI") and UBS Securities LLC (the "Arrangers").
ADMINISTRATIVE AGENT:	An affiliate of CGMI will act as the administrative agent (the "Administrative Agent").
SYNDICATION AGENT:	UBS Securities LLC (the "Syndication Agent").
LENDERS:	Syndicate of Lenders acceptable to the Arrangers and Borrower (collectively, the "Lenders").
FACILITY:	$1,000,000,000 (the "Facility Amount") senior unsecured bridge loan (the "Bridge Loan").
AVAILABILITY:	The Facility Amount will be disbursed in a single drawing on the Closing Date.

$1,000,000,000 Senior Unsecured Bridge Loan	Page 1
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PURPOSE:	To consummate the acquisition (the "Acquisition") by the Borrower of 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"), and for the payment of costs and expenses incurred in connection with the Acquisition, the Bridge Loan and related transactions.
AMORTIZATION:
Interest only during the term of the Bridge Loan (except as provided in the Mandatory Prepayments section below). The outstanding principal balance of the Bridge Loan will be due in full on the Maturity Date.
MATURITY:	The Bridge Loan shall mature 364 days after the Closing Date (the "Maturity Date").
OPTIONAL PREPAYMENT:
The Borrower may prepay the Bridge Loan, in whole or in part, at any time without fees, premiums or penalty, subject to customary reimbursement of the Lenders' pro rata breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period.
MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:
An amount equal to the following amounts shall be applied to prepay the Bridge Loan, without fees, premiums or penalty (other than customary breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period) (and, prior to the Closing Date, the commitments pursuant to the Commitment Letter relating to the Bridge Loan to which the Arrangers and the Borrower are parties (the "Commitment Letter") or the definitive loan documentation for the Bridge Loan, as applicable, shall be permanently and automatically reduced by an amount equal to): 100% of the Net Cash Proceeds (as defined below) of all (i) Capital Raising Transactions (as defined below), (ii) Material Asset Sales (as defined below) and (iii) cash equity contributions to the Borrower, in each case on or after the date of the Commitment Letter.

A "Capital Raising Transaction" shall be public or 144A common equity, preferred equity (including preferred equity convertible into common stock), or debt securities (including debt securities convertible into common stock) or other unsecured debt for borrowed money issued or guaranteed by the Borrower; provided, however, that "Capital Raising Transaction" shall not include (i) intercompany debt among the Borrower and/or its subsidiaries; (ii) borrowings under the Existing Credit Facility (including pursuant to any increase in commitments thereunder); (iii) any equity or debt securities (with the exception of any notes issued by the Borrower with the express intention of the Borrower to replace all or a portion of the Facility) or other unsecured debt issued to finance the Acquisition; and (iv) any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition. Other customary carveouts to be agreed by the parties.

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A "Material Asset Sale" (i) shall mean any non-ordinary course asset sale by the Borrower or any of its subsidiaries generating Net Cash Proceeds in excess of $5,000,000 in any transaction and (ii) shall in any event exclude the Healthcare Properties Sale (as defined in the Acquisition Agreement).

"Net Cash Proceeds" shall mean (a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such asset sale, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any Operative Document or instrument with respect to a lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person or entity (other than the Borrower or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale, and (5) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof.

Upon each repayment or prepayment of the Bridge Loan, the aggregate Bridge Loan commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by the amount of such repayment or prepayment. Amounts repaid may not be reborrowed. Once terminated, a Bridge Loan commitment may not be reinstated.
INTEREST RATE:	Pricing (the "Applicable Margin") will be determined in accordance with the pricing grid as set forth in the attached Exhibit A.

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If the Borrower obtains ratings from Moody's, S&P and Fitch that are not equivalent, the Applicable Margin shall be determined by the lower of the highest two ratings. If the Borrower obtains ratings from only Moody's and S&P, the Applicable Margin shall be determined by the higher of the two ratings. If the Borrower obtains ratings from only one of S&P or Moody's plus Fitch, the Applicable Margin shall be determined by the S&P or Moody's rating. If the Borrower shall cease to have a Credit Rating from S&P or Moody's, the Applicable Margin shall be determined based on Level 5 of such grid.

"LIBOR" means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the ICE Benchmark Administration Limited LIBOR Rate ("ICE LIBOR"), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

"Interest Period" means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a notice of borrowing, notice of continuation or notice of conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a business day shall end on the immediately following business day (or, if such immediately following business day falls in the next calendar month, on the immediately preceding business day).

$1,000,000,000 Senior Unsecured Bridge Loan	Page 4
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"Base Rate" means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

"LIBOR Market Index Rate" means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 11:00 a.m. Eastern Standard time for such day (or if such day is not a business day, the immediately preceding business day). The LIBOR Market Index Rate shall be determined on a daily basis.
Interest will be payable monthly, computed on the actual days elapsed in a 360 day year.

Bridge Loan documentation will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law, and (b) indemnifying the Lenders for breakage costs incurred in connection with, among other things, any failure to borrow a LIBOR loan, or any repayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. While an event of default exists, the interest rate on all outstanding obligations will be equal to the Base Rate plus the Applicable Margin plus 2.0%. The loan documentation will contain customary provisions addressing the Foreign Account Tax Compliance Act.
CERTAIN FEES:	As set forth in Exhibit A.
FINANCIAL COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
OTHER COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
REPORTING REQUIREMENTS:	Same as, and limited to those contained in, the Existing Credit Facility.
INDEMNIFICATION:	Same as Existing Credit Facility.

$1,000,000,000 Senior Unsecured Bridge Loan	Page 5
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CONDITIONS PRECEDENT TO FUNDING:	Limited to those conditions set forth in Section 1(c) of the Commitment Letter, plus the conditions set forth below (the date upon which all such conditions precedent to funding shall be satisfied and the funding of the Bridge Loan occurs, the "Closing Date"):
1.
The Administrative Agent shall have received (a) customary legal opinions as reasonably required by the Administrative Agent, (b) evidence of authorization and organizational documents with respect to the Borrower and the Guarantors (if any) consisting of (i) applicable certificates or articles of incorporation, formation, organization, limited partnership or other comparable organizational instrument of the Borrower and each Guarantor (if any) certified by the secretary of state, (ii) incumbency certificate for the Borrower and each Guarantor (if any), (iii) copies of applicable organizational documents of the Borrower and each Guarantor (if any) certified by an officer of the Borrower or such Guarantor (if any), as applicable and (iv) customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower and each Guarantor (if any)), (c) customary insurance certificates or other evidence of insurance coverage and (d) a customary borrowing notice.
2.
The substantially concurrent consummation of the Acquisition on or prior to the Closing Date in accordance in all material respects with that certain Agreement and Plan of Merger, dated as of August 30, 2014 (such agreement, including all exhibits and schedules thereto, the "Acquisition Agreement"), by and among Select Income REIT, a wholly owned subsidiary of Select Income REIT that is a Maryland limited liability company and Cole Corporate Income Trust, Inc. (the "Acquisition Company"), without amendment, modification or waiver thereof or any consent thereunder (including any change in the definition of Company Material Adverse Effect or the lender protective provisions or in the purchase price (excluding any adjustments provided for in the Acquisition Agreement but including, without limitation, any material increase in the purchase price in relation to a Superior Proposal (as defined in the Acquisition Agreement) pursuant to Section 6.3 of the Acquisition Agreement) which is materially adverse to the Lenders (unless consented to by the Arrangers)).

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3.	(a) Except as set forth in (i) the publicly available Company SEC Documents (as defined in the Acquisition Agreement) filed with or furnished to the Securities Exchange Commission, as have been amended since the time of their filing with the Securities Exchange Commission on or after January 1, 2012 and prior to the date of the Acquisition Agreement (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to the following is reasonably apparent on its face; and (ii) the disclosure letter delivered by the Target to the Borrower immediately prior to the execution of the Acquisition Agreement (it being agreed that any disclosure set forth in such disclosure letter shall only qualify or modify the following to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies the following): from January 1, 2014 through the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement) or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) since the date of the Acquisition Agreement through the closing of the Acquisition, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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"Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Acquisition Company and the Company Subsidiaries (as defined in the Acquisition Agreement), taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Acquisition Company to consummate the Acquisition before the Outside Date (as defined in the Acquisition Agreement); provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Acquisition Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (as defined in the Acquisition Agreement) (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law (as defined in the Acquisition Agreement) of or by any Governmental Entity (as defined in the Acquisition Agreement) after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of the Acquisition Agreement, or the consummation or anticipation of the Acquisition or the other Transactions (as defined in the Acquisition Agreement), other than for purposes of Section 4.5 and Section 8.2(a) of the Acquisition Agreement to the extent related to Section 4.5 of the Acquisition Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Acquisition Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property (as defined in the Acquisition Agreement) that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof, or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Acquisition Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Acquisition Company and the Company Subsidiaries operate.

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	4.	To the extent reasonably requested at least 10 business days prior to the Closing Date, the Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information with respect to the Borrower and the Guarantors (if any) that the Administrative Agent or the Arrangers reasonably determine is required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
5.
The Arrangers shall have received (a) audited financial statements for the Target for the fiscal year most recently ended at least 90 days before the Closing Date (without any qualified opinion thereon) and (b) to the extent available, unaudited financial statements for the Target for each completed fiscal quarter since the date of such audited financial statements ending at least 45 days before the Closing Date, which shall be prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles.
	6.	The Specified Representations shall be true and correct in all material respects as of the Closing Date.
7.
The Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date except to the extent that the Borrower would not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
REPRESENTATIONS AND WARRANTIES:	Subject in all respects to the Certain Funds Provisions, same as, and limited to those contained in, the Existing Credit Facility.
EVENTS OF DEFAULT:	Same as, and limited to those contained in, the Existing Credit Facility.
ASSIGNMENTS/ PARTICIPATIONS:
Same as Existing Credit Facility; provided that, notwithstanding any other provision in the Operative Documents, with respect to any assignment to any Lender, no Commitment Party (as defined in the Commitment Letter) shall be relieved, released or novated from its obligations under the Commitment Letter (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender, including its commitments in respect thereof, until after the Closing Date has occurred.
WAIVERS AND AMENDMENTS:	Same as Existing Credit Facility.
EXPENSES:
The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Bridge Loan, including, without limitation, the reasonable and documented legal fees of Shearman & Sterling LLP, counsel to the Administrative Agent and the Arrangers, regardless of whether or not the Bridge Loan is closed. The Borrower will also pay the reasonable and documented expenses of each Lender in connection with the "workout" or enforcement of any loan documentation for the Bridge Loan.
GOVERNING LAW:	New York.

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OTHER:	Subject in all respects to the Certain Funds Provisions, the definitive documentation for the Bridge Loan shall include customary representations regarding anti-corruption laws, and, consistent with the Existing Credit Facility, waivers by each party to its right to trial by jury and submission by each party to State of New York jurisdiction.

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 EXHIBIT A

PRICING GRID

RATINGS: S&P AND MOODY'S	THE GREATER OF A- AND A3	THE GREATER OF BBB+ AND BAA1	THE GREATER OF BBB AND BAA2	THE GREATER OF BBB- AND BAA3	BELOW BOTH BBB- AND BAA3
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN *	112.5	122.5	140.0	175.0	215.0

*
:        In basis points per annum

All margins and fees change as of the first day of the month following the rating classification changes.

FUNDING FEE:	35 bps due to the Lenders on their respective commitment amounts funded at the closing of the Bridge Loan, due and payable on the Closing Date (if the Closing Date occurs).
DURATION FEE:
The Borrower will pay to the Lenders pro rata based on each Lender's outstanding principal amount of the Bridge Loan at the applicable time, (a) 25 bps on the outstanding principal amount of the Bridge Loan on the 90th day following the Closing Date, (b) 50 bps on the outstanding principal amount of the Bridge Loan on the 180th day following the Closing Date, and (c) 75 bps on the outstanding principal amount of the Bridge Loan on the 270th day following the Closing Date.
TICKING FEE:
The Borrower will pay to the Administrative Agent, for the account of the applicable Lenders, a ticking fee, which shall accrue from January 2, 2015 to the date such ticking fee is paid, in an amount equal to 0.20% per annum of the average daily aggregate amount of unused commitments of the Lenders that have any such unused commitments in respect of the Facility, earned on the date of the acceptance by the Company of the Commitment Letter, and due and payable on the earlier to occur of (i) the Closing Date, and (ii) March 31, 2015.

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 EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[    •    ], 20

        This Solvency Certificate is being executed and delivered pursuant to Section [    •    ] of that certain [    •    ](1) (the "Loan Agreement"); the terms defined therein being used herein as therein defined.

        I, [    •    ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

        I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

(1)
Describe the Credit Agreement

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        IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [•]
Title: [•]

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 Annex D

EXECUTION VERSION

VOTING AND STANDSTILL AGREEMENT

        This Voting and Standstill Agreement (this "Agreement") is made and entered into as of August 30, 2014, by and among Cole Corporate Income Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes ("Target"), the undersigned shareholder ("Shareholder") of Select Income REIT, a Maryland real estate investment trust (the "Acquirer"), and solely for the purposes of Section 9 of this Agreement, American Realty Capital Properties, Inc., a Maryland corporation and parent of the sponsor of Target ("Target Sponsor").

RECITALS

        A.    Concurrently with the execution of this Agreement, the Acquirer, SC Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of the Acquirer ("Merger Sub"), and Target have entered into an Agreement and Plan of Merger, dated as of August 30, 2014, (the "Merger Agreement") which provides for, on the terms and subject to the conditions set forth therein, the merger of Target with and into Merger Sub with Merger Sub being the surviving entity.

        B.    As a condition and an inducement to Target's willingness to enter into the Merger Agreement, Target has required that Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all common shares of beneficial interest, $0.01 par value per share, of the Acquirer ("Acquirer Common Shares") that Shareholder now or hereafter owns beneficially or of record.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

          A Person shall be deemed to "beneficially own" any securities not owned directly by such Person if that Person or a group of which such Person is a member would be the beneficial owner of such shares under Rule 13d-3 and Rule 13d-5 of the Exchange Act.

          "Permitted Liens" shall mean any (i) Liens relating to any Indebtedness, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on Shareholder's financial statements (if such reserves are required pursuant to GAAP), or that are otherwise not material and (iii) Liens imposed or promulgated by Law or any Governmental Entity.

          "Permitted Transfer" shall mean, (i) any Transfer to an Affiliate of Shareholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from its obligations under this Agreement, other than with respect to the Subject Shares transferred in accordance with the foregoing provision; (ii) the creation or assumption of any Permitted Lien and (iii) the creation or assumption of any Lien as security for Indebtedness and for purposes of clause (iii) of this definition only, "Lien" and "Indebtedness" shall have the meanings ascribed to such terms in Shareholder's Credit Agreement dated as of October 28, 2010, and Shareholder's Term Loan Agreement, dated as of January 12, 2012, each as amended (the "Credit Agreements").

          "Transfer" shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, excluding, for the avoidance of doubt, entry into this Agreement or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise, provided, that any transaction described in these clauses (i) or (ii) shall not constitute a Transfer so long as (a) such transaction does not require a filing under the Exchange Act or any other public disclosure of such transaction and (b) such transaction does not in any way limit the ability of Shareholder to vote its Subject Shares.

        2.    Representations, Warranties and Covenants of Shareholder.     Shareholder hereby represents and warrants to Target, as of the date of this Agreement, as follows:

          2.1    Due Authority.    Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4.2 hereof. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.2    Organization, Standing and Corporate Power.    Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted.

          2.3    Ownership of Acquirer Common Shares.    Shareholder (i) is the beneficial or record owner of the Acquirer Common Shares indicated on Schedule A hereto (the "Subject Shares"), free and clear of any and all Liens, other than Permitted Liens, or those Liens created by this Agreement and (ii) has voting power over, sole power of disposition and sole power to issue instructions with respect to all of the Subject Shares with no other limitations, qualifications or restrictions on such rights, subject to applicable Law, the Parent Governing Documents, the Credit Agreements and the terms of this Agreement.

          2.4    No Conflict; Consents.

            (a)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the compliance by Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respects any Laws applicable to Shareholder or the Subject Shares or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Subject Shares are bound. Shareholder's Subject Shares are not, with respect to the voting of, subject to any other agreement, including, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

            (b)   Other than the disclosure and filing of this Agreement with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by Shareholder in connection with the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

          2.5    Absence of Litigation.    There is no Action pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder or any of its properties or assets (including the Subject Shares) at law or in equity that would reasonably be expected to materially impair or delay the ability of Shareholder to perform Shareholder's obligations hereunder.

          2.6    Acknowledgement.    Shareholder understands and acknowledges that Target is entering into the Merger Agreement in reliance upon Shareholder's execution of this Agreement.

        3.    Agreement to Retain Subject Shares.

          3.1    Transfer and Encumbrance of Subject Shares.    Other than a Permitted Transfer, from and after the date hereof and until the Expiration Time, Shareholder shall not (i) Transfer any of the Subject Shares, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares; (iii) take any action that would cause any representation or warranty of Shareholder contained herein to become untrue or incorrect, in each case in any material respect, or would reasonably be expected to have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions. If any involuntary Transfer of any Subject Shares shall occur, the transferee shall take and hold such Subject Shares subject to terms of this Agreement.

          3.2    Additional Purchases.    Any Acquirer Common Shares that Shareholder purchases or otherwise acquires (including, without limitation, by way of stock-split, stock dividend, conversion of securities or distribution or similar event) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Subject Shares.

          3.3    Unpermitted Transfers.    Any Transfer or attempted Transfer of any of the Subject Shares or other action in violation of Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Shareholder shall not be deemed to be in breach of any of its obligation hereunder with which it is unable to comply as a result of any Subject Shares subject to any Permitted Lien becoming subject to foreclosure, forfeiture or other similar proceedings.

        4.    Agreement to Vote and Approve.

          4.1    Subject Shares.    Subject to the terms hereof, from and after the date hereof and until the Expiration Time, at every meeting of the shareholders of the Acquirer however called with respect to any of the following matters, and at every adjournment or postponement thereof, Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote or cause to be voted, the Subject Shares: (i) in favor of the issuance of Acquirer Common Shares in the Merger on the terms set forth in the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Acquirer to solicit additional proxies in favor of the approval of the issuance of the Acquirer Common Shares in connection with the Merger, and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (b) any action which could reasonably be expected to impede or materially delay consummation of the Transactions.

          4.2    Irrevocable Proxy.    By execution of this Agreement, Shareholder does hereby appoint and constitute Target, and any one or more individuals designated by Target, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Shareholder's true and lawful attorneys-in-fact and proxies, to the fullest extent of such Shareholder's rights with respect to the Subject Shares, to vote each of the Subject Shares solely with respect to the matters set forth in Section 4.1 hereof; provided, however, the foregoing shall only be effective if such Shareholder fails to be counted as present, to consent or to vote such Shareholder's Subject Shares, as applicable, in accordance with Section 4.1 above. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time for all purposes, including without limitation Section 2-507(d) of the MGCL, and hereby revokes any proxy previously granted by such Shareholder with respect to the Subject Shares. Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. The proxy granted by Shareholder pursuant to this Section is granted in order to secure Shareholder's performance under this Agreement and also in consideration of Target entering into the Merger Agreement.

        5.    Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Target, the Acquirer or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Subject Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Subject Shares shall remain vested in and belong to Shareholder, and neither Target, the Acquirer nor any other Person shall have any power or authority to direct Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        6.    Further Assurances.     From time to time, at the request of Target and without further consideration, Shareholder shall take such further action as may reasonably be requested by Target or the Acquirer to carry out the intent of this Agreement.

        7.    Termination.    This Agreement shall terminate and shall have no further force or effect on the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof, or (iii) the termination of this Agreement by mutual written consent of the parties hereto (such date, the "Expiration Time").

        8.    Notice of Certain Events.     Shareholder shall notify Target promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of any representation or warranty set forth in this Agreement and (b) the receipt by Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

        9.    Standstill.

            (a)   During the period beginning on the date of this Agreement and ending on the date that is thirty-six (36) months after the date hereof, without the prior written approval or invitation of the board of trustees or directors of a Covered Company, Target Sponsor shall not, and shall cause each entity to which Target Sponsor directly provides management services and their respective Subsidiaries not to, take any of the following actions, directly or indirectly:

                (i)  solicit proxies or written consents of holders of Covered Securities of such Covered Company, or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Covered Securities of such Covered Company or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, make, or in any way participate or engage in (other than by voting any Covered Securities it owns), any solicitation of any proxy, consent or other authority to vote any Covered Securities of such Covered Company (other than in respect of the issuance of Acquirer Common Shares in the Merger) or make any shareholder proposal with respect to any matter, or become a participant in any contested solicitation with respect to such Covered Company;

               (ii)  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act with respect to the Covered Securities of such Covered Company or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 9, or deposit any Covered Securities of such Covered Company in a voting trust or subject any Covered Securities of such Covered Company to any voting agreement;

              (iii)  (A) either directly or indirectly for Target Sponsor or any of its Affiliates, or in conjunction with any other Person in which Target Sponsor or any of its Affiliates is or proposes to be a principal or partner or to which Target Sponsor or any of its Affiliates is or proposes to act as a financing source, broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (B) in any way knowingly support, assist or facilitate any other Person to effect or seek, offer or propose to effect, or cause or participate in, any (x) tender offer or exchange offer, merger, acquisition or other business combination involving such Covered Company or any of its Subsidiaries; (y) business combination, acquisition or other similar transaction relating to a material amount of the assets or securities of such Covered Company or any of its Subsidiaries or (z) restructuring, recapitalization, liquidation or similar transaction with respect to such Covered Company or any of its Subsidiaries; or

              (iv)  acquire beneficial ownership of any Covered Securities of such Covered Subsidiary, other than those Covered Securities beneficially owned as of the date of this Agreement (which are set forth on Schedule B hereto).

            (b)   For purposes of this Section 9, (i) "Covered Companies" shall mean the Acquirer, Shareholder and their successors; (ii) "Covered Securities" of a Covered Company shall mean shares of beneficial or other interests or capital stock of such Covered Company, including without limitation common shares, common stock or common interests of such Covered Company and any other securities of such Covered Company entitled to vote in the election of trustees or directors, or securities convertible into, or exercisable or exchangeable for, such securities, whether or not subject to the passage of time or other contingencies and (iii) "Subsidiary" in respect of a Person shall mean another Person that is its subsidiary as defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

          Nothing in this Section 9 shall be deemed to in any way restrict or limit the ability of Target Sponsor or any of its Subsidiaries to discuss any matter confidentially with a Covered Company or any of its directors or executive officers.

        10.    Miscellaneous.

          10.1    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.2    Binding Effect; Assignment; Third Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment contrary to the provisions of this Section 10.2 shall be null, void and of no legal force or effect. The Acquirer shall be an express third party beneficiary of the agreements of Shareholder contained in this Agreement and of the provisions of Section 9 of this Agreement.

          10.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.4    Specific Performance; Injunctive Relief.    The parties acknowledge that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

          10.5    Notices.    Any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

            (a)   if to Target to:

      c/o American Realty Capital Properties, Inc.
      405 Park Avenue
      15th Floor
      New York, NY 10022
      Attention: Richard A. Silfen
      Facsimile: (215) 887-2585
      E-Mail: rsilfen@arcpreit.com

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, LLP
      3343 Peachtree Road, NE
      Suite 1600
      Atlanta, Georgia 30326
      Attention: Lauren B. Prevost, Esq.
      Facsimile: (404) 365-9532
      E-Mail: LPrevost@mmmlaw.com

            (b)   if to Shareholder:

      Government Properties Income Trust
      Two Newton Place
      255 Washington Street
      Suite 300
      Newton, Massachusetts 02458
      Attention: Mark L. Kleifges, Chief Financial Officer
      Facsimile: (617) 219-1440
      E-Mail: mkleifges@reitmr.com

      with a copy (which shall not constitute notice) to:

      Saul Ewing LLP
      500 E. Pratt Street
      Suite 900
      Baltimore, MD 21202-3133
      Attention: Eric G. Orlinsky
      Facsimile: (410) 332-8688
      E-Mail: eorlinsky@saul.com

            (c)   if to Acquirer:

      Select Income REIT
      Two Newton Place
      255 Washington Street
      Suite 300
      Newton, Massachusetts 02458
      Attention: David M. Blackman
      Facsimile: (617) 796-8267
      E-Mail: dblackman@sirreit.com

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      500 Boylston Street
      Boston, MA 02116
      Attention: Margaret R. Cohen
      Facsimile: (617) 305-4859
      E-Mail: margaret.cohen@skadden.com

          10.6    Governing Law; Jurisdiction and Venue.    The laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between or among the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the state of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

          10.7    WAIVER OF JURY TRIAL.    BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

          10.8    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          10.9    Counterparts.    This Agreement may be executed and delivered by facsimile signature, portable document format (PDF) or other electronic format, and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          10.10    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

          10.11    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

          10.12    Legal Representation.    This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

          10.13    Expenses.    Except as provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE CORPORATE INCOME TRUST, INC.
By:	/s/ D. KIRK MCALLASTER, JR.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer & Treasurer
GOVERNMENT PROPERTIES INCOME TRUST
By:	/s/ MARK L. KLEIFGES
Name:	Mark L. Kleifges
Title:	Chief Financial Officer
Solely for purposes of Section 9 of this Agreement, AMERICAN REALTY CAPITAL PROPERTIES, INC
By:	/s/ LISA E. BEESON
Name:	Lisa E. Beeson
Title:	Chief Operating Officer

Signature Page to Voting Agreement

 SCHEDULE A

Shareholder	Number of Acquirer Common Shares Beneficially Owned
Government Properties Income Trust	21,500,000

 SCHEDULE B

        None.

Annex E

EXECUTION VERSION

VOTING AND STANDSTILL AGREEMENT

        This Voting and Standstill Agreement (this "Agreement") is made and entered into as of August 30, 2014, by and among Cole Corporate Income Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes ("Target"), the undersigned shareholders (each a "Shareholder," and, together, the "Shareholders") of Select Income REIT, a Maryland real estate investment trust (the "Acquirer"), and solely for the purposes of Section 9 of this Agreement, American Realty Capital Properties, Inc., a Maryland corporation and parent of the sponsor of Target ("Target Sponsor").

RECITALS

        A.    Concurrently with the execution of this Agreement, the Acquirer, CS Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of the Acquirer ("Merger Sub"), and Target have entered into an Agreement and Plan of Merger, dated as of August 30, 2014, (the "Merger Agreement") which provides for, on the terms and subject to the conditions set forth therein, the merger of Target with and into Merger Sub with Merger Sub being the surviving entity.

        B.    As a condition and an inducement to Target's willingness to enter into the Merger Agreement, Target has required that each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all common shares of beneficial interest, $0.01 par value per share, of the Acquirer ("Acquirer Common Shares") that such Shareholder now or hereafter owns beneficially or of record.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

          A Person shall be deemed to "beneficially own" any securities not owned directly by such Person if that Person or a group of which such Person is a member would be the beneficial owner of such shares under Rule 13d-3 and Rule 13d-5 of the Exchange Act.

          "Permitted Liens" shall mean any (i) Liens relating to any Indebtedness, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material and (iii) Liens imposed or promulgated by Law or any Governmental Entity.

          "Permitted Transfer" shall mean (i) any Transfer to an Affiliate of a Shareholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to such Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from its obligations under this Agreement, other than with respect to the Subject Shares transferred in accordance with the foregoing provision and (ii) the creation or assumption of any Permitted Lien.

          "Transfer" shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that any transaction described in these clauses (i) or (ii) shall not constitute a Transfer so long as (a) such transaction does not require a filing under the Exchange Act or any other public disclosure of such transaction and (b) such transaction does not in any way limit the ability of Shareholder to vote its Subject Shares.

        2.    Representations, Warranties and Covenants of Shareholder.     Each Shareholder hereby represents and warrants to Target, as of the date of this Agreement, as follows:

          2.1    Due Authority.    Such Shareholder has the legal capacity, full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4.2 hereof. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.2    Organization, Standing and Corporate Power.    If such Shareholder is not a natural person, that it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted.

          2.3    Ownership of Acquirer Common Shares.    Such Shareholder (i) is the beneficial or record owner of the Acquirer Common Shares indicated on Schedule A hereto opposite its name (the "Subject Shares"), free and clear of any and all Liens, other than Permitted Liens or those Liens created by this Agreement and (ii) has voting power over, sole power of disposition and sole power to issue instructions with respect to all of the Subject Shares with no other limitations, qualifications or restrictions on such rights, subject to applicable Law, the Parent Governing Documents, the Credit Agreements and the terms of this Agreement.

          2.4    No Conflict; Consents.

            (a)   The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the compliance by such Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respects any Laws applicable to such Shareholder or its Subject Shares or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or its Subject Shares are bound. Shareholder's Subject Shares are not, with respect to the voting of, subject to any other agreement, including, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

            (b)   Other than the disclosure and filing of this Agreement with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

          2.5    Absence of Litigation.    There is no Action pending against, or, to the knowledge of such Shareholder, threatened against or affecting, such Shareholder or any of its properties or assets (including its Subject Shares) at law or in equity that would reasonably be expected to materially impair or delay the ability of such Shareholder to perform such Shareholder's obligations hereunder.

          2.6    Acknowledgement.    Each Shareholder understands and acknowledges that Target is entering into the Merger Agreement in reliance upon Shareholder's execution of this Agreement.

        3.    Agreement to Retain Subject Shares.

          3.1    Transfer and Encumbrance of Subject Shares.    Other than a Permitted Transfer, from and after the date hereof and until the Expiration Time, no Shareholder shall (i) Transfer any of its Subject Shares; (ii) deposit any of its Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares; (iii) take any action that would cause any representation or warranty of such Shareholder contained herein to become untrue or incorrect, in each case in any material respect, or would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; or (iv) commit or agree to take any of the foregoing actions. If any involuntary Transfer of any Subject Shares shall occur, the transferee shall take and hold such Subject Shares subject to terms of this Agreement.

          3.2    Additional Purchases.    Any Acquirer Common Shares that a Shareholder purchases or otherwise acquires (including, without limitation, by way of stock-split, stock dividend, conversion of securities or distribution or similar event) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Subject Shares. For the avoidance of doubt, no Acquirer Common Shares beneficially owned by Government Properties Income Trust, a Maryland real estate investment trust ("GOV"), shall constitute Subject Shares for purposes of this Agreement.

          3.3    Unpermitted Transfers.    Any Transfer or attempted Transfer of any of the Subject Shares or other action in violation of Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, no Shareholder shall be deemed to be in breach of any of its obligation hereunder with which it is unable to comply as a result of any Subject Shares subject to any Permitted Lien becoming subject to foreclosure, forfeiture or other similar proceedings.

        4.    Agreement to Vote and Approve.

          4.1    Subject Shares.    Subject to the terms hereof, from and after the date hereof and until the Expiration Time, at every meeting of the shareholders of the Acquirer however called with respect to any of the following matters, and at every adjournment or postponement thereof, each Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote or cause to be voted, its Subject Shares: (i) in favor of the issuance of Acquirer Common Shares in the Merger on the terms set forth in the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Acquirer to solicit additional proxies in favor of the approval of the issuance of the Acquirer Common Shares in connection with the Merger and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (b) any action which could reasonably be expected to impede or materially delay consummation of the Transactions.

          4.2    Irrevocable Proxy.    By execution of this Agreement, each Shareholder does hereby appoint and constitute Target, and any one or more individuals designated by Target, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Shareholder's true and lawful attorneys-in-fact and proxies, to the fullest extent of such Shareholder's rights with respect to its Subject Shares, to vote each of its Subject Shares solely with respect to the matters set forth in Section 4.1 hereof; provided, however, the foregoing shall only be effective if such Shareholder fails to be counted as present, to consent or to vote such Shareholder's Subject Shares, as applicable, in accordance with Section 4.1 above. Each Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time for all purposes, including without limitation Section 2-507(d) of the MGCL, and hereby revokes any proxy previously granted by such Shareholder with respect to its Subject Shares. Each Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. The proxy granted by Shareholders pursuant to this Section is granted in order to secure Shareholder's performance under this Agreement and also in consideration of Target entering into the Merger Agreement.

        5.    Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Target, the Acquirer or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, or pecuniary interest in, any of the Subject Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Subject Shares shall remain vested in and belong to the Shareholders, and neither Target, the Acquirer nor any other Person shall have any power or authority to direct any Shareholder in the voting or disposition of any of its Subject Shares, except as otherwise expressly provided in this Agreement.

        6.    Further Assurances.     From time to time, at the request of Target and without further consideration, each Shareholder shall take such further action as may reasonably be requested by Target or the Acquirer to carry out the intent of this Agreement.

        7.    Termination.    This Agreement shall terminate and shall have no further force or effect on the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof, or (iii) the termination of this Agreement by mutual written consent of the parties hereto (such date, the "Expiration Time").

        8.    Notice of Certain Events.     Each Shareholder shall notify Target promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of any representation or warranty set forth in this Agreement and (b) the receipt by such Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

        9.    Standstill.

            (a)   During the period beginning on the date of this Agreement and ending on the date that is thirty-six (36) months after the date hereof, without the prior written approval or invitation of the board of trustees or directors of a Covered Company, Target Sponsor shall not, and shall cause each entity to which Target Sponsor directly provides management services and their respective Subsidiaries not to, take any of the following actions, directly or indirectly:

                (i)  solicit proxies or written consents of holders of Covered Securities of such Covered Company, or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Covered Securities of such Covered Company or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, make, or in any way participate or engage in (other than by voting any Covered Securities it owns), any solicitation of any proxy, consent or other authority to vote any Covered Securities of such Covered Company (other than in respect of the issuance of Acquirer Common Shares in the Merger) or make any shareholder proposal with respect to any matter, or become a participant in any contested solicitation with respect to such Covered Company;

               (ii)  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act with respect to the Covered Securities of such Covered Company or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 9, or deposit any Covered Securities of such Covered Company in a voting trust or subject any Covered Securities of such Covered Company to any voting agreement;

              (iii)  (A) either directly or indirectly for Target Sponsor or any of its Affiliates, or in conjunction with any other Person in which Target Sponsor or any of its Affiliates is or proposes to be a principal or partner or to which Target Sponsor or any of its Affiliates is or proposes to act as a financing source, broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (B) in any way knowingly support, assist or facilitate any other Person to effect or seek, offer or propose to effect, or cause or participate in, any (x) tender offer or exchange offer, merger, acquisition or other business combination involving such Covered Company or any of its Subsidiaries; (y) business combination, acquisition or other similar transaction relating to a material amount of the assets or securities of such Covered Company or any of its Subsidiaries or (z) restructuring, recapitalization, liquidation or similar transaction with respect to such Covered Company or any of its Subsidiaries; or

              (iv)  acquire beneficial ownership of any Covered Securities of such Covered Subsidiary, other than those Covered Securities beneficially owned as of the date of this Agreement (which are set forth on Schedule B hereto).

            (b)   For purposes of this Section 9, (i) "Covered Companies" shall mean the Acquirer, GOV and Senior Housing Properties Trust, a Maryland real estate investment trust, and their successors; (ii) "Covered Securities" of a Covered Company shall mean shares of beneficial or other interests or capital stock of such Covered Company, including without limitation common shares, common stock or common interests of such Covered Company and any other securities of such Covered Company entitled to vote in the election of trustees or directors, or securities convertible into, or exercisable or exchangeable for, such securities, whether or not subject to the passage of time or other contingencies and (iii) "Subsidiary" in respect of a Person shall mean another Person that is its subsidiary as defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

          Nothing in this Section 9 shall be deemed to in any way restrict or limit the ability of Target Sponsor or any of its Subsidiaries to discuss any matter confidentially with a Covered Company or any of its directors or executive officers.

        10.    Miscellaneous.

          10.1    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.2    Binding Effect; Assignment; Third Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment contrary to the provisions of this Section 10.2 shall be null, void and of no legal force or effect. The Acquirer shall be an express third party beneficiary of the agreements of the Shareholders contained in this Agreement and the provisions of Section 9 of this Agreement.

          10.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.4    Specific Performance; Injunctive Relief.    The parties acknowledge that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

          10.5    Notices.    Any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

            (a)   if to Target to:

      Target c/o American Realty Capital Properties, Inc.
      405 Park Ave, 12th Floor
      New York, NY 10022
      Attention: Richard A. Silfen
      Facsimile: (215) 887-2585
      E-mail: rsilfen@arcpreit.com

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, LLP
      3343 Peachtree Road, NE
      Suite 1600
      Atlanta, Georgia 30326
      Attention: Lauren B. Prevost, Esq.
      Facsimile: (404) 365-9532
      E-mail: lprevost@mmmlaw.com

            (b)   if to any Shareholder or Covered Company:

      Reit Management & Research LLC
      (If to a Covered Company, Covered Company c/o Reit Management & Research LLC)
      Two Newton Place, 225 Washington Street, Suite 300
      Newton, MA 02458
      Attention: Jennifer B. Clark
      Facsimile: (617) 928-1305
      E-Mail: jclark@reitmr.com

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      500 Boylston Street
      Boston, MA 02116
      Attention: Margaret R. Cohen
      Facsimile: (617) 305-4859
      E-mail: margaret.cohen@skadden.com

            (c)   if to Target Sponsor:

      American Realty Capital Properties, Inc.
      405 Park Ave, 12th Floor
      New York, NY 10022
      Attention: Richard A. Silfen
      Facsimile: (215) 887-2585
      E-mail: rsilfen@arcpreit.com

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, LLP
      3343 Peachtree Road, NE
      Suite 1600
      Atlanta, Georgia 30326
      Attention: Lauren B. Prevost, Esq.
      Facsimile: (404) 365-9532
      E-mail: lprevost@mmmlaw.com

          10.6    Governing Law; Jurisdiction and Venue.    The laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between or among the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the state of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

          10.7    WAIVER OF JURY TRIAL.    BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

          10.8    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          10.9    Counterparts.    This Agreement may be executed and delivered by facsimile signature, portable document format (PDF) or other electronic format, and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          10.10    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

          10.11    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

          10.12    Legal Representation.    This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

          10.13    Expenses.    Except as provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE CORPORATE INCOME TRUST, INC.
By:	/s/ D. KIRK MCALLASTER, JR.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer
REIT MANAGEMENT & RESEARCH LLC
By:	/s/ ADAM D. PORTNOY
Name:	Adam D. Portnoy
Title:	President and Chief Executive Officer
ADAM D. PORTNOY
/s/ ADAM D. PORTNOY
BARRY M. PORTNOY
/s/ BARRY M. PORTNOY
Solely for purposes of Section 9 of this Agreement, AMERICAN REALTY CAPITAL PROPERTIES, INC.
By:	/s/ LISA E. BEESON
Name:	Lisa E. Beeson
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Voting Agreement]

SCHEDULE A

Shareholder	Number of Acquirer Common Shares Beneficially Owned
Reit Management & Research LLC	552,827
Barry M. Portnoy	6,604 (1)
Adam D. Portnoy	6,500 (1)

(1)
Excludes beneficial ownership of Common Shares owned by Reit Management & Research LLC ("RMR") and GOV which may be attributable to Messrs. Barry and Adam Portnoy due to their pecuniary interest in RMR and RMR's relationships with GOV, respectively.

SCHEDULE B

        None.

Annex F

EXECUTION VERSION

MANAGEMENT TERMINATION AND TRANSITION AGREEMENT AND
SECOND AMENDMENT TO THE ADVISORY AGREEMENT
BY AND BETWEEN COLE CORPORATE INCOME TRUST, INC.
AND COLE CORPORATE INCOME ADVISORS, LLC

        This Management Termination and Transition Agreement and Second Amendment to the Advisory Agreement (this "Agreement") is made and entered into as of August 30, 2014, by and among Cole Corporate Income Advisors, LLC, a Delaware limited liability company (the "Advisor"), Cole Realty Advisors, Inc., an Arizona corporation, and CREI Advisors, LLC, an Arizona limited liability company (together with Cole Realty Advisors, Inc., the "Property Managers" and together with the Advisor, the "Advisor Group Parties") and Cole Corporate Income Trust, Inc., a Maryland corporation (the "Company"). The Advisor, the Property Managers and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties."

RECITALS

        A.    The Advisor and the Company are parties to that certain Advisory Agreement dated January 18, 2011, as amended by that certain First Amendment to the Advisory Agreement dated November 10, 2011 (the "Advisory Agreement"), pursuant to which the Advisor provides certain services to the Company in connection with the operation of the Company's business.

        B.    The Property Managers and certain of the Company's subsidiaries are parties to the property management and leasing agreements set forth on Exhibit A hereto (such agreements, the "Property Management Agreements" and together with the Advisory Agreement, the "Management Agreements").

        C.    Contemporaneously with the entry into this Agreement, the Company has entered into that certain Agreement and Plan of Merger of even date herewith (as such agreement may be amended by the parties thereto, the "Merger Agreement"), with Select Income REIT, a Maryland real estate investment trust ("Parent") and SC Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, on the terms and subject to the conditions set forth therein, the Company will merge with and into Merger Sub, with Merger Sub surviving the merger (the "Surviving Entity"). Any capitalized term used, but not otherwise defined herein, shall have the meaning ascribed to such term in the Merger Agreement. For the avoidance of doubt, any reference herein to the Company shall mean, from and after the Effective Time, the Surviving Entity.

        D.    The Parties desire, on and subject to the terms and conditions set forth herein, among other things, (i) to provide for the termination of the Management Agreements automatically upon the Effective Time, (ii) to provide for certain obligations and agreements of the Advisor Group Parties from the date hereof until the Effective Time and (iii) to provide for certain additional obligations and agreements among the Parties following the Effective Time.

        NOW THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

  1. Representations and Warranties.

          (a)   Each Party represents and warrants to the other Parties that:

      (i)
      Such Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, in each case to the extent applicable to it. This

        Agreement has been duly authorized by all necessary action on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      (ii)
      The execution and delivery of this Agreement by such Party, does not, and the performance by such Party of its obligations hereunder, will not, (i) conflict with or violate the organization documents of such Party, (ii) require any consent or approval of any third party or (iii) result in any breach or default (with or without notice or the lapse of time or both) of any note, bond, debt instrument, indenture, contract, agreement, license, permit or other legally binding obligation to which such Party is a party.

          (b)   The Advisor represents and warrants to the Company that all fees paid to the Advisor Group Parties by the Company and the Company Subsidiaries have been, and will be, (i) calculated in accordance with the Management Agreements and (ii) paid in accordance with the Management Agreements or as otherwise set forth herein, as applicable.

  2. Management Agreements.

          (a)   The Parties acknowledge and agree that from and after the date hereof through the Effective Time (the "Interim Period"), the Management Agreements shall continue in full force and effect in accordance with their respective terms, except to the extent specifically agreed to by the Parties pursuant to this Agreement.

          (b)   The Parties agree that, notwithstanding anything to the contrary contained in any Management Agreements, effective as of the Effective Time, and without any further notice or action by any Party, the Management Agreements and all rights and obligations of the Parties thereunder shall be terminated, except that (i) to the extent not previously paid and subject to Section 3.04 of the Advisory Agreement, the Company shall after the Effective Time reimburse the Advisor for expenses incurred by the Advisor prior to the Effective Time in the ordinary course consistent with past practice and reimbursable pursuant to Section 3.02 of the Advisory Agreement, (ii) Sections 4.03(b), 5.01 and 5.02 of the Advisory Agreement shall survive such termination and (iii) termination of the Advisory Agreement pursuant to this Section 2(b) shall not affect any rights or remedies each Party may have accrued under the Advisory Agreement before the date of termination.

        3. Books and Records.    The Advisor Group Parties shall deliver to the Company (or its designee) all Books and Records immediately upon the Effective Time to a place designated by the Company. For purposes of this Agreement, "Books and Records" means all of the books, records, files, data and information, whether in hard copy or digital format, including, without limitation, organizational documents, leases, debt related documents, title policies, environmental reports, financial and accounting records, Tax records and returns, credit and collection records, budgets, budget forecasts, correspondence and miscellaneous records with respect to tenants and all other general correspondence, in each case relating to the Company, a Company Subsidiary or their respective businesses, assets, properties or liabilities.

  4. Fees and Expenses.

          (a)   Fees during the Interim Period.    From and after the date hereof and prior to the termination of the Merger Agreement pursuant to its terms, no fees or other amounts shall be paid directly or indirectly by the Company or any Company Subsidiary to any Advisor Group Party or any Affiliate or Associate thereof except as expressly provided for in the Management Agreements, and any and all such payments shall be calculated and paid in a manner consistent with past practice; provided, however, that, (i) the Advisory Fee for the month in which the Effective Time occurs shall be pro-rated based on the number of days in such month that have elapsed prior to, but excluding, the date on which the Effective Time occurs compared to the total number of days in such month and the unpaid amount of such fee as of the Effective Time shall be paid at the Effective Time; (ii) an Acquisition Fee or Disposition Fee shall be payable and paid only for acquisitions and sales, as the case may be, that are undertaken and consummated by the Company prior to the Effective Time in compliance with Section 6.1 of the Merger Agreement and no other Acquisition Fee or, except as set forth in Section 4(c) below, Disposition Fee shall be payable or paid under the Advisory Agreement; and (iii) any Acquisition Fee accrued in accordance with clause (ii) and unpaid as of the Effective Time shall be paid at the Effective Time. Each Advisor Group Party acknowledges and agrees that (A) the payment to the Advisor of the amount provided for in clause (i) of this Section 4(a) shall serve as full and final satisfaction of all fees owed by the Company and the Company Subsidiaries under Section 3.01(a) of the Advisory Agreement, (B) the payment to the Advisor of the amount provided for in clauses (ii) and (iii) of this Section 4(a) as an Acquisition Fee shall serve as full and final satisfaction of all fees owed by the Company and the Company Subsidiaries under Section 3.01(b) of the Advisory Agreement and (C) no Disposition Fee shall be paid to the Advisor except as provided in Section 4(c) below.

          (b)   Expense Reimbursement For Services Provided Prior to Effective Time.    After the Effective Time, the Company shall continue to reimburse the Advisor for expenses incurred by it prior to the Effective Time in the ordinary course consistent with past practice in accordance with and to the extent reimbursable pursuant to the Advisory Agreement.

          (c)   Post Merger Fees and Expenses.

      (i)
      On or after the Effective Time, the Company or the Surviving Entity shall promptly pay or cause to be paid to the Advisor the Subordinated Performance Fee and the Disposition Fee pursuant to Sections 3.01(c) and 3.01(d) of the Advisory Agreement for periods through and including the Effective Time and taking into account the transactions contemplated by the Merger Agreement, which fees shall not exceed $14,350,000 in the aggregate (the "Fee Estimate"). The Advisor shall calculate such fees in accordance with Sections 3.01(c) and 3.01(d) of the Advisory Agreement and provide notice thereof to the Company and Parent at least five (5) Business Days prior to Closing; provided, however, that in no case shall such fees in the aggregate exceed the Fee Estimate. Each Advisor Group Party acknowledges and agrees that the payment by the Company or the Surviving Entity to the Advisor of the amounts contemplated by this Section 4(c) shall serve as full and final satisfaction of all fees owed by the Company and the Company Subsidiaries under clauses (c) and (d) of Section 3.01 of the Advisory Agreement.

      (ii)
      After the Effective Time, the Surviving Entity shall promptly pay or cause to be paid to the Advisor those reasonable, documented, out-of-pocket expenses actually incurred by the Advisor Group Parties in connection (i) with the Transition Services rendered pursuant to Section 6 hereof and (ii) the obligations of the Advisor Group Parties pursuant to Section 5 hereof.

  5. Obligation to Assist in Litigation and Disputes.

          (a)   Cooperation Between the Parties.    From and after the Effective Time, the Advisor Group Parties agree to use commercially reasonable efforts to assist and cooperate with Parent and the Surviving Entity, and their respective Representatives, including, but not limited to, providing access to records and other information, in connection with (i) any pending or future third party litigation or disputes related to the Company or the Company Subsidiaries and (ii) any other third party complaints, investigations, audits (including tenant audits) or other similar activities pertaining to the Company or the Company Subsidiaries relating to the period prior to the Effective Time (the "Proceedings"); provided, however that the foregoing shall not require any Advisor Group Party to take any action or provide any assistance or cooperation which, in the reasonable and good faith judgment of the Advisor, will be prejudicial to its interest in such litigation or disputes or any related litigation or disputes or give rise to a conflict of interest between the Parties.

          (b)   Disclosures Subject to Privileges and/or Protection.    The Parties acknowledge that the Advisor Group Parties may possess information that is subject to confidentiality obligations of the Advisor Group Parties or other applicable attorney-client privilege, the work product doctrine or common interest privilege (collectively, "Privileges," and such documents and other information collectively, the "Privileged Information"). Upon receipt of a discovery or other request (i) to which Parent and the Surviving Entity determine it is appropriate to respond, or to which Parent and the Surviving Entity and/or any of the Advisor Group Parties is compelled to respond by order of a court of competent jurisdiction, and (ii) in the opinion of counsel, calls for the production of Privileged Information, the Advisor Group Parties reserve the right to (A) withhold such document from production and log such document on a privilege log to be provided to Parent and the Surviving Entity, and (B) designate counsel to defend the assertion of privilege.

          (c)   Indemnity.    Parent and the Surviving Entity shall jointly and severally defend, indemnify and hold harmless the Advisor Group Parties of and from any and all losses, damage, claims, demands, debts or obligations, including attorneys' fees and punitive damages, arising from or relating to any amounts owed to any third party arising out of or relating to any assistance or cooperation provided by the Advisor Group Parties in connection with such Proceeding pursuant to Section 5(a); provided, that the right of the Advisor Group Parties to indemnification from the Company shall not apply to acts or omissions finally determined by a court of competent jurisdiction to have been attributable primarily to the gross negligence, fraud or willful misconduct by any of the Advisor Group Parties or their respective Representatives.

        6. Transition Services.    Following the Effective Time and ending upon the later of (a) the ninetieth (90th) day after the Effective Time and (b) the forty-fifth (45th) day after the end of Parent's fiscal quarter in which the Effective Time occurs (such period, the "Transition Period"), the Advisor shall, or shall cause the appropriate Advisor Group Party to, provide such services, information and transition support to Parent and/or the Surviving Entity as is set forth under the appropriate heading on Exhibit B hereto (collectively, the "Transition Services"); provided, however, that the Transition Period with respect to assistance with tax reporting pursuant to item #3 of Exhibit B shall end on October 15, 2015. In addition, Advisor may perform such additional services as are agreed upon by the Surviving Entity or Parent and the Advisor from time to time in writing for which the Advisor will be compensated at a rate and in amounts to be mutually determined by the Parties.

        7. Term; Termination of Transition Services and Effect.    This Agreement shall terminate upon the earlier of (a) the expiration of the Transition Period and (b) if the Merger Agreement is terminated in accordance with the terms of ARTICLE IX thereof prior to the Effective Time, the date of such termination. Upon termination, this Agreement shall be rendered null and void and have no further force and effect, except that this Section 7, Section 8 and Sections 10 through and including Section 13 shall survive a termination of this Agreement pursuant to Section 7(a) hereof. In the event of a termination of this Agreement pursuant to Section 7(b), the Management Agreements shall continue in full force and effect in accordance with the terms thereof without the effect of any of the terms of this Agreement.

        8. Indemnification.    From and after the Effective Time, the Company, to the fullest extent permitted by applicable Law, shall exculpate, indemnify, defend and hold harmless each of the Advisor Group Parties, their Affiliates and Associates (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any thereof and reasonable attorneys' fees) (collectively, "Claims") resulting from, arising under or related to the performance of any Transition Services after the Effective Time by the Advisor Group Parties pursuant to this Agreement; provided, that an Indemnitee's right to indemnification from the Company shall not apply to acts or omissions determined by a court of competent jurisdiction to have been attributable to an Indemnitee's negligence, fraud or willful misconduct. At any time from and after the Effective Time, prior to the final disposition of any Claim with respect to which any Indemnitee may be entitled to indemnification hereunder, the Company shall, to the fullest extent permitted by applicable Law, pay to the Indemnitee an amount equal to all expenses of such Indemnitee, including reasonable fees and expenses of legal counsel, incurred in the defense of such Claim in advance of such final disposition and as such expenses are incurred, provided the Company has received a written undertaking from the Indemnitee to repay to the Company the amount so advanced if it shall be determined by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification hereunder.

        9. Further Assurances.    Subject to the limitations or other provisions of this Agreement, (a) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party and (b) no Party will, without the prior written consent of each other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Transition Services hereunder. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

        10. Governing Law; Jurisdiction and Venue.    The laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between or among the Parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. The Parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the state of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

        11. WAIVER OF JURY TRIAL.    BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

        12. Entire Agreement.    This Agreement, together with the Management Agreements, represents the entire agreement between the Parties relating to the subject matter hereof, and there are no oral or parol agreements, representations or inducements between the Parties relating thereto that are not expressly set forth herein and covered hereby. It is expressly agreed that all prior agreements, discussions and negotiations among any other Parties hereto are hereby merged into this Agreement, taken together with the Management Agreements. In the event of a conflict between the terms of the Management Agreements and this Agreement, the terms of this Agreement shall control. Furthermore, this Agreement may not be modified except by a written agreement signed by all Parties.

        13. Notice.    Any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative, (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day), (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13):

if to the Surviving Entity (following the Effective Time), to:
Select Income REIT Two Newton Place 255 Washington Street Suite 300 Newton, Massachusetts 02458-1634
Attention:	David M. Blackman
Facsimile:	(617) 796-8267
E-mail:	dblackman@sirreit.com
with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116
Attention:	Margaret R. Cohen
Facsimile:	(617) 305-4859
E-mail:	margaret.cohen@skadden.com
and
if to the Company (prior to the Effective Time), to:
c/o American Realty Capital Properties, Inc. 405 Park Ave, 12th Floor New York, NY 10022
Attention:	Richard A. Silfen
Facsimile:	(215) 887-2585
E-mail:	rsilfen@arcpreit.com
with copies to:

Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, Georgia 30326
Attention:	Lauren B. Prevost, Esq.
Facsimile:	(404) 365-9532
E-mail:	lprevost@mmmlaw.com
if to any of the Advisor Group Parties, to:
Cole Corporate Income Advisors, LLC 2325 E. Camelback Road, Suite 1100 Phoenix, AZ 85016
Attention:	D. Kirk McAllaster, Jr., Executive Vice President and CFO
Facsimile:	(480) 449-7025
Email:	KMcallaster@colecapital.com

        14. Third Party Beneficiaries.    From and after the Effective Time, each of the Indemnitees is an express third party beneficiary of the indemnification provisions contained in Section 8 of this Agreement. The Parties agree that Parent and Merger Sub are third party beneficiaries of the representations, covenants, agreements and obligations of the Parties under this Agreement and that they will not amend or modify this Agreement or waive any rights hereunder without the prior written consent of Parent and Merger Sub. Except as set forth in this Section 14, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

        15. Binding Agreement.    This Agreement shall be binding upon the Parties hereto and their respective heirs, legal and personal representatives, successors and assigns.

        16. Counterparts and Facsimile Execution.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile of this Agreement and any signatures thereon shall be considered as originals for all purposes.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, sealed and delivered as of the date first written above.

COLE CORPORATE INCOME ADVISORS, LLC
By:	/s/ D. KIRK MCALLASTER, JR.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and CFO
COLE REALTY ADVISORS, INC.
By:	/s/ D. KIRK MCALLASTER, JR.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer (REITs and real estate funds), and Treasurer
CREI ADVISORS, LLC
By:	COLE CAPITAL ADVISORS, INC.
Its:	Sole Member
By:	/s/ D. KIRK MCALLASTER, JR.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer
COLE CORPORATE INCOME TRUST, INC.
By:	/s/ D. KIRK MCALLASTER, JR.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

        Acknowledged and agreed to by the undersigned as of the date first written above.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	President and Chief Operating Officer
SC MERGER SUB LLC
By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	President

EXHIBIT A
SCHEDULE OF PROPERTY MANAGEMENT AGREEMENTS

A.
Agreements with CREI Advisors, LLC

1.	Property Management and Leasing Agreement by and between Cole OF Redwood City CA, LP and CREI Advisors, LLC, dated September 10, 2013
2.	Property Management and Leasing Agreement by and between Cole OFC Valencia CA, LP and CREI Advisors, LLC, dated January 15, 2014
3.	Property Management and Leasing Agreement by and between Cole OF Irving (Freeport) TX, LLC and CREI Advisors, LLC, dated June 26, 2013
4.	Property Management and Leasing Agreement by and between Cole ID Chesterfield VA, LLC and CREI Advisors, LLC, dated July 31, 2013
5.	Property Management and Leasing Agreement by and between Cole ID Murfreesboro TN, LLC and CREI Advisors, LLC, dated July 31, 2013
6.	Property Management and Leasing Agreement by and between Cole AT Albany NY, LLC and CREI Advisors, LLC, dated September 6, 2013
7.	Property Management and Leasing Agreement by and between Cole ID Baton Rouge LA, LLC and CREI Advisors, LLC, dated March 31, 2014
8.	Property Management and Leasing Agreement by and between Cole AT Orange Township OH, LLC and CREI Advisors, LLC, dated December 20, 2013
9.	Property Management and Leasing Agreement by and between Cole AT Lincoln NE, LLC and CREI Advisors, LLC, dated December 12, 2013
10.	Property Management and Leasing Agreement by and between Cole AT Plano TX, LLC and CREI Advisors, LLC, dated August 8, 2013
11.	Property Management and Leasing Agreement by and between Cole OFC Plano (3400) TX, LLC and CREI Advisors, LLC, dated April 15, 2014
12.	Property Management and Leasing Agreement by and between Cole OF San Jose (Fortune) CA, LP and CREI Advisors, LLC, dated September 10, 2013
13.	Property Management and Leasing Agreement by and between Cole BJ Burlington NJ, LLC and CREI Advisors, LLC, dated July 30, 2013
14.	Property Management and Leasing Agreement by and between Cole ID Denver CO, LLC and CREI Advisors, LLC, dated September 10, 2013
15.	Property Management and Leasing Agreement by and between Cole OF Tempe AZ, LLC and CREI Advisors, LLC, dated September 10, 2013
16.	Property Management and Leasing Agreement by and between Cole OF Phoenix (Cotton) AZ, LLC and CREI Advisors, LLC, dated September 10, 2013
17.	Property Management and Leasing Agreement by and between Cole OFC Ewing NJ, LLC and CREI Advisors, LLC, dated December 23, 2013
18.	Property Management and Leasing Agreement by and between Cole OF Omaha NE, LLC and CREI Advisors, LLC, dated September 27, 2013

19.	Property Management and Leasing Agreement by and between Cole HC Victoria TX, LLC and CREI Advisors, LLC, dated September 30, 2013
20.	Property Management and Leasing Agreement by and between Cole OF Phoenix (Dunlap) AZ, LLC and CREI Advisors, LLC, dated September 10, 2013
21.	Property Management and Leasing Agreement by and between Cole HC Durham NC, LLC and CREI Advisors, LLC, dated August 5, 2013
22.	Property Management and Leasing Agreement by and between Cole OFC Johnston IA, LLC and CREI Advisors, LLC, dated December 19, 2013
23.	Property Management and Leasing Agreement by and between Cole OF Seattle WA, LLC and CREI Advisors, LLC, dated April 8, 2013
24.	Property Management and Leasing Agreement by and between Cole FE Colorado Springs CO, LLC and CREI Advisors, LLC, dated November 1, 2013
25.	Property Management and Leasing Agreement by and between Cole FE Bemidji MN, LLC and CREI Advisors, LLC, dated September 16, 2013
26.	Property Management and Leasing Agreement by and between Cole FE Brookfield MO, LLC and CREI Advisors, LLC, dated July 1, 2013
27.	Property Management and Leasing Agreement by and between Cole FE Chillicothe OH, LLC and CREI Advisors, LLC, dated May 20, 2013
28.	Property Management and Leasing Agreement by and between Cole FE Fort Smith AR, LLC and CREI Advisors, LLC, dated November 26, 2013
29.	Property Management and Leasing Agreement by and between Cole FE Lafayette LA, LLC and CREI Advisors, LLC, dated December 20, 2013
30.	Property Management and Leasing Agreement by and between Cole FE Minot ND, LLC and CREI Advisors, LLC, dated August 27, 2013
31.	Property Management and Leasing Agreement by and between Cole FE Pueblo CO, LLC and CREI Advisors, LLC, dated July 30, 2013
32.	Property Management and Leasing Agreement by and between Cole ID South Point OH, LLC and CREI Advisors, LLC, dated July 3, 2013
33.	Property Management and Leasing Agreement by and between ARC GMKMZMI001, LLC and CREI Advisors, LLC, dated February 28, 2013
34.	Property Management and Leasing Agreement by and between Cole OF Glenview (Patriot) IL, LLC and CREI Advisors, LLC, dated November 12, 2013
35.	Property Management and Leasing Agreement by and between Cole OF Concord MA, LLC and CREI Advisors, LLC, dated June 12, 2013
36.	Property Management and Leasing Agreement by and between Cole HD New Braunfels TX, LLC and CREI Advisors, LLC, dated May 21, 2013
37.	Property Management and Leasing Agreement by and between Cole OF Chicago IL, LLC and CREI Advisors, LLC, dated May 17, 2013
38.	Property Management and Leasing Agreement by and between Cole HC Harrisburg PA, LLC and CREI Advisors, LLC, dated December 19, 2013

39.	Property Management and Leasing Agreement by and between Cole OFC Arlington TX, LLC and CREI Advisors, LLC, dated November 25, 2013
40.	Property Management and Leasing Agreement by and between Cole OFC San Jose CA, LP and CREI Advisors, LLC, dated November 8, 2013
41.	Property Management and Leasing Agreement by and between Cole OFC Alpharetta GA, LLC and CREI Advisors, LLC, dated April 23, 2013
42.	Property Management and Leasing Agreement by and between Cole OFC Maryland Heights MO, LLC and CREI Advisors, LLC, dated November 13, 2013
43.	Property Management and Leasing Agreement by and between Cole ID Clear Brook VA, LLC and CREI Advisors, LLC, dated December 18, 2013
44.	Property Management and Leasing Agreement by and between Cole OF Houston TX, LLC and CREI Advisors, LLC, dated June 24, 2013
45.	Property Management and Leasing Agreement by and between Cole NE Houston TX, LLC and CREI Advisors, LLC, dated October 11, 2013
46.	Property Management and Leasing Agreement by and between Cole OF San Jose (Via Del Oro) CA, LP and CREI Advisors, LLC, dated September 20, 2013
47.	Property Management and Leasing Agreement by and between Cole OF Philadelphia PA, LLC and CREI Advisors, LLC, dated March 15, 2013
48.	Property Management and Leasing Agreement by and between OFC Duluth (Primerica Parkway) GA, LLC and CREI Advisors, LLC, dated December 19, 2013
49.	Property Management and Leasing Agreement by and between Cole OFC Westford MA, LLC and CREI Advisors, LLC, dated December 26, 2013
50.	Property Management and Leasing Agreement by and between Cole ID North East MD, LLC and CREI Advisors, LLC, dated December 18, 2013
51.	Property Management and Leasing Agreement by and between Cole OF Bridgewater NJ, LLC and CREI Advisors, LLC, dated April 26, 2013
52.	Property Management and Leasing Agreement by and between Cole OFC Miami FL, LLC and CREI Advisors, LLC, dated January 13, 2013
53.	Property Management and Leasing Agreement by and between Cole OFC Santa Clara CA, LLC and CREI Advisors, LLC, dated November 15, 2013
54.	Property Management and Leasing Agreement by and between Cole OFC Carlsbad CA, LP and CREI Advisors, LLC, dated December 5, 2013
55.	Property Management and Leasing Agreement by and between Cole OF Rocklin (Office) CA, LLC and CREI Advisors, LLC, dated April 30, 2013
56.	Property Management and Leasing Agreement by and between Cole OFC San Antonio (Ridgewood Parkway) TX, LLC and CREI Advisors, LLC, dated December 6, 2013
57.	Property Management and Leasing Agreement by and between Cole HC Rockwall TX, LLC and CREI Advisors, LLC, dated June 26, 2013
58.	Property Management and Leasing Agreement by and between Cole OFC Houston (Clay) TX, LLC and CREI Advisors, LLC, dated November 1, 2013

59.	Property Management and Leasing Agreement by and between Cole ID Fernley NV, LLC and CREI Advisors, LLC, dated August 16, 2013

        Each of the following agreements in Section B., below, with Cole Realty Advisors, Inc., have been assigned to CREI Advisors, LLC pursuant to that certain Assignment and Assumption Agreement, by and among Cole Realty Advisors, Inc., CREI Advisors, LLC and each of the entities listed on Schedule A of the agreement, dated April 5, 2013.

B.
Agreements with Cole Realty Advisors, Inc. (Assigned to CREI Advisors, LLC)

1.	Property Management and Leasing Agreement by and between Cole ID Spartansburg SC, LLC and Cole Realty Advisors, Inc., dated December 14, 2012
2.	Property Management and Leasing Agreement by and between Cole ID Colorado Springs CO, LLC and Cole Realty Advisors, Inc., dated September 28, 2012
3.	Property Management and Leasing Agreement by and between Cole ID Lincolnshire IL, LLC and Cole Realty Advisors, Inc., dated December 21, 2012
4.	Property Management and Leasing Agreement by and between Cole OF Charlotte NC, LLC and Cole Realty Advisors, Inc., dated December 18, 2012
5.	Property Management and Leasing Agreement by and between Cole ID Harvey IL, LLC and Cole Realty Advisors, Inc., dated April 5, 2012
6.	Property Management and Leasing Agreement by and between Cole ID Roanoke VA, LLC and Cole Realty Advisors, dated November 8, 2012
7.	Property Management and Leasing Agreement by and between Cole FE Asheville NC, LLC and Cole Realty Advisors, Inc., dated March 12, 2013
8.	Management and Leasing Agreement by and between Cole ID Salt Lake City UT, LLC and Cole Realty Advisors, Inc., dated December 21, 2012
9.	Property Management and Leasing Agreement by and between Cole HC Baton Rouge (North) LA, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
10.	Property Management and Leasing Agreement by and between Cole HC Baton Rouge (Realtors) LC, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
11.	Property Management and Leasing Agreement by and between Cole HC Denham Springs LA, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
12.	Property Management and Leasing Agreement by and between Cole HC Jackson LA, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
13.	Property Management and Leasing Agreement by and between Cole HC Plaquemine LA, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
14.	Property Management and Leasing Agreement by and between Cole HC Prairieville LA, LLC and Cole Realty Advisors, Inc., dated January 17, 2013
15.	Property Management and Leasing Agreement by and between Cole OF Irving TX, LLC and Cole Realty Advisors, Inc., dated September 27, 2012
16.	Property Management and Leasing Agreement by and between Cole OF Fort Mill SC, LLC and Cole Realty Advisors, Inc., dated November 27, 2012

17.	Property Management and Leasing Agreement by and between Cole OF San Antonio TX, LLC and Cole Realty Advisors, Inc., dated August 24, 2013
18.	Property Management and Leasing Agreement by and between Cole OF Columbus OH, LLC and Cole Realty Advisors, Inc., dated April, 30, 2012
19.	Property Management and Leasing Agreement by and between Cole ID Ankeny IA, LLC and Cole Realty Advisors, Inc., dated December 17, 2012
20.	Property Management and Leasing Agreement by and between Cole OF Centennial CO, LLC and Cole Realty Advisors, Inc., dated July 31, 2012

        The following agreements with Cole Realty Advisors, Inc., have not been assigned to CREI Advisors, LLC.

C.
Agreements with Cole Realty Advisors, Inc. (Not Assigned to CREI Advisors, LLC)

1.	Property Management and Leasing Agreement by and between Cole FE McAlester OK, LLC and Cole Realty Advisors, Inc., dated April 5, 2013
2.	Property Management and Leasing Agreement by and between Cole OF Parsippany (Jefferson) NJ, LLC and Cole Realty Advisors, Inc., dated April 23, 2013

EXHIBIT B
TRANSITION SERVICES

Upon request by Parent or its Representative, the following Transition Services shall be provided during the Transition Period. During the Transition Period, any Transition Services requested outside the scope provided for below or beyond 250 hours in the aggregate will be billed out upon terms to be agreed upon by the parties. Any Transition Services requested following the expiration of the Transition Period will be billed out upon terms to be agreed upon by the parties.

        1.    Assistance with Financial Reporting.    Such assistance shall be solely limited to the provision of assistance with the preparation and filing of historical financial statements of the Company and pro forma financial statements which include the Company with the U.S. Securities and Exchange Commission (the "SEC"), only as required by the rules and regulations of the SEC. Voluntary filings of such financial statements with the SEC are not included in this item.

        2.    Assistance with Transfer Agency Services.    Such assistance shall be solely limited to the provision of the shareholder list and related books and records of the Company to Select Income REIT and coordination with DST Systems, Inc. to effectuate the cancellation of shares held of record and provide account information relating thereto to Select Income REIT, its exchange agent or transfer agent.

        3.    Assistance with Tax Reporting.    Such assistance shall be solely limited to assistance with the preparation and filing of federal, state and local income taxes (including investor dividend allocation calculations), franchise taxes, state and local sales taxes, business licenses, audit assistance with any of the foregoing and assistance with tax abatement proceedings as it solely relates to the Company or the real estate assets acquired by Select Income REIT from the Company pursuant to the Merger.

Annex G

August 30, 2014

The Board of Trustees
Select Income REIT
Two Newton Place
255 Washington Street
Newton, MA 02458

Dear Members of the Board of Trustees:

        We understand that Select Income REIT, a Maryland real estate investment trust ("SIR" or the "Company"), is considering a transaction whereby the Company will acquire control of Cole Corporate Income Trust, a Maryland corporation ("CCIT"). Pursuant to the terms of an Agreement and Plan of Merger, dated August 30, 2014 (the "Agreement"), by and among the Company, SC Merger Sub, LLC, a Maryland limited liability company and wholly-owned subsidiary of the Company ("Merger Sub"), and CCIT, CCIT will merge with and into Merger Sub, as a result of which Merger Sub will remain a wholly owned subsidiary of the Company (the "Transaction") and each common share, $0.01 par value per share, of the CCIT ("CCIT Common Share"), issued and outstanding immediately prior to the effective time of the Transaction (the "Effective Time") will be converted into the right to receive, at the election of such holder of such CCIT Common Share (the "Election"), either (x) $10.50 in cash, without interest (the "Per Share Cash Consideration"), or (y) 0.360 validly issued, fully paid and non-assessable common shares of beneficial interest, $0.01 par value per share, of the Company ("Company Common Share") (the "Per Share Share Consideration"), in each case, subject to certain proration mechanisms which provide that (i) the maximum aggregate number of CCIT Common Shares that may be converted into the right to receive the Per Share Cash Consideration is 60% of the CCIT Common Shares issued and outstanding immediately prior to the Effective Time and (ii) the minimum aggregate number of CCIT Common Shares that may be converted into the right to receive the Per Share Cash Consideration is 40% of the CCIT Common Shares issued and outstanding immediately prior to the Effective Time. The Per Share Cash Consideration and Per Share Share Consideration are referred to herein collectively as the "Per Share Consideration." The terms and conditions of the Transaction are more fully set forth in the Agreement.

        We further understand that, in part to finance the acquisition of CCIT, the Company intends to sell all of the equity in certain entities that own 23 identified, healthcare related properties of CCIT (the "Assets") to Senior Housing Properties Trust ("SNH"), a real estate investment trust which is externally managed by Reit Management & Research LLC ("RMR"), the Company's external manager and, effectively, the management of the Company, for an aggregate purchase price of approximately $539 million in cash (the "SNH Transaction") pursuant to the terms of a Purchase and Sale Agreement and Joint Escrow Instructions, dated August 30, 2014, by and between Merger Sub and SNH (the "SNH Transaction Agreement" and, together with the Agreement, the "Agreements"). In reaching our conclusions hereunder, we have assumed that the SNH Transaction is consummated as contemplated.

        You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Per Share Consideration to be paid by the Company in the Transaction.

        UBS Securities LLC ("UBS") has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this

The Board of Trustees Select Income REIT August 30, 2014 Page 2

opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS is also acting as financial advisor to the Company in connection with the SNH Transaction, and will receive a fee for the rendering of an opinion in connection therewith. UBS is also providing financing to the Company in connection with the Transaction and will receive compensation in connection therewith. In the past, UBS and its affiliates have provided services to (x) the Company, (y) certain other entities managed (or formerly managed) by RMR, including Hospitality Properties Trust ("HPT"), SNH, Government Properties Income Trust ("GOV"), Five Star Quality Care Inc. ("FVE"), TravelCenters of America LLC ("TA") and Equity Commonwealth REIT ("CWH"), and (z) American Realty Capital Properties, Inc. ("ARCP"), an affiliate of Cole Corporate Income Advisors, LLC ("CCIA"), the external manager of CCIT, and certain of ARCP's affiliates, unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including having acted as (i) (a) co-lead manager in the initial public offering of Company Common Shares in March 2012, (b) co-lead manager in an $193 million follow-on offering of Company Common Shares in December 2012, (c) joint-book runner in a $341 million follow-on offering for Company Common Shares in June 2013 and (d) joint-book runner in a $300 million follow-on offering for Company Common Shares in May 2014, (ii) (a) co-lead manager in a $411 million follow-on offering of HPT common shares in March 2013, (b) a joint book runner in a $300 million senior notes offering for HPT in May 2013, (c) co-lead manager in a $274 million follow-on offering of HPT common shares in November 2013 and (d) joint book runner in a $350 million senior notes offering for HPT in March 2014, (iii) (a) joint book runner in a $301 million follow-on offering of SNH common shares in July 2012, (b) joint book runner in a $350 million senior notes offering for SNH in July 2012, (c) co-lead manager in a $238 million follow-on offering of SNH common shares in January 2013 and (d) joint lead manager in a $650 million senior notes offering for SNH in April 2014, (iv) (a) co-lead manager in a $200 million follow-on offering of GOV common shares in October 2012, (b) co-lead manager in a $250 million follow-on offering of GOV common shares in March 2013, (c) co-lead manager in a $365 million follow-on offering of GOV common shares and (d) joint book runner in a $350 million senior notes offering for GOV in August 2014, (v) (a) joint book runner in a $110 million senior notes offering of TA common stock in January 2013 and (b) joint book runner in a $60 million follow-on offering of TA common shares in December 2013, (vii) (a) joint book runner in a $175 million senior notes offering for CWH in July 2012 and (b) joint book runner in a $655 million follow on offering of CWH common shares in February 2013, (viii) financial advisor to Cole Credit Property Trust II in connection with its merger with Spirit Realty Capital in January 2013 and (ix) financial advisor to American Realty Capital Trust III, Inc. in connection with its merger with ARCP in December 2012. In addition, UBS or an affiliate is a participant in a credit facility for each of the Company, CWH, HPT, SNH, GOV, FVE and TA for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, CWH, HPT, SNH, GOV, FVE, TA and ARCP and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, UBS owned approximately 3.7% of the outstanding common shares of ARCP. The issuance of this opinion was approved by an authorized committee of UBS.

        Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Transaction or any related transaction, including the SNH Transaction. Our opinion does not constitute a recommendation to any holder of Company Common Shares as to how such holder should vote or act with respect to the Transaction or any related

The Board of Trustees Select Income REIT August 30, 2014 Page 3

transaction. At your direction, we have not been asked to, nor do we, offer any opinion herein as to the terms of the Agreement, other than the Per Share Consideration to the extent expressly specified herein, or as to the terms of the SNH Transaction Agreement or any related documents or the form of the Transaction or any related transaction, including the SNH Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, trustees or employees of any parties to the Transaction, or any class of such persons, relative to the Per Share Consideration. We express no opinion as to what the value of Company Common Shares will be when issued pursuant to the Transaction or the prices at which Company Common Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof and (iii) the SNH Transaction is consummated (a) as contemplated by SNH Transaction Agreement and (b) without any tax liability to be incurred by the Company in connection with the SNH Transaction. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, CCIT or the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to CCIT and the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of CCIT that were provided to us by the management of the Company, and not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company and CCIT that were provided to us by the management of the Company and ARCP (effectively, the management of CCIT), respectively, and not publicly available, including financial forecasts and estimates prepared by the managements of the Company and CCIT that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of cost savings prepared by the management of the Company that were provided to us by the management of the Company and not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with the management of CCIT concerning the business and financial prospects of CCIT and conducted discussions with the management of the Company concerning the business and financial prospects of CCIT and the Company; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Company Common Shares; (ix) considered certain pro forma effects of the Transaction on the Company's financial statements, including certain pro forma effects of the SNH Transaction on the Company's financial statements; (x) reviewed the Agreement and the SNH Transaction Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or

The Board of Trustees Select Income REIT August 30, 2014 Page 4

otherwise) of the Company or CCIT, including the Assets, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, costs savings and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, CCIT and such cost savings and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including cost savings, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

        This opinion is provided for the benefit of the Board of Trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Per Share Consideration in the Transaction.

Very truly yours,
/s/ UBS Securities LLC
UBS SECURITIES LLC

Annex H

August 30, 2014

The Board of Trustees
Select Income REIT
Two Newton Place
255 Washington Street
Newton, MA 02458

Dear Members of the Board of Trustees:

        We understand that Select Income REIT, a Maryland real estate investment trust ("SIR" or the "Company"), is considering a transaction whereby the Company will acquire control of Cole Corporate Income Trust, a Maryland corporation ("CCIT"). Pursuant to the terms of an Agreement and Plan of Merger, dated August 30, 2014 (the "Merger Agreement"), by and among the Company, SC Merger Sub, LLC, a Maryland limited liability company and wholly-owned subsidiary of the Company ("Merger Sub"), and CCIT, CCIT will merge with and into Merger Sub, as a result of which Merger Sub will remain a wholly owned subsidiary of the Company (the "Merger Transaction"). The terms and conditions of the Merger Transaction are more fully set forth in the Merger Agreement.

        We further understand that, (i) in part to finance the Company's acquisition of CCIT, Merger Sub intends to sell, concurrently with the Merger Transaction, all of the equity of certain entities which own 23 identified, healthcare related properties of CCIT (the "Assets") to Senior Housing Properties Trust ("SNH"), a real estate investment trust which is externally managed by Reit Management & Research LLC ("RMR"), which is also the Company's external manager and, effectively, the management of the Company, pursuant to the terms of a Purchase and Sale Agreement and Joint Escrow Instructions, dated August 30, 2014, by and between Merger Sub and SNH (the "Purchase Agreement" and, together with the Merger Agreement, the "Agreements"), (ii) currently CCIT (directly and indirectly) owns all of the partnership interests in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("Cole"), which partnership interests are comprised of a 99.9% general partnership interest owned directly by CCIT and a 0.1% limited partnership interest owned by CRI CCIT, LLC, a Delaware limited liability company ("CRI"), which is a wholly owned subsidiary of CCIT, and, upon the consummation of the Merger Transaction, Cole and CRI will be wholly and directly owned by Merger Sub, (iii) Cole directly owns one hundred percent (100%) of the limited liability company membership interests and the limited and general partnership interests, as applicable (in each case, the "Interests") in each of the entities listed in the Purchase Agreement as a property owner (each, a "Property Owner" and collectively, the "Property Owners") which own, in the aggregate, the Assets, and (iv) pursuant to the Purchase Agreement, Merger Sub will sell the Interests to SNH for an aggregate purchase price of $539 million in cash ("Purchase Price"), subject to certain adjustments described therein (the "Transaction" and, together with the Merger Transaction, the "Combined Transactions"). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Merger Sub of the Purchase Price to be received by Merger Sub in the Transaction.

        UBS Securities LLC ("UBS") has acted as financial advisor to the Company in connection with the Combined Transactions and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger

The Board of Trustees Select Income REIT August 30, 2014 Page 2

Transaction, and UBS will also receive a fee for the rendering of an opinion in connection with the Merger Transaction. UBS is also providing financing to the Company in connection with the Transaction and will receive compensation in connection therewith. In the past, UBS and its affiliates have provided services to (x) the Company, (y) certain other entities managed (or formerly managed) by RMR, including Hospitality Properties Trust ("HPT"), SNH, Government Properties Income Trust ("GOV"), Five Star Quality Care Inc. ("FVE"), TravelCenters of America LLC ("TA") and Equity Commonwealth REIT ("CWH"), and (z) American Realty Capital Properties, Inc. ("ARCP"), an affiliate of Cole Corporate Income Advisors, LLC ("CCIA"), the external manager of CCIT, and certain of ARCP's affiliates, unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including having acted as (i) (a) co-lead manager in the initial public offering of Company common shares in March 2012, (b) co-lead manager in an $193 million follow-on offering of Company common shares in December 2012, (c) joint-book runner in a $341 million follow-on offering for Company common shares in June 2013 and (d) joint-book runner in a $300 million follow-on offering for Company common shares in May 2014, (ii) (a) co-lead manager in a $411 million follow-on offering of HPT common shares in March 2013, (b) a joint book runner in a $300 million senior notes offering for HPT in May 2013, (c) co-lead manager in a $274 million follow-on offering of HPT common shares in November 2013 and (d) joint book runner in a $350 million senior notes offering for HPT in March 2014, (iii) (a) joint book runner in a $301 million follow-on offering of SNH common shares in July 2012, (b) joint book runner in a $350 million senior notes offering for SNH in July 2012, (c) co-lead manager in a $238 million follow-on offering of SNH common shares in January 2013 and (d) joint lead manager in a $650 million senior notes offering for SNH in April 2014, (iv) (a) co-lead manager in a $200 million follow-on offering of GOV common stock in October 2012, (b) co-lead manager in a $250 million follow-on offering of GOV common shares in March 2013, (c) co-lead manager in a $365 million follow-on offering of GOV common shares and (d) joint book runner in a $350 million senior notes offering for GOV in August 2014, (v) (a) joint book runner in a $110 million senior notes offering of TA common stock in January 2013 and (b) joint book runner in a $60 million follow-on offering of TA common shares in December 2013, (vi) (a) joint book runner in a $175 million senior notes offering for CWH in July 2012 and (b) joint book runner in a $655 million follow on offering of CWH common shares in February 2013, (vii) financial advisor to Cole Credit Property Trust II in connection with its merger with Spirit Realty Capital in January 2013 and (viii) financial advisor to American Realty Capital Trust III, Inc. in connection with its merger with ARCP in December 2012. In addition, UBS or an affiliate is a participant in a credit facility for each of the Company, CWH, HPT, SNH, GOV, FVE and TA for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, CWH, HPT, SNH, GOV, FVE, TA and ARCP and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, UBS owned approximately 3.7% of the outstanding common shares of ARCP. The issuance of this opinion was approved by an authorized committee of UBS.

        Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Transaction or any related transaction, including the Merger Transaction. At your direction, we have not been asked to, nor do we, offer any opinion herein as to the terms, other than the Purchase Price to the extent expressly specified herein, of the Purchase Agreement, the Merger Agreement or any related documents or the form of the Transaction or any related transaction, including the Merger Transaction. In addition, we express no opinion as to

The Board of Trustees Select Income REIT August 30, 2014 Page 3

the fairness of the amount or nature of any compensation to be received by any officers, directors, trustees or employees of any parties to the Transaction, or any class of such persons, relative to the Purchase Price. We express no opinion as to what the value of Company common shares will be when issued pursuant to the Merger Transaction or the prices at which Company common shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Purchase Agreement will comply with all material terms of the Purchase Agreement, (ii) the Transaction will be consummated (a) in accordance with the terms of the Purchase Agreement without any adverse waiver or amendment of any material term or condition thereof and (b) without any tax liability to be incurred by the Company in connection with the Transaction, and (iii) the Merger Transaction is consummated as contemplated by Merger Agreement. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, the Assets or the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain internal financial information and other data relating to the business and financial prospects of the Assets that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (ii) conducted discussions with ARCP (effectively, the management of CCIT) concerning the business and financial prospects of the Assets and conducted discussions with the management of the Company concerning the business and financial prospects of the Assets; (iii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (iv) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (v) reviewed the Agreements; and (vi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, any Property Owner or CCIT, including the Assets, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Assets, including that the Property Owners own no material assets other than the Assets. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected and that any amounts held in escrow pursuant to the Purchase Agreement will be released to Merger Sub. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be received by Merger Sub in the Transaction is fair, from a financial point of view, to Merger Sub.

The Board of Trustees Select Income REIT August 30, 2014 Page 4

        This opinion is provided for the benefit of the Board of Trustees (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Purchase Price in the Transaction.

Very truly yours,
/s/ UBS Securities LLC
UBS SECURITIES LLC

Annex I

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

August 30, 2014

The Board of Directors
Cole Corporate Income Trust, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016

The Board of Directors:

The Board of Directors (the "Board") of Cole Corporate Income Trust, Inc., a Maryland corporation ("CCIT"), has asked Wells Fargo Securities, LLC ("Wells Fargo Securities") to advise it with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.01 per share, of CCIT ("CCIT Common Stock") of the Merger Consideration (defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among CCIT, Select Income REIT, a Maryland real estate investment trust ("Select Income"), and SC Merger Sub LLC, a Maryland limited liability company and wholly owned subsidiary of Select Income. Pursuant to the Merger Agreement, CCIT will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity of the Merger, and each outstanding share of CCIT Common Stock will be converted into the right to receive, at the election of the holder thereof and subject to certain proration and allocation procedures (as to which we express no opinion), (i) 0.360 of a common share of beneficial interest, par value $0.01 per share, of Select Income ("Select Income Common Shares" and, such number of Select Income Common Shares so issuable in the Merger, the "Stock Consideration") or (ii) $10.50 per share in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"); provided that the minimum and maximum aggregate number of shares of CCIT Common Stock that may be converted into the right to receive the Cash Consideration will be equal to 40% and 60%, respectively, of the outstanding shares of CCIT Common Stock. The terms and conditions of the Merger and related transactions are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things:

  •
  Reviewed a draft, dated August 29, 2014, of the Merger Agreement, including the financial terms thereof;

  •
  Reviewed certain publicly available business, financial and other information regarding CCIT and Select Income, including information set forth in their respective annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2011, 2012 and 2013 and quarterly reports on Form 10-Q for the periods ended March 30, 2014 and June 30, 2014;

  •
  Reviewed certain other business and financial information regarding CCIT and Select Income furnished to us by and discussed with the managements of CCIT and Select Income, including financial forecasts and estimates relating to CCIT prepared by the management of CCIT and financial forecasts and estimates relating to Select Income prepared by the management of Select Income;

  •
  Discussed with the managements of CCIT and Select Income the operations and prospects of CCIT and Select Income, including the historical financial performance and trends in the results of operations of CCIT and Select Income;

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

  •
  Discussed with the managements of CCIT and Select Income the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of CCIT and Select Income to result from the Merger;

  •
  Participated in discussions and negotiations among representatives of CCIT, Select Income and their respective advisors regarding the proposed Merger;

  •
  Reviewed reported prices and trading activity for Select Income Common Shares;

  •
  Analyzed the estimated net asset value of each of CCIT's and Select Income's real estate portfolios and other assets based upon certain financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of CCIT and Select Income;

  •
  Compared certain financial data of CCIT and Select Income with similar data of certain publicly traded companies that we deemed relevant in evaluating CCIT and Select Income;

  •
  Compared the proposed financial terms of the Merger with financial terms of certain business combinations and other transactions that we deemed relevant in evaluating the Merger;

  •
  Analyzed the estimated present value of the future dividends per share of CCIT and Select Income based upon certain financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of CCIT and Select Income; and

  •
  Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of CCIT and Select Income that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to CCIT and Select Income utilized in our analyses, we have been advised by the respective managements of CCIT and Select Income and, at the direction of the Board, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions as to the future financial performance of CCIT and Select Income, as the case may be, the potential pro forma financial effects of the Merger and the other matters covered thereby. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of CCIT or Select Income since the respective dates of the most recent financial statements and other information provided to us. We have relied, at the direction of the Board, upon the assessments of the managements of CCIT and Select Income as to (i) the potential impact on CCIT and Select Income of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, (ii) the ability to integrate the businesses of CCIT and Select Income and (iii) matters relating to the proposed sale by Select Income of certain healthcare properties of CCIT to Senior Housing Properties Trust, including the expected net proceeds from such sale,

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

contemplated to occur immediately upon the effective time of the Merger (the "SNH Sale Transaction"). We have assumed, with the Board's consent, that there will not be any developments with respect to any of the foregoing that would in any respect be meaningful to our analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of CCIT, Select Income or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of CCIT, Select Income or any other entity. We also have not evaluated the solvency or fair value of CCIT, Select Income or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering our opinion, we have assumed, at the direction of the Board, that the final form of the Merger Agreement, when signed by the parties thereto, will not differ from the draft Merger Agreement reviewed by us in any respect meaningful to our analyses or opinion, that the Merger and related transactions will be consummated in accordance with the terms described in the Merger Agreement and related documents and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger and related transactions, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on CCIT, Select Income or the Merger. We also have assumed, at the direction of the Board, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised that each of CCIT and Select Income has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its formation as a REIT. We have assumed, at the direction of the Board, that the Merger and related transactions will not adversely affect such status or operations and that special distributions, if any, made by CCIT or Select Income in order to maintain such status or otherwise will not result in an adjustment to the Merger Consideration that would in any respect be meaningful to our analyses or opinion.

We are not expressing any opinion as to what the value of Select Income Common Shares actually will be when issued pursuant to the Merger or the prices at which Select Income Common Shares or CCIT Common Stock will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on CCIT, Select Income or the Merger or related transactions. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to holders of CCIT Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger or related transactions, including, without limitation, the form or structure of the Merger Consideration or the Merger, the terms or other aspects of the SNH Sale Transaction or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger, the related transactions or otherwise. In addition, our opinion

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger or related transactions, or class of such persons, relative to the Merger Consideration or otherwise. Our opinion does not address the merits of the underlying decision by CCIT to enter into the Merger Agreement or the relative merits of the Merger or related transactions compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or in which CCIT might engage. We also are not expressing any view or opinion with respect to, and with the Board's consent have relied upon the assessments of representatives of CCIT regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that CCIT obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged as financial advisor to CCIT in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. CCIT has agreed to reimburse certain of Wells Fargo Securities' expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business for which we and such affiliates receive customary fees. Wells Fargo Securities and our affiliates in the past have provided, currently are providing, and in the future may provide banking and other financial services to CCIT, Select Income and their respective affiliates for which Wells Fargo Securities and our affiliates have received and expect to receive fees, including having acted or currently acting as a (i) lender under, and as syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, certain credit facilities of CCIT, Select Income and certain of their respective affiliates and (ii) managing underwriter and bookrunner in connection with certain equity and/or debt offerings of certain affiliates of CCIT and of Select Income and certain of its affiliates. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of CCIT, Select Income and their respective affiliates for our and our affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in its evaluation of the Merger. Our opinion does not constitute a recommendation to the Board or any other person or entity in respect of the Merger or any related transactions, including as to how any stockholder should vote or act in connection with the Merger, any related transactions or any other matters.

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of CCIT Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

Annex J

August 30, 2014

The Board of Directors
Cole Corporate Income Trust, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016

Members of the Board of Directors:

        We understand that Cole Corporate Income Trust, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 30, 2014, among Select Income REIT ("Parent"), SC Merger Sub LLC ("Merger Sub") and the Company, pursuant to which, among other things, the Company will merge with and into Merger Sub, a wholly owned subsidiary of Parent (the "Merger") and each outstanding share of common stock of the Company, $0.01 par value per share ("Company Common Stock"), other than shares of Company Common Stock owned by any wholly owned Company Subsidiary, Parent or Parent Subsidiary ("Excluded Shares"), will be converted, at the election of the holder thereof, into the right to receive either: (i) $10.50 in cash, without interest (the "Cash Consideration"), or (ii) 0.360 common shares of beneficial interest, $0.01 par value, of Parent (each such share, a "Parent Common Share," and such 0.360 shares of Parent Common Stock, the "Stock Consideration"; the aggregate amount of Cash Consideration and Stock Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) is referred to as the "Aggregate Merger Consideration"), subject to adjustment as set forth in the Merger Agreement.

        The right of holders of Company Common Stock to elect to convert their Company Common Stock into the right to receive the Cash Consideration and/or the Stock Consideration is subject to certain procedures and limitations contained in the Merger Agreement, including that the number of shares of Company Common Stock converted into the right to receive the Cash Consideration will not exceed 60% of the shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger or be less than 40% of the shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, as to which procedures and limitations we are expressing no opinion. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        You have asked for our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares), of the Aggregate Merger Consideration to be received by such holders in the Merger.

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed documentation provided by the officers of the Company and senior management of the Company's external manager having responsibility for the Company (collectively, "Company Management"), including historical audited financial statements and certain internal financial statements and other operating data concerning the Company prepared by the Company Management, and certain other information and documents concerning the Company provided by or on behalf of the Company;

  (ii)
  reviewed documentation provided to you by the officers of Parent and senior management of Parent's external manager having responsibility for Parent (collectively, "Parent Management"), including certain financial and other operating data concerning Parent prepared by Parent Management, and certain other information and documents concerning Parent provided by or on behalf of Parent;

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

  (iii)
  reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, including research analyst reports;

  (iv)
  analyzed certain financial forecasts prepared by Company Management, which forecasts Company Management has represented to us are consistent with the best judgments of Company Management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

  (v)
  analyzed certain financial forecasts prepared by Parent Management;

  (vi)
  discussed the past and current operations, capitalization and financial condition and the prospects of the Company with Company Management;

  (vii)
  reviewed the reported prices and trading activity for the Parent Common Shares;

  (viii)
  compared the financial performance of the Company and Parent with that of certain other publicly traded companies that we considered to be generally relevant;

  (ix)
  reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

  (x)
  reviewed the draft Merger Agreement dated August 29, 2014 and certain related documents; and

  (xi)
  performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the financial projections provided to us by Company Management and Parent Management, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of Company Management and Parent Management as to the future financial performance of the Company and Parent, respectively. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and we have relied upon the assurances of Company Management that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In rendering our opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, Parent or their subsidiaries, nor have we been furnished with any such valuations or appraisals. In particular, we do not express any opinion as to the value of any asset or liability of the Company, Parent or any of their subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company, Parent or any of their affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

        For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company, Parent or any of their subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company, Parent or any of their subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived, that there will be no adjustment to the Cash Consideration or the Stock Consideration pursuant to the terms of the Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company or Parent or the contemplated benefits of the Merger. In addition, we are not legal, accounting, regulatory or tax experts, and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect our opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm our opinion. We do not express any view or opinion as to the price at which any share of Parent Common Stock or any other securities may trade at any time, including subsequent to the date of our opinion.

        Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares), of the Aggregate Merger Consideration to be received by such holders in the Merger, and we do not express any view as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement, any other agreement or instrument contemplated by or entered into in connection with the Merger, the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated.

        Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it may be obtained. Our opinion does not address the underlying business decision of the Company to engage in the

The Board of Directors
Cole Corporate Income Trust, Inc.
August 30, 2014

Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. In arriving at our opinion, we have not been authorized to contact, and have not contacted, any third parties to solicit indications of interest in a possible transaction involving all or a part of the Company, nor have we negotiated or held discussions with any party concerning a possible transaction with the Company.

        We have been engaged by certain directors of the Company (the "Independent Directors") and acted as financial advisor to the Independent Directors in connection with the Merger and, at the request of the Independent Directors, rendered this Opinion to the Board of Directors of the Company. We have not acted as financial advisor to any party with regard to the Merger other than the Independent Directors. We have received fees and will continue to receive fees for our services as financial advisor to the Independent Directors in connection with the Merger, a portion of which is payable upon the rendering of this opinion, and none of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. Other than as related to the Merger, we have had no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company, Parent or the external manager of Company or Parent. We and our affiliates may in the future provide financial advice and services to affiliates of Parent for which we and our affiliates would expect to receive compensation.

        Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation as to whether the Independent Directors or Board of Directors of the Company should recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter, including whether any such holder should elect to receive Cash Consideration and/or Stock Consideration in the Merger or make no election. This opinion has been approved by the Fairness Committee of Hentschel & Company, LLC.

        Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Hentschel & Company, LLC
HENTSCHEL & COMPANY, LLC

APPENDIX I — INDEX OF CCIT FINANCIAL STATEMENTS

Appendix I-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cole Corporate Income Trust, Inc.
Phoenix, Arizona

        We have audited the accompanying consolidated balance sheets of Cole Corporate Income Trust, Inc. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cole Corporate Income Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 27, 2014

Appendix I-2

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Investment in real estate assets:
Land	$266,088	$34,404
Buildings and improvements, less accumulated depreciation of $25,289 and $2,173, respectively	1,815,652	226,067
Intangible lease assets, less accumulated amortization of $10,935 and $1,008, respectively	264,485	33,615

Total investment in real estate assets, net	2,346,225	294,086
Cash and cash equivalents	64,073	12,188
Restricted cash	4,853	357
Rents and tenant receivables	14,388	829
Derivative assets, property escrow deposits, prepaid expenses and other assets	4,654	1,734
Deferred financing costs, less accumulated amortization of $1,841 and $148, respectively	11,484	2,098

Total assets	$2,445,677	$311,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Credit facility and notes payable	$752,616	$162,453
Accounts payable and accrued expenses	12,921	3,025
Escrowed investor proceeds	—	48
Due to affiliates	2,321	108
Acquired below market lease intangibles, less accumulated amortization of $1,943 and $278, respectively	34,435	4,199
Distributions payable	10,650	864
Deferred rental income and other liabilities	10,877	1,211

Total liabilities	823,820	171,908

Commitments and contingencies
Redeemable common stock and noncontrolling interests	33,272	2,105

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 192,919,054 and 16,842,189 shares issued and outstanding, respectively	1,929	168
Capital in excess of par value	1,696,395	148,576
Accumulated distributions in excess of earnings	(111,977)	(11,465)
Accumulated other comprehensive income	2,238	—

Total stockholders' equity	1,588,585	137,279

Total liabilities and stockholders' equity	$2,445,677	$311,292

The accompanying notes are an integral part of these consolidated financial statements.

Appendix I-3

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Rental and other property income	$75,031	$5,792	$1,480
Tenant reimbursement income	12,028	1,680	363

Total revenue	87,059	7,472	1,843

Expenses:
General and administrative expenses	5,743	965	472
Property operating expenses	14,947	1,738	368
Advisory fees and expenses	8,058	—	—
Acquisition related expenses	54,074	6,196	719
Depreciation	23,116	1,730	443
Amortization	9,537	801	200

Total operating expenses	115,475	11,430	2,202

Operating loss	(28,416)	(3,958)	(359)

Other income (expense):
Interest and other income	540	51	7
Interest expense	(13,028)	(1,394)	(791)

Total other expense	(12,488)	(1,343)	(784)

Net loss	(40,904)	(5,301)	(1,143)

Net loss attributable to redeemable noncontrolling interest	(17)	—	—

Net loss attributable to the Company	$(40,887)	$(5,301)	$(1,143)

Weighted average number of common shares outstanding:
Basic and diluted	91,538,173	7,260,959	450,165

Net loss per common share:
Basic and diluted	$(0.45)	$(0.73)	$(2.54)

The accompanying notes are an integral part of these consolidated financial statements.

Appendix I-4

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2012	2011
Net loss	$(40,904)	$(5,301)	$(1,143)
Net loss attributable to redeemable noncontrolling interest	(17)	—	—

Net loss attributable to the Company	(40,887)	(5,301)	(1,143)
Other comprehensive income:
Unrealized gain on interest rate swaps	2,238	—	—

Total other comprehensive income	2,238	—	—

Total comprehensive loss attributable to the Company	$(38,649)	$(5,301)	$(1,143)

The accompanying notes are an integral part of these consolidated financial statements.

Appendix I-5

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except share amounts)

	Common Stock
				Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income
	Number of Shares	Par Value	Capital in Excess of Par Value			Total Stockholders' Equity
Balance, January 1, 2011	20,000	$—	$200	$—	$—	$200
Issuance of common stock	1,363,441	14	13,481	—	—	13,495
Distributions to investors	—	—	—	(287)	—	(287)
Commissions on stock sales and related dealer manager fees	—	—	(1,082)	—	—	(1,082)
Other offering costs	—	—	(204)	—	—	(204)
Changes in redeemable common stock	—	—	(132)	—	—	(132)
Net loss	—	—	—	(1,143)	—	(1,143)

Balance, December 31, 2011	1,383,441	14	12,263	(1,430)	—	10,847
Issuance of common stock	15,459,498	154	154,118	—	—	154,272
Distributions to investors	—	—	—	(4,734)	—	(4,734)
Commissions on stock sales and related dealer manager fees	—	—	(13,508)	—	—	(13,508)
Other offering costs	—	—	(2,317)	—	—	(2,317)
Redemptions of common stock	(750)	—	(7)	—	—	(7)
Changes in redeemable common stock	—	—	(1,973)	—	—	(1,973)
Net loss	—	—	—	(5,301)	—	(5,301)

Balance, December 31, 2012	16,842,189	168	148,576	(11,465)	—	137,279
Issuance of common stock	176,213,120	1,762	1,754,018	—	—	1,755,780
Distributions to investors	—	—	—	(59,625)	—	(59,625)
Commissions on stock sales and related dealer manager fees	—	—	(151,021)	—	—	(151,021)
Other offering costs	—	—	(26,253)	—	—	(26,253)
Redemptions of common stock	(136,255)	(1)	(1,335)	—	—	(1,336)
Changes in redeemable common stock	—	—	(27,590)	—	—	(27,590)
Comprehensive (loss) income attributable to the Company	—	—	—	(40,887)	2,238	(38,649)

Balance, December 31, 2013	192,919,054	$1,929	$1,696,395	$(111,977)	$2,238	$1,588,585

The accompanying notes are an integral part of these consolidated financial statements.

Appendix I-6

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(40,904)	$(5,301)	$(1,143)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	23,116	1,730	443
Amortization of intangible lease assets and below market lease intangibles, net	8,261	624	106
Amortization of deferred financing costs	1,693	124	78
Changes in assets and liabilities:
Rents and tenant receivables	(13,559)	(829)	—
Derivative assets, property escrow deposits, prepaid expenses and other assets	943	(1,585)	(149)
Accounts payable and accrued expenses	9,643	2,036	809
Deferred rental income and other liabilities	9,666	907	304
Due from affiliates	—	15	(15)
Due to affiliates	2,213	108	—

Net cash provided by (used in) operating activities	1,072	(2,171)	433

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(2,041,154)	(260,764)	(31,847)
Payment of property escrow deposits	(42,279)	—	—
Refund of property escrow deposits	40,654	—	—
Change in restricted cash	(4,496)	1,026	(1,383)

Net cash used in investing activities	(2,047,275)	(259,738)	(33,230)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,726,854	152,292	13,364
Offering costs on issuance of common stock	(177,274)	(15,825)	(1,286)
Redemptions of common stock	(1,336)	(7)	—
Proceeds from credit facility and notes payable	1,214,343	144,453	23,000
Repayment of credit facility and notes payable	(636,053)	—	(5,000)
Proceeds from note payable to affiliates	—	—	9,000
Repayment of note payable to affiliates	—	(4,696)	(4,304)
Distributions to investors	(20,913)	(1,962)	(83)
Escrowed investor proceeds	(48)	(17)	65
Deferred financing costs paid	(11,079)	(2,022)	(278)
Payment of loan deposit	(1,688)	(88)	(150)
Refund of loan deposit	1,688	88	150
Contributions from redeemable noncontrolling interest	3,594	—	—

Net cash provided by financing activities	2,098,088	272,216	34,478

Net increase in cash and cash equivalents	51,885	10,307	1,681
Cash and cash equivalents, beginning of year	12,188	1,881	200
Cash and cash equivalents, end of year	$64,073	$12,188	$1,881

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$10,650	$864	$72
Fair value of mortgage notes assumed in real estate acquisitions at date of assumption	$11,873	$—	$—
Accrued capital expenditures	$253	$180	$1,030
Common stock issued through distribution reinvestment plan	$28,926	$1,980	$132
Net unrealized gain on interest rate swap	$2,238	$—	$—
Supplemental Cash Flow Disclosures:
Interest paid	$9,075	$990	$634

The accompanying notes are an integral part of these consolidated financial statements.

Appendix I-7

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

        Cole Corporate Income Trust, Inc. (the "Company") is a Maryland corporation that was formed on April 6, 2010, which has elected to be taxed, and currently qualifies, as a real estate investment trust ("REIT") for federal income tax purposes. The Company is the sole general partner of, and owns, directly or indirectly a 99.99% interest in, Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("CCI OP"). The Company is externally managed by Cole Corporate Income Advisors, LLC ("CCI Advisors"), which was, prior to the ARCP Merger (as defined below), indirectly owned by Cole Real Estate Investments, Inc. ("Cole", formerly known as Cole Credit Property Trust III, Inc.) as a result of Cole acquiring Cole Holdings Corporation ("CHC") on April 5, 2013 pursuant to a transaction whereby CHC merged with and into CREInvestments, LLC ("CREI"), a wholly-owned subsidiary of Cole. CCI Advisors is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of CCI OP. On February 7, 2014, American Realty Capital Properties, Inc. ("ARCP") acquired Cole pursuant to a transaction whereby Cole merged with and into Clark Acquisition, LLC, a wholly owned subsidiary of ARCP ("Merger Sub"), with Merger Sub surviving as a wholly owned subsidiary of ARCP (the "ARCP Merger"). ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants. As a result of the ARCP Merger, ARCP indirectly owns and/or controls the Company's external advisor, CCI Advisors, the Company's dealer manager, Cole Capital Corporation ("CCC"), the Company's property manager, CREI Advisors, LLC ("CREI Advisors"), and the Company's sponsor, Cole Capital™, as discussed in Note 16.

        The Company ceased offering shares of common stock in its $2.975 billion initial public offering (the "Offering") on November 21, 2013. At the completion of the Offering, a total of approximately 192.4 million shares of common stock had been issued, including approximately 189.8 million shares issued in the primary portion of the Offering and approximately 2.6 million shares issued pursuant to a distribution reinvestment plan (the "DRIP").

        In addition, the Company registered 10.0 million shares of common stock under the DRIP pursuant to a registration statement filed on Form S-3 (the "DRIP Offering" and collectively with the Offering, the "Offerings"), which was filed with the Securities and Exchange Commission (the "SEC") on September 26, 2013 and automatically became effective with the SEC upon filing. The Company will continue to issue shares of common stock under the DRIP Offering.

        As of December 31, 2013, the Company had issued approximately 193.0 million shares of its common stock in the Offerings for gross proceeds of $1.9 billion, before share redemptions of $1.3 million and offering costs, selling commissions and dealer manager fees of $194.4 million.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP"), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Appendix I-8

Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a consolidated joint venture arrangement in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.

        The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity's expected losses or receive portions of the entity's expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity ("VIE"). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE's operations.

        A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company's ability to direct the activities that most significantly impact the entity's economic performance, its form of ownership interest, its representation on the entity's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity. As of December 31, 2013 and 2012, the Company did not have any interests in a VIE.

        The Company continually evaluates the need to consolidate its joint venture arrangement based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture arrangement and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company may be the primary beneficiary. As of December 31, 2013, the Company determined it had a controlling interest in its joint venture arrangement (the "Consolidated Joint Venture") and therefore met the GAAP requirements for consolidation. As of December 31, 2013, the Consolidated Joint Venture held real estate assets with an aggregate book value of $73.2 million. There were no joint venture arrangements as of December 31, 2012.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate Assets

        Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance are expensed as incurred.

        The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the

Appendix I-9

appropriate useful life of the assets. Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company's real estate assets by class are generally as follows:

Buildings	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

        The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property's major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property's revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the years ended December 31, 2013, 2012, or 2011.

        When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property's expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate assets.

        When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management's opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of December 31, 2013, 2012 or 2011.

Allocation of Purchase Price of Real Estate Assets

        Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company's management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company's management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management's allocation decisions other than providing this market information.

Appendix I-10

        The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company's relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management's consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

        The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events (the "Escrow Receivables"). The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying consolidated statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management. The respective amounts recorded are carried at fair value, with any changes in fair value included in net income.

        The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note's outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

        The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates

Appendix I-11

may result in a different allocation of the Company's purchase price, which could impact the Company's results of operations.

Noncontrolling Interest-Redeemable Interest in Consolidated Joint Venture

        On December 19, 2013, the Company completed the formation of the Consolidated Joint Venture. Pursuant to the joint venture agreement, the joint venture partner has a right to exercise an option after two years whereby the Company will be required to purchase the ownership interest of the joint venture partner at a fair market value. The Company determined it had a controlling interest in the Consolidated Joint Venture and therefore met the GAAP requirements for consolidation. The Company initially recorded the noncontrolling interest at its acquisition-date fair value as temporary equity, due to the redemption option existing outside the control of the Company.

Cash and Cash Equivalents

        The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

Restricted Cash

        Restricted cash included $4.9 million and $309,000 held in a lender cash management account as of December 31, 2013 and 2012, respectively. As part of a certain debt agreement, rent from certain of the Company's tenants is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company. In addition, the Company had escrowed investor proceeds for which shares of common stock had not been issued of $48,000 in restricted cash as of December 31, 2012. There were no escrowed investor proceeds included in restricted cash as of December 31, 2013.

Rents and Tenant Receivables

        Rents and tenant receivables primarily include amounts to be collected in future periods related to the recognition of rental income on a straight-line basis over the lease term and cost recoveries due from tenants. The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy, if any, are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company records allowances for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable. As of December 31, 2013 and 2012, no balances were deemed uncollectible and no allowances were recorded.

Prepaid Expenses

        Prepaid expenses include expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.

Deferred Financing Costs

        Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing agreement, which approximates the effective interest method. If a note payable is prepaid, any unamortized deferred financing costs related to the note payable would be expensed.

Appendix I-12

Amortization of deferred financing costs, including any write-offs, for the years ended December 31, 2013, 2012 and 2011 was $1.7 million, $124,000 and $78,000, respectively, and was recorded in interest expense in the consolidated statements of operations.

Concentration of Credit Risk

        As of December 31, 2013, the Company had cash on deposit, including restricted cash, at seven financial institutions in which the Company had deposits in excess of federally insured levels, totaling $67.2 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

        No single-tenant accounted for greater than 10% of the Company's 2013 gross annualized rental revenues. The Company had certain geographic concentrations in its property holdings. As of December 31, 2013, the Company had properties located in two states with respective gross annualized rental revenues greater than 10% of the Company's 2013 total gross annualized rental revenues: Texas (24%) and New Jersey (11%). In addition, the Company had tenants in four industries with respective gross annualized rental revenues greater than 10% of the Company's 2013 total gross annualized rental revenues: manufacturing (15%), healthcare (15%), mining and natural resources (14%) and technology (11%).

Revenue Recognition

        Certain properties have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.

Income Taxes

        The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company generally is not subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Offering and Related Costs

        CCI Advisors funded all of the organization and offering costs on the Company's behalf (excluding selling commissions and the dealer manager fees) and was reimbursed for such costs up to 1.5% of the gross offering proceeds. As of December 31, 2013 and 2012, CCI Advisors had paid organization and offering costs in excess of the 1.5% in connection with the Offering. These excess costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering. When recorded by the Company, organization costs are expensed as incurred and offering costs, which include items such as legal and accounting fees, marketing and personnel, promotional and printing costs are recorded as a reduction

Appendix I-13

of capital in excess of par value, along with selling commissions and dealer manager fees in the period in which they become payable.

Interest

        Interest is charged to interest expense as it accrues. No interest costs were capitalized during the years ended December 31, 2013, 2012 or 2011.

Due to Affiliates

        Certain affiliates of CCI Advisors received fees, reimbursements and compensation in connection with services provided relating to the Offering and the acquisition, management, financing and leasing of the properties of the Company.

Derivative Instruments and Hedging Activities

        The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss). The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Distributions Payable and Distribution Policy

        In order to maintain its status as a REIT, the Company is required to, among other things, make distributions each taxable year equal to at least 90% of its taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). To the extent funds are available, the Company intends to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of the applicable record dates.

        The Company's board of directors authorized a daily distribution, based on 365 days, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on January 1, 2013 and ending on December 31, 2013. As of December 31, 2013, the Company had distributions payable of $10.7 million. The distributions were paid in January 2014, of which $6.4 million were reinvested in shares through the DRIP Offering.

Earnings (Loss) Per Share

        Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income (loss) per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2013, 2012 or 2011.

Redeemable Common Stock

        Under the Company's share redemption program, the Company's requirement to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Appendix I-14

Reportable Segments

        The Company's operating segment consists of commercial properties, which include activities related to investing in real estate such as corporate office and industrial and other real estate related assets. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company evaluates operating performance on an overall portfolio level; therefore, the Company's properties are one reportable segment.

Recent Accounting Pronouncements

        In February 2013, the U.S. Financial Accounting Standards Board issued Accounting Standards Update, 2013-02 Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"), which amended the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. ASU 2013-02 was effective for the Company beginning January 1, 2013, and the Company has presented the required information within the consolidated statements of comprehensive income (loss) and notes to the financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

        GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

        Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

        Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

        Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

        The following describes the methods the Company uses to estimate the fair value of the Company's financial assets and liabilities:

        Cash and cash equivalents and restricted cash — The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.

        Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the Company's debt was $741.4 million as of December 31, 2013, compared to the carrying value of $752.6 million. The estimated fair value of the Company's debt was $162.5 million as of December 31, 2012, which approximated the carrying value on such date. The fair value of the Company's debt is estimated using Level 2 inputs.

Appendix I-15

        Derivative instruments — The Company's derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

        Contingent consideration arrangements — The contingent consideration arrangements are carried at fair value and are valued using Level 3 inputs. The fair value of the Escrow Receivables is determined based on the probability of several possible outcomes, which are contingent on the future outcome of various property tax appeals related to certain property acquisitions. During the year ended December 31, 2013, the Company recorded additional income of $300,000 and expense of $537,000 as a result of the settlement of the contingent considerations, for a net settlement amount of $1.4 million. As a result, the Company had no contingent consideration arrangements as of December 31, 2013. As of December 31, 2012, the estimated fair value of these arrangements was $1.6 million and was included in the accompanying consolidated balance sheets in derivative asset, property escrow deposits, prepaid expenses and other assets as the Company expected such amounts to be refunded.

        Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of December 31, 2013 and 2012, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

        In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company's financial liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swap	$2,238	$—	$2,238	$—

Total assets	$2,238	$—	$2,238	$—

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Contingent consideration	$(1,600)	$—	$—	$(1,600)

Total assets	$(1,600)	$—	$—	$(1,600)

NOTE 4 — REAL ESTATE ACQUISITIONS

2013 Property Acquisitions

        During the year ended December 31, 2013, the Company acquired 64 commercial properties, including a property held in the Consolidated Joint Venture, for an aggregate purchase price of $2.1 billion (the "2013 Acquisitions"). The Company purchased the 2013 Acquisitions with net proceeds from the Offerings and available borrowings. The Company allocated the purchase price of these

Appendix I-16

properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2013
Land	$231,684
Building and improvements	1,611,450
Acquired in-place leases	238,459
Acquired above market leases	2,338
Acquired below market leases	(31,901)
Fair value adjustment of assumed notes payable	127

Total purchase price	$2,052,157

        The Company recorded revenue of $58.5 million and a net loss of $35.8 million for the year ended December 31, 2013 related to the 2013 Acquisitions. In addition, the Company recorded $54.1 million of acquisition related expenses for the year ended December 31, 2013.

        The following table summarizes selected financial information of the Company as if the 2013 Acquisitions were completed on January 1, 2012 for each period presented below. The table below presents the Company's estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012
Pro forma basis (unaudited):
Revenue	$198,535	$177,398
Net income	$60,761	$7,982

        The unaudited pro forma information for the years ended December 31, 2013 and 2012 was adjusted to exclude acquisition related expenses recorded during such periods in connection with the 2013 Acquisitions. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

2012 Property Acquisitions

        During the year ended December 31, 2012, the Company acquired 12 commercial properties for an aggregate purchase price of $259.9 million (the "2012 Acquisitions"). The Company purchased the 2012 Acquisitions with proceeds from the Offering. The Company allocated the purchase price of these properties to the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$30,448
Building and improvements	201,117
Acquired in-place leases	30,470
Acquired above market leases	711
Acquired below market leases	(2,865)

Total purchase price	$259,881

Appendix I-17

        The Company recorded revenue of $3.5 million and a net loss of $4.7 million for the year ended December 31, 2012, related to the 2012 Acquisitions. In addition, the Company recorded $6.2 million of acquisition related expenses for the year ended December 31, 2012.

        The following table summarizes selected financial information of the Company as if the 2012 Acquisitions were completed on January 1, 2011 for each period presented below. The table below presents the Company's estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Pro forma basis (unaudited):
Revenue	$25,574	$23,665
Net income	$10,830	$4,208

        The unaudited pro forma information for the years ended December 31, 2012 and 2011 was adjusted to exclude acquisition related expenses recorded during such periods in connection with the 2012 Acquisitions. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2011, nor does it purport to represent the results of future operations.

NOTE 5 — INTANGIBLE LEASE ASSETS

        The intangible lease assets consisted of the following (in thousands, except weighted average life remaining amounts):

	As of December 31,
	2013	2012
In-place leases, net of accumulated amortization of $10,538 and $1,001, respectively (with a weighted average life remaining of 6.8 and 10.8 years, respectively)	$261,833	$32,911
Acquired above market leases, net of accumulated amortization of $397 and $7, respectively (with a weighted average life remaining of 8.7 and 4.3 years, respectively)	$2,652	$704

	$264,485	$33,615

        Amortization expense related to the in-place lease assets for the years ended December 31, 2013, 2012 and 2011, was $9.5 million, $801,000 and $200,000, respectively. Amortization expense related to the acquired above market lease assets for the years ended December 31, 2013 and 2012 was $390,000 and $7,000, respectively, and was recorded as a reduction to rental and other property income in the consolidated statements of operations. No amortization expense was incurred or recorded related to acquired above market lease assets for the year ended December 31, 2011.

Appendix I-18

        Estimated amortization expense related to the intangible lease assets as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases	Above Market Leases
2014	$22,416	$392
2015	$22,416	$392
2016	$22,380	$347
2017	$22,326	$292
2018	$22,247	$222

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company's executed swap agreements designated as hedging instruments as of December 31, 2013 (in thousands). The Company did not have any executed swap agreements as of December 31, 2012.

Fair Value of Asset
Outstanding Notional Amount as of December 31, 2013
	Balance Sheet Location		Interest Rate (1)	Effective Date	Maturity Date	December 31, 2013	December 31, 2012
Interest	Derivative assets, property
Rate	escrow deposits, prepaid		3.03% to	7/24/2013 to	8/3/2020 to
Swaps	expenses and other assets	$341,000	4.16%	10/31/2013	10/25/2018	$2,238	$—

(1)
The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread.

        Additional disclosures related to the fair value of the Company's derivative instruments are included in Note 3 to these consolidated financial statements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company's involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

        Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the effective portion of the derivative instruments that are designated as hedges are recorded in other comprehensive income (loss). Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.

        The following table summarizes the unrealized gain on the Company's derivative instruments and hedging activities for the year ended December 31, 2013 (in thousands). The Company did not own any derivative instruments for the years ended December 31, 2012 or 2011.

	Amount of Gain Recognized in Other Comprehensive Loss
	Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2011
Interest Rate Swaps (1)	$2,238	$—	$—

(1)
There were no portions of the change in the fair value of the interest rate swap agreements that were considered ineffective during the year ended December 31, 2013. No previously effective portions of the gains that were recorded in accumulated other comprehensive income (loss) during the term of the hedging relationship was reclassified into earnings during the year ended December 31, 2013.

Appendix I-19

        The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. During the year ended December 31, 2013, there were no termination events or events of default related to the interest rate swaps.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

        As of December 31, 2013, the Company and the Consolidated Joint Venture had $752.6 million of debt outstanding with a weighted average interest rate of 3.0% and a weighted average remaining term of 5.5 years as of December 31, 2013.

        The following table summarizes the debt balances as of December 31, 2013 and 2012, and the debt activity for the year ended December 31, 2013 (in thousands):

		During the Year Ended December 31, 2013
	Balance as of December 31, 2012	Debt Issuance and Assumptions	Repayments	Other (1)	Balance as of December 31, 2013
Fixed rate debt	$22,400	$235,110	$—	$(127)	$257,383
Variable rate debt	—	40,233	—	—	40,233
Credit facility	140,053	951,000	(636,053)	—	455,000

Total	$162,453	$1,226,343	$(636,053)	$(127)	$752,616

(1)
Represents fair value adjustment of an assumed mortgage note payable, net of amortization.

        As of December 31, 2013, the fixed rate debt included $41.0 million of variable rate debt subject to an interest rate swap agreement, which had the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. In addition, the fixed rate debt included a mortgage note assumed with a face amount of $12.0 million and a fair value of $11.9 million at the date of assumption. The fixed rate debt has interest rates ranging from 3.55% to 4.85% per annum. The variable rate debt has a variable interest rate of LIBOR plus 140 basis points per annum. The debt outstanding matures on various dates from July 2016 through June 2023. The aggregate balance of gross real estate and related assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $555.4 million. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company's analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of December 31, 2013.

        During the year ended December 31, 2013, the Company entered into an unsecured revolving credit facility (the "Credit Facility") with Bank of America as administrative agent pursuant to a credit agreement (the "Credit Agreement"). The Credit Facility allows the Company to borrow up to $900.0 million, including a $300.0 million term loan (the "Term Loan") and $600.0 million in revolving loans (the "Revolving Loans"). As of December 31, 2013, the Company had $445.0 million available under the Credit Facility based on the underlying collateral pool of $900.0 million. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of

Appendix I-20

the Credit Facility may be increased up to a maximum of $1.25 billion. The Term Loan matures on October 25, 2018 and the Revolving Loans mature on October 25, 2017. The maturity on the Revolving Loans may be extended to October 25, 2018 subject to satisfying certain conditions as outlined in the Credit Agreement. Depending upon the type of loan specified and overall leverage ratio, ranging from less than 45% to greater than 60%, the Revolving Loans bear interest at one-month, two-month, three-month or six-month LIBOR (the "Eurodollar Rate") plus an interest rate spread ranging from 1.60% to 2.40% (the "Spread) or a base rate, ranging from 0.60% to 1.40%, plus the greater of (a) Bank of America's Prime Rate; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or one-month Eurodollar Rate plus 1.00%. The Credit Agreement also includes an interest rate pricing structure should the Company obtain an investment grade rating. As of December 31, 2013, the weighted average interest rate in effect for the Revolving Loans was 1.76%. In connection with the Credit Agreement, the Company executed an interest rate swap agreement that effectively fixed the variable interest rate of the Term Loan at 3.03% based on the applicable margin at the current leverage ratio.

        The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature and borrowing conditions. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth of at least $1.2 billion as of December 31, 2013, a leverage ratio greater than 65%, a fixed charge coverage ratio equal to or less than 1.50, an unsecured debt to unencumbered asset value ratio greater than 65%, an unsecured debt service coverage ratio equal to or less than 1.75, a secured debt ratio greater than 50%, and a maximum real estate recourse debt ratio of 15%. The Company believes it was in compliance with the covenants under the Credit Agreement as of December 31, 2013.

        Concurrently with entry into the Credit Agreement, the secured revolving credit facility, as amended (the "Secured Credit Facility"), was terminated and no amounts were outstanding under the Secured Credit Facility as of December 31, 2013.

Maturities

        The following table summarizes the scheduled aggregate principal repayments for the Company's outstanding debt for the five years and thereafter subsequent to December 31, 2013 (in thousands):

Year Ending December 31,	Principal Repayments (1)
2014	$30
2015	183
2016	58,460
2017	155,275
2018	300,516
Thereafter	238,279

Total	$752,743

(1)
Principal payment amounts reflect actual payments based on face amount of notes payable.

Appendix I-21

NOTE 8 — ACQUIRED BELOW MARKET LEASE INTANGIBLES

        The Company's acquired below market lease intangibles consisted of the following (in thousands, except weighted average life remaining amounts):

	As of December 31,
	2013	2012
Acquired below market leases, net of accumulated amortization of $1,943 and $278, respectively (with a weighted average life remaining of 11.7 and 11.1 years, respectively)	$34,435	$4,199

        Amortization of the intangible lease liabilities during the years ended December 31, 2013, 2012 and 2011 was $1.7 million, $184,000 and $94,000, respectively, and was recorded as an addition to rental and other property income in the consolidated statements of operations.

        Estimated amortization of the intangible lease liabilities as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

Years ending December 31,	Amortization of Acquired Below Market Leases
2014	$3,046
2015	$3,046
2016	$3,046
2017	$3,046
2018	$3,046

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

        In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Purchase Commitments

        As of December 31, 2013, the Company had entered into purchase agreements with unaffiliated third party sellers to acquire a 100% interest in three properties, subject to meeting certain criteria, for an aggregate purchase price of $88.8 million, exclusive of closing costs. As of December 31, 2013, the Company had $1.6 million of property escrow held by escrow agents in connection with these future property acquisitions, which will be forfeited if the transactions are not completed under certain circumstances. These deposits are included in the accompanying consolidated balance sheets in derivative assets, property escrow deposits, prepaid expenses and other assets. As of March 25, 2014, none of these escrow deposits had been forfeited.

Environmental Matters

        In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Appendix I-22

NOTE 10 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

        The Company has incurred, and may continue to incur, commissions, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the Offerings, and the acquisition, management and disposition of its assets.

Offering

        In connection with the Offering, CCC, the Company's dealer manager, received a selling commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. CCC reallowed 100% of selling commissions earned to participating broker-dealers. In addition, CCC received up to 2% of gross offering proceeds before reallowance to participating broker-dealers, as a dealer manager fee in connection with the Offering. CCC, in its sole discretion, reallowed a portion of its dealer manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other broker-dealers with respect to shares sold pursuant to the DRIP portion of the Offering or the DRIP Offering.

        All organization and offering expenses with respect to the Offering (excluding selling commissions and the dealer-manager fees) were paid for by CCI Advisors or its affiliates and were reimbursed by the Company up to 1.5% of aggregate gross offering proceeds. As of December 31, 2013, CCI Advisors had paid organization and offering costs in excess of the 1.5% in connection with the Offering. These costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering.

        The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided by CCI Advisors or its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2013	2012	2011
Offering:
Selling commissions	$116,438	$10,457	$837
Selling commissions reallowed by CCC	$116,438	$10,457	$837
Dealer manager fees	$34,583	$3,050	$245
Dealer manager fees reallowed by CCC	$19,827	$1,739	$119
Other organization and offering expenses	$26,239	$2,317	$204

        As of December 31, 2013 and 2012, no amounts had been incurred, but not yet paid, for offering stage services provided by CCI Advisors or its affiliates.

Acquisitions and Operations

        CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6% of the contract purchase price.

        The Company pays CCI Advisors a monthly advisory fee based upon the Company's monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% will be paid on the Company's average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% will be paid on the Company's average invested assets that are between $2 billion to

Appendix I-23

$4 billion; and (3) an annualized rate of 0.65% will be paid on the Company's average invested assets that are over $4 billion.

        The Company reimburses CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees. The Company recorded fees and expense reimbursements as shown in the table below for services provided by CCI Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2013	2012	2011
Acquisition and Operations:
Acquisition fees and expenses	$41,919	$5,241	$657
Advisory fees and expenses	$8,046	$—	$—
Operating expenses	$2,192	$—	$—

        As of December 31, 2013, $49.8 million of the amounts shown above had been paid to CCI Advisors and its affiliates and $2.3 million had been incurred, but not yet paid, for services provided by CCI Advisors or its affiliates in connection with the acquisition and operations stage and is a liability to the Company. During the years ended December 31, 2012 and 2011, CCI Advisors agreed to waive its rights to advisory fees and expense reimbursements; therefore, the Company did not incur any such fees or expense reimbursements during these years.

Liquidation/Listing

        If CCI Advisors, or its affiliates, provide a substantial amount of services (as determined by a majority of the Company's independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of the property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

        If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company's shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company's outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to that to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

        During each of the years ended December 31, 2013 and 2012, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates in connection with the liquidation/listing stage.

Appendix I-24

Due to Affiliates

        As of December 31, 2013 and 2012, $2.3 million and $108,000, respectively, had been incurred primarily for offering, advisory, operating and acquisition related expenses by CCI Advisors or its affiliates, but had not yet been reimbursed by the Company and were included in due to affiliates in the consolidated balance sheets.

NOTE 11 — ECONOMIC DEPENDENCY

        Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 12 — STOCKHOLDERS' EQUITY

        As of December 31, 2013, the Company registered 10.0 million shares of common stock pursuant to the DRIP Offering. All shares of such stock have a par value of $0.01 per share. The par value of investor proceeds raised from the DRIP Offering is classified as common stock, with the remainder allocated to capital in excess of par value.

        As of December 31, 2013 and 2012, the Company was authorized to issue 490.0 million shares of common stock and 10.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On April 6, 2010, the Company sold 20,000 shares of common stock, at $10.00 per share, to CHC. On April 5, 2013, the ownership of such shares was transferred to CREI. On February 7, 2014, the ownership of such shares was transferred to ARC Properties Operating Partnership, L.P. ("ARCP OP"). Pursuant to the Company's charter, ARCP OP is prohibited from selling the 20,000 shares of the common stock that represents the initial investment in the Company for so long as Cole Capital remains the Company's sponsor; provided, however, that ARCP OP may transfer ownership of all or a portion of these 20,000 shares of the Company's common stock to other affiliates of the Company's sponsor. See Note 16 for a further explanation of the ARCP Merger. The Company ceased offering shares of its common stock in the Offering on November 21, 2013 and registered 10.0 million shares of common stock under the DRIP Offering.

Distribution Reinvestment Plan

        Pursuant to the DRIP Offering, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company's common stock. The purchase price per share under the DRIP Offering is $9.50 per share until the Company's board of directors determines a reasonable estimate of the value of the Company's shares. Thereafter, the purchase price per share under the DRIP Offering will be the most recently disclosed per share value as determined in accordance with the Company's valuation policy. No sales commissions or dealer manager fees will be paid on shares sold under the DRIP Offering. The Company's board of directors may terminate or amend the DRIP Offering at the Company's discretion at any time upon ten days prior written notice to the stockholders. During the years ended December 31, 2013, 2012, and 2011, approximately 3.0 million, 208,000 and 14,000 shares were purchased under the DRIP portion of the Offering and the DRIP Offering for $28.9 million, $2.0 million and $132,000, respectively.

Appendix I-25

Share Redemption Program

        The Company's share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

        The share redemption program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. The Company will limit the number of shares redeemed pursuant to the share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited to the net proceeds the Company receives from the sale of shares under the DRIP. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly redemptions to approximately one-fourth of 5% (1.25%) of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP.

        Until such time as the Company's shares are listed on a national securities exchange or, if the shares are not listed, until such time as the board of directors determines a reasonable estimate of the value of the Company's shares, the redemption price per share (other than for shares purchased pursuant to the DRIP) will depend on the price paid for the shares and the length of time the stockholder has held such shares as follows: after one year from the purchase date, 95% of the amount paid for each share; after two years from the purchase date, 97.5% of the amount paid for each share; and after three years from the purchase date, 100% of the amount paid for each share. During this time period, the redemption price for shares purchased pursuant to the DRIP will be the amount paid for such shares. (In each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock). Accordingly, the redemption price will reflect a stockholder's reduced purchase price if such stockholder received discounted or waived selling commissions and/or a waived dealer manager fee. At any time the Company is engaged in an offering of shares, the per share price for shares purchased under the redemption program will always be equal to or lower than the applicable per share offering price.

        Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders' shares. The Company next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

        The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Company's board of directors may amend, suspend or terminate the share redemption program at any time upon 30 days' notice to the stockholders. During the years ended December 31, 2013 and 2012 the Company redeemed approximately 136,000 and 750 shares, respectively, under the share redemption

Appendix I-26

program for $1.3 million and $7,500, respectively. No shares were redeemed during the year ended December 31, 2011.

NOTE 13 — INCOME TAXES

        For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders' basis (but not below zero) in their shares. The following table shows the character of the distributions paid on a percentage basis for the years ended December 31, 2013, 2012, and 2011:

	Year Ended December 31,
	2013	2012	2011
Character of Distributions (Unaudited):
Ordinary dividends	43%	44%	4%

Nontaxable distributions	57%	56%	96%

Total	100%	100%	100%

        As of December 31, 2013, the tax basis carrying value of the Company's land and depreciable real estate assets was $2.3 billion. During the years ended December 31, 2013, 2012 and 2011, the Company distributed as dividends to its shareholders 100% of its taxable income for federal income tax purposes. Accordingly, no provision for federal income taxes related to such taxable income was recorded on the Company's financial statements. During the years ended December 31, 2013, 2012 and 2011, the Company incurred state and local income and franchise taxes of $577,000, $103,000 and $13,000, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

        The Company had no unrecognized tax benefits as of or during the years ended December 31, 2013 and 2012. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE 14 — OPERATING LEASES

        The Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2013, the leases had a weighted-average remaining term of 12.2 years. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The future minimum rental income from the Company's investment in real estate assets under non-cancelable operating leases, assuming no exercise of renewal options, as of December 31, 2013 is as follows (in thousands):

Year ended December 31,	Future Minimum Rental Income
2014	$173,897
2015	173,933
2016	173,688
2017	173,290
2018	172,625
Thereafter	1,246,021

Total	$2,113,454

Appendix I-27

NOTE 15 — QUARTERLY RESULTS (UNAUDITED)

        Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013 and 2012 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$7,472	$14,880	$25,589	$39,118
Operating loss	$(1,560)	$(9,935)	$(4,618)	$(12,303)
Net loss	$(3,304)	$(12,984)	$(7,710)	$(16,906)
Basic and diluted net loss per share (1)	$(0.04)	$(0.14)	$(0.08)	$(0.19)
Distributions declared per common share	$0.16	$0.16	$0.16	$0.16

(1)
Based on the weighted average number of shares outstanding as of December 31, 2013.

	December 31, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$925	$1,118	$1,714	$3,715
Operating loss	$254	$(22)	$(887)	$(3,303)
Net income (loss)	$1	$(252)	$(1,143)	$(3,907)
Basic and diluted net loss per share (1)	$—	$(0.03)	$(0.16)	$(0.54)
Distributions declared per common share	$0.16	$0.16	$0.16	$0.16

(1)
Based on the weighted average number of shares outstanding as of December 31, 2012.

NOTE 16 — SUBSEQUENT EVENTS

Issuance of Shares of Common Stock in the DRIP Offering

        The Company continues to issue shares of common stock under the DRIP Offering. As of March 25, 2014, the Company had received approximately $49.6 million in gross offering proceeds through the issuance of approximately 5.2 million shares of its common stock in the DRIP Offering.

Redemption of Shares of Common Stock

        Subsequent to December 31, 2013, the Company redeemed approximately 96,000 shares for $948,000 at an average price per share of $9.88.

Investment in Real Estate and Related Assets

        Subsequent to December 31, 2013, the Company acquired four properties for an aggregate purchase price of $89.1 million. The acquisitions were funded with net proceeds of the Offering. Acquisition related expenses totaling $1.8 million were expensed as incurred.

Cole/ARCP Merger Agreement

        On February 7, 2014, ARCP acquired Cole pursuant to a transaction whereby Cole merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ARCP. ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants.

        As a result of the ARCP Merger, ARCP indirectly owns and/or controls the Company's external advisor, CCI Advisors, the Company's dealer manager, CCC, the Company's property manager, CREI

Appendix I-28

Advisors, and the Company's sponsor, Cole Capital. Despite the indirect change of control that occurred for the Company's advisor, dealer manager, property manager and sponsor as a result of the consummation of the ARCP Merger, such entities are expected to continue to serve in their respective capacities to the Company.

        In connection with the ARCP Merger, Christopher H. Cole voluntarily resigned as a member of the board of directors and stepped down from his roles as the chairman, president and chief executive officer of the Company, effective as of February 7, 2014. This resignation was not a result of any disagreements with the Company on any matter relating to the Company's operations, policies or practices. In connection with such resignation, the board of directors appointed Nicholas S. Schorsch as a director, chairman, president and chief executive officer of the Company effective as of February 7, 2014.

Appendix I-29

COLE CORPORATE INCOME TRUST, INC.
SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
(in thousands)

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
Real Estate Held for Investment the Company Has Invested in Under Operating Leases
Acxiom
Redwood City, CA	(f)	$7,148	$24,176	$—	$31,324	$208	9/10/2013	2008
Allstate Insurance
Irving, TX	(f)	5,943	75,175	—	81,118	1,220	6/27/2013	1990
Amazon
Chesterfield, VA	$48,750	3,940	66,219	—	70,159	807	7/31/2013	2012
Murfreesboro, TN	(f)	5,097	54,861	—	59,958	673	7/31/2013	2012
Spartanburg, SC	(f)	5,216	48,036	—	53,252	1,340	12/17/2012	2012
American Tire Distributors
Albany, NY	(f)	1,397	7,149	—	8,546	78	9/6/2013	2013
Lincoln, NE	(f)	806	7,635	—	8,441	10	12/12/2013	2006
Lewis Center, OH	(f)	789	6,630	—	7,419	7	12/20/2013	2013
Colorado Springs, CO	(f)	1,070	6,348	—	7,418	220	9/28/2012	2012
Aon
Lincolnshire, IL	(f)	4,957	15,536	—	20,493	503	12/21/2012	2000
AT&T
Plano, TX	(f)	3,088	20,534	—	23,622	278	8/8/2013	1998
Beltone
Glenview, IL	(f)	1,820	9,977	—	11,797	37	11/12/2013	2005
Bestronics
San Jose, CA	(f)	5,018	2,136	—	7,154	45	9/10/2013	1996
BJ's Wholesale Club
Burlington, NJ	(f)	7,531	37,207	—	44,738	433	7/30/2013	2001
Boise Paper Holdings
Denver, CO	(f)	1,988	13,388	—	15,376	110	9/10/2013	1996
Church & Dwight Co.
Ewing Township, NJ	(f)	7,411	71,519	—	78,930	85	12/23/2013	2012
Compass Group
Charlotte, NC	(f)	3,543	36,941	—	40,484	1,249	12/19/2012	1995
C.R. Bard
Tempe, AZ	(f)	1,812	10,154	—	11,966	94	9/10/2013	1981
Caremark
Phoenix, AZ	(f)	2,947	13,168	—	16,115	146	9/10/2013	2000
CSG Systems
Omaha, NE	(f)	4,163	35,064	—	39,227	297	9/30/2013	2012
DaVita Dialysis
Victoria, TX	(f)	137	1,728	—	1,865	13	9/30/2013	2011
Devry University
Phoenix, AZ	(f)	4,041	16,011	—	20,052	141	9/10/2013	1991
Dr. Pepper/Snapple
Harvey, IL	2,000	985	2,405	—	3,390	112	4/5/2012	2004
Duke University Health System Durham, NC	(f)	2,451	25,542	—	27,993	282	8/5/2013	2010
Dupont Pioneer
Johnston, IA	(f)	1,845	37,421	—	39,266	44	12/19/2013	2011
Elizabeth Arden
Roanoke, VA	(f)	2,122	18,440	448	21,010	567	11/9/2012	2003
Evonik
Parsippany, NJ	(f)	3,049	23,325	—	26,374	544	4/23/2013	1985
F5 Networks
Seattle, WA	71,000	30,801	101,774	—	132,575	2,414	4/8/2013	2000

Appendix I-30

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
Fedex
Asheville, NC	(f)	$566	$1,254	$139	$1,959	$30	3/12/2013	1987
Bemidji, MN	(f)	179	1,697	—	1,876	13	9/16/2013	2013
Brookfield, MO	(f)	155	1,954	—	2,109	25	7/2/2013	2012
Colorado Springs, CO	(f)	2,113	25,134	—	27,247	102	11/1/2013	2001
Chillicothe, OH	(f)	451	4,163	—	4,614	68	5/20/2013	2006
Fort Smith, AR	(f)	599	4,537	—	5,136	15	11/27/2013	2013
Lafayette, LA	(f)	1,105	5,182	—	6,287	6	12/20/2013	2010
McAlester, OK	(f)	197	2,345	—	2,542	43	4/5/2013	2012
Minot, ND	(f)	933	3,036	—	3,969	29	8/27/2013	2013
Pocatello, ID	(f)	462	3,798	—	4,260	63	5/20/2013	2006
Pueblo, CO	(f)	329	4,610	—	4,939	61	7/30/2013	2013
Rockford, IL	(f)	320	1,648	—	1,968	24	6/10/2013	1996
Salt Lake City, UT	—	1,531	10,015	—	11,546	283	12/27/2012	2012
South Point, OH	(f)	479	5,276	—	5,755	63	7/3/2013	2013
Fresenius Medical Care
Baton Rouge, LA (Realtors Ave)	(f)	260	914	—	1,174	32	1/18/2013	2005
Baton Rouge, LA (North Blvd)	(f)	180	1,227	—	1,407	41	1/18/2013	2000
Denham Springs, LA	(f)	737	1,382	—	2,119	40	1/18/2013	2007
Jackson, LA	(f)	131	799	—	930	27	1/18/2013	2002
Plaquemine, LA	(f)	136	1,251	—	1,387	37	1/18/2013	2000
Prairieville, LA	(f)	140	878	—	1,018	29	1/18/2013	2001
Harvard Vanguard
Concord, MA	(f)	7,736	14,894	—	22,630	227	6/12/2013	2013
HCA Patient Account Services
Irving, TX	(f)	1,275	12,019	37	13,331	532	9/27/2012	1999
HD Supply
New Braunfels, TX	(f)	1,735	8,526	—	10,261	146	5/21/2013	2005
Hillshire Brands
Chicago, IL	$50,000	19,613	71,401	—	91,014	1,695	5/17/2013	2012
Holy Spirit Hospital
Susquehanna Township, PA	(f)	480	10,109	—	10,589	12	12/19/2013	2013
Honeywell
Fort Mill, SC	(f)	1,307	7,311	—	8,618	308	11/30/2012	2007
L-3 Communications
Arlington, TX	(f)	1,184	10,390	—	11,574	44	11/25/2013	1988
Lattice Semiconductor
San Jose, CA	(f)	7,720	22,534	253	30,507	82	11/8/2013	2013
Magellan Health Services
Maryland Heights, MO	(f)	2,058	34,230	—	36,288	138	11/13/2013	2003
McKesson Corp.
Clear Brook, VA	(f)	4,039	19,724	—	23,763	24	12/18/2013	2013
Medtronic
San Antonio, TX	18,000	3,956	27,090	32	31,078	2,083	6/30/2011	2008
Men's Wearhouse Headquarters
Houston, TX	(f)	8,889	38,790	—	47,679	594	6/24/2013	2006
Noble Energy
Houston, TX	(f)	2,285	102,744	—	105,029	656	10/11/2013	1998
Orchard Supply
San Jose, CA	(f)	6,198	11,097	—	17,295	100	9/20/2013	1984

Appendix I-31

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
PNC Bank
Philadelphia, PA	$41,000	$1,650	$65,807	$375	$67,832	$1,713	3/13/2013	2000
Primerica
Duluth, GA	40,233	5,768	55,300	—	61,068	72	12/19/2013	2013
Red Hat
Westford, MA	(f)	4,399	39,192	—	43,591	51	12/26/2013	2008
Restoration Hardware
North East, MD	(f)	10,934	58,148	—	69,082	67	12/18/2013	2012
Safelite
Columbus, OH	2,400	567	3,596	—	4,163	197	4/30/2012	1999
Sanofi-Aventis
Bridgewater, NJ	(f)	5,082	59,195	—	64,277	1,233	4/26/2013	2011
ServiceNow
Santa Clara, CA	(f)	17,302	41,745	—	59,047	154	11/15/2013	2013
SkinMedica
Carlsbad, CA	12,000	3,420	17,735	—	21,156	19	12/17/2013	1998
Stantec
Rocklin, CA	(f)	277	2,328	—	2,605	52	4/30/2013	1991
Tesoro
San Antonio, TX	(f)	3,408	153,795	—	157,203	175	12/9/2013	2008
Texas Health Presbyterian
Rockwall, TX	(f)	509	4,611	—	5,120	76	6/27/2013	2013
TGS-NOPEC Geophysical
Houston, TX	(f)	3,431	23,716	—	27,147	85	11/1/2013	2013
Toro
Ankeny, IA	12,360	1,918	18,460	—	20,378	483	12/17/2012	2012
Trex
Fernley, NV	(f)	872	13,560	—	14,432	129	8/16/2013	2007
United Launch Alliance
Centennial, CO	(f)	5,958	22,010	—	27,968	1,155	7/31/2012	2000

TOTAL:	$297,743	$266,088	$1,839,656	$1,284	$2,107,029	$25,290

(a)
As of December 31, 2013, we owned 77 single-tenant, freestanding commercial properties, including two multi-tenant commercial properties.

(b)
The aggregate cost for federal income tax purposes was approximately $2.3 billion.

(c)
The following is a reconciliation of total real estate carrying value for the years ended December 31, 2013 and December 31, 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Balance, beginning of period	$262,644	$31,046
Additions
Acquisitions	1,843,133	231,565
Improvements	1,252	33

Total additions	1,844,385	262,644

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$2,107,029	$262,644

Appendix I-32

(d)
The following is a reconciliation of accumulated depreciation for the years ended December 31, 2013 and December 31, 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Balance, beginning of period	$2,173	$443
Additions
Acquisitions — Depreciation Expense for Building & Tenant Improvements Acquired	23,098	1,274
Improvements — Depreciation Expense for Tenant Improvements & Building Equipment	19	456

Total additions	23,117	2,173

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$25,290	$2,173

(e)
The Company's assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements are amortized over the respective lease term and buildings are depreciated over 40 years.

(f)
Part of the Credit Facility's unencumbered borrowing base. As of December 31, 2013, the Company had $455.0 million outstanding under the Credit Facility.

Appendix I-33

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Investment in real estate assets:
Land	$305,996	$266,088
Buildings and improvements, less accumulated depreciation of $69,201 and $25,289, respectively	2,026,451	1,815,652
Intangible lease assets, less accumulated amortization of $29,436 and $10,935, respectively	281,621	264,485

Total investment in real estate assets, net	2,614,068	2,346,225
Cash and cash equivalents	29,057	64,073
Restricted cash	6,257	4,853
Rents and tenant receivables	33,004	14,388
Derivative asset, prepaid expenses, and other assets	4,242	4,654
Deferred financing costs, less accumulated amortization of $3,978 and $1,841, respectively	10,102	11,484

Total assets	$2,696,730	$2,445,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Credit facility and notes payable	$1,012,616	$752,616
Accounts payable and accrued expenses	17,013	12,921
Due to affiliates	532	2,321
Acquired below market lease intangibles, less accumulated amortization of $4,580 and $1,943, respectively	44,397	34,435
Distributions payable	10,568	10,650
Deferred rental income and other liabilities	12,233	10,877

Total liabilities	1,097,359	823,820

Commitments and contingencies
Redeemable common stock and noncontrolling interest	79,636	33,272

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 197,817,978 and 192,919,054 shares issued and outstanding, respectively	1,978	1,929
Capital in excess of par value	1,696,276	1,696,395
Accumulated distributions in excess of earnings	(180,512)	(111,977)
Accumulated other comprehensive income	1,993	2,238

Total stockholders' equity	1,519,735	1,588,585

Total liabilities and stockholders' equity	$2,696,730	$2,445,677

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Appendix I-34

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental and other property income	$49,883	$21,195	$143,833	$40,016
Tenant reimbursement income	8,888	4,394	25,013	7,925

Total revenue	58,771	25,589	168,846	47,941

Expenses:
General and administrative expenses	1,794	1,746	5,198	3,411
Property operating expenses	9,961	4,438	27,719	8,000
Advisory fees and expenses	5,131	2,387	14,760	4,445
Acquisition and merger-related expenses	4,401	11,754	11,455	29,691
Depreciation	15,269	7,028	43,912	13,068
Amortization	6,347	2,854	18,175	5,439

Total operating expenses	42,903	30,207	121,219	64,054

Operating income (loss)	15,868	(4,618)	47,627	(16,113)

Other income (expense):
Interest and other income	21	21	81	34
Interest expense	(7,442)	(3,113)	(20,810)	(7,919)

Total other expense	(7,421)	(3,092)	(20,729)	(7,885)

Net income (loss)	8,447	(7,710)	26,898	(23,998)

Net income allocated to noncontrolling interest	54	—	157	—

Net income (loss) attributable to the Company	$8,393	$(7,710)	$26,741	$(23,998)

Weighted average number of common shares outstanding:
Basic and diluted	197,657,793	107,828,254	195,975,569	58,430,293

Net income (loss) per common share:
Basic and diluted	$0.04	$(0.07)	$0.14	$(0.41)

Distributions declared per common share	$0.16	$0.16	$0.49	$0.49

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Appendix I-35

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$8,447	$(7,710)	$26,898	$(23,998)
Net income allocated to noncontrolling interest	54	—	157	—

Net income (loss) attributable to the Company	8,393	(7,710)	26,741	(23,998)
Other comprehensive loss:
Unrealized gain (loss) on interest rate swaps	2,744	(559)	(245)	(559)

Total comprehensive income (loss) attributable to the Company	$11,137	$(8,269)	$26,496	$(24,557)

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Appendix I-36

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands, except share amounts)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Accumulated Distributions in Excess of Earnings
	Number of Shares	Par Value	Capital in Excess of Par Value			Total Stockholders' Equity
Balance, January 1, 2014	192,919,054	$1,929	$1,696,395	$(111,977)	$2,238	$1,588,585
Issuance of common stock	5,363,314	54	50,891	—	—	50,945
Distributions to investors	—	—	—	(95,276)	—	(95,276)
Redemptions and cancellations of common stock	(464,390)	(5)	(4,525)	—	—	(4,530)
Changes in redeemable common stock	—	—	(46,485)	—	—	(46,485)
Comprehensive income (loss)	—	—	—	26,741	(245)	26,496

Balance, September 30, 2014	197,817,978	$1,978	$1,696,276	$(180,512)	$1,993	$1,519,735

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Appendix I-37

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$26,898	$(23,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	43,912	13,068
Amortization of intangible lease assets and below market lease intangibles, net	15,864	4,741
Amortization of deferred financing costs	2,137	1,021
Changes in assets and liabilities:
Rents and tenant receivables	(18,616)	(7,383)
Derivative asset, prepaid expenses, and other assets	612	(887)
Accounts payable and accrued expenses	4,291	6,329
Deferred rental income and other liabilities	787	3,997
Due to affiliates	(1,789)	6,383

Net cash provided by operating activities	74,096	3,271

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(317,855)	(1,104,819)
Payment of property escrow deposits	(5,750)	(18,314)
Refund of property escrow deposits	5,875	17,139
Change in restricted cash	(1,404)	(17,658)

Net cash used in investing activities	(319,134)	(1,123,652)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,483,225
Offering costs on issuance of common stock	—	(152,333)
Redemptions of common stock	(4,530)	(514)
Proceeds from credit facility and notes payable	304,000	670,360
Repayment of credit facility and notes payable	(44,000)	(636,053)
Distributions to investors	(44,413)	(9,482)
Escrowed investor proceeds	—	15,657
Deferred financing costs paid	(755)	(4,216)
Payment of loan deposit	—	(1,200)
Refund of loan deposit	—	1,150
Distributions to noncontrolling interest	(280)	—

Net cash provided by financing activities	210,022	1,366,594

Net (decrease) increase in cash and cash equivalents	(35,016)	246,213
Cash and cash equivalents, beginning of period	64,073	12,188

Cash and cash equivalents, end of period	$29,057	$258,401

Supplemental disclosures of non-cash investing and financing activities:
Distributions declared and unpaid	$10,568	$7,654
Accrued capital expenditures	$54	$75
Common stock issued through distribution reinvestment plan	$50,945	$12,247
Net unrealized loss on interest rate swaps	$(245)	$(559)
Supplemental cash flow disclosures:
Interest paid	$18,598	$6,634

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Appendix I-38

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

September 30, 2014

NOTE 1 — ORGANIZATION AND BUSINESS

        Cole Corporate Income Trust, Inc. (the "Company") is a Maryland corporation that was formed on April 6, 2010, which has elected to be taxed, and currently qualifies, as a real estate investment trust ("REIT") for federal income tax purposes. The Company is the sole general partner of and owns, directly or indirectly, 100% of the partnership interests in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership. The Company is externally managed by Cole Corporate Income Advisors, LLC, a Delaware limited liability company ("CCI Advisors"), an affiliate of the Company's sponsor, Cole Capital®, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by American Realty Capital Properties, Inc. ("ARCP"), a self-managed publicly traded REIT, organized as a Maryland corporation and listed on The NASDAQ Global Select Market. On February 7, 2014, ARCP acquired Cole Real Estate Investments, Inc. ("Cole"), which, prior to its acquisition, indirectly owned and/or controlled the Company's external advisor, CCI Advisors, the Company's dealer manager, Cole Capital Corporation ("CCC"), the Company's property manager, CREI Advisors, LLC ("CREI Advisors"), and the Company's sponsor, Cole Capital. As a result of ARCP's acquisition of Cole, ARCP indirectly owns and/or controls CCI Advisors, CCC, CREI Advisors and Cole Capital.

        As of September 30, 2014, the Company owned 87 properties, including a property owned through a consolidated joint venture arrangement, comprising 18.3 million rentable square feet of income-producing necessity corporate office and industrial properties located in 30 states. As of September 30, 2014, the rentable space at these properties was 100% leased.

        The Company ceased offering shares of common stock in its $2.975 billion initial public offering (the "Offering") on November 21, 2013. At the completion of the Offering, a total of approximately 192.4 million shares of common stock had been issued, including approximately 189.8 million shares issued in the primary portion of the Offering and approximately 2.6 million shares issued pursuant to a distribution reinvestment plan (the "DRIP").

        In addition, the Company registered 10.0 million shares of common stock under the DRIP pursuant to a registration statement filed on Form S-3 (Registration No. 333-191400) (the "DRIP Offering" and collectively with the Offering, the "Offerings"), which was filed with the U.S. Securities and Exchange Commission (the "SEC") on September 26, 2013 and automatically became effective with the SEC upon filing.

        On August 20, 2014, the Board of Directors of the Company (the "Board"), including all of the Company's independent directors, resolved to suspend the Company's DRIP and the Company's share redemption program (the "SRP"). Beginning with the distributions previously authorized by the Board for the month of July 2014, which were paid in August 2014, and continuing until such time as the Board may approve the resumption of the DRIP, if ever, all distributions authorized by the Board will be paid to the Company's stockholders in cash. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the second quarter of 2014 and determined by the Company to be in good order on or before September 30, 2014 were honored in accordance with the terms, conditions and limitations of the share redemption program. The Company did not process or accept any requests for redemption that were not in good order on or before that date.

Appendix I-39

        On August 30, 2014, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Select Income REIT, a Maryland real estate investment trust ("SIR") and SC Merger Sub LLC, a Maryland limited liability company and wholly-owned subsidiary of SIR ("Merger Sub"). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly-owned subsidiary of SIR and the separate corporate existence of the Company will cease. Refer to Note 2 to these condensed consolidated unaudited financial statements for further discussion regarding the Merger.

        Effective September 5, 2014, Brian S. Block was appointed executive vice president, chief financial officer and treasurer of the Company by the Company's board of directors. Mr. Block replaced D. Kirk McAllaster, Jr., who gave notice of his retirement from Cole Capital on August 29, 2014, including from his positions with the Company. Subsequent to September 30, 2014, Mr. Block resigned as the Company's executive vice president, chief financial officer and treasurer. Refer to Note 11 to these condensed consolidated unaudited financial statements for further discussion regarding executive appointments and resignations.

        As of September 30, 2014, the Company had issued approximately 198.4 million shares of its common stock in the Offerings for gross offering proceeds of $2.0 billion, before share redemptions of $5.8 million and offering costs, selling commissions and dealer manager fees of $194.4 million.

NOTE 2 — MERGER AGREEMENT

        Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $0.01, of the Company ("Company Common Stock") will be converted into the right to receive either: (i) $10.50 per share in cash (the "Cash Consideration"); or (ii) 0.360 of a common share of beneficial interest, par value $0.01, of SIR ("SIR Common Shares") (the "Share Consideration" and together with the Cash Consideration, the "Merger Consideration"). Each holder of Company Common Stock may elect to receive Cash Consideration or Share Consideration. Each share of Company Common Stock without an election for Cash Consideration or Share Consideration shall receive Share Consideration. The maximum aggregate number of shares of Company Common Stock that may be converted into the right to receive Cash Consideration is 60% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The minimum aggregate number of the shares of Company Common Stock that may be converted into the right to receive Cash Consideration is 40% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number"). If Cash Consideration exceeds the Maximum Cash Consideration Number or falls below the Minimum Cash Consideration Number, the Cash Consideration and Share Consideration shall be allocated in accordance with certain proration and allocation procedures set forth in the Merger Agreement such that the final allocation of the Merger Consideration does not respectively cause the Cash Consideration allocation to exceed the Maximum Cash Consideration Number or fall below the Minimum Cash Consideration Number.

        The Company and SIR agreed to certain customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by each party to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Merger.

        The consummation of the Merger is subject to certain customary conditions, including, among others, the approval of the Merger by a majority of the outstanding shares of Company Common Stock and the approval of the issuance of SIR Common Shares in connection with the Merger by a majority

Appendix I-40

of the SIR Common Shares cast on such proposal, the absence of certain legal impediments to the consummation of the Merger, the effectiveness of a Registration Statement on Form S-4 (the "Registration Statement") filed by SIR in connection with the Merger, the receipt of certain third party consents, the absence of a material adverse effect on either the Company or SIR and compliance by the Company and SIR with their respective obligations under the Merger Agreement. The obligations of the parties to consummate the Merger are not subject to any financing condition or the receipt of any financing by SIR. The Merger currently is expected to close during the first quarter of 2015.

        The Merger Agreement may be terminated under certain circumstances by the Company, including prior to the approval of the Merger Agreement by the Company's stockholders, in the event that the Company receives a Competing Proposal that the Company concludes, after following certain procedures and adhering to certain restrictions set forth in the Merger Agreement, is a Superior Proposal (as defined in the Merger Agreement), so long as the Superior Proposal was not the result of a breach by the Company in any material respect of the non-solicitation provisions of the Merger Agreement (such circumstance would require the Company to make the Parent Termination Payment of $75 million (as defined in the Merger Agreement) in order to terminate the Merger Agreement). In addition, SIR may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Board has made a Company Adverse Recommendation Change (as defined in the Merger Agreement). In addition to a termination by the Company in the event of the receipt of a Superior Proposal, upon a termination of the Merger Agreement in the event of certain other breaches or the consummation of a transaction resulting from a Competing Proposal within 12 months of a permissible termination of the Merger Agreement, the Company will be required to pay the Parent Termination Payment to SIR. If the Merger Agreement is terminated by the Company for SIR's failure to obtain the approval of SIR's shareholders, SIR will be required to pay the expenses of the Company in an aggregate amount not to exceed $20 million. If the Merger Agreement is terminated by SIR for the Company's failure to obtain the approval of the Company's stockholders, the Company will be required to pay the expenses of SIR in an aggregate amount not to exceed $20 million. In no event shall the Company be required to pay SIR the sum of the Parent Termination Payment and the $20 million expense reimbursement, and any payment of the expense reimbursement shall be credited against any subsequent payment of the Parent Termination Payment.

        As of September 30, 2014, the Company had incurred $4.0 million for legal, consulting and other expenses related to the Merger, which were included in acquisition and merger-related expenses in the condensed consolidated unaudited statements of operations.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

        The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this joint proxy statement/prospectus should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2013, and related notes thereto set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The condensed consolidated unaudited financial statements should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this joint proxy statement/prospectus.

Appendix I-41

        The condensed consolidated unaudited financial statements include the accounts of the Company, its wholly-owned subsidiaries and a consolidated joint venture arrangement in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in such consolidation.

        The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity's expected losses or receive portions of the entity's expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity ("VIE"). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE's operations.

        A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company's ability to direct the activities that most significantly impact the entity's economic performance, its form of ownership interest, its representation on the entity's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity. As of September 30, 2014 and December 31, 2013, the Company did not have any interests in a VIE.

        The Company continually evaluates the need to consolidate its joint venture arrangement based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture arrangement and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company may be the primary beneficiary. The Company determined it had a controlling interest in its joint venture arrangement (the "Consolidated Joint Venture") and therefore met the GAAP requirements for consolidation as of September 30, 2014 and December 31, 2013. As of September 30, 2014 and December 31, 2013, the Consolidated Joint Venture held real estate assets with an aggregate book value of $71.1 million and $73.2 million, respectively.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate Assets

        Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition-related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance are expensed as incurred.

        The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the

Appendix I-42

appropriate useful life of the assets. Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company's real estate assets by class are generally as follows:

Buildings	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

        The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property's major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property's revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the nine months ended September 30, 2014 or 2013.

        When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property's expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate assets.

        When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management's opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of September 30, 2014 or December 31, 2013.

Allocation of Purchase Price of Real Estate Assets

        Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition-related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company's management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company's management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management's allocation decisions other than providing this market information.

Appendix I-43

        The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company's relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management's consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

        The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying condensed consolidated unaudited statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management.

        The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note's outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

        The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates

Appendix I-44

may result in a different allocation of the Company's purchase price, which could impact the Company's results of operations.

Restricted Cash

        Restricted cash included $6.3 million and $4.9 million held in lender cash management accounts as September 30, 2014 and December 31, 2013, respectively. As part of certain debt agreements, rent from certain of the Company's tenants is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company.

Concentration of Credit Risk

        As of September 30, 2014, the Company had cash on deposit, including restricted cash, at seven financial institutions, in all of which the Company had deposits in excess of federally insured levels, totaling $33.6 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

        As of September 30, 2014, no single tenant accounted for greater than 10% of the Company's 2014 gross annualized rental revenues. The Company had certain geographic concentrations in its property holdings. As of September 30, 2014, the Company had properties located in two states with respective gross annualized rental revenues greater than 10% of the Company's 2014 total gross annualized rental revenues: Texas (22%) and California (11%). In addition, the Company had tenants in three industries with respective gross annualized rental revenues greater than 10% of the Company's 2014 total gross annualized rental revenues: manufacturing (16%), healthcare (15%), and mining and natural resources (12%).

Derivative Instruments and Hedging Activities

        The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss). The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Redeemable Common Stock

        Under the Company's share redemption program, the Company's requirement to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its condensed consolidated unaudited balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Reportable Segment

        The Company's operating segment consists of commercial properties, which include activities related to investing in real estate such as corporate office and industrial and other real estate-related assets. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company evaluates operating performance on an overall portfolio level; therefore, the Company's properties are one reportable segment.

Appendix I-45

Recent Accounting Pronouncements

        In April 2014, the U.S. Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"), which amends the reporting requirements for discontinued operations by updating the definition of a discontinued operation to be a component of an entity that represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results, resulting in fewer disposals that qualify for discontinued operations reporting; yet, the pronouncement also requires expanded disclosures for discontinued operations. The adoption of ASU 2014-08 did not have a material impact on the Company's condensed consolidated unaudited financial statements because the Company did not have any discontinued operations.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers, including real estate sales, in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. The Company does not believe ASU 2014-09, when effective, will have a material impact on the Company's condensed consolidated unaudited financial statements because the Company currently accounts for real estate sales in a manner that is consistent with ASU 2014-09.

        In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which requires management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early application permitted. The Company does not believe ASU 2014-15, when effective, will have a material impact on the Company's condensed consolidated unaudited financial statements because the Company currently does not have any conditions that give rise to substantial doubt about its ability to continue as a going concern.

NOTE 4 — FAIR VALUE MEASUREMENTS

        GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

        Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

        Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest

Appendix I-46

rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

        Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

        The following describes the methods the Company uses to estimate the fair value of the Company's financial assets and liabilities:

        Cash and cash equivalents and restricted cash — The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization. These financial assets are considered Level 1.

        Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. These financial instruments are considered Level 2. The estimated fair value of the Company's debt was $962.1 million and $741.4 million as of September 30, 2014 and December 31, 2013, respectively, compared to the carrying value of $1.0 billion and $752.6 million as of September 30, 2014 and December 31, 2013, respectively.

        Derivative instruments — The Company's derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

        Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of September 30, 2014, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

        In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company's financial assets and liabilities that are required to be measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 (in thousands):

	Balance as of September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swap	$2,563	$—	$2,563	$—

Liabilities:
Interest rate swap	$(570)	$—	$(570)	$—

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swaps	$2,238	$—	$2,238	$—

Appendix I-47

NOTE 5 — REAL ESTATE ACQUISITIONS

2014 Property Acquisitions

        During the nine months ended September 30, 2014, the Company acquired ten commercial properties for an aggregate purchase price of $315.8 million (the "2014 Acquisitions"). The Company purchased the 2014 Acquisitions with net proceeds from the Offerings and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation for acquisitions purchased during the nine months ended September 30, 2014 (in thousands):

2014 Acquisitions
Land	$39,908
Building and improvements	252,857
Acquired in-place leases	33,472
Acquired above-market leases	2,165
Acquired below-market leases	(12,599)

Total purchase price	$315,803

        The Company recorded revenue for the three and nine months ended September 30, 2014 of $5.7 million and $10.6 million, respectively, and net income for the three months ended September 30, 2014 of $982,000 and net loss for the nine months ended September 30, 2014 of $2.9 million related to the 2014 Acquisitions. In addition, the Company recorded $1.4 million and $7.5 million of acquisition-related expenses for the three and nine months ended September 30, 2014, respectively.

        The following table summarizes selected financial information of the Company as if the 2014 Acquisitions were completed on January 1, 2013 for each period presented below. The table below presents the Company's estimated revenue and net income (loss), on a pro forma basis, for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Pro forma basis:
Revenue	$61,380	$33,929	$177,502	$67,233
Net income (loss)	$11,747	$(4,796)	$40,542	$(20,424)

        The pro forma information for the three and nine months ended September 30, 2014 was adjusted to exclude acquisition-related expenses recorded during such periods related to the 2014 Acquisitions. These expenses were recognized in the pro forma information for the nine months ended September 30, 2013. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2013, nor does it purport to represent the results of future operations.

Development Activities

        During the nine months ended September 30, 2014, the Company acquired one land parcel, upon which an industrial property was expected to be constructed. The 158,497 square foot building was completed during the three months ended September 30, 2014 and was acquired by the Company for $26.3 million. The purchase of the land and building in separate transactions is considered to be one property purchase and is included in the 2014 acquisitions.

Appendix I-48

2013 Property Acquisitions

        During the nine months ended September 30, 2013, the Company acquired 43 commercial properties for an aggregate purchase price of $1.1 billion (the "2013 Acquisitions"). The Company purchased the 2013 Acquisitions with net proceeds from the Offering and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

2013 Acquisitions
Land	$149,007
Building and improvements	850,670
Acquired in-place leases	122,827
Acquired above-market leases	5,970
Acquired below-market leases	(24,065)

Total purchase price	$1,104,409

        The Company recorded revenue for the three and nine months ended September 30, 2013 of $18.3 million and $26.5 million, respectively, and a net loss for the three and nine months ended September 30, 2013 of $6.8 million and $22.1 million, respectively, related to the 2013 Acquisitions. In addition, the Company recorded $11.8 million and $29.7 million of acquisition-related expenses for the three and nine months ended September 30, 2013, respectively.

        The following table summarizes selected financial information of the Company as if all of the 2013 Acquisitions were completed on January 1, 2012 for each period presented below. The table below presents the Company's estimated revenue and net income (loss), on a pro forma basis, for the three and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Pro forma basis:
Revenue	$30,190	$24,610	$90,142	$72,448
Net income (loss)	$7,347	$7,148	$23,018	$(5,539)

        The pro forma information for the three and nine months ended September 30, 2013 was adjusted to exclude acquisition-related expenses recorded during such periods relating to the 2013 Acquisitions. These expenses were recognized in the pro forma information for the nine months ended September 30, 2012. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

Appendix I-49

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company's executed swap agreements designated as hedging instruments as of September 30, 2014 (dollars in thousands). The Company did not have any executed swap agreements as of September 30, 2013.

						Fair Value of Assets and (Liability)
		Outstanding Notional Amount as of September 30, 2014
	Balance Sheet Location		Interest Rate (1)	Effective Date	Maturity Date	September 30, 2014	December 31, 2013
Interest Rate Swap	Derivative asset, prepaid expenses, and other assets	$300,000	3.03%	10/31/2013	10/25/2018	$2,563	$2,238
Interest Rate Swap	Deferred rental income and other liabilities	$41,000	4.16%	7/24/2013	8/3/2020	$(570)	$—

(1)
The interest rate consists of the underlying index swapped to a fixed rate and the applicable interest rate spread.

        Additional disclosures related to the fair value of the Company's derivative instruments are included in Note 4 to these condensed consolidated unaudited financial statements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company's involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

        Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the effective portion of the derivative instruments that are designated as hedges are recorded in other comprehensive income (loss). Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.

        The following table summarizes the unrealized income (loss) on the Company's derivative instruments and hedging activities for the nine months ended September 30, 2014 and 2013 (in thousands).

	Amount of Income (Loss) Recognized as Other Comprehensive Income (Loss)
	Three Months Ended		Nine Months Ended
Derivatives in Cash Flow Hedging Relationships	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest Rate Swaps (1)	$2,744	(559)	$(245)	(559)

(1)
There were no portions of the change in the fair value of the interest rate swap agreements that were considered ineffective during the three and nine months ended September 30, 2014 or 2013. No previously effective portions of the losses that were recorded in accumulated other comprehensive income (loss) during the term of the hedging relationship were reclassified into earnings during the three and nine months ended September 30, 2014 or 2013.

Appendix I-50

        The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $617,000 at September 30, 2014. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of September 30, 2014.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

        As of September 30, 2014, the Company and the Consolidated Joint Venture had $1.0 billion of debt outstanding with a weighted average interest rate of 2.23% and a weighted average remaining term of 4.3 years.

        The following table summarizes the debt activity for the nine months ended September 30, 2014 and the debt balances as of December 31, 2013 and September 30, 2014 (in thousands):

		During the nine months ended September 30, 2014
	Balance as of December 31, 2013	Debt Issuance	Repayments	Balance as of September 30, 2014
Fixed rate debt	$257,383	$—	$—	$257,383
Variable rate debt	40,233	—	—	40,233
Credit facility	455,000	304,000	(44,000)	715,000

Total	$752,616	$304,000	$(44,000)	$1,012,616

        As of September 30, 2014, the fixed rate debt included $41.0 million of variable rate debt subject to an interest rate swap agreement, which had the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. In addition, the fixed rate debt included a mortgage note assumed with a face amount of $12.0 million and a fair value of $11.9 million at the date of assumption. The fixed rate debt has interest rates ranging from 3.55% to 4.85% per annum. The variable rate debt has a variable interest rate of LIBOR plus 140 basis points per annum. The debt outstanding matures on various dates from July 2016 through June 2023. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $555.4 million as of September 30, 2014. Each of the mortgage notes payable, comprising the fixed rate debt, is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company's analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of September 30, 2014.

        As of September 30, 2014, the Company had $715.0 million of debt outstanding under its unsecured revolving credit facility, as amended (the "Credit Facility"), with Bank of America as administrative agent pursuant to a credit agreement (the "Credit Agreement"). On April 28, 2014, the Company entered into a modification agreement with Bank of America that increased the amount available for borrowing under the Credit Facility to $1.0 billion, including a $300.0 million term loan (the "Term Loan") and $700.0 million in revolving loans (the "Revolving Loans"). As of September 30, 2014, the Company had $285.0 million of available Revolving Loan borrowings under the Credit Facility. The maximum borrowing availability on the Revolving Loans is limited to 65% (or 60%

Appendix I-51

subsequent to October 25, 2014) of the unencumbered asset value of the underlying collateral pool. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $1.25 billion. The Term Loan matures on October 25, 2018 and the Revolving Loans mature on October 25, 2017. The maturity on the Revolving Loans may be extended to October 25, 2018 subject to satisfying certain conditions as outlined in the Credit Agreement. Depending upon the type of loan specified and overall leverage ratio, not to exceed 65% (or 60% subsequent to October 25, 2014), the Revolving Loans bear interest at one-month, two-month, three-month or six-month LIBOR (the "Eurodollar Rate") plus an interest rate spread ranging from 1.60% to 2.40% (the "Spread") or a base rate, ranging from 0.60% to 1.40%, plus the greater of: (a) Bank of America's Prime Rate; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or (c) one-month Eurodollar Rate plus 1.00%. The Credit Agreement also includes an interest rate pricing structure should the Company obtain an investment grade rating. As of September 30, 2014, the weighted average interest rate in effect for the Revolving Loans was 1.75%. In connection with the Credit Agreement, the Company executed an interest rate swap agreement that effectively fixed the variable interest rate of the Term Loan at 3.03% based on the applicable margin at the current leverage ratio.

        The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature and borrowing conditions. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth of at least $1.3 billion as of September 30, 2014, a leverage ratio less than or equal to 65%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio less than or equal to 65%, an unsecured debt service coverage ratio equal to or greater than 1.75, a secured debt ratio less than 50%, and a maximum real estate recourse debt ratio of 15%. The Company believes it was in compliance with the covenants under the Credit Agreement as of September 30, 2014.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation

        In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

        In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 9 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

        The Company has incurred, and may continue to incur, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the acquisition, management and disposition of its assets.

Offering

        In connection with the Offering, CCC received selling commissions of up to 7% of gross offering proceeds from the primary portion of the Offering before reallowance of commissions earned by participating broker-dealers. CCC reallowed 100% of selling commissions earned to participating

Appendix I-52

broker-dealers. In addition, CCC received up to 2% of gross offering proceeds before reallowance to participating broker-dealers as a dealer manager fee in connection with the primary portion of the Offering. CCC, in its sole discretion, reallowed a portion of its dealer manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other broker-dealers with respect to shares sold pursuant to the DRIP portion of the Offering or the DRIP Offering.

        All organization and offering expenses with respect to the Offering (excluding selling commissions and the dealer manager fees) were paid for by CCI Advisors or its affiliates and were reimbursed by the Company up to 1.5% of aggregate gross offering proceeds.

        The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided by CCI Advisors or its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Offering:
Selling commissions	$—	$71,379	$—	$100,190
Selling commissions reallowed by CCC	$—	$71,379	$—	$100,190
Dealer manager fee	$—	$21,244	$—	$29,702
Dealer manager fee reallowed by CCC	$—	$11,910	$—	$16,884
Other organization and offering expenses	$—	$16,009	$—	$22,440

        All amounts related to the three and six months ended September 30, 2013 have been paid to CCI Advisors and its affiliates.

Acquisitions and Operations

        CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6% of the contract purchase price.

        The Company pays CCI Advisors a monthly advisory fee based upon the Company's monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company's average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% paid on the Company's average invested assets that are between $2 billion to $4 billion; and (3) an annualized rate of 0.65% paid on the Company's average invested assets that are over $4 billion.

        The Company reimburses CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income, other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees. The Company recorded fees and expense reimbursements as shown

Appendix I-53

in the table below for services provided by CCI Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Acquisition and Operations:
Acquisition fees and expenses	$1,249	$9,794	$6,661	$22,634
Advisory fees and expenses	$5,129	$2,387	$14,759	$4,445
Operating expenses	$393	$737	$1,070	$1,399

        For the nine months ended September 30, 2014, $22.0 million of the amounts shown above had been paid to CCI Advisors and its affiliates, and as of September 30, 2014, $532,000 had been incurred, but not yet paid, for services provided by CCI Advisors or its affiliates in connection with acquisitions and operations and was a liability to the Company. All amounts related to the three and nine months ended September 30, 2013 have been paid to CCI Advisors and its affiliates.

Liquidation/Listing

        If CCI Advisors or its affiliates provide a substantial amount of services (as determined by a majority of the Company's independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of the property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

        If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company's shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company's outstanding stock plus all distributions paid by the Company prior to listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to the fee to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

        During the three and nine months ended September 30, 2014 and 2013, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates in connection with the liquidation/listing stage. Upon consummation of the Merger discussed in Note 2, we expect to pay a disposition fee and a performance fee not to exceed $14.35 million in the aggregate.

Due to Affiliates

        As of September 30, 2014 and December 31, 2013, $532,000 and $2.3 million, respectively, had been incurred primarily for advisory, operating and acquisition-related expenses by CCI Advisors and its affiliates, but had not yet been reimbursed by the Company and were included in due to affiliates in the condensed consolidated unaudited balance sheets.

Appendix I-54

NOTE 10 — ECONOMIC DEPENDENCY

        Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 11 — SUBSEQUENT EVENTS

Redemption of Shares of Common Stock

        Subsequent to September 30, 2014, the Company redeemed approximately 212,000 shares for $2.1 million at an average price per share of $9.68.

Credit Facility

        As of November 12, 2014, the Company had $715.0 million outstanding under the Credit Facility and available borrowings of $285.0 million.

ARCP/RCAP Agreement

        On September 30, 2014, an affiliate of ARCP entered into a definitive agreement (the "RCAP Agreement") with RCS Capital Corporation ("RCAP") pursuant to which RCAP would acquire Cole Capital. The acquisition would include CCI Advisors and CCC. Despite the indirect change of control that would occur for the Company's advisor, dealer manager and sponsor upon consummation of the transaction contemplated by the RCAP Agreement, such entities are expected to continue to serve in their respective capacities to the Company following the transaction.

        The RCAP Agreement contemplates a strategic arrangement by which an indirect wholly-owned subsidiary of ARCP would act as sub-advisor (the "Sub-advisor") to, and acquire and property manage real estate assets for, the non-traded real estate investment trusts sponsored by Cole Capital, including the Company, after completion of the transaction. As set forth in the RCAP Agreement, the Sub-advisor and RCAP (by way of its ownership of the Company's advisor) would equally share the acquisition and advisory fees and expenses currently provided pursuant to the Company's advisory agreement. In addition, the Sub-advisor would receive a portion of any disposition and incentive fees that may later become due to RCAP for advising the Company, except that the sub-advisor will be entitled to 100% of the disposition fees and performance fees with respect to the Merger. The Sub-advisor would also receive all acquisition fees and expenses for property acquisitions under any purchase and sale agreement or letter of intent executed on or prior to September 30, 2014. All fees and expenses payable to RCAP or the Sub-advisor under the sub-advisory arrangement would be limited to the total amounts payable to the Company's advisor under the advisory agreement, which would not change as a result of this arrangement. The completion of the transaction contemplated by the RCAP Agreement is subject to various closing conditions.

        On October 22, 2014, CCI Advisors entered into an interim sub-advisory agreement (the "Interim Agreement") with RCAP Cole Corporate Income Advisors, LLC, a subsidiary of RCAP (the "RCAP Sub-advisor"), in connection with the first closing under the RCAP Agreement. Pursuant to the Interim Agreement, the RCAP Sub-advisor will use commercially reasonable best efforts to manage and supervise the operations and administration of the Company, other than the acquisition, operation and disposition of the Company's assets, pending the final closing under the RCAP Agreement. The Interim

Appendix I-55

Agreement provides for substantially the same allocation of advisory services and compensation as contemplated under the RCAP agreement.

        On November 3, 2014, RCAP publicly announced that it had notified ARCP of its purported termination of the RCAP Agreement, and that the RCAP Sub-advisor would not act as sub-advisor with respect to the Company. Also on November 3, 2014, ARCP publicly announced that it had informed RCAP that RCAP's attempt to terminate the RCAP Agreement constituted a breach of the RCAP Agreement.

        On November 11, 2014, ARCP filed a complaint in the Court of Chancery of the State of Delaware against RCAP alleging that RCAP's attempt to terminate the RCAP Agreement constitutes a breach of the RCAP Agreement and seeking, among other things, specific performance of the RCAP Agreement or, in the alternative, money damages.

Chief Financial Officer Resignation and Appointment

        Subsequent to September 30, 2014, and subject to SIR's approval, Simon J. Misselbrook has been appointed chief financial officer and treasurer of the Company by the Company's board of directors. Also subsequent to September 30, 2014, Mr. Block resigned as the Company's executive vice president, chief financial officer and treasurer.

Appendix I-56

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated unaudited financial statements, the notes thereto and the other unaudited financial data included in this joint proxy statement/prospectus. The following discussion should also be read in conjunction with our audited consolidated financial statements and the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2013. The terms "we," "us," "our" and the "Company" refer to Cole Corporate Income Trust, Inc. and unless otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in our condensed consolidated unaudited financial statements and the notes thereto.

Forward-Looking Statements

        Except for historical information, this section contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, discussion and analysis of our financial condition and our subsidiaries, our anticipated capital expenditures, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as "may," "will," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should" or comparable words, variations and similar expressions are intended to identify forward-looking statements. All statements not based on historical fact are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

        Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of the Company's Quarterly Report on Form 10-Q filed on November 13, 2014. We make no representation or warranty (express or implied) about the accuracy of any such forward looking statements contained in this joint proxy statement/prospectus. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this joint proxy statement/prospectus include, among others, changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, rent relief, inability to obtain new tenants upon the expiration or termination of existing leases, inability to obtain financing or refinance existing debt and the potential need to fund tenant improvements or other capital expenditures out of operating cash flows. The forward-looking statements should be read in light of the risk factors identified under the "Item 1A — Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2013.

        Management's discussion and analysis of financial condition and results of operations are based upon our condensed consolidated unaudited financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and

Appendix I-57

expenses and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management's historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

        We were formed on April 6, 2010 to acquire and operate commercial real estate primarily consisting of single-tenant, income producing necessity corporate office and industrial properties net leased to investment grade and other creditworthy tenants located throughout the United States. We commenced our principal operations on June 28, 2011, when we issued the initial 370,727 shares of our common stock in the Offering. We have no paid employees and are externally advised and managed by CCI Advisors, our advisor. We elected to be taxed, and currently qualify, as a REIT for federal income tax purposes.

        We ceased offering shares of common stock in the Offering on November 21, 2013 and suspended the sale of shares of common stock under the DRIP Offering beginning with the distributions authorized by the Board for the month of August 2014, which were paid in September 2014. We expect that property acquisitions in 2014 and future periods, if any, will be funded by borrowings under the Credit Facility, proceeds from the DRIP Offering, proceeds from the strategic sale of properties and cash flows from operations.

        On February 7, 2014, ARCP acquired Cole, which, prior to its acquisition, indirectly owned and/or controlled our external advisor, CCI Advisors, our dealer manager, CCC, our property manager, CREI Advisors, and our sponsor, Cole Capital. As a result of ARCP's acquisition of Cole, ARCP indirectly owns and/or controls CCI Advisors, CCC, CREI Advisors and Cole Capital.

        On August 30, 2014, we entered into the Merger Agreement with SIR and Merger Sub. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, the Company will be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of SIR and the separate corporate existence of the Company will cease. See Note 2 to our condensed consolidated unaudited financial statements in this joint proxy statement/prospectus for further discussion regarding the Merger.

        Our operating results and cash flows are primarily influenced by rental income from our commercial properties, interest expense on our property indebtedness, and acquisition and operating expenses. Rental and other property income accounted for 85% of total revenue for both the three and nine months ended September 30, 2014, and accounted for 83% of total revenue for the three and nine months ended September 30, 2013, respectively. As 100% of our rentable square feet was under lease as of September 30, 2014 with a weighted average remaining lease term of 11.3 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our advisor regularly monitors the creditworthiness of our tenants by reviewing the tenants' financial results, credit rating agency reports, when available, on the tenant or guarantor, the operating history of the property with such tenant, the tenant's market share and track record within its industry segment, the general health and outlook of the tenant's industry segment and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant's financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

        As of September 30, 2014, the debt leverage ratio of our consolidated real estate assets, which is the ratio of debt to total gross real estate assets, net of gross intangible lease liabilities, was 38%. As we acquire additional commercial real estate, we will be subject to changes in real estate prices and

Appendix I-58

changes in interest rates on any new indebtedness used to acquire such properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumption, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

        As of September 30, 2014, 100% of the rentable square feet of our properties was under lease and we expect that occupancy will remain high as the real estate recovery continues. We may experience vacancies or be required to reduce rental rates on occupied space. If we do experience vacancies, our advisor will actively seek to lease our vacant space; nevertheless, such space may be leased at lower rental rates and for shorter lease terms than our current leases provide.

Real Property Investments

        As of September 30, 2014, we owned, through separate wholly owned limited liability companies and our operating partnership or a consolidated joint venture agreement, the following portfolio of 87 properties comprising approximately 18.3 million rentable square feet of commercial space located in 30 states.

Property Description	Date Acquired	Year Built	Purchase Price (1)
Medtronic — San Antonio, TX	6/30/2011	2008	$32,850,000
Dr. Pepper — Harvey, IL	4/5/2012	2004	3,896,081
Safelite Corporate Office — Columbus, OH	4/30/2012	1999	4,700,000
United Launch Alliance — Centennial, CO	7/31/2012	2000	32,550,000
HCA, Inc. — Irving, TX	9/27/2012	1999	15,483,000
American Tire — Colorado Springs, CO	9/28/2012	2012	8,311,000
Elizabeth Arden — Roanoke, VA	11/9/2012	2003	23,500,000
Honeywell International — Fort Mill, SC	11/30/2012	2007	10,400,000
Amazon — Spartanburg, SC	12/17/2012	2012	63,253,209
Toro — Ankeny, IA	12/17/2012	2012	22,470,243
Compass Group — Charlotte, NC	12/19/2012	1995	42,171,000
Aon — Lincolnshire, IL	12/21/2012	2000	22,572,000
FedEx — Salt Lake City, UT	12/27/2012	2012	12,750,000
Fresenius — Prairieville, LA	1/18/2013	2001	1,111,666
Fresenius — Jackson, LA	1/18/2013	2002	1,007,731
Fresenius — Baton Rouge (Realtors Ave), LA	1/18/2013	2005	1,217,626
Fresenius — Baton Rouge (North Blvd), LA	1/18/2013	2000	1,536,086
Fresenius — Plaquemine, LA	1/18/2013	2000	1,432,313
Fresenius — Denham Springs, LA	1/18/2013	2007	2,166,828
FedEx — Asheville, NC	3/12/2013	1987	2,150,000
PNC — Philadelphia, PA	3/13/2013	2000	74,650,000
FedEx — McAlester, OK	4/5/2013	2012	2,800,000
F5 Networks — Seattle, WA	4/8/2013	2000	142,500,000
Evonik — Parsippany, NJ	4/23/2013	1985	32,351,838
Sanofi-Aventis — Bridgewater, NJ	4/26/2013	2011	72,314,528
Stantec — Rocklin, CA	4/30/2013	1991	3,500,000
Hillshire Brands — Chicago, IL	5/17/2013	2012	97,500,000
FedEx — Chillicothe, OH	5/20/2013	2006	5,061,862

Appendix I-59

Property Description	Date Acquired	Year Built	Purchase Price (1)
FedEx — Pocatello, ID	5/20/2013	2006	5,170,114
HD Supply — New Braunfels, TX	5/21/2013	2005	11,250,000
FedEx — Rockford, IL	6/10/2013	1996	2,300,000
Harvard Vanguard — Concord, MA	6/12/2013	2013	24,365,523
Men's Wearhouse — Houston, TX	6/24/2013	2006	51,250,000
Allstate Office Campus — Irving, TX	6/27/2013	1990	85,143,317
Texas Health — Rockwall, TX	6/27/2013	2013	5,500,000
FedEx — Brookfield, MO	7/2/2013	2012	2,359,480
FedEx — South Point, OH	7/3/2013	2013	6,423,333
FedEx — Pueblo, CO	7/30/2013	2013	$6,399,694
BJ's Wholesale Club — Burlington, NJ	7/30/2013	2001	48,673,215
Amazon — Chesterfield, VA	7/31/2013	2012	81,250,000
Amazon — Murfreesboro, TN	7/31/2013	2012	69,050,000
Duke University Health System — Durham, NC	8/5/2013	2010	32,700,000
AT&T — Plano, TX	8/8/2013	1998	19,500,000
Trex — Fernley, NV	8/16/2013	2007	16,100,000
FedEx — Minot, ND	8/27/2013	2013	4,308,000
American Tire Distributors — Albany, NY	9/6/2013	2013	9,638,770
C.R. Bard — Tempe, AZ	9/10/2013	1981	14,420,000
Caremark — Phoenix, AZ	9/10/2013	2000	18,880,000
Acxiom — Redwood City, CA	9/10/2013	2008	36,125,000
Boise Paper Holdings — Denver, CO	9/10/2013	1996	18,390,000
Bestronics — San Jose, CA	9/10/2013	1996	8,000,000
Devry University — Phoenix, AZ	9/10/2013	1991	23,030,000
FedEx — Bemidji, MN	9/16/2013	2013	2,508,333
Orchard Supply — San Jose, CA	9/20/2013	1984	18,700,000
CSG Systems — Omaha, NE	9/30/2013	2012	45,300,000
DaVita Dialysis — Victoria, TX	9/30/2013	2011	2,047,000
Noble Energy — Houston, TX	10/11/2013	1998	114,750,000
FedEx — Colorado Springs, CO	11/1/2013	2001	30,050,000
TGS-NOPEC — Houston, TX	11/1/2013	2013	29,936,616
Lattice Semiconductor — San Jose, CA	11/8/2013	2013	33,000,000
GN Store Nord (Beltone) — Glenview, IL	11/12/2013	2005	12,750,000
Magellan Health Services — Maryland Heights, MO	11/13/2013	2003	45,800,000
ServiceNow — Santa Clara, CA	11/15/2013	2013	63,277,642
L-3 Communications — Arlington, TX	11/25/2013	1988	14,050,000
FedEx — Fort Smith, AR	11/27/2013	2013	5,888,112
Tesoro — San Antonio, TX	12/9/2013	2008	194,317,500
American Tire Distributors — Lincoln, NE	12/12/2013	2006	11,000,000
SkinMedica — Carlsbad, CA	12/17/2013	1998	23,500,000
Restoration Hardware — North East, MD	12/18/2013	2012	74,100,000
McKesson Corporation — Clear Brook, VA	12/18/2013	2013	27,700,000
Primerica — Duluth, GA	12/19/2013	2013	73,150,000
Dupont Pioneer — Johnston, IA	12/19/2013	2011	44,685,000
Holy Spirit Hospital — Susquehanna Township, PA	12/19/2013	2013	11,650,000
American Tire Distributors — Lewis Center, OH	12/20/2013	2013	8,300,000
FedEx — Lafayette, LA	12/20/2013	2010	6,680,000
Church & Dwight Co. — Ewing Township, NJ	12/23/2013	2012	86,500,000
Red Hat — Westford, MA	12/26/2013	2008	44,700,000
United States Secret Service — Miami, FL	1/10/2014	2003	29,700,000
Advanced Bionics — Valencia, CA	1/15/2014	2008	44,000,000
Lonza — Alpharetta, GA	2/25/2014	2001	13,750,000
General Mills — Kalamazoo, MI	2/28/2014	2014	26,260,293
American Tire Distributors — Baton Rouge, LA	3/31/2014	2014	9,324,250
AT&T — Plano, TX	4/15/2014	1994	20,517,000
Arris — Santa Clara, CA	5/30/2014	1981	46,586,756
Energizer — RockHill, SC	6/26/2014	2014	43,250,000
Express Scripts — St. Louis, MO	6/30/2014	2014	51,266,761
Avnet — Obetz, OH	9/30/2014	2014	36,180,000

(1)
Purchase price does not include acquisition related expenses.

Appendix I-60

        The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above.

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Base Rent per Square Foot (3)	Lease Term (4)

Medtronic — San Antonio, TX	Minimed Distribution Group	145,025	100%	2/5 yr.	$2,755,475		$19.00	6/30/2011 – 10/31/2020
Dr. Pepper — Harvey, IL	American Bottling Company	40,410	100%	2/5 yr.	282,396	(5)	6.99	4/5/2012 – 2/29/2024
Safelite Corporate Office — Columbus, OH	Safelite Glass Corp.	41,792	100%	—	376,128	(6)	9.00	4/30/2012 – 5/31/2022
United Launch Alliance — Centennial, CO	United Launch Alliance, LLC	167,917	100%	2/5 yr.	2,031,796	(7)	12.10	7/31/2012 – 8/31/2022
HCA, Inc. — Irving, TX	HSS Systems, LLC	94,137	100%	1/5 yr.	588,356	(8)	6.25	9/27/2012 – 1/31/2013
			100%		1,176,713	(8)	12.50	2/1/2013 – 1/31/2022
American Tire — Colorado Springs, CO	American Tire Distributors, Inc.	125,060	100%	2/5 yr.	656,565	(9)	5.25	9/28/2012 – 9/30/2023
Elizabeth Arden — Roanoke, VA	Elizabeth Arden, Inc.	399,182	100%	2/5 yr.	1,708,499	(10)	4.28	11/9/2012 – 9/30/2023
Honeywell International — Fort Mill, SC	Hand Held Products, Inc.	60,044	100%	3/5 yr.	701,811	(11)	11.69	11/30/2012 – 10/4/2022
Amazon — Spartanburg, SC	Amazon.com.dedc, LLC	1,016,110	100%	4/5 yr.	3,939,131	(12)	3.88	12/17/2012 – 9/30/2027
Toro — Ankeny, IA	The Toro Company	450,139	100%	3/5 yr.	1,381,920	(13)	3.07	12/17/2012 – 12/31/2027
Compass Group — Charlotte, NC	Compass Group USA, Inc.	226,657	80%	2/5 yr.	3,645,317	(10)	16.08	12/19/2012 – 12/31/2023
	Lend Lease (US) Construction, Inc.	39,921	14%	1/5 yr.	841,136	(10)	21.07	12/19/2012 – 9/30/2017
	United States Postal Service	17,46	16%	2/5 yr.	408,094	(43)	21.07	12/19/2012 – 5/31/2016
Aon — Lincolnshire, IL	Aon Corporation	222,717	100%	1/5 yr.	1,559,019	(14)	7.00	12/21/2012 – 12/31/2022
FedEx — Salt Lake City, UT	FedEx Ground Package System, Inc.	150,300	100%	2/5 yr.	867,606		5.77	12/27/2012 – 9/30/2017
					943,086		6.27	10/1/2017 – 9/30/2022
Fresenius — Prairieville, LA	Bio-Medical Applications of Louisiana, LLC	5,900	100%	2/5 yr.	93,810		15.90	1/18/2013 – 9/30/2015
					94,514	(15)	16.02	4/1/2017 – 12/31/2022
Fresenius — Jackson, LA	Bio-Medical Applications of Louisiana, LLC	6,083	100%	3/5 yr.	89,420		14.70	1/18/2013 – 3/31/2017
					90,091	(15)	14.80	11/25/2021 – 12/31/2022
Fresenius — Baton Rouge (Realtors Ave), LA	Bio-Medical Applications of Louisiana, LLC	7,350	100%	2/5 yr.	102,900		14.00	1/18/2013 – 1/24/2021
					103,672	(15)	14.10	11/25/2021 – 12/31/2022

Appendix I-61

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Base Rent per Square Foot (3)	Lease Term (4)

Fresenius — Baton Rouge (North Blvd), LA	Bio-Medical Applications of Louisiana, LLC	8,000	100%	2/5 yr.	$129,600		$16.20	1/18/2013 – 1/31/2015
					130,572	(15)	16.32	2/1/2015 – 12/31/2022
Fresenius — Plaquemine, LA	Bio-Medical Applications of Louisiana, LLC	5,882	100%	1/5 yr.	122,816		20.88	1/18/2013 – 5/31/2013
					120,581	(15)	20.50	6/1/2013 – 12/31/2014
Fresenius — Denham Springs, LA	Bio-Medical Applications of Louisiana, LLC	7,360	100%	3/5 yr.	182,160		24.75	1/18/2013 – 10/10/2017
					183,526	(15)	24.94	10/11/2017 – 12/31/2022
FedEx — Asheville, NC	Federal Express Corporation	32,599	100%	2/5 yr.	179,786		5.52	3/12/2013 – 11/30/2019
PNC — Philadelphia, PA	PNC Bank, N.A.	441,000	100%	1/10 yr.	3,969,000		9.00	3/13/2013 – 12/31/2013
					5,071,500		11.50	1/1/2014 – 12/31/2014
					5,402,250		12.25	1/1/2015 – 12/31/2019
					6,063,750		13.75	1/1/2020 – 12/31/2024
FedEx — McAlester, OK	FedEx Ground Package System, Inc.	24,313	100%	2/5 yr.	200,256		8.24	4/5/2013 – 8/31/2022
F5 Networks — Seattle, WA	F5 Networks, Inc.	299,643	100%	2/5 yr.	8,425,389	(16)	28.12	4/8/2013 – 7/31/2022
Evonik — Parsippany, NJ	Evonik Degussa Corporation	150,500	100%	2/5 yr.	3,762,500		25.00	4/23/2013 – 11/30/2015
					3,875,375		25.75	12/1/2015 – 11/30/2019
					4,025,875		26.75	12/1/2019 – 11/30/2023
Sanofi-Aventis — Bridgewater, NJ	Sanofi US Services Inc.	205,439	100%	7/5 yr.	4,519,658		22.00	4/26/2013 – 7/5/2016
					5,033,256		24.50	7/6/2016 – 7/5/2021
					5,598,213		27.25	7/6/2021 – 7/31/2026
Stantec — Rocklin, CA	Stantec Consulting Services, Inc.	19,001	100%	—	308,496	(17)	16.24	4/30/2013 – 2/28/2023
Hillshire Brands — Chicago, IL	The Hillshire Brands Company	233,869	95%	2/5 yr.	5,067,079	(10)	22.85	5/17/2013 – 1/31/2028
FedEx — Chillicothe, OH	FedEx Ground Package System, Inc.	43,824	100%	2/5 yr.	361,923		8.26	5/20/2013 – 9/30/2022
FedEx — Pocatello, ID	FedEx Ground Package System, Inc.	33,394	100%	2/5 yr.	369,663		11.07	5/20/2013 – 9/30/2022
HD Supply — New Braunfels, TX	HD Supply Facilities Maintenance, Ltd.	62,812	100%	2/5 yr.	997,455	(18)	15.88	5/21/2013 – 7/31/2025
FedEx — Rockford, IL	Federal Express Corporation	38,360	100%	2/5 yr.	173,040		4.51	6/10/2013 – 6/30/2023
Harvard Vanguard — Concord, MA	Harvard Vanguard Medical Associates, Inc.	49,250	100%	3/10 yr.	1,600,625	(19)	32.5	7/1/2013 – 6/30/2030

Appendix I-62

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Base Rent per Square Foot (3)	Lease Term (4)

Men's Wearhouse — Houston, TX	The Men's Wearhouse, Inc.	206,362	100%	2/5 yr.	$3,085,112		$14.95	6/24/2013 – 8/31/2017
					3,611,335	(10)	17.59	9/1/2017 – 8/31/2027
Allstate Office Campus — Irving, TX	Allstate Insurance Company	458,338	100%	3/5 yr.	5,322,864	(10)	11.61	6/27/2013 – 6/30/2025
Texas Health — Rockwall, TX	Rockwall Regional Hospital, LLC	16,605	100%	2/5 yr.	381,915	(10)	23.00	6/27/2013 – 6/30/2023
FedEx — Brookfield, MO	FedEx Ground Package System, Inc.	16,097	100%	2/5 yr.	172,243		10.70	7/2/2013 – 6/30/2022
FedEx — South Point, OH	FedEx Ground Package System, Inc.	75,262	100%	2/5 yr.	461,848		6.14	7/3/2013 – 2/28/2023
FedEx — Pueblo, CO	FedEx Ground Package System, Inc.	54,199	100%	2/5 yr.	465,186		8.58	7/30/2013 – 5/31/2023
BJ's Wholesale Club — Burlington, NJ	BJ's Wholesale Club, Inc.	633,836	100%	4/5 yr.	3,228,759	(20)	5.09	7/30/2013 – 7/31/2033
Amazon — Chesterfield, VA	Amazon.com. kydc, LLC	1,016,281	100%	4/5 yr.	4,732,894	(12)	4.66	7/31/2013 – 9/30/2027
Amazon — Murfreesboro, TN	Amazon.com. dedc, LLC	1,016,281	100%	4/5 yr.	4,195,206	(12)	4.13	7/31/2013 – 9/30/2027
Duke University Health System — Durham, NC	Duke University Health System, Inc.	126,225	100%	1/5 yr.	2,081,138	(21)	16.49	8/5/2013 – 8/31/2024
AT&T — Plano, TX	AT&T Services, Inc.	190,690	100%	4/5 yr.	1,253,892	(10)	6.58	8/8/2013 – 8/31/2025
Trex — Fernley, NV	Trex Company, Inc.	337,500	100%	2/5 yr.	1,093,500	(22)	3.24	8/16/2013 – 5/31/2025
FedEx — Minot, ND	FedEx Ground Package System, Inc.	24,310	100%	2/5 yr.	310,182		12.76	8/27/2013 – 5/31/2023
American Tire Distributors — Albany, NY	American Tire Distributors, Inc.	125,000	100%	2/5 yr.	795,392		6.36	9/6/2013 – 6/30/2018
					873,517		6.99	7/1/2018 – 7/1/2023
C.R. Bard — Tempe, AZ	C.R. Bard, Inc.	82,257	100%	2/5 yr.	1,090,831	(23)	13.26	9/10/2013 – 3/31/2019
Caremark — Phoenix, AZ	Caremark, L.L.C.	99,734	100%	2/5 yr.	1,321,475		13.25	9/10/2013 – 12/31/2014
					1,371,342	(24)	13.75	1/1/2015 – 12/31/2018
Acxiom — Redwood City, CA	Acxiom Corporation	62,721	100%	1/5 yr.	2,257,956	(10)	36.00	9/10/2013 – 11/30/2025
Boise Paper Holdings — Denver, CO	Tharco Containers, Inc.	393,971	100%	2/5 yr.	1,260,707	(25)	3.20	9/10/2013 – 7/31/2020
Bestronics — San Jose, CA	Bestronics, Inc.	71,750	100%	1/5 yr.	559,650		7.80	9/10/2013 – 2/28/2015
					662,970	(21)	9.24	3/1/2015 – 2/28/2016
Devry University — Phoenix, AZ	Devry Inc.	122,646	100%	2/5 yr.	1,343,484		10.95	9/10/2013 – 5/31/2014
					1,612,181	(26)	13.14	6/1/2014 – 5/31/2024
FedEx — Bemidji, MN	FedEx Ground Package System, Inc.	21,662	100%	2/5 yr.	183,072		8.45	9/16/2013 – 5/31/2023

Appendix I-63

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Base Rent per Square Foot (3)	Lease Term (4)

Orchard Supply — San Jose, CA	Orchard Supply Hardware Store LLC	75,621	100%	—	$1,334,748	(21)	$17.65	9/20/2013 – 11/14/2026
CSG Systems — Omaha, NE	CSG Systems International, Inc.	202,566	100%	3/5 yr.	3,252,969	(22)	16.06	9/30/2013 – 9/30/2024
DaVita Dialysis — Victoria, TX	Renal Treatment Centers — Southeast, LP	6,849	100%	3/5 yr.	143,829	(27)	21.00	9/30/2013 – 6/29/2026
Noble Energy — Houston, TX	Noble Energy, Inc.	497,477	100%	1/15 yr.	6,964,678	(23)	14.00	10/11/2013 – 5/16/2028
FedEx — Colorado Springs, CO	FedEx Corporate Services, Inc.	155,808	100%	2/5 yr.	1,900,468	(21)	12.20	11/1/2013 – 10/31/2024
TGS-NOPEC — Houston, TX	TGS — NOPEC Geophysical Company	97,295	100%	5/5 yr.	1,920,603	(10)	19.74	11/1/2013 – 10/3/2025
Lattice Semiconductor — San Jose, CA	Lattice Semiconductor Corporation	98,874	100%	1/5 yr.	2,076,354	(28)	21.00	11/8/2013 – 9/30/2026
GN Store Nord (Beltone) — Glenview, IL	GN Hearing Corporation	48,911	100%	—	831,487	(10)	17.00	11/12/2013 – 12/31/2023
Magellan Health Services — Maryland Heights, MO	Magellan Health Services, Inc.	232,521	100%	1/5 yr.	3,022,773	(29)	13.00	11/13/2013 – 1/31/2025
ServiceNow — Santa Clara, CA	ServiceNow, Inc.	148,866	100%	2/5 yr.	4,465,980	(30)	30.00	11/15/2013 – 4/30/2024
L-3 Communications — Arlington, TX	L-3 Communications Corporation	182,630	100%	2/5 yr.	1,004,465	(31)	5.50	11/25/2013 – 8/31/2023
FedEx — Fort Smith, AR	FedEx Ground Package System, Inc.	64,211	100%	2/5 yr.	421,000		6.56	11/27/2013 – 7/31/2023
Tesoro — San Antonio, TX	Tesoro Corporation	618,017	100%	4/5 yr.	12,592,223	(32)	20.38	12/9/2013 – 5/31/2029
American Tire Distributors — Lincoln, NE	American Tire Distributors, Inc.	193,760	100%	2/5 yr.	863,284	(10)	4.46	12/12/2013 – 6/30/2023
SkinMedica — Carlsbad, CA	SkinMedica, Inc.	81,712	100%	2/7 yr.	1,470,816	(33)	18.00	12/17/2013 – 4/30/2027
Restoration Hardware — North East, MD	Restoration Hardware, Inc.	1,194,744	100%	3/5 yr.	4,530,892	(10)	3.79	12/18/2013 – 2/29/2028
McKesson Corporation — Clear Brook, VA	McKesson Medical — Surgical Inc.	450,163	100%	2/5 yr.	1,827,662	(34)	4.06	12/18/2013 – 5/24/2023
Primerica — Duluth, GA	Primerica Life Insurance Company	344,476	100%	2/5 yr.	4,512,636	(35)	13.10	12/19/2013 – 6/30/2028
Dupont Pioneer — Johnston, IA	E.I. Dupont De Nemours and Company	198,554	100%	—	2,994,827	(36)	15.08	12/19/2013 – 1/2/2027
Holy Spirit Hospital — Susquehanna Township, PA	Holy Spirit Hospital of the Sisters of Christian Charity	30,408	100%	2/5 yr.	711,895	(37)	23.40	112/19/2013 – 3/31/2028
American Tire Distributors — Lewis Center, OH	American Tire Distributors, Inc.	125,060	100%	2/5 yr.	669,071	(10)	5.35	12/20/2013 – 12/31/2024
FedEx — Lafayette, LA	FedEx Ground Package System, Inc.	60,335	100%	2/5 yr.	511,200		8.47	12/20/2013 – 8/31/2020

Appendix I-64

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Base Rent per Square Foot (3)	Lease Term (4)

Church & Dwight Co. — Ewing Township, NJ	Church & Dwight Co., Inc.	250,086	100%	2/10 yr.	$5,412,500		$21.64	12/23/2013 – 5/31/2033
Red Hat — Westford, MA	Red Hat, Inc.	175,000	100%	3/5 yr.	3,052,500	(38)	17.44	12/26/2013 – 5/31/2025
United States Secret Service — Miami, FL	Rubicon GSAII/BSM, Ltd.	78,634	100%	—	2,053,920	(39)	26.12	1/10/2014 – 12/31/2024
Advanced Bionics — Valencia, CA	Advanced Bionics LLC	146,385	100%	2/5 yr.	2,919,865	(40)	19.95	1/15/2014 – 10/31/2024
Lonza — Alpharetta, GA	Arch Chemical, Inc. & Lonza America Inc.	63,659	100%	2/5 yr.	652,505	(41)	10.25	2/25/2014 – 12/31/2025
	PPG Architectural Finishes, Inc.	30,304	100%	—	469,716		15.50	2/25/2014 – 12/31/2015
General Mills — Kalamazoo, MI	General Mills, Inc.	158,497	100%	3/5 yr.	132,000		0.84	8/1/2014 – 7/31/2024
					2,074,720	(5)	13.23	8/1/2014 – 7/31/2024
American Tire Distributors — Baton Rouge, LA	American Tire Distributors, Inc.	125,000	100%	2/5 yr.	778,575	(5)	6.23	3/31/2014 – 2/29/2024
AT&T — Plano, TX	AT&T Services, Inc.	234,534	100%	5/5 yr.	1,319,243	(10)	5.62	4/15/2014 – 4/30/2026
Arris — Santa Clara, CA	General Instrument Corporation	131,680	100%	2/5 yr.	3,081,312	(42)	23.40	5/30/2014 – 7/31/2024
Energizer — RockHill, SC	Exel Inc.	945,023	100%	2/5 yr.	2,882,320	(5)	3.05	6/26/2014 – 6/25/2024
Express Scripts — St. Louis, MO	Express Scripts, Inc.	219,644	100%	2/5 yr.	3,639,940	(35)	16.57	6/30/2014 – 5/31/2024
Avnet — Obetz, OH	Avnet, Inc.	581,678	100%	1/3 yr.	2,353,109	(10)	4.05	10/1/2014 – 9/30/2026

(1)
Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the respective property.

(2)
Represents number of renewal options and the term of each option.

(3)
Effective annual base rent and effective base rent per square foot include adjustments for rent concessions or abatements, if any.

(4)
Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancellable lease term, assuming no renewals are exercised. Pursuant to the lease, the tenant is required to pay substantially all operating expenses in addition to base rent.

(5)
The annual base rent under the lease increases every five years by 10% of the then-current annual base rent.

(6)
The annual base rent under the lease increases every year by $0.25 per square foot of the then-current annual base rent.

(7)
The annual base rent under the lease increases every year by an average of 4.5% of the then-current annual base rent.

(8)
The same lease covers both the 9/27/2012 to 1/31/2013 term and the 2/1/2013 to 1/31/2022 term. The annual base rent under the lease increases by an average of $0.50 per square foot for each year beginning on 2/1/2014.

(9)
The annual base rent under the lease increases by an average of $0.27 per square foot every three years.

(10)
The annual base rent under the lease increases every year by an average of 2% of the then-current annual base rent.

(11)
The annual base rent under the lease increases every year by approximately 1.6% of the then-current annual base rent.

(12)
The annual base rent under the lease increases every year by approximately 1.4% of the then-current annual base rent.

(13)
The annual base rent under the lease increases every year an average of 2.0% of the then-current annual base rent.

Appendix I-65

(14)
The annual base rent under the lease increases every year by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding year period or 3.5% of the then-current annual base rent.

(15)
The annual base rent under the lease increases by 0.75% of the then-current annual base rent beginning on January 1 of the following year and at the beginning of each calendar year thereafter.

(16)
The annual base rent under the lease increases every year by $1.00 per square foot.

(17)
The annual base rent under the lease increases every five years by 5.0% of the then-current annual base rent, with the initial increase occurring in August 2015.

(18)
The annual base rent under the lease increases every year by the increase in the Consumer Price Index over the preceding year, not to exceed 6.0% for any given year.

(19)
The annual base rent under the lease increases every five years by approximately 5.5% of the then-current annual base rent.

(20)
The annual base rent under the lease increases every year by the lesser of the cumulative percentage increase in the Consumer Price Index over the preceding annual period or 2.0% of the then-current annual base rent.

(21)
The annual base rent under the lease increases every year by an average of 2.5% of the then-current annual base rent.

(22)
Beginning on June 1, 2015, the annual base rent under the lease increases every year by an average of 3.0% of the then-current annual base rent.

(23)
The annual base rent under the lease increases every year by 3.0% of the then-current annual base rent.

(24)
Beginning on January 1, 2016, the annual base rent under the lease increases every year by an average of 1.8% of the then-current annual base rent.

(25)
Beginning on August 1, 2015, the annual base rent under the lease increases every year by an average of 4.0% of the then-current annual base rent.

(26)
Beginning on June 1, 2016, the annual base rent under the lease increases every year by an average of 4.0% of the then-current annual base rent.

(27)
The annual base rent under the lease increases each year by $0.50 per square foot.

(28)
Beginning on July 1, 2015, the annual base rent under the lease increases every year by approximately 3.0% of the then-current annual base rent.

(29)
The annual base rent under the lease increases every year by an average of 2.3% of the then-current annual base rent.

(30)
The annual base rent of $1,361,040 commenced on April 8, 2014, while the annual base rent of $3,104,940 commenced on May 1, 2014. The annual base rent under the lease increases every year by an average of 2% of the then-current annual base rent.

(31)
Beginning on September 1, 2018, the annual base rent under the lease increases by $0.25 per square foot of the then-current annual base rent.

(32)
The annual base rent under the lease increases every year by approximately 1.2% of the then-current annual base rent.

(33)
Beginning on May 1, 2014, the annual base rent under the lease increases by 5.0% of the then-current annual base rent.

(34)
Beginning on June 1, 2018, the annual base rent under the lease increases by $0.16 per square foot.

(35)
The annual base rent under the lease increases every year by approximately 1.5% of the then-current annual base rent.

(36)
The annual base rent under the lease increases every year by approximately 1.0% of the then-current annual base rent.

(37)
Beginning on April 1, 2014, the annual base rent increased to $794,865. The annual base rent increases every year thereafter by 2.5% of the then-current annual base rent.

(38)
On March 1, 2018 the annual base rent under the lease increases by 2.5% of the then-current annual base rent. On June 1, 2019 the annual base rent under the lease increases by 4.8% of the then-current annual base rent.

(39)
Beginning on January 1, 2018, the annual base rent under the lease increases by 8.4% of the then-current annual base rent.

(40)
Beginning on August 1, 2014 the building annual base rent increased to $2,933,556 and thereafter increases every year by 3.0% of the then-current annual base rent. The annual base rent for the parking garage increases every year by 3.0% of the then-current annual base rent.

Appendix I-66

(41)
Beginning on January 1, 2016, the annual base rent under the lease increases to $963,121, before increasing to $989,430 beginning on April 1, 2016. Thereafter, the annual base rent under the lease increases every year by an average of 2.7% of the then-current annual base rent.

(42)
Beginning on August 1, 2014, the annual base rent under the lease increases every year by an average of 3.0% of the then-current annual base rent.

(43)
The annual base rent under the lease increases every year by 3.5% of the then-current annual base rent.

Results of Operations

        Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate assets, including the Consolidated Joint Venture. The following table shows the property statistics of our real estate assets as of September 30, 2014 and 2013:

	September 30,
	2014	2013
Number of properties	87	56
Approximate rentable square feet	18.3 million	10.3 million
Percentage of rentable square feet leased	100%	100%

        The following table summarizes our real estate investment activity during the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Properties acquired	1	21	10	43
Approximate purchase price of acquired properties	$60.8 million	$483.8 million	$315.8 million	$1.1 billion
Approximate rentable square feet	0.7 million	4.8 million	2.7 million	7.1 million

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

        Revenue.    Revenue increased $33.2 million to $58.8 million for the three months ended September 30, 2014, compared to $25.6 million for the three months ended September 30, 2013. Our revenue consisted primarily of rental and other property income, which accounted for 85% of total revenue during the three months ended September 30, 2014 and 83% for the three months ended September 30, 2013. We also recorded tenant reimbursement income of $8.9 million and $4.4 million during the three months ended September 30, 2014 and 2013, respectively, related to certain operating expenses subject to reimbursement by tenants. The increases were due to owning 86 income-producing properties for the entire three months ended September 30, 2014 and purchasing one additional property during such period, compared to owning 35 properties during the three months ended September 30, 2013 and purchasing 21 additional properties during such period.

        General and administrative expenses.    General and administrative expenses increased $48,000 to $1.8 million for the three months ended September 30, 2014, compared to $1.7 million for the three months ended September 30, 2013. The increase was primarily due to an increase in escrow and trustee fees and expenses incurred during the three months ended September 30, 2014, compared to the three months ended September 30, 2013.

        Property operating expenses.    Property operating expenses increased $5.6 million to $10.0 million for the three months ended September 30, 2014, compared to $4.4 million for the three months ended September 30, 2013. The increase was primarily related to owning 86 properties for the entire three months ended September 30, 2014 and purchasing one additional property during such period, compared to owning 35 properties during the three months ended September 30, 2013 and purchasing 21 additional properties during such period. The primary property operating expenses were property taxes and repairs and maintenance.

Appendix I-67

        Advisory expenses.    Pursuant to the advisory agreement with CCI Advisors and based upon the amount of our current invested assets, we are required to pay to CCI Advisors a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets up to $2.0 billion and one-twelfth of 0.70% of the average invested assets between $2.0 billion to $4.0 billion. Additionally, we may be required to reimburse certain expenses incurred by CCI Advisors in providing such advisory services, subject to limitations as set forth in the advisory agreement. Advisory fees and expenses increased $2.7 million to $5.1 million for the three months ended September 30, 2014, compared to $2.4 million for the three months ended September 30, 2013. The increase was primarily related to owning 86 properties for the entire three months ended September 30, 2014 and purchasing one additional property during such period, compared to owning 35 properties during the three months ended September 30, 2013 and purchasing 21 additional properties during such period.

        Acquisition and merger-related expenses.    Acquisition and merger-related expenses consisted of $1.4 million for property-related acquisition expenses and $3.0 million for legal, consulting and other expenses related to the Merger for the three months ended September 30, 2014 and $11.8 million for property-related acquisition expenses for the three months ended September 30, 2013. Property-related acquisition expenses decreased $10.4 million to $1.4 million for the three months ended September 30, 2014, compared to $11.8 million for the three months ended September 30, 2013.

        Depreciation and amortization expenses.    Depreciation and amortization expenses increased $11.7 million to $21.6 million for the three months ended September 30, 2014, compared to $9.9 million for the three months ended September 30, 2013. The increase was primarily the result of incurring depreciation and amortization expenses related to 87 properties owned or acquired during the three months ended September 30, 2014, compared to depreciation and amortization expenses incurred on 56 properties owned or acquired during the three months ended September 30, 2013.

        Interest expense.    Interest expense increased $4.3 million to $7.4 million for the three months ended September 30, 2014, compared to $3.1 million for the three months ended September 30, 2013. The increase was primarily related to an increase in the average amount outstanding under the Credit Facility and notes payable to $979.1 million during the three months ended September 30, 2014, compared to $314.1 million for the three months ended September 30, 2013, partially offset by a decrease in the weighted average interest rate to 2.2% as of September 30, 2014, compared to 3.9% as of September 30, 2013.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended Ended September 30, 2013

        Revenue.    Revenue increased $120.9 million to $168.8 million for the nine months ended September 30, 2014, compared to $47.9 million for the nine months ended September 30, 2013. Our revenue consisted primarily of rental and other property income, which accounted for 85% and 83% of total revenue during the nine months ended September 30, 2014 and 2013, respectively. We also recorded tenant reimbursement income of $25.0 million and $7.9 million during the nine months ended September 30, 2014 and 2013, respectively, related to certain operating expenses subject to reimbursement by tenants. The increases were due to owning 77 income-producing properties for the entire nine months ended September 30, 2014 and purchasing ten additional properties during such period, compared to owning 13 properties during the nine months ended September 30, 2013 and purchasing 43 additional properties during such period.

        General and administrative expenses.    General and administrative expenses increased $1.8 million to $5.2 million for the nine months ended September 30, 2014, compared to $3.4 million for the nine months ended September 30, 2013. The increase was primarily due to an increase in escrow and trustee fees and expenses, unused fees on the Credit Facility, and corporate insurance incurred during the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013.

Appendix I-68

        Property operating expenses.    Property operating expenses increased $19.7 million to $27.7 million for the nine months ended September 30, 2014, compared to $8.0 million for the nine months ended September 30, 2013. The increase was primarily related to owning 77 properties for the entire nine months ended September 30, 2014 and purchasing ten additional properties during such period, compared to owning 13 properties during the nine months ended September 30, 2013 and purchasing 43 additional properties during such period. The primary property operating expenses were property taxes and repairs and maintenance.

        Advisory expenses.    Pursuant to the advisory agreement with CCI Advisors and based upon the amount of our current invested assets, we are required to pay to CCI Advisors a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets up to $2.0 billion and one-twelfth of 0.70% of the average invested assets between $2.0 billion to $4.0 billion. Additionally, we may be required to reimburse certain expenses incurred by CCI Advisors in providing such advisory services, subject to limitations as set forth in the advisory agreement. Advisory fees and expenses increased $10.4 million to $14.8 million for the nine months ended September 30, 2014, compared to $4.4 million for the nine months ended September 30, 2013. The increase was primarily related to owning 77 properties for the entire nine months ended September 30, 2014 and purchasing ten additional properties during such period, compared to owning 13 properties during the nine months ended September 30, 2013 and purchasing 43 additional properties during such period.

        Acquisition and merger-related expenses.    Acquisition and merger-related expenses consisted of $7.5 million for property- related acquisition expenses and $4.0 million for legal, consulting and other expenses related to the Merger for the nine months ended September 30, 2014 and $29.7 million for property-related acquisition expenses for the nine months ended September 30, 2013. Property-related acquisition expenses decreased $22.2 million to $7.5 million for the nine months ended September 30, 2014, compared to $29.7 million for the nine months ended September 30, 2013.

        Depreciation and amortization expenses.    Depreciation and amortization expenses increased $43.6 million to $62.1 million for the nine months ended September 30, 2014, compared to $18.5 million for the nine months ended September 30, 2013. The increase was primarily the result of incurring depreciation and amortization expense related to 87 properties owned or acquired during the nine months ended September 30, 2014, compared to depreciation and amortization incurred on 56 properties owned or acquired during the nine months ended September 30, 2013.

        Interest expense.    Interest expense increased $12.9 million to $20.8 million for the nine months ended September 30, 2014, compared to $7.9 million for the nine months ended September 30, 2013. The increase was primarily related to an increase in the average amount outstanding under the Credit Facility and notes payable to $882.6 million during the nine months ended September 30, 2014, compared to $179.6 million for the nine months ended September 30, 2013, partially offset by a decrease in the weighted average interest rate to 2.2% as of September 30, 2014, compared to 3.9% as of September 30, 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Revenue.    Revenue increased $79.6 million to $87.1 million for the year ended December 31, 2013, compared to $7.5 million for the year ended December 31, 2012. Our revenue consisted primarily of rental and other property income, which accounted for 86% and 78% of total revenues during the years ended December 31, 2013 and 2012, respectively. We also paid certain operating expenses subject to reimbursement by the tenant, which resulted in $12.0 million and approximately $1.7 million in tenant reimbursement income during the years ended December 31, 2013 and 2012, respectively. The increase in rental revenue was primarily due to owning one property for the entire year and purchasing 12 income-producing properties during the year ended December 31, 2012 as compared to owning 13

Appendix I-69

properties for the entire year and purchasing 64 additional properties during the year ended December 31, 2013.

        General and administrative expenses.    General and administrative expenses increased $4.8 million to $5.7 million for the year ended December 31, 2013, compared to $965,000 for the year ended December 31, 2012. The increase was primarily due to incurring operating expenses reimbursable to CCI Advisors during the year ended December 31, 2013, while such expenses were waived by CCI Advisors during the year ended December 31, 2012, combined with incurring unused fees on the secured credit facility (the "Secured Credit Facility"), which we terminated during the year ended December 31, 2013, and the Credit Facility during the year ended December 31, 2013. The increase was also due to an increase in organization costs and state income and franchise taxes, primarily due to an increase in equity and real estate owned during the year ended December 31, 2013.

        Property operating expenses.    Property operating expenses increased approximately $13.2 million to $14.9 million for the year ended December 31, 2013, compared to $1.7 million for the year ended December 31, 2012. The increase was primarily due to owning one property for the entire year and purchasing 12 income producing properties during the year ended December 31, 2012 as compared to owning 13 properties for the entire year and purchasing 64 additional properties during the year ended December 31, 2013.

        Advisory fees and expenses.    Pursuant to the advisory agreement with CCI Advisors, we are required to pay to CCI Advisors a monthly advisory fee equal to one-twelfth of 0.75% of the average invested assets. Additionally, we may be required to reimburse certain expenses incurred by CCI Advisors in providing such advisory services, subject to limitations as set forth in the advisory agreement. Advisory fees and expenses for the year ended December 31, 2013 totaled $8.1 million. There were no advisory fees and expenses for the year ended December 31, 2012 as CCI Advisors waived these fees and expenses during this period.

        Acquisition related expenses.    Acquisition related expenses increased approximately $47.9 million to $54.1 million for the year ended December 31, 2013, compared to $6.2 million for the year ended December 31, 2012. The increase related to the acquisition of 64 properties for $2.1 billion during the year ended December 31, 2013, compared to the acquisition of 12 properties for $259.9 million during the year ended December 31, 2012.

        Depreciation and amortization.    Depreciation and amortization expenses increased approximately $30.2 million to $32.7 million for the year ended December 31, 2013, compared to $2.5 million for the year ended December 31, 2012. The increase was primarily the result of incurring depreciation and amortization expense for 77 properties during the year ended December 31, 2013, compared to incurring depreciation and amortization for only 13 properties during the year ended December 31, 2012.

        Interest expense.    Interest expense increased $11.6 million to approximately $13.0 million for the year ended December 31, 2013, compared to $1.4 million for the year ended December 31, 2012. The increase primarily related to an increase in the average amount outstanding under the Credit Facility and notes payable to $457.5 million during the year ended December 31, 2013, compared to $92.6 million during the year ended December 31, 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Revenue.    Revenue increased $5.7 million to $7.5 million for the year ended December 31, 2012, compared to $1.8 million for the year ended December 31, 2011. Our revenue consisted primarily of rental and other property income, which accounted for 78% and 80% of total revenues during the years ended December 31, 2012 and 2011, respectively. We also paid certain operating expenses subject

Appendix I-70

to reimbursement by the tenant, which resulted in $1.7 million and approximately $363,000 in tenant reimbursement income during the years ended December 31, 2012 and 2011, respectively. The increase was due to purchasing and owning one income producing property for six months during the year ended December 31, 2011, compared to owning one property for the entire year and purchasing 12 additional properties during the year ended December 31, 2012.

        General and administrative expenses.    General and administrative expenses increased $493,000 to $965,000 for the year ended December 31, 2012, compared to $472,000 for the year ended December 31, 2011. The increase was due to an increase in insurance, accounting fees, legal fees, other professional fees, other organization costs and state income taxes incurred during the year ended December 31, 2012.

        Property operating expenses.    Property operating expenses increased approximately $1.4 million to $1.7 million for the year ended December 31, 2012, compared to $368,000 for the year ended December 31, 2011. The increase was primarily related to the increase in the number of properties owned and acquired during the year ended December 31, 2012 compared to the year ended December 31, 2011.

        Acquisition related expenses.    Acquisition related expenses increased approximately $5.5 million to $6.2 million for the year ended December 31, 2012, compared to $719,000 for the year ended December 31, 2011. The increase related to the acquisition of 12 properties for $259.9 million during the year ended December 31, 2012, compared to the acquisition of one property for $32.9 million during the year ended December 31, 2011.

        Depreciation and amortization.    Depreciation and amortization expenses increased approximately $1.9 million to $2.5 million for the year ended December 31, 2012, compared to $643,000 for the year ended December 31, 2011. The increase was primarily the result of incurring depreciation and amortization expense for 13 properties during the year ended December 31, 2012, compared to incurring depreciation and amortization for only one property during the year ended December 31, 2011.

        Interest expense.    Interest expense increased $603,000 to approximately $1.4 million for the year ended December 31, 2012, compared to $791,000 for the year ended December 31, 2011. The increase primarily related to interest expense incurred on the Secured Credit Facility, which was entered into during the year ended December 31, 2012.

Funds From Operations, Modified Funds From Operations and Adjusted Funds From Operations

        Funds From Operations ("FFO") is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts ("NAREIT") and widely recognized by investors as one measure of operating performance of a real estate company. The FFO calculation excludes items such as real estate depreciation and amortization. Depreciation and amortization as applied in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, it is management's view, and we believe the view of many industry investors, that the presentation of operating results for real estate companies by using the historical cost accounting method alone is insufficient. We compute FFO in accordance with NAREIT's definition.

        In addition to FFO, we use Modified Funds From Operations ("MFFO") as a non-GAAP supplemental financial performance measure to evaluate the operating performance of our real estate portfolio. MFFO, as defined by our company, excludes from FFO acquisition and merger-related costs that are required to be expensed in accordance with GAAP. In evaluating the performance of our portfolio over time, management believes that excluding these costs from FFO provides investors with

Appendix I-71

supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the Company's portfolio over time.

        In addition to FFO and MFFO, we use Adjusted Funds from Operations ("AFFO") as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. AFFO, as defined by our company, excludes from MFFO items such as straight-line rental revenue and certain charges such as amortization of intangibles. The Company's management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of the Company's portfolio over time, including after the Company ceases to acquire properties on a frequent and regular basis. AFFO also allows for a comparison of the performance of the Company's operations with traded REITs that are not currently engaging in acquisitions and mergers, as well as a comparison of the Company's performance with that of other non-traded REITs, as AFFO, or an equivalent measure, is routinely reported by traded and non-traded REITs, and we believe often used by investors for comparison purposes.

        For all of these reasons, we believe FFO, MFFO, and AFFO, in addition to net income and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which the Company's management evaluates the performance of the Company over time. However, not all REITs calculate FFO, MFFO and AFFO the same way, so comparisons with other REITs may not be meaningful. FFO, MFFO and AFFO should not be considered as alternatives to net income or to cash flows from operating activities, and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs.

        MFFO and AFFO may provide investors with a view of our future performance and of the sustainability of our current distributions policy. However, because MFFO and AFFO exclude items that are an important component in an analysis of the historical performance of a property, MFFO and AFFO should not be construed as historic performance measures. None of the SEC, NAREIT, or any other regulatory body has evaluated the acceptability of the exclusions contemplated to adjust FFO in order to calculate MFFO and AFFO and its use as a non-GAAP financial performance measure.

        FFO, MFFO and AFFO are influenced by the timing of acquisitions and the operating performance of our real estate investments. Our calculations of FFO, MFFO and AFFO, and reconciliation to net income, which is the most directly comparable GAAP financial measure, are presented in the table below for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss) attributable to the Company	$8,393	$(7,710)	$26,741	$(23,998)
Depreciation and amortization	21,546	9,882	61,878	18,507

Funds from operations (FFO)	29,939	2,172	88,619	(5,491)
Acquisition and merger-related expenses	4,401	11,754	11,455	29,691

Modified funds from operations (MFFO)	34,340	13,926	100,074	24,200
Above market lease amortization	168	132	325	229
Below market lease amortization	(1,011)	(478)	(2,637)	(927)
Straight-line rent	(4,272)	(3,384)	(14,417)	(5,911)
Amortization of deferred financing costs	732	444	2,133	1,021

Adjusted funds from operations (AFFO)	$29,957	$10,640	$85,478	$18,612

Appendix I-72

Distributions

        Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period, commencing on January 1, 2014 and ending on December 31, 2014.

        During the nine months ended September 30, 2014, we paid distributions of $95.4 million, including $51.0 million through the issuance of shares pursuant to the DRIP. During the nine months ended September 30, 2013, we paid distributions of $21.7 million, including $12.2 million through the issuance of shares pursuant to the DRIP. Net cash provided by operating activities for the nine months ended September 30, 2014 was $74.1 million and reflected a reduction for real estate acquisition-related expenses incurred of $7.5 million, in accordance with GAAP. Net cash provided by operating activities for the nine months ended September 30, 2013 was $3.3 million and reflected a reduction for real estate acquisition-related expenses incurred of $29.7 million, in accordance with GAAP. We treat our real estate acquisition-related expenses as funded by proceeds from the Offerings, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock for the nine months ended September 30, 2014 are considered a source of our distributions to the extent that real estate acquisition-related expenses have reduced net cash flows used in operating activities. As such, our 2014 distributions were funded by net cash provided by operating activities of $74.1 million, or 77.7%, proceeds from the issuance of common stock, including excess proceeds from the Offering from prior periods, of $16.0 million, or 16.8%, and proceeds from the Credit Facility of $5.3 million, or 5.5%. The distributions paid during the nine months ended September 30, 2013 were funded by net cash provided by operating activities of $3.3 million, or 15.2%, and the issuance of common stock of $18.4 million, or 84.8%.

Share Redemptions

        Our share redemption program permits our stockholders to sell their shares back to us after they have held them for at least one year, subject to significant conditions and limitations. The share redemption program provides that we will redeem shares of our common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. We will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Funding for the redemption of shares will be limited to the net proceeds we receive from the sale of shares under our DRIP Offering. In addition, we will redeem shares on a quarterly basis, at the rate of approximately 1.25% of the weighted average number of shares outstanding during the trailing 12 month period ending on the last day of the fiscal quarter for which the redemptions are being paid. During the nine months ended September 30, 2014, we redeemed 456,582 shares under our share redemption program for $4.5 million at an average redemption price of $9.68 per share. As of September 30, 2014, the Company had received valid redemption requests for an additional 212,000 shares, which were redeemed in full subsequent to September 30, 2014 for $2.1 million at an average redemption price of $9.68 per share. A valid redemption request is one that complies with the applicable requirements and guidelines of our current share redemption program. We have funded share redemptions with proceeds from the DRIP.

        On August 20, 2014, the Board, including all of the Company's independent directors, resolved to suspend the DRIP and the share redemption program.

Appendix I-73

Liquidity and Capital Resources

General

        Our principal demands for funds will be for real estate and real estate-related investments, for the payment of acquisition-related costs, operating expenses, distributions and principal and interest on any current and any future indebtedness. Generally, cash needs for items other than acquisitions and acquisition-related expenses will be generated from operations of our current and future investments. As the Offering has closed, we expect to meet cash needs for acquisitions from borrowings under the Credit Facility, proceeds from the strategic sale of properties and cash flows from operations. The sources of our operating cash flows will primarily be provided by the rental income received from current and future leased properties. As of September 30, 2014, we had issued approximately 198.4 million shares of our common stock in the Offerings for gross offering proceeds of $2.0 billion, before share redemptions of 5.8 million shares and offering costs, selling commissions and dealer manager fees of $194.4 million.

        As of September 30, 2014, we had cash and cash equivalents of $29.1 million and available borrowings of $285.0 million under the Credit Facility. Additionally, as of September 30, 2014, we had unencumbered properties with a gross book value of $573.6 million, which may be used as collateral to secure additional financing in future periods or as additional collateral to facilitate the refinancing of current mortgage debt as it becomes due.

Short-term Liquidity and Capital Resources

        On a short-term basis, our principal demands for funds will be for operating expenses, distributions, and interest and principal on current and any future debt financings. We expect to meet our short-term liquidity requirements through net cash flows provided by operations, as well as secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions.

        We expect our operating cash flows to increase as we acquire additional properties. CCI Advisors paid the organizational and other offering costs associated with the sale of our common stock, which we reimbursed in an amount up to 1.5% of the gross proceeds of the Offering. As of September 30, 2014, CCI Advisors had paid offering and organization costs in excess of such 1.5% limit in connection with the Offering. These excess costs were not included in our financial statements because such costs were not a liability to us as they exceeded 1.5% of gross proceeds from the Offering.

Long-term Liquidity and Capital Resources

        On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate related investments and the payment of tenant improvements, acquisition-related expenses, operating expenses, distributions and interest and principal on any current and future indebtedness. We expect to meet our long-term liquidity requirements through proceeds from the cash flow from operations, and proceeds from secured or unsecured borrowings from banks and other lenders.

        We expect that substantially all cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from the Offering borrowings on the Credit Facility and/or future borrowings on unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from debt financings will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt or distributions to our stockholders in excess of cash flows from operations.

Appendix I-74

        As of September 30, 2014, we and the Consolidated Joint Venture had $1.0 billion of debt outstanding, with a weighted average interest rate of 2.23%. Our contractual obligations as of September 30, 2014 were as follows (in thousands):

	Payments due by period (1)(2)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments — fixed rate debt (3)	$257,510	$166	$18,479	$5,497	$233,368
Interest payments — fixed rate debt	69,618	10,245	19,361	18,572	21,440
Principal payments — variable rate debt (4)	40,233	—	40,233	—	—
Interest payments — variable rate debt	1,576	639	937	—	—
Principal payments — credit facility	715,000	—	—	715,000	—
Interest payments — credit facility (5)	55,643	15,182	30,363	10,098	—

Total	$1,139,580	$26,232	$109,373	$749,167	$254,808

(1)
The table does not include amounts due to CCI Advisors or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.

(2)
As of September 30, 2014, we had $41.0 million of variable rate debt effectively fixed through the use of an interest rate swap agreement. We used the effective interest rate fixed under our swap agreement to calculate the debt payment obligations in future periods.

(3)
Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly-owned properties and the Consolidated Joint Venture. As of September 30, 2014, the fair value adjustment, net of amortization, of mortgage notes assumed was $127,000.

(4)
A rate of 1.59% was used to calculate the variable debt payment obligations in future periods. This was the rate effective as of September 30, 2014.

(5)
Payment obligations for the Term Loan outstanding under the Credit Facility are based on the interest rate of 3.03% as of September 30, 2014, which was the rate fixed under the executed swap agreement that had the effect of fixing the variable interest rate per annum through the maturity date of October 2018. Payment obligations for the Revolving Loans outstanding were based on the weighted average interest rate in effect of 1.75% as of September 30, 2014.

        We expect to incur additional borrowings in the future to acquire additional properties and make other real estate related investments. There is no limitation on the amount we may borrow against any single improved property. Our future borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the North American Securities Administrators Association REIT Guidelines; however, we may exceed that limit if approved by a majority of our independent directors. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless the excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. Our advisor has set a target leverage ratio of 40% to 50% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets. As of September 30, 2014, our ratio of debt to total gross real estate assets, net of gross intangible lease liabilities, was 38%.

Cash Flow Analysis

        Operating Activities.    Net cash provided by operating activities increased $70.8 million to $74.1 million during the nine months ended September 30, 2014, compared to net cash provided by operating activities of $3.3 million for the nine months ended September 30, 2013. The increase was primarily due to an increase in net income of $50.9 million and an increase in depreciation and

Appendix I-75

amortization of $43.1 million, partially offset by an increase in working capital accounts of $23.2 million. See "— Results of Operations" for a more complete discussion of the factors impacting our operating performance.

        Investing Activities.    Net cash used in investing activities was $319.1 million for the nine months ended September 30, 2014, compared to $1.1 billion for the nine months ended September 30, 2013. The decrease was primarily due to a decrease in investment in real estate assets of $787.0 million.

        Financing Activities.    Net cash provided by financing activities decreased $1.2 billion to $210.0 million for the nine months ended September 30, 2014, compared to $1.4 billion for the nine months ended September 30, 2013. The decrease was primarily due to a decrease in net proceeds from the issuance of common stock under the Offering of $1.3 billion, a decrease in proceeds from the Credit Facility and notes payable, net of repayments, of $225.7 million, and an increase in distributions to investors of $34.9 million.

Election as a REIT

        We are taxed as a REIT under the Internal Revenue Code. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we, among other things, distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).

        If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated unaudited financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated unaudited financial statements.

Critical Accounting Policies and Estimates

        Our accounting policies have been established to conform to GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the following:

  •
  Investment in and Valuation of Real Estate Assets;

  •
  Allocation of Purchase Price of Real Estate Assets;

  •
  Derivative Instruments and Hedging Activities;

Appendix I-76

  •
  Revenue Recognition; and

  •
  Income Taxes.

        Except as set forth below, a complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2013. The information included in this joint proxy statement/prospectus should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2013, and related notes thereto.

Commitments and Contingencies

        We may be subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 8 to our condensed consolidated unaudited financial statements in this joint proxy statement/prospectus for further explanations.

Related-Party Transactions and Agreements

        We have entered into agreements with CCI Advisors and its affiliates whereby we have paid, and will continue to pay, certain fees to, or reimburse certain expenses of, CCI Advisors or its affiliates, such as acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 9 to our condensed consolidated unaudited financial statements in this joint proxy statement/prospectus for a further explanation of the various related-party transactions, agreements and fees.

Subsequent Events

        Certain events occurred subsequent to September 30, 2014 through the filing date of this joint proxy statement/prospectus. Refer to Note 11 to our condensed consolidated unaudited financial statements in this joint proxy statement/prospectus for further explanation.

Recent Accounting Pronouncements

        Refer to Note 3 to our condensed consolidated unaudited financial statements included in this joint proxy statement/prospectus for further explanation. There have been no accounting pronouncements issued, but not yet applied by us, that will significantly impact our financial statements.

Off-Balance Sheet Arrangements

        As of September 30, 2014 and December 31, 2013, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

        We have obtained variable rate debt financing to fund certain property acquisitions and therefore we are exposed to changes in LIBOR. We intend to manage our interest rate risk by limiting the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We have entered and may continue to enter into derivative financial instruments, such as interest rate swaps, in order to mitigate our interest rate risk. We have not entered, and do not intend to enter, into derivative or interest rate transactions for speculative

Appendix I-77

purposes. We may also enter into rate lock arrangements to lock interest rates on future borrowings. We may be exposed to credit and market risks including, but not limited to, the failure of any counterparty to perform under the terms of the derivative contract or the adverse effect on the value of the financial instrument resulting from a change in interest rates.

        As of September 30, 2014, we and the Consolidated Joint Venture had $455.2 million of variable rate debt, including the Revolving Loans, and therefore we are exposed to interest rate changes in LIBOR. As of September 30, 2014, a change of 50 basis points in interest rates would result in a change in interest expense of $2.3 million per year, assuming all of our derivatives remain effective hedges.

        As of September 30, 2014, we had two interest rate swap agreements outstanding, which mature between October 2018 and August 2020, with an aggregate notional amount under the swap agreements of $341.0 million and an aggregate net fair value of $1.8 million. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of September 30, 2014, an increase of 50 basis points in interest rates would result in an increase to the fair value of the derivative asset of $6.1 million.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

        As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our chief executive officer and chief financial officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this joint proxy statement/prospectus. Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of September 30, 2014, were effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the rules and forms promulgated under the Exchange Act, and is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosures.

Changes in Internal Control Over Financial Reporting

        No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the nine months ended September 30, 2014 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Appendix I-78